UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RumbleOn, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Class B common stock, par value $0.001 per share
(2)	Aggregate number of securities to which transaction applies: 5,833,333
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $35.85
(4)	Proposed maximum aggregate value of transaction: $209,144,530
(5)	Total fee paid: $22,818.00

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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TRANSACTION PROPOSED — YOUR VOTE IS VERY IMPORTANT

The board of directors (the “Board”) of RumbleOn, Inc., a Nevada corporation (“RumbleOn” or the “Company,” or “we,” “us,” and “our”), has approved a Plan of Merger and Equity Purchase Agreement dated March 12, 2021, as amended on June 17, 2021 (the “Transaction Agreement”) by and among the Company and certain of the Company’s wholly owned subsidiaries (each such subsidiary as defined in the Transaction Agreement, and collectively, the “Merger Subs”), Bill Coulter (“Coulter”), Mark Tkach, (“Tkach,” and together with Coulter, the “Principal Owners”), certain other persons who own equity interests in an aggregate of 46 entities operating under the RideNow brand of powersports (we refer these entities collectively as “RideNow” or the “Target Companies” and we refer to the other persons who own equity interests in the Target Companies, together with the Principal Owners, as the “Sellers” and each a “Seller”), and Mr. Tkach as the representative of the Sellers (the “Sellers’ Representative”). Under the terms of the Transaction Agreement, RumbleOn will either acquire through the Merger Subs or will purchase the equity interests in the Target Companies (such acquisitions or purchases of equity interests, together with the other transactions contemplated in the Transaction Agreement, the “Transaction”).

Upon completion of the Transaction, the Target Companies will be wholly owned subsidiaries of RumbleOn, Inc. RumbleOn’s Class B common stock will continue to trade on the Nasdaq Capital Market (“Nasdaq”), under the symbol “RMBL.” On June 30, 2021, the closing price per share of RumbleOn Class B common stock as reported by Nasdaq was $40.47. You are urged to obtain current market quotations for the shares of RumbleOn Class B common stock.

If the Transaction is completed, Sellers will receive (i) cash in the aggregate amount of $400,400,000 less any adjustments for net working capital and closing indebtedness and (ii) 5,833,333 shares (the “Closing Shares”) of RumbleOn’s Class B common stock having an aggregate value of $175,000,000 based on an agreed to value at signing of $30.00 per share. The number of Closing Shares issued in the Transaction may be increased if either (A) the volume weighted average price (“VWAP”) of the Company’s Class B common stock for the twenty (20) trading days immediately before the closing date of the Transaction (“Closing Date”) or (B) the value on a per share basis paid for the Class B common stock by any person who purchases Class B common stock from the Company from the date of the Transaction Agreement until the Closing Date is less than $30.00. Ten percent (10%) of the Closing Shares will be considered escrow shares and will be released pursuant to the terms of the Transaction Agreement.

In addition to the share issuance in connection with the Transaction, the Board asks that you approve an amendment to the Company’s Articles of Incorporation to increase the number of shares of Class B common stock authorized for issuance from 4,950,000 to 100,000,000. RumbleOn will also ask stockholders to approve an increase in the number of shares of Class B common stock issuable under the Company’s 2017 Stock Incentive Plan (the “Incentive Plan”) from 700,000 to 2,700,000 and to extend the Incentive Plan for an additional ten years.

RumbleOn will hold a special meeting of its stockholders to vote on these three matters. Whether or not you plan to attend the special meeting, please take the time to cause your shares to be voted by completing and mailing the enclosed proxy card or submitting your proxy by telephone or through the Internet, using the procedures in the proxy voting instructions included with your proxy card. Even if you return the proxy, you may attend the special meeting and vote your shares in person at the meeting.

YOUR VOTE IS IMPORTANT. Each of these three matters are conditions to completing the Transaction and as such, RumbleOn stockholders must approve the proposals relating to these three matters in order for the Transaction to close. The Board has determined that the Transaction Agreement and the transactions contemplated thereby are advisable and in the best interests of RumbleOn and its stockholders. The Board unanimously recommends that RumbleOn stockholders vote to approve each of the three proposals required to close the Transactions at a special meeting of RumbleOn stockholders to be held on July 30, 2021, as set forth on the Notice of Special Meeting of Stockholders accompanying this proxy statement.

This document describes the proposed Transaction and other matters to be considered in more detail. RumbleOn encourages you to read this entire document carefully, including the Transaction Agreement, which is included as Annex A, and the section discussing “Risk Factors” relating to the Transaction and the combined company beginning on page 8.

RumbleOn looks forward to seeing you at the special meeting and to the successful completion of the Transaction.

Marshall Chesrown
Chief Executive Officer and Chairman
RumbleOn, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the matters described in this proxy statement or the RumbleOn Class B common stock to be issued pursuant to the Transaction, or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated July 1, 2021 and, together with the accompanying proxy card, is first being mailed or otherwise delivered to RumbleOn stockholders as of June 21, 2021, the record date for the special meeting, on or about July 1, 2021.

THIS PROXY STATEMENT INCORPORATES ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about RumbleOn from other documents filed with the Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement. This information is available to you without charge upon your written or oral request. For a list of the documents incorporated by reference into this proxy statement, see “Where You Can Find More Information.” You can obtain electronic or hardcopy versions of the documents that are incorporated by reference into this proxy statement, without charge, from the Investor Resources section of RumbleOn’s website or by requesting them in writing or by telephone, in each case as set forth below:

Electronic:	www.rumbleon.com (please see “Investor Resources” page in the Investors portion of the site)

By Mail:	901 W. Walnut Hill Lane Irving, Texas 75038 Attention: Investor Resources

E-mail Address:	investors@rumbleon.com

By Telephone:	(214) 771-9952

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JULY 16, 2021 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

SUBMITTING A PROXY ELECTRONICALLY, BY INTERNET, TELEPHONE, OR BY MAIL

RumbleOn stockholders of record on June 21, 2021 may submit their proxies as follows:

●	Through the Internet, by visiting the website established for that purpose at www.FCRvote.com/RMBLSM before 11:59 P.M. Eastern time on July 29, 2021 and following the instructions;

●	By telephone, by calling the toll-free number 1 (866) 402-3905 in the United States, Canada, or Puerto Rico on a touch-tone phone before 11:59 P.M. Eastern time on July 29, 2021 and following the recorded instructions; or

●	By mail, by marking, signing, and dating the enclosed proxy card and returning it in the postage-paid envelope provided or returning it pursuant to the instructions provided on the proxy card.

If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On July 30, 2021

Dear RumbleOn Stockholder:

RumbleOn and RideNow are proposing to combine their businesses to create the first - and only - omnichannel powersport platform in the US, offering the fastest, easiest, and most transparent transaction process available in powersports today. As part of the process of completing this transaction the Board of Directors of RumbleOn is pleased to invite you to attend a special meeting of the stockholders of RumbleOn which will be held on Friday, July 30, 2021 at 8:00 A.M. Central time, at 901 W. Walnut Hill Lane, Irving, Texas 75038, Conference Room A.

The purpose of the special meeting is to consider and to vote upon the following proposals:

1.	a proposal to approve the issuance of shares of RumbleOn Class B common stock in connection with the Transaction, which we refer to as the “Stock Issuance Proposal”;

2.	a proposal to amend RumbleOn’s Articles of Incorporation to increase the number of shares of authorized Class B common stock from 4,950,000 to 100,000,000 shares, which we refer to as the “Authorized Stock Proposal”;

3.	a proposal to amend RumbleOn’s 2017 Stock Incentive Plan to increase the number of shares of Class B common stock issuable thereunder from 700,000 to 2,700,000 shares and to extend the Incentive Plan for an additional ten years, which we refer to as the “Incentive Plan Proposal”; and

4.	a proposal to approve an adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the foregoing proposals, which we refer to as the “Adjournment Proposal.”

The RumbleOn Board has unanimously determined that the Transaction Agreement and the transactions contemplated by it, are advisable and in the best interests of RumbleOn and its stockholders and recommends that RumbleOn stockholders vote “FOR” each of the Stock Issuance Proposal, the Authorized Stock Proposal, the Incentive Plan Proposal, and the Adjournment Proposal at the special meeting of RumbleOn stockholders.

Your vote is very important. Each of the Stock Issuance, Authorized Stock, and Incentive Plan Proposals are conditions to completing the Transaction and as such, RumbleOn stockholders must approve all three of these proposals in order for the Transaction to close. The Board unanimously recommends that stockholders vote to approve each of the proposals to be presented at the special meeting.

The close of business on June 21, 2021 has been fixed as the record date for the special meeting (the “Record Date”). Only holders of record of RumbleOn Class A and Class B common stock on the Record Date are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. A list of holders of Class A and Class B common stock entitled to vote at the special meeting will be available for examination by any RumbleOn stockholder for any purpose germane to the special meeting at RumbleOn’s principal executive offices at 901 W. Walnut Hill Lane, Irving, Texas 75038, for ten days before the special meeting, during normal business hours, and at the time and place of the special meeting as required by law.

RumbleOn directs your attention to the proxy statement accompanying this notice for more detailed information regarding the matters to be acted upon at the special meeting. You are encouraged to read the entire proxy statement carefully, including the Transaction Agreement, which is included as Annex A to the proxy statement, and the section titled “Risk Factors” beginning on page 8.

SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE SPECIAL MEETING, PLEASE SUBMIT A PROXY AS SOON AS POSSIBLE BY MAIL, BY TELEPHONE OR THROUGH THE INTERNET. INSTRUCTIONS ON THESE DIFFERENT WAYS TO SUBMIT YOUR PROXY ARE FOUND ON THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY!

By Order of the Board of Directors,

Marshall Chesrown
Chairman and Chief Executive Officer

July 1, 2021

i

SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that may be important to you. You are urged to read carefully this entire document, including the attached annexes, and the other documents to which this proxy statement refers you in order for you to understand fully the Transaction. See “Where You Can Find More Information.”

The Companies

RumbleOn, Inc.

RumbleOn, Inc., a Nevada corporation, is a technology driven, motor vehicle dealer and e-commerce platform provider disrupting the vehicle supply chain using innovative technology that aggregates, processes and distributes inventory in a faster and more cost-efficient manner.

We operate an infrastructure-light platform that facilitates the ability of all participants in the supply chain, including RumbleOn, other dealers and consumers to Buy-Sell-Trade-Finance-Transport pre-owned vehicles. Our goal is to transform the way VIN-specific pre-owned vehicles are bought and sold by providing users with the most comprehensive, efficient, timely and transparent transaction experiences. While our initial customer facing emphasis through most of 2018 was on motorcycles and other powersports, in 2019 we enhanced our platform to accommodate nearly any VIN-specific vehicle, and via our October 2018 acquisition of Wholesale, Inc., we made a concerted effort to grow our cars and light truck categories. In August 2020, we launched RumbleOn 3.0, bringing traditional brick and mortar powersports dealers across the country online. Then, in March 2021, we announced a definitive agreement to combine our e-commerce platform with the RideNow powersports group, the nation’s largest powersports retailer. Completion of this transaction is subject to a number of conditions, including stockholder approval of the proposals described in this proxy statement. We expect to close the Transaction during the third quarter of 2021.

For more information, please visit www.rumbleon.com. The information contained on RumbleOn’s website is not deemed part of this proxy statement.

RideNow

RideNow, founded in 1983, has grown into the largest powersports retailer group in the United States through its dealership consolidation strategy. RideNow compliments its vehicle sales with complete parts, service, accessories, and after sales offerings. For more information, please visit www.ridenow.com. The information contained on RideNow’s website is not deemed part of this proxy statement.

The Transaction

The Plan of Merger and Equity Purchase Agreement, dated March 12, 2021, as amended on June 17, 2021, among RumbleOn, the Merger Subs, the Sellers, and the Sellers’ Representative, which is referred to as the Transaction Agreement, is included as Annex A to this proxy statement. RumbleOn encourages you to carefully read the Transaction Agreement in its entirety because it is the principal legal agreement that governs the Transaction.

Structure of the Transaction

Subject to the terms and conditions of the Transaction Agreement, RumbleOn will either acquire through the Merger Subs or will purchase the equity interests in the Target Companies.

Upon completion of the Transaction, the Target Companies will be wholly owned subsidiaries of RumbleOn, Inc. RumbleOn’s Class B common stock will continue to trade on Nasdaq under the symbol “RMBL.”

Consideration

RumbleOn Stockholders. No consideration is being paid to RumbleOn stockholders in the Transaction. RumbleOn stockholders will continue to own their existing shares of RumbleOn Class A or Class B common stock after the Transaction.

Holders of Interests in the Target Companies. If the Transaction is completed, Sellers will receive (i) cash in the aggregate amount of $400,400,000 less any adjustments for net working capital and closing indebtedness and (ii) 5,833,333 shares of RumbleOn’s Class B common stock having an aggregate value of $175,000,000 based on an agreed to value at signing of $30.00 per share. The number of Closing Shares issued in the Transaction may be increased if either: (A) the VWAP of the Company’s Class B common stock for the twenty (20) trading days immediately before the Closing Date or (B) the value on a per share basis paid for the Class B common stock by any person who purchases Class B common stock from the Company from the date of the Transaction Agreement until the Closing Date, is less than $30.00 (each of the foregoing (A) and (B) referred to as the “Closing Share Increase Metric”). Ten percent (10%) of the Closing Shares will be considered escrow shares and will be released pursuant to the terms of the Transaction Agreement.

Financing

The cash portion of the transaction consideration is expected to be financed through a combination of approximately $280,000,000 of debt provided by Oaktree Capital Management, L.P. (“Oaktree”) and the remainder through the issuance of new equity.

RumbleOn entered into a commitment letter for the debt financing (the “Commitment Letter”) with Oaktree on March 12, 2021 and expects to enter into a definitive agreement regarding the financing at the closing of the Transaction (“Closing”). The Commitment Letter provides that, subject to the conditions set forth therein, Oaktree commits to provide senior secured term loan facilities in an aggregate principal amount of up to $400,000,000 (the “Credit Facility”), comprised of (i) an initial advance of $280,000,000 primarily to fund part of the cash consideration in the Transaction and (ii) a delayed draw term facility of up to $120,000,000 to fund permitted acquisitions and similar investments and related fees and expenses of such transactions. Completion of the Transaction is subject to Oaktree providing this funding in accordance with the terms of the Commitment Letter. Definitive documents relating to the Credit Facility are expected to be signed at Closing.

In connection with the Commitment Letter, in lieu of a cash commitment fee, the Company has agreed to issue to Oaktree a warrant to purchase a number of shares of Class B common stock (the “Warrant Shares”) at an exercise price per share to be determined at Closing (the “Warrant”). A copy of the Warrant is included as Annex B to this proxy statement. If issued at the Closing, in accordance with its terms, the Warrant will be for that number of shares equal to $40,000,000 divided by the lowest price per share at which equity is issued in connection with financing the Transaction, which price shall also be the exercise price. If the Commitment Letter is terminated before Closing, the Warrant will be issued to purchase that number of shares equal to five percent (5%) of the Company’s fully diluted market capitalization at the close of business on the day after a termination of the Commitment Letter is publicly announced divided by the weighted average price of the Company’s Class B common stock for the five days immediately before such date, which price shall also be the exercise price. The Warrant is immediately exercisable after the Closing or five days after the termination of the Commitment Letter and will expire eighteen (18) months after the Closing Date or termination of the Commitment Letter.

As a condition to Closing, RumbleOn has committed to raising at least $135.0 million in additional equity capital to fund in part the cash consideration in the Transaction and provide RumbleOn with sufficient funds to pay expenses of the Transaction and provide working capital for the Company post-closing (the “Transaction Equity Raise”). Completing the Transaction Equity Raise is also a condition to closing on the Credit Facility.

Ownership of RumbleOn after the Transaction

As of June 21, 2021, RumbleOn has 50,000 shares of Class A common stock outstanding and 3,343,062 shares of Class B common stock outstanding. The number of shares of Class B common stock outstanding excludes:

●	982,107 shares of Class B common stock underlying the Company’s 6.75% Convertible Senior Notes due 2025 (the “2025 Convertible Notes”);

●	382,611 shares of Class B common stock underlying outstanding restricted stock units and 2,636 options granted under the Incentive Plan;

●	154,476 shares of Class B common stock reserved for issuance under the Incentive Plan, such amount does not include 306,090 shares of Class B common stock underlying restricted stock units subject to stockholder approval of the Incentive Plan Proposal;

●	16,052 shares of Class B common stock underlying currently outstanding warrants; and

●	1,052,632 shares of Class B common stock underlying the Oaktree Warrant (based on the closing price of RumbleOn Class B common stock as reported on Nasdaq on the Record Date), assuming the Warrant will be issued at Closing.

Under the terms of the Transaction Agreement, at Closing, RumbleOn will issue to the Sellers an aggregate of 5,833,333 shares of Class B common stock (assuming neither Closing Share Increase Metric is triggered). In addition, assuming the Transaction Equity Raise is completed at a per share price of $38.00 based on the closing price of RumbleOn Class B common stock as reported on Nasdaq on the Record Date, the Company will issue at least an additional 3,552,632 shares in connection with the Transaction. We can provide no assurance at what price the Company can raise equity capital.

Based on the foregoing and assuming the vesting of all outstanding restricted stock units at Closing, immediately after Closing the Transaction, 13,417,728 shares of Class B common stock will be issued and outstanding and (1) the shares issued to Sellers in the Transaction will represent approximately 43.2% of the outstanding Class B common stock and approximately 41.6% of the aggregate voting power of the Company, taking account of the ten votes per share provided to the Class A common stock and (2) the shares of Class B common stock held by RumbleOn stockholders before Closing and the Transaction Equity Raise will represent approximately 24.7% of the outstanding Class B common stock and approximately 27.4% of the aggregate voting power of the Company, taking account of the ten votes per share provided to the Class A common stock. The foregoing are estimates of post-Transaction shares of Class B common stock and are subject to the number of shares actually issued in the Transaction Equity Raise and to whether either of the Closing Share Increase Metrics are triggered.

Interests of RumbleOn Executive Officers and Directors in the Transaction

When you consider the Board’s recommendations that stockholders vote in favor of the proposals described in this proxy statement, you should be aware that RumbleOn executive officers and directors may have interests that may be different from, or in addition to, RumbleOn stockholders’ interests, including the anticipated executive employment agreements to be entered into at closing. For additional information see “Interests of RumbleOn Executive Officers and Directors in the Transaction.”

Accounting Treatment

RumbleOn will account for the Transaction as an acquisition of the Target Companies by using the acquisition method of accounting in accordance with United States generally accepted accounting principles (“GAAP”). RumbleOn expects that, upon completion of the Transaction, holders of interests in the Target Companies will receive approximately 43.2% of the outstanding Class B common stock and 41.6% of the voting power of the combined company and RumbleOn stockholders will retain 24.7% of the outstanding Class B common stock and 27.4% of the voting power of the combined company, with the balance to be held by purchasers in the Transaction Equity Raise and new stockholders resulting from the issuance of shares underlying RSUs that will vest at closing. In addition to considering these relative voting powers, RumbleOn also considered the proposed composition of the combined company’s board of directors and the board committees, and the proposed members of the executive management team of the combined company, in determining the acquirer for accounting purposes. Based on the weighting of these factors, RumbleOn has concluded that it is the accounting acquirer.

Under the acquisition method of accounting, the assets, including identifiable intangible assets, and liabilities of the Target Companies as of the effective time of the Transaction will be recorded at their respective fair values and added to those of RumbleOn. Any excess of the purchase price for the Transaction over the net fair value of the Target Companies’ assets and liabilities will be recorded as goodwill. The results of operations of the Target Companies will be combined with the results of operations of RumbleOn beginning at the closing of the Transaction. The consolidated financial statements of RumbleOn after closing will not be restated retroactively to reflect the historical financial position or results of operations of the Target Companies. Following the Transaction, and subject to the finalization of the purchase price allocation, the earnings of RumbleOn will reflect the effect of any purchase accounting adjustments, including any increased depreciation and amortization associated with fair value adjustments to the assets acquired and liabilities assumed.

The allocation of the purchase price used in the unaudited pro forma financial statements included in this proxy statement is based upon a preliminary valuation by management. The final estimate of the fair values of the assets and liabilities will be determined with the assistance of a third-party valuation firm. RumbleOn’s preliminary estimates and assumptions are subject to materially change upon the finalization of internal studies and third-party valuations of assets, including investments, property and equipment, intangible assets including goodwill, and certain liabilities.

Listing of RumbleOn Stock

RumbleOn has agreed to use its best efforts to cause the shares of Class B common stock issued in the Transaction to be approved for listing on Nasdaq.

Board of Directors After the Transaction

In connection with the Closing, the RumbleOn Board will be increased to nine members, with Mark Tkach and Bill Coulter added as members. The Board’s Nominating and Corporate Governance Committee will review its current independent membership in advance of Closing and, if appropriate, make recommendations regarding Board membership for consideration of the full Board.

Executive Officers After the Transaction

RumbleOn and the Target Companies have agreed that upon completion of the Transaction, the following persons will serve as executive officers of the Company and hold the offices set forth next to their names:

Name	Title
Marshall Chesrown	Chief Executive Officer and Chairman of the Board
Bill Coulter	Executive Vice Chairman and Director
Mark Tkach	Chief Operating Officer and Director
Peter Levy	President and Director
Beverley Rath	Interim Chief Financial Officer

Conditions to Completion of the Transaction

Each party’s obligations to effect the Transaction are subject to the satisfaction or waiver of mutual conditions, including, among others:

●	the making of all filings and other notifications required to be made under any Antitrust Law (as defined in the Transaction Agreement) for the consummation of the Transaction, the expiration or termination of all waiting periods relating thereto, and the receipt of all clearances, authorizations, actions, non-actions, or other consents required from a governmental authority under any Antitrust Law for the consummation of the Transaction;

●	the Closing Shares being approved for listing on Nasdaq;

●	no order issued by any governmental body prohibiting or preventing the Equity Purchases and the Mergers (each as defined in the Transaction Agreement);

●	the receipt of consent to the Transaction from powersports manufacturers representing at least 95% of new vehicle sales of the Target Companies for the twelve months ended December 31, 2020;

●	absence of material adverse effect on either party;

●	RumbleOn obtaining the RumbleOn Stockholder Approval (as defined below); and

●	delivery by each party of the closing documents specified in the Transaction Agreement.

Termination of the Transaction Agreement

The Transaction Agreement may be terminated at any time before the effective time of the Equity Purchases and Mergers by mutual written consent of RumbleOn and the Sellers’ Representative.

The Transaction Agreement may also be terminated by either RumbleOn or the Sellers’ Representative if:

●	the Transaction has not been completed on or before July 31, 2021;

●	the Transaction is enjoined pursuant to a final, non-appealable ruling;

●	upon substantial breach by the other party that remains uncured after thirty (30) days; or

●	if the RumbleOn Stockholder Approval is not obtained.

The Special Meeting

The special meeting of RumbleOn stockholders will be held on Friday, July 30, 2021 at 8:00 A.M. Central time, at 901 W. Walnut Hill Lane, Irving, Texas 75038, Conference Room A. At the special meeting, RumbleOn stockholders will be asked to approve each of the Stock Issuance, Authorized Stock, and the Incentive Plan Proposals. Stockholders may also be asked to approve the Adjournment Proposal, if necessary, to solicit additional proxies in favor of any or all of the foregoing proposals.

Each of the Stock Issuance Proposal, the Authorized Stock Proposal, and the Incentive Plan Proposal is a condition to completing the Transaction and as such, RumbleOn stockholders must approve all three of these proposals in order for the Transaction to close. We refer to the approval of these three proposals collectively as the “RumbleOn Stockholder Approval.” For additional information about voting on each of these proposals, as well as the impact on the approval of the proposals of abstentions or broker non-votes, see the section of this proxy statement titled “The Special Meeting.”

Stock Ownership of Directors and Executive Officers. On the Record Date, directors and executive officers of RumbleOn and their respective affiliates owned and were entitled to vote 50,000 shares of Class A common stock and 272,567 shares of Class B common stock, or approximately 18.5% of the voting power of the Company’s common stock outstanding on the Record Date. To RumbleOn’s knowledge, the directors and executive officers of RumbleOn and their respective affiliates intend to vote their shares of Company common stock in favor of all proposals presented at the special meeting and any adjournment or postponement thereof.

Recommendations of the Board

YOUR VOTE IS IMPORTANT. RumbleOn stockholders must approve each of the Stock Issuance Proposal, the Authorized Stock Proposal, and the Incentive Plan Proposal in order for the Transaction to close.

The Board has determined that the Transaction Agreement and the transactions contemplated thereby are advisable and in the best interests of RumbleOn and its stockholders. The Board unanimously recommends that RumbleOn stockholders vote:

●	“FOR” the Stock Issuance Proposal;

●	“FOR” the Authorized Stock Proposal;

●	“FOR” the Incentive Plan Proposal; and

●	“FOR” the Adjournment Proposal.

In making its recommendation, the Board considered, among other matters, the strategic benefits of combining the companies, the strong financial foundation of the combined company, the benefits and cost savings expected to be achieved by the Transaction, the strengthened management team of the combined company and the growth opportunities available to the combined company. For additional information see “The Transaction— Rationale for the Transaction.” In addition, in making its respective recommendation, the Board considered those further matters set forth under the heading “The Transaction — Reasons for the Transaction.” For additional information see “The Special Meeting — Board Recommendations.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	What will happen in the Transaction?

A:	RumbleOn and RideNow are proposing to combine their businesses to create the first - and only - omnichannel powersports platform in the US, offering the fastest, easiest, and most transparent transaction process available in powersports today. Under the terms of the Transaction Agreement, RumbleOn will either acquire through the Merger Subs or will purchase the equity interests in the Target Companies.

Upon completion of the Transaction, the Target Companies will be wholly owned subsidiaries of RumbleOn, Inc. RumbleOn’s Class B common stock will continue to trade on Nasdaq under the symbol “RMBL.” On the Record Date, the closing price per share of RumbleOn Class B common stock as reported by Nasdaq was $38.00. You are urged to obtain current market quotations for the shares of RumbleOn Class B common stock.

If the Transaction is completed, Sellers will receive (i) cash in the aggregate amount of $400,400,000 less any adjustments for net working capital and closing indebtedness and (ii) 5,833,333 shares of RumbleOn’s Class B common stock having an aggregate value of $175,000,000 based on an agreed to value at signing of $30.00 per share. The number of Closing Shares issued in the transaction may be increased if either (A) the VWAP of the Company’s Class B common stock for the twenty (20) trading days immediately before the closing date or (B) the value on a per share basis paid for the Class B common stock by any person who purchases Class B common stock from the Company from the date of the Transaction Agreement until the closing date is less than $30.00. Ten percent (10%) of the Closing Shares will be considered escrow shares and will be released pursuant to the terms of the Transaction Agreement.

Q:	What votes of RumbleOn stockholders are required to complete the Transaction?

A:	In order to complete the Transaction, RumbleOn stockholders must approve the issuance of RumbleOn Class B common stock in connection with the Transaction. In addition, RumbleOn stockholders must approve an increase in the number of authorized shares of Class B common stock to allow for the share issuance in the Transaction, and an increase in the number of shares of Class B common stock available for issuance under the Incentive Plan and an extension of the Incentive Plan for an additional ten years. Each of these three matters is a condition to closing the Transaction, and if RumbleOn stockholders do not approve any one of these matters, the Transaction will not occur.

Q:	When and where is the special meeting?

A:	A special meeting of RumbleOn stockholders will be held on Friday, July 30, 2021 at 8:00 A.M. Central time, at 901 W. Walnut Hill Lane, Irving, Texas 75038, Conference Room A, to consider and vote on the proposals related to the Transaction.

Q:	What are the quorum requirements for the special meeting?

A:	Under Nevada law and the RumbleOn bylaws, a quorum of RumbleOn’s stockholders at the special meeting is necessary to transact business. The presence of holders representing one-third in voting power of all outstanding Company common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business.

Q:	Why is my vote important?

A:	Each of the Stock Issuance Proposal, the Authorized Stock Proposal, and the Incentive Plan Proposal is a condition to completing the Transaction and as such, RumbleOn stockholders must approve all three of these proposals in order for the Transaction to close.

Q:	What do I do if I want to change my vote?

A:	You can change your vote at any time before the special meeting. You can do this in one of four ways:

●	you can send a signed notice of revocation of proxy;

●	you can grant a new, valid proxy bearing a later date;

●	you can submit a proxy again by telephone or through the Internet; or

●	if you are a holder of record, you can attend the applicable special meeting and vote in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must send your notice of revocation or your new proxy to the Company’s Corporate Secretary at: 901 W. Walnut Hill Lane, Irving, Texas 75038 Attention: Corporate Secretary, so that it is received no later than the beginning of the special meeting. If you are a stockholder, you can find further details on how to revoke your proxy in “The Special Meeting — Revocation of Proxies.”

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker is not permitted to vote on the Stock Issuance Proposal, the Authorized Stock Proposal, or the Incentive Plan Proposal unless you provide your broker with voting instructions on each proposal. You should instruct your broker to vote your shares by following the directions your broker provides you. Please review the voting information form used by your broker to see if you can submit your voting instructions by telephone or Internet.

Q:	What if I fail to instruct my broker with respect to those items that are necessary to consummate the Transaction?

A:	A broker non-vote occurs when a beneficial owner fails to provide voting instructions to his or her broker as to how to vote the shares held by the broker in street name and the broker does not have discretionary authority to vote without instructions. See “The Special Meeting.”

A broker non-vote will have the same effect as a vote “AGAINST” the Authorized Stock Proposal. A broker non-vote will have no effect on the Stock Issuance Proposal or the Incentive Plan Proposal. For additional information, see “The Special Meeting.”

Q:	What do I do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes.

In order for your shares to be represented at the special meeting:

●	you can submit a proxy by telephone or through the Internet by following the instructions included on your proxy card;

●	you can indicate on the enclosed proxy card how you would like to vote and sign and return the proxy card in the accompanying pre-addressed postage paid envelope; or

●	you can attend the special meeting in person and vote at the meeting.

Q:	Are there risks involved in undertaking the Transaction?

A:	Yes. In evaluating the Transaction, RumbleOn stockholders should carefully consider the factors discussed in “Risk Factors” beginning on page 8 of this proxy statement and other information about RumbleOn and RideNow included in this proxy statement and the documents incorporated by reference into this proxy statement.

Q:	When do you expect to complete the Transaction?

A:	RumbleOn is working to complete the Transaction as quickly as practicable. However, RumbleOn cannot assure you when or if the Transaction will be completed even if it receives the RumbleOn Stockholder Approval. Completion of the Transaction is subject to satisfaction or waiver of the conditions specified in the Transaction Agreement, including receipt of the RumbleOn Stockholder Approval, the approval of certain powersports manufacturers (“OEMs”), and any necessary regulatory approvals. It is possible that factors outside the control of RumbleOn could result in the Transaction being completed later than expected. Although the exact timing of the completion of the Transaction cannot be predicted with certainty, RumbleOn anticipates completing the Transaction in the third quarter of 2021. If the Transaction is not completed on or before July 31, 2021, the Transaction Agreement may be terminated by RumbleOn or the Sellers’ Representative, unless RumbleOn and the Sellers’ Representative mutually agree to extend the term. See “The Transaction Agreement — Conditions to Closing.”

Q:	Whom should I call with questions?

A:	If you have additional questions about the Transaction or the special meeting, you should contact:

RumbleOn, Inc.
901 W. Walnut Hill Lane,

Irving, Texas 75038
Attention: Investor Resources
Phone Number: (214) 771-9952
E-mail Address: investors@rumbleon.com

If you would like additional copies of this proxy statement or you need assistance voting your shares, you should contact:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

Phone: (973) 873-7700

Website: www.allianceadvisors.com

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” below, you should carefully consider the following risk factors before deciding how to vote on the matters presented to stockholders at the special meeting. In addition to the risk factors set forth below, you should read and consider other risk factors specific to RumbleOn’s business and securities that will also affect the combined company after the Transaction, which are described in Part I, Item 1A of RumbleOn’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 31, 2021, and incorporated by reference into this proxy statement. If any of the risks described below or in the periodic reports incorporated by reference into this proxy statement actually occur, the businesses, financial condition, results of operations, prospects, or stock price of RumbleOn or the combined company could be materially adversely affected. See “Where You Can Find More Information.”

Risk Factors Summary

The following is a summary of the principal risks included in this proxy statement that could adversely affect our business, operations and financial results.

Risks Related to the Transaction

●	Completion of the Transaction is subject to the conditions contained in the Transaction Agreement and if these conditions are not satisfied, the Transaction will not be completed.

●	Failure to complete the Transaction could negatively impact our stock price and our future business and financial results.

●	The Transaction will involve substantial costs.

●	In connection with the Transaction, we will incur additional indebtedness, which could adversely affect us, including our business flexibility and will increase our interest expense.

●	Certain directors and executive officers of RumbleOn may have interests that may be different from, or in addition to, interests of RumbleOn stockholders generally.

Risks Related to the Combined Company if the Transaction is Completed

●	Our business relationships, those of RideNow or the combined company may be subject to disruption due to uncertainty associated with the Transaction.

●	If we are unable to maintain effective internal control over financial reporting for the combined companies, we may fail to prevent or detect material misstatements in our financial statements, in which case investors may lose confidence in the accuracy and completeness of our financial statements.

●	The combined company’s ability to incur additional debt could have a material adverse effect on its business, financial condition, results of operations, and cash flows.

●	RideNow may have liabilities that are not known, probable or estimable at this time.

●	RumbleOn stockholders will experience dilution as a consequence of the issuance of the Class B common stock in connection with the Transaction.

●	RumbleOn may experience difficulties integrating RideNow’s businesses.

●	The combined company may not fully realize the anticipated benefits of the Transaction within the timing anticipated or at all.

●	Charges to earnings resulting from the application of the acquisition method of accounting may adversely affect the market value of RumbleOn Class B common stock following the Transaction.

●	The combined company’s goodwill or other intangible assets may become impaired, which could result in material non-cash charges to its results of operations.

●	The combined company may be unable to manage its growth effectively.

●	The combined company may be unable to execute its acquisition growth strategy.

●	RideNow and RumbleOn are investing significantly in their brand extension strategy, and if these strategic initiatives are not successful, the combined company will have incurred significant expenses without the benefit of improved financial results.

●	If we are not able to maintain and enhance our retail brands and reputation or to attract consumers to our own digital channels, or if events occur that damage our retail brands, reputation, or sales channels, our business and financial results may be harmed.

●	Our largest stockholders, Bill Coulter and Mark Tkach, may have the ability to exert substantial influence over actions to be taken or approved by our stockholders.

●	The loss of key personnel could have a material adverse effect on the combined company’s financial condition, results of operations and growth prospects.

Risks Related to RideNow’s Business and the Powersports Retail Industry

●	The powersports retail industry is sensitive to unfavorable changes in general economic conditions and various other factors that could affect demand for RideNow’s products and services, which could have a material adverse effect on its business, its ability to implement its strategy, and its results of operations.
●	Adverse conditions affecting one or more of the powersports manufacturers with which RideNow holds franchises, or their inability to deliver a desirable mix of vehicles that RideNow’s consumers demand, could have a material adverse effect on RideNow’s business, results of operations, financial condition, and cash flows.
●	RideNow’s business, financial condition, and results of operations may be materially adversely affected by increases in interest rates.
●	RideNow’s vehicle and watercraft sales, financial condition, and results of operations may be materially adversely affected by changes in costs or availability of consumer financing.
●	Substantial competition in powersports sales and services may have a material adverse effect on RideNow’s results of operations.
●	RideNow is dependent upon its relationships with the manufacturers of vehicles that it sells and is subject to restrictions imposed by, and significant influence from, these vehicle manufacturers. Any of these restrictions or any changes or deterioration of these relationships could have a material adverse effect on RideNow’s business, financial condition, results of operations, and cash flows.
●	Manufacturers may also limit RideNow’s ability to divest one or more of its dealerships in a timely manner or at all. Most of RideNow’s dealer agreements provide the manufacturer with a right of first refusal to purchase any of the manufacturer’s franchises RideNow seek to sell. Divestitures may also require manufacturer consent and failure to obtain consent would require RideNow to find another potential buyer or wait until the buyer is able to meet the requirements of the manufacturer. A delay in the sale of a dealership could have a negative impact on RideNow’s business, financial condition, results of operations, and cash flows.
●	If vehicle manufacturers reduce or discontinue sales incentive, warranty or other promotional programs, RideNow’s financial condition, results of operations, and cash flows may be materially adversely affected.
●	If state laws that protect powersports retailers are repealed, weakened, or superseded by RideNow’s framework agreements with manufacturers, its dealerships will be more susceptible to termination, non-renewal, or renegotiation of their dealer agreements, which could have a material adverse effect on its business, results of operations and financial condition.
●	A failure of any of RideNow’s information systems or those of its third-party service providers, or a data security breach with regard to personally identifiable information about RideNow’s customers or employees, could have a material adverse effect on its business, results of operations, financial condition and cash flows.
●	RideNow’s operations are subject to extensive governmental laws and regulations. If RideNow is found to be in purported violation of or subject to liabilities under any of these laws or regulations, or if new laws or regulations are enacted that adversely affect its operations, its business, results of operations, financial condition, cash flows, reputation and prospects could suffer.
●	RideNow is subject to risks related to the provision of employee health care benefits, which could have a material adverse effect on its business, results of operations, financial condition and cash flows.
●	RideNow is, and expects to continue to be, subject to legal and administrative proceedings, which, if the outcomes are adverse to it, could have a material adverse effect on its business, results of operations, financial condition, cash flows, reputation and prospects.
●	Lawsuits for product liability claims which exceed RideNow’s insurance coverage limits could have a material adverse impact on RideNow’s results of operations.
●	RideNow is subject to risks associated with imported product restrictions or limitations, foreign trade and currency valuations.
●	If RideNow is unable to acquire and successfully integrate additional dealerships into its business, its revenue and earnings growth may be adversely affected.
●	Natural disasters and adverse weather events can disrupt RideNow’s business.

Risks Related to the Transaction

Completion of the Transaction is subject to the conditions contained in the Transaction Agreement and if these conditions are not satisfied, the Transaction will not be completed.

The completion of the Transaction is subject to various closing conditions, including (a) the making of all filings and other notifications required to be made under any Antitrust Law (as defined in the Transaction Agreement) for the consummation of the Transaction, the expiration or termination of all waiting periods relating thereto, and the receipt of all clearances, authorizations, actions, non-actions, or other consents required from a governmental authority under any Antitrust Law for the consummation of the Transaction, (b) performance in all respects by each party of its covenants and agreements, (c) the RumbleOn Stockholder Approval, (d) the shares of our Class B common stock to be issued as consideration in the Transaction being approved for listing on Nasdaq, and (e) the receipt of consent to the Transaction from powersports manufacturers representing at least 95% of new vehicle sales of the Target Companies for the twelve months ended December 31, 2020.

Many of the conditions to the closing of the Transaction are not within our control, and we cannot predict with certainty when or if these conditions will be satisfied. The failure to satisfy any of the required conditions could delay the completion of the Transaction or prevent it from occurring. Any delay in completing the Transaction could cause us not to realize some or all of the benefits that we expect to achieve if the Transaction is successfully completed within the expected timeframe. There can be no assurance that the conditions to the closing of the Transaction will be satisfied or that the Transaction will be completed or that if completed we will realize the anticipated benefits.

Failure to complete the Transaction could negatively impact our stock price and our future business and financial results.

If the Transaction is not completed for any reason, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Transaction, we could be subject to a number of negative consequences, including, among others: (i) we may experience negative reactions from the financial markets, including negative impacts on our stock price; (ii) we will still be required to pay certain significant costs relating to the Transaction, including legal, accounting, and financial advisor costs; and (iii) matters related to the Transaction (including integration planning) require substantial commitments of our time and resources, which could result in our inability to pursue other opportunities that could be beneficial to us. If the Transaction is not completed or if completion of the Transaction is delayed, any of these risks could occur and may adversely affect our business, financial condition, financial results, and stock price.

The Transaction will involve substantial costs.

We have incurred, and expect to continue to incur, a number of non-recurring costs associated with the Transaction. The substantial majority of the non-recurring expenses will consist of transaction and regulatory costs related to the Transaction. We will also incur transaction fees and costs related to formulating and implementing integration plans, including system consolidation costs and employment-related costs. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred from the Transaction and integration. Although we anticipate that the elimination of duplicative costs and the realization of other efficiencies and synergies related to the integration should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

In connection with the Transaction, we will incur additional indebtedness, which could adversely affect us, including our business flexibility and will increase our interest expense.

We will have increased indebtedness following completion of the Transaction, which could have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing our interest expense. We will also incur various costs and expenses related to the financing of the Transaction. The amount of cash required to pay interest on our increased indebtedness following completion of the Transaction and thereby the demands on our cash resources will be greater than the amount of cash flow required to service our indebtedness prior to the Transaction. The increased levels of indebtedness following completion of the Transaction could also reduce funds available for working capital, capital expenditures, and other general corporate purposes, and may create competitive disadvantages for us relative to other companies with lower debt levels. If we do not achieve the expected synergies and cost savings from the Transaction, or if our financial performance after the Transaction does not meet our current expectations, then our ability to service the indebtedness may be adversely impacted.

Certain directors and executive officers of RumbleOn may have interests that may be different from, or in addition to, interests of RumbleOn stockholders generally.

Some of the directors of RumbleOn who recommend that RumbleOn stockholders vote in favor of the RumbleOn share issuance, and the executive officers of RumbleOn who provided information to the Board relating to the Transaction, have employment arrangements and other benefits in connection with the Transaction, and rights to ongoing indemnification and insurance that may provide them with interests in the Transaction. Stockholders of RumbleOn should be aware of these interests when considering the Board’s recommendations that they vote in favor of the proposals to be presented at the special meeting.

Risks Related to the Combined Company if the Transaction is Completed

Our business relationships, those of RideNow, or the combined company may be subject to disruption due to uncertainty associated with the Transaction.

Parties with which we or RideNow do business may experience uncertainty associated with the Transaction, including with respect to current or future business relationships with us, RideNow or the combined company. Our and RideNow’s business relationships may be subject to disruption, as customers, distributors, suppliers, vendors, and others may seek to receive confirmation that their existing business relations with us or RideNow, as the case may be, will not be adversely impacted as a result of the Transaction or attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than us, RideNow, or the combined company as a result of the Transaction. Any of these other disruptions could have a material adverse effect on our or RideNow’s businesses, financial condition, or results of operations or on the business, financial condition or results of operations of the combined company, and could also have an adverse effect on our ability to realize the anticipated benefits of the Transaction.

If we are unable to maintain effective internal control over financial reporting for the combined companies, we may fail to prevent or detect material misstatements in our financial statements, in which case investors may lose confidence in the accuracy and completeness of our financial statements.

We and RideNow currently maintain separate internal control over financial reporting with different financial reporting processes and different process control software. We plan to integrate our internal control over financial reporting with those of RideNow. We may encounter difficulties and unanticipated issues in combining our respective accounting systems due to the complexity of the financial reporting processes. We may also identify errors or misstatements that could require audit adjustments. If we are unable to implement and maintain effective internal control over financial reporting following completion of the Transaction, we may fail to prevent or detect material misstatements in our financial statements, in which case investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our securities may decline.

The combined company’s ability to incur additional debt could have a material adverse effect on its business, financial condition, results of operations, and cash flows.

At the close of the Transaction, the combined company will have total debt in excess of $400 million. The combined company’s debt service obligations could have important consequences to it for the foreseeable future, including the following: (i) its ability to obtain additional financing for acquisitions, capital expenditures, working capital or other general corporate purposes may be impaired; (ii) a substantial portion of its cash flow from operating activities will be dedicated to the payment of principal and interest on its debt, thereby reducing the funds available for operations and other corporate purposes; (iii) some of its borrowings are and will continue to be at variable rates of interest, which exposes the combined company to risks of interest rate increases; and (iv) it may be or become substantially more leveraged than some of its competitors, which may place the combined company at a relative competitive disadvantage and make it more vulnerable to changes in market conditions and governmental regulations.

In addition to limits on the combined company to incur additional debt in the future, there are operating and financial restrictions and covenants in the Credit Facility and the indenture governing its senior notes such as leverage covenants, may adversely affect the combine company’s ability to finance its future operations or capital needs or to pursue certain business activities. The combined company’s failure to comply with any of these covenants in the future could constitute a default under the relevant agreement, which would have a material adverse effect on the combined company’s business, financial condition, results of operations and/or cash flows. In some cases, a default under one of the debt agreements, could trigger cross-default provisions in one or more of its other debt agreements. There can be no assurance that the combined company’s creditors would agree to an amendment or waiver of its covenants, if necessary. In the event the combined company needed to obtain an amendment or waiver, it would likely incur additional fees and higher interest expense.

In addition to the financial and other covenants contained in the combined company’s debt agreements, certain of its lease agreements contain covenants that give its landlords the right to terminate the lease, seek significant cash damages, or evict RideNow from the applicable property, if it fails to comply. Similarly, the combined company’s failure to comply with any financial or other covenants in any of its framework agreements, would give the relevant manufacturer certain rights, including the right to reject proposed acquisitions, and may give it the right to repurchase its franchises. Events that give rise to such rights, could inhibit the combined company’s ability to acquire additional dealerships or require that the combined company sell one or more of its dealerships at any time, and could have a material adverse effect on the combined company’s business, financial condition, results of operations and cash flows. Manufacturers may also have the right to restrict the combined company’s ability to provide guarantees of its operating companies, pledges of the capital stock of its subsidiaries and liens on its assets, which could materially adversely affect its ability to obtain financing for its business and operations on favorable terms or at desired levels, if at all.

RideNow may have liabilities that are not known, probable or estimable at this time.

After the Transaction, the Target Companies will remain subject to certain past, current, and future liabilities. There could be unasserted claims or assessments against or affecting the Target Companies, including the failure to comply with applicable laws and regulations. In addition, there may be liabilities of the Target Companies that are neither probable nor estimable at this time that may become probable or estimable in the future, including indemnification requests received from customers of the Target Companies relating to claims of infringement or misappropriation of third party intellectual property or other proprietary rights, tax liabilities arising in connection with ongoing or future tax audits and liabilities in connection with other past, current and future legal claims and litigation. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our financial results. We may learn additional information about the Target Companies that adversely affects us, such as unknown, unasserted, or contingent liabilities and issues relating to compliance with applicable laws or infringement or misappropriation of third party intellectual property or other proprietary rights.

RumbleOn stockholders will experience dilution as a consequence of the issuance of the Class B common stock in connection with the Transaction.

RumbleOn stockholders will experience dilution upon the issuance of additional shares of Class B common stock pursuant to the Transaction Agreement. Under the terms of the Transaction Agreement, the Class B common stock was valued based on an agreed to $30.00 per share price. However, under the Transaction agreement, the total number of shares of Class B common stock to be issued as “Closing Payment Shares,” will be equal to a value of $175,000,000, valued equally, on a per share basis, based upon the lowest value of: (A) $30.00; (B) the VWAP of the Purchaser Class B Common Stock for the twenty (20) trading days immediately preceding the Closing; and (C) the value on a per share basis paid for the Class B common stock or any shares underlying securities convertible into or exercisable for Class B common stock by any person which purchases Class B common stock or any shares underlying securities convertible into or exercisable for Class B Common Stock from the Purchaser from the date of the Transaction Agreement until Closing, not including purchases of Class B common stock underlying currently outstanding options, warrants, convertible notes, or other derivative securities, minus Escrow Shares (as defined in the Transaction Agreement), which Escrow Shares shall be retained solely from the consideration payable to the Principal. Such dilution will, among other things, limit the ability of the current RumbleOn stockholders to influence management of RumbleOn, including through the election of directors following the Transaction.

RumbleOn may experience difficulties integrating RideNow’s businesses.

Achieving the anticipated benefits of the Transaction will depend in significant part upon whether RumbleOn and the Target Companies integrate their businesses in an efficient and effective manner. Due to legal restrictions, RumbleOn has been able to conduct only limited planning regarding the integration of the companies following the Transaction and have not yet determined the exact nature of how the businesses and operations of the companies will be combined after the Transaction. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. The companies may not be able to accomplish the integration process smoothly, successfully or on a timely basis. The necessity of coordinating geographically separated organizations, systems of controls, and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. The companies operate numerous systems and controls, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance. The integration of operations following the Transaction will require the dedication of significant management and external resources, which may temporarily distract management’s attention from the day-to-day business of the combined company and be costly. Employee uncertainty and lack of focus during the integration process may also disrupt the business of the combined company. Any inability of management to successfully and timely integrate the operations of the companies could have a material adverse effect on the business and results of operations of the combined company.

The combined company may not fully realize the anticipated benefits of the Transaction within the timing anticipated or at all.

RumbleOn and RideNow entered into the Transaction Agreement because each company believes that the Transaction will be beneficial to each of RumbleOn and RideNow primarily as a result of the anticipated benefits resulting from the combined company’s operations. The companies may not be able to achieve the anticipated long-term strategic benefits of the Transaction. An inability to realize the full extent of, or any of, the anticipated benefits of the Transaction, as well as any delays that may be encountered in the integration process, which may delay the timing of such benefits, could have an adverse effect on the business and results of operations of the combined company, and may affect the value of RumbleOn Class B common stock after the completion of the Transaction.

Charges to earnings resulting from the application of the acquisition method of accounting may adversely affect the market value of RumbleOn Class B common stock following the Transaction.

In accordance with GAAP, RumbleOn will be considered the acquiror of the Target Companies for accounting purposes. RumbleOn will account for the Transaction using the acquisition method of accounting. There may be charges related to the acquisition that are required to be recorded to RumbleOn’s earnings that could adversely affect the market value of RumbleOn Class B common stock following the completion of the Transaction. Under the acquisition method of accounting, RumbleOn will allocate the total purchase price to the assets acquired, including identifiable intangible assets, and liabilities assumed from the Target Companies based on their fair values as of the date of the completion of the Transaction, and record any excess of the purchase price over those fair values as goodwill. For certain tangible and intangible assets, revaluating them to their fair values as of the completion date of the Transaction may result in RumbleOn’s incurring additional depreciation and amortization expense that may exceed the combined amounts recorded by RumbleOn and the Target Companies prior to the Transaction. This increased expense will be recorded by RumbleOn over the useful lives of the underlying assets. In addition, to the extent the value of goodwill or intangible assets were to become impaired after the Transaction, RumbleOn may be required to incur charges relating to the impairment of those assets.

The combined company’s goodwill or other intangible assets may become impaired, which could result in material non-cash charges to its results of operations.

The combined company will have goodwill and other intangible assets resulting from the Transaction. At least annually, or whenever events or changes in circumstances indicate a potential impairment in the carrying value as defined by GAAP, the combined company will evaluate this goodwill and other intangible assets for impairment based on the fair value of each reporting unit. Estimated fair values could change if there are changes in the combined company’s capital structure, cost of debt, interest rates, capital expenditure levels, operating cash flows, or market capitalization. Impairments of goodwill or other intangible assets could require material non-cash charges to the combined company’s results of operations.

The combined company may be unable to manage its growth effectively.

The combined company’s growth strategy will place significant demands on its financial, operational and management resources. In order to continue its growth, the combined company may need to add administrative and other personnel, and will need to make additional investments in operations and systems. There can be no assurance that the combined company will be able to find and train qualified personnel, or do so on a timely basis, or expand its operations and systems to the extent, and in the time, required.

The combined company may be unable to execute its acquisition growth strategy.

The combined company’s ability to execute its growth strategy depends in part on its ability to identify and acquire desirable acquisition candidates as well as its ability to successfully integrate RideNow’s operations into its business. The consolidation of RumbleOn’s operations with the operations of the Target Companies will present significant challenges to management, particularly during the initial phases of combining the operations of RumbleOn and the Target Companies.

Additional factors may negatively impact the combined company’s growth strategy. The combined company’s strategy may require spending significant amounts of capital. If the combined company is unable to obtain additional needed financing on acceptable terms, it may need to reduce the scope of its acquisition growth strategy, which could have a material adverse effect on its growth prospects. If any of the aforementioned factors force management to alter the combined company’s growth strategy, the combined company’s growth prospects could be adversely affected.

RideNow and RumbleOn are investing significantly in their brand extension strategy, and if these strategic initiatives are not successful, the combined company will have incurred significant expenses without the benefit of improved financial results.

RideNow and RumbleOn have invested and will continue to invest substantial resources in marketing activities with the goals of, among other things, extending and enhancing the “RideNow Powersports” and “RumbleOn” retail brands. The companies are also investing significantly in their brand extension strategy, which includes branded parts and accessories, branded customer financial services products, stand-alone used vehicle sales and service centers, and parts distribution centers. The roll-out of these strategic initiatives may be impacted by a number of variables, including customer adoption, demand for our branded products, market conditions, and our ability to identify, acquire, and build out suitable locations in a timely manner. In addition, we depend on sourcing our branded parts and accessories through various partnerships and third-party suppliers. Our partners and third-party suppliers may be adversely impacted by a number of factors, including supply shortages, rising raw material costs, delays in shipping, economic downturns, liquidity concerns, natural disasters, labor strikes or shortages, fluctuations in currency exchange rates, product defects, litigation, governmental laws and regulations, tariffs and export product restrictions, and adverse publicity relating to their employment, environmental, or other business practices. There can be no assurance that those initiatives will be successful or that the amount we invest in those initiatives will result in improved financial results. If our initiatives are not successful, we will have incurred significant expenses without the benefit of improved financial results, and we may be required to incur impairment charges.

If we are not able to maintain and enhance our retail brands and reputation or to attract consumers to our own digital channels, or if events occur that damage our retail brands, reputation, or sales channels, our business and financial results may be harmed.

RideNow built an excellent reputation as a powersports vehicle retailer in the South and Southwest. All of RideNow’s stores are unified under the RideNow PowerSports retail brand and the RumbleOn technology we gain access to as a result of the Transaction. We believe that our continued success will depend on our ability to maintain and enhance the value of our retail brands across all of our sales channels, including in the communities in which we operate, and to attract consumers to our own digital channels.

Consumers are increasingly shopping for new and used vehicles, vehicle repair and maintenance services, and other vehicle products and services online and through mobile applications, including through third-party online and mobile sales platforms, with which we compete, that are designed to generate consumer sales leads that are sold to vehicle dealers. If we fail to preserve the value of our retail brands, maintain our reputation, or attract consumers to our own digital channels, our business could be adversely impacted.

An isolated business incident at a single store could materially adversely affect our other stores, retail brands, reputation, and sales channels, particularly if such incident results in adverse publicity, governmental investigations, or litigation. In addition, the growing use of social media by consumers increases the speed and extent that information and opinions can be shared, and negative posts or comments on social media about RideNow, RumbleOn or any of our stores could materially damage our retail brands, reputation, and sales channels.

Our largest stockholders may have the ability to exert substantial influence over actions to be taken or approved by our stockholders.

After the closing of the Transaction, the executive officers and directors and their affiliates of the combined company will beneficially own approximately 45.8% of the voting power in the combined company. As a result, these individuals may have the ability to exert substantial influence over actions to be taken or approved by our stockholders, including the election of directors and any transactions involving a change of control.

In the future, our largest stockholders may acquire or dispose of shares of our Class B common stock and thereby increase or decrease their ownership stake in us. Significant fluctuations in the levels of ownership of our largest stockholders could impact the volume of trading, liquidity, and market price of our Class B common stock.

The loss of key personnel could have a material adverse effect on the combined company’s financial condition, results of operations and growth prospects.

The success of the combined company will depend on the continued contributions of key employees and officers. The loss of the services of key employees and officers, whether such loss is through resignation or other causes, or the inability to attract additional qualified personnel, could have a material adverse effect on the combined company’s financial condition, results of operations and growth prospects.

Risks Related to RideNow’s Business and the Powersports Retail Industry

The powersports retail industry is sensitive to unfavorable changes in general economic conditions and various other factors that could affect demand for RideNow’s products and services, which could have a material adverse effect on its business, its ability to implement its strategy, and its results of operations.

RideNow’s future performance will be impacted by general economic conditions including: changes in employment levels; consumer demand, preferences and confidence levels; the lessening of the impact the COVID-19 pandemic had on social distancing and working from home which resulted in heightened demand for RideNow’s products in 2020; the availability and cost of credit; fuel prices; levels of discretionary personal income; and interest rates. RideNow is also subject to economic, competitive, and other conditions prevailing in the various markets in which it operates, even if those conditions are not prominent nationally.

Retail powersports sales are cyclical and historically have experienced periodic downturns characterized by oversupply and weak demand, which could result in a need for RideNow to lower the prices at which it sells vehicles and watercraft, which would reduce its revenue per vehicle or watercraft sold and its margins. Additionally, a shift in consumer’s vehicle preferences driven by pricing, fuel costs or other factors may have a material adverse effect on RideNow’s revenues, margins and results of operations.

Changes in general economic conditions may make it difficult for RideNow to execute its business strategy. In such an event, RideNow may be required to enter into certain transactions in order to generate additional cash, which may include, but not be limited to, selling certain of its dealerships or other assets or increasing borrowings under its existing, or any future, credit facilities. There can be no assurance that, if necessary, RideNow would be able to enter into any such transactions in a timely manner or on reasonable terms, if at all. Furthermore, in the event RideNow were required to sell dealership assets, the sale of any material portion of such assets could have a material adverse effect on its revenue and profitability.

Adverse conditions affecting one or more of the powersports manufacturers with which RideNow holds franchises, or their inability to deliver a desirable mix of vehicles that RideNow’s consumers demand, could have a material adverse effect on RideNow’s business, results of operations, financial condition, and cash flows.

Historically, RideNow has generated most of its revenue through new vehicle sales, and new vehicle sales tend to lead to sales of higher-margin products and services, such as finance and insurance products and vehicle-related parts and service. As a result, RideNow’s profitability is dependent to a great extent on various aspects of vehicle manufacturers’ operations, many of which are outside of its control. RideNow’s ability to sell new vehicles is dependent on its manufacturers’ ability to design and produce, and willingness to allocate and deliver to RideNow’s dealerships, a desirable mix of popular new vehicles that consumers demand. Popular vehicles may often be difficult to obtain from manufacturers for a number of reasons, including the fact that manufacturers generally allocate their vehicles to dealerships based on sales history and capital expenditures associated with such dealerships. Further, if a manufacturer fails to produce desirable vehicles or develops a reputation for producing undesirable vehicles or produces vehicles that do not comply with applicable laws or government regulations, and RideNow owns dealerships which sell that manufacturer’s vehicles, RideNow’s revenues from those dealerships could be adversely affected as consumers shift their vehicle purchases away from that brand.

Although RideNow seeks to limit its dependence on any one vehicle manufacturer, there can be no assurance the brand mix allocated and delivered to its dealerships by the manufacturers will be appropriate or sufficiently diverse to protect RideNow from a significant decline in the desirability of vehicles manufactured by a particular manufacturer or disruptions in a manufacturer’s ability to produce vehicles. For the year ended December 31, 2020, manufacturers representing 10% or more of RideNow’s revenues from new vehicle sales were as follows:

Manufacturer (Vehicle Brands):	% of Total New Vehicle Revenues
Polaris	31%
BRP	24%
Harley-Davidson	13%

Similar to vehicle retailers, vehicle manufacturers may be affected by the long-term U.S. and international economic climate. In addition, RideNow remains vulnerable to other matters that may impact the manufacturers of the vehicles it sells, many of which are outside of its control, including: (i) changes in their respective financial condition; (ii) changes in their respective marketing efforts; (iii) changes in their respective reputation; (iv) manufacturer and other product defects, including recalls; (v) changes in their respective management; (vi) disruptions in the production and delivery of vehicles and parts due to natural disasters or other reasons; and (vii) issues with respect to labor relations. RideNow’s business is highly dependent on consumer demand and brand preferences for its manufacturers’ products. Manufacturer recall campaigns are a common occurrence that have accelerated in frequency and scope. Manufacturer recall campaigns could adversely affect RideNow’s new and used vehicle sales or customer residual trade-in valuations, could cause RideNow to temporarily remove vehicles from its inventory, could force RideNow to incur increased costs, and could expose RideNow to litigation and adverse publicity related to the sale of recalled vehicles, which could have a material adverse effect on its business, results of operations, financial condition and cash flows. Vehicle manufacturers that produce vehicles outside of the U.S. are subject to additional risks including changes in quotas, tariffs or duties; fluctuations in foreign currency exchange rates; regulations governing imports and the costs related thereto; and foreign governmental regulations.

Adverse conditions that materially affect a vehicle manufacturer and its ability to profitably design, market, produce or distribute desirable new vehicles could in turn materially adversely affect RideNow’s ability to (i) sell vehicles produced by that manufacturer, (ii) obtain or finance RideNow’s new vehicle inventories, (iii) access or benefit from manufacturer financial assistance programs, (iv) collect in full or on a timely basis any amounts due therefrom, and/or (v) obtain other goods and services provided by the impacted manufacturer. In addition, RideNow depends on manufacturers’ ability to design, produce, and supply parts to it and any failure to do so could have a material adverse effect on its parts and services business. RideNow’s business, results of operations, financial condition, and cash flows could be materially adversely affected as a result of any event that has an adverse effect on any vehicle manufacturer.

In addition, if a vehicle manufacturer’s financial condition worsens and it seeks protection from creditors in bankruptcy or similar proceedings, or otherwise under the laws of its jurisdiction of organization, (i) the manufacturer could seek to terminate or reject all or certain of RideNow’s franchises, (ii) if the manufacturer is successful in terminating all or certain of RideNow’s franchises, RideNow may not receive adequate compensation for those franchises, (iii) RideNow’s cost to obtain financing for its new vehicle inventory may increase or no longer be available from such manufacturer’s captive finance subsidiary, (iv) consumer demand for such manufacturer’s products could be materially adversely affected, especially if costs related to improving such manufacturer’s financial condition are factored into the price of its products, (v) there may be a significant disruption in the availability of consumer credit to purchase or lease that manufacturer’s vehicles or negative changes in the terms of such financing, which may negatively impact RideNow’s sales, or (vi) there may be a reduction in the value of receivables and inventory associated with that manufacturer, among other things. The occurrence of any one or more of these events could have a material adverse effect on RideNow’s business, results of operations, financial condition, and cash flows.

In addition, the powersports manufacturing supply chain spans the globe. As such, supply chain disruptions resulting from natural disasters, adverse weather and other events may affect the flow of vehicle and parts inventories to RideNow or its manufacturing partners. For example, in early 2020, the outbreak of the novel coronavirus in Wuhan, China led to quarantines of a significant number of Chinese cities and other cities worldwide and widespread disruptions to travel and economic activity in most countries. Until such time as the coronavirus is contained, ongoing quarantines may lead RideNow to experience disruptions in the (i) supply of vehicle and parts inventories, (ii) ability and willingness of its customers to visit its stores to purchase products or service their vehicles, and (iii) overall health of its labor force. Although during 2020 the impact of the coronavirus resulted in significant increases in RideNow’s sales and profitability as its customers purchased significantly more vehicles presumably to pursue an entertainment option which complied with social distancing measures and because its customers were limited to fewer other alternatives, it is unclear what effect, if any, the outbreak and resulting disruptions may have on the vehicle manufacturing, vehicle and parts supply chain, the health of RideNow’s labor force and the ability and willingness of its customers to visit its stores to purchase products or service their vehicles. Such disruptions could have a material adverse effect on RideNow’s business, results of operations, financial condition, and cash flows.

All of RideNow’s manufacturers will require their consent to consummate the Transaction. Ultimately, if RideNow fails to obtain the consent with respect to dealership locations representing less than 5% of revenue of the dealership locations from the sale of new vehicles for the twelve (12) months ending December 31, 2020, it is permitted to close the Transaction anyway. This may result in the loss of critical brand name vehicles to certain dealership locations which in turn may have a material adverse effect on their performances if not replaced by other manufacturers’ products.

RideNow’s business, financial condition, and results of operations may be materially adversely affected by increases in interest rates.

RideNow generally finances its purchases of new vehicle inventory, has the ability to finance the purchases of used vehicle inventory, and has the availability to borrow funds for working capital under its senior secured credit facilities that charge interest at variable rates. Therefore, RideNow’s interest expense from variable rate debt will rise with increases in interest rates. In addition, a significant rise in interest rates may also have the effect of depressing demand in the interest rate sensitive aspects of RideNow’s business, particularly new and used vehicle sales and the related profit margins and revenue per vehicle, because most of its customers finance their vehicle purchases. As a result, rising interest rates may have the effect of simultaneously increasing RideNow’s capital costs and reducing its revenues. When considered in connection with reduced expected sales as and if interest rates increase, any such increase could materially adversely affect RideNow’s business, financial condition and results of operations.

RideNow’s vehicle and watercraft sales, financial condition, and results of operations may be materially adversely affected by changes in costs or availability of consumer financing.

The majority of vehicles and watercraft purchased by RideNow’s customers are financed. Reductions in the availability of credit to consumers have contributed to declines in RideNow’s vehicle sales in past periods. Reductions in available consumer credit or increased costs of that credit could result in a decline in RideNow’s vehicle sales, which would have a material adverse effect on its financial condition and results of operations.

Lenders that have historically provided financing to those buyers who, for various reasons, do not have access to traditional financing, including those buyers who have a poor credit history or lack the down payment necessary to purchase a vehicle, are often referred to as subprime lenders. If market conditions cause subprime lenders to tighten credit standards, or if interest rates increase, the ability to obtain financing from subprime lenders for these consumers to purchase vehicles could become limited, resulting in a decline in RideNow’s vehicle sales, which in turn, could have a material adverse effect on its financial condition and results of operations.

Substantial competition in powersports sales and services may have a material adverse effect on RideNow’s results of operations.

The powersports retail and service industry is highly competitive with respect to price, service, location, and selection. RideNow’s competition includes: (i) franchised vehicle dealerships in its markets that sell the same or similar new and used vehicles and boats; (ii) privately negotiated sales of used vehicles and boats; (iii) other used vehicle and boat retailers, including regional and national vehicle rental companies; (iv) internet-based used vehicle brokers that sell used vehicles and boats to consumers; (v) service center and parts supply chain stores; and (vi) independent service and repair shops.

RideNow does not have any material cost advantage over other retailers in purchasing new vehicles from manufacturers. RideNow typically relies on its advertising, merchandising, sales expertise, service reputation, strong local branding, and dealership location to sell new vehicles. Because RideNow’s dealer agreements only grant it a non-exclusive right to sell a manufacturer’s product within a specified market area, its revenues, gross profit and overall profitability may be materially adversely affected if competing dealerships expand their market share. Further, RideNow’s vehicle manufacturers may decide to award additional franchises in its markets in ways that negatively impact its sales.

Internet and text messaging have become a significant part of the advertising and sales process in RideNow’s industry. Customers are using the internet to shop, and compare prices, for new and used vehicles, repair and maintenance services, finance and insurance products, and other powersports products. If RideNow is unable to effectively use the internet or text messaging to attract customers to its own on-line channels and mobile applications, and, in turn, to its stores, its business, financial condition, results of operations, and cash flows could be materially adversely affected. Additionally, the growing use of social media by consumers increases the speed and extent that information and opinions can be shared, and negative posts or comments on social media about RideNow or any of its stores could damage RideNow’s reputation and brand names, which could have a material adverse effect on its business, financial condition, results of operations, and cash flows.

Additionally, if one or more companies are permitted to circumvent the state franchise laws of several states in the United States thereby permitting them to sell their new vehicles without the requirements of establishing a dealer-network, they may be able to have a competitive advantage over the traditional dealers, which could have a material adverse effect on RideNow’s sales in those states.

RideNow is dependent upon its relationships with the manufacturers of vehicles that it sells and is subject to restrictions imposed by, and significant influence from, these vehicle manufacturers. Any of these restrictions or any changes or deterioration of these relationships could have a material adverse effect on RideNow’s business, financial condition, results of operations, and cash flows.

RideNow is dependent on its relationships with the manufacturers of the vehicles it sells, which have the ability to exercise a great deal of control and influence over its day-to-day operations, as a result of the terms of its dealer, framework, and related agreements. RideNow may obtain new vehicles from manufacturers, service vehicles, sell new vehicles, and display vehicle manufacturers’ trademarks only to the extent permitted under these agreements. The terms of these agreements may conflict with RideNow’s interests and objectives and may impose limitations on key aspects of its operations, including acquisition strategy and capital spending.

For example, manufacturers can set performance standards with respect to sales volume, sales effectiveness and customer satisfaction, and require RideNow to obtain manufacturer consent before it can acquire dealerships selling a manufacturer’s vehicles. From time to time, RideNow may be precluded under agreements with certain manufacturers from acquiring additional franchises, or subject to other adverse actions, to the extent RideNow is not meeting certain performance criteria at its existing stores (with respect to matters such as sales volume, customer satisfaction and sales effectiveness) until its performance improves in accordance with the agreements, subject to applicable state franchise laws. In addition, many vehicle manufacturers place limits on the total number of franchises that any group of affiliated dealerships may own and certain manufacturers place limits on the number of franchises or share of total brand vehicle sales that may be maintained by an affiliated dealership group on a national, regional or local basis, as well as limits on store ownership in contiguous markets, which limits may be applicable to the Company as a result of the Transaction. If RideNow reaches any of these limits, it may be prevented from making further acquisitions, or it may be required to dispose of certain dealerships, whether as a result of the Transaction or otherwise, which could adversely affect its future growth. RideNow cannot provide assurance that manufacturers will approve future acquisitions timely, if at all, which could significantly impair the execution of its acquisition strategy.

In addition, certain manufacturers use a dealership’s manufacturer-determined customer satisfaction index score as a factor governing participation in incentive programs. To the extent RideNow does not meet minimum score requirements, its future payments may be materially reduced or it may be precluded from receiving certain incentives, which could materially adversely affect its business, financial condition, results of operations and cash flows.

Manufacturers also typically establish facilities and minimum capital requirements for dealerships on a case-by-case basis. In certain circumstances, including as a condition to obtaining consent to a proposed acquisition, a manufacturer may require RideNow to remodel, upgrade or move its facilities, and capitalize the subject dealership at levels it would not otherwise choose to fund, causing RideNow to divert its financial resources away from uses that management believes may be of higher long-term value to it. Delays in obtaining, or failing to obtain, manufacturer consent, would impede RideNow’s ability to execute acquisitions that it believes would integrate well with its overall strategy and limit its ability to expand its business.

Manufacturers can also establish new franchises or relocate existing franchises, subject to applicable state franchise laws. The establishment or relocation of franchises in RideNow’s markets could have a material adverse effect on the business, financial condition and results of operations of its dealerships in the market in which the action is taken.

Manufacturers may also limit RideNow’s ability to divest one or more of its dealerships in a timely manner or at all. Most of RideNow’s dealer agreements provide the manufacturer with a right of first refusal to purchase any of the manufacturer’s franchises RideNow seeks to sell. Divestitures may also require manufacturer consent and failure to obtain consent would require RideNow to find another potential buyer or wait until the buyer is able to meet the requirements of the manufacturer. A delay in the sale of a dealership could have a negative impact on RideNow’s business, financial condition, results of operations, and cash flows.

Manufacturers may terminate or may not renew RideNow’s dealer and framework agreements, or may compel RideNow to divest its dealerships for a number of reasons, including, default under the agreement, any unapproved change of control (which specific changes vary from manufacturer to manufacturer, but which include material changes in the composition of RideNow’s Board during a specified time period, the acquisition of 5% or more of RideNow’s voting stock by another vehicle manufacturer or distributor, the acquisition of 20% or more of RideNow’s voting stock by third parties, and the acquisition of an ownership interest sufficient to direct or influence management and policies), or certain other unapproved events (including certain extraordinary corporate transactions such as a merger or sale of all or substantially all of RideNow’s assets). Restrictions on any unapproved changes of ownership or management may adversely impact RideNow’s value, as they may prevent or deter prospective acquirers from gaining control of it. In addition, actions taken by a manufacturer to exploit its bargaining position in negotiating the terms of renewals of franchise agreements or otherwise, could also have a material adverse effect on RideNow’s revenues and profitability.

There can be no assurances that RideNow will be able to renew its dealer and framework agreements on a timely basis, on acceptable terms, or at all. RideNow’s business, financial condition, and results of operations may be materially adversely affected to the extent that its rights become compromised or its operations are restricted due to the terms of its dealer or framework agreements or if it loses franchises representing a significant percentage of its revenues due to termination or failure to renew such agreements.

If vehicle manufacturers reduce or discontinue sales incentive, warranty or other promotional programs, RideNow’s financial condition, results of operations, and cash flows may be materially adversely affected.

RideNow benefits from certain sales incentive, warranty, and other promotional programs of vehicle manufacturers that are intended to promote and support their respective new vehicle sales. Key incentive programs include: (i) customer rebates on new vehicles; (ii) dealer incentives on new vehicles; (iii) special financing or leasing terms; (iv) warranties on new and used vehicles; and (v) sponsorship of used vehicle sales by authorized new vehicle dealers.

Vehicle manufacturers often make many changes to their incentive programs. Any reduction or discontinuation of manufacturers’ incentive programs for any reason, including a supply and demand imbalance, may reduce RideNow’s sales volume which, in turn, could have a material adverse effect on its results of operations, cash flows, and financial condition.

If state laws that protect powersports retailers are repealed, weakened, or superseded by RideNow’s framework agreements with manufacturers, its dealerships will be more susceptible to termination, non-renewal, or renegotiation of their dealer agreements, which could have a material adverse effect on its business, results of operations and financial condition.

Applicable state laws generally provide that a vehicle manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with written notice setting forth “good cause” and stating the grounds for termination or non-renewal. Some state laws allow dealers to file protests or petitions or allow them to attempt to comply with the manufacturer’s criteria within a notice period to avoid the termination or non-renewal. RideNow’s framework agreements with certain manufacturers contain provisions that, among other things, attempt to limit the protections available to dealers under these laws, and, though unsuccessful to date, manufacturers’ ongoing lobbying efforts may lead to the repeal or revision of these laws. If these laws are repealed in the states in which RideNow operates, manufacturers may be able to terminate RideNow’s franchises without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of these state laws, it may also be more difficult for RideNow to renew its dealer agreements upon expiration. Changes in laws that provide manufacturers the ability to terminate RideNow’s dealer agreements could materially adversely affect its business, financial condition, and results of operations. Furthermore, if a manufacturer seeks protection from creditors in bankruptcy, courts have held that the federal bankruptcy laws may supersede the state laws that protect vehicle retailers resulting in the termination, non-renewal or rejection of franchises by such manufacturers, which, in turn, could materially adversely affect RideNow’s business, financial condition, and results of operations.

A failure of any of RideNow’s information systems or those of its third-party service providers, or a data security breach with regard to personally identifiable information about RideNow’s customers or employees, could have a material adverse effect on its business, results of operations, financial condition and cash flows.

RideNow depends on the efficient operation of its information systems and those of its third-party service providers. RideNow relies on information systems at its dealerships in all aspects of its sales and service efforts, as well in the preparation of its consolidated financial and operating data. All of RideNow’s dealerships currently operate on a common dealership management system (“DMS”). RideNow’s business could be significantly disrupted if (i) the DMS fails to integrate with other third-party information systems, customer relations management tools or other software, or to the extent any of these systems become unavailable to RideNow or fail to perform as designed for an extended period of time, or (ii) RideNow’s relationship with its DMS provider or any other third-party provider deteriorates. Additionally, any disruption to access and connectivity of RideNow’s information systems due to natural disasters, power loss or other reasons could disrupt its business operations, impact sales and results of operations, expose RideNow to customer or third-party claims, or result in adverse publicity.

Additionally, in the ordinary course of business, RideNow and its partners receive significant confidential personal information about its customers in order to complete the sale or service of a vehicle and related products. RideNow also receives confidential personal information from its employees. The regulatory environment surrounding information security and privacy is increasingly demanding, with numerous state and federal regulations, as well as payment card industry and other vendor standards, governing the collection and maintenance of confidential personal information from consumers and other individuals. RideNow believes the powersports dealership industry is a particular target of identity thieves, as there are numerous opportunities for a data security breach, including cyber-security breaches, burglary, lost or misplaced data, scams, or misappropriation of data by employees, vendors or unaffiliated third parties. Because of the increasing number and sophistication of cyber-attacks, and despite the security measures RideNow has in place and any additional measures it may implement or adopt in the future, its facilities and systems, and those of its third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism, and/or other events. Alleged or actual data security breaches can increase costs of doing business, negatively affect customer satisfaction and loyalty, expose RideNow to negative publicity, individual claims or consumer class actions, administrative, civil or criminal investigations or actions, and infringe on proprietary information, any of which could have a material adverse effect on its business, financial condition, results of operations, or cash flows.

RideNow’s operations are subject to extensive governmental laws and regulations. If RideNow is found to be in purported violation of or subject to liabilities under any of these laws or regulations, or if new laws or regulations are enacted that adversely affect its operations, its business, results of operations, financial condition, cash flows, reputation and prospects could suffer.

The powersports retail industry, including RideNow’s facilities and operations, is subject to a wide range of federal, state, and local laws and regulations, such as those relating to motor vehicle and boat sales, retail installment sales, leasing, finance and insurance, marketing, licensing, consumer protection, consumer privacy, escheatment, anti-money laundering, environmental, vehicle emissions and fuel economy, and health and safety. In addition, with respect to employment practices, RideNow is subject to various laws and regulations, including complex federal, state, and local wage and hour and anti-discrimination laws. The violation of the laws or regulations to which RideNow is subject could result in administrative, civil, or criminal sanctions against RideNow, which may include a cease and desist order against the subject operations or even revocation or suspension of its license to operate the subject business, as well as significant fines and penalties. Violation of certain laws and regulations to which RideNow is subject may also subject it to consumer class action or other lawsuits or governmental investigations and adverse publicity. RideNow currently devotes significant resources to comply with applicable federal, state, and local regulation of health, safety, environmental, zoning, and land use regulations, and it may need to spend additional time, effort, and money to keep its operations and existing or acquired facilities in compliance therewith.

In addition, there is a risk that RideNow’s employees could engage in misconduct that violates the laws or regulations to which it is subject. It is not always possible to detect or prevent employee misconduct, and the precautions RideNow takes to detect and deter this activity may not be effective in all cases. If any of RideNow’s employees were to engage in misconduct or were to be accused of such misconduct, its business and reputation could be adversely affected.

The Dodd-Frank Act, which was signed into law on July 21, 2010, established the Consumer Financial Protection Bureau (the “CFPB”), an independent federal agency funded by the United States Federal Reserve with broad regulatory powers and limited oversight from the United States Congress. Although vehicle dealers are generally excluded, the Dodd-Frank Act could lead to additional, indirect regulation of vehicle dealers, in particular, their sale and marketing of finance and insurance products, through its regulation of vehicle finance companies and other financial institutions. In addition, the CFPB possesses supervisory authority with respect to certain non-bank lenders, including vehicle finance companies, participating in vehicle financing. The Dodd-Frank Act also provided the Federal Trade Commission (the “FTC”) with new and expanded authority regarding vehicle dealers. Since then, the FTC has been gathering information on consumer protection issues through roundtables, public comments and consumer surveys. The FTC may exercise its additional rule-making authority to expand consumer protection regulations relating to the sale, financing and leasing of motor vehicles.

Continued pressure from the CFPB, FTC, and other federal agencies could lead to significant changes in the manner that dealers are compensated for arranging customer financing, and while it is difficult to predict how any such changes might impact RideNow, any adverse changes could have a material adverse impact on its finance and insurance business and results of operations. Furthermore, RideNow expects that new laws and regulations, particularly at the federal level, in other areas may be enacted, which could also materially adversely impact its business.

Environmental laws and regulations govern, among other things, discharges into the air and water, storage of petroleum substances and chemicals, the handling and disposal of hazardous wastes, and investigation and remediation of contamination. Similar to many of its competitors, RideNow has incurred and expects to continue to incur capital and operating expenditures and other costs to comply with such federal and state statutes. In addition, RideNow may become subject to broad liabilities arising out of contamination at its currently and formerly owned or operated facilities, at locations to which hazardous substances were transported from such facilities, and at such locations related to entities formerly affiliated with it. For such potential liabilities, RideNow believes it is entitled to indemnification from other entities. However, RideNow cannot provide assurance that such entities will view their obligations as it does or will be able or willing to satisfy them. Failure to comply with applicable laws and regulations, or significant additional expenditures required to maintain compliance therewith, could have a material adverse effect on RideNow’s business, results of operations, financial condition, or cash flows.

A significant judgment against RideNow or the imposition of a significant fine could have a material adverse effect on its business, financial condition and future prospects. RideNow further expects that, from time to time, new laws and regulations, particularly in the environmental area will be enacted, and compliance with such laws, or penalties for failure to comply, could significantly increase its costs. For example, vehicle manufacturers are subject to government-mandated fuel economy and greenhouse gas emission standards, which continue to change and become more stringent over time. Failure of a manufacturer to develop vehicles that meet fuel economy or greenhouse gas emission standards could subject the manufacturer to substantial penalties, increase the cost of vehicles sold to RideNow, and adversely affect RideNow’s ability to market and sell vehicles to meet consumer needs and desires, which could have a material adverse effect on its business, results of operations, financial condition, or cash flows.

RideNow is subject to risks related to the provision of employee health care benefits, which could have a material adverse effect on its business, results of operations, financial condition, and cash flows.

RideNow uses insurance for health care plans. It records expenses under those plans based on estimates of the costs of expected claims, administrative costs, stop-loss insurance premiums, and expected health care trends. Actual costs under these plans are subject to variability that is dependent upon participant enrollment, demographics, and the actual costs of claims made. Negative trends in any of these areas could cause RideNow to incur additional unplanned health care costs, which could adversely impact its business, financial condition, results of operations, and cash flows. In addition, if enrollment in RideNow’s health care plans increases significantly, the additional costs that it will incur may be significant enough to materially affect its business, financial condition, results of operations, and cash flows.

RideNow is, and expects to continue to be, subject to legal and administrative proceedings, which, if the outcomes are adverse to it, could have a material adverse effect on its business, results of operations, financial condition, cash flows, reputation and prospects.

RideNow is involved and expects to continue to be involved in numerous legal proceedings arising out of the conduct of its business, including litigation with customers, employment-related lawsuits, class actions, purported class actions, and actions brought by governmental authorities. RideNow does not believe that the ultimate resolution of any known matters will have a material adverse effect on its business, financial condition, results of operations, cash flows, reputation or prospects. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material adverse effect on RideNow’s business, financial condition, results of operations, and cash flows.

Property loss or other uninsured liabilities could have a material adverse impact on RideNow’s results of operations.

RideNow is subject to substantial risk of property loss due to the significant concentration of property at dealership locations, and concentration of dealerships themselves, including vehicles and parts. RideNow has historically experienced business interruptions from time to time at several of its dealerships, due to actual or threatened adverse weather conditions or natural disasters, such as hurricanes, tornadoes, floods, and hail storms, or other extraordinary events. Concentration of property at dealership locations also makes the powersports retail business particularly vulnerable to theft, fraud, and misappropriation of assets. Illegal or unethical conduct by employees, customers, vendors, and unaffiliated third parties can result in loss of assets, disrupt operations, impact brand reputation, jeopardize manufacturer and other relationships, result in the imposition of fines or penalties, and subject RideNow to governmental investigations or lawsuits. While RideNow maintains insurance to protect against a number of losses, including cyber-security breaches or attacks, its insurance coverage often contains significant deductibles. In addition, RideNow “self-insures” a portion of its potential liabilities, meaning it does not carry insurance from a third-party for such liabilities, and is wholly responsible for any related losses including for certain potential liabilities that some states prohibit the maintenance of insurance to protect against. In certain instances, RideNow’s insurance may not fully cover a loss depending on the applicable deductible or the magnitude and nature of the claim. Additionally, changes in the cost or availability of insurance in the future could substantially increase RideNow’s costs to maintain its current level of coverage or could cause it to reduce its insurance coverage and increase its self-insured risks. To the extent RideNow incurs significant additional costs for insurance, suffers losses that are not covered by in-force insurance or suffers losses for which it is self-insured, its financial condition, results of operations, or cash flows could be materially adversely impacted.

RideNow is subject to risks associated with imported product restrictions or limitations, foreign trade and currency fluctuations.

RideNow’s business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, its operations are subject to risks of doing business outside of the United States and importing merchandise, including import duties, exchange rates, trade restrictions, work stoppages, natural or man-made disasters, and general political and socio-economic conditions in other countries. The United States or the countries from which RideNow’s products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions or limitations, or adjust presently prevailing quotas, duties, or tariffs. The imposition of new, or adjustments to prevailing, quotas, duties, tariffs or other restrictions or limitations could have a material adverse effect on RideNow’s business, financial condition, results of operations and cash flows. Relative weakness of the U.S. dollar against foreign currencies in the future may result in an increase in costs to RideNow and in the retail price of such vehicles or parts, which could discourage consumers from purchasing such vehicles and adversely impact its revenues and profitability.

If RideNow is unable to acquire and successfully integrate additional dealerships into its business, its revenue and earnings growth may be adversely affected.

RideNow believes that the vehicle retailing industry is a mature industry whose sales are significantly impacted by the prevailing economic climate, both nationally and in local markets. Accordingly, RideNow believes that its future growth depends in part on its ability to manage expansion, control costs in its operations and acquire and effectively integrate acquired dealerships into its organization. When seeking to acquire other dealerships, RideNow often competes with several other national, regional and local dealership groups, and other strategic and financial buyers, some of which may have greater financial resources than it. Competition for attractive acquisition targets may result in fewer acquisition opportunities for RideNow, and it may have to forgo acquisition opportunities to the extent it cannot negotiate such acquisitions on acceptable terms.

RideNow also faces additional risks commonly encountered with growth through acquisitions. These risks include, but are not limited to: (i) failing to obtain manufacturers’ consents to acquisitions of additional franchises; (ii) incurring significant transaction-related costs for both completed and failed acquisitions; (iii) incurring significantly higher capital expenditures and operating expenses; (iv) failing to integrate the operations and personnel of the acquired dealerships and impairing relationships with employees; (v) incorrectly valuing entities to be acquired or incurring undisclosed liabilities at acquired dealerships; (vi) disrupting its ongoing business and diverting its management resources to newly acquired dealerships; (vii) failing to achieve expected performance levels; and (viii) impairing relationships with manufacturers and customers as a result of changes in management.

RideNow may not adequately anticipate all the demands that its growth will impose on its personnel, procedures and structures, including its financial and reporting control systems, data processing systems, and management structure. Moreover, its failure to retain qualified management personnel at any acquired dealership may increase the risks associated with integrating the acquired dealership. If RideNow cannot adequately anticipate and respond to these demands, it may fail to realize acquisition synergies and its resources will be focused on incorporating new operations into its structure rather than on areas that may be more profitable.

Natural disasters and adverse weather events can disrupt RideNow’s business.

RideNow’s stores are concentrated in states and regions in the United States, including primarily Florida, Texas, Arizona and California, in which actual or threatened natural disasters and severe weather events (such as hail storms, hurricanes, earthquakes, fires, tornadoes, snow storms, and landslides) may disrupt its store operations, which may adversely impact its business, results of operations, financial condition, and cash flows. In addition to business interruption, the vehicle retail business is subject to substantial risk of property loss due to the significant concentration of property values at store locations.

RideNow cannot assure you that it will not be exposed to uninsured or underinsured losses that could have a material adverse effect on its business, financial condition, results of operations, or cash flows. In addition, natural disasters may adversely impact new vehicle production and the global vehicle supply chain, which in turn could materially adversely impact RideNow’s business, results of operations, financial conditions, and cash flows.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in RumbleOn’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 31, 2021, and incorporated by reference into this proxy statement, and in particular, the risks discussed under the caption “Risk Factors” included in this proxy statement. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

PROPOSAL 1: THE STOCK ISSUANCE PROPOSAL

The following discussion contains important information relating to the Transaction. The Plan of Merger and Equity Purchase Agreement, dated March 12, 2021, among RumbleOn, the Merger Subs, the Sellers, and the Sellers’ Representative, which is referred to as the Transaction Agreement, is included as Annex A to this proxy statement. RumbleOn encourages you to carefully read the Transaction Agreement in its entirety because it is the principal legal agreement that governs the Transaction.

The Companies

RumbleOn, Inc.

RumbleOn, Inc., a Nevada corporation, is a technology driven, motor vehicle dealer and e-commerce platform provider disrupting the vehicle supply chain using innovative technology that aggregates, processes and distributes inventory in a faster and more cost-efficient manner.

We operate an infrastructure-light platform that facilitates the ability of all participants in the supply chain, including RumbleOn, other dealers and consumers to Buy-Sell-Trade-Finance-Transport pre-owned vehicles. Our goal is to transform the way VIN-specific pre-owned vehicles are bought and sold by providing users with the most comprehensive, efficient, timely and transparent transaction experiences. While our initial customer facing emphasis through most of 2018 was on motorcycles and other powersports vehicles, we continue to enhance our platform to accommodate nearly any VIN-specific vehicle including motorcycles, ATVs, boats, RVs, cars and trucks. Of the 3,500 vehicles we sold during the three-months ended March 31, 2021, 2,494 (71%) were automotive and 1,006 (29%) were powersports vehicles. For the three-months ended March 31, 2020, we sold 7,420 vehicles of which 4,603 (62%) were automotive and 2,817 (38%) were powersports vehicles. In August 2020, we launched RumbleOn 3.0, bringing traditional brick and mortar powersports dealers across the country online. Then, in March 2021, we announced a definitive agreement to combine our e-commerce platform with the RideNow powersports group, the nation’s largest powersports retailer, as discussed further below. The combination of RumbleOn and RideNow will become the first omnichannel platform in powersports. This channel is a full-service platform that will revolutionize the customer experience. This omnichannel platform will offer the consumer the fastest, easiest, and most transparent transaction online or in store while providing customers the most comprehensive offering that includes:

●	Buy, Sell or Trade without Leaving Your Home
●	Virtual Inventory Listings Online and In Store
●	Physical Retail and Service Locations
●	Proprietary Supply Aggregation
●	Apparel, Parts, Service and Accessories
●	Vehicle Transportation and Logistics
●	Online Cash Offers
●	Proprietary Secondary Online Financing

The combination of RumbleOn and RideNow is well positioned to capitalize on the secular changes in consumer behavior accelerated by COVID-19. These changes include:

Shift in Demographics(1)

●	New demographic groups are coming to powersports - increasing diversity, from gender to ethnicity to age
●	Number of female motorcycle owners nearly doubled from 2000 to 2020 and the average age of female riders declined 10 years
●	Powersports give Millennials and Gen Z the “experience culture” they crave
●	These generations prefer entry point provided by pre-owned
●	Growth in first-time riders drives lifetime enthusiast

Transition to Outdoor Lifestyle(1)

●	Outdoor sports equipment surged
●	Escaping the indoors
●	Social yet socially distant
●	Interactive exercise

Digital Adoption Accelerated(1)

●	E-commerce grew from 15% in 2019 to over 44% in 2020
●	Today 2/3 of new car shoppers are comfortable completing the entire process online

We believe today’s consumer is experience focused; RumbleOn’s acquisition platform for pre-owned vehicles enables the combined business to capture incremental market share as new riders continue to enter the category.

(1)       Source: NPD, National Marine Manufacturers Association, U.S. Department of Commerce, Cox Automotive, Boston Consulting Group, McKinsey & Company.

This document incorporates important business and financial information about RumbleOn from other documents that are not included in or delivered with this proxy statement. For a list of the documents incorporated by reference into this proxy statement, see “Where You Can Find More Information.”

RideNow

RideNow Group and Affiliates, a non-legal entity, (“RideNow” or “The Group”) is an affiliated group of powersports franchise dealerships that has been accumulated primarily through acquisition over the past 37 years by its principal owners Bill Coulter and Mark Tkach. Today, RideNow is the nation’s largest powersports dealer group with 45 locations in 11 states predominantly in the Sunbelt region of the United States. For the year ended December 31, 2020, combined revenue, gross profit, and net income were $900 million, $256 million, and $93 million, respectively. The Group sells new and used motorcycles, all-terrain vehicles, personal watercraft, other powersports vehicles, and related products and services, including repair and maintenance services, parts and accessories, riding gear, and apparel. The core brands sold by RideNow are Harley-Davidson, Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph, which are sold through franchise dealer agreements. RideNow prides itself on bringing quality vehicles, service, and experience to the communities it serves and has long been admired by industry leaders as the largest and most professionally operated Powersports dealer group in the U.S.

RideNow was founded by William Coulter in 1983 as a Honda powersports distributor under the name “Coulter Town & Country Honda” located in Tempe, Arizona. Mark Tkach became the General Manager of this location in 1989. In 2005, RideNow first introduced the tradename “RideNow Powersports” for use in all of the franchise retail stores which had no uniform or identifiable common name prior to that time.

Since inception, management has believed in an “acquisition strategy” acquiring inefficient operators in a highly fragmented industry. RideNow’s business strategy is to acquire and operate existing retail locations in the Sunbelt states where the weather permits use year-round. Management has focused on centralizing services which benefit from economies of scale such as heavy maintenance, inventory, IT and distribution centers while locating and maintaining high caliber local management who are aficionados of the vehicles offered. Establishing consistent operating procedures at all locations, enhanced bonus opportunities, employee training, shared product knowledge and a customer centered approach has often resulted in the turnaround of poorly performing retail locations after acquisition. Facility renovations and enhancements are often required as well to improve the physical appearance of the retail space. Marketing and advertising campaigns using the “RideNow” logo provide enhancement and better customer recognition. Finally, the strong financing capabilities of the owners present timely and needed cash infusions when necessary. The strong historic relationships of Mr. Coulter and Mr. Tkach with the equipment manufacturers add credibility to the retail locations permitting at times brand expansion.

Today approximately 47.3% of revenue is from sales of off-road vehicles (UTVs, ATV, Dirt Bikes), 46.4% from sales of motorcycles and 6.3% from sales of personal watercraft, and other vehicles. The following table summarizes RideNow’s operating performance for the three years ended December 31, 2020 as well as for the quarter ended March 31, 2021. You should also review RideNow’s complete financial statements for these periods beginning on page F-1 of this proxy statement.

	March 31,	Years Ended December 31,
	2021	2020	2019	2018

Revenue	$245,182,051	$898,890,398	$736,240,720	$699,354,705
Gross Profit	$74,580,374	$256,220,771	$181,549,444	$172,573,860
Net Income	$30,680,594	$92,623,076	$32,716,897	$31,702,281

RideNow Group

Management Discussion and Analysis of Financial Condition and Results of Operations
for the Quarterly Periods ended March 31, 2021 and March 31, 2020

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) of the RideNow Group is provided as a supplement to, and should be read in conjunction with, the unaudited Combined Financial Statements and Notes thereto for the three months ended March 31, 2021 and 2020, which are included in this report.

Overview

RideNow Group and Affiliates, a non-legal entity, (“RideNow” or “The Group” or the “Company”) is a collection of franchised dealerships operating in the powersports industry. The Group is engaged in the sale of new and used motorcycles, all-terrain vehicles, personal watercraft, other powersports vehicles, and related products and services, including repair and maintenance services, parts and accessories, riding gear, and apparel. As of March 31, 2021, RideNow owned and operated more than 43 retail dealerships in the United States, predominately in the Sunbelt region. The core brands sold by RideNow are Harley-Davidson, Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph, which are sold through franchise dealer agreements.

On March 31, 2021, and December 31, 2020 RideNow had two operating segments: (1) Harley-Davidson motor sports dealerships and (2) Metric motor sports dealerships (representing all Non-Harley-Davidson motor sports dealerships). RideNow’s Harley-Davidson dealership segment is comprised of retail franchises that sell new and used motorcycles and related accessories, riding gear and apparel, replacement parts, equipment repair and maintenance services, and also arrange for the delivery of finance and insurance products through third party providers. RideNow’s Metric dealerships segment is comprised of retail franchises that sell new and used motorcycles (non-Harley-Davidson) and other motor sports equipment, including all-terrain vehicles, utility terrain vehicles, boats, personal watercraft, snowmobiles and scooters from manufacturers such as Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph. Additionally, dealerships in RideNow’s Metric segment sell related products and services, including repair and maintenance services and also arrange for the delivery of finance and insurance products through third party providers. RideNow has determined that the operating segments also represent the reportable segments. The reportable segments identified above are the business activities of RideNow for which discrete financial information is available and for which operating results are regularly reviewed by the chief operating decision maker to assess operating performance and allocate resources. RideNow’s chief operating decision maker is comprised of its two owners, who are also RideNow’s (1) Chairman of the Board and (2) Chief Executive Officer.

For the three months ended March 31, 2021, new vehicle sales accounted for 58.4% of the Company’s revenue and 37.4% of total gross profit compared to 50.5% and 23.6% of the Company’s revenue and gross profit, respectively in 2020. Used vehicle sales accounted for 15.9% of the Company’s revenue and 9.7% of total gross profit for the three months ended March 31, 2021, compared to 21.4% and 10.0%, of the Company’s revenue and gross profit, respectively, in 2020. Service, parts and others accounted for 17.8% of the Company’s revenue and 26.9% of total gross profit for the three months ended March 31, 2021, compared to 20.2% and 36.5%, respectively in 2020. Finance and insurance, accounted for 7.9% of the Company’s revenue and 26.0% of total gross profit compared to 7.9%% and 29.9%, respectively in 2020.

Acquisition by RumbleOn

On March 12, 2021, RumbleOn, Inc. announced a definitive agreement to combine with the RideNow Group to create the only omnichannel customer experience in powersports and the largest publicly traded powersports dealership platform (the “RideNow Transactions”). Under the terms of the definitive agreement, RumbleOn will combine with up to 46 entities operating under the RideNow brand for a total consideration of up to $575.4 million, consisting of $400.4 million of cash and approximately 5.8 million shares of RumbleOn Class B Common Stock. RumbleOn will finance the cash consideration through a combination of up to $280.0 million of debt and the remainder through the issuance of new equity. RumbleOn has entered into a commitment letter with Oaktree Capital Management, L.P. (“Oaktree”) to provide for the debt financing, subject to certain conditions (the “Oaktree Financing”). The number of shares to be issued to RideNow is subject to increase as described in the definitive agreement. The RideNow Transaction is subject to successful completion of the debt and equity financing, RumbleOn stockholder approval, manufacturer approval, other federal and state regulatory approvals, and other customary closing conditions as described in the definitive agreement. We expect to close the RideNow Transaction during the third quarter of 2021.

COVID-19 Update

In March 2020, the World Health Organization declared the COVID-19 outbreak to be a global pandemic. The rapid spread of COVID-19 resulted in governmental authorities implementing numerous measures to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, shutdowns and vaccines. We initially took aggressive action in response to the Pandemic, furloughing nearly 45% of our workforce. However, we quickly rebounded as we found the Pandemic was actually creating great demand as people, weary of staying at home found riding an off-road vehicle in the wide-open, socially distant spaces of tracks and trails to be appealing. While the manufacturers curtailed or shut down operations for a time, and our supply of new vehicles declined, our off-road vehicle demand increased significantly. For the quarter ended June 30, 2020, our vehicles sold, revenue and gross profit were up 57.1%, 49.8% and 58.1%, respectively compared to the quarter ending March 31, 2020. This trend continued throughout the remainder of 2020, and we believe demonstrates that we have been successful in navigating the impact of COVID-19 on our business to date and that our business model makes us well-positioned to meet expected customer demand during the current COVID-19 pandemic. We will continue to evaluate the nature and extent of the impact to our business and our results of operations and financial condition as circumstances evolve surrounding the COVID-19 pandemic.

Results of Operations

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations are based upon our combined financial statements, which have been prepared in accordance with United States generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies and estimates which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to Note 1 — Summary of Significant Accounting Policies of the unaudited Combined Financial Statements included in this report, for more detailed information regarding our critical accounting policies.

Revenue Recognition

Revenue consists of the sales of new and used recreational vehicles, commissions from related finance and insurance products, sales of parts and services, and sale of other products. RideNow adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU, collectively referred to as Accounting Standards Codification (ASC) Topic 606, which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope. RideNow’s goods and services that fall within the scope of Topic 606 are recognized as revenue when promised goods or services are transferred to customers in amounts that reflect the consideration to which RideNow expects to be entitled in exchange for those goods or services.

RideNow adopted the accounting standard effective January 1, 2018, using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods recorded an increase to retained earnings of approximately $737,000.

Valuation of Inventory

Inventories, consisting of new vehicles, are stated at the lower of cost or net realizable value on a specific identification basis. Parts and accessories inventories are stated at the weighted average cost. Used vehicles and other inventories are stated at the lower of cost or wholesale net realizable values on a specific identification basis, as determined by management.

Accounting for Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update (ASC Topic 842) that amends the accounting guidance on leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The FASB also subsequently issued amendments to the standard, including providing an additional and optional transition method to adopt the new standard, described below, as well as certain practical expedients related to land easements and lessor accounting. The accounting standard update originally required the use of a modified retrospective approach reflecting the application of the standard to the leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements with the option to elect certain practical expedients. A subsequent amendment to the standard provides an additional and optional transition method that allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. RideNow adopted this accounting standard effective January 1, 2018, using the optional transition method with no restatement of comparative periods.

RideNow elected certain practical expedients available under the transition guidance within the new standard, which among other things, allowed it to carry forward the historical lease classification of RideNow’s existing leases. RideNow did not elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to RideNow. The new standard also provides practical expedients for an entity’s ongoing accounting. RideNow elected the short- term lease recognition exemption for all leases that qualify. As a result, for those leases that qualify, RideNow will not recognize ROU assets or lease liabilities, and RideNow did not recognize ROU asset or lease liabilities for existing short-term leases of those assets in transition. RideNow also elected the practical expedient to not separate lease and non-lease components of leases for the majority of RideNow classes of underlying assets.

Goodwill

RideNow acquisitions have resulted in the recording of goodwill and other intangible assets. Goodwill is an asset representing operational synergies, franchise rights and future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Other intangible assets represent non-compete agreements entered into with sellers from acquired businesses.

RideNow does not amortize goodwill. Goodwill is tested for impairment annually or more frequently when events or changes in circumstances indicate that impairment may have occurred. RideNow elected to perform a quantitative goodwill impairment test for its reporting units as of December 31, 2020 and 2019, and no goodwill impairment charges resulted from the testing.

Other intangible assets identified include non-compete agreements which are intangible assets with definite lives and are carried at the acquired fair values less accumulated amortization. The non-compete agreements are amortized over the estimate useful lives.

Key Operating Metrics

We regularly review a number of metrics, to evaluate our business, measure our progress, and make strategic decisions. Our key operating metrics reflect what we believe will be the key drivers of our business, including increasing brand awareness, maximizing the opportunity to source the purchase of low-cost pre-owned vehicles from consumers and dealers while enhancing the selection of vehicles we make available to our customers. Our key operating metrics also demonstrate our ability to translate these drivers into sales and to monetize these retail sales through a variety of product offerings.

Metric Segment (Non-Harley Dealerships)

	For the Three Months Ended March 31,
	2021	2020
New Vehicles
Vehicles sold	8,148	5,555
Day’s sales of inventory	51	178
Total new vehicle revenue	$121,841,537	$74,972,126
Gross profit per unit	$2,889	$1,539

Used Vehicles
Vehicles sold	1,772	1,775
Day’s sales of inventory	75	94
Total used vehicle revenue	$21,515,723	$17,148,972
Gross profit per vehicle	$2,378	$1,463

Harley-Davidson Segment

	For the Three Months Ended March 31,
	2021	2020
New Vehicles
Vehicles sold	880	691
Day’s sales of inventory	64	139
Total new vehicle revenue	$21,415,489	$16,774,403
Gross profit per unit	$4,932	$4,037

Used Vehicles
Vehicles sold	1,094	1,190
Day’s sales of inventory	57	88
Total used vehicle revenue	$17,472,548	$21,787,762
Gross profit per vehicle	$2,769	$1,843

Vehicles Sold

We define vehicles sold as the number of new and used retail vehicles sold to consumers in each period. We view vehicles sold as a key measure for several reasons. First, vehicles sold is the primary driver of our revenue and, indirectly, gross profit, since vehicle sales enable multiple complementary revenue streams, including financing, vehicle service contracts, additional parts and accessories and trade-ins. Second, vehicles sold increases the base of available customers for referrals and repeat sales. Third, vehicles sold is an indicator of our ability to retain and capture market share from our competitors.

Days Sales of Inventory

We define Day’s Sales of Inventory (DSI) as the average time in days that it takes to turn our vehicle inventory. In other words, this metric represents how many days our current stock of inventory will last. We view days sales of inventory as a useful metric due to its impact on vehicle average gross profit per unit and flooring costs. It also helps with forecasting, open-to-buy procurement strategies and simply understanding if we have enough inventory to meet the demand.

Total Vehicle Revenue

Total vehicle revenue is comprised of new and used vehicle sales. We sell vehicles primarily direct to consumer onsite at our dealerships (bricks and mortar) as well as online. Factors primarily affecting total vehicle sales are availability of inventory from OEMs as well as availability of consumer finance. The effects of COVID-19 accelerated vehicle sales in 2020 and we expect that to continue through 2021 dependent upon available inventory and consumer finance.

Gross Profit Per Unit

Gross profit is generated on new and used vehicle sales from the difference between the vehicle selling price and our cost associated with acquiring the vehicle and preparation for sale.

Components of Results of Operations

Revenue from Contracts with Customers

New and Used Recreational Vehicles

RideNow sells new and used recreational vehicles. The transaction price for a recreational vehicle sale is determined with the customer at the time of sale. Customers often trade in their own recreational vehicle to apply toward the purchase of a retail new or used recreational vehicle. The “trade-in” recreational vehicle is a type of noncash consideration measured at fair value, based on external and internal market data for a specific recreational vehicle, and applied as payment of the contract price for the purchased recreational vehicle.

When RideNow sells a new or used recreational vehicle, transfer of control typically occurs at a point in time upon delivery of the vehicle to the customer, which is generally at the time of sale, as the customer is able to direct the use of and obtain substantially all benefits from the recreational vehicle at such time. RideNow does not directly finance its customer’s purchases or provide leasing. In many cases, RideNow arranges third- party financing for the retail sale or lease of recreational vehicles to customers in exchange for a fee paid to RideNow by a third-party financial institution. RideNow receives payment directly from the customer at the time of sale or from a third-party financial institution (referred to as contracts-in-transit) within a short period of time following the sale. RideNow establishes provisions, which are not significant, for estimated returns and warranties on the basis of both historical information and current trends.

Parts and Service

RideNow sells parts and vehicle services related to customer-paid repairs and maintenance, repairs and maintenance under manufacturer warranties and extended service contracts, and collision-related repairs. RideNow also sells parts through wholesale and retail counter channels.

Each repair and maintenance service is a single performance obligation that includes both the parts and labor associated with the vehicle service. Payment for each vehicle service work is typically due upon completion of the service, which is generally completed within a short period from contract inception. The transaction price for repair and maintenance services is based on the parts used, the number of labor hours applied, and standardized hourly labor rates. The performance obligation for repair and maintenance service are satisfied over time and create an asset with no alternative use and with an enforceable right to payment for performance completed to date. Revenue is recognized over time based on a direct measurement of labor hours, parts and accessories that are allocated to open service and repair orders at the end of each reporting period. As a practical expedient, the time value of money is not considered since repair and maintenance service contracts have a duration of one year or less. The transaction price for wholesale and retail counter parts sales is determined at the time of sale based on the quantity and price of each product purchased. Payment is typically due at time of sale, or within a short period following the sale. RideNow establishes provisions, which are not significant, for estimated parts returns based on historical information and current trends. Delivery method of wholesale and retail counter parts vary.

RideNow generally considers control of wholesale and retail counter parts to transfer when the products are shipped, which typically occurs the same day as or within a few days of sale. RideNow also offers customer loyalty points for parts and services for select franchises. RideNow satisfies its performance obligations and recognizes revenue when the loyalty points are redeemed. Amounts deferred related to the customer loyalty programs are insignificant.

Finance and Insurance

RideNow sells and receives commissions on the following types of finance and insurance products: extended service contracts, maintenance programs, guaranteed auto protection, tire and wheel protection, and theft protection products, among others. RideNow offers products that are sold and administered by independent third parties, including the vehicle manufacturers’ captive finance subsidiaries.

Pursuant to the arrangements with these third-party providers, RideNow sells the products on a commission basis. For the majority of finance and insurance product sales, RideNow’s performance obligation is to arrange for the provision of goods and services by another party. RideNow’s performance obligation is satisfied when this arrangement is made, which is when the finance and insurance product is delivered to the end customer, generally at the time of the vehicle sale. As agent, RideNow recognizes revenue in the amount of any fee or commission to which it expects to be entitled, which is the net amount of consideration that it retains after paying the third-party provider the consideration received in exchange for the goods or services to be fulfilled by that party.

RideNow’s customers are concentrated in the Sunbelt region. There are no significant judgements or estimates required in determining the satisfaction of the performance obligations or the transaction priced at a point-in-time, costs to obtain the customer (i.e. commissions) do not require capitalization.

Cost of Sales

Cost of sales includes the cost to acquire, recondition, and transport recreational vehicles associated with preparing them for resale. Vehicle acquisition costs are driven by the mix of vehicles we acquire, the source of those vehicles, and supply-and-demand dynamics in the wholesale vehicle market. Reconditioning costs consist of direct costs, including parts, labor, and third-party repair expenses directly attributable to specific vehicles. Transportation costs consist of costs incurred to transport the vehicles from the point of acquisition. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.

Gross Profit

Vehicle gross profit is the vehicle sales price minus our cost of sales associated with the vehicles sold.

Used Vehicle Gross Profit.

Gross Profit from Sales of Service, Parts and Other Revenue represents the sales price for those products and services minus the labor and material costs associated with those sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include costs and expenses for compensation and benefits, advertising and marketing, rent and other facility expenses and other corporate overhead expenses, including expenses associated with information technology, insurance, legal, accounting, finance, and business development. Selling, general and administrative expenses also include the transportation cost associated with selling vehicles but exclude the cost of reconditioning, inspecting, and similar costs which are included in cost of revenue. Subject to the impact of the COVID-19 pandemic and our efforts to preserve liquidity as described elsewhere in this MD&A, we expect selling, general and administrative expenses will continue to increase in future periods as we execute and aggressively expand our business through increased marketing spending and the addition of management and support personnel to ensure we adequately develop and maintain operational, financial and management controls as well as our reporting systems and procedures, but we anticipate selling, general and administrative expenses will decline as a percentage of revenue.

Interest Expense

Interest expense includes interest incurred on floor plan financing and notes payable.

Other (Income) Expense

Other (income) expense includes miscellaneous income for interest earned, cash discounts earned, vending income, cash-back incentives, cash over and short, gains and losses on capital asset disposals and other non-operating additions and deductions from income.

Seasonality

The volume of vehicles sold will generally fluctuate from quarter-to-quarter. This seasonality is caused by several factors including weather, the timing of vehicles available for sale from the OEM’s or selling consumers, the quality of vehicles, temperature, and weather in the state where the dealership is located. Warmer weather locations typically experience less seasonality than colder weather locations when it comes to motorcycle sales. As a result, revenue and operating expenses related to volume will fluctuate accordingly on a quarterly basis. The fourth calendar quarter typically experiences lower sales as well as additional costs associated with the holidays and winter weather.

Results of Operations

The following table provides the results of operations for the quarters ended March 31, 2021 and 2020, including key financial information relating to our business and operations. The financial information should be read in conjunction with our Condensed Combined Financial Statements for the three months ended March 31, 2021, which are included in this report.

	For the Three-Months Ended March 31,
	2021	2020	Change
Revenue:
New vehicles	$143,257,024	$91,746,529	$51,510,495
Used vehicles	38,988,272	38,936,734	51,538
Service, parts and others	43,529,102	36,724,157	6,804,945
Finance and insurance	19,407,653	14,378,808	5,028,845
Total revenue	245,182,051	181,786,228	63,395,823

Cost of Sales
New vehicles	115,378,848	80,406,382	34,972,466
Used vehicles	31,746,228	34,146,250	(2,400,022)
Service, parts and others	23,476,601	19,197,651	4,278,950
Total cost of sales	170,601,677	133,750,283	36,851,394

Gross profit	74,580,374	48,035,945	26,544,429

Selling, general and administrative expenses	43,111,337	35,469,797	7,641,540

Depreciation and amortization expenses	813,507	871,389	(57,882)

Operating income	30,655,530	11,694,759	18,960,771

Other Income (Expense)
Floor plan interest	(491,915)	(1,247,326)	755,411
Interest expense-other	(215,698)	(352,464)	136,766
Interest income	163,807	269,946	(106,139)
Total other income (expense)	568,870	378,350	190,520
Total other (expense)	25,064	(951,494)	976,558

Net Income	$30,680,594	$10,743,265	$19,937,329

Revenue and Gross Profit

Metric Segment

	For the Three-Months Ended March 31,
	2021	2020	Change
Vehicles sold:
New vehicles	8,148	5,555	2,593
Used vehicles	1,772	1,775	(3)
Total vehicles sold	9,920	7,330	2,590

Revenue
New vehicles	$121,841,537	$74,972,126	$46,869,411
Used Vehicles	21,515,723	17,148,972	4,366,751
Service, parts and others	30,007,741	23,455,298	6,552,443
Finance and insurance	15,596,893	11,140,105	5,733,359
Total revenue	$188,961,894	$126,716,501	$62,664,580

Gross profit
New vehicles	$23,537,568	$8,550,688	$14,986,880
Used Vehicles	4,213,219	2,597,110	1,616,109
Service, parts and others	13,907,304	11,051,226	2,856,078
Finance and insurance	15,597,561	11063.799	4,533,762
Total gross profit	$57,255,652	$33.262.823	$23,992,829

Revenue per Vehicle
New vehicles	$14,954	$13,496	$1,458
Used Vehicles	$12,142	$9,661	$2,481
Service, parts and others	$3,025	$3,200	$(175)
Finance and insurance	$1,572	$1,520	$52
Total revenue per vehicle	$19,049	$17,287	$1,762

Gross profit per Vehicle
New vehicles	$2,889	$1,539	$1,350
Used Vehicles	$2,378	$1,463	$915
Service, parts and others	$1,402	$1,508	$(106)
Finance and insurance	$1,572	$1,509	$63
Total gross profit	$5,772	$4,538	$1,234

Harley-Davidson Segment

	For the Three-Months Ended March 31,
	2021	2020	Change
Vehicles sold:
New vehicles	880	691	189
Used vehicles	1,094	1,190	(96)
Total vehicles sold	1,974	1,881	93

Revenue
New vehicles	$21,415,489	$16,774,403	$4,641,086
Used Vehicles	17,472,548	21,787,762	(4,315,214)
Service, parts and others	13,521,361	13,268,859	252,502
Finance and insurance	3,810,759	3,817,567	(6,808)
Total revenue	$56,220,157	$55,648,591	$571,566

Gross profit
New vehicles	$4,339,941	$2,789,459	$1,550,482
Used Vehicles	3,028,821	2,193,374	835,447
Service, parts and others	6,145,200	5,896,416	511,474
Finance and insurance	3,810,760	3,893,873	(83,113)
Total gross profit	$17,324,722	$14,773,122	$2,551,600

Revenue per Vehicle
New vehicles	$24,336	$24,276	$60
Used Vehicles	$15,971	$18,309	$(2,338)
Service, parts and others	$6,850	$7,054	$(204)
Finance and insurance	$1,930	$1,945	$(15)
Total revenue per vehicle	$28,480	$29,585	$(1,105)

Gross profit per Vehicle
New vehicles	$4,932	$4,037	$895
Used Vehicles	$2,769	$1,843	$926
Service, parts and others	$3,113	$3,135	$(22)
Finance and insurance	$1,930	$2,070	$(140)
Total gross profit	$8,776	$7,854	$922

Revenue

First Quarter 2021 compared to First Quarter 2020

Total revenue increased $63,395,823 to $245,182,051 compared to $181,786,228 in 2020. The increase was primarily due to an increase of 51,510,495 in new vehicle sales plus and increase of $6,804,945 in sales of service, parts and other income and an increase of $5,028,845 in finance and insurance income. The increase was primarily attributable to an increase of 2,593 in the number of new vehicles that were sold to 8,148 compared to 5,555 in 2020 offset by a slight decrease of $84 total revenue per vehicle sold to $24,716 compared to $24,800 in 2020.

Total new vehicle sales increased $51,510,497 to $143,257,026 compared to $91,746,529 in 2020. $40,864,798 of this increase resulted from an increase of 2,782 in new vehicles sold to 9,028 compared to 6,246 for 2020. The balance of the increase of $10,645,699 was primarily attributable to an increase in the average selling price per vehicle of $878 to $20,614 compared to 19,736 for 2020. Substantially all new vehicle categories were up in the first quarter of 2021 compared to 2020. The largest increase was driven by the Utility Vehicle Market (or side-by-side) which increased 58.8% or $23,409,406 over the first quarter 2020. There continues to be strong demand for this product, particularly the sport models in Arizona, Nevada and Florida where families can have fun socially distancing on the vast amounts of public land available.

Total used vehicle sales increased $51,537 to $38,988,271 compared to $38,936,734 in 2020. The increase was due to an increase in average selling price per vehicle of $472 offset by a decrease in the number of vehicles sold to 2,866 compared to 2,965 in 2020. The increase in price is attributable to the increase in demand along with the lack of available product which has driven prices higher in 2021.

Total service, parts and other income increased $6,804,945 to $43,529,102 compared to $36,724,157 in 2020. This was primarily due to the 2,683, increase in vehicles sold in 2021. Service revenue increased $1,755,433 while parts accessories and apparel income increased $5,049,512. The average service, parts and other income per vehicle decreased $327 to $3,660 compared to $3,987 in 2020 due to the significant increase in vehicles sold in 2021 which serves as the denominator in this metric.

Total finance and insurance income increased $5,208,844 to $19,407,653 compared to $14,378,808 in 2020. This was primarily due to the 2,683, increase in vehicles sold in 2021. This increase resulted from an increase of sales of extended maintenance and service contracts of $1,520,542 documentation fees of $1,415,602, prepaid maintenance of $1,153,747 and finance income and other products of $938,954.

Metric Segment (Non-Harley-Davidson) total revenue increased 62,245,393 to $188,961,894 compared to $126,716,501 in 2020. The increase was primarily attributable to the sale of 9,920 vehicles, which was 2,590 more vehicles sold than the 7,330 vehicles that were sold in 2020. In addition, the overall average revenue per vehicle sold increased $1,762 to $19,049 compared to $17,287 in 2020. This increase in revenue included $46,869,411 from the sale of new vehicles at an average sales price per vehicle of $14,954 compared to $13,496 in 2020. Revenue from used vehicle sales increased $4,366,751 at an average sales price per vehicle of $12,142 compared to $9,661 in 2020. Sales of service, parts and other income increased $6,552,443 and sale of finance and insurance products increased $4,875,975.

Harley-Davidson total revenue increased $571,566 to $56,220,157 compared to $55,648,591 in 2020. The increase was primarily attributable to an increase in new vehicle sales of $4,641,086 at an average sales price per vehicle of $24,336 compared to $24,276 in 2020, offset by a decrease of $4,315,214 in used vehicle sales at an average sales price of $15,971 compared to $18,309 in 2020. Sales of service, parts and other income increased $252,502 and sales of finance and insurance products decreased $6,808.

Gross Profit

Total gross profit increased $27,123,293 to $74,580,374 compared to $47,457,081 in 2020. The increase was primarily due to an increase in gross profit of $16,538,029 and $2,451,560 from new and used vehicle sales, respectively, plus an increase of $2,525,995 in sales of service, parts and other income and an increase of $5,028,844 in finance and insurance income. The increase was primarily attributable to an increase of 2,683 in the number of new and used vehicles that were sold to 11,894 compared to 9,211 in 2020 and an increase in the total gross margin to 30.0% compared to 26.0% in 2020.

The gross profit on new vehicle sales increased $16,538,029 to $27,878,176 compared to $11,340,147 in 2020. $8,590,816 of this increase resulted from an increase of 2,782 in vehicles sold to 9,028 compared to 6,246 for 2020. The balance of the increase of $7,947,213 was primarily attributable to the increase in the gross margin to 19.5% compared to 12.4% in 2020. This increase resulted from an increase in the average selling price per vehicle of $1,179 to $15,868 compared to 14,689 in 2020 and a change in the vehicle mix sold. Off-road vehicle sales accounted for 62.3% of new vehicle sales in 2021 compared to 57.7% in 2020 and the gross margin on these sales were 19.8% in 2021 compared to 10.5% in 2020.

The gross profit on used vehicle sales increased $2,451,560 to $7,242,044 compared to $4,790,484 in 2020. $2,701,729 of this increase was attributable to an increase in the gross margin on vehicles sold to 18.6% compared to 12.3% for 2020 offset by a decrease of $250,169 due a reduction in the number of used vehicles sold of 99 to 2,866 compared to 2,965 in 2020. The increase the gross margin was due to an increase in the average selling price per vehicle of $472 to $13,604 compared to $13,132 in 2020 and the change in mix of vehicles sold. Off-road vehicle sales accounted for 21.1% of used vehicle sales in 2021 compared to 29.3% in 2020 and the gross margin on these sales were 20.0% in 2021 compared to 9.2% in 2020.

Total gross profit on service, parts and other income increased $2,525,995 to $20,052,501 compared to $17,526,506 in 2020. This was primarily due to the 2,683, increase in vehicles sold in 2021 offset by a reduction of $154 in the average gross profit per vehicle sold to $1,686 compared to $1,840 in 2020. The average gross margin on service income was 76.8% compared to 75.6% in 2020 and the average gross margin on parts and accessories was 31.4% compared to 31.3% in 2020.

Total finance and insurance gross profit increased $5,208,844 to $19,407,653 compared to $14,378,808 in 2020. This was primarily due to the 2,683, increase in vehicles sold in 2021. This increase resulted from an increase of sales of extended maintenance and service contracts of $1,520,542 documentation fees of $1,415,602, prepaid maintenance of $1,153,747 and finance income and other products of $938,954.

Metric Segment (Non-Harley-Davidson) total gross profit increased $23,992,829 to $57,255,652 compared to $33,262,823 in 2020. $7,491,177 of this increase was attributable to the increase of 2,590 in vehicles sold to 9,920 compared to 7,330 in 2020. $9,118,946 of the increase is due to an increase in the gross margin on new and used vehicle sales to 19.4% compared to 12.1% in 2020, an increase in the gross profit on sales of service, parts and other income of $2,856,078, and an increase in sales of finance and insurance products of $4,533,762. The overall gross margin from sales by the Metric Segment increased to 30.3% compared to 26.2% in 2020.

Harley-Davidson Segment total gross profit increased $2,551,600 to $17,324,722 compared to $14,773,122 in 2020. The increase was primarily attributable to an increase in the gross profit on new and used vehicle sales of $1,550,482 and $855,447, respectively, plus an increase in the gross profit from sales of service, parts and other income of $248,784 offset a decrease in the gross profit from sales of finance and insurance products of $(83,113) The overall gross margin increased to 30.8% compared to 26.5% in 2019.

Selling, General and Administrative Expenses

	For the Three-Months Ended March 31,
	2021	2020	Change
Compensation and related costs	$28,920,646	$22,594,089	$6,326,557
Advertising and marketing	1,846,627	1,603,514	243,113
Other selling expenses	1,574,919	1,302,830	272,089
Professional fees	447,728	362,532	85,196
Facility expenses	7,328,847	6,946,120	382,727
General and administrative expenses	2,992,570	2,660,712	331,858
	$43,111,337	$35,469,797	$7,641,540

Selling, general and administrative expenses increased by $7,641,540 to $43,111,337 (17.6% of total revenue) compared to $35,469,797 (19.5% of total revenue) in 2020. The increase primarily resulted from an increase of $6,326,557 in compensation and related costs. The increase in compensation and related costs includes an increase in sales commissions of $3,949,026 as a result of the increased sales in 2021 compared to 2020. A small portion of the increase was also due to a reduction in workforce that occurred towards the end of March 2020 due to the COVID-19 pandemic. In the third week of March 2020, we furloughed 284 of our staff. We quickly brought everyone back that would come back which equaled 250 employees in May as we learned the COVID-19 pandemic was increasing the demand for our vehicles. The increase in advertising, marketing and other selling expenses was directly attributable to the increase in sales. During the three months ended March 31, 2021 we purchased additional online and digital marketing with increases in SEO/SEM and paid search. The increase in facilities expenses was primarily related to an increase in warehouse space in order to handle the growing UTV (side by side) market as these vehicles are the size of automobiles. The increase in general and administrative expenses is primarily due to an increase in costs related to our technology platform of $233,023.

Depreciation and Amortization

Depreciation and Amortization decreased by $67,882 to $803,507 (0.33% of total revenue) compared to $871,389 (0.48% of total revenue) in 2020

Interest Expense

Floor plan interest expense decreased $755,411 to $491,915 in 2021 compared to $1,247,326 in 2020 due to significantly lower new inventory as demand outpaced supply in the first quarter 2021 compared to 2020. New inventory value and days supply are the leading indicators for floorplan interest expense. New inventory was down $103,656,764 from $168,025,252 to $64,368,488 and Days supply (DSI) was down to 53 days versus 170 in the prior year.

Liquidity and Capital Resources

	3/31/2021	12/31/2020
Cash and Cash Equivalents	$4,337,169	$3,905,686)
Cash sweep account balance (1)	66,416,689	56,521,530
Availability under short-term revolving line of credit	19,000,000	19,000,000
Availability under floor plan notes	192,344,675	186,325,321
	$282,098,533	$265,752,537

(1)	RideNow is a participant in a Cash Sweep Account arrangement with a bank and its affiliates. The Cash Sweep Account combines the cash balances of all the participating affiliates and invests excess cash on a daily basis. Interest is paid to each participant based on the average cash balance in the Cash Sweep account over the course of the year. Any participant that develops an overdraft cash balance is charged interest. For the three months ended March 31, 2021 and 2020, the Cash Sweep Account was earning interest at 1.10% and 3.11%, respectively, and for overdraft balances, the interest charged was 3.25% and 3.50%, respectively.

Our capital allocation strategy focuses on growing long-term value for our owners and shareholders. We invest capital in our business to maintain and upgrade existing facilities as well as other strategic and technology initiatives. We also deploy capital opportunistically to complete acquisitions and improve facilities of newly acquired dealerships. For the three months ended March 31, 2021 and 2020 the following table summarizes our capital expenditures:

	3/31/2021	3/31/2020
Purchases of property and equipment	$347,927	$2,774,476
Purchases of net assts through business combinations	-	-
Proceeds from sale of property and equipment	(61,758)	-
	$286,169	$218,286

As of March 31, 2021, and December 31, 2020, excluding lease liabilities, the outstanding principal amount of indebtedness as $95,135,652 and $101,947,256, respectively, are summarized in the table below. See Notes to our Condensed Combined Financial Statements as of March 31, 2021 included in this report and Notes to our audited Combined Financial Statements as of December 31, 2020, which were included in RumbleOn’s Form 8-K that was filed on April 8, 2021.

	3/31/2021	12/31/2020
Asset-Based Financing:
Floor plan notes payable	$62,514,325	$68,533,679
Total asset-based lending	62,514,325	68,533,679
Notes payable-related parties	7,285,322	7,411,322
Notes payable-PPP loans	19,039,229	19,039,229
Notes payable-other	6,296,776	6,963,026
	$95,135,652	$101,947,256

The following table sets for a summary of our cash flows for the three months ended March 31, 2021, and 2020:

	For the Three Months Ended March 31,
	2021	2020	Change
Net cash (used in) provide by operating activities	$(12,864,897)	$9,211,195	$(22,076,092)
Net cash (used in) investing activities	(286,169)	(218,286)	(67,883)
Net cash (used in) financing activities	(14,374,049)	(20,917,814)	6,543,674
Net increase (decrease) in cash	$(27,525,115)	$(11,924,814)	$(15,600,301)

Operating Activities

Our primary sources of operating cash flows result from the sales of new and used vehicles and ancillary products and services and our floor plans. Our primary uses of cash from operating activities are purchases of inventory, personnel-related expenses, selling expenses, facility costs and other administrative expenses. For the three months ended March 31, 2021, and 2020, the net cash (used in) or provided by operating activities was $(12,864,897), and $9,211,195, respectively. In 2021 the principal reasons for the decrease in cash from operating activities was the increase in accounts receivable-related parties of $32,227,071 and reduction in the floor plan liabilities of $16,914,758. The increase in accounts receivable-related parties is a result of an increase in the sweep account balance to $66,416,689 compared to $14,903,590 on March 31, 2020.

Investing Activities

Net cash used in investing activities consists primarily of cash used in capital additions. For the three months ended March 31, 2021, cash used in investing activities increased $67,883 to $286,169 compared to $218,286 for the three months ended March 31, 2020.

Financing Activities

Cash flows from financing activities primarily relate to our short and long-term borrowing activity and contributions/distributions to or from the owners. In addition, for the three months ended March 31, 2020, there were borrowings under the Company’s revolving line of credit of $16,000,000. That line of credit was completely paid down during the year ended December 31, 2020, and there were not borrowings during the three months ended March 31, 2021.

Management Discussion and Analysis of Financial Condition and Results of Operations
for the Three Years Ended December 31, 2020.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is provided as a supplement to, and should be read in conjunction with, our audited Combined Financial Statements and notes thereto for the years ended December 31, 2020, 2019 and 2018, which were included in RumbleOn’s Form 8-K that was filed on April 8, 2021.

Overview

RideNow Group and Affiliates, a non-legal entity, (“RideNow” or “The Group” or the “Company”) is a collection of franchised dealerships operating in the powersports industry. The Group is engaged in the sale of new and used motorcycles, all-terrain vehicles, personal watercraft, other powersports vehicles, and related products and services, including repair and maintenance services, parts and accessories, riding gear, and apparel. As of December 31, 2020, RideNow owned and operated more than 45 retail dealerships in the United States, predominately in the Sunbelt region. The core brands sold by RideNow are Harley-Davidson, Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph, which are sold through franchise dealer agreements.

On December 31, 2020, and December 31, 2019 RideNow had two operating segments: (1) Harley-Davidson motor sports dealerships and (2) Metric motor sports dealerships (representing all Non-Harley-Davidson motor sports dealerships). RideNow’s Harley-Davidson dealership segment is comprised of retail franchises that sell new and used motorcycles and related accessories, riding gear and apparel, replacement parts, equipment repair and maintenance services, and also arrange for the delivery of finance and insurance products through third party providers. RideNow’s Metric dealerships segment is comprised of retail franchises that sell new and used motorcycles (non-Harley-Davidson) and other motor sports equipment, including all-terrain vehicles, utility terrain vehicles, boats, personal watercraft, snowmobiles and scooters from manufacturers such as Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph. Additionally, dealerships in RideNow’s Metric segment sell related products and services, including repair and maintenance services and also arrange for the delivery of finance and insurance products through third party providers. RideNow has determined that the operating segments also represent the reportable segments. The reportable segments identified above are the business activities of RideNow for which discrete financial information is available and for which operating results are regularly reviewed by the chief operating decision maker to assess operating performance and allocate resources. RideNow’s chief operating decision maker is comprised of its two owners, who are also RideNow’s (1) Chairman of the Board and (2) Chief Executive Officer.

For the years ended December 31, 2020, new vehicle sales accounted for 57.4% of the Company’s revenue and 33.3% of total gross profit compared to 54.0% and 23.4% of the Company’s revenue and gross profit, respectively in 2019 and 55.7% and 26.0%, respectively in 2018. Used vehicle sales accounted for 16.3% of the Company’s revenue and 9.4% of total gross profit for the year ended December 31, 2020, compared to 18.0% and 9.2%, of the Company’s revenue and gross profit, respectively, in 2019 and 16.2% and 7.4%, respectively in 2018. Service, parts and others accounted for 18.3% of the Company’s revenue and 28.8% of total gross profit for the year ended December 31, 2020, compared to 20.6% and 37.7%, respectively in 2019 and 20.9% and 37.6%, respectively in 2018. Finance and insurance, accounted for 8.0% of the Company’s revenue and 28.0% of total gross profit compared to 7.4%% and 29.7%, respectively in 2019 and 7.2% and 29.1%, respectively in 2018.

Acquisition by RumbleOn

On March 12, 2021, RumbleOn, Inc. announced a definitive agreement to combine with the RideNow Group to create the only omnichannel customer experience in powersports and the largest publicly traded powersports dealership platform (the “RideNow Transactions”). Under the terms of the definitive agreement, RumbleOn will combine with up to 46 entities operating under the RideNow brand for a total consideration of up to $575.4 million, consisting of $400.4 million of cash and approximately 5.8 million shares of RumbleOn Class B Common Stock. RumbleOn will finance the cash consideration through a combination of up to $280.0 million of debt and the remainder through the issuance of new equity. RumbleOn has entered into a commitment letter with Oaktree Capital Management, L.P. (“Oaktree”) to provide for the debt financing, subject to certain conditions (the “Oaktree Financing”). The number of shares to be issued to RideNow is subject to increase as described in the definitive agreement. The RideNow Transaction is subject to successful completion of the debt and equity financing, RumbleOn stockholder approval, manufacturer approval, other federal and state regulatory approvals, and other customary closing conditions as described in the definitive agreement. We expect to close the RideNow Transaction during the third quarter of 2021.

COVID-19 Update

In March 2020, the World Health Organization declared the COVID-19 outbreak to be a global pandemic. The rapid spread of COVID-19 resulted in governmental authorities implementing numerous measures to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, shutdowns and vaccines. We initially took aggressive action in response to the Pandemic, furloughing nearly 45% of our workforce. However, we quickly rebounded as we found the Pandemic was actually creating great demand as people, weary of staying at home found riding an off-road vehicle in the wide-open, socially distant spaces of tracks and trails to be appealing. While the manufacturers curtailed or shut down operations for a time, and our supply of new vehicles declined, our off-road vehicle demand increased significantly. For the quarter ended June 30, 2020, our vehicles sold, revenue and gross profit were up 57.1%, 49.8% and 58.1%, respectively compared to the quarter ending March 31, 2020. This trend continued throughout the remainder of 2020, and we believe demonstrates that we have been successful in navigating the impact of COVID-19 on our business to date and that our business model makes us well-positioned to meet expected customer demand during the current COVID-19 pandemic. We will continue to evaluate the nature and extent of the impact to our business and our results of operations and financial condition as circumstances evolve surrounding the COVID-19 pandemic.

Results of Operations

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations are based upon our combined financial statements, which have been prepared in accordance with United States generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies and estimates which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to Note 1 — Summary of Significant Accounting Policies of the audited Combined Financial Statements and notes thereto for the years ended December 31, 2020, 2019 and 2018, which were included in RumbleOn’s Form 8-K that was filed on April 8, 2021, for more detailed information regarding our critical accounting policies.

Revenue Recognition

Revenue consists of the sales of new and used recreational vehicles, commissions from related finance and insurance products, sales of parts and services, and sale of other products. RideNow adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU, collectively referred to as Accounting Standards Codification (ASC) Topic 606, which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope. RideNow’s goods and services that fall within the scope of Topic 606 are recognized as revenue when promised goods or services are transferred to customers in amounts that reflect the consideration to which RideNow expects to be entitled in exchange for those goods or services.

RideNow adopted the accounting standard effective January 1, 2018, using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods recorded an increase to retained earnings of approximately $737,000.

Valuation of Inventory

Inventories, consisting of new vehicles, are stated at the lower of cost or net realizable value on a specific identification basis. Parts and accessories inventories are stated at the weighted average cost. Used vehicles and other inventories are stated at the lower of cost or wholesale net realizable values on a specific identification basis, as determined by management.

Accounting for Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update (ASC Topic 842) that amends the accounting guidance on leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The FASB also subsequently issued amendments to the standard, including providing an additional and optional transition method to adopt the new standard, described below, as well as certain practical expedients related to land easements and lessor accounting. The accounting standard update originally required the use of a modified retrospective approach reflecting the application of the standard to the leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements with the option to elect certain practical expedients. A subsequent amendment to the standard provides an additional and optional transition method that allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. RideNow adopted this accounting standard effective January 1, 2018, using the optional transition method with no restatement of comparative periods.

RideNow elected certain practical expedients available under the transition guidance within the new standard, which among other things, allowed it to carry forward the historical lease classification of RideNow’s existing leases. RideNow did not elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to RideNow. The new standard also provides practical expedients for an entity’s ongoing accounting. RideNow elected the short- term lease recognition exemption for all leases that qualify. As a result, for those leases that qualify, RideNow will not recognize ROU assets or lease liabilities, and RideNow did not recognize ROU asset or lease liabilities for existing short-term leases of those assets in transition. RideNow also elected the practical expedient to not separate lease and non-lease components of leases for the majority of RideNow classes of underlying assets.

Goodwill

RideNow acquisitions have resulted in the recording of goodwill and other intangible assets. Goodwill is an asset representing operational synergies, franchise rights and future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Other intangible assets represent non-compete agreements entered into with sellers from acquired businesses.

RideNow does not amortize goodwill. Goodwill is tested for impairment annually or more frequently when events or changes in circumstances indicate that impairment may have occurred. RideNow elected to perform a quantitative goodwill impairment test for its reporting units as of December 31, 2020 and 2019, and no goodwill impairment charges resulted from the testing.

Other intangible assets identified include non-compete agreements which are intangible assets with definite lives and are carried at the acquired fair values less accumulated amortization. The non-compete agreements are amortized over the estimate useful lives.

Key Operating Metrics

We regularly review several metrics, to evaluate our business, measure our progress, and make strategic decisions. Our key operating metrics reflect what we believe will be the key drivers of our business, including increasing brand awareness, maximizing the opportunity to source the purchase of vehicles from original equipment manufacturers (OEM’s) and consumers and while enhancing the selection of vehicles we make available to our customers. Our key operating metrics also demonstrate our ability to translate these drivers into sales and to monetize these retail sales through a variety of product offerings.

Metric Segment (Non-Harley Dealerships)

	For the Years Ended December 31,
	2020	2019	2018
New Vehicles
Vehicles sold	31,491	25,124	24,946
Day’s sales of inventory	97	169	150
Total new vehicle revenue	$443,956,052	$317,978,998	$297,856,702
Gross profit per vehicle sold	$2,311	$1,198	$1,157

Used Vehicles
Vehicles sold	6,353	6,838	5,976
Day’s sales of inventory	88	95	110
Total used vehicle revenue	$64,293,419	$63,933,304	$53,252,779
Gross profit per vehicle	$1,882	$1,292	$1,253

Harley-Davidson Segment

	For the Years Ended December 31,
	2020	2019	2018
New Vehicles
Vehicles sold	2,879	3,520	3,525
Day’s sales of inventory	102	121	109
Total new vehicle revenue	$71,867,922	$79,738,881	$91,490,058
Gross profit per unit	$4,761	$3,524	$4,964

Used Vehicles
Vehicles sold	4,804	4,735	4,431
Day’s sales of inventory	73	83	77
Total used vehicle revenue	$82,031,841	$68,871,728	$60,363,476
Gross profit per vehicle sold	$2,511	$1,661	$1,092

Vehicles Sold

We define vehicles sold as the number of new and used retail vehicles sold to consumers in each period. We view vehicles sold as a key measure for several reasons. First, vehicles sold is the primary driver of our revenue and, indirectly, gross profit, since vehicle sales enable multiple complementary revenue streams, including financing, vehicle service contracts, additional parts and accessories and trade-ins. Second, vehicles sold increases the base of available customers for referrals and repeat sales. Third, vehicles sold is an indicator of our ability to retain and capture market share from our competitors.

Days Sales of Inventory

We define Day’s Sales of Inventory (DSI) as the average time in days that it takes to turn our vehicle inventory. In other words, this metric represents how many days our current stock of inventory will last. We view days sales of inventory as a useful metric due to its impact on vehicle average gross profit per unit and flooring costs. It also helps with forecasting, open-to-buy procurement strategies and simply understanding if we have enough inventory to meet the demand.

Total Vehicle Revenue

Total vehicle revenue is comprised of new and used vehicle sales. We sell vehicles primarily direct to consumer onsite at our dealerships (bricks and mortar) as well as online. Factors primarily affecting total vehicle sales are availability of inventory from OEMs as well as availability of consumer finance. The effects of COVID-19 accelerated vehicle sales in 2020 and we expect that to continue through 2021 dependent upon available inventory and consumer finance.

Gross Profit Per Unit

Gross profit is generated on new and used vehicle sales from the difference between the vehicle selling price and our cost associated with acquiring the vehicle and preparation for sale.

Components of Results of Operations

Revenue from Contracts with Customers

New and Used Recreational Vehicles

RideNow sells new and used recreational vehicles. The transaction price for a recreational vehicle sale is determined with the customer at the time of sale. Customers often trade in their own recreational vehicle to apply toward the purchase of a retail new or used recreational vehicle. The “trade-in” recreational vehicle is a type of noncash consideration measured at fair value, based on external and internal market data for a specific recreational vehicle, and applied as payment toward the contracted price of the purchased recreational vehicle.

When RideNow sells a new or used recreational vehicle, transfer of control typically occurs at a point in time upon delivery of the vehicle to the customer, which is generally at the time of sale, as the customer is able to direct the use of and obtain substantially all benefits from the recreational vehicle at such time. RideNow does not directly finance its customer’s purchases or provide leasing. In many cases, RideNow arranges third- party financing for the retail sale or lease of recreational vehicles to customers in exchange for a fee paid to RideNow by a third-party financial institution. RideNow receives payment directly from the customer at the time of sale or from a third-party financial institution (referred to as contracts-in-transit) within a short period of time following the sale. RideNow establishes provisions, which are not significant, for estimated returns and warranties on the basis of both historical information and current trends.

Parts and Service

RideNow sells parts and vehicle services related to customer-paid repairs and maintenance, repairs and maintenance under manufacturer warranties and extended service contracts, and collision-related repairs. RideNow also sells parts through wholesale and retail counter channels.

Each repair and maintenance service is a single performance obligation that includes both the parts and labor associated with the vehicle service. Payment for each vehicle service work is typically due upon completion of the service, which is generally completed within a short period from contract inception. The transaction price for repair and maintenance services is based on the parts used, the number of labor hours applied, and standardized hourly labor rates. The performance obligation for repair and maintenance service are satisfied over time and create an asset with no alternative use and with an enforceable right to payment for performance completed to date. Revenue is recognized over time based on a direct measurement of labor hours, parts and accessories that are allocated to open service and repair orders at the end of each reporting period. As a practical expedient, the time value of money is not considered since repair and maintenance services typically have a duration of one year or less. The transaction price for wholesale and retail counter parts sales is determined at the time of sale based on the quantity and price of each product purchased. Payment is typically due at time of sale, or within a short period following the sale. RideNow establishes provisions, which are not significant, for estimated parts returns based on historical information and current trends. Delivery method of wholesale and retail counter parts vary.

RideNow generally considers control of wholesale and retail counter parts to transfer when the products are shipped, which typically occurs the same day as or within a few days of sale. RideNow also offers customer loyalty points for parts and services for select franchises. RideNow satisfies its performance obligations and recognizes revenue when the loyalty points are redeemed. Amounts deferred related to the customer loyalty programs are insignificant.

Finance and Insurance

RideNow sells and receives commissions on the following types of finance and insurance products: extended service contracts, maintenance programs, guaranteed auto protection, tire and wheel protection, and theft protection products, among others. RideNow offers products that are sold and administered by independent third parties, including the vehicle manufacturers’ captive finance subsidiaries.

Pursuant to the arrangements with these third-party providers, RideNow sells the products on a commission basis. For the majority of finance and insurance product sales, RideNow’s performance obligation is to arrange for the provision of goods and services by another party. RideNow’s performance obligation is satisfied when this arrangement is made, which is when the finance and insurance product is delivered to the end customer, generally at the time of the vehicle sale. As agent, RideNow recognizes revenue in the amount of any fee or commission to which it expects to be entitled, which is the net amount of consideration that it retains after paying the third-party provider the consideration received in exchange for the goods or services to be fulfilled by that party.

RideNow’s customers are concentrated in the Sunbelt region. There are no significant judgements or estimates required in determining the satisfaction of the performance obligations or the transaction price at a point-in-time, costs to obtain the customer (i.e. commissions) do not require capitalization.

Cost of Sales

Cost of sales includes the cost to acquire, recondition, and transport recreational vehicles associated with preparing them for resale. Vehicle acquisition costs are driven by the mix of vehicles we acquire, the source of those vehicles, and supply-and-demand dynamics in the wholesale vehicle market. Reconditioning costs consist of direct costs, including parts, labor, and third-party repair expenses directly attributable to specific vehicles. Transportation costs consist of costs incurred to transport the vehicles from the point of acquisition. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.

Gross Profit

Vehicle gross profit is the vehicle sales price minus our cost of sales associated with the vehicles sold.

Gross Profit from Sales of Service, Parts and Other Revenue represents the sales price for those products and services minus the labor and material costs associated with those sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include costs and expenses for compensation and benefits, advertising, marketing and other selling expenses, rent and other facility expenses and other corporate overhead expenses, including expenses associated with information technology, outside services, legal, accounting, finance, and business development. Selling, general and administrative expenses also include the transportation cost associated with selling vehicles but exclude the cost of reconditioning, inspecting, and similar costs which are included in cost of revenue. We expect selling, general, and administrative expenses will continue to increase in future periods as we execute and aggressively expand our business through increased marketing spending and the addition of management and support personnel to ensure we adequately develop and maintain operational, financial and management controls as well as our reporting systems and procedures, but we anticipate selling, general and administrative expenses will decline as a percentage of revenue.

Interest Expense

Interest expense includes interest incurred on floor plan financing and notes payable.

Other (Income) Expense

Other (income) expense includes miscellaneous income for interest earned, cash discounts earned, vending income, cash-back incentives, cash over and short, gains and losses on capital asset disposals and other non-operating additions and deductions from income.

Seasonality

The volume of vehicles sold will generally fluctuate from quarter-to-quarter. This seasonality is caused by several factors including weather, the timing of vehicles available for sale from the OEM’s or selling consumers, the quality of vehicles, temperature, and weather in the state where the dealership is located. Warmer weather locations typically experience less seasonality than colder weather locations when it comes to motorcycle sales. As a result, revenue and operating expenses related to volume will fluctuate accordingly on a quarterly basis. The fourth calendar quarter typically experiences lower sales as well as additional costs associated with the holidays and winter weather.

Results of Operations

The following table provides the results of operations for the years ended December 31, 2020, 2019 and 2018, including key financial information relating to our business and operations. The financial information should be read in conjunction with our audited Combined Financial Statements for the years ended December 31, 2020, 2019 and 2018, which were included in RumbleOn’s Form 8-K filed on April 8, 2021.

	12/31/2020	12/31/2019	Change	12/31/2018	Change
Revenue:
New vehicles	$515,823,974	$397,717,879	$118,106,095	$389,346,760	$8,371,119
Used vehicles	146,325,260	132,805,032	13,520,228	113,616,255	19,188,777
Service, parts and others	164,895,944	151,849,099	13,046,845	146,211,431	5,637,668
Finance and insurance	71,845,220	53,868,710	17,976,510	50,180,259	3,688,451
Total revenue	898,890,398	736,240,720	162,649,678	699,354,705	36,886,015

Cost of Sales
New vehicles	429,345,954	355,214,641	74,131,313	344,534,573	10,680,068
Used vehicles	122,306,144	116,104,217	6,201,927	100,863,191	15,241,026
Service, parts and others	91,017,529	83,372,418	7,645,111	81,383,081	1,989,337
Total cost of sales	642,669,627	554,691,276	87,978,351	526,780,845	27,910,431

Gross profit	256,220,771	181,549,444	74,671,327	172,573,860	8,975,584

Selling, general and administrative expenses	154,520,040	137,201,905	17,318,135	128,929,516	8,272,389

Depreciation and amortization expenses	4,087,914	3,752,922	334,992	3,868,513	(115,591)

Operating income	97,612,817	40,594,617	57,018,200	39,775,831	818,786

Other Income (Expense)
Floor plan interest	(3,051,930)	(5,528,416)	2,476,486	(4,147,134)	(1,381,282)
Interest expense-other	(3,904,879)	(4,551,687)	646,808	(4,416,800)	(134,887)
Interest income	840,454	986,756	(146,302)	721,953	264,803
Management fee expense			0	(672,256)	672,256
Total other income (expense)	1,126,614	1,215,627	-89,013	440,687	774,940
Total other (expense)	(4,989,741)	(7,877,720)	2,887,979	(8,073,550)	195,830

Net Income	$92,623,076	$32,716,897	$59,906,179	$31,702,281	$1,014,616

Revenue and Gross Profit

Metric Segment (Non-Harley-Davidson Dealerships)

	12/31/2020	12/31/2019	Change	12/31/2018	Change
Vehicles sold:
New vehicles	31,491	25,124	6,367	24,946	178
Used vehicles	6,353	6,838	(485)	5,976	862
Total vehicles sold	37,844	31,962	5,882	30,922	1,040

Revenue
New vehicles	$443,956,052	$317,978,998	$125,977,054	$297,856,702	$20,122,296
Used Vehicles	64,293,419	63,933,304	360,115	53,252,779	10,680,525
Service, parts and others	107,944,239	94,333,391	13,610,848	88,976,588	5,356,803
Finance and insurance	56,043,846	39,373,914	16,669,932	35,618,902	3,755,012
Total revenue	$672,237,556	$515,619,607	$156,617,949	$475,704,971	$39,914,636

Gross profit
New vehicles	$72,769,806	$30,100,315	$42,669,491	$27,315,618	$2,784,697
Used Vehicles	11,954,490	8,836,417	3,118,073	7,913,522	922,895
Service, parts and others	48,243,382	42,436,242	5,807,140	39,162,684	3,273,558
Finance and insurance	55,820,441	39,387,608	16,432,833	36,586,510	2,801,098
Total gross profit	$188,788,119	$120,760,582	$68,027,537	$110,978,334	$9,782,248

Revenue per Vehicle
New vehicles	$14,098	$12,656	$1,442	$11,940	$716
Used Vehicles	$10,120	$9,350	$770	$8,911	$439
Service, parts and others	$2,852	$2,951	$(99)	$2,877	$74
Finance and insurance	$1,481	$1,232	$249	$1,152	$80
Total revenue per vehicle	$17,763	$16,132	$1,631	$15,384	$748

Gross profit per Vehicle
New vehicles	$2,311	$1,198	$1,113	$1,095	$103
Used Vehicles	$1,882	$1,292	$590	$1,324	$(32)
Service, parts and others	$1,275	$1,328	$(53)	$1,266	$62
Finance and insurance	$1,475	$1,232	$243	$1,183	$49
Total gross profit	$4,989	$3,778	$1,211	$3,589	$189

Harley-Davidson Segment

	12/31/2020	12/31/2019	Change	12/31/2018	Change
Vehicles sold:
New vehicles	2,879	3,520	(641)	3,525	(5)
Used vehicles	4,804	4,735	69	4,431	304
Total vehicles sold	7,683	8,255	(572)	7,956	299

Revenue
New vehicles	$71,867,922	$79,738,881	$(7,870,959)	$91,490,058	$(11,751,177)
Used Vehicles	82,031,841	68,871,728	13,160,113	60,363,476	8,508,252
Service, parts and others	56,951,705	57,515,708	(564,003)	57,234,843	280,865
Finance and insurance	15,801,375	14,494,796	1,306,579	14,561,357	(66,561)
Total revenue	$226,652,843	$220,621,113	$6,031,730	$223,649,734	$(3,028,621)

Gross profit
New vehicles	$13,708,214	$12,402,923	$1,305,291	$17,496,569	$(5,093,646)
Used Vehicles	12,064,626	7,864,398	4,200,228	4,839,542	3,024,856
Service, parts and others	25,635,033	26,040,439	(405,406)	25,665,666	374,773
Finance and insurance	16,024,780	14,481,102	1,543,678	13,593,749	(887,353)
Total gross profit	$67,432,653	$60,788,862	$6,643,791	$61,595,526	$(806,664)

Revenue per Vehicle
New vehicles	$24,963	$22,653	$2,310	$25,955	$(3,302)
Used Vehicles	$17,076	$14,545	$2,531	$13,623	$922
Service, parts and others	$7,413	$6,967	$446	$7,194	$(227)
Finance and insurance	$2,057	$1,756	$301	$1,830	$(74)
Total revenue per vehicle	$29,501	$26,726	$2,775	$28,111	$(1,385)

Gross profit per Vehicle
New vehicles	$4,761	$3,524	$1,237	$4,964	$(1,440)
Used Vehicles	$2,511	$1,661	$850	$1,092	$569
Service, parts and others	$3,337	$3,155	$182	$3,226	$(71)
Finance and insurance	$2,086	$1,754	$332	$1,709	$45
Total gross profit	$8,777	$7,364	$1,413	$7,742	$(378)

Revenue

Year Ended December 31, 2020 Compared to December 31, 2019

Total revenue increased $162,649,679 to $898,890,399 compared to $736,240,720 in 2019. The increase was primarily due to an increase of $118,106,095 and $13,520,228 in new and used vehicle sales respectively plus an increase of $13,046,845 in sales of service, parts and other income and an increase of $17,976,511 in finance and insurance income, net. The increase was primarily attributable to an increase of 5,310 in the number of new and used vehicles that were sold to 45,527 compared to 40,217 in 2019 and an increase of $1,437 in the average total revenue per unit to $19,744 compared to $18,307 in 2019.

Total new vehicle sales increased $118,106,095 to $515,823,974 compared to $397,717,879 in 2019. $85,935,808 of this increase resulted from an increase of 5,726 in vehicles sold to 34,370 compared to 28,644 for 2019. The balance of the increase of $32,170,287 was primarily attributable to an increase in the average selling price per vehicle of $1,123 to $15,008 compared to 13,885 for 2019. Substantially all new vehicle categories were up in 2020 compared to 2019. The largest increase was driven by the Utility Vehicle Market (or side-by-side) which increased 58.8%. There was strong demand for this product, particularly the sport models in Arizona, Nevada and Florida where families can have fun socially distancing on the vast amounts of public land available.

Total used vehicle sales increased $13,520,228 to $146,325,260 compared to $132,805,032 in 2019. The increase was entirely due to an increase in average selling price per vehicle as the total unit volume actually decreased by 416 down from 11,573 in 2019 to 11,157 in 2020. Overall used unit decrease was due to a switch to new units and the increase in price is attributable to more expensive Harley-Davidson motorcycles which increased 69 units from 4,734 to 4,804.

Total service, parts and other income increased $13,046,845 to $164,895,944 compared to $151,849,099 in 2019. This was primarily due to the increase of 5,310 vehicles sold in 2020. Service revenue increased $3,607,876 while parts accessories and apparel income increased $9,438,969. The average service, parts and other income per vehicle decreased $154 to $3,622 compared to $3,776 in 2019.

Total finance and insurance income increased $17,976,511 to $71,845,221 compared to $53,868,710 in 2019. This was primarily due to the increase of 5,310 vehicles sold in 2020. This increase resulted in an increase of sales of insurance products of $711,226, maintenance and service contracts of $9,401,447, documentation fees of $4,922,333 and finance and other income of $2,941,454.

Metric Segment (Non-Harley-Davidson) total revenue increased $156,617,949 to $672,237,556 compared to $515,619,607 in 2019. The increase was primarily attributable to the sale of 37,844 vehicles, which was 5,882 more vehicles sold than the 31,962 vehicles that were sold in 2019. In addition, the overall average revenue per vehicle sold increased $1,631 to $17,763 compared to $16,132 in 2019. This increase in revenue included $125,977,054 from the sale of new vehicles at an average sales price per vehicle of $14,098 compared to $12,656 in 2019. Revenue from used vehicle sales increased a nominal amount of $360,115 at an average sales price per vehicle of $10,120 compared to $9,350 in 2019. Sales of service, parts and other income increased $13,610,848 and sale of finance and insurance products increased $16,669,932.

Harley-Davidson total revenue increased $6,031,730 to $226,652,843 compared to $220,621,113 in 2019. The increase was primarily attributable to an increase in used vehicle sales of $13,160,113 at an average sales price per vehicle of $17,076 compared to $14,545 in 2019, offset by a decrease of $7,870,959 in new vehicle sales at an average sales price of $24,963 compared to $22,653 in 2019. Sales of service, parts and other income decreased $564,003 while sales of finance and insurance products increased $1,306,579.

Year Ended December 31, 2019 Compared to December 31, 2018

Total revenue increased $36,886,015 to $736,240,720 compared to $699,354,705 in 2018. The increase was primarily due to an increase of $8,371,119 and $19,188,777 in new and used vehicle sales respectively plus an increase of $5,637,668 in sales of service, parts and other income and an increase of $3,688,451 in finance and insurance income, net. The increase was primarily attributable to an increase of 1,339 in the number of new and used vehicles that were sold to 40,217 compared to 38,878 in 2018 and an increase of $319 in the average total revenue per unit to $18,307 compared to $17,988 in 2018.

Total new vehicle sales increased $8,371,119 to $397,717,879 compared to $389,346,760 in 2018. $2,402,105 of this increase resulted from an increase of 173 vehicles sold to 28,644 compared to 28,471 for 2018. The balance of the increase of $5,969,014 was primarily attributable to an increase in the average selling price per vehicle of $210 to $13,885 compared to 13,675 for 2018. The slight increase was attributable to the Metric segment as Harley-Davidson was flat in 2018.

Total used vehicle sales increased $19,188,777 to $132,805,032 compared to $113,616,255 in 2018. The increase was in part due to an increase of 1,166 in vehicles sold to 11,573 compared to 10,407 in 2018. In addition, the average selling price per vehicle sold increased $558 to $11,475 compared to $10,917 in 2018. The increase in price is attributable to more expensive Harley-Davidson motorcycles which increased 69 units from 2018 to 2019.

Total service, parts and other income increased $5,637,668 to $151,849,099 compared to $146,211,431 in 2018. This was primarily due to the increase of 1,339 in vehicles sold in 2019. Service revenue increased $3,088,108 while parts accessories and apparel income increased $2,549,560. The average service, parts and other income per vehicle increased $15 to $3,776 compared to $3,761 in 2018.

Total finance and insurance income, net increased $3,688,451 to $53,868,710 compared to $50,180,259 in 2018. This was primarily due to the increase of 1,339 in vehicles sold in 2019. This increase resulted in an increase of sales of insurance products of $501,748, maintenance and service contracts of $1,785,322, documentation fees of $1,250,534, and the $652,595 in other finance products.

Metric Segment (Non-Harley-Davidson) total revenue increased $39,914,636 to $515,619,607 compared to $475,704,971 in 2018. The increase was primarily attributable to the sale of 31,962 vehicles, which was 1,040 more vehicles sold than the 30,922 vehicles that were sold in 2018. In addition, the overall average revenue per vehicle sold increased $748 to $16,132 compared to $15,384 in 2018. This increase in revenue included $20,122,296 from the sale of new vehicles at an average sales price per vehicle of $12,656 compared to $11,940 in 2018. Revenue from used vehicle sales increased $7,110,697 at an average sales price per vehicle of $9,350 compared to $8,911 in 2018. Sales of service, parts and other income increased $5,356,803 and sale of finance and insurance products increased $3,755,012.

Harley-Davidson total revenue decreased $3,028,621 to $220,621,113 compared to $223,649,734 in 2018. The decrease was primarily attributable to a decrease in new vehicle sales of $11,751,177 at an average sales price of $22,653 per vehicle sold compared to $25,955 in 2018. This decrease was offset by an increase in used vehicle sales of $8,508,252 to $68,871,728 compared to $60,363,476 in 2018 at an average sales price per vehicle of $14,545 compared to $13,623 in 2018. Sales of service, parts and other income increased $280,865 while sales of finance and insurance products decreased $66,561.

Gross Profit

Year Ended December 31, 2020 Compared to December 31, 2019

Total gross profit increased $74,671,328 to $256,220,772 compared to $181,549,444 in 2019. The increase was primarily due to an increase in gross profit of $43,974,782 and $7,318,301 from new and used vehicle sales, respectively, plus an increase of $5,401,734 in sales of service, parts and other income and an increase of $17,976,511 in finance and insurance income, net. The increase was primarily attributable to an increase of 5,310 in the number of new and used vehicles that were sold to 45,527 compared to 40,217 in 2019 and an increase in the gross margin to 28.5% compared to 24.7% in 2019.

The gross profit on new vehicle sales increased $43,974,782 to $86,478,020 compared to $42,503,238 in 2019. $14,406,616 of this increase resulted from an increase of 5,726 in vehicles sold to 34,370 compared to 28,644 for 2019. The balance of the increase of $29,568,166 was primarily attributable to the increase in the gross margin to 16.8% compared to 10.7% in 2019. This increase resulted from an increase in the average selling price per vehicle of $1,123 to $15,008 compared to of $13,885 in 2019 and the change mix of vehicles sold. Off-road vehicle sales accounted for 64.2% of new vehicle sales in 2020 compared to 54.6% in 2019 and the gross margin on these sales were 16.1% in 2020 compared to 10.7% in 2019.

The gross profit on used vehicle sales increased $7,318,301 to $24,019,116 compared to $16,700,815 in 2019. $8,213,949 of this increase was attributable to an increase in the gross margin on vehicles sold to 16.4% compared to 12.6% for 2019 offset by a decrease of $895,648 due to a reduction in the number of used vehicles sold of 416 to 11,157 compared to 11,573 in 2019. The increase in the gross margin was due to an increase in the average selling price per vehicle of $1,640 to $13,115 compared to $11,475 in 2019 and the change in mix of vehicles sold. Off-road vehicle sales accounted for 20.2% of used vehicle sales in 2020 compared to 12.9% in 2019 and the gross margin on these sales were 19.9% in 2020 compared to 18.1% in 2019.

Total gross profit on service, parts and other income increased $5,401,734 to $73,878,415 compared to $68,476,681 in 2019. This was primarily due to the increase of 5,310 in vehicles sold in 2020 offset by a reduction of $80 in the average gross profit per vehicle sold to $1,623 compared to $1,703 in 2019. The average gross margin on service income was 77.0% compared to 75.7% in 2019 and the average gross margin on parts and other income was 31.5% compared to 31.9% in 2019.

Total gross profit on finance and insurance income increased $17,976,511 to $71,845,221 compared to $53,868,710 in 2019. This was primarily due to the increase of 5,310 in vehicles sold in 2020. This increase resulted in an increase of sales of insurance products of $711,226, maintenance and service contracts of $9,401,447, documentation fees of $4,922,333 and finance and other income of $2,941,454.

Metric Segment (Non-Harley-Davidson) total gross profit increased $68,027,537 to $188,788,119 compared to $120,760,582 in 2019. $14,714,137 of this increase was attributable to the increase of 5,882 in vehicles sold to 37,844 compared to 31,962 in 2019. The remaining $27,955,354 increase in gross profit on sales of vehicles was due to the increase in the gross profit margin to 28.1% compared to 23.4% in 2019. The increase of $5,807,140 for sales of service, parts and other income of $5,807,140 and $16,432,833 for sales of finance and insurance products was due to the increase in sales of 2020 compared to 2019.

Harley-Davidson Segment total gross profit increased $6,643,791 to $67,432,653 compared to $60,788,862 in 2019. The increase was primarily attributable to an increase in the gross profit on vehicle sales of $5,505,519 plus an increase in finance and insurance offset by a reduction in the margin on service, parts and other income of $405,406. The overall gross margin increased to 29.8% compared to 27.5% in 2019.

Year Ended December 31, 2019 Compared to December 31, 2018

Total gross profit increased $8,975,584 to $181,549,444 compared to $172,573,860 in 2019. The increase was primarily due to an increase in gross profit of $3,648,331 for service, parts and other income and $3,688,451 from sales of finance and insurance products. The gross profit on sales of new vehicles declined $2,308,949 due primarily to the decrease in the gross margin to 10.7% compared to 11.5% in 2018. The gross profit on sales of used vehicles increased $3,947,751 due in part to the increase in the gross margin to 12.6% compared to 11.2% in 2019, and in part due to the increase of 1,339 in the number of vehicles sold to 40,217 compared to 38,878 in 2018.

The gross profit on new vehicle sales decreased $2,308,949 to $42,503,238 compared to $44,812,187 in 2018. $2,565,681 of this decrease was due to a decrease in the gross margin to 10.7% compared to 11.5% in 2019, which was offset by a slight increase in gross profit due to an increase of 173 of vehicles sold in 2019 and an increase of $210 in the average sales price per vehicle sold. Off-road vehicle sales accounted for 54.6% of new vehicle sales in 2019 compared to 54.0% in 2018 and the gross margin on these sales were 10.7% in 2019 compared to 10.3% in 2018.

The gross profit on used vehicle sales increased $3,947,751 to $16,700,815 compared to $12,753,064 in 2019. $2,265,213 of this increase was attributable to an increase in the gross margin on vehicles sold to 12.6% compared to 11.2% for 2019. In addition, the gross profit on used vehicle sales increased $1,682,538 due to the increase of 1,166 in used vehicles sales to 11,573 compared to 10,407 in 2018. Off-road vehicle sales accounted for 12.9% of used vehicle sales in 2019 compared to 11.2% in 2018 and the gross margin on these sales were 18.1% in 2019 compared to 21.7% in 2018.

Total gross profit on service, parts and other income increased $3,688,451 to $53,868,710 compared to $50,180,259 in 2018. This was primarily due to the 1,339, increase in vehicles sold in 2019 plus an increase of $36 in the average gross profit per vehicle sold to $1,703 compared to $1,667 in 2018. The average gross margin on service income was 75.7% compared to 76.6% in 2018 and the average gross margin on parts and other income was 31.9% compared to 31.2% in 2018.

Total gross profit on finance and insurance income increased $3,688,451 to $53,868,710 compared to $50,180,259 in 2018. This was primarily due to the 1,339, increase in vehicles sold in 2019. This increase resulted in an increase of sales of insurance products of $501,748, maintenance and service contracts of $1,785,322, documentation fees of $1,250,534, and the $652,595 in other finance products.

Metric Segment (Non-Harley-Davidson) total gross profit increased $9,782,248 to $120,760,582 compared to $110,978,334 in 2018. $2,571,453 of this increase was attributable to the increase in the gross margin to 23.4% compared to 23.3% in 2018, The remaining $213,244 increase in gross profit from sales of vehicles was due to the increase of 1,040 in vehicles sold to 31,962 compared to 30,922 in 2018. The increase of $3,273,558 for sales of service, parts and other income and $2,801,098 for sales of finance and insurance products was due to the increase in sales of 2020 compared to 2019.

Harley-Davidson Segment total gross profit decreased $806,664 to $60,788,862 compared to $61,595,526 in 2018. The decrease was primarily attributable to a decrease in the gross profit on new vehicle sales of $5,093,646 offset by an increase in gross profit on used vehicle sales of $3,024,856. The gross margin on new vehicle sales decreased to 15.6% compared to 19.1% in 2018, while the gross margin on used vehicle sales increased to 11.4% compared to 8.0% in 2018.

Selling, General and Administrative Expenses

	12/31/2020	12/31/2019	Change	12/31/2018	Change
Compensation and related costs	$104,155,686	89,208,574	14,947,112	83,050,940	6,157,634
Advertising and marketing	6,235,122	6,614,120	(378,998)	4,814,451	1,799,669
Other selling expenses	6,295,203	4,018,394	2,276,809	3,412,819	605,575
Professional fees	1,950,638	951,367	999,271	1,466,475	(515,108)
Facility expenses	25,330,533	25,067,345	263,188	23,910,624	1,156,721
General and administrative expenses	10,552,861	11,342,105	(789,244)	12,274,207	(932,102)
	$154,520,043	$137,201,905	$17,318,138	$128,929,516	$8,272,389

Year Ended December 31, 2020 Compared to December 31, 2019

Selling, general and administrative expenses increased by $17,318,138 to $154,520,043 (17.2% of total revenue) compared to $137,201,905 (18.5% of total revenue) in 2019. Compensation and related costs expense increased $14,947,112 to $104,155,686 compared to $89,208,574 in 2019. This large increase in compensation was due to selling commissions which are variable pay plans that increase or decrease as sales go up and down. Overall advertising, marketing and other selling expenses for 2020 were comparable to 2019. However, the Company committed less funds to direct advertising expenditure due to COVID-19. The increase in facilities expense was primarily due to annual CPI increases built into the leases and additional warehouse rent due to the increase in UTV (side by side) vehicles which are the size of an automobile. The overall reduction in general and administrative expenses were due curtailment of costs due primarily to the COVID-19 pandemic.

Year Ended December 31, 2019 Compared to December 31, 2018

Selling, general and administrative expenses increased by $8,272,389 to $137,201,905 (18.5% of total revenue) compared to $128,929,516 (18.5% of total revenue) in 2018. Compensation and related costs expense increased $6,157,634 to $89,208,574 compared to $83,050,940 in 2018. This large increase in compensation was due to selling commissions which are variable pay plans that increase or decrease as sales go up and down. Overall advertising, marketing and other selling expenses for 2019 increased $1,799,669 and $605,575, respectively. These increases are in line with the 2019 at 0.7% of revenue. The company ramped up its digital marketing spend and moved away from the more traditional forms of advertising which seems to be working.   The increase in facilities expense was primarily due to additional new locations from acquisitions in Florida, Texas and Arizona as well as general CPI annual rent increases.  The overall reduction in general and administrative expenses were due in 2019 were related to shop supply credits which reduced our supplies and tools expense account.  We did a better job of charging shop supply fees to our customers on repair orders in 2019 versus 2018 which led to a large reduction in general and administrative expenses.

Depreciation and Amortization

Year Ended December 31, 2020 Compared to December 31, 2019

Depreciation and Amortization increased by $334,992 to $4,087,914 (0.5% of total revenue) compared to $3,752,922 (0.5% of total revenue) in 2019.

Year Ended December 31, 2019 Compared to December 31, 2018

Depreciation and Amortization decreased by $115,591 to $3,752,922 (0.5% of total revenue) compared to $3,868,513 (0.6% of total revenue) in 2018.

Interest Expense

Year Ended December 31, 2020 Compared to December 31, 2019

Floor plan interest expense decreased $2,476,486 to $3,051,930 in 2020 compared to $5,528,416 in 2019. The large decrease is attributable to significantly lower new inventory due to increased demand and supply shortage from the OEM’s. As of December 31, 2020, the outstanding balances on our floor plan notes payable was $68,533,679 compared to $162,975,930 as of December 31, 2019. Other interest expense decreased $646,808 to $3,904,879 compared to $4,551,687 in 2019. The decrease was due to lowering principal balances on long-term notes payable.

Year Ended December 31, 2019 Compared to December 31, 2018

Floor plan interest expense increased $1,381,282 to $5,528,416 in 2019 compared to $4,147,134 in 2018. As of December 31, 2019, the outstanding balances on our floor plan notes payable was $162,975,930 compared to $149,859,103 as of December 31, 2018. Other interest expense increased $134,887 to $4,551,687 compared to $4,416,800 in 2018.

Other Income (Expense), Net

Year Ended December 31, 2020 Compared to December 31, 2019

Other income (expense) includes miscellaneous income for interest earned, cash discounts earned, vending income, cash-back incentives, cash over and short, gains and losses on capital asset disposals and other non-operating additions and deductions from income. Other income (expense) declined by $89,012 to $1,126,614 compared to $1,215,627 for 2019.

Year Ended December 31, 2019 Compared to December 31, 2018

Other income (expense) increased by $774,940 to $1,215,627 compared to $440,687 for 2018.

Liquidity and Capital Resources

We had the following sources of liquidity available for the years ended December 31, 2020, 2019 and 2018:

	12/31/2020	12/31/2019	12/31/2018
Cash and Cash Equivalents	$3,905,686	$4,980,718	$6,706,049
Cash sweep account balance (1)	56,521,530	14,468,120	2,569,630
Availability under short-term revolving line of credit	19,000,000	0	19,000,000
Availability under floor plan notes	186,325,321	74,906,198	88,023,025
	$265,752,537	$94,355,036	$116,298,704

(1)	RideNow is a participant in a Cash Sweep Account arrangement with a bank and its affiliates. The Cash Sweep Account combines the cash balances of all the participating affiliates and invests excess cash on a daily basis. Interest is paid to each participant based on the average cash balance in the Cash Sweep account over the course of the year. Any participant that develops an overdraft cash balance is charged interest. For the years ended December 31, 2020,2019 and 2018, the Cash Sweep Account was earning interest at 1.10%,3.11% and 2.89%, respectively, and for overdraft balances, the interest charged was 3.25%,3.50% and 3.75%, respectively.

Our capital allocation strategy focuses on growing long-term value for our owners and shareholders. We invest capital in our business to maintain and upgrade existing facilities as well as other strategic and technology initiatives. We also deploy capital opportunistically to complete acquisitions and improve facilities of newly acquired dealerships. For the years ended December 31, 2020, 2019 and 2018 the following table summarizes our capital expenditures:

	12/31/2020	12/31/2019	12/31/2018
Purchases of property and equipment	$2,101,473	$2,774,476	$1,972,391
Purchases of net assts through business combinations	1,748,842	4,638,218	5,366,161
Proceeds from sale of property and equipment	(106,289)	(239,189)	(72.175)
	$3,744,026	$7,173,505	$7,266,377

As of December 31, 2020, 2019 and 2018, excluding lease liabilities, the outstanding principal amount of indebtedness was $101,947,256, $204,397,360 and $179,392,480, respectively, summarized in the table below. See Notes to our audited Combined Financial Statements for the years ended December 31, 2020, 2029 and 2018, which were included in RumbleOn’s Form 8_K that was filed on April 8, 2021.

	12/31/2020	12/31/2019	12/31/2018
Asset-Based Financing:
Floor plan notes payable	$68,533,679	$162,975,930	$149,859,103
Revolving line of credit	-	18,000,000	-
Total asset-based lending	68,533,679	180,975,930	149,859,103
Notes payable-related parties	7,411,322	14,069,533	17,744,476
Notes payable-PPP loans	19,039,229	-	-
Notes payable-other	6,963,026	9,351,897	11,788,901
	$101,947,256	$204,397,360	$179,392,480

The following table sets forth a summary of our cash flows for the years ending December 31, 2020, 2019 and 2018:

	12/31/2020	12/31/2019	12/31/2018
Net cash provided by operating activities	$69,739,318	$1,697,260	$(20,171,041)
Net cash used in investing activities	(3,744,026)	(7,173,505)	(7,266,377)
Net cash provided by (used in) financing activities	(67,070,324)	3,750,914	26,761,533
Net increase (decrease) in cash	$(1,075,032)	$(1,725,331)	$(675,885)

Operating Activities

Our primary sources of operating cash flows result from the sales of new and used vehicles and ancillary products and services and our floor plans. Our primary uses of cash from operating activities are purchases of inventory, personnel-related expenses, selling expenses, facility costs and other administrative expenses. For the year ended December 31, 2020 and 2019, the net cash provided by operating activities was $69,739,318, and $1,697,260, respectively. In 2020 the principal reasons for the increase in cash from operating activities was due to the large increase in profitability of the business which contributed $92,623,076 in net income.

Investing Activities

Net cash used in investing activities consists primarily of cash used in capital additions and activity from business acquisitions. For the years ended December 31, 2020, 2019 and 2018 cash used in investing activities was $3,744,026, $7,173,505, and $7,266,377, respectively.

Financing Activities

Cash flows from financing activities primarily relate to our short and long-term borrowing activity and contributions/distributions to or from the owners. For the years ended December 31, 2020, 2019 and 2018 cash (used in) provided by financing activities was ($67,070,324), $3,750,914, and $26,761,533, respectively.

The Transaction

Structure of the Transaction

Subject to the terms and conditions of the Transaction Agreement, RumbleOn will either acquire through the Merger Subs or will purchase the equity interests in the Target Companies.

Upon completion of the Transaction, the Target Companies will be wholly-owned subsidiaries of RumbleOn, Inc. RumbleOn’s Class B common stock will continue to trade on Nasdaq under the symbol “RMBL.”

Consideration

RumbleOn Stockholders. No consideration is being paid to RumbleOn stockholders in the Transaction. RumbleOn stockholders will continue to own their existing shares of RumbleOn Class A or Class B common stock after the Transactions.

Holders of Interests in the Target Companies. If the Transaction is completed, Sellers will receive (i) cash in the aggregate amount of $400,400,000 less any adjustments for net working capital and closing indebtedness and (ii) 5,833,333 shares of RumbleOn’s Class B common stock having an aggregate value of $175,000,000 based on an agreed to value at signing of $30.00 per share. The number of Closing Shares issued in the Transaction may be increased if either: (A) the VWAP of the Company’s Class B common stock for the twenty (20) trading days immediately before the Closing Date or (B) the value on a per share basis paid for the Class B common stock by any person who purchases Class B common stock from the Company from the date of the Transaction Agreement until the Closing Date, is less than $30.00. Ten percent (10%) of the Closing Shares will be considered escrow shares and will be released pursuant to the terms of the Transaction Agreement.

Financing

The cash portion of the transaction consideration is expected to be financed through a combination of approximately $280,000,000 of debt provided by Oaktree and the remainder through the issuance of new equity.

RumbleOn entered into a Commitment Letter with Oaktree on March 12, 2021 and expects to enter into definitive agreement regarding the financing at the closing of the Transaction. The Commitment Letter provides that, subject to the conditions set forth therein, Oaktree commits to provide the Credit Facility in an aggregate principal amount of up to $400,000,000, comprised of (i) an initial advance of $280,000,000 primarily to fund part of the cash consideration in the Transaction and (ii) a delayed draw term facility of up to $120,000,000 to fund permitted acquisitions and similar investments and related fees and expenses of such transactions. Completion of the Transaction is subject to Oaktree providing this Funding in accordance with the terms of the Commitment Letter. Definitive documents relating to the Credit Facility are expected to be signed at Closing.

In connection with the Commitment Letter, in lieu of a cash commitment fee, the Company has agreed to issue Oaktree a Warrant to purchase the Warrant Shares at an exercise price per share to be determined at Closing. If issued at Closing, the Warrant will be for that number of shares equal to $40,000,000 divided by the lowest price per share at which equity is issued in connection with financing the Transaction, which price shall also be the exercise price. If the Commitment Letter is terminated before Closing, the Warrant will be issued to purchase that number of shares equal to five percent (5%) of the Company’s fully diluted market capitalization at the close of business on the day after a termination of the Commitment Letter is publicly announced divided by the weighted average price of the Company’s Class B common stock for the five days immediately before such date, which price shall also be the exercise price. The Warrant is immediately exercisable after closing the Transaction or five days after the termination of the Commitment Letter and will expire eighteen (18) months after the Closing or termination of the Commitment Letter.

In addition, as a condition to Closing, RumbleOn has committed to raise at least $135.0 million to fund in part the cash consideration in the Transaction and provide RumbleOn with sufficient funds to pay expenses of the Transaction and provide working capital for the Company post-closing.

Background of the Transaction

Highlighted below is a chronology of events leading up to the Transaction between RumbleOn and RideNow.

RumbleOn first considered making an offer for RideNow in mid-August 2020, although no specific pricing or other terms were considered.

Later in August, RumbleOn and RideNow principals first discussed a potential transaction though again no specific terms were discussed. During the next week and into early September, a special purpose acquisition company (“SPAC”) joined the conversation with a proposal to acquire both RideNow and RumbleOn. Pricing discussion among SPAC, RideNow, and RumbleOn occurred during early to mid-September 2020, however the negotiations between SPAC and the two target companies were conducted separately.

RumbleOn entered into a Non-Disclosure and Confidentiality Agreement with SPAC on October 2, 2020.

RumbleOn, RideNow, and SPAC entered into a Tri-Party Non-Disclosure and Confidentiality Agreement on November 2, 2020 to provide primarily for diligence by the parties of each other.

The discussions between SPAC and the two acquisition targets continued until the respective exclusivity periods for the parties with SPAC expired on November 30, 2020. On December 4, 2020, RumbleOn tendered a termination letter to SPAC. Subsequently, on December 8, 2020, RideNow tendered a termination letter to SPAC

Approximately one week after termination of the SPAC transaction the principals of RideNow and RumbleOn discussed a potential business combination between themselves and the parties entered into a Non-Disclosure and Confidentiality Agreement on December 16, 2020.

Also on December 16, 2020, RideNow and RumbleOn entered into an Exclusivity Agreement. In connection with their Exclusivity Agreement, the parties agreed work toward a transaction in which RumbleOn would purchase RideNow on substantially the same terms SPAC had previously negotiated with RideNow, providing for aggregate consideration of $575.0 million, consisting of $400.0 million cash and $175.0 of RumbleOn Class B common stock.

On December 17, 2020, RumbleOn formally engaged B. Riley Securities as RumbleOn’s financial advisor for the transaction and underwriter/placement agent for the Transaction Equity Raise.

On January 5, 2021, Akerman provided Gallagher & Kennedy (“G&K”), counsel to RideNow, an initial draft of the Transaction Agreement. The draft was substantially on the terms of the previous RideNow/SPAC transaction agreement, however certain structural changes were reviewed by the parties and the agreement was revised to reflect the organizational status of the entities being acquired.

The parties began legal and business due diligence on January 6, 2021, which process continued over the following weeks while the parties negotiated the Transaction Agreement.

On January 11, 2021, G&K provided Akerman a revised draft of the Transaction Agreement to negotiate the representations and warranties as well as the parties’ respective responsibilities for certain transaction fees.

On January 16, 2021, Akerman provided G&K a revised draft Transaction Agreement to include an environmental review period.

On January 25, 2021, G&K provided Akerman a revised draft of the Transaction Agreement to increase the consideration by $400,000 to reflect agreement of RumbleOn to pay one half the audit costs expected to be incurred by RideNow for the transaction, to introduce the concept of a minimum $30.00 share price in respect of the RMBL stock to be received as part of the acquisition consideration, as well as to propose an elimination of the required cash component of working capital.

On February 6, 2021, Akerman provided G&K a revised draft of the Transaction Agreement to propose an increase to the minimum $30.00 share price, restore the cash requirement component of working capital, and require a minimum percentage of required consents as a condition to closing.

On February 11, 2021 the Company entered into a letter of intent with Oaktree providing for a Commitment Letter between the parties to provide financing to fund part of the cash portion of the consideration to be paid in the Transaction. The letter of intent anticipated a credit facility providing $280.0 million to be drawn at Closing to fund in part the cash consideration in the transaction and an additional $120.0 million available in a delayed draw term loan for acquisitions and for working capital and general corporate purposes.

On February 12, 2021, G&K provided Akerman a revised draft Transaction Agreement with further revisions to the representations and warranties, and restoration of the $30.00 minimum share price, and working capital without a specific cash requirement.

Akerman participated in an initial call with Akin Gump, Strauss Hauer & Feld LLP (“Akin”), Oaktree’s legal counsel, to discuss commitment letter on February 16, 2021.

On February 19, 2021, Akerman provided G&K a revised draft Transaction Agreement to eliminate the pre-closing purchase price adjustment and provide only for a post-closing adjustment.

Akerman received an initial draft commitment letter from Akin on February 22, 2021, which draft substantially reflected the terms and intent of the letter of intent signed by the parties as described above.

On February 26, 2021, G&K provided Akerman a revised draft Transaction Agreement to provide for potential acquisitions to be made by the RideNow owners between signing and closing and to definitively establish the $30.00 minimum share price and working capital components of the Transaction Agreement.

On February 28, 2021, Akerman provided G&K a revised draft of the Transaction Agreement to add the merged companies as parties to the agreement.

On March 1, 2021, Akerman provided Akin comments to the draft commitment letter primarily reflecting drafting preferences to the agreed upon substantive terms.

On March 3, 2021, G&K provided Akerman a revised draft Transaction Agreement to insert a closing condition requiring a minimum RMBL share price of $24, below which either party could terminate the Transaction.

On March 4, 2021, Akerman provided G&K a revised draft Transaction Agreement to incorporate standard language required by Oaktree.

On March 5, 2021, Akin provided a revised draft commitment letter primarily addressing preferred drafting comments to certain affirmative and negative covenants.

On March 7, 2021, Akerman provided an update to its March 4, 2021 draft of the Transaction Agreement to change the structure of purchase of one of the entities, CMG PowerSports, Inc., from a merger to an equity purchase.

On March 7, 2021, G&K provided Akerman a revised draft Transaction Agreement, to reflect revisions to the representations and warranties required as a result of review of the disclosure schedules, and to update the escrow provisions to indicate the potential for settlement in stock or cash.

On March 7, 2021, Akerman sent Akin a revised commitment letter addressing clean up comments in anticipation of the parties signing the commitment letter.

On March 9, 2021, Akerman provided G&K a revised draft Transaction Agreement, to incorporate final drafting edits and conform definitions and the like.

Also on March 9, 2021, G&K provided its final edits to the draft Transaction Agreement, and Akerman and G&K agreed to the final form of the Transaction Agreement.

Also on March 9, 2021, Akin provided a revised draft commitment letter providing additional drafters edits.

On March 9, 2021, at 5:00 P.M. Eastern time, the Board met to review proposed transaction and transaction agreement. Representatives of B. Riley provided the Board a presentation regarding its review and analysis of the consideration to be paid in connection with the proposed transaction and reviewed with the Board the fairness opinion provided earlier that day. After completing their presentation and following question and comments from the Board, the representatives of B. Riley excused themselves from the remainder of the meeting. Mr. Berrard reviewed with the Board the expected execution of the merger agreement and public announcement of the transaction. At Mr. Berrard’s request, representatives of Akerman reviewed the terms of the Transaction Agreement and outstanding items to be finalized, including the commitment letter with Oaktree. Mr. Berrard noted that the Transaction Agreement would be signed the evening of March 9, 2021, subject to approval by Board, with signatures to be held in escrow to provide the RideNow principals the opportunity to discuss the transaction with their minority partners in the Target Companies. The parties agreed to release the escrowed signatures on Friday March 12, 2021 subject to each parties’ approval and completion of the commitment letter. The parties would then issue a joint release announcing the transaction on Monday, March 15, 2021, before the US markets opened.

On March 9, 2021, upon motion duly made and seconded, the Board unanimously approved the Transaction and the Transaction Agreement and unanimously recommended that the stockholders of the Company vote to approve the matters requiring stockholder approval necessary to complete the Transaction, including the Stock Issuance Proposal, the Authorized Stock Proposal, and the Incentive Plan Proposal.

On March 10, 2021, Akin provided a revised commitment letter, which included an initial draft of fee letter.

On March 11, 2021, Akin provided a further revision to the commitment letter and the exhibits thereto, including the fee letter based on drafting comments received from Akerman telephonically and including clean up changes to the document.

On March 12, 2021, RumbleOn and Oaktree executed the Commitment Letter.

Also on March 12, 2021, RumbleOn and RideNow released from escrow their signatures to the Transaction Agreement.

On March 15, 2021, RumbleOn and RideNow issued a joint press release announcing the Transaction and RumbleOn filed a Current Report on Form 8-K attaching the Transaction Agreement and the press release issued earlier that day.

Beginning the week of March 15, 2021, the parties worked cooperatively on preparing and submitting notifications and applications to original equipment manufacturers (“OEMs”) representing approximately 200 dealerships comprising the RideNow retail group. The parties continue responding to queries from the OEMs and anticipate obtaining approvals sufficient to meet the conditions to close the transaction, though no assurances can be made regarding the OEM approval process.

On April 8, 2021, the Company filed on Form 8-K combined audited financial statements for the RideNow Group as of and for the years ended December 31, 2018, 2019, and 2020.

Also on April 8, 2021, the Company announced the launch of a confidentially marketed public offering. Later that evening, the Company announced it had priced the public offering resulting in gross proceeds to the Company of approximately $40 million. The public offering closed on April 13, 2021.

On June 17, 2021, RumbleOn and RideNow entered into an amendment to the Transaction Agreement, providing for a change from an equity purchase to a merger as to how one of the Target Companies would be acquired.

On June 21, 2021, RumbleOn filed its preliminary proxy statement on Schedule 14A regarding the Transaction.

On July 1, 2021, RumbleOn filed its definative proxy statement on Schedule 14A regarding the Transaction and commenced mailing of the proxy materials to its stockholders.

Rationale for the Transaction

Both RideNow and RumbleOn believe that the Transaction will provide stockholders with an interest in a combined company that will be one of the strongest in the industry. The combined company will have greater financial strength, operational efficiencies, earning power and growth potential than RideNow or RumbleOn would have on its own. The parties have identified a number of potential benefits of the Transaction, which they believe will contribute to the success of the combined company and thus inure to the benefit of the combined company’s stockholders, including the following:

Strategic Benefits. Powersports vehicle demand continues to experience significant growth, accelerated by consumer lifestyle changes and advanced vehicle innovation, while access to affordable pre-owned vehicles attracts new riders. The Transaction creates the only omnichannel solution in the powersports industry by combining RumbleOn’s robust technology in online acquisition and distribution of powersports vehicles with RideNow, the largest traditional brick and mortar retailer in powersports.

Strong Financial and Operational Foundation. RideNow is the nation’s largest powersports retailer, with more than 40 full-service retail locations in 11 states across the country. In 2020, RideNow sold 45,527 powersport units, including ATVs, UTVs, motorcycles, snowmobiles, and personal watercraft, generating approximately $898.9 million in total revenue, $92.6 million in net income and approximately $101.7 million in adjusted EBITDA. The combined company sold more than 63,000 vehicles in 2020, generating revenue of approximately $1.3 billion, net income of approximately $67.6 million and adjusted EBITDA of approximately $95.9 million. Management expects the business combination will propel revenue growth and drive meaningful cost synergies.

Synergies Combined Company. RideNow and RumbleOn believe the Transaction will result in a number of important synergies, primarily from achieving greater operating efficiencies, capturing inherent economies of scale, and leveraging corporate resources. The combined company will offer the fastest, easiest and most transparent transaction process available to consumers nationwide, which, combined with proprietary pre-owned sourcing, disrupts the customer search and purchase experience for powersports enthusiasts, both online and in-store. In addition to driving organic growth by combining and scaling the legacy RumbleOn and RideNow models, the combined company will be positioned to further consolidate the highly fragmented powersports industry.

Strengthened Management. RideNow’s co-principal owners and co-founders Mark Tkach and Bill Coulter will bring more than 70 additional years of combined experience in the vehicle retail industry, joining RumbleOn’s executive team, Marshall Chesrown and Peter Levy, who have a combined 80+ years of experience. Both Mr. Tkach and Mr. Coulter will also join the Board at Closing. In addition, RideNow and RumbleOn believe that by combining best practices and creating standardized policies, procedures and measurement tools, the combined company will be better able to meet and exceed its customers’ needs.

New Growth Opportunities. The combined company will be better positioned to grow organically and pursue acquisition opportunities by being able to draw upon the resources, experience, and development efforts of both RideNow and RumbleOn.

Reasons for the Transaction

In reaching its decision to approve the Transaction Agreement and unanimously recommend that its stockholders approve the proposals required as conditions to closing the Transaction, the Board consulted with its management and its financial and legal advisors and considered a number of factors, including the following material factors, which the RumbleOn Board viewed as supporting its determination:

●	all the reasons described above under “— Rationale for the Transaction,” including the strategic benefits and growth opportunities expected to be available to the combined company and the ability to create the only omnichannel solution in the powersports industry;

●	the fact that the RumbleOn stockholders will continue to hold approximately 27.4% of the voting power of a significantly larger combined company following the Transaction and will therefore participate meaningfully in the significant opportunities for long-term growth of the combined company;

●	the opinion of B. Riley Securities, Inc. (“B. Riley”), dated as of March 9, 2021, to the RumbleOn Board as to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Transaction (see “— Opinion of Financial Advisor”);

●	information concerning RideNow’s businesses, prospects, financial condition and results of operations, management and competitive position, including the results of business, legal, and financial due diligence investigations of RideNow conducted by RumbleOn and its advisors;

●	the proposed governance and management of the combined company, including that the Chief Executive Officer would be Mr. Chesrown, the President would be Mr. Levy, the Chief Financial Officer would be Mr. Berrard, and the combined company’s board of directors initially would include a majority of continuing members of the current RumbleOn Board. After Mr. Berrard’s passing on June 7, 2021, the Board reassessed the foregoing factors and continues to unanimously recommend that stockholders approve the Transaction.

In addition to the factors described above, the Board identified and considered a variety of risks and potentially negative factors concerning the Transaction, including:

●	the possibility that the Transaction may not be completed as a result of the failure to satisfy one or more conditions to the Transaction described under “The Transaction Agreement — Conditions to Closing;”

●	the possibility that completion of the Transaction might be delayed or the Transaction may be terminated as a result of failure to achieve the requisite OEM approvals;

●	the effect of the public announcement of the Transaction on RumbleOn’s revenues, operating results, stock price, customers, suppliers, management, employees, and other constituencies;

●	the risk that the operations of the companies might not be successfully integrated or integrated in a timely manner, and the possibility of not achieving the anticipated synergies and other benefits sought to be obtained in the Transaction;

●	the substantial costs to be incurred in connection with the Transaction, including costs of integrating the businesses and expenses arising from the Transaction, which may exceed management’s estimates;

●	because the agreed upon price per share of RumbleOn stock may decline below the $30.00 price at signing, the possibility that RumbleOn may need to issue additional shares at closing if any Closing Share Increase Metric is triggered before the Closing Date;

●	the limitations imposed in the Transaction Agreement on the solicitation or consideration by RumbleOn of alternative business combinations before the Closing Date and the limitations on RumbleOn’s conduct of business before the Closing Date;

●	the risk that RideNow has material liabilities which were not identified during RumbleOn’s due diligence;

●	the interests that certain RumbleOn executive officers and directors may have with respect to the Transaction in addition to their interests as RumbleOn stockholders; and

●	various other risks associated with the Transaction and the combined company set forth under the “Risk Factors” section.

The foregoing discussion of the material factors considered by the RumbleOn Board is not intended to be exhaustive, but does set forth the principal factors the Board considered.

In light of the number and wide variety of factors considered in connection with its evaluation of the Transaction, the Board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination. Rather, the Board made its recommendation based on the totality of information presented to, and the investigations conducted by or at its direction. In addition, individual directors may have given different weight to different factors. This explanation of RumbleOn’s reasons for the Transaction and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Risk Factors.”

The Transaction Agreement

The disclosure under this section provides a brief summary of the Transaction Agreement but may not include all the information important to you. You should read the entire Transaction Agreement, which is included as Annex A to this proxy statement. In this section, we have used defined terms from the Transaction Agreement for consistency between this summary and the complete agreement. Capitalized terms used in this section but not defined should be used as defined in the Transaction Agreement.

On March 12, 2021, RumbleOn entered into that certain Plan of Merger and Equity Purchase Agreement, by and among RumbleOn, Merger Sub I, Merger Sub II, Merger Sub III, Merger Sub IV, C&W Motors, Metro Motorcycle, Tucson Motorcycles, Tucson Motorsports (and together with C&W Motors, Metro Motorcycle, and Tucson Motorcycles, the “Merged Entities”), the Principal Owners, and each other person who executes a Seller Joinder to the Transaction Agreement, and Seller’s Representative.

On June 17, 2021, RumbleOn entered into a Joinder and First Amendment to Plan of Merger and Equity Purchase Agreement (the “Amendment”) which joins CMG Powersports, Inc. and RO Merger Sub V, Inc. (“Merger Sub V”) as parties to the Transaction Agreement as if they were original signatories thereto. The Amendment further provides the mechanics whereby Merger Sub V will be merged with and into CMG Powersports, under the laws of the State of Delaware, with CMG Powersports surviving the merger as a wholly owned direct subsidiary of RumbleOn, and establishes the manner in which shareholders of CMG Powersports will receive consideration as a result of such merger.

If the Transaction is completed, Sellers will receive (i) cash in the aggregate amount of $400,400,000 less any adjustments for net working capital and closing indebtedness and (ii) 5,833,333 shares of RumbleOn’s Class B common stock having an aggregate value of $175,000,000 based on an agreed to value at signing of $30.00 per share. The number of Closing Shares issued in the Transaction may be increased if either (A) the VWAP of the Company’s Class B common stock for the twenty (20) trading days immediately before the Closing Date or (B) the value on a per share basis paid for the Class B common stock by any person who purchases Class B common stock from the Company from the date of the Transaction Agreement until the Closing Date is less than $30.00. Ten percent (10%) of the Closing Shares will be considered escrow shares and will be released pursuant to the terms of the Transaction Agreement.

The representations and warranties described below and included in the Transaction Agreement were made by the Merged Entities (including CMG Powersports, Inc. following execution of the Amendment) and the Sellers as of specific dates. The assertions embodied in these representations and warranties may be subject to important qualifications and limitations mutually agreed to by the Merged Entities, the Merger Subs (including Merger Sub V following execution of the Amendment), the Principal Owners and the Sellers’ Representative, in connection with negotiating the Transaction Agreement. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, and may have been used for the purpose of allocating risk among the Merged Entities, the Merger Subs, the Principal Owners and the Sellers’ Representative, rather than establishing matters as facts.

Basic Deal Terms

●	The Transaction was structured as a multi-step transaction in which (i) RumbleOn will acquire all (subject to the participation by certain minority owners) of the equity interests (the “Equity Purchases” and such equity, the “Purchased Equity”) in the Transferred Entities (as defined in the Transaction Agreement), (ii) Merger Sub I will merge with and into C&W Motors, Inc., with C&W Motors, Inc. continuing as a surviving corporation, (iii) Merger Sub II will merge with and into Metro Motorcycle, Inc., with Metro Motorcycle, Inc. continuing as a surviving corporation, (iv) Merger Sub III will merge with and into Tucson Motorcycles, Inc., with Tucson Motorcycles, Inc. continuing as a surviving corporation, and (v) Merger Sub IV will merge with and into Tucson Motorsports, Inc., with Tucson Motorsports, Inc. continuing as a surviving corporation, in each case under the laws of the State of Arizona, and each as a wholly-owned subsidiary of RumbleOn, and (v) Merger Sub V will merge with and into CMG Powersports, Inc., with CMG Powersports, Inc. continuing as a surviving corporation under the laws of the State of Delaware and as a wholly-owned subsidiary of RumbleOn (collectively, the “Mergers” and together with the Equity Purchases, the “Transaction”); and

●	The Company will pay, in the aggregate, in exchange for the Purchased Equity and for all of the shares of the Merged Entities:

o	the Cash Consideration, plus or minus any adjustments for net working capital and closing indebtedness; and
o	the Closing Payment Shares, of which ten percent (10%) of such shares will be held back in connection with the Sellers’ indemnification obligations under the Transaction Agreement.

●	The Purchase Price payable to the Sellers at the Closing will be automatically reduced by an amount allocated in a schedule to the Transaction Agreement payable to such person who has not executed a Seller Joinder and the equity interest held by such person would be deemed excluded from the Purchased Equity.

●	RumbleOn and the Acquired Companies have agreed to implement a mutually agreeable amendment to the Company’s 2017 Equity Incentive Plan (the “Equity Incentive Plan”) to be effective upon to the Closing and to allocate options or restricted stock units to certain employees of the Acquired Companies, subject to (i) the receipt from a grantee thereof of a restrictive covenant agreement, and (ii) approval by RumbleOn’s stockholders (the “Approval”).

Representations and Warranties

In the Transaction Agreement, the Sellers make, as of the signing of the Transaction Agreement and as of the Closing, certain representations and warranties (subject to certain exceptions and qualifications) about the Acquired Companies relating to, among other things, the following:

●	capital structure and capitalization;
●	authorization, execution, delivery and enforceability of the Transaction Agreement and other transaction documents;
●	proper corporate organization and related corporate matters;
●	absence of conflicts with the organizational documents, material contracts and material permits of the Acquired Companies;
●	required consents and approvals;
●	financial information and absence of undisclosed liabilities;
●	absence of certain changes or events;
●	absence of material litigation;
●	licenses and permits;
●	title to properties and assets;
●	ownership of intellectual property and data security matters;
●	taxes;
●	employment and employee benefit matters;
●	transactions with affiliates and employees;
●	insurance coverage;
●	material contracts;
●	compliance with laws and absence of certain business practices;
●	brokers and finders;
●	environmental matters;
●	real property; and
●	business continuity.

In the Transaction Agreement, RumbleOn and the Merger Subs make, as of the signing of the Transaction Agreement and as of the Closing, certain representations and warranties (subject to certain exceptions and qualifications) relating to, among other things:

●	capital structure and capitalization;
●	proper corporate organization and similar corporate matters;
●	authorization, execution, delivery and enforceability of the Transaction Agreement and other transaction documents, the issuance of securities contemplated thereby;
●	absence of conflicts with the organizational documents, material contracts and material permits;
●	required consents and approvals;
●	SEC filings;
●	internal accounting controls;
●	compliance with laws; and
●	brokers and finders.

Covenants

The Transaction Agreement contains covenants of the parties, including, among other things, the following covenants regarding:

●	the Acquired Companies to conduct their business in the ordinary course consistent with past practices and to refrain from taking certain actions without the prior written consent of RumbleOn;
●	RumbleOn to refrain from taking certain actions relating to its organizational documents, tax elections, declaring distributions, incurring indebtedness, and issuing common stock or preferred stock without the prior written consent of the Acquired Companies;
●	the delivery by the Acquired Companies of annual combined audited financial statements for the twelve (12) month periods ended December 31, 2020, 2019 and 2018;
●	the execution and delivery by the Principal Owners of employment agreements with the Acquired Companies;
●	allocation of the Acquired Companies’ taxes after closing;
●	non-competition and non-solicitation restrictions of the Sellers in favor of RumbleOn;
●	use of commercially reasonable efforts to satisfy conditions to closing;
●	transaction-related SEC filings; and
●	use of commercially reasonable efforts by RumbleOn to establish a record date for, call, give notice of and hold a meeting of the holders of shares of RumbleOn’s Common Stock to consider and vote on the approval of (i) the Transaction Agreement, the Equity Purchases and the Mergers, (ii) adoption of the Equity Incentive Plan, (iii) an amendment to the Articles of Incorporation of RumbleOn to increase the number of shares authorized Class B common stock to 100,000,000 Shares, and (iv) any and all other approvals necessary or advisable to effect the consummation of the Transaction.

Conditions to Closing

General Conditions

Consummation of the Equity Purchases and the Mergers is subject to conditions, including, among others:

●	The making of all filings and other notifications required to be made under any Antitrust Law (as defined in the Transaction Agreement) for the consummation of the Transaction, the expiration or termination of all waiting periods relating thereto, and the receipt of all clearances, authorizations, actions, non-actions, or other consents required from a governmental authority under any Antitrust Law for the consummation of the Transaction;
●	The Closing Payment Shares being approved for listing on Nasdaq;
●	No order issued by any governmental body prohibiting or preventing the Equity Purchases and the Mergers;
●	RumbleOn’s ability to obtain the financing set forth in the Commitment Letter;
●	The receipt of consent to the Transaction from powersports manufacturers representing at least 95% of new vehicle sales of the Target Companies for the twelve months ended December 31, 2020;
●	Absence of material adverse effect on either party;
●	RumbleOn obtaining the RumbleOn Stockholder Approval; and
●	Delivery by each party of the closing documents specified in the Transaction Agreement.

Indemnification

Survival of Representations and Warranties

The representations and warranties of the Sellers, RumbleOn, and the Merger Subs contained in the Transaction Agreement will survive for a period of twelve (12) months following the Closing; provided, however, that (a) those representations and warranties of, the Sellers, RumbleOn, and the Merger Subs with respect to (i) capital structure and capitalization, (ii) authorization, execution authorization, execution, delivery and enforceability of the Transaction Agreement and other transaction documents, (iii) required consents and approvals, and (iv) brokers and finders will survive indefinitely, and (b) those representations and warranties of the Sellers with respect to (i) employee benefits and compensation, (ii) tax, and (iii) environmental matters will survive until sixty (60) days after the expiration of the statute of limitations with respect to the subject matter discussed therein. Any claim for indemnification based upon a misrepresentation or breach of warranty pursuant to the Transaction Agreement must be asserted in writing before the expiration of such survival period for indemnification to be available therefor.

Indemnification Rights

From and after the Closing of the Transaction, RumbleOn and the Acquired Companies, jointly and severally, have agreed to indemnify each Seller from any damages arising from: (a) any misrepresentation or breach of warranty by RumbleOn or the Merger Subs contained in the Transaction Agreement or any other transaction document; or (b) any failure to perform any covenant or agreement made by RumbleOn or the Merger Subs in the Transaction Agreement.

From and after the Closing of the Transaction, RumbleOn, and its respective stockholders, officers and directors are indemnified from and against any and all damages arising from:

●	a breach of representations or warranties by the Sellers contained in the Transaction Agreement or other transaction documents;
●	a breach of any covenant of Sellers or the Acquired Companies contained in the Transaction Agreement to be performed prior to or at the Closing;
●	certain indemnified taxes;
●	claims made by Sellers with respect to the computation or allocation of the Purchase Price among Sellers;
●	dissenters’, appraisal or similar rights asserted by any equity holder of the Acquired Companies under any law; and
●	any unpaid transaction expense or change of control payments.

Limitations on Indemnity

The Principal Owners or RumbleOn’s indemnification obligations with respect to their respective representations and warranties are subject to a cap of $75,000,000. The Sellers (other than the Principal Owners), indemnification obligations with respect to their respective representations and warranties are subject to a cap of thirteen percent (13%) of the Purchase Price received by the particular Seller for which indemnification is sought.

Regulatory and Other Approvals

The business combination and the transactions contemplated by the Transaction Agreement are not subject to any additional foreign, federal or state regulatory requirements or approvals, except for (i) filings and other notifications required to be made under Antitrust Laws, (ii) filings with the appropriate jurisdictions to effectuate the transactions contemplated by the Mergers, (iii) compliance with applicable securities laws and rules and regulations of the SEC and Nasdaq, including approval of the matters set forth in this proxy statement, and (iv) approval by RumbleOn’s stockholders regarding the RumbleOn Stockholder Approval.

Termination

The Transaction Agreement may be terminated: (a) by the mutual written consent of RumbleOn and Sellers’ Representative, (b) by either RumbleOn or Sellers’ Representative upon written notice to the other party if (i) the Closing does not occur on or before June 30, 2021, subject to certain rights of the parties to extend the termination date to July 31, 2021, (ii) the Transaction is enjoined pursuant to a final, non-appealable ruling, (c) upon substantial breach by the other party that remains uncured after thirty (30) days, or (d) by Sellers’ Representative or by RumbleOn if the RumbleOn Stockholder Approval is not obtained.

Opinion of Financial Advisor

RumbleOn retained B. Riley to act as exclusive financial advisor with respect to the Company’s acquisition of RideNow. RumbleOn selected B. Riley to act as its financial advisor because B. Riley is a nationally recognized investment banking firm, given B. Riley’s experience in transactions similar to the Transaction, its reputation in the investment community and its institutional knowledge of RumbleOn’s business and the powersports sector.

At the March 9, 2021 meeting at which RumbleOn’s Board considered the Transaction and the Transaction Agreement, B. Riley rendered to the Board its oral opinion, which was subsequently confirmed in writing on March 9, 2021, to the effect that, as of such date and based on and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration being paid by RumbleOn in the Transaction was fair, from a financial point of view, to RumbleOn stockholders.

The full text of B. Riley’s opinion is included as Annex C to this proxy statement. The opinion outlines, among other things, the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken in connection with rendering the opinion. Holders of shares of RumbleOn common stock are encouraged to and should read the opinion carefully and in its entirety to understand the limitations and qualifications of the opinion. B. Riley’s opinion was directed to RumbleOn’s Board in connection with its consideration of the Transaction and the Transaction Agreement. The opinion does not address any other aspect of the Transaction and does not constitute a recommendation to any holder of RumbleOn common stock or any other person as to how to act or vote at any meeting of stockholders called to consider and vote upon the approval of the Transaction and the Transaction Agreement or any other matter. The description of the opinion of B. Riley set forth below is qualified in its entirety by reference to the full text of the opinion.

B. Riley’s opinion was directed only to the fairness, from a financial point of view, of the Consideration being paid by RumbleOn in the Transaction, and its opinion does not in any manner address the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration to be paid by RumbleOn in the Transaction. B. Riley was not requested to opine as to, and its opinion does not in any manner address, RumbleOn’s underlying business decision to proceed with or effect the Transaction or the likelihood of the consummation of the Transaction. In addition, B. Riley’s opinion does not address the relative merits of the Transaction as compared to any other Transaction or business strategy in which RumbleOn could have engaged or may engage. No limitations were imposed by the Board upon B. Riley with respect to the investigations made or procedures followed by it in rendering its opinion.

In connection with rendering the opinion, B. Riley reviewed and considered, among other things:

●	a draft of the Transaction Agreement dated March 7, 2021;

●	historical and projected financial data as well as certain operating and financial information (including both audited and internally prepared information) relating to RumbleOn and RideNow’s businesses, all as prepared and provided by management of RumbleOn and RideNow, from which B. Riley developed discounted cash flow (“DCF”) analyses for both RumbleOn and RideNow on a stand-alone basis;

●	information set forth in the virtual data rooms established by the management teams of RumbleOn and RideNow that B. Riley determined relevant to its evaluation;

●	the current and historical market prices and trading volume for the common stock of the Company, and the historical market prices of the publicly traded securities of certain other companies that B. Riley deemed to be relevant;

●	the publicly available financial terms of certain transactions that B. Riley deemed to be relevant; and

●	such other financial studies, analyses and investigations, and considered such other matters, as B. Riley deemed necessary or appropriate at B. Riley’s sole discretion for purposes of rendering the opinion.

B. Riley also discussed with certain members of the senior management of RumbleOn the business, financial condition, results of operations and prospects of RumbleOn and held similar discussions with certain members of the management of RideNow and its representatives regarding the business, financial condition, results of operations and prospects of RideNow.

In performing its review and for the purposes of rendering its opinion, B. Riley relied upon, and assumed the accuracy and completeness of, all of the financial and other information that was provided to, discussed with or reviewed by B. Riley, without any independent verification or investigation. B. Riley further relied upon and assumed the correctness of, without independent investigation, the assurances of management of RumbleOn that they were not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading in any material respect. In addition, B. Riley did not conduct a physical inspection of the properties and facilities of either RumbleOn or RideNow and has not made an independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of either RumbleOn or RideNow (or any of their respective subsidiaries or affiliates) or concerning the collectability or fair value thereof or of the solvency of either RumbleOn or RideNow or any of their respective subsidiaries or affiliates, nor has B. Riley been furnished with any such evaluations or appraisals.

In performing its review, B. Riley also relied upon and assumed, without independent verification or investigation, that: (i) all forecasts, projections, estimates and budgets of RumbleOn and RideNow, including any data contained therein that were provided by any third party, have been reasonably prepared consistent with industry practices and on bases reflecting the best currently available estimates and good faith judgments of RumbleOn’s management or the other party that provided such information (as applicable) as to the matters covered thereby; (ii) all forecasts, projections, estimates and budgets will be realized in the amounts and time periods contemplated thereby; (iii) the estimates of current and future reserve additions reflect the best professional estimates and judgments of management of RumbleOn and RideNow; (iv) the representations and warranties of all parties to the Transaction Agreement and all other related documents and instruments that are referred to in the Transaction Agreement are true and correct; (v) each party to the Transaction Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party; (vi) all conditions to the consummation of the Transaction will be satisfied without waiver thereof; (vii) the Transaction will be consummated in a timely manner in accordance with the terms described in the Transaction Agreement and such other related documents and instruments, without any amendments or modifications thereto; (viii) there have been no material changes in the financial condition, assets, liabilities, business, operations or prospectus of RumbleOn or RideNow since the dates of the financial and other information obtained by B. Riley from public sources or provided to B. Riley; (ix) there are no plans or proposals that could reasonably be expected to have a material effect on the financial conditions, assets, liabilities, prospects or affairs of RumbleOn or RideNow; (x) there are no actions, suits, proceedings or inquiries pending or threatened which may in any way materially adversely affect RumbleOn or RideNow; (xi) there are no independent appraisals or valuations or material non-independent appraisals or valuations relating to RumbleOn or RideNow (or their respective subsidiaries), received or commissioned in the last two years; (xii) all governmental, regulatory or other consents or approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on RumbleOn or its stockholders; and (xiii) the final forms of any draft documents identified above will not differ in any material respect from the drafts of said documents reviewed by B. Riley. Finally, with the Company’s consent, B. Riley relied upon the advice that RumbleOn received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Transaction and the other matters contemplated by the Transaction Agreement. B. Riley expressed no opinion as to any such matters.

B. Riley’s opinion was necessarily based on general business, financial, economic, market, industry and other conditions as in effect on, and the information made available to B. Riley as of, the date thereof. Events occurring after the date thereof could materially affect B. Riley’s opinion. B. Riley has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring or coming to its attention after the date thereof. B. Riley did not express any opinion as to what the value of the common stock of RumbleOn actually will be when issued pursuant to the Transaction or the price or range of prices at which the common stock of the RumbleOn may be purchased or sold, or otherwise be transferable, at any time.

The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. B. Riley believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. No company, transaction or business used in B. Riley’s analyses for comparative purposes is identical to RumbleOn, RideNow or the proposed Transaction and an evaluation of the results of those analyses is not entirely mathematical. As a result, mathematical derivations (such as the median, mean, high and low) of financial data may not by themselves be meaningful and the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts prepared by the management of RumbleOn and RideNow and the implied reference range values indicated by B. Riley’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of RumbleOn. Much of the information used in, and accordingly the results of, B. Riley’s analyses are inherently subject to substantial uncertainty.

In rendering its opinion, B. Riley performed a variety of financial analyses.  The summary below is not a complete description of all of the analyses underlying B. Riley’s opinion or the presentation to RumbleOn’s Board, but is a summary of the material analyses performed and presented by B. Riley. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by B. Riley. In arriving at its opinion, B. Riley did not attribute any particular weight to any analysis or factor that it considered. Rather, B. Riley made qualitative judgments as to the significance and relevance of each analysis and factor. B. Riley did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion; rather, B. Riley made its determination as to the fairness of the Transaction to RumbleOn on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

The following summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the full text of each summary and are alone not a complete description of B. Riley’s financial analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of B. Riley’s analyses.

For purposes of its analyses, B. Riley reviewed a number of financial and operating metrics of RumbleOn, RideNow and select publicly traded comparables, including:

●	Enterprise Value: the value as of a specified date of the relevant company’s outstanding equity (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet). For purposes of this analysis, B. Riley excluded any floor plan financing from the calculation of Enterprise Value.

●	EBITDA: the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified reporting period. For purposes of this analysis, B. Riley deducted any floor plan financing costs (interest) from the calculation of EBITDA.

●	Adjusted EBITDA: the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization, adjusted for what were considered to be certain one-time, non-recurring items for specified reporting periods. For purposes of this analysis, B. Riley deducted any floor plan financing costs (interest) from the calculation of Adjusted EBITDA.

Selected Public Company Trading Comparables Analysis

B. Riley reviewed publicly available information for selected companies that B. Riley deemed relevant in the following industries: (i) Automotive E-Commerce and Lead Generation; (ii) Retail Automotive Dealers; and (iii) Powersports and Outdoor Vehicles, as set forth below:

Automotive E-Commerce and Lead Generation

●	Vroom, Inc.

●	Shift Technologies, Inc.

●	Carvana Co.

●	TrueCar, Inc.

●	Cars.com Inc.

●	Auto Trader Group plc

●	CarGurus, Inc.

Retailer Automotive Dealers

●	Lithia Motors, Inc.

●	Penske Automotive Group, Inc.

●	Sonic Automotive, Inc.

●	Group 1 Automotive, Inc.

●	AutoNation, Inc.

●	Asbury Automotive Group, Inc.

Powersports and Outdoor Vehicles

●	Harley-Davidson, Inc.

●	Brunswick Corporation

●	Winnebago Industries, Inc.

●	MarineMax, Inc.

●	OneWater Marine Inc.

●	Lazydays Holdings, Inc.

●	Camping World Holdings, Inc.

For each selected company, using actual publicly reported results for the most recently reported trailing twelve-month (“TTM”) period and comparable company projections per Wall Street research consensus estimates, company-specific investor presentations and market data from Capital IQ for the years ending December 31, 2021 and 2022, B. Riley calculated Enterprise Value as a multiple of Revenue (“EV/Revenue”), Gross Profit (“EV/Gross Profit”), and Adjusted EBITDA (“EV/Adj. EBITDA”). All of these calculations for RumbleOn and RideNow were applied, and based on, the financial metrics provided by RumbleOn and RideNow.

B. Riley selected the comparable companies listed above because of similarities in one or more business or operating characteristics with RumbleOn and/or RideNow. However, because no selected comparable company is exactly the same as RumbleOn or RideNow, B. Riley believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Rather, B. Riley also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of RumbleOn and RideNow and the selected comparable companies in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between RumbleOn and RideNow and the companies included or excluded in the selected company analysis. Based upon these judgments, B. Riley applied a reference range of multiples for the comparable companies.

The following table summarizes the reference ranges used in this analysis for RideNow:

Reference Multiple	Low End of Reference Range	High End of Reference Range
TTM EV/Revenue	0.6x	0.7x
2021E EV/Revenue	0.5x	0.6x
2022E EV/Revenue	0.6x	0.7x
TTM EV/Gross Profit	2.7x	3.3x
2021E EV/Gross Profit	2.9x	3.5x
2022E EV/Gross Profit	3.5x	4.3x
TTM EV/Adj. EBITDA	9.7x	11.8x
2021E EV/Adj. EBITDA	8.3x	10.2x
2022E EV/Adj. EBITDA	7.8x	9.6x

Taking into account the results of the selected companies analysis, B. Riley applied selected multiple ranges of 9.7x to 11.8x TTM Adjusted EBITDA, 8.3x to 10.2x 2021E Adjusted EBITDA, and 7.8x to 9.6x 2022E Adjusted EBITDA, to corresponding financial data for RideNow. The selected companies analysis indicated implied equity value reference ranges for RideNow of $856 million to $1,043 million based on the selected range of multiples of TTM Adjusted EBITDA, $652 million to $793 million based on the selected range of multiples of 2021E Adjusted EBITDA, and $742 million to $904 million, based on the selected range of multiples of 2022E Adjusted EBITDA.

Selected Precedent Transaction Analysis

B. Riley considered certain disclosed financial terms of the following transactions involving target companies in the Powersports, Recreational Vehicles and Boating, and Outdoor Activities Retailer industries that B. Riley deemed relevant:

Date Announced	Target	Acquiror
12/21/2020	Sportsman’s Warehouse Holdings, Inc.	Great Outdoors Group, LLC
8/22/2018	Pursuit Boats	Malibu Boats, LLC
5/30/2018	Boat Holdings, LLC	Polaris Sales Inc.
6/29/2017	West Marine, Inc.	Monomoy Capital Partners
10/12/2016	TAP Automotive Holdings, LLC	Polaris Industries Inc.
10/3/2016	Cabela’s Incorporated	Bass Pro Group, LLC

For each selected transaction, B. Riley calculated an implied Enterprise Value of the target company based on the public information available at the time of announcement, as a multiple of TTM Revenue and TTM Adjusted EBITDA.

B. Riley noted a lack of disclosed financial and valuation metrics for transactions involving the most directly comparable target companies to RideNow. As a result, B. Riley also reviewed multiple business broker listing sites that featured powersports dealerships for sale located in North America. Most dealerships listed included an asking price in addition to annualized cash flow metrics which enabled B. Riley to estimate an implied EV/EBITDA multiple based on the listing. These transactions have not been completed but provided B. Riley additional data points to review considering the lack of disclosed financial terms for more directly comparable transactions.

B. Riley chose the selected transactions for purposes of this analysis based on its professional judgment and experience. No transaction reviewed was directly comparable to the Transaction. Accordingly, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of RideNow relative to the targets in the selected transactions and other factors that would affect the acquisition values in the selected precedent transactions. B. Riley excluded certain comparable transactions due to lack of available information. Based upon these judgments, B. Riley selected a reference range of multiples for the precedent transactions.

The following table summarizes the reference ranges used in this analysis:

Reference Multiple	Low End of Reference Range	High End of Reference Range
TTM EV/Revenue	0.8x	1.5x
TTM EV/Adj. EBITDA	6.5x	11.0x

Taking into account the results of the selected transactions analysis, B. Riley applied selected multiple ranges of 6.5x to 11.0x TTM Adjusted EBITDA for RideNow. The selected transactions analysis indicated an implied total equity value reference range for RideNow of approximately $602 million to $1,008 million.

DCF Analysis

B. Riley performed a DCF analysis to produce a range of implied Enterprise Values for RideNow. A DCF analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future unlevered free cash flows generated by the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors; in many cases, the discount rate is the asset’s estimated weighted average cost of capital. The “unlevered free cash flows” refer to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents Adjusted EBITDA, adjusted for depreciation and amortization, tax, capital expenditures and changes in net working capital. “Terminal value” refers to the value of all future cash flows generated by the asset for periods beyond the projections period.

B. Riley estimated the range for the implied Enterprise Value of RideNow by calculating the estimated present value of the projected unlevered free cash flows of RideNow based on projections provided by RideNow using the following assumptions, which B. Riley selected based on its professional judgment: (i) a range of terminal multiples applied to projected 2025 Adjusted EBITDA of 8.0x to 10.0x; and (ii) a range of discount rates of 23.0% to 30.0%, taking into account RideNow’s cost of debt, the capital asset pricing model and other specific risk factors.

The discounted cash flow analysis indicated an implied total equity value reference range for RideNow of $635 million to $725 million.

Comparison of Equity Value Reference Ranges

B. Riley adjusted the implied ranges of Enterprise Value of RideNow described above to implied ranges of Equity Value of RideNow by subtracting net debt. B. Riley then compared the implied ranges of RideNow’s Equity Value to:

●	the implied value of the Consideration based upon the closing price per share of RumbleOn common stock of $30.92 per share on March 9, 2021;

●	the implied value of the Consideration based upon the weighted average trading price of RumbleOn common stock for the 30 trading days ending on March 9, 2021;

●	the implied value of the Consideration based upon the weighted average trading price of RumbleOn common stock for the 45 trading days ending on March 9, 2021;

●	the implied value of the Consideration based upon the weighted average trading price of RumbleOn common stock for the 60 trading days ending on March 9, 2021; and

●	the implied value of the Consideration based upon the weighted average trading price of RumbleOn common stock for the 90 trading days ending on March 9, 2021.

The results of this analysis are set forth in the following tables:

	Selected Public Company Trading Comparables Analysis			Selected Transaction Analysis
RideNow Equity Value Range	TTM Adj. EBITDA	2021E Adj. EBITDA	2022E Adj. EBITDA	TTM Adj. EBITDA	Discounted Cash Flow Analysis
Low	$856 million	$652 million	$742 million	$602 million	$635 million
High	$1,043 million	$793 million	$904 million	$1,008 million	$725 million

Implied Consideration Based On RMBL:	RMBL Price per Share Applied	Implied Value of Consideration
Closing Price March 9, 2021	$30.92	$581 million
30-Day VWAP	$37.71	$620 million
45-Day VWAP	$36.77	$615 million
60-Day VWAP	$35.63	$608 million
90-Day VWAP	$36.05	$611 million

In each case above, the implied Consideration was calculated based on the assumption of the issuance of 5,833,333 Closing Payment Shares and $400.4 million in Cash Consideration paid to RideNow stockholders. B. Riley did not express any opinion as to what the value of the common stock of RumbleOn actually will be when issued pursuant to the Transaction or the price or range of prices at which the common stock of the RumbleOn may be purchased or sold, or otherwise be transferable, at any time, and nothing in the above analysis should be construed otherwise.

B. Riley’s Relationship

B. Riley is acting as RumbleOn’s financial advisor in connection with the Transaction and will receive an M&A fee for such services in an amount equal to $1,000,000, which fee is contingent upon the closing of the Transaction. In addition, B. Riley acted as sole debt placement agent in connection with the Transaction and will receive a placement fee of 2% of the funded debt. The associated fees are expected to be $5,600,000 on the initial $280,000,000 needed to consummate the Transaction and additional placement agent fees will be earned as the Company further draws down on the debt facility. B. Riley also received a $150,000 fee from RumbleOn upon rendering its opinion. Further, B. Riley acted as sole bookrunning manager to RumbleOn in its underwritten public offering of 1,048,998 shares of its Class B common stock on April 8, 2021 and received fees of $2,764,172. B. Riley is expected to participate in the Transaction Equity Raise and will receive fees related thereto. RumbleOn has also agreed to indemnify B. Riley against certain claims and liabilities arising out of B. Riley’s engagement and to reimburse B. Riley for certain of its out-of-pocket expenses incurred in connection with B. Riley’s engagement.

Certain Projected Financial Information

RideNow and the Company do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with the Board’s consideration of the Transaction and B. Riley’s financial analysis of RideNow described under “– Opinion of Financial Advisor,” RideNow management provided to the Company its non-public, five-year internal financial forecast regarding RideNow’s anticipated future operations for the years ending December 31, 2021 through December 31, 2025, which the Company subsequently provided to B. Riley with certain adjustments made by Company management, which were based on the Company’s due diligence of RideNow. The Company has included from such financial forecasts the summary information set forth below to give its stockholders access to certain previously non-public information because such information was considered by the Company’s Board for purposes of evaluating the Transaction and by our financial advisor, B. Riley, for purposes of rendering its fairness opinion.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with the published guidelines of the SEC and the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, and presents, as of the date prepared, a reasonable expectation of RideNow’s estimated future financial performance for the periods indicated. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The prospective financial information was prepared treating RideNow on a stand-alone basis, without giving effect to the Transaction or any other potential acquisitions. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

The accompanying prospective financial information includes financial measures that were not calculated in accordance with GAAP, namely EBITDA and Adjusted EBITDA (as defined above). EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as measures of operating performance or cash flows or as measures of liquidity. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Forward-Looking Statements” contained elsewhere in this proxy statement. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of RideNow, or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

The Company and RideNow have not updated, and do not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation, including any changes in general economic or industry conditions, or to reflect the occurrence of subsequent events. None of the Company, RideNow or any of their respective representatives or advisers makes any representation to any person with regard to the ultimate performance of the Company or RideNow.

(dollars in millions)	2021E	2022E	2023E	2024E	2025E
Revenue	$946	$1,036	$1,156	$1,289	$1,449
Adjusted EBITDA	87	101	119	141	168
Net Income	89	77	91	107	127

Interests of RumbleOn Executive Officers and Directors in the Transaction

In considering the recommendation of the Board with respect to the Transaction, stockholders should be aware that executive officers of RumbleOn and members of the RumbleOn Board may have interests in the Transaction that may be different from, or in addition to, the interests of RumbleOn stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Transaction Agreement and in making its recommendations regarding the proposals to be presented at the special meeting. These interests are summarized below.

Employment Agreements

Before or at the closing of the Transaction, Messrs. Chesrown and Levy are expected to enter into Executive Employment Agreements (the “Current Executive Agreements”) with RumbleOn. Below is a summary of the key terms of such agreements.

Marshall Chesrown and Peter Levy (the “Current Executives”)

The Current Executive Agreements have an initial term ending on the third anniversary of the closing of the Transaction Agreement and the transactions contemplated thereby. However, each Current Executive Agreement will automatically renew for successive one-month terms on the last day of every month following the closing of the Transaction Agreement such that it has a continuous “rolling” three-year period, unless either party provides the other party written notice of termination at least fifteen (15) days prior to the applicable one-month term or unless terminated earlier pursuant to the terms of the Current Executive Agreements.

In connection with the Current Executive Agreements, each of the Current Executives will receive an annual salary of $500,000. For each of the Current Executives, the salary increase to $500,000 took effect on March 1, 2021. For 2021, each of the Current Executives received a grant of 38,521 restricted stock units (“RSUs”) on March 12, 2021, in connection with the Company’s regular annual grant of RSUs to employees, which grant is subject to stockholder approval of the Incentive Plan Proposal at the special meeting. Also, under the Current Executive Agreements, an aggregate of 133,334 RSUs awarded to the Current Executives on July 25, 2020 will vest and be delivered in consideration of each executive entering into the Current Executive Agreements and accepting the negative covenants included therein. Under the Current Executive Agreement, at Closing the Current Executives will receive a grant of 30,000 RSUs as a success grant. After Closing, the Current Executives will participate in the Company’s Executive Incentive Program pursuant to which the Current Executives are eligible to receive additional RSUs in accordance with the terms and conditions set forth in the Company’s Short-Term Stock Incentive Plan (“STIP”) and will further be entitled to participate in the Company’s Long-Term Annual Stock Incentive Plan (“LTIP”). Under the Executive Incentive Program, the Current Executives are also eligible to receive an annual cash bonus upon achievement of performance metrics adopted by the Board or the Compensation Committee based upon criteria recommended by the Company’s Chief Executive Officer. A copy of the Executive Incentive Program is attached as Annex D to this proxy statement. In addition to the compensation and benefits provided for above, the Company agrees to pay or to reimburse the Current Executives during their respective employment terms for all reasonable, ordinary and necessary, properly documented, business expenses incurred in the performance of their services in accordance with Company policy in effect from time to time. Additionally, the Current Executives are eligible to participate in the Company’s existing and future benefit plans, policies or arrangements maintained by the Company and made available generally to the Company’s senior executive level employees.

The Company may terminate the Current Executive Agreements and each of the Current Executives’ employment at any time during the term for any of the following reasons: (i) the applicable employee is convicted of fraud, theft or embezzlement against the Company or any subsidiary or affiliate thereof; (ii) the applicable employee is convicted of a felony or a crime involving moral turpitude; (iii) the applicable employee substantially breaches any material term of his respective Current Executive Agreement and fails to cure such breach within 30 days after the receipt of written notice; or (iv) the applicable employee engages in gross negligence or willful misconduct that causes harm to the business and operations of the Company or a subsidiary or affiliate thereof (collectively, “Cause”). Also, the Company may terminate the Current Executive Agreements and each of the Current Executives’ employment without Cause.

Each of the Current Executives may terminate his employment and the respective Current Executive Agreement for “Good Reason,” which shall include (A) a material reduction or diminution of the applicable employee’s authorities, duties, responsibilities or “Base Salary,” as such term is defined in each Current Executive Agreement; (B) relocation of the applicable employee’s worksite to a location more than fifty (50) miles from his then-current location; or (C) a material breach by the Company of the applicable Current Executive Agreement, provided such employee has provided the Company thirty (30) days’ written notice and given the Company thirty (30) days’ opportunity to cure; and further provided such employee terminates his employment within ninety (90) days following the Company’s failure to cure.

Each of the Current Executives may also terminate his employment and the respective Current Executive Agreement for any reason or for no reason at all; provided, however, that such employee provides the Company with at least thirty (30) days’ prior written notice.

Each of the Current Executives’ employment and the respective Current Executive Agreement will automatically terminate upon the Current Executives’ death, as applicable. If a Current Executive, as applicable, becomes physically or mentally disabled so as to become unable for a period of more than five (5) consecutive months or for shorter periods aggregating at least five (5) months during any twelve (12) month period to perform such employee’s duties on a substantially full-time basis, such employee’s employment will terminate as of the end of such five-month or twelve-month period, respectively. Each of the Current Executives may terminate his employment and the respective Current Executive Agreement within ninety (90) days of the effective date of a “Change in Control,” as such term is defined in each Current Executive Agreement, upon thirty (30) days’ written notice.

Upon termination of the applicable Current Executive Agreement due to the Current Executives’ death or disability, the applicable employee or his estate shall receive: (i) a severance payment equivalent to three times (3x) the sum of such employee’s Base Salary and the greater of (a) the highest annual bonus such employee received during the three calendar years prior to the termination date and (b) such employee’s target annual bonus in effect for the year in which termination occurs, (ii) such employee’s monthly payment under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for such employee and any of his dependents that were participating in such plan immediately prior to such employee’s termination, (iii) automatic and immediate vesting of any and all equity benefits, (iv) payment of Base Salary through the termination date, (v) payment of any annual bonus for the prior calendar year, if not already paid; (vi) payment for any accrued but unused “PTO,” as such term is defined in each Current Executive Agreement, and (vii) any right to continued benefits required by law (the foregoing (iv) through (vii) shall be referred to collectively as the “Accrued Obligations”).

In the event a Current Executive’s employment is terminated by the Company for Cause, the applicable employee will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination, other than the Accrued Obligations.

In the event the Company terminates the Current Executive Agreements without Cause, or if any of the Current Executives terminate his respective Current Executive Agreement and employment with the Company for Good Reason, the Company shall pay to the Current Executive, as applicable, in addition to the Accrued Obligations, the following: (i) a severance payment equivalent to three times (3x) the sum of such employee’s Base Salary, and the greater of (a) the highest annual bonus such employee received during the three calendar years prior to the termination date and (b) such employee’s target annual bonus in effect for the year in which termination occurs, (ii) such employee’s monthly COBRA payment for the applicable employee and any of his dependents that were participating in such plan immediately prior to such employee’s termination, and (iii) automatic and immediate vesting of any and all equity benefits.

In the event any of the Current Executives terminates his respective Current Executive Agreement and employment with the Company for any reason (other than Good Reason) during the term of the applicable Current Executive Agreement, the Company shall pay to the Current Executive, as applicable, all Accrued Obligations owed.

Pursuant to the Current Executive Agreements, all equity awards granted to the Current Executives shall vest immediately upon a Change in Control. Further, upon a Change in Control, each of the Current Executives shall be entitled to the same compensation as if he was terminated without Cause.

Bill Coulter and Mark Tkach (the “New Executives”)

Before or at the closing of the Transaction, Messrs. Coulter and Tkach are expected to enter into Executive Employment Agreements (the “New Executive Agreements”) with RumbleOn. Below is a summary of the key terms of such agreements, such agreements remain subject to Compensation Committee review and approval.

The New Executive Agreements have an initial term ending on the third anniversary of the Closing Date. Thereafter, each New Executive Agreement will automatically renew for successive one-month terms on the last day of every month commencing on the day the initial term expires such that it has a continuous “rolling” three-year period thereafter, unless either party provides the other party written notice of termination at least fifteen (15) days before the applicable one-month term or unless terminated earlier pursuant to the terms of the New Executive Agreements.

In connection with the New Executive Agreements, each of the New Executives will receive an annual salary of $500,000. For 2021, each of the New Executives will receive a grant of RSUs in connection with the closing of the Transaction. After Closing, the New Executives will participate in the Company’s Executive Incentive Program, pursuant to which the New Executives are eligible to receive additional RSUs in accordance with the terms and conditions set forth in the Company’s STIP and will further be entitled to participate in the Company’s LTIP. Under the Executive Incentive Program, the New Executives are also eligible to receive an annual cash bonus upon achievement of the performance metrics adopted by the Board or the Compensation Committee, in their sole discretion, based upon criteria recommended by the Company’s Chief Executive Officer. A copy of the Executive Incentive Program is attached as Annex D to this proxy statement. In addition to the compensation and benefits provided for above, the Company agrees to pay or to reimburse the New Executives during their respective employment terms for all reasonable, ordinary and necessary, properly documented, business expenses incurred in the performance of their services in accordance with Company policy in effect from time to time. Additionally, the New Executives are eligible to participate in the Company’s existing and future benefit plans, policies or arrangements maintained by the Company and made available generally to the Company’s senior executive level employees.

The Company may terminate the New Executive Agreements and each of the New Executives’ employment at any time during the term for Cause. Also, the Company may terminate the New Executive Agreements and each of the New Executives’ employment without Cause.

Each of the New Executives may terminate his employment and the respective New Executive Agreement for “Good Reason,” which shall include (A) a material reduction or diminution of the applicable employee’s authorities, duties, responsibilities or “Base Salary,” as such term is defined in each New Executive Agreement, subject to provisions in the New Executive Agreements regarding Base Salary; (B) relocation of the applicable employee’s worksite to a location more than fifty (50) miles from his then-current location; or (C) a material breach by the Company of the applicable New Executive Agreement, provided such employee has provided the Company thirty (30) days’ written notice and given the Company thirty (30) days’ opportunity to cure; and further provided such employee terminates his employment within ninety (90) days following the Company’s failure to cure.

Each of the New Executives may also terminate his employment and the respective New Executive Agreement for any reason or for no reason at all; provided, however, that such employee provides the Company with at least thirty (30) days’ prior written notice.

Each of the New Executives’ employment and the respective New Executive Agreement will automatically terminate upon the New Executives’ death, as applicable. The Company may terminate the New Executive Agreements and each of the New Executives’ employment with the Company upon a determination of “disability,” as such term is defined in each New Executive Agreement, as applicable, within 30 days of receipt by the New Executives of written notice. Each of the New Executives may terminate his employment and the respective New Executive Agreement within ninety (90) days of the effective date of a “Change in Control,” as such term is defined in each New Executive Agreement, upon thirty (30) days’ written notice.

Upon termination of the applicable New Executive Agreement due to the New Executives’ death or disability, the applicable employee or his estate shall receive: (i) a severance payment equivalent to three times (3x) the sum of such employee’s Base Salary and the greater of (a) the highest annual bonus such employee received during the three calendar years prior to the termination date and (b) such employee’s target annual bonus in effect for the year in which termination occurs, (ii) such employee’s monthly COBRA payment for such employee and any of his dependents that were participating in such plan immediately prior to such employee’s termination, (iii) automatic and immediate vesting of any and all equity benefits, (iv) payment of Base Salary through the termination date, (v) payment of any annual bonus for the prior calendar year, if not already paid; (vi) payment for any accrued but unused “PTO,” as such term is defined in each New Executive Agreement, and (vii) any right to continued benefits required by law.

In the event the New Executives’ employment is terminated by the Company for Cause, the applicable employee will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination, other than the Accrued Obligations.

In the event the Company terminates the New Executive Agreements without Cause, or if the New Executives terminates his respective the New Executive Agreement and employment with the Company for Good Reason, the Company shall pay to the New Executives, as applicable, in addition to the Accrued Obligations, the following: (i) a severance payment equivalent to three times (3x) the sum of such employee’s Base Salary, and the greater of (a) the highest annual bonus such employee received during the three calendar years prior to the termination date and (b) such employee’s target annual bonus in effect for the year in which termination occurs, (ii) such employee’s monthly COBRA payment for the applicable employee and any of his dependents that were participating in such plan immediately prior to such employee’s termination, and (iii) automatic and immediate vesting of any and all equity benefits.

In the event the New Executives terminates his respective New Executive Agreement and employment with the Company for any reason (other than Good Reason) during the term of the applicable New Executive Agreement, the Company shall pay to the New Executives, as applicable, all Accrued Obligations owed.

Pursuant to the New Executive Agreements, all equity awards granted to Mr. Coulter and Mr. Tkach shall vest immediately upon a Change in Control. Further, upon a Change in Control, each of Mr. Coulter and Mr. Tkach shall be entitled to the same compensation as if he was terminated without Cause.

Outstanding Restricted Stock Units

In accordance with the terms of the Equity Incentive Plan and the award agreements provided to all RSU award recipients, at closing, an aggregate of 687,701 currently outstanding RSUs will vest, including 306,090 shares subject to approval of the Incentive Plan Proposal. Of these vesting RSUs, Mr. Chesrown holds 105,189 RSUs and Mr. Levy holds 105,187 RSUs.

Directors and Officers Indemnification and Insurance

Directors and officers of RumbleOn also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the Transaction. See “The Transaction Agreement — Indemnification.”

Accounting Treatment

RumbleOn will account for the Transaction as an acquisition of the Target Companies by using the acquisition method of accounting in accordance with United States generally accepted accounting principles. RumbleOn expects that, upon completion of the Transaction, holders of interests in the Target Companies will receive approximately 43.2% of the outstanding Class B common stock and 41.6% of the voting power of the combined company and RumbleOn stockholders will retain 24.7% of the outstanding Class B common stock and 27.4% of the voting power of the combined company, with the balance to be held by purchasers in the Transaction Equity Raise and new stockholders resulting from the issuance of shares underlying RSUs that will vest at closing. In addition to considering these relative voting powers, RumbleOn also considered the proposed composition of the combined company’s board of directors and the board committees, and the proposed members of the executive management team of the combined company, in determining the acquirer for accounting purposes. Based on the weighting of these factors, RumbleOn has concluded that it is the accounting acquirer.

Under the acquisition method of accounting, the assets, including identifiable intangible assets, and liabilities of the Target Companies as of the effective time of the Transaction will be recorded at their respective fair values and added to those of RumbleOn. Any excess of the purchase price for the Transaction over the net fair value of the Target Entities’ assets and liabilities will be recorded as goodwill. The results of operations of the Target Companies will be combined with the results of operations of RumbleOn beginning at the closing of the Transaction. The consolidated financial statements of RumbleOn after closing will not be restated retroactively to reflect the historical financial position or results of operations of the Target Companies. Following the Transaction, and subject to the finalization of the purchase price allocation, the earnings of RumbleOn will reflect the effect of any purchase accounting adjustments, including any increased depreciation and amortization associated with fair value adjustments to the assets acquired and liabilities assumed.

The allocation of the purchase price used in the unaudited pro forma financial statements is based upon a preliminary valuation by management. The final estimate of the fair values of the assets and liabilities will be determined with the assistance of a third-party valuation firm. RumbleOn’s preliminary estimates and assumptions are subject to materially change upon the finalization of internal studies and third-party valuations of assets, including investments, property and equipment, intangible assets including goodwill, and certain liabilities.

Ownership of RumbleOn after the Transaction

As of June 21, 2021, RumbleOn has 50,000 shares of Class A common stock outstanding and 3,343,062 shares of Class B common stock outstanding. The number of shares of Class B common stock outstanding excludes:

●	982,107 shares of Class B common stock underlying the 2025 Convertible Notes;

●	382,611 shares of Class B common stock underlying outstanding restricted stock units and 2,636 options granted under the Incentive Plan;

●	154,476 shares of Class B common stock reserved for issuance under the Incentive Plan, such amount does not include 306,090 shares of Class B common stock underlying restricted stock units subject to stockholder approval of the Incentive Plan Proposal;

●	16,052 shares of Class B common stock underlying currently outstanding warrants; and

●	1,052,632 shares of Class B common stock underlying the Oaktree Warrant (based on the closing price of RumbleOn Class B common stock as reported on Nasdaq on the Record Date), assuming the Warrant will be issued at Closing.

Under the terms of the Transaction Agreement, at closing, RumbleOn will issue to the Sellers an aggregate of 5,833,333 shares of Class B common stock (assuming neither Closing Share Increase Metric is triggered). In addition, assuming the Transaction Equity Raise is completed at a per share price of $38.00 based on the closing price of RumbleOn Class B common stock as reported on Nasdaq on the Record Date, the Company will issue an additional 3,552,632 shares in connection with the Transaction.

Based on the foregoing, immediately after Closing the Transaction, 13,509,788 shares of Class B common stock will be issued and outstanding and (1) the shares issued to Sellers in the Transaction will represent approximately 43.2% of the outstanding Class B common stock and approximately 41.6% of the aggregate voting power of the Company, taking account of the ten votes per share provided to the Class A common stock and (2) the shares of Class B common stock held by RumbleOn stockholders before Closing and the Transaction Equity Raise will represent approximately 24.7% of the outstanding Class B common stock and approximately 27.4% of the aggregate voting power of the Company, taking account of the ten votes per share provided to the Class A common stock. The foregoing are estimates of post-Transaction shares of Class B common stock and are subject to the number of shares actually issued in the Transaction Equity Raise and to whether either of the Closing Share Increase Metrics are triggered.

Security Ownership of Certain Beneficial Owners and Management Before the Transaction

As of June 21, 2021, the Record Date for the special meeting, 50,000 shares of Class A common stock and 3,343,062 shares of Class B common stock were issued and outstanding. The following table sets forth information with respect to the beneficial ownership of our Class A and Class B common stock as of the Record Date, by (i) each of our directors and executive officers, (ii) all of our directors and executive officers as a group, and (iii) each stockholder known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes sole or shared voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock that may be acquired upon exercise or vesting of equity awards within 60 days of the date of the table below are deemed beneficially owned by the holders of such awards and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

Unless otherwise noted below, the address of each person listed on the table is c/o RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038.

Beneficial Owner, Executive Officers, and Directors	Class A Common Stock Beneficially Owned	Percentage of Class A Common Stock Beneficially Owned (%)(1)	Class B Common Stock Beneficially Owned		Percentage of Class B Common Stock Beneficially Owned (%)(2)
Marshall Chesrown(3)	43,750	87.5%	99,658	(7)	2.98%
Berrard Holdings LP(4)	6,250	12.5%	128,044	(7)	3.81%
Denmar Dixon(5)	-	-%	99,874	(8)	2.98%
Kevin Westfall	-	-%	24,539	(9)	*	%
Adam Alexander	-	-%	11,013	(10)	*	%
Peter Levy	-	-%	13,512	(7)(11)	*	%
Richard Gray	-	-%	25,269	(12)	*	%
Michael Marchlik	-	-%	13,140	(13)	*	%
Beverley Rath	-	-%	6,139	(14)	*	%
All executive officers and directors as a group (8 persons)(6)	-	-%	293,144	(15)	8.72%

*	Represents beneficial ownership of less than 1%.
(1)	Based on 50,000 shares of Class A common stock issued and outstanding as of the Record Date. The Class A common stock has ten votes for each share.
(2)	Based on 3,343,062 shares of Class B common stock issued and outstanding as of the Record Date. The Class B common stock has one vote for each share.
(3)	Includes 3,908 restricted stock units that will vest within 60 days. As of the Record Date, Mr. Chesrown has voting power representing approximately 13.9% of our outstanding common stock.
(4)	Shares are owned directly through Berrard Holdings LP (“BHLP”), a limited partnership. Subsequent to Mr. Berrard’s death on June 7, 2021, Thomas Hawkins serves as trustee of Mr. Berrard’s estate, and in such capacity has the sole power to vote and the sole power to dispose of the shares of RumbleOn Class A and Class B common stock which BHLP may be deemed to beneficially own. Includes 19,544 restricted stock units that have vested and are pending delivery. As of the Record Date, BHLP has voting power representing approximately 4.5% of our outstanding common stock.
(5)	62,642 shares are owned directly through Blue Flame Capital, LLC, an entity controlled by Mr. Dixon, 638 shares are held by Mr. Dixon’s spouse, 75 shares are held by Mr. Dixon’s son and 33,162 shares are directly held by Mr. Dixon (including 2,641 shares held in a joint account with Mr. Dixon’s spouse). Mr. Dixon has the sole voting and investment power of each of the shares of common stock which he may be deemed to beneficially own. As of the Record Date, Mr. Dixon has voting power representing 2.5% of our outstanding common stock.
(6)	As of the Record Date, all directors and executive officers as a group have voting power representing approximately 18.5% of our outstanding common stock.
(7)	Does not include the following performance based restricted stock units granted to Messrs. Chesrown and Levy: Mr. Chesrown – 66,668 restricted stock units and Mr. Levy – 66,666 restricted stock units. In accordance with the terms of the Current Executive Agreements, these restricted stock units will vest at Closing.
(8)	Includes 1,770 restricted stock units that have vested and are pending delivery and 1,587 restricted stock units that will vest within 60 days.
(9)	Includes 729 restricted stock units that have vested and are pending delivery and 1,378 restricted stock units that will vest within 60 days.
(10)	Includes 1,232 restricted stock units that will vest within 60 days.
(11)	Includes 1,229 restricted stock units that have vested and are pending delivery and 3,778 restricted stock units that will vest within 60 days.
(12)	Includes 729 restricted stock units that have vested and are pending delivery and 1,378 restricted stock units that will vest within 60 days.
(13)	Includes 1,232 restricted stock units that will vest within 60 days.
(14)	Includes 473 restricted stock units that have vested and are pending delivery and 1,154 restricted stock units that will vest within 60 days.
(15)	Includes 4,930 restricted stock units that have vested and are pending delivery and 15,647 restricted stock units that will vest within 60 days.

Security Ownership of Certain Beneficial Owners and Management After the Transaction

The following table sets forth information with respect to the beneficial ownership of our Class A and Class B common stock after closing the Transaction by each person expected to serve as an executive officer or director of the combined company, all such executive officers and directors as a group, and each person expected to own more than 5% of our Class A or Class B common stock. For this table, we assume (i) 5,833,333 shares of Class B common stock (assuming neither Closing Share Increase Metric is triggered) will be issued in the Transaction, (ii) 3,552,632 shares of Class B common stock will be issued in the Transaction Equity Raise (based on a per share price of $38.00 based on the closing price of the Class B common stock as reported on Nasdaq on the Record Date), and (iii) 688,701 shares of Class B common stock are issued in connection with the vesting of outstanding restricted stock units at Closing.

Beneficial Owner, Executive Officers, and Directors	Class A Common Stock Beneficially Owned	Percentage of Class A Common Stock Beneficially Owned (%)(1)	Class B Common Stock Beneficially Owned		Percentage of Class B Common Stock Beneficially Owned (%)(2)
Bill Coulter	-	-	2,833,685	(3)	21.12%
Mark Tkach	-	-	2,480,244	(3)	18.48%
Marshall Chesrown	43,750	87.5%	220,483	(4)	1.64%
Berrard Holdings LP	6,250	12.5%	233,231	(5)	1.74%
Denmar Dixon	-	-%	108,588	(6)	*	%
Kevin Westfall	-	-%	27,003	(7)	*	%
Adam Alexander	-	-%	14,977	(8)	*	%
Peter Levy	-	-%	132,667	(9)	*	%
Richard Gray	-	-%	27,733	(10)	*	%
Michael Marchlik	-	-%	18,104	(11)	*	%
Beverely Rath	-	-%	17,264	(12)	*	%
All executive officers and directors as a group (10 persons)(13)	-	-%	5,880,748	(14)	43.83%

*	Represents beneficial ownership of less than 1%.
(1)	Based on 50,000 shares of Class A common stock issued and outstanding as of Closing. The Class A common stock has ten votes for each share.
(2)	Based on 13,417,728 shares of Class B common stock issued and outstanding as of Closing. The Class B common stock has one vote for each share.
(3)	The Class B common stock beneficially owned and percentage of Class B common stock beneficially owned by Messrs. Coulter and Tkach are preliminary and subject to adjustment after Closing based on allocations to RideNow parties.
(4)	Includes 124,733 restricted stock units that will vest at Closing. As of Closing, Mr. Chesrown will have voting power representing approximately 4.7% of our outstanding common stock.
(5)	Includes 105,187 restricted stock units that vested at Closing. Shares are owned directly through BHLP. Subsequent to Mr. Berrard's death on June 7, 2021, Thomas Hawkins serves as trustee of Mr. Berrard's estate, and in such capacity has the sole power to vote and the sole power to dispose of the shares of Class A and Class B common stock which may be deemed to beneficially owned by BHLP. As of Closing, BHLP will have voting power representing approximately 2.1% of our outstanding common stock.
(6)	62,642 shares are owned directly through Blue Flame Capital, LLC, an entity controlled by Mr. Dixon, 638 shares are held by Mr. Dixon’s spouse, 75 shares are held by Mr. Dixon’s son and 39,412 shares are directly held by Mr. Dixon (including 2,641 shares held in a joint account with Mr. Dixon’s spouse). Mr. Dixon has the sole voting and investment power to dispose of each of the shares of common stock which he may be deemed to beneficially own.
(7)	Includes 4,571 restricted stock units that will vest at Closing.
(8)	Includes 3,696 restricted stock units that will vest at Closing.
(9)	Includes 124,162 restricted stock units that will vest at Closing.
(10)	Includes 4,571 restricted stock units that will vest at Closing.
(11)	Includes 3,696 restricted stock units that will vest at Closing.
(12)	Includes 12,752 restricted stock units that will vest at Closing.
(13)	As of Closing, all directors and executive officers as a group will have voting power representing approximately 45.8% of our outstanding common stock.
(14)	Includes 264,458 restricted stock units that will vest at Closing.

Board of Directors After the Transaction

In connection with the Closing, the RumbleOn Board will be increased to nine members, with Mark Tkach and Bill Coulter added as members. The Board’s Nominating and Corporate Governance Committee will review its current independent membership in advance of closing and, if appropriate, make recommendations regarding Board membership for consideration of the full Board. Upon completion of the Transaction, the following persons will serve as directors of the Company:

Director	Age
Marshall Chesrown	63
Bill Coulter	65
Mark Tkach	64
Peter Levy	51
Adam Alexander	49
Denmar Dixon	59
Richard A Gray, Jr.	73
Michael Marchlik	48
Kevin Westfall	65

Executive Officers After the Transaction

RumbleOn and the Target Companies have agreed that upon completion of the Transaction, the following persons will serve as executive officers of the Company and hold the offices set forth next to their names:

Name	Title
Marshall Chesrown	Chief Executive Officer and Chairman of the Board
Bill Coulter	Executive Vice Chairman and Director
Mark Tkach	Chief Operating Officer and Director
Peter Levy	President and Director
Beverley Rath	Interim Chief Financial Officer

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

All shares of RumbleOn Class B common stock that holders of interests in the Target Companies receive in the Transaction will be issued pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”) and as such will be deemed restricted securities as that term is understood under the Securities Act. Moreover, certain RideNow equity holders will be subject to a 180-day contractual lock-up to be entered into in connection with closing the Transaction. RumbleOn has agreed to file a Registration Statement on Form S-3 providing for the resale of shares issued in the transaction, which registration statement is required to be effective within 90 days after the Closing Date, subject to SEC comment.

Dissenters’ Rights for RumbleOn Stockholders

RumbleOn stockholders have no dissenters’ rights in the Transaction.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

There will be no U.S. federal income tax consequences to holders of RumbleOn common stock as a result of the Transaction.

REGULATORY MATTERS

The Transaction is subject to review by federal and state antitrust authorities pursuant to applicable federal and state antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the rules and regulations thereunder, the Transaction cannot be completed until the companies have made the required notifications and the occurrence of the first of the following: (1) the early termination of the waiting period; (2) the expiration of the required waiting period; or (3) the resolution of any applicable federal or state litigation. RumbleOn filed the required notification and report forms with the United States Department of Justice, Antitrust Division and the Federal Trade Commission on June 28, 2021.

Vote Required

The affirmative vote of a majority in voting power of the Company’s common stock in person or represented by proxy at the special meeting is required to approve the Stock Issuance Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL

PROPOSAL 2: THE AUTHORIZED STOCK PROPOSAL

Our Board has adopted a resolution (i) approving an amendment to Article VI of our Articles of Incorporation that would increase the number of authorized shares of Class B common stock, par value $0.001 per share, from 4,950,000 shares to 100,000,000 shares (the “Authorized Share Amendment”) and (ii) directing that the Authorized Share Amendment be submitted to the stockholders for approval at the special meeting.

The Authorized Share Amendment

If the Authorized Share Amendment is approved by our stockholders and subsequently filed with the Nevada Secretary of State, Article VI – Capital Stock of the Articles of Incorporation would be amended and restated in its entirety to read:

“Section 1. Authorized Shares. The total number of shares which this corporation is authorized to issue is 100,050,000 shares of Common Stock, of which 50,000 shares shall be Class A Common Stock, par value $0.001 per share, and 100,000,000 shares shall be Class B Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

Section 2. Voting Rights of Stockholders. Each holder of the Class A Common Stock shall be entitled to ten votes for each share of Class A Common Stock standing in his name on the books of the corporation. Each holder of the Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock standing in his name on the books of the corporation.

Section 3. Consideration for Shares. The Common Stock shall be issued for such consideration, as shall be fixed from time to time by the Board of Directors. In the absence of fraud, the judgment of the Directors as to the value of any property or services received in full or partial payment for shares shall be conclusive. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid stock and shall be non-assessable. The Articles shall not be amended in this particular.

Section 4. Stock Rights and Options. The corporation shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights. In the absence of fraud, the judgment of the Directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

Section 5. Restrictive Covenants. So long as any shares of the Class A Common Stock are outstanding, the corporation shall not take any of the following actions without first obtaining the affirmative written consent of Class A Common Stock holding at least a majority of outstanding shares of the Class A Common Stock:

(a)  authorize or issue additional shares of the Class A Common Stock; or

(b) amend, alter or repeal any provisions of the Articles of Incorporation or the Bylaws of the corporation in a manner that adversely affects the powers, preferences or rights of the Class A Common Stock.

Section 6. Blank-Check Preferred Stock. The Board of Directors is authorized to divide the 10,000,000 shares of Preferred Stock, from time to time, into one or more series, and to determine or change by resolution for each such series its designation, the number of shares of such series, the powers, preferences and rights and the qualifications, limitations, or restrictions for the shares of such series. The resolution or resolutions of the Board of Directors providing for the division of such Preferred Stock into series may include, but is not limited to, the following provisions; preferences with respect to dividends, special or super voting powers, conversion rights into common stock, and preferences with respect to dissolutions and liquidations.”

Only the number of shares of Class B common stock the Company is authorized to issue is affected by the Authorized Share Amendment. The Authorized Share Amendment would not affect any other provision of the Articles of Incorporation. If approved by a majority of holders of our outstanding shares of common stock entitled to vote as of the Record Date, we will file the Authorized Share Amendment, in substantially the form attached to this proxy statement as Annex E, with the Nevada Secretary of State.

Reasons for the Authorized Share Amendment

Our Board believes that an increase in the number of authorized shares of Class B common stock is in the best interests of our stockholders. Increasing the number of authorized shares of Class B common stock will provide us sufficient shares to complete the Transaction and the proposed equity issuance to fund part of the cash consideration of the Transaction. In addition, additional authorized shares will allow us to engage in future strategic transactions or acquisitions involving the issuance of equity securities and other capital raising transactions should such opportunities come available. We have limited capital and in order for us to execute our business plan, we must have the flexibility to engage in such transactions until we are able to generate sufficient revenue and cash flow to provide for these opportunities. You should be aware that potential strategic or capital raising transactions involving the issuance of additional shares of Class B common stock may have a dilutive effect on our existing stockholders, as further described in the section titled “Effects of Increase.”

If the Authorized Share Amendment is not approved, we may not be able to complete the Transaction and we may be limited in our efforts to engage in other strategic or capital raising transactions. In such event, our operations and financial condition may be materially and adversely affected.

This proposal is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Further, from time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this proxy statement, except for the Transaction, we have not entered into any agreements or arrangements which would make an acquisition or investment probable under Rule 3-05(a) of Regulation S-X.

Number of Shares of Common Stock Currently Outstanding

As of the Record Date, RumbleOn has 50,000 shares of Class A common stock outstanding and 3,343,062 shares of Class B common stock outstanding. The number of shares of Class B common stock outstanding excludes:

●	982,107 shares of Class B common stock underlying the 2025 Convertible Notes;

●	382,611 shares of Class B common stock underlying outstanding restricted stock units and 2,636 options granted under the Incentive Plan;

●	154,476 shares of Class B common stock reserved for issuance under the Incentive Plan, such amount does not include 306,090 shares of Class B common stock underlying restricted stock units subject to stockholder approval of the Incentive Plan Proposal;

●	16,052 shares of Class B common stock underlying currently outstanding warrants; and

●	1,052, 632 shares of Class B common stock underlying the Oaktree Warrant (based on the closing price of RumbleOn Class B common stock as reported on Nasdaq on the Record Date), which warrant will be issued at closing.

Effects of Increase

The additional authorized but unissued shares of Class B common stock may generally be issued from time to time for such proper corporate purposes as may be determined by our Board or, as required by law or the rules of Nasdaq Stock Market, with the approval and authorization of our stockholders. Our Board does not intend to solicit further stockholder approval prior to the issuance of additional shares of Class B common stock, except as may be required by applicable law or by the rules of Nasdaq Stock Market.

The possible future issuance of shares of Class B common stock or securities convertible or exercisable into Class B common stock could affect our current stockholders in a number of ways. The issuance of new shares of Class B common stock will cause immediate dilution of the ownership interests and the voting power of our existing stockholders. New issuances of Class B common stock may also affect the number of dividends, if any, paid to such stockholders and may reduce the share of the proceeds that they would receive upon the future liquidation, if any, of the Company.

In addition, the future issuance of shares of Class B common stock or securities convertible or exercisable into shares of Class B common stock could:

●	dilute and affect the market value of our trading securities;

●	dilute the earnings per share, if any, and book value per share of the outstanding shares of our equity securities; and

●	make the payment of dividends on Class B common stock, if any, potentially more expensive.

Anti-Takeover Effects

Although the Authorized Share Amendment is not motivated by anti-takeover concerns and is not considered by our Board to be an anti-takeover measure, the availability of additional authorized shares of Class B common stock could enable the Board to issue shares defensively in response to a takeover attempt or to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of Class B common stock could be issued to purchasers who might side with management in opposing a takeover bid that the Board determines is not in the best interests of our stockholders, thus diluting the ownership and voting rights of the person seeking to obtain control of the Company. In certain circumstances, the issuance of Class B common stock without further action by the stockholders may have the effect of delaying or preventing a change in control of the Company, may discourage bids for Class B common stock at a premium over the prevailing market price and may adversely affect the market price of Class B common stock. As a result, increasing the authorized number of shares of Class B common stock could render more difficult and less likely a hostile takeover of the Company by a third-party, or a tender offer or proxy contest, assumption of control by a holder of a large block of our stock, and the possible removal of our incumbent management. We are not aware of any proposed attempt to take over the Company or of any present attempt to acquire a large block of Class B common stock.

Vote Required

The affirmative vote of a majority in voting power of the issued and outstanding Company common stock as of the Record Date is required to approve the Authorized Stock Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZED STOCK PROPOSAL

PROPOSAL 3: INCENTIVE PLAN PROPOSAL

Overview

Upon the recommendation of the Compensation Committee, the Board has approved, subject to stockholder approval, an amendment to the Incentive Plan to (1) increase the number of shares of Class B common stock authorized for issuance under the Incentive Plan from 700,000 shares of Class B common stock to 2,700,000 shares of Class B common stock (the “Incentive Plan Increase”), and (2) extend the Incentive Plan for an additional ten years from the date of stockholder approval. Currently, 700,000 shares of Class B common stock are authorized for issuance under the Incentive Plan, of which 385,247 shares are subject to outstanding awards under the Incentive Plan and 154,476 shares remain available for future issuance. These share amounts do not include 306,090 shares underlying RSUs granted pursuant to the Incentive Plan, subject to stockholder approval at the special meeting. Approval of this proposal will result in an additional 2,000,000 shares of Class B common stock available for issuance under the Incentive Plan and less awards previously granted subject to approval of the Incentive Plan Increase. The Board unanimously recommends that the stockholders approve the Incentive Plan Proposal.

The primary purpose of the Incentive Plan is to attract, retain, reward and motivate certain individuals by providing them with an opportunity to acquire or increase a proprietary interest in the Company and to incentivize them to expend maximum effort for the growth and success of the Company, so as to strengthen the mutuality of the interests between such individuals and the stockholders of the Company.

The following discussion summarizes the material terms of the Incentive Plan. This discussion is not intended to be complete and is qualified in its entirety by (i) reference to the full text of the Incentive Plan, which is available as Annex A to the Company’s 2017 Proxy Statement for the 2017 Annual Meeting of Stockholders, (ii) reference to the full text of the first amendment to the Incentive Plan, previously approved by the Stockholders at the Company’s 2018 Annual Meeting of Stockholders, which is available as Annex A to the Company’s 2018 Proxy Statement for the 2018 Annual Meeting of Stockholders, (iii) reference to the full text of the second amendment to the Incentive Plan, previously approved by the Stockholders at the Company’s 2019 Annual Meeting of Stockholders, which is available as Annex A to the Company’s 2019 Proxy Statement for the 2019 Annual Meeting of Stockholders, and (iv) the proposed amendment to the Incentive Plan included as Annex F to this proxy statement, each of which is incorporated herein by reference.

Administration

The Incentive Plan is administered by the Compensation Committee of the Board (for purpose of this description of the Incentive Plan, the “Committee”). If no Committee exists, the independent Board members will exercise the functions of the Committee.

All grants under the Incentive Plan will be evidenced by a grant agreement (an “Award Agreement”) that will incorporate the terms and conditions as the Committee deems necessary or appropriate.

Coverage Eligibility and Grant Limits

The Incentive Plan provides for the issuance of awards (each, an “Award”) consisting of stock options (“Options”), stock appreciation rights (“SARs”), restricted stock (“Restricted Stock”), restricted stock units (“RSUs”), performance shares (“Performance Shares”) and performance units (“Performance Units”). Incentive stock options (“ISOs”) may be granted under the Incentive Plan only to our employees. Our employees, consultants, directors, independent contractors and certain prospective employees who have committed to become an employee are eligible to receive all other types of awards under the Incentive Plan (each an “Eligible Individual”).

The granting of Awards under the Incentive Plan shall be subject to the following limitation, after giving effect to the Incentive Plan Increase: a maximum of 2,700,000 shares of Class B common stock may be subject to grants of ISOs.

Shares Reserved for Issuance Under the Incentive Plan

Subject to adjustment as described below and under the section titled “Change in Control” and after giving effect to the Incentive Plan Increase, a total of 2,700,000 shares of Class B common stock may be issued pursuant to Awards granted under the Incentive Plan. Notwithstanding the foregoing, if any Award is cancelled, forfeited or terminated for any reason prior to exercise, delivery or becoming vested in full, the shares of Class B common stock that were subject to such Award shall, to the extent cancelled, forfeited or terminated, immediately become available for future Awards granted under this Incentive Plan; provided, however, that any shares of Class B common stock subject to an Award which is cancelled, forfeited or terminated in order to pay the exercise price of a stock option, purchase price or any taxes or tax withholdings on an award shall not be available for future Awards granted under this Incentive Plan.

If the outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of the Company or other increase or decrease in such shares effected without receipt of consideration by the Company, an appropriate and proportionate adjustment shall be made by the Committee to: (i) the aggregate number and kind of shares of common stock available under the Incentive Plan, (ii) the calculation of the reduction of shares of common stock available under the Incentive Plan, (iii) the number and kind of shares of common stock issuable pursuant to outstanding Awards granted under the Incentive Plan and/or (iv) the exercise price of outstanding Options or SARs granted under the Incentive Plan. No fractional shares of common stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit. Any adjustments made to any ISO shall be made in accordance with Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”).

Stock Options

The Committee acting in its absolute discretion has the right to grant Options to Eligible Individuals to purchase shares of common stock. Each grant shall be evidenced by an option certificate setting forth whether the Option is an ISO, which is intended to qualify for special tax treatment under Section 422 of the Code, or a non-qualified incentive stock option (“Non-ISO”). Each Option granted under the Incentive Plan entitles the holder thereof to purchase the number of shares of common stock specified in the grant at the exercise price specified in the related option certificate. At the discretion of the Committee, the option certificate can provide for payment of the exercise price either in cash, by check, bank draft, money order, in common stock and by any other method which the Committee, in its sole and absolute discretion and to the extent permitted by applicable law, may permit.

The terms and conditions of each Option granted under the Incentive Plan will be determined by the Committee, but no Option will be granted at an exercise price which is less than the fair market value of the common stock on the grant date (generally, the closing price for the common stock on the principal securities exchange on which the common stock is traded or listed on the date the Option is granted or, if there was no closing price on that date, on the last preceding date on which a closing price was reported). In addition, if the Option is an ISO that is granted to a 10% stockholder of the Company, the Option exercise price will be no less than 110% of the fair market value of the shares of common stock on the grant date. Except for adjustments as described under “Shares Reserved for Issuance Under the Incentive Plan” above and “Change in Control” below, without the approval of the Company’s stockholders, the option price shall not be reduced after the Option is granted, an Option may not be cancelled in exchange for cash or another Award, and no other action may be made with respect to an Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the common stock is traded.

No Options may be exercised prior to the satisfaction of the conditions and vesting schedule provided for in the Incentive Plan and in the Award Agreement relating thereto. No Option may be exercisable more than 10 years from the grant date, or, if the Option is an ISO granted to a 10% stockholder of the Company, it may not be exercisable more than 10 years from the grant date. Moreover, no Option will be treated as an ISO to the extent that the aggregate fair market value of the common stock subject to the Option (determined as of the date the ISO was granted) which would first become exercisable in any calendar year exceeds $100,000. The Committee may not, as part of an Option grant, provide for an Option reload feature whereby an additional Option is automatically granted to pay all or a part of the Option exercise price or a part of any related tax withholding requirement.

Restricted Stock and Restricted Stock Units

The Committee may grant to such Eligible Individuals as the Committee may determine, Restricted Stock and RSUs, in such amounts and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. The Committee shall impose such restrictions on any Restricted Stock and RSUs granted pursuant to the Incentive Plan as it may deem advisable including, without limitation, time-based vesting restrictions or the attainment of performance goals (“Performance Goals”). With respect to a grant of Restricted Stock, the Company may issue a certificate evidencing such Restricted Stock to the Eligible Individual or issue and hold such shares of Restricted Stock for the benefit of the Eligible Individual until the applicable restrictions expire. The Company may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions. Unless otherwise provided in an Award Agreement, until the expiration of all applicable restrictions, (i) the Restricted Stock shall be treated as outstanding, (ii) the Eligible Individual holding shares of Restricted Stock may exercise full voting rights with respect to such shares, and (iii) the Eligible Individual holding shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such shares while they are so held. If any such dividends or distributions are paid in shares of common stock, such shares shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary, at the discretion of the Committee, all such dividends and distributions may be held in escrow by the Company (subject to the same restrictions on forfeitability) until all restrictions on the respective Restricted Stock have lapsed. Holders of the RSUs shall not have any of the rights of a stockholder, including the right to vote or receive dividends and other distributions, until common stock shall have been issued in the Eligible Individual’s name pursuant to the RSUs; provided, however the Committee, in its sole and absolute discretion, may provide for dividend equivalents on vested RSUs.

Unless otherwise provided in the Incentive Plan or Award Agreement, common stock will be issued with respect to RSUs no later than March 15 of the year immediately following the year in which the RSUs are first no longer subject to a substantial risk of forfeiture as such term is defined in Section 409A of the Code and the regulations issued thereunder (“RSU Payment Date”). In the event that the Eligible Individual has elected to defer the receipt of common stock pursuant to an Award Agreement beyond the RSU Payment Date, then the common stock will be issued at the time specified in the Award Agreement or related deferral election form. In addition, unless otherwise provided in the Award Agreement, if the receipt of common stock is deferred past the RSU Payment Date, dividend equivalents on the common stock covered by the RSUs shall be deferred until the RSU Payment Date.

Stock Appreciation Rights

The Committee has the right to grant SARs to Eligible Individuals in such amounts and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Unless otherwise provided in an Award Agreement, the terms and conditions (including, without limitation, the limitations on the exercise price, exercise period, repricing and termination) of the SAR shall be substantially identical to the terms and conditions that would have been applicable were the grant of the SAR a grant of an Option. Unless otherwise provided in an Award Agreement, upon exercise of a SAR the Eligible Individual shall be entitled to receive payment, in cash, in shares of common stock, or in a combination thereof, as determined by the Committee in its sole and absolute discretion. The amount of such payment shall be determined by multiplying the excess, if any, of the fair market value of a share of common stock on the date of exercise over the fair market value of a share of common stock on the grant date, by the number of shares of common stock with respect to which the SAR are then being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to a SAR by including such limitation in the Award Agreement.

Performance Shares and Performance Units

Performance Shares and Performance Units may be granted to Eligible Individuals under the Incentive Plan. The applicable Award Agreement shall set forth (i) the number of Performance Shares or the dollar value of Performance Units granted to the participant; (ii) the performance period and Performance Goals with respect to each such Award; (iii) the threshold, target and maximum shares of common stock or dollar values of each Performance Share or Performance Unit and corresponding Performance Goals; and (iv) any other terms and conditions as the Committee determines in its sole and absolute discretion. Unless otherwise provided in an Award Agreement, the Committee shall determine in its sole and absolute discretion whether payment with respect to the Performance Share or Performance Unit shall be made in cash, in shares of common stock, or in a combination thereof.

Performance Goals

Performance Goals will be based on one or more of the following criteria: (i) the Company’s enterprise value or value creation targets; (ii) the Company’s after-tax or pre-tax profits including, without limitation, that attributable to Company’s continuing and/or other operations; (iii) the Company’s operational cash flow or working capital, or a component thereof; (iv) the Company’s operational costs, or a component thereof; (v) limiting the level of increase in all or a portion of bank debt or other of the Company’s long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (vi) earnings per share or earnings per share from the Company’s continuing operations; (vii) the Company’s net sales, revenues, net income or earnings before income tax or other exclusions; (viii) the Company’s return on capital employed or return on invested capital; (ix) the Company’s after-tax or pre-tax return on stockholder equity; (x) the attainment of certain target levels in the fair market value of the Company’s common stock; (xi) the growth in the value of an investment in the common stock assuming the reinvestment of dividends; and/or (xii) EBITDA (earnings before income tax, depreciation and amortization). In addition, Performance Goals may be based upon the attainment by a subsidiary, division or other operational unit of the Company of specified levels of performance under one or more of the measures described above. Further, the Performance Goals may be based upon the attainment by the Company (or a subsidiary, division, facility or other operational unit) of specified levels of performance under one or more of the foregoing measures relative to the performance of other corporations. The Committee may, in its sole and absolute discretion: (i) designate additional business criteria upon which the Performance Goals may be based; (ii) modify, amend or adjust the business criteria described herein; or (iii) incorporate in the Performance Goals provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances. Performance Goals may include a threshold level of performance below which no Award will be earned, levels of performance at which an Award will become partially earned and a level at which an Award will be fully earned.

Other Awards

Awards of shares of Class B common stock, phantom stock and other Awards that are valued in whole or in part by reference to, or otherwise based on, Class B common stock, may also be made, from time to time, to Eligible Individuals as may be selected by the Committee. Each such Award shall be evidenced by an Award Agreement between the Eligible Individual and the Company which shall specify the number of shares of Class B common stock subject to the Award, any consideration therefore, any vesting or performance requirements, and such other terms and conditions as the Committee shall determine in its sole and absolute discretion.

Non-Transferability

No Award will be transferable by an Eligible Individual other than by will or the laws of descent and distribution, and any Option or SAR will (absent the Committee’s consent) be exercisable during an Eligible Individual’s lifetime only by the Eligible Individual, except that the Committee may provide in an Award Agreement that an Eligible Individual’s may transfer an award to a “family member”, as such term is defined in the Form S-8 Registration Statement under the Securities Act of 1933, as amended, under such terms and conditions as specified by the Committee.

Amendments to the Incentive Plan

The Incentive Plan may be amended by the Board to the extent that it deems necessary or appropriate provided, however, that the approval of the stockholders shall be required for any amendment: (i) that changes the class of individuals eligible to receive Awards under the Incentive Plan; (ii) that increases the maximum number of shares of common stock in the aggregate that may be subject to Awards that are granted under the Incentive Plan (except as otherwise permitted under the Incentive Plan); (iii) the approval of which is necessary to comply with federal or state law or with the rules of any stock exchange or automated quotation system on which the common stock may be listed or traded; or (iv) that proposed to eliminate a requirement provided herein that the stockholders of the Company must approve an action to be undertaken under the Incentive Plan. Except as expressly provided in the Incentive Plan, no amendment, suspension or termination of the Incentive Plan shall, without the consent of the holder of an Award, alter or impair rights or obligations under any Award theretofore granted under the Incentive Plan. Awards granted prior to the termination of the Incentive Plan may extend beyond the date the Incentive Plan is terminated and shall continue subject to the terms of the Incentive Plan as in effect on the date the Incentive Plan is terminated.

Change in Control

Upon the occurrence of a Change in Control (as defined in the Incentive Plan), the Committee may, in its sole and absolute discretion, provide on a case by case basis that (i) all Awards shall terminate, provided that participants shall have the right, immediately prior to the occurrence of such Change in Control and during such reasonable period as the Committee in its sole discretion shall determine and designate, to exercise any Award, (ii) all Awards shall terminate, provided that participants shall be entitled to a cash payment equal to the price per share of common stock paid in the Change in Control transaction, with respect to shares subject to the vested portion of the Award, net of the exercise price thereof, if applicable, (iii) in connection with a liquidation or dissolution of the Company, the Awards, to the extent vested, shall convert into the right to receive liquidation proceeds net of the exercise price (if applicable), (iv) accelerate the vesting of Awards and (v) any combination of the foregoing. In the event that the Committee does not terminate or convert an Award upon a Change in Control of the Company, then the Award shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring, or succeeding corporation (or an affiliate thereof).

Federal Income Tax Consequences

The rules concerning the federal income tax consequences of Awards under the Incentive Plan are technical, and reasonable persons may differ on their proper interpretation. Moreover, the applicable statutory and regulatory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following discussion is designed to provide only a brief, general summary description of the federal income tax consequences associated with such grants, based on a good faith interpretation of the current federal income tax laws, regulations (including certain proposed regulations) and judicial and administrative interpretations. The following discussion does not set forth (1) any federal tax consequences other than income tax consequences or (2) any state, local or foreign tax consequences that may apply.

ISOs. In general, an employee will not recognize taxable income upon the grant or the exercise of an ISO. For purposes of the alternative minimum tax, however, the employee will be required to treat an amount equal to the difference between the fair market value of the common stock on the date of exercise over the option exercise price as an item of adjustment in computing the employee’s alternative minimum taxable income. If the employee does not dispose of the common stock received pursuant to the exercise of the ISO within either (1) two years after the date of the grant of the ISO or (2) one year after the date of the exercise of the ISO, a subsequent disposition of the common stock generally will result in long-term capital gain or loss to such individual with respect to the difference between the amount realized on the disposition and exercise price. The Company will not be entitled to any federal income tax deduction as a result of such disposition. In addition, the Company normally will not be entitled to take a federal income tax deduction on either the grant date or upon the exercise of an ISO.

If the employee disposes of the common stock acquired upon exercise of the ISO within either of the above-mentioned time periods, then in the year of such disposition, the employee generally will recognize ordinary income, and the Company will be entitled to a federal income tax deduction (provided the Company satisfies applicable federal income tax reporting requirements), in an amount equal to the lesser of (1) the excess of the fair market value of the common stock on the date of exercise over the option exercise price or (2) the amount realized upon disposition of the common stock over the exercise price. Any gain in excess of such amount recognized by the employee as ordinary income would be taxed to such individual as short-term or long-term capital gain (depending on the applicable holding period).

Non-ISOs. An Eligible Individual will not recognize any taxable income upon the grant of a Non-ISO, and the Company will not be entitled to take an income tax deduction at the time of such grant. Upon the exercise of a Non-ISO, the Eligible Individual generally will recognize ordinary income and the Company will be entitled to a federal income tax deduction (provided the Company satisfies applicable federal income tax reporting requirements) in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the option exercise price. Upon a subsequent sale of the common stock by the Eligible Individual, such individual will recognize short-term or long-term capital gain or loss (depending on the applicable holding period).

SARs. An Eligible Individual will not recognize any taxable income upon the grant of a SAR, and the Company will not be entitled to take an income tax deduction at the time of such grant. An Eligible Individual will recognize ordinary income for federal income tax purposes upon the exercise of a SAR under the Incentive Plan for cash, common stock or a combination of cash and common stock, and the amount of income that the Eligible Individual will recognize will depend on the amount of cash, if any, and the fair market value of the common stock, if any, that the Eligible Individual receives as a result of such exercise. The Company generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the Eligible Individual in the same taxable year in which the Eligible Individual recognizes such income, if the Company satisfies applicable federal income tax reporting requirements.

Restricted Stock. The Eligible Individual who receives Restricted Stock generally will not be subject to tax until the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the “Restrictions”). At such time the Eligible Individual will be subject to tax at ordinary income rates on the fair market value of the Restricted Stock (reduced by any amount paid by the participant for such Restricted Stock). However, an Eligible Individual who makes an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain (or loss) depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant and not eligible for the reduced tax rate applicable to dividends. The Company generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the Eligible Individual in the same taxable year in which the Eligible Individual recognizes such income, if the Company satisfies applicable federal income tax reporting requirements.

Restricted Stock Units. Generally, no income will be recognized upon the award of RSUs. An Eligible Individual who receives RSUs generally will be subject to tax at ordinary income rates on any cash received and the fair market value of any shares of common stock or other property on the date that such amounts are transferred to the Eligible Individual under the award (reduced by any amount paid by the Eligible Individual for such RSU). The Company generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the Eligible Individual in the same taxable year in which the Eligible Individual recognizes such income.

Performance Units and Performance Shares. No income generally will be recognized upon the grant of a Performance Unit or Performance Share. Upon payment in respect of a Performance Unit or Performance Share, the Eligible Individual generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of common stock or other property received. The Company generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the Eligible Individual in the same taxable year in which the Eligible Individual recognizes such income.

Code Section 162(m). In general, Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to any “covered employee” (as defined under Section 162(m)) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by us for federal income tax purposes.

New Plan Benefits

On March 12, 2021, the Compensation Committee approved grants of 306,090 RSUs pursuant to the Incentive Plan to RumbleOn employees and one consultant, including a grant of 38,521 RSUs pursuant to the Incentive Plan to each of Messrs. Chesrown and Levy and a grant of 6,934 RSUs to Ms. Rath. These RSUs vest in equal quarterly installments during the thirty-six month period following the grant date, assuming continuous service of the grantee. No shares will vest until stockholders approve the Incentive Plan Proposal, however any shares that would have vested between the March 12, 2021 and the date stockholder approval is obtained will vest at the time stockholder approval is obtained.

The following table sets forth information regarding awards that were made pursuant to the Incentive Plan on March 12, 2021 to the individuals and groups listed. All of these awards are subject to stockholder approval of the Incentive Plan Proposal at the special meeting. If the Incentive Plan Proposal is not approved, then the recipients will not receive the awards granted at this time. If the Incentive Plan Proposal is approved and the Transaction closes, all of these RSUs will vest in accordance with the Company’s RSU Award Agreement.

Name	Position	Grant Date Fair Value of RSUs (1)	Number of RSUs
Marshall Chesrown	Chairman and Chief Executive Officer	$1,500,000	38,521
Beverly Rath	Interim Chief Financial Officer	$270,009	6,934
Peter Levy	Chief Operating Officer	$1,500,000	38,521
Executive Officer Group		$3,270,009	83,976
Non-Executive Director Group		$0	0
Non-Executive Employee Group		$8,610,135	222,114

(1)	In determining the grant date fair value of RSUs, the Company used the closing price of the Class B common stock on March 11, 2021.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2020, with respect to all of our compensation plans under which equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Number of securities remaining available for future issuance
Equity compensation plans approved by stockholders	446,594	(1)	195,507	(2)
Equity compensation plans not approved by stockholders	-		-

(1)	Represents restricted stock units or options outstanding under the Incentive Plan.
(2)	Represents securities remaining available for future issuance under the Incentive Plan.

 The following table provides information as of the Record Date, with respect to all of our compensation plans under which equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Number of securities remaining available for future issuance
Equity compensation plans approved by stockholders	385,247	(1)	154,476	(2)
Equity compensation plans not approved by stockholders	-		-

(1)	Represents restricted stock units or options outstanding under the Incentive Plan.
(2)	Represents securities remaining available for future issuance under the Incentive Plan.

Executive and Director Compensation / Corporate Governance*

Summary Compensation Table

The following table provides the compensation paid to our principal executive officer and other executive officers whose total compensation exceeded $100,000 for the years ended December 31, 2020 and December 31, 2019 (“named executive officers”).

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Total
Marshall Chesrown	2020	$366,923	$90,000	394,027	$850,950
Chief Executive Officer	2019	$360,000	$200,000	-	$560,000
Steven Berrard*	2020	$366,923	$90,000	394,024	$850,947
Chief Financial Officer	2019	$360,000	$200,000	-	$560,000
Peter Levy	2020	$305,769	$162,500	364,060	$832,329
Chief Operating Officer	2019	$280,273	$50,500	204,000	$534,773

(1)	Stock awards reflect the grant date fair value of restricted stock units determined pursuant to FASB ASC Topic 718 awarded during the calendar year, excepting that 2019 does not include the grant date fair value of performance and market based restricted stock units granted to each of Mr. Chesrown and Mr. Berrard in the amount of $838,000 and to Mr. Levy in the amount of $204,250, each as determined pursuant to FASB ASC Topic 718, which restricted stocks unit were terminated as described below under the section titled Executive Employment Arrangement.

Executive Employment Arrangement

At no time has the Company entered into employment agreements or arrangements with its executive officers. Accordingly, the Company’s executive officers are employees on an at-will basis. At Closing, each of Messrs. Chesrown and Levy are expected to enter into the Current Executive Agreements. Also, at Closing, each of Messrs. Coulter and Tkack are expected to enter in the New Executive Agreement. The Current Executive Agreements and the New Executive Agreements are discussed under the caption “Interests of RumbleOn Executive Officers and Director in the Transaction – Employment Agreements” in this proxy statement.

*	Mr. Berrard served as our Chief Financial Officer and a Director through the date of his passing on June 7, 2021. The disclosure in this section presents historical executive compensation and related information you may find important.

On May 25, 2019, the Compensation Committee approved an increase in the annual base salary for Marshall Chesrown and Steven Berrard from $240,000 to $360,000, retroactive to January 1, 2019. The Compensation Committee also approved a discretionary bonus of up to $500,000 for each of Messrs. Chesrown and Berrard payable as follows: (i) $100,000 payable immediately in connection with the Company’s performance for the quarter ended March 31, 2019 and the launch of the Company’s finance business, (ii) $100,000 upon reaching the revenue target approved by the Committee for the year ending December 31, 2019 and payable upon completion of the Company’s audited financial statements for the year ending December 31, 2019, (iii) $100,000 payable upon achieving powersports and automotive unit sales with a target average gross margin per unit approved by the Committee at any time through December 31, 2019, and (iv) $100,000 payable in two equal installments upon achieving a certain percentage of revenue and gross margin targets approved by the Committee for the quarters ended June 30, 2019 and September 30, 2019. Messrs. Chesrown and Berrard each achieved and were paid $200,000 under the bonus plan.

The Committee also approved grants of up to 20,000 RSUs for each of Messrs. Chesrown and Berrard, which vest as follows: (i) 5,000 RSUs vest after two consecutive quarters of $1.00 or greater operating income and trailing four quarter revenue targets approved by the Committee at any time through September 30, 2020, (ii) 5,000 RSUs vest at such time as the shares of Class B common stock trade at a minimum closing price of $200.00 per share for 30 consecutive trading days at any time through September 30, 2020, and (iii) 10,000 RSUs vest at such time as the shares of Class B common stock trade at a minimum closing price of $300.00 per share for thirty consecutive trading days at any time through September 30, 2020. Messrs. Chesrown and Berrard received these RSUs on June 3, 2019 (the “CEO and CFO RSUs”).

On August 22, 2019, the Compensation Committee approved two separate RSU grants to Mr. Levy.

●	First, a grant of 2,500 RSUs to Mr. Levy, which vest (1) 20% on the last day of the ninth month following the grant date, (2) 7.5% every three months on the last day of each three month period beginning on the last day of the twelfth month following the grant date through the last of the twenty-first month following the grant date and (3) 12.5% every three months on the last day of each three month period beginning on the last day of the twenty-fourth month following the grant date through the last day of the thirty-first month following the grant date.

●	Second, grant of up to 5,000 RSUs to Mr. Levy, which vest as follows: (i) 1,250 RSUs vest after two consecutive quarters of $1.00 or greater operating income and trailing four quarter revenue of $900,000,000 at any time through September 30, 2020, (ii) 1,250 RSUs vest at such time as the shares of Class B common stock trade at a minimum closing price of $200.00 per share for 30 consecutive trading days at any time through September 30, 2020, and (iii) 2,500 RSUs vest at such time as the shares of Class B common stock trade at a minimum closing price of $300.00 per share for 30 consecutive trading days at any time through September 30, 2020 (the “COO RSUs”, collectively with the CEO and CFO RSUs, the “Executive RSUs”)

On May 27, 2020, the Committee terminated the Executive RSUs.

On July 15, 2020, the Committee approved the 2020 cash bonus incentive plan. The Committee established a target bonus ranging from approximately 70% to 115% of base salary for each executive officer, including Messrs. Chesrown, Berrard and Levy, with a payout based on achievement of specific financial and operational performance objectives. The current base salaries for the executive officers are as follows: Marshall Chesrown - $360,000; Steven Berrard - $360,000; and Peter Levy - $300,000.

Also, on July 15, 2020, the Committee approved grants of RSUs pursuant to the Incentive Plan for Messrs. Chesrown, Berrard and Levy as follows: Mr. Chesrown – 19,544 RSUs, Mr. Berrard – 19,544 RSUs and Mr. Levy – 16,287. These RSUs vest (i) 20.0% on the thirteenth month after the grant date, (ii) an additional 30.0% during the subsequent twelve months, and (iii) the final 50.0% during the following twelve months.

Also, on July 15, 2020, the Committee approved grants of RSUs pursuant to the Incentive Plan for Messrs. Chesrown, Berrard and Levy as follows: Mr. Chesrown – 66,668 RSUs, Mr. Berrard – 66, 666 RSUs, and Mr. Levy – 66,666. These RSUs vest as follows: one third shall vest on the first trading day after the Company’s Class B common stock closes at a stock price of $50 per share or greater for 30 consecutive trading days; one third shall vest on the first trading day after the Company’s Class B common stock closes at a stock price of $100 per share or greater for 30 consecutive trading days; and one third shall vest on the first trading day after the Company’s Class B Common stock closes at a stock price of $200 per share or greater for 30 consecutive trading days. These RSUs have a term of 30 months.

Also, in March 2021, the Committee completed its annual grant of RSUs to company employees, including the grant of 38,521 RSUs to each of Messrs. Chesrown, Berrard and Levy, subject to stockholder approval of the Incentive Plan Increase (as defined below). These RSUs vest (i) 20.0% on the thirteenth month after the grant date, (ii) an additional 30.0% during the subsequent twelve months, and (iii) the final 50.0% during the following twelve months.

As previously reported, in connection with completing the underwritten public offering in April 2021 as well as the execution of the Transaction Agreement, on April 12, 2021, the Compensation Committee approved discretionary bonuses to certain company employees, including to the executive officers as follows: Marshall Chesrown - $275,000; Steven Berrard - $275,000; Peter Levy - $175,000. Also, on April 12, 2021, the Compensation Committee approved increases in annual salaries for each of the executive officers to $500,000, effective March 1, 2021.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2020.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)(1)

Marshall Chesrown	19,544	(2)	$590,229	66,668	(3)	$2,013,374

Steven Berrard*	19,544	(2)	$590,229	66,666	(3)	$2,013,313

Peter Levy	2,250	(4)	$67,950	66,666	(3)	$2,013,313
	1,250	(5)	$37,750
	1,813	(6)	$54,753
	16,287	(2)	$491,868

(1)	The values reflected in this column were calculated using $30.20, the closing price of a company share on Nasdaq on December 31, 2020. All RSUs outstanding under the Incentive Plan will vest at Closing in accordance with the terms of the RSU Award Agreements governing the awards.
(2)	On July 15, 2020, the Compensation Committee approved grants of RSUs pursuant to the Incentive Plan for Messrs. Chesrown, Berrard and Levy as follows: Mr. Chesrown – 19,544 RSUs, Mr. Berrard – 19,544 RSUs and Mr. Levy – 16,287. These RSUs vest (i) 20.0% on the thirteenth month after the grant date, (ii) an additional 30.0% during the subsequent twelve months, and (iii) the final 50.0% during the following twelve months.
(3)	On July 15, 2020, the Compensation Committee approved grants of RSUs pursuant to the Incentive Plan, subject to stockholder approval of an amendment to the Plan, which approval was obtained on August 25, 2020, for Messrs. Chesrown, Berrard and Levy as follows: Mr. Chesrown – 66,668 RSUs, Mr. Berrard – 66,666 RSUs, and Mr. Levy – 66,666. In accordance with the terms of the Current Executive Agreements, these RSUs will vest at Closing.
(4)	On November 20, 2017, the Compensation Committee approved a grant of 2,250 RSUs to Mr. Levy pursuant to the Incentive Plan, which vest (1) 20% on the last day of the thirteenth month following the grant date, (2) 2.5% monthly on the last day of each month beginning on the last day of the fourteenth month following the grant date through the last of the twenty-fifth month following the grant date and (3) 4.17% monthly on the last day of each month beginning on the last day of the twenty-sixth month following the grant date through the last day of the thirty-seventh month following the grant date.
(5)	On June 25, 2018, the Compensation Committee approved a grant of 1,250 RSUs to Mr. Levy pursuant to the Incentive Plan, which vest (1) 20% on the last day of the thirteenth month following the grant date, (2) 2.5% monthly on the last day of each month beginning on the last day of the fourteenth month following the grant date through the last of the twenty-fifth month following the grant date and (3) 4.17% monthly on the last day of each month beginning on the last day of the twenty-sixth month following the grant date through the last day of the thirty-seventh month following the grant date.
(6)	On August 22, 2019, the Compensation Committee approved a grant of 2,500 RSUs to Mr. Levy pursuant to the Incentive Plan, which vest (1) 20% on the last day of the ninth month following the grant date, (2) 7.5% every three months on the last day of each three month period beginning on the last day of the twelfth month following the grant date through the last of the twenty-first month following the grant date and (3) 12.5% every three months on the last day of each three month period beginning on the last day of the twenty-fourth month following the grant date through the last day of the thirty-first month following the grant date.

*	Mr. Berrard served as our Chief Financial Officer and a Director through the date of his passing on June 7, 2021.

Board of Directors

The business and affairs of our company are managed by or under the direction of the Board. The Board is currently composed of seven members. The Board has not appointed a lead independent director; instead the presiding director for each executive session is rotated among the Chairs of the committees of our Board.

The Board held five meetings and took four actions by unanimous written consent during the year ended December 31, 2020. In 2020, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he served.

During 2020, the Board established a Special Committee of independent directors to review strategic alternatives. The members of the Special Committee are Denmar Dixon (Chair), Adam Alexander, Richard Gray, and Kevin Westfall. The Special Committee held five meetings and took one action by unanimous written consent during the year ended December 31, 2020.

Our directors are expected to attend our Annual Meeting of Stockholders. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting. All of our directors serving at the time of the 2020 Annual Meeting of Stockholders were in attendance.

Board Committees

Pursuant to our bylaws, our Board may establish one or more committees of the Board however designated, and delegate to any such committee the full power of the Board, to the fullest extent permitted by law.

Our Board has established three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The charters for our Board committees set forth the scope of the responsibilities of that committee. The Board will assess the effectiveness and contribution of each committee on an annual basis. These charters are available at www.rumbleon.com, and you may obtain a printed copy of any of these charters by sending a written request to: Investor Resources, RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038.

Audit Committee. The current members of the Audit Committee are Messrs. Marchlik (chair), Dixon, and Westfall. Also, Messrs. Alexander and Gray served on the Audit Committee through January 5, 2021. The Board has determined that Mr. Marchlik is an “audit committee financial expert,” as defined in Item 407 of Regulation S-K.

The primary function of the Audit Committee is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial processes and the audits of our financial statements. The independent auditor is ultimately accountable to the Audit Committee, as representatives of the stockholders. The Audit Committee has the ultimate authority and direct responsibility for the selection, appointment, compensation, retention and oversight of the work of our independent auditor that is engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us (including the resolution of disagreements between management and the independent auditors regarding financial reporting), and the independent auditor must report directly to the Audit Committee. The Audit Committee also is responsible for the review of proposed transactions between us and related parties. For a complete description of the Audit Committee’s responsibilities, you should refer to the Audit Committee Charter. The Audit Committees held four meetings and took one action by unanimous written consent during the year ended December 31, 2020.

Compensation Committee. The current members of the Compensation Committee are Messrs. Alexander (chair), Gray, and Marchlik. Also, Messrs. Westfall (chair) and Dixon served on the Compensation Committee through January 5, 2021. The Compensation Committee was established to, among other things, administer and approve all elements of compensation and awards for our executive officers. The Compensation Committee has the responsibility to review and approve the business goals and objectives relevant to each executive officer’s compensation, evaluate individual performance of each executive in light of those goals and objectives, and determine and approve each executive’s compensation based on this evaluation. For a complete description of the Compensation Committee’s responsibilities, you should refer to the Compensation Committee Charter. The Compensation Committee held two meetings and took one action by unanimous written consent during the year ended December 31, 2020.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Messrs. Dixon (chair), Alexander, and Marchlik. Also, Mr. Gray served on the Nominating and Corporate Governance Committee through January 5, 2021. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board or any committee thereof; recommending nominees for election as directors at each annual stockholder meeting; recommending candidates to fill any vacancies on the Board or any committee thereof; and overseeing the evaluation of the Board. For a complete description of the Nominating and Corporate Governance Committee’s responsibilities, you should refer to the Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committees held two meetings and took one action by unanimous written consent during the year ended December 31, 2020.

The Nominating and Corporate Governance Committee will consider all qualified director candidates identified by various sources, including members of the Board, management and stockholders. Candidates for directors recommended by stockholders will be given the same consideration as those identified from other sources. The Nominating and Corporate Governance Committee is responsible for reviewing each candidate’s biographical information, meeting with each candidate and assessing each candidate’s independence, skills and expertise based on a number of factors. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors.

Non-Employee Director Compensation

The only method of non-employee director compensation is the grant of RSUs. The Company does not pay a cash retainer, meeting fee, committee membership fee or other such stipend, however the Company does reimburse each non-employee director for fees travel and expenses related to their attendance, if and when incurred.

On July 15, 2020, the Committee approved the annual compensation for the Company’s non-employee directors of $150,000 of RSUs to be granted upon a director’s initial appointment or election to the Board of Directors and thereafter at the beginning of each calendar year. These RSUs vest quarterly, and are subject to pro rata vesting if a director leaves the Board of Directors before the end of each quarterly vesting period. On July 15, 2020, the Committee approved the 2020 calendar year grants of RSUs for each non-employee directors in the amount of $150,000, except Messrs. Alexander and Marchlik received grants of RSUs in the amount of $69,451 and $117,436, respectively.

The following table summarizes the compensation paid to our non-employee directors for the year ended December 31, 2020.

Name	Stock Awards (1)	Total
Adam Alexander (2)	$69,451	$69,451
Denmar Dixon	$150,000	$150,000
Richard Gray	$150,000	$150,000
Kartik Kakarala (3)	$-	$-
Mike Marchlik (4)	$117,436	$117,436
Kevin Westfall	$150,000	$150,000

(1)	Stock awards reflect the grant date fair value of restricted stock units determined pursuant to FASB ASC Topic 718 awarded during the calendar year.
(2)	Mr. Alexander joined the Board of Directors on July 15, 2020.
(3)	Mr. Kakarala resigned effective July 15, 2020.
(4)	Mr. Marchlik joined the Board of Directors on May 6, 2020.

Director Independence

Our Board has determined that all of our directors, other than Mr. Chesrown and Mr. Levy, qualify as “independent” directors in accordance with the listing requirements of Nasdaq Stock Market. Nasdaq independence definition includes a series of objective tests regarding a director’s independence and requires that the Board make an affirmative determination that a director has no relationship with us that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director. There are no family relationships among any of our directors or executive officers.

Vote Required

The affirmative vote of a majority in voting power of the Company’s common stock in person or represented by proxy at the special meeting is required to approve the Incentive Plan Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE INCENTIVE PLAN PROPOSAL

PROPOSAL 4: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows RumbleOn’s Board to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve any of the proposals. In no event will RumbleOn solicit proxies to adjourn the special meeting or consummate the Transaction beyond the date by which it may properly do so under Nevada law. The purpose of the adjournment proposal is to provide more time for RumbleOn to solicit proxies in favor of the proposals.

In addition to an adjournment of the special meeting upon approval of an Adjournment Proposal, the Board of RumbleOn is empowered under Nevada law to postpone the meeting at any time before the special meeting is called to order. In such event, RumbleOn will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is presented at the special meeting and such proposal is not approved by stockholders, RumbleOn’s Board may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the Transaction and the proposals relating thereto.

Vote Required

The affirmative vote of a majority in voting power of the Company’s common stock in person or represented by proxy at the special meeting is required to approve the Adjournment Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE ADJOURNMENT PROPOSAL

THE SPECIAL MEETING

The Board is using this proxy statement to solicit proxies from stockholders of RumbleOn who hold shares of RumbleOn common stock on the Record Date for use at the special meeting. RumbleOn is first mailing this proxy statement and accompanying proxy card to RumbleOn stockholders on or about July 1, 2021.

Date, Time, and Place

The special meeting will be held on Friday, July 30, 2021 at 8:00 A.M. Central time, at 901 W. Walnut Hill Lane, Irving, Texas 75038, Conference Room A.

Purpose of the Special Meeting

At the special meeting, RumbleOn stockholders will be asked to consider and vote upon the following proposals:

●	to approve the issuance of shares of RumbleOn Class B common stock and other securities in connection with the Transaction;

●	to amend RumbleOn’s Articles of Incorporation to increase the number of shares of authorized Class B common stock from 4,950,000 to 100,000,000 shares;

●	to amend the Incentive Plan to increase the number of shares of Class B common stock issuable thereunder from 700,000 to 2,700,000 shares and to extend the Incentive Plan for an additional ten years; and

●	to approve an adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the foregoing proposals.

Board Recommendations

The Board has unanimously determined that the Transaction Agreement and the Transaction contemplated thereby are advisable and in the best interests of RumbleOn and its stockholders. The Board recommends that RumbleOn stockholders vote:

●	“FOR” the approval of the Stock Issuance Proposal;

●	“FOR” the approval of the Authorized Stock Proposal;

●	“FOR” the approval of the Incentive Plan Proposal; and

●	“FOR” the Adjournment Proposal.

Record Date; Shares Entitled to Vote

RumbleOn has fixed the close of business on June 21, 2021 as the Record Date for determining the RumbleOn stockholders entitled to receive notice of and to vote at the special meeting. Only holders of record of RumbleOn common stock on the Record Date are entitled to receive notice of and vote at the special meeting and any adjournment or postponement thereof.

Each share of Class A common stock is entitled to ten votes on each matter brought before the meeting. Each share of Class B common stock is entitled to one vote on each matter brought before the meeting. On the Record Date, there were 50,000 shares of Class A common stock and 3,343,062 shares of Class B common stock issued and outstanding. The Class A and Class B common stock will vote together as a single class on all matters to be presented at the special meeting.

Quorum Requirement

Under Nevada law and the RumbleOn bylaws, a quorum of RumbleOn’s stockholders at the special meeting is necessary to transact business. The presence of holders representing one-third in voting power of all outstanding Company common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business.

All shares of RumbleOn common stock represented in person or by proxy at the special meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum at the special meeting.

Abstentions

Any of your shares as to which you abstain with respect to a proposal will have the same effect as a vote “AGAINST” that proposal.

Broker Non-Votes

Brokers who hold shares in street name for customers have the authority to vote on certain “routine” proposals when they have not received instructions from beneficial owners. Such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters. Your broker is not permitted to vote on the Stock Issuance Proposal, the Authorized Stock Proposal, and the Incentive Plan Proposal, unless you provide your broker with voting instructions on each proposal. A broker non-vote will have the same effect as a vote “AGAINST” the Authorized Stock Proposal. A broker non-vote will have no effect on the Stock Issuance Proposal or the Incentive Plan Proposal.

Stock Ownership of RumbleOn Directors and Executive Officers

On June 21, 2021, the Record Date, directors and executive officers of RumbleOn and their respective affiliates beneficially owned and were entitled to vote approximately 50,000 shares of RumbleOn Class A common stock and 272,567 shares of Class B common stock, respectively. These shares represent approximately 100% of the shares of RumbleOn Class A common stock and 8.15% of the shares of Class B common stock outstanding on the Record Date, respectively.

Votes Required to Approve Proposals

Approval of the Stock Issuance Proposal, the Incentive Plan Proposal, and the Adjournment Proposal require the affirmative vote of a majority in voting power of the Company’s common stock in person or represented by proxy at the special meeting. Approval of the Authorized Stock Proposal requires the affirmative vote of a majority in voting power of the issued and outstanding Company common stock as of the Record Date.

Approval of the Stock Issuance Proposal, the Authorized Stock Proposal, and the Incentive Plan Proposal by the requisite vote of the RumbleOn stockholders is required to complete the Transaction.

Independent inspectors will count the votes on each proposal to be voted upon at the special meeting. Your individual vote is kept confidential from RumbleOn, unless special circumstances exist. For example, a copy of your proxy card will be sent to RumbleOn if you write comments on the card.

Submission of Proxies

By Mail

A proxy card is enclosed for your use. To submit your proxy by mail, RumbleOn asks that you sign and date the accompanying proxy and, if you are a stockholder of record, return it as soon as possible in the enclosed postage-paid envelope or pursuant to the instructions set out on the proxy card. If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder. When the accompanying proxy is returned properly executed, the shares of RumbleOn common stock represented by it will be voted at the special meeting in accordance with the instructions contained in the proxy.

If proxies are returned properly executed without indication as to how to vote, the RumbleOn Class B common stock represented by each such proxy will be voted as follows: (1) “FOR” the Stock Issuance Proposal, (2) “FOR” the Authorized Stock Proposal, (3) “FOR” the Incentive Plan Proposal, and (4) “FOR” the Adjournment Proposal.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the special meeting in person.

By Telephone

If you are a stockholder of record, you may also submit your proxy by telephone by dialing the toll-free telephone number on your proxy card and providing the unique control number indicated on the enclosed proxy card. Telephone proxy submission is available 24 hours a day and will be accessible until 11:59 P.M. Eastern Time on July 29, 2021. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on telephone proxy submission. If you are located outside the United States, Canada, and Puerto Rico, see your proxy card or other materials for additional instructions. If you submit your proxy by telephone, you do not need to return your proxy card. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone proxy submission.

By Internet

If you are a stockholder of record, you may also choose to submit your proxy on the Internet. The website for Internet proxy submission and the unique control number you will be required to provide are on the proxy card. Internet proxy submission is available 24 hours a day and will be accessible until 11:59 P.M. Eastern Time on July 29, 2021. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on Internet proxy submission. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the Internet, you do not need to return your proxy card. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers Internet proxy submission.

Voting In Person

If you wish to vote in person at the special meeting, a ballot will be provided at the special meeting. However, if your shares are held in the name of your bank, broker, custodian or other record holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Revocation of Proxies

You have the power to revoke your proxy at any time before your shares are voted at the special meeting. If you grant a proxy in respect of your RumbleOn shares and then attend the special meeting in person, your attendance at the special meeting or at any adjournment or postponement of the special meeting will not automatically revoke your proxy. Your proxy can be revoked in one of four ways:

●	you can send a signed notice of revocation of proxy;

●	you can grant a new, valid proxy bearing a later date (including, if applicable, a proxy by telephone or through the Internet);

●	you can revoke the proxy in accordance with the telephone or Internet proxy submission procedures described in the proxy voting instructions attached to the proxy card; or

●	if you are a holder of record, you can attend the special meeting (or, if the special meeting is adjourned or postponed attend the adjourned or postponed meeting) and vote in person, which will

●	automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods to revoke your proxy, you must submit your notice of revocation or new proxy to RumbleOn’s Corporate Secretary so that it is received no later than the beginning of the special meeting or, if the special meeting is adjourned or postponed, before the adjourned or postponed meeting is actually held.

If your shares are held in the name of a broker or nominee, you may change your vote by submitting new voting instructions to your broker or nominee. If you need assistance in changing or revoking your proxy, please contact Alliance Advisors, LLC toll-free at (973)873-7700.

Solicitation of Proxies

This solicitation is made on behalf of the Board and RumbleOn will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by RumbleOn’s officers and employees by mail, telephone, fax, personal interviews or other methods of communication. RumbleOn has engaged Alliance Advisors, LLC to assist it in the distribution and solicitation of proxies at a fee of $15,000, plus expenses. RumbleOn will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Auditors

On June 29, 2021, the Audit Committee engaged Dixon Hughes Goodman LLP (“Dixon Hughes”) as the Company’s independent registered public accounting firm, effective June 29, 2021. Also, effective June 29, 2021, the Audit Committee approved the dismissal of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm.

Grant Thornton audited the Company’s financial statements as of and for the years ended December 31, 2019 and December 31, 2020. Grant Thornton’s reports on the Company’s financial statements as of and for the years ended December 31, 2019 and December 31, 2020 did not contain any adverse opinion or disclaimer of opinion, nor was either report qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit report for the year ended December 31, 2019 contained an explanatory paragraph disclosing the uncertainty regarding the Company’s ability to continue as a going concern.

In connection with Grant Thornton’s audits of the Company’s financial statements as of and for the years ended December 31, 2019 and December 31, 2020 and the subsequent interim period through June 29, 2021, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make a reference to the subject matter thereof in connection with its reports on the Company’s financial statements for such years and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

During the years ended December 31, 2019 and December 31, 2020, and through the subsequent interim period as of June 29, 2021, neither the Company, nor any party on its behalf, consulted with Dixon Hughes regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s financial statements, and no written reports or oral advice was provided to the Company by Dixon Hughes that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Representatives from Grant Thornton and Dixon Hughes will not be present at the special meeting, so there will be no statement made by our auditors and no opportunity to ask questions of our auditors.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s Common Stock is West Coast Stock Transfer, Inc.

FUTURE STOCKHOLDER PROPOSALS

RumbleOn held its annual meeting of stockholders on August 25, 2020. If the Transaction Agreement is adopted and the transaction is approved by the requisite vote of the RumbleOn stockholders and the transaction is completed, RumbleOn will be the surviving company. RideNow stockholders that receive RumbleOn Class B common stock will be entitled to participate, as stockholders of the combined company, in the 2021 annual meeting of stockholders of the combined company.

Stockholders interested in presenting a proposal for inclusion in RumbleOn’s proxy statement and proxy relating to RumbleOn’s 2021 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and RumbleOn’s bylaws. To be eligible for inclusion in the proxy statement relating to the RumbleOn’s 2021 annual meeting, stockholder proposals must have been received by RumbleOn’s Corporate Secretary on or before the close of business on April 1, 2021. However, if the date of RumbleOn’s 2021 annual meeting of stockholders has been changed by more than 30 days from the date of the 2020 annual meeting of stockholders, then the deadline to submit stockholder proposals is a reasonable time before RumbleOn begins to print and send its proxy statements.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8–K:

●	The Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 31, 2021;

●	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 17, 2021;

●	The Current Reports on Form 8-K filed on March 15, 2021 (dated March 12, 2021), April 8, 2021, April 13, 2021, June 11, 2021, June 21, 2021 and July 1, 2021; and

●	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on October 18, 2017, as updated by the description of registrant’s securities contained in Exhibit 4.11 to the Annual Report on Form 10-K for the year ended December 31, 2019, filed on May 29, 2020.

RumbleOn is also incorporating by reference additional documents that it files with SEC under Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act between the date of this proxy statement and the date of the special meeting.

Documents incorporated by reference are available without charge from RumbleOn, as applicable, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this proxy statement. You can obtain documents incorporated by reference into this proxy statement by requesting them in writing or by telephone from RumbleOn at the following addresses:

RumbleOn, Inc.

901 W. Walnut Hill Lane

Irving, Texas 75038

Attn: Secretary

Telephone: (214) 771-9952

website: www.rumbleon.com

If you wish to request documents, RumbleOn must receive your request by July 16, 2021 in order to receive them before the special meetings.

RumbleOn has not authorized anyone to give any information or make any representation about the Transaction or the companies that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated by reference into this proxy statement. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. The information contained in this proxy statement speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies.

INDEX TO RIDENOW FINANCIAL STATEMENTS AND

COMBINED COMPANY PROFORMA INFORMATION

Page
Audited Combined Financial Statements of RideNow Group and Affiliates for the years ended December 31, 2020 and 2019	F-2
Audited Combined Financial Statements of RideNow Group and Affiliates for the years ended December 31, 2019 and 2018	F-29
Unaudited Condensed Combined Financial Statements as of and for the three months ended March 31, 2021	F-55
Unaudited Pro Forma Condensed Combined financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and for the year ended December 31, 2020	PF-1

RIDENOW GROUP AND AFFILIATES

 COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

RideNow Group and Affiliates

Report of Independent Registered Public Accounting Firm

Management and Board of Directors

RideNow Group and Affiliates

Chandler, Arizona

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of RideNow Group and Affiliates (the “Company”) as of December 31, 2020 and 2019, and the related combined statements of income, changes in owners’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements. In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the combined financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the combined financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Dixon Hughes Goodman LLP

We have served as the Company’s auditor since 2020.

Atlanta, GA

April 6, 2021

RideNow Group and Affiliates

Combined Balance Sheets

December 31, 2020 and 2019

	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$3,905,686	$4,980,718
Contracts in transit	10,736,791	10,554,704
Accounts receivable, net	10,023,174	9,851,225
Accounts receivable – related parties	84,535,861	34,211,546
Inventories, net	109,749,521	216,990,595
Prepaid expenses	1,625,109	1,775,528
Total current assets	220,576,142	278,364,316

Right-of-use assets	71,280,471	59,845,283
Property and equipment, net of accumulated depreciation	23,705,230	23,099,316
Goodwill	55,294,222	54,988,384
Note receivable – related party	1,264,425	1,184,043
Other non-current assets	288,758	732,250
Total Assets	$372,409,248	$418,213,592

LIABILITIES AND OWNERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$36,806,476	$31,587,231
Accounts payable – related parties	27,615,211	19,080,916
Floor plan notes payable	68,533,679	162,975,930
Revolving line of credit	-	18,000,000
Current portion of operating lease liabilities	15,755,805	14,693,192
Current portion of financing lease liabilities	4,059,496	3,163,199
Current portion of notes payable – related parties	504,000	6,569,584
Current portion of note payable – other	8,093,444	2,495,170
Total current liabilities	161,368,111	258,565,222

Long-term liabilities
Notes payable – related parties	6,907,322	7,499,949
Long-term portion of operating lease liabilities	57,473,929	47,244,420
Long-term portion of financing lease liabilities	14,550,947	13,464,666
Note payable- PPP loans	16,923,759	-
Note payable – other	985,052	6,856,727
Other long-term liabilities	4,779,112	6,820,000
Total liabilities	262,988,232	340,950,984

Owners’ equity	109,421,016	77,762,608

Total liabilities and owners’ equity	$372,409,248	$418,213,592

See accompanying Notes to Combined Financial Statements

RideNow Group and Affiliates

Combined Statements of Operations

For the Years Ended December 31, 2020 and 2019

	2020	2019
Revenue
New vehicles	$515,823,974	$397,717,879
Used vehicles	146,325,260	132,805,032
Service, parts and others	164,895,944	151,849,099
Finance and insurance, net	71,845,220	53,868,710
Total revenue	898,890,398	736,240,720

Cost of Sales
New vehicles	429,345,954	355,214,641
Used vehicles	122,306,144	116,104,217
Service, parts and others	91,017,529	83,372,418
Total cost of sales	642,669,627	554,691,276

Gross profit	256,220,771	181,549,444

Selling, general and administrative expenses	154,520,040	137,201,905

Depreciation and amortization expenses	4,087,914	3,752,922

Operating income	97,612,817	40,594,617

Other Income (Expense)
Floor plan interest expense	(3,051,930)	(5,528,416)
Interest expense – other	(3,904,879)	(4,551,687)
Interest income	840,454	986,756
Management fee expense	-	-
Miscellaneous income	1,126,614	1,215,627
Total other (expense)	(4,989,741)	(7,877,720)

Net income	$92,623,076	$32,716,897

See accompanying Notes to Combined Financial Statements

RideNow Group and Affiliates

Combined Statements of Owners’ Equity

For the Years Ended December 31, 2020 and 2019

Owners’ Equity
Balance at December 31, 2018	$69,563,076
Contributions	15,052,445
Distributions	(39,569,810)
Net income	32,716,897

Balance at December 31, 2019	$77,762,608
Contributions	6,406,309
Distributions	(67,370,977)
Net income	92,623,076

Balance at December 31, 2020	$109,421,016

See accompanying Notes to Combined Financial Statements

RideNow Group and Affiliates

Combined Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$92,623,076	$32,716,897
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of property and equipment	270,722	47,486
Depreciation and amortization	4,087,914	3,752,922
Provision for allowance for doubtful accounts	130,989	(141,900)
(Increase) decrease in assets, net of effects from business combinations:
Contracts in transit	(182,087)	738,127
Accounts receivable	(302,938)	(291,104)
Accounts receivable – related parties	(50,324,315)	(12,286,225)
Inventories	111,209,190	(17,189,741)
Prepaid expenses	150,420	(497,131)
Other assets	466,736	(495,390)
Increase (decrease) in liabilities, net of effects from business combinations:
Floor plan payable, net	(97,241,343)	(5,894,357)
Accounts payable	2,357,548	118,372
Payables to related parties	8,534,295	-
Accrued liabilities	(2,040,889)	1,119,304
Net cash provided by operating activities	69,739,318	1,697,260

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,101,473)	(2,774,476)
Proceeds from sale of property and equipment	106,289	239,189
Purchase of net assets through business combination	(1,748,842)	(4,638,218)
Net cash used in investing activities	(3,744,026)	(7,173,505)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of notes receivables	(195,529)	(437,480)
Payments received on notes receivables	115,147	618,016
Proceeds from borrowings from related party	3,600,000	2,375,820
Payments of borrowings from related party	(10,258,211)	(6,050,762)
Net proceeds from vehicle Floor Plan payable - non-trade	-	16,765,713
Proceeds from revolving line of credit	13,000,000	65,000,000
Payments of revolving line of credit	(31,000,000)	(47,000,000)
Payments of borrowings from bank	(2,285,714)	(2,437,004)
Payments on other notes payable	(103,157)	-
Proceeds from PPP loans	19,039,229	-
Net change in finance lease liabilities	1,982,579	(566,024)
Contributions from owners	6,406,309	15,052,445
Distributions to owners	(67,370,977)	(39,569,810)
Net cash (used in) provided by financing activities	(67,070,324)	3,750,914

DECREASE IN CASH AND CASH EQUIVALENTS	(1,075,032)	(1,725,331)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	4,980,718	6,706,049

CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,905,686	$4,980,718

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

RideNow Group and Affiliates, a non-legal entity, (“RideNow” or “The Group” or the “Company”) is a collection of franchised dealerships operating in the powersports industry. The Group is engaged in the sale of new and used motorcycles, all-terrain vehicles, personal watercraft, other powersports vehicles, and related products and services, including repair and maintenance services, parts and accessories, riding gear, and apparel. As of December 31, 2020, RideNow owned and operated more than 45 retail dealerships in the United States, predominately in the Sunbelt region. The core brands sold by RideNow are Harley-Davidson, Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph, which are sold through franchise dealer agreements.

Basis of Presentation

The Combined Financial Statements include the accounts of the following affiliated companies: CMG Powersports Inc., America’s Powersports, Inc., Woods Fun Center, LLC, San Diego House of Motorcycles, LLC, APS of Oklahoma, LLC, APS of Georgetown, LLC, APS of Ohio, LLC, APS of Texas, LLC, C&W Motors, Inc., BJ Motorsports, LLC, Coyote Motorsports - Allen, LTD, Coyote Motorsports - Garland, LTD, East Valley Motorcycles, LLC, Glendale Motorcycles, LLC, JJB Properties, LLC, Metro Motorcycle, Inc., RideNow Carolina, LLC, RideNow, LLC, Ride USA, LLC, Top Cat Enterprises, LLC, Tucson Motorcycle, Inc., Tucson Motorsports, Inc., YSA Motorsports, LLC, RN Tri-Cities, LLC, ECHD Motorcycles, LLC, IOT Motorcycles, LLC, RideNow 6 Garland, LLC, RideNow Gainesville, LLC, RNKC, LLC, RNMC Daytona, LLC, TC Motorcycles, LLC, Ride Now 5 Allen, LLC, RHND Ocala, LLC and Bayou Motorcycles, LLC.

These combined financial statements were prepared on a combined basis using the accrual method of accounting. All transactions and accounts between and among the combined entities have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements. RideNow bases its estimates and judgments on historical experience and other assumptions that management believes are reasonable. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ materially from these estimates. RideNow periodically evaluates estimates and assumptions used in the preparation of the financial statements and make changes on a prospective basis when adjustments are necessary. The critical accounting estimates made in the accompanying Combined Financial Statements include certain assumptions related to goodwill and other intangible assets. Other significant accounting estimates include certain assumptions related to long-lived assets, assets held for sale, accruals for chargebacks against revenue recognized from the sale of finance and insurance products, certain legal proceedings, and estimated tax liabilities. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the accompanying 2019 combined financial statements included herein to conform to the 2020 presentation. These reclassifications had no material effect on the financial position of RideNow.

Cash and Cash Equivalents

RideNow considers all highly liquid investments with a maturity of three months or less as of the date of purchase to be cash equivalents unless the investments are legally or contractually restricted for more than three months. Under RideNow’s cash management system, outstanding checks that are in excess of the cash balances at certain banks are included in Accounts Payable in the Combined Balance Sheets and changes in these amounts are reflected in operating cash flows in the accompanying Combined Statements of Cash Flows.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Inventories

Inventories, consisting of new units, are stated at the lower of cost or net realizable value on a specific identification basis. Parts and accessories inventories are stated at the weighted average cost. Used units and other inventories are stated at the lower of cost or wholesale net realizable values on a specific identification basis, as determined by management.

Credit Risk

Financial instruments which potentially subject RideNow to concentrations of credit risk consist principally of cash in financial institutions that, at times, may exceed FDIC insurance limits. At various times during the year, the cash in bank balances exceed the federally insured limits. Management believes there are no unusual risks associated with current depository institutions.

Credit risk with respect to accounts receivable is limited due to the large number of customers comprising RideNow’s customer base. RideNow performs ongoing credit evaluations of its customer’s financial condition and generally requires no collateral from its customers.

Contracts in Transit

Contracts in transit are proceeds to be received on sales contracts from financing institutions.

Accounts Receivable

Accounts receivable are uncollateralized obligations for major units, parts, service, and warranty work. Accounts receivable are stated at the invoice amount. Payments of accounts receivable are applied to the specific invoices identified on the customer’s remittance advice or, if unspecified, to the earliest unpaid invoice.

Factory receivables which are included in accounts receivable represent amounts due primarily from manufacturer holdbacks, rebates, co-op advertising, warranty, and supplier returns.

RideNow provides an allowance for doubtful accounts equal to estimated uncollectible amounts. RideNow’s estimate is based on historical collection experience and a review of the current status of accounts receivable. It is reasonably possible that RideNow’s estimate of the allowance for doubtful accounts will change. Bad debt expense is included as a component of general and administrative expenses in the Combined Statements of Income.

Property and Equipment

Property and equipment are recorded at cost and depreciated over the lesser of their estimated useful lives or lease terms, ranging from 3 to 20 years, using the straight-line method. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the results of operations. Repairs and maintenance charges that do not increase the useful lives of the assets are charged to operations as incurred.

Goodwill and Other Intangible Assets, net

RideNow acquisitions have resulted in the recording of goodwill and other intangible assets. Goodwill is an asset representing operational synergies, franchise rights and future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Other intangible assets represent non-compete agreements entered into with sellers from acquired businesses.

RideNow does not amortize goodwill. Goodwill is tested for impairment annually or more frequently when events or changes in circumstances indicate that impairment may have occurred. RideNow elected to perform a quantitative goodwill impairment test for its reporting units as of December 31, 2020 and 2019, and no goodwill impairment charges resulted from the testing.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Other intangible assets identified include non-compete agreements which are intangible assets with definite lives and are carried at the acquired fair values less accumulated amortization. The non-compete agreements are amortized over the estimate useful lives.

Impairment of Long-Lived Assets

RideNow reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount, or the fair value less costs to sell.

Revenue Recognition

Revenue consists of the sales of new and used recreational vehicles, commissions from related finance and insurance products, sales of parts and services, and sale of other products. See Note 3 for a summary of the significant accounting policies related to revenue recognition.

Advertising

Advertising costs are expensed during the year in which they are incurred. Advertising expense for the years ended December 31, 2020 and 2019 was approximately $6,717,000 and $7,198,000, respectively.

Income Taxes

RideNow and its affiliates’ taxable income or loss is included in the tax returns of its shareholders. Therefore, no provision for income taxes is recorded in these Combined Financial Statements. RideNow has evaluated its tax positions and determined it has no uncertain tax positions as of December 31, 2020 and 2019.

Sales and Excise Tax

RideNow collects certain taxes from customers and remits to governmental authorities. RideNow’s accounting policy is to exclude the taxes collected and remitted to the governmental authorities from revenue and costs of sales.

Government Regulations

All of RideNow’s facilities are subject to federal, state, and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does it expect such compliance to have, any material effect on the capital expenditures, net income, financial condition, or competitive position of RideNow. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable federal and state requirements.

Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) under its Accounting Standards Codification (“ASC”) or other standard setting bodies.

Revenue from Contracts with Customers

RideNow adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU, collectively referred to as Accounting Standards Codification (ASC) Topic 606, which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope. RideNow’s goods and services that fall within the scope of Topic 606 are recognized as revenue when promised goods or services are transferred to customers in amounts that reflect the consideration to which RideNow expects to be entitled in exchange for those goods or services.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

RideNow adopted the accounting standard effective January 1, 2018, using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods recorded an increase to retained earnings of approximately $737,000.

Accounting for Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update (ASC Topic 842) that amends the accounting guidance on leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The FASB also subsequently issued amendments to the standard, including providing an additional and optional transition method to adopt the new standard, described below, as well as certain practical expedients related to land easements and lessor accounting.

The accounting standard update originally required the use of a modified retrospective approach reflecting the application of the standard to the leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements with the option to elect certain practical expedients. A subsequent amendment to the standard provides an additional and optional transition method that allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. RideNow adopted this accounting standard effective January 1, 2018, using the optional transition method with no restatement of comparative periods.

RideNow elected certain practical expedients available under the transition guidance within the new standard, which among other things, allowed it to carry forward the historical lease classification of RideNow’s existing leases. RideNow did not elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to RideNow. The new standard also provides practical expedients for an entity’s ongoing accounting. RideNow elected the short- term lease recognition exemption for all leases that qualify. As a result, for those leases that qualify, RideNow will not recognize ROU assets or lease liabilities, and RideNow did not recognize ROU asset or lease liabilities for existing short-term leases of those assets in transition. RideNow also elected the practical expedient to not separate lease and non-lease components of leases for the majority of RideNow classes of underlying assets.

NOTE 2  BUSINESS ACQUISITION

On May 4, 2020, RideNow closed on a business acquisition with Daytona Fun Machines, Inc., a Florida dealership, for a cash payment of $1,306,617 pursuant to an asset purchase agreement subject to adjustments for working capital and escrow provisions. Daytona Fun Machines, Inc. sells and services motorcycles, powersports and marine products manufactured by American Honda Motor Company, Yamaha Motor Corporation, Kawasaki Motors Corp. and Bombardier Recreational Products Inc. The acquisition qualified as a business combination and was accounted for using the acquisition method of accounting.

On May 5, 2020, RideNow closed on a business acquisition with Volusia Motorsports, Inc., a Florida dealership, for a cash payment of $442,225 pursuant to an asset purchase agreement subject to adjustments for working capital and escrow provisions. Volusia Motorsports, Inc. sells and services Polaris, Slingshot, KTM and Star EV motorcycles/scooters, all-terrain vehicles, utility vehicles and golf carts manufactured and distributed by Polaris Industries Inc., KTM North American, Inc. and JH Global Services, Inc. The acquisition qualified as a business combination and will be accounted for using the acquisition method of accounting.

During 2019, RideNow acquired the assets and assumed certain liabilities of Crystal Motorcycle Ocala LLC, in order to further expand operations in the Florida market. During 2018, RideNow acquired the assets and assumed certain liabilities of Cycle Mart LP, Deen Implement Co, and Moving Forward Arizona LLC in order to further expand operations in Texas and Arizona markets.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

All acquisitions were accounted for as business combinations under the acquisition method of accounting. The results of operations of the acquired stores are included in the Combined Financial Statements from the date of acquisition.

The following table summarizes the consideration paid in cash for the acquisitions and the amount of identified assets acquired and liabilities assumed as of the acquisition date.

	2020	2019
Cash paid, net of cash acquired	$1,748,842	$4,638,218

Assets acquired and liabilities assumed for the year ended December 31,

	2020	2019
Cash	$1,400	$-
Inventories	3,968,116	2,627,975
Property and equipment	244,066	266,539
Other assets	-	102,700
Floor plan notes payables	(2,799,092)	(2,245,471)
Other liabilities	(18,063)	(13,525)
	1,396,427	738,218
Goodwill	352,415	3,900,000
	$1,748,842	$4,638,218

NOTE 3  REVENUE FROM CONTRACTS WITH CUSTOMERS

New and Used Recreational Vehicles

RideNow sells new and used recreational vehicles. The transaction price for a recreational vehicle sale is determined with the customer at the time of sale. Customers often trade in their own recreational vehicle to apply toward the purchase of a retail new or used recreational vehicle. The “trade-in” recreational vehicle is a type of noncash consideration measured at fair value, based on external and internal market data for a specific recreational vehicle, and applied as payment of the contract price for the purchased recreational vehicle.

When RideNow sells a new or used recreational vehicle, transfer of control typically occurs at a point in time upon delivery of the vehicle to the customer, which is generally at the time of sale, as the customer is able to direct the use of, and obtain substantially all benefits from the recreational vehicle at such time. RideNow does not directly finance its customer’s purchases or provide leasing. In many cases, RideNow arranges third- party financing for the retail sale or lease of recreational vehicles to customers in exchange for a fee paid to RideNow by a third-party financial institution. RideNow receives payment directly from the customer at the time of sale or from a third-party financial institution (referred to as contracts-in-transit) within a short period of time following the sale. RideNow establishes provisions, which are not significant, for estimated returns and warranties on the basis of both historical information and current trends.

Parts and Service

RideNow sells parts and vehicle services related to customer-paid repairs and maintenance, repairs and maintenance under manufacturer warranties and extended service contracts, and collision-related repairs. RideNow also sells parts through wholesale and retail counter channels.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Each repair and maintenance service is a single performance obligation that includes both the parts and labor associated with the vehicle service. Payment for each vehicle service work is typically due upon completion of the service, which is generally completed within a short period from contract inception. The transaction price for repair and maintenance services is based on the parts used, the number of labor hours applied, and standardized hourly labor rates. The performance obligation for repair and maintenance service are satisfied over time and create an asset with no alternative use and with an enforceable right to payment for performance completed to date. Revenue is recognized over time based on a direct measurement of labor hours, parts and accessories that are allocated to open service and repair orders at the end of each reporting period. As a practical expedient, the time value of money is not considered since repair and maintenance service contracts have a duration of one year or less. The transaction price for wholesale and retail counter parts sales is determined at the time of sale based on the quantity and price of each product purchased. Payment is typically due at time of sale, or within a short period following the sale. RideNow establishes provisions, which are not significant, for estimated parts returns based on historical information and current trends. Delivery method of wholesale and retail counter parts vary.

RideNow generally considers control of wholesale and retail counter parts to transfer when the products are shipped, which typically occurs the same day as or within a few days of sale. RideNow also offers customer loyalty points for parts and services for select franchises. RideNow satisfies its performance obligations and recognizes revenue when the loyalty points are redeemed. Amounts deferred related to the customer loyalty programs are insignificant.

Finance and Insurance

RideNow sells and receives commissions on the following types of finance and insurance products: extended service contracts, maintenance programs, guaranteed auto protection, tire and wheel protection, and theft protection products, among others. RideNow offers products that are sold and administered by independent third parties, including the vehicle manufacturers’ captive finance subsidiaries.

Pursuant to the arrangements with these third-party providers, RideNow sells the products on a commission basis. For the majority of finance and insurance product sales, RideNow’s performance obligation is to arrange for the provision of goods and services by another party. RideNow’s performance obligation is satisfied when this arrangement is made, which is when the finance and insurance product is delivered to the end customer, generally at the time of the vehicle sale. As agent, RideNow recognizes revenue in the amount of any fee or commission to which it expects to be entitled, which is the net amount of consideration that it retains after paying the third-party provider the consideration received in exchange for the goods or services to be fulfilled by that party.

RideNow’s customers are concentrated in the Sunbelt region. There are no significant judgements or estimates required in determining the satisfaction of the performance obligations or the transaction price allocated to the performance obligations. As revenue are recognized at a point-in-time, costs to obtain the customer (i.e. commissions) do not require capitalization.

Disaggregation of Revenue

The significant majority of RideNow’s revenue is from contracts with customers. In the following tables, revenue is disaggregated by major lines of goods and services and timing of transfer of goods and services. We have determined that these categories depict how the nature, amount, timing, and uncertainty of our revenue and cash flows are affected by economic factors.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Revenue from contracts with customers consists of the following:

	For the Year Ended December 31,
	2020	2019
Revenue:
New vehicle	$515,823,974	$397,717,879
Used vehicle	146,325,260	132,805,032
New and used vehicle	662,149,234	530,522,911

Service, parts and others	164,895,944	151,849,099
Finance and insurance, net	71,845,220	53,868,710
Total revenue	$898,890,398	$736,240,720

Timing of revenue recognition:
Goods and services transferred at a point in time	$796,952,257	$641,370,068
Goods and services transferred over time (1)	101,938,141	94,870,652
Total revenue	$898,890,398	$736,240,720

(1)	Represents revenue recognized during the period for vehicle repair and maintenance services.

NOTE 4 ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of December 31,

	2020	2019
Trade receivables	$3,145,226	$2,830,500
Factory receivables	6,624,129	6,827,863
Other receivables	720,861	803,832
Total accounts receivables	10,490,216	10,462,195
Less: Allowance for doubtful accounts	(467,042)	(610,970)
Accounts receivables, net	$10,023,174	$9,851,225

NOTE 5 INVENTORIES AND VEHICLE FLOOR PLAN PAYABLES

Inventories consisted of the following as of December 31 are as follows:

	2020	2019
New vehicles	$67,416,505	$166,901,387
Used vehicles	22,225,209	26,634,590
Parts, accessories and other	20,107,807	23,454,618
Total cost	$109,749,521	$216,990,595

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

The components of vehicle Floor Plan payables at December 31 are as follows:

	2020	2019
Vehicle Floor Plan payable - trade	$18,516,327	$39,087,146
Vehicle Floor Plan payable – non-trade	50,017,352	123,888,784
Vehicle Floor Plan payable	$68,533,679	$162,975,930

Vehicle Floor Plan payable - trade reflects amounts borrowed to finance the purchase of specific new and, to a lesser extent, used vehicle inventories with the corresponding manufacturers’ captive finance subsidiaries (“trade lenders”). Vehicle Floor Plan payable-non-trade represents amounts borrowed to finance the purchase of specific new and, to a lesser extent, used vehicle inventories with non-trade lenders, as well as amounts borrowed under RideNow’s secured used vehicle Floor Plan facilities. Changes in vehicle Floor Plan payable- trade are reported as operating cash flows and changes in vehicle Floor Plan payable-non-trade are reported as financing cash flows in the accompanying Combined Statements of Cash Flows.

RideNow’s inventory costs are generally reduced by manufacturer holdbacks, incentives, Floor Plan assistance, and non-reimbursement-based manufacturer advertising rebates, while the related vehicle Floor Plan payables are reflective of the gross cost of the vehicle. The vehicle Floor Plan payables, as shown in the above table, will generally also be higher than the inventory cost due to the timing of the sale of a vehicle and payment of the related liability. Vehicle Floor Plan facilities are due on demand, but in the case of new vehicle inventories, are generally paid within several business days after the related vehicles are sold. Vehicle Floor Plan facilities are primarily collateralized by vehicle inventories and related receivables.

NOTE 6  PROPERTY AND EQUIPMENT, NET

The following table summarizes property and equipment, net of accumulated depreciation and amortization as of December 31:

	2020	2019
Equipment	$4,231,451	$5,084,165
Furniture and fixtures	19,307,497	18,422,739
Buildings	13,522,538	13,146,907
Vehicles	4,191,156	4,190,082
Leasehold improvements	10,296,570	9,907,006
Construction in progress	26,183	102,831
Total property and equipment	51,575,395	50,853,730
Less: Accumulated depreciation	(27,870,165)	(27,754,414)
Property and equipment, net	$23,705,230	$23,099,316

Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was approximately $4,088,000 and $3,753,000, respectively.

NOTE 7 GOODWILL AND INTANGIBLE ASSETS, NET

RideNow’s acquisitions have resulted in the recording of goodwill and other intangible assets. Goodwill is an asset representing operational synergies, franchise rights and future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Other intangible assets represent non-compete agreements entered into with sellers from the acquired businesses and are not significant to the combined financial statements.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

The changes in goodwill for the years ended December 31, 2020 and 2019 are as follows:

Goodwill
Balance at December 31, 2018	$51,088,384
Acquisitions	3,900,000
Impairments	-
Balance at December 31, 2019	54,988,384
Acquisitions	305,838
Impairments	-
Balance at December 31, 2020	$55,294,222

NOTE 8 LINE OF CREDIT

RideNow has a $19,000,000 revolving line of credit established at a bank. RideNow participates in the line of credit with certain affiliates. Interest is payable monthly at the lesser of the prime rate (3.25% and 4.75% at December 31, 2020 and 2019, respectively) or LIBOR plus 2.75% (2.98% and 4.98% at December 31, 2020 and 2019, respectively). The line of credit is secured by substantially all of the assets of the participating affiliates. The line of credit has been amended and renewed multiple times under similar terms since its inception and has a maturity date of January 15, 2022. The outstanding balance on the line of credit was $-0- and $18,000,000 at December 31, 2020 and 2019, respectively.

NOTE 9 NOTES PAYABLE

The following consist of a note payable to a bank and other third-parties as of December 31:

	2020	2019
Northern Trust Bank term loan agreement that requires monthly principal payments of approximately $190,500 and accrues interest at the one-month LIBOR plus 2.0%. This loan is guaranteed by the owners of CMG Powersports, Inc. and matures July 1, 2021.	$5,714,286	$8,000,000
Unsecured note payable to P&D Motorcycles in the original amount of $1,724,000 with an interest rate of 4% and note payable matures on July 1, 2022	1,248,740	1,351,897
PPP Loans dated April 6, 2020. Payments of principal and interest were deferred until August 6, 2021, at which time the Companies will make equal payments of principal and interest through maturity, which is April 6, 2026.	19,039,229	-
	26,002,255	9,351,897
Less: Current maturities	(8,093,444)	(2,495,170)
Long-term maturities of note payables - bank	$17,908,811	$6,856,727

The future maturities of long-term note payables to other as of December 31, 2020:

2021	$8,093,444
2022	5,286,583
2023	5,852,725
2024	5,077,128
2025	1,692,375
Total of long-term notes payable - other	$26,002,255

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Note Payable to Northern Trust Bank

RideNow is a collective borrower to a $16,000,000 term loan agreement with Northern Trust Bank held by CMG Powersports, Inc. The term loan agreement requires monthly principal payments of approximately $190,500 and accrues interest at the one-month LIBOR plus 2.0%. This loan is guaranteed by the owners of CMG Powersports, Inc. The term loan includes required covenants to be met. Management believes RideNow is in compliance with these covenants as of and for the years ended December 31, 2020 and 2019. For the years ended December 31, 2020 and 2019 interest expense was $277,470 and $377,855, respectively.

Note Payable to P&D Motorcycles

On June 28, 2017 TC Motorcycles, LLC “DBA–RideNow Powersports Jacksonville” (the buyer) entered into a promissory note with P&D Motorcycles (the seller) as part of an acquisition. The original principal sum was $1,724,000 accruing interest at 4% including 59 monthly payments of $17,454 with final balloon payment due July 1, 2022

PPP Loan

On April 6, 2020, RideNow entered into loan agreements and related promissory notes (the “SBA Loan Documents”) to receive U.S. Small Business Administration Loans (the “SBA Loans”) pursuant to the Paycheck Protection Program (the “PPP”) established under the CARES Act, in the aggregate amount of $19,039,229 (the “Loan Proceeds”). The Companies received the Loan Proceeds on April 6, 2020, and under the SBA Loan Documents, the SBA Loans had an initial maturity date of April 5, 2022 and an annual interest rate of 0.98%. Payment of principal and interest, to be paid monthly, on the PPP Loans can be prepaid by the Companies at any time and was originally deferred through October 5, 2020. On October 7, 2020, the Small Business Administration published guidance of its interpretation of the CARES ACT and of the Paycheck Protection Program Interim Final Rules that indicates, pursuant to the PPP Flexibility Act of 2020, the deferral period for borrower payments of principal, interest and fees on all PPP was extended 10 months after the borrower’s loan forgiveness period. Additionally, the SBA lender agreed to extend the maturity pursuant to the Interim Final Rules. As a result, monthly equal payments of principal and interest will begin August 6, 2021, with the last payment due April 6, 2025.

NOTE 10 LEASES

General description

The significant majority of leases that RideNow enters into are for real estate. RideNow leases numerous facilities relating to RideNow’s operations, including primarily for vehicle showrooms, display lots, service facilities, collision repair centers, supply facilities, vehicle storage lots, parking lots, offices, and RideNow’s corporate headquarters. Leases for real property have terms ranging from one to twenty-five years. RideNow also leases various types of equipment, including security cameras, diagnostic equipment, copiers, key-cutting machines, and postage machines, among others. Equipment leases generally have terms ranging from one to five years.

RideNow’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. RideNow does not have any significant leases that have not yet commenced but that create significant rights and obligations for us. RideNow has elected the practical expedient under ASC Topic 842 to not separate lease and non-lease components for the following classes of underlying assets: real estate, office equipment, service loaner vehicles, and marketing-related assets (e.g., billboards).

RideNow’s real estate and equipment leases often require that RideNow pay maintenance in addition to rent. Additionally, RideNow’s real estate leases generally require payment of real estate taxes and insurance. Maintenance, real estate taxes, and insurance payments are generally variable and based on actual costs incurred by the lessor. Therefore, these amounts are not included in the consideration of the contract when determining the right-of-use (“ROU”) asset and lease liability but are reflected as variable lease expenses for those classes of underlying assets for which RideNow has elected the practical expedient to not separate lease and non-lease components. Leases with an initial term of 12 months or less are not recorded on the balance sheet; RideNow recognizes lease expense for these leases on a straight-line basis over the lease term. RideNow rents or subleases certain real estate to third parties, which are primarily operating leases.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Variable lease payments

A majority of RideNow’s lease agreements include fixed rental payments. Certain of RideNow’s lease agreements include fixed rental payments that are adjusted periodically for changes in the Consumer Price Index (“CPI”). Payments based on a change in an index, or a rate are not considered in the determination of lease payments for purposes of measuring the related lease liability. While lease liabilities are not remeasured because of changes to the CPI, changes to the CPI are treated as variable lease payments and recognized in the period in which the obligation for those payments are incurred.

Options to extend or terminate leases

Most of RideNow’s real estate leases include one or more options to renew, with renewal terms that can extend the lease term from one to five years or more. The exercise of lease renewal options is at RideNow’s sole discretion. If it is reasonably certain that RideNow will exercise such options, the periods covered by such options are included in the lease term and are recognized as part of RideNow’s ROU assets and lease liabilities. Certain leases also include options to purchase the leased property. The depreciable life of assets and leasehold improvements are limited by the expected lease term unless there is a transfer of title or purchase option reasonably certain of exercise.

Discount rate

For the incremental borrowing rate, RideNow generally uses a portfolio approach to determine the discount rate for leases with similar characteristics. RideNow determines discount rates based on current market prices of instruments similar to RideNow’s unsecured borrowings with maturities that align with the relevant lease term, and such rates are then adjusted for RideNow’s credit spread and the effects of full collateralization.

Balance Sheet Presentation

The following consist of leases related assets and liabilities as of December 31:

Leases	Classification	2020	2019
Assets:
Operating	Operating lease assets	$71,280,471	$59,845,283
Finance	Property and Equipment, net	12,336,146	10,805,089
Total right-of-use assets		$83,616,617	$70,650,372

Liabilities
Current
Operating	Current portion of operating lease liabilities	$15,755,805	$14,693,192
Finance	Current portion of finance lease liabilities	3,967,670	3,163,199

Non-Current
Operating	Long-term portion of operating lease liabilities	57,473,929	47,244,420
Financing	Long-term portion of finance lease liabilities	14,642,774	13,464,666
Total lease liabilities		$91,840,178	$78,565,477

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Lease Term and Discount Rate

The following consists of the lease terms and discount rates as of December 31:

	2020	2019
Weighted Average Lease Term - Operating Leases	6.4 years	5.9 years
Weighted Average Lease Term - Finance Leases	10.0 years	9.6 years
Weighted Average Discount Rate - Operating Leases	3.0%	3.0%
Weighted Average Discount Rate - Finance Leases	24.2%	18.1%

Lease Costs

The following table provides certain information related to the lease costs for finance and operating leases for the years ended December 31:

Lease Cost	Classification	2020	2019
Operating lease costs	Selling, general and administrative expenses	$16,319,257	$14,995,468

Finance lease costs:
Amortization of ROU assets	Depreciation and Amortization	1,170,909	1,170,909
Interest on lease liabilities	Floor plan interest and other interest expense	2,714,108	2,810,138

*Variable lease costs	Selling, general and administrative expenses	4,814,249	1,067,513
		$25,018,523	$20,044,028

*Variable Lease Cost includes the following:

- Short term lease costs, which are immaterial.

- Sales tax, CAM charges, and CPI adjustments.

Supplemental Cash Flow Information

The following table presents supplemental cash flow information for leases for the year ended December 31:

	2020	2019
Cash paid for amounts included in the measurements of lease liabilities:
Operating cash flows from operating leases	$16,433,493	$15,342,746
Operating cash flows from finance leases	$2,714,108	$2,810,138
Financing cash flows from finance leases	$719,386	$566,024
Right-of-use assets obtained in exchange for new:
Operating lease liabilities	$15,211,272	$22,482,942
Finance lease liabilities	$2,701,966	$-
Non-cash reduction in right-of-use assets and lease liabilities from modification to operating leases:	$11,768,897	$-

RideNow leases facilities under operating leases expiring through January 2029. The leases require varying monthly payments ranging from $3,900 to $79,000.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Future minimum payments under these commitments as of December 31, 2020 are as follows:

	Operating Leases	Finance Leases
Year Ending December 31,
2021	$15,755,805	$4,059,496
2022	14,967,869	4,393,205
2023	13,270,537	4,454,856
2024	11,435,302	4,511,215
2025	7,354,293	4,567,841
Thereafter	17,401,262	28,036,897
Total lease payments	80,185,068	50,023,509
Less: Interest	(6,955,334)	(31,413,067)
Present value of lease liabilities	$73,229,734	$18,610,443

Current portion of lease liabilities	$15,755,805	$4,059,496
Long-term portion of lease liabilities	57,473,929	14,550,947
	$73,229,734	$18,610,443

Lease expense charged to operations was $16,319,257 and $14,995,468 for the years ended December 31, 2020 and 2019, respectively.

NOTE 11 RELATED PARTY TRANSACTIONS

Due from (to) related parties consist of the following balances as of December 31,

	2020	2019
Accounts receivable-related parties	$84,535,861	$34,211,546
Notes receivable – related parties	1,264,425	1,184,043
Total balances due from related parties	$85,800,286	$35,395,589

Accounts payable – related parties	$27,615,211	$19,080,916
Notes payable – related parties	7,411,322	14,069,533
Total balances due to related parties	$35,026,533	$33,150,449

Accounts Receivable and Payables

Receivables Due from Related Parties

	2020	2019
Cash sweep receivables	$84,478,128	$28,555,340
Other receivables due from related parties	57,733	5,656,206
Total receivables due from related parties	$84,535,861	$34,211,546

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Cash Sweep Account Receivables/Payables

RideNow is a participant in a Cash Sweep Account arrangement with a bank and its affiliates. The Cash Sweep Account combines the cash balances of all the participating affiliates and invests excess cash on a daily basis. Interest is paid to each participant based on the average cash balance in the Cash Sweep account over the course of the year. Any participant that develops an overdraft cash balance is charged interest. For the years ended December 31, 2020 and 2019, the Cash Sweep Account was earning interest at 1.10% and 3.11%, respectively, and for overdraft balances, the interest charged was 3.25% and 3.50%, respectively.

Cash Sweep Accounts:	2020	2019
Related party receivable	$84,478,128	$28,555,340
Related party payable	(27,956,598)	(14,087,220)
Net Cash Sweep Account Balance	$56,521,530	$14,468,120

Payables Due to Related Parties

	2020	2019
Cash sweep payables	$27,956,598	$14,087,220
Other payables due to related parties	(341,387)	4,993,696
Total payables due to related parties	$27,615,211	$19,080,916

Notes payable – Related Parties

The following table summarizes the notes payable to related parties as of December 31:

	2020	2019
Various unsecured notes payable to Steele IV, LLLP, a related party through common ownership; monthly principal payments range from $10,000 to $20,000; interest accruing at rates ranging from LIBOR + 1.3% to LIBOR + 2.0%	$3,000,000	$5,744,265
Various unsecured notes payable to RideNow Management, LLLP, a related party through common ownership; monthly principal payments ranging from $7,000 to $13,500; interest accruing at rates ranging from LIBOR + 0.6% to LIBOR + 1.3%.	1,411,322	3,277,639
Various unsecured notes payable to Denex, LLLP, a related party through common ownership; monthly principal payments ranging from $10,000 to $20,000 interest accruing at rates ranging from LIBOR + 0.5% to LIBOR + 2.0%.	3,000,000	5,047,629
Total	7,411,322	14,069,533
Less: Current maturities	(504,000)	(6,569,584)
Long-term maturities due to related party	$6,907,322	$7,499,949

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

The future maturities of long-term note payables to related parties as of December 31, 2020:

2021	$504,000
2022	504,000
2023	6,403,322
Total maturities of long-term notes payable – related parties	$7,411,322

Related Party Leases

Included in the leases discussed above in Note 10 are leases for twenty-five (25) locations which are owned by the owners of RideNow or their affiliates. Lease expense charged to operations in connection with these related party leases was $10,126,669 and $8,715,266 for the years ended December 31, 2020 and 2019, respectively.

The following table provides the future minimum lease payments under these commitments, as presented above, scheduled in connection with related party are as follows:

Maturity of Related Party Lease Liabilities	2020
2020	$13,208,380
2021	13,129,530
2022	12,415,862
2023	11,860,080
2024	9,577,251
Thereafter	41,387,884
Total lease payments	101,578,987
Less: Interest	(35,522,714)
Present value of lease liabilities	$66,056,273

Shared Services

RideNow receives administrative support from RideNow Management, LLLP and Coulter Management Group, LLLP, which are related parties due to common ownership. Total administrative services received from these entities and charged to operations were $731,089 and $450,454 for the years ending December 31, 2020 and 2019, respectively.

NOTE 12 SUPPLEMENTAL CASH FLOW INFORMATION

The following table includes supplemental cash flow information, including noncash investing and financing activity for the years ended December 31,

	2020	2019
Cash paid for interest	$6,628,351	$10,102,590
Non-cash activities:
Non-cash issuance of noncontrolling interest	-	$125,000
Non-cash purchase of noncontrolling interest and release of related party receivable	-	$634,552
Non-cash equity contributions	$223,389	$613,964

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

NOTE 13 RETIREMENT PLAN

RideNow maintains a 401(k) plan (the Plan) covering substantially all employees who are over the age of 21 and meet specified service requirements. Participants may voluntarily contribute to the Plan, not to exceed the maximum limits imposed by the Internal Revenue Service regulations. Contributions to the Plan are made by the participants to their individual accounts through payroll withholding. Additionally, RideNow provides a matching contribution of 25% up to the first 6% of participants’ annual earnings with a maximum of $2,000 annually. RideNow’s contribution to the Plan was $563,624 and $613,270 for the years ended December 31, 2020 and 2019, respectively.

NOTE 14 CONTINGENCIES

From time to time, RideNow is contingently liable in respect to lawsuits and claims incidental to the ordinary course of its operations. Management has determined that the outcome of any such matters will not have a material effect on the Combined Financial Statements. No provision has been made in the accompanying Combined Financial Statements for losses, if any, that might result from the ultimate outcome of such matters.

Coronavirus Pandemic (COVID-19)

Subsequent to year-end, the World Health Organization declared the spread of Coronavirus Disease (COVID- 19) a worldwide pandemic. The COVID-19 pandemic is having significant effects on global markets, supply chains, businesses, and communities. Specific to RideNow, COVID-19 may impact various parts of its 2020 operations and financial results. Management believes RideNow is taking appropriate actions to mitigate the negative impact. However, the full impact of COVID-19 is unknown and cannot be reasonably estimated at December 31, 2020 and 2019.

NOTE 15 BUSINESS AND CREDIT CONCENTRATIONS

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash on deposit with financial institutions. At times, amounts invested with financial institutions exceed Federal Deposit Insurance Corporation insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to receivables from powersports manufacturers or distributors which RideNow holds franchises, totaling approximately $6,624,000 and $6,828,000 at December 31, 2020 and 2019, respectively.

RideNow is subject to a concentration of risk in the event of financial distress or other adverse events related to any of the manufacturers whose franchised dealerships are included in RideNow’s brand portfolio. RideNow purchases new vehicle inventory from various powersports manufacturers at the prevailing prices available to all franchised dealerships. In addition, RideNow finances a substantial portion of its new vehicle inventory with manufacturer-affiliated finance companies. RideNow’s results of operations could be adversely affected by the manufacturers’ inability to supply RideNow dealerships with an adequate supply of new vehicle inventory and related floor plan financing. RideNow also has concentrations of risk related to the geographic markets in which RideNow dealerships operate. Changes in overall economic, retail powersports or regulatory environments in one or more of these markets could adversely impact the results of RideNow’s operations.

Concentrations of credit risk with respect to non-manufacturer trade receivables are limited due to the wide variety of customers and markets in which RideNow’s products are sold as well as their dispersion across many different geographic areas in the United States. Consequently, at December 31, 2020, RideNow does not consider itself to have any significant non-manufacturer concentrations of credit risk.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

NOTE 16 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of judgment, and therefore cannot be determined with precision.

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities

Level 2 Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or model-derived valuations or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following methods and assumptions were used by us in estimating fair value disclosures for financial instruments:

●	Cash and cash equivalents, receivables, other current assets, vehicle Floor Plan payable, accounts payable, other current liabilities, and variable rate debt: The amounts reported in the accompanying Combined Balance Sheets approximate fair value due to their short-term nature or the existence of variable interest rates that approximate prevailing market rates.

●	Fixed rate long-term debt: RideNow’s fixed rate long-term debt consists primarily of amounts outstanding under its senior unsecured notes. The amounts reported in the accompanying Combined Balance Sheets approximate fair value due to its senior unsecured notes using quoted prices for the identical liability (Level 1).

Nonfinancial assets such as goodwill, other intangible assets, and long-lived assets held and used are measured at fair value when there is an indicator of impairment and recorded at fair value only when impairment is recognized or for a business combination. The fair values less costs to sell of long-lived assets or disposal groups held for sale are assessed each reporting period they remain classified as held for sale. Subsequent changes in the held for sale long-lived asset’s or disposal group’s fair value less cost to sell (increase or decrease) are reported as an adjustment to its carrying amount, except that the adjusted carrying amount cannot exceed the carrying amount of the long-lived asset or disposal group at the time it was initially classified as held for sale.

NOTE 17 SEGMENT INFORMATION

As of December 31, 2020, and 2019, RideNow had two operating segments: (1) Harley-Davidson motor sports dealerships and (2) Metric motor sports dealerships (representing all Non-Harley-Davidson motor sports dealerships). RideNow’s Harley-Davidson dealership segment is comprised of retail franchises that sell new and used motorcycles and related accessories, riding gear and apparel, replacement parts, equipment repair and maintenance services, and also arrange for the delivery of finance and insurance products through third party providers. RideNow’s Metric dealerships segment is comprised of retail franchises that sell new and used motorcycles (non-Harley-Davidson) and other motor sports equipment, including all-terrain vehicles, utility terrain vehicles, boats, personal watercraft, snowmobiles and scooters from manufacturers such as Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph. Additionally, dealerships in RideNow’s Metric segment sell related products and services, including repair and maintenance services and also arrange for the delivery of finance and insurance products through third party providers.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

RideNow has determined that the operating segments also represent the reportable segments. The reportable segments identified above are the business activities of RideNow for which discrete financial information is available and for which operating results are regularly reviewed by the chief operating decision maker to assess operating performance and allocate resources. RideNow’s chief operating decision maker is comprised of its two owners, who are also RideNow’s (1) Chairman of the Board and (2) Chief Executive Officer.

The following tables provide reportable segment revenue, gross profit, Floor Plan interest expense, segment income and inventories:

	2020
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
Revenue	$226,652,843	$672,237,556	$898,890,399

Gross Profit	$67,432,653	$188,788,118	$256,220,771
Gross profit %	29.9%	28.1%	28.6%

Floor Plan interest expense	$930,726	$2,121,204	$3,051,930
Segment income%	0.4%	0.3%	0.3%

Segment income (1)	$17,990,848	$76,570,039	$94,560,887
Segment income %	8.0%	11.4%	10.5%

Inventories	$22,366,902	$87,382,619	$109,749,521

	2019
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
Revenue	$220,621,113	$515,619,607	$736,240,720

Gross Profit	$60,788,862	$120,760,582	$181,549,444
Gross profit %	27.6%	23.4%	24.7%

Floor Plan interest expense	$1,017,392	$4,511,024	$5,528,416
Segment income%	0.5%	0.9%	0.8%

Segment income (1)	$11,623,250	$23,223,398	$34,846,648
Segment income %	5.3%	4.5%	4.7%

Inventories	$53,477,090	$163,513,505	$216,990,595

(1)	Segment income represents income for each reportable segment and is defined as income from operations less Floor Plan interest expense, which is the measure by which management allocates resources to its segments.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

The following is a reconciliation of the total of the reportable segments’ segment income to the combined net income:

	2020	2019
Reportable segment income	$94,560,887	$34,846,648
Corporate operating income/expense	-	219,553
Other interest expense	(3,904,879)	(4,551,687)
Interest income	840,454	986,756
Miscellaneous income	1,126,614	1,215,627
Combined net income	$92, 623,076	$32,716,897

The following tables provide revenue by products and services:

	2020
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
New vehicles	$71,867,922	$443,956,052	$515,823,974
Used vehicles	82,031,841	64,293,419	146,325,260
Service, parts and other	56,951,705	107,944,239	164,895,944
Finance and insurance income	15,801,375	56,043,846	71,845,221
	$226,652,843	$672,237,556	$898,890,399

	2019
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
New vehicles	$79,738,881	$317,978,998	$397,717,879
Used vehicles	68,871,728	63,933,304	132,805,032
Service, parts and other	57,515,708	94,333,391	151,849,099
Finance and insurance income	14,494,796	39,373,914	53,868,710
	$220,621,113	$515,619,607	$736,240,720

NOTE 18 SUBSEQUENT EVENTS

RideNow Transaction

On March 12, 2021, RumbleOn, Inc. announced a definitive agreement to combine with RideNow Group to create the only omnichannel customer experience in powersports and the largest publicly traded powersports dealership platform (the “RideNow Transaction”). Under the terms of the definitive agreement, RumbleOn will combine with up to 46 entities operating under the RideNow brand for a total consideration of up to $575.4 million, consisting of $400.4 million of cash and approximately 5.8 million shares of RumbleOn Class B Common Stock. RumbleOn will finance the cash consideration through a combination of up to $280.0 million of debt and the remainder through the issuance of new equity. RumbleOn has entered into a commitment letter with Oaktree Capital Management, L.P. ( “Oaktree”) to provide for the debt financing, subject to certain conditions (the “Oaktree Financing”). The number of shares to be issued to RideNow is subject to increase as described in the definitive agreement. The RideNow Transaction is subject to successful completion of the debt and equity financing, RumbleOn stockholder approval, manufacturer approval, other federal and state regulatory approvals, and other customary closing conditions as described in the definitive agreement. We expect to close the RideNow Transaction during the second or third quarter of 2021.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Business Combinations

On March 16, 2021, RideNow entered into a management agreement on a business with Beach Boulevard Motorsports 2015, LLC, a Florida  dealership to take over daily operations effective April 1, 2021.  Commensurate with the management agreement RideNow entered into an asset purchase agreement and are working towards closing the transaction within the next 60-90 days.  The purchase price consists of Fixed Assets $250,000, Goodwill $3,725,000, Non-Competition $25,000 and agreed upon values for all inventories including parts, accessories, work-in-process, new and used vehicles and assumption of certain liabilities.  The target dealership fits in nicely to the RideNow Sunbelt growth strategy adding to its successful fleet of dealerships located in Florida.  The target dealership currently carries the following powersports and marine brands:  Yamaha, Suzuki, KTM, Zero Motorcycles, Ranger Boats, Yamaha Jet Boats, and Tide Water Boats.

RIDENOW GROUP AND AFFILIATES

COMBINED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 AND 2018

RIDENOW GROUP AND AFFILIATES

TABLE OF CONTENTS

YEARS ENDED DECEMBER 31, 2019 AND 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-30
COMBINED FINANCIAL STATEMENTS
COMBINED BALANCE SHEETS	F-31
COMBINED STATEMENTS OF INCOME	F-32
COMBINED STATEMENTS OF OWNERS’ EQUITY	F-33
COMBINED STATEMENTS OF CASH FLOWS	F-34
NOTES TO COMBINED FINANCIAL STATEMENTS	F-36

Report of Independent Registered Public Accounting Firm

To the Boards of Directors and Management of

RideNow Group and Affiliates

Chandler, Arizona

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of RideNow Group and Affiliates (the “Company”) as of December 31, 2019 and 2018, and the related combined statements of income, changes in owners’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements. In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of their operations and cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Dixon Hughes Goodman LLP

We have served as the Company’s auditor since 2020.

Atlanta, Georgia

February 12, 2021

RIDENOW GROUP AND AFFILIATES

COMBINED BALANCE SHEETS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$4,980,718	$6,706,049
Contracts in transit	10,554,704	11,292,831
Accounts receivable, net	9,851,225	9,418,221
Accounts receivable – related parties	34,211,546	21,925,321
Inventories, net	216,990,595	197,172,879
Prepaid expenses	1,775,528	1,625,724
Total current assets	278,364,316	248,141,025

Right-of-use assets	59,845,283	51,270,811
Property and equipment, net of accumulated depreciation	23,099,316	24,097,898
Goodwill	54,988,384	51,088,384
Note receivable – related party	1,184,043	1,364,579
Other non-current assets	732,250	134,160
Total Assets	$418,213,592	$376,096,857

LIABILITIES AND OWNERS’ EQUITY

Current liabilities
Floor plan notes payable	$162,975,930	$149,859,103
Accounts payable	12,565,588	12,925,641
Payables to related parties	19,080,916	19,466,490
Accrued and other current liabilities	19,021,643	17,888,864
Revolving line of credit	18,000,000	-
Current portion of operating lease liabilities	14,693,192	13,981,772
Current portion of financing lease liabilities	3,163,199	3,109,558
Current portion of notes payable – related parties	6,569,584	1,816,681
Current portion of note payable – bank	2,285,714	2,285,714
Current portion of note payable – other	209,456	151,290
Total current liabilities	258,565,222	221,485,113

Long-term liabilities
Long-term portion of operating lease liabilities	47,244,420	39,728,645
Long-term portion of financing lease liabilities	13,464,666	14,084,331
Notes payable – related parties	7,499,949	15,927,795
Notes payable – bank, less current portion	5,714,286	8,000,000
Notes payable – other, less current portion	1,142,441	1,351,897
Other long-term liabilities	6,820,000	5,956,000
Total liabilities	340,450,984	306,533,781

Owners’ equity	77,762,608	69,563,076

Total liabilities and owners’ equity	$418,213,592	$376,096,857

See accompanying Notes to Combined Financial Statements.

RIDENOW GROUP AND AFFILIATES

COMBINED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Revenue
New vehicles	$397,717,879	$389,346,760
Used vehicles	132,805,032	113,616,255
Service, parts and others	151,849,099	146,211,431
Finance and insurance, net	53,868,710	50,180,259
Total revenue	736,240,720	699,354,705

Cost of Sales
New vehicles	355,214,641	344,534,573
Used vehicles	116,104,217	100,863,191
Service, parts and others	83,372,418	81,383,081
Total cost of sales	554,691,276	526,780,845

Gross profit	181,549,444	172,573,860

Selling, general and administrative expenses	137,201,905	128,929,516

Depreciation and amortization expenses	3,752,922	3,868,513

Operating income	40,594,617	39,775,831

Other Income (Expense)
Floor plan interest expense	(5,528,416)	(4,147,134)
Interest expense – other	(4,551,687)	(4,416,800)
Interest income	986,756	721,953
Management fee expense	-	(672,256)
Miscellaneous income	1,215,627	440,687
Total other income (expense)	(7,877,720)	(8,073,550)

Net income	$32,716,897	$31,702,281

See accompanying Notes to Combined Financial Statements.

RIDENOW GROUP AND AFFILIATES

COMBINED STATEMENTS OF OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

Owners’ Equity
Balance at December 31, 2017	$39,878,779

Contributions	2,640,541

Distributions	(4,658,525)

Net income	31,702,281

Balance at December 31, 2018	69,563,076

Contributions	15,052,445

Distributions	(39,569,810)

Net income	32,716,897

Balance at December 31, 2019	$77,762,608

See accompanying Notes to Combined Financial Statements.

RIDENOW GROUP AND AFFILIATES

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$32,716,897	$31,702,281
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of property and equipment	47,486	158,699
Depreciation and amortization	3,752,922	3,868,513
Provision for allowance for doubtful accounts	(141,900)	301,255
(Increase) decrease in assets, net of effects from business combinations:
Contracts in transit	738,127	(2,374,176)
Accounts receivable	(291,104)	(2,607,288)
Accounts receivable – related parties	(12,286,225)	315,164
Inventories	(17,189,741)	(39,218,736)
Prepaid expenses	(497,131)	726,301
Other assets	(495,390)	206,735
Increase (decrease) in liabilities, net of effects from business combinations:
Vehicle floor plan payable – trade, net	(5,894,357)	2,644,842
Accounts payable	118,372	(14,487,749)
Accrued liabilities	1,119,304	(1,406,882)
Net cash provided by operating activities	1,697,260	(20,171,041)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,774,476)	(1,972,391)
Proceeds from sale of property and equipment	239,189	72,175
Purchase of net assets through business combination	(4,638,218)	(5,366,161)
Net cash used in investing activities	(7,173,505)	(7,266,377)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of notes receivables	(437,480)	(1,364,579)
Payments received on notes receivables	618,016	98,683
Proceeds from borrowings from related party	2,375,820	7,722,636
Payments of borrowings from related party	(6,050,762)	(950,481)
Net proceeds from vehicle Floor Plan payable - non-trade	16,765,713	32,147,050
Proceeds from revolving line of credit	65,000,000	20,446,288
Payments of revolving line of credit	(47,000,000)	(26,446,288)
Payments of borrowings from bank	(2,437,004)	(2,431,002)
Payments of finance lease liabilities	(566,024)	(442,790)
Contributions from owners	15,052,445	2,640,541
Distributions to owners	(39,569,810)	(4,658,525)
Net cash (used in) provided by financing activities	3,750,914	26,761,533

DECREASE IN CASH AND CASH EQUIVALENTS	(1,725,331)	(675,885)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	6,706,049	7,381,934

CASH AND CASH EQUIVALENTS AT END OF YEAR	$4,980,718	$6,706,049

See accompanying Notes to Combined Financial Statements.

RIDENOW GROUP AND AFFILIATES

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Supplemental Disclosure of Cash Flow Information
Cash paid for Interest	$10,102,590		$8,456,398
Non-cash activities
Non-cash issuance of noncontrolling interest	$125,000		$1,304,859
Non-cash purchase of noncontrolling interest and release of related party note receivable	$634,552	$
None-cash equity contributions	$613,964	$

See accompanying Notes to Combined Financial Statements.

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

RideNow Group and Affiliates, a non-legal entity, (“RideNow”) is a collection of franchised dealerships operating in the power-sports industry. The Group is engaged in the sale of new and used motorcycles, all-terrain vehicles, personal watercraft, other power-sports vehicles, and related products and services, including repair and maintenance services, parts and accessories, riding gear, and apparel. As of December 31, 2019, RideNow owned and operated more than 45 retail dealerships in the United States, predominately in the Sunbelt region. The core brands sold by RideNow are Harley-Davidson, Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph, which are sold through dealer agreements.

Basis of Presentation

The Combined Financial Statements include the accounts of the following affiliated companies: CMG Powersports Inc., America’s Powersports, Inc., Woods Fun Center, LLC, San Diego House of Motorcycles, LLC, APS of Oklahoma, LLC, APS of Georgetown, LLC, APS of Ohio, LLC, APS of Texas, LLC, C&W Motors, Inc., BJ Motorsports, LLC, Coyote Motorsports - Allen, LTD, Coyote Motorsports - Garland, LTD, East Valley Motorcycles, LLC, Glendale Motorcycles, LLC, JJB Properties, LLC, Metro Motorcycle, Inc., RideNow Carolina, LLC, RideNow, LLC, Ride USA, LLC, Top Cat Enterprises, LLC, Tucson Motorcycle, Inc., Tucson Motorsports, Inc., YSA Motorsports, LLC, RN Tri-Cities, LLC, ECHD Motorcycles, LLC, IOT Motorcycles, LLC, RideNow 6 Garland, LLC, RideNow Gainesville, LLC, RNKC, LLC, RNMC Daytona, LLC, TC Motorcycles, LLC, Ride Now 5 Allen, LLC, RHND Ocala, LLC and Bayou Motorcycles, LLC.

These combined financial statements were prepared on a combined basis using the accrual method of accounting. All transactions and accounts between and among the combined entities have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements. RideNow bases its estimates and judgments on historical experience and other assumptions that management believes are reasonable. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ materially from these estimates. RideNow periodically evaluates estimates and assumptions used in the preparation of the financial statements and make changes on a prospective basis when adjustments are necessary. The critical accounting estimates made in the accompanying Combined Financial Statements include certain assumptions related to goodwill and other intangible assets. Other significant accounting estimates include certain assumptions related to long-lived assets, assets held for sale, accruals for chargebacks against revenue recognized from the sale of finance and insurance products, certain legal proceedings, and estimated tax liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents

RideNow considers all highly liquid investments with a maturity of three months or less as of the date of purchase to be cash equivalents unless the investments are legally or contractually restricted for more than three months. Under RideNow’s cash management system, outstanding checks that are in excess of the cash balances at certain banks are included in Accounts Payable in the Combined Balance Sheets and changes in these amounts are reflected in operating cash flows in the accompanying Combined Statements of Cash Flows.

Inventories

Inventories, consisting of new units, are stated at the lower of cost or net realizable value on a specific identification basis. Parts and accessories inventories are stated at the weighted average cost. Used units and other inventories are stated at the lower of cost or wholesale net realizable values on a specific identification basis, as determined by management.

Credit Risk

Financial instruments which potentially subject RideNow to concentrations of credit risk consist principally of cash in financial institutions that, at times, may exceed FDIC insurance limits. At various times during the year, the cash in bank balances exceed the federally insured limits. Management believes there are no unusual risks associated with current depository institutions.

Credit risk with respect to accounts receivable is limited due to the large number of customers comprising RideNow’s customer base. RideNow performs ongoing credit evaluations of its customer’s financial condition and generally requires no collateral from its customers.

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Contracts in Transit

Contracts in transit are proceeds to be received on sales contracts from financing institutions.

Accounts Receivable

Accounts receivable are uncollateralized obligations for major units, parts, service, and warranty work. Accounts receivable are stated at the invoice amount. Payments of accounts receivable are applied to the specific invoices identified on the customer’s remittance advice or, if unspecified, to the earliest unpaid invoice.

Factory receivables which are included in accounts receivable represent amounts due primarily from manufacturer holdbacks, rebates, co-op advertising, warranty, and supplier returns.

RideNow provides an allowance for doubtful accounts equal to estimated uncollectible amounts. RideNow’s estimate is based on historical collection experience and a review of the current status of accounts receivable. It is reasonably possible that RideNow’s estimate of the allowance for doubtful accounts will change. Bad debt expense is included as a component of general and administrative expenses in the Combined Statements of Income.

Property and Equipment

Property and equipment are recorded at cost and depreciated over the lesser of their estimated useful lives or lease term, ranging from 3 to 20 years, using the straight-line method. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the results of operations. Repairs and maintenance charges that do not increase the useful lives of the assets are charged to operations as incurred.

Goodwill and Other Intangible Assets, net

RideNow acquisitions have resulted in the recording of goodwill and other intangible assets. Goodwill is an asset representing operational synergies, franchise rights and future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Other intangible assets represent non-compete agreements entered into with sellers from acquired businesses.

RideNow does not amortize goodwill. Goodwill is tested for impairment annually or more frequently when events or changes in circumstances indicate that impairment may have occurred. RideNow elected to perform a quantitative goodwill impairment test for its reporting units as of December 31, 2019 and 2018, and no goodwill impairment charges resulted from the testing.

Other intangible assets identified include non-compete agreements which are intangible assets with definite lives and are carried at the acquired fair values less accumulated amortization. The non-compete agreements are amortized over the estimate useful lives.

Impairment of Long-Lived Assets

RideNow reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount, or the fair value less costs to sell.

Revenue Recognition

Revenues consist of the sales of new and used recreational vehicles, commissions from related finance and insurance products, sales of parts and services, and sale of other products. See Note 3 for a summary of the significant accounting policies related to revenue recognition.

Advertising

Advertising costs are expensed during the year in which they are incurred. Advertising expense for the years ended December 31, 2019 and 2018 was approximately $7,198,000 and $5,331,000, respectively.

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Income Taxes

RideNow and its affiliates’ taxable income or loss is included in the tax returns of its shareholders. Therefore, no provision for income taxes is recorded in these Combined Financial Statements. RideNow has evaluated its tax positions and determined it has no uncertain tax positions as of December 31, 2019.

Sales and Excise Tax

RideNow collects certain taxes from customers and remits to governmental authorities. RideNow’s accounting policy is to exclude the taxes collected and remitted to the governmental authorities from revenues and costs of sales.

Government Regulations

All of RideNow’s facilities are subject to federal, state, and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does it expect such compliance to have, any material effect on the capital expenditures, net income, financial condition, or competitive position of RideNow. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable federal and state requirements.

Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) under its Accounting Standards Codification (“ASC”) or other standard setting bodies.

Revenue from Contracts with Customers

RideNow adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU, collectively referred to as Accounting Standards Codification (ASC) Topic 606, which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope. RideNow’s goods and services that fall within the scope of Topic 606 are recognized as revenue when promised goods or services are transferred to customers in amounts that reflect the consideration to which RideNow expects to be entitled in exchange for those goods or services.

RideNow adopted the accounting standard effective January 1, 2018, using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods.

Accounting for Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update (ASC Topic 842) that amends the accounting guidance on leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The FASB also subsequently issued amendments to the standard, including providing an additional and optional transition method to adopt the new standard, described below, as well as certain practical expedients related to land easements and lessor accounting.

The accounting standard update originally required the use of a modified retrospective approach reflecting the application of the standard to the leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements with the option to elect certain practical expedients. A subsequent amendment to the standard provides an additional and optional transition method that allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. RideNow adopted this accounting standard effective January 1, 2018, using the optional transition method with no restatement of comparative periods. Therefore, the comparative information has not been adjusted and continues to be reported under ASC Topic 840.

RideNow elected certain practical expedients available under the transition guidance within the new standard, which among other things, allowed it to carry forward the historical lease classification of RideNow’s existing leases. RideNow did not elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to us. Consequently, on adoption, RideNow recognized additional operating liabilities of $78,565,477 and ROU assets of $70,650,372 at December 31, 2019 and additional operating liabilities of $70,904,306 and ROU assets of $63,246,809 at December 31, 2018, respectively. The new standard also provides practical expedients for an entity’s ongoing accounting. RideNow elected the short-term lease recognition exemption for all leases that qualify. As a result, for those leases that qualify, RideNow will not recognize ROU assets or lease liabilities, and RideNow did not recognize ROU asset or lease liabilities for existing short-term leases of those assets in transition. RideNow also elected the practical expedient to not separate lease and non-lease components of leases for the majority of RideNow classes of underlying assets.

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 2 BUSINESS ACQUISITION

During 2019, RideNow acquired the assets and assumed certain liabilities of Crystal Motorcycle Ocala LLC, in order to further expand operations in the Florida market. During 2018, RideNow acquired the assets and assumed certain liabilities of Cycle Mart LP, Deen Implement Co, and Moving Forward Arizona LLC in order to further expand operations in Texas and Arizona markets.

All acquisitions were accounted for as business combinations under the acquisition method of accounting. The results of operations of the acquired stores are included in the Combined Financial Statements from the date of acquisition.

The following tables summarize the consideration paid in cash for the acquisitions and the amount of identified assets acquired and liabilities assumed as of the acquisition date:

	2019	2018
Cash paid, net of cash acquired	$4,638,218	$5,366,161

Assets acquired and liabilities assumed for the year ended December 31,

	2019	2018
Cash	$-	$1,500
Inventories	2,627,975	4,916,161
Property and equipment	266,539	350,000
Other assets	102,700	10,000
Floor plan notes payables	(2,245,471)	(2,773,985)
Other liabilities	(13,525)	(253,515)
	738,218	2,250,161
Goodwill	3,900,000	3,116,000
	$4,638,218	$5,366,161

For the years ended 2019 and 2018, the total cash paid at closing amounted to $4,638,218 and $5,366,161, net assets acquired amounted to $738,218 and $2,250,161 and goodwill recognized amounted to $3,900,000 and $3,116,000 respectively.

NOTE 3 REVENUE FROM CONTRACTS WITH CUSTOMERS

New and Used Recreational Vehicles

RideNow sells new and used recreational vehicles. The transaction price for a recreational vehicle sale is determined with the customer at the time of sale. Customers often trade in their own recreational vehicle to apply toward the purchase of a retail new or used recreational vehicle. The “trade-in” recreational vehicle is a type of noncash consideration measured at fair value, based on external and internal market data for a specific recreational vehicle, and applied as payment of the contract price for the purchased recreational vehicle.

When RideNow sells a new or used recreational vehicle, transfer of control typically occurs at a point in time upon delivery of the vehicle to the customer, which is generally at the time of sale, as the customer is able to direct the use of, and obtain substantially all benefits from the recreational vehicle at such time. RideNow does not directly finance its customer’s purchases or provide leasing. In many cases, RideNow arranges third-party financing for the retail sale or lease of recreational vehicles to customers in exchange for a fee paid to RideNow by a third-party financial institution.

RideNow receives payment directly from the customer at the time of sale or from a third-party financial institution (referred to as contracts-in-transit) within a short period of time following the sale. RideNow establishes provisions, which are not significant, for estimated returns and warranties on the basis of both historical information and current trends.

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Parts and Service

RideNow sells parts and vehicle services related to customer-paid repairs and maintenance, repairs and maintenance under manufacturer warranties and extended service contracts, and collision-related repairs. RideNow also sells parts through wholesale and retail counter channels.

Each repair and maintenance service is a single performance obligation that includes both the parts and labor associated with the vehicle service. Payment for each vehicle service work is typically due upon completion of the service, which is generally completed within a short period from contract inception. The transaction price for repair and maintenance services is based on the parts used, the number of labor hours applied, and standardized hourly labor rates. The performance obligation for repair and maintenance service are satisfied over time and create an asset with no alternative use and with an enforceable right to payment for performance completed to date. Revenue is recognized over time based on a direct measurement of labor hours, parts and accessories that are allocated to open service and repair orders at the end of each reporting period.

As a practical expedient, the time value of money is not considered since repair and maintenance service contracts have a duration of one year or less. The transaction price for wholesale and retail counter parts sales is determined at the time of sale based on the quantity and price of each product purchased. Payment is typically due at time of sale, or within a short period following the sale. RideNow establishes provisions, which are not significant, for estimated parts returns based on historical information and current trends. Delivery method of wholesale and retail counter parts vary.

RideNow generally considers control of wholesale and retail counter parts to transfer when the products are shipped, which typically occurs the same day as or within a few days of sale. RideNow also offers customer loyalty points for parts and services for select franchises. RideNow satisfies its performance obligations and recognizes revenue when the loyalty points are redeemed. Amounts deferred related to the customer loyalty programs are insignificant.

Finance and Insurance

RideNow sells and receives commissions on the following types of finance and insurance products: extended service contracts, maintenance programs, guaranteed auto protection, tire and wheel protection, and theft protection products, among others. RideNow offers products that are sold and administered by independent third parties, including the vehicle manufacturers’ captive finance subsidiaries.

Pursuant to the arrangements with these third-party providers, RideNow sells the products on a commission basis. For the majority of finance and insurance product sales, RideNow’s performance obligation is to arrange for the provision of goods and services by another party. RideNow’s performance obligation is satisfied when this arrangement is made, which is when the finance and insurance product is delivered to the end customer, generally at the time of the vehicle sale. As agent, RideNow recognizes revenue in the amount of any fee or commission to which it expects to be entitled, which is the net amount of consideration that it retains after paying the third-party provider the consideration received in exchange for the goods or services to be fulfilled by that party.

RideNow’s customers are concentrated in the Sunbelt region. There are no significant judgements or estimates required in determining the satisfaction of the performance obligations or the transaction price allocated to the performance obligations. As revenues are recognized at a point-in-time, costs to obtain the customer (i.e. commissions) do not require capitalization.

Disaggregation of Revenue

The significant majority of RideNow’s revenue is from contracts with customers. In the following tables, revenue is disaggregated by major lines of goods and services and timing of transfer of goods and services. We have determined that these categories depict how the nature, amount, timing, and uncertainty of our revenue and cash flows are affected by economic factors.

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Revenues from contracts with customers consists of the following:

	For the Year Ended December 31,
	2019	2018
Revenue:
New vehicle	$397,717,879	$389,346,760
Used vehicle	132,805,032	113,616,255
New and used vehicle	530,522,911	502,963,015

Service, parts and others	151,849,099	146,211,431
Finance and insurance, net	53,868,710	50,180,259
Total revenue	$736,240,720	$699,354,705

Timing of revenue recognition:
Goods and services transferred at a point in time	$641,370,068	$616,238,008
Goods and services transferred over time (1)	94,870,652	83,116,697
Total revenue	$736,240,720	$699,354,705

(1)	Represents revenue recognized during the period for vehicle repair and maintenance services.

Adoption of ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU, collectively referred to as Accounting Standards Codification (ASC) Topic 606 resulted in a cumulative adjustment to retained earnings of approximately $737,000.

NOTE 4 ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of December 31:

	2019	2018
Trade receivables	$2,830,500	$2,859,304
Factory receivables	6,827,863	6,106,437
Other receivables	803,832	1,205,350
Total accounts receivables	10,462,195	10,171,091
Less: Allowance for doubtful accounts	(610,970)	(752,870)
Accounts receivables, net	$9,851,225	$9,418,221

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 5 INVENTORIES AND VEHICLE FLOOR PLAN PAYABLES

Inventories consisted of the following as of December 31 are as follows:

	2019	2018
New vehicles	$166,901,387	$145,904,475
Used vehicles	26,634,590	29,678,143
Parts, accessories and other	23,454,618	21,590,261
Total cost	$216,990,595	$197,172,879

The components of vehicle floorplan payables at December 31 are as follows:

	2019	2018
Vehicle Floor Plan payable - trade	$39,087,146	$43,568,452
Vehicle Floor Plan payable – non-trade	123,888,784	106,290,651
Vehicle Floor Plan payable	$162,975,930	$149,859,103

Vehicle floorplan payable-trade reflects amounts borrowed to finance the purchase of specific new and, to a lesser extent, used vehicle inventories with the corresponding manufacturers’ captive finance subsidiaries (“trade lenders”). Vehicle floorplan payable-non-trade represents amounts borrowed to finance the purchase of specific new and, to a lesser extent, used vehicle inventories with non-trade lenders, as well as amounts borrowed under RideNow’s secured used vehicle floorplan facilities. Changes in vehicle floorplan payable-trade are reported as operating cash flows and changes in vehicle floorplan payable-non-trade are reported as financing cash flows in the accompanying Combined Statements of Cash Flows.

RideNow’s inventory costs are generally reduced by manufacturer holdbacks, incentives, floorplan assistance, and non-reimbursement-based manufacturer advertising rebates, while the related vehicle floorplan payables are reflective of the gross cost of the vehicle. The vehicle floorplan payables, as shown in the above table, will generally also be higher than the inventory cost due to the timing of the sale of a vehicle and payment of the related liability. Vehicle floorplan facilities are due on demand, but in the case of new vehicle inventories, are generally paid within several business days after the related vehicles are sold. Vehicle floorplan facilities are primarily collateralized by vehicle inventories and related receivables.

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 6 PROPERTY AND EQUIPMENT, NET

The following table summarizes property and equipment, net of accumulated depreciation and amortization as of December 31:

	2019	2018
Equipment	$5,084,165	$4,587,416
Furniture and fixtures	18,422,739	16,958,571
Buildings	13,146,907	13,146,907
Vehicles	4,190,082	2,615,332
Leasehold improvements	9,907,006	9,683,537
Construction in progress	102,831	9,966
Total property and equipment	50,853,730	47,001,729
Less: Accumulated depreciation	(27,754,414)	(22,903,831)
Property and equipment, net	$23,099,316	$24,097,898

Depreciation and amortization expense for the years ended December 31, 2019 and 2018 was approximately $3,753,000 and $3,869,000, respectively.

NOTE 7 GOODWILL AND INTANGIBLE ASSETS, NET

RideNow’s acquisitions have resulted in the recording of goodwill and other intangible assets. Goodwill is an asset representing operational synergies, franchise rights and future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Other intangible assets represent non-compete agreements entered into with sellers from the acquired businesses and are not significant to the combined financial statements.

The changes in goodwill for the years ended December 31, 2019 and 2018 are as follows:

Goodwill
Balance at December 31, 2017	$47,972,384
Acquisitions	3,116,000
Impairments	-
Balance at December 31, 2018	51,088,384
Acquisitions	3,900,000
Impairments	-
Balance at December 31, 2019	$54,988,384

NOTE 8 LINE OF CREDIT

RideNow has a $19,000,000 revolving line of credit established at a bank. RideNow participates in the line of credit with certain affiliates. Interest is payable monthly at the lesser of the prime rate (4.75% and 5.50% at December 31, 2019 and 2018, respectively) or LIBOR plus 2.75% (4.98% and 5.27% at December 31, 2019 and 2018, respectively). The line of credit is secured by substantially all of the assets of the participating affiliates. The line of credit has been amended and renewed multiple times under similar terms since its inception and has a maturity date of January 15, 2021. The outstanding balance on the line of credit was $18,000,000 and $-0- at December 31, 2019 and 2018, respectively.

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 9 LONG-TERM NOTES PAYABLE

Notes payable – related parties

The following consists of the notes payable to related parties as of December 31:

	2019	2018
Various unsecured notes payable to Steele IV, LLLP, a related party through common ownership; monthly principal payments range from $10,000 to $20,000; interest accruing at rates ranging from LIBOR + 1.3% to LIBOR + 2.0%	$5,744,265	$4,656,196
Various unsecured notes payable to RideNow Management, LLLP, a related party through common ownership; monthly principal payments ranging from $10,000 to $25,000; interest accruing at rates ranging from LIBOR + 0.6% to LIBOR + 1.3%.	3,277,639	8,542,709
Various unsecured notes payable to Denex, LLLP, a related party through common ownership; monthly principal payments ranging from $10,000 to $15,000 interest accruing at rates ranging from LIBOR + 0.5% to LIBOR + 1.3%.	5,047,629	4,045,571
Unsecured note payable to WRC 2009, LLC, a related party through common ownership; no formal repayment terms; repaid during 2019.	-	500,000
Total	14,069,533	17,744,476
Less: Current maturities	(6,569,584)	(1,816,681)
Long-term maturities due to related party	$7,499,949	$15,927,795

The future maturities of long-term note payables to related parties as of December 31, 2019:

2020	$6,569,584
2021	5,130,281
2022	1,030,166
2023	750,000
2024	500,139
Thereafter	89,363
Total maturities of long-term notes payable – related parties	$14,069,533

Note payable – bank

The following consist of a note payable to a bank as of December 31:

	2019	2018
Northern Trust Bank term loan agreement that requires monthly principal payments of approximately $190,500 and accrues interest at the one-month LIBOR plus 2.0%. This loan is guaranteed by the owners of CMG Powersports, Inc. and matures July 1, 2021.	$8,000,000	$10,285,714
Less: Current maturities	(2,285,714)	(2,285,714)
Long-term maturities of note payables - bank	$5,714,286	$8,000,000

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

The future maturities of long-term note payables to a bank as of December 31, 2019:

2020	2,285,714
2021	5,714,286
Total of long-term notes payable - other	$8,000,000

Note payable – other

The following consist of a note payable to others as of December 31:

	2019	2018
Unsecured note payable to P&D Motorcycles in the original amount of $1,724,000 with an interest rate of 4% and note payable matures on July 1, 2022	1,351,897	1,503,187
Less: Current maturities	(209,456)	(151,290)
Long-term maturities of note payables - bank	$1,142,441	$1,351,897

The future maturities of long-term note payables to other as of December 31, 2019:

2020	209,456
2021	209,456
2022	932,985
Total maturities of long-term notes payable – other	$1,351,897

NOTE 10 LEASES

General description

The significant majority of leases that RideNow enters into are for real estate. RideNow leases numerous facilities relating to RideNow’s operations, including primarily for vehicle showrooms, display lots, service facilities, collision repair centers, supply facilities, vehicle storage lots, parking lots, offices, and RideNow’s corporate headquarters. Leases for real property have terms ranging from one to twenty-five years. RideNow also leases various types of equipment, including security cameras, diagnostic equipment, copiers, key-cutting machines, and postage machines, among others. Equipment leases generally have terms ranging from one to five years.

RideNow’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. RideNow does not have any significant leases that have not yet commenced but that create significant rights and obligations for us. RideNow has elected the practical expedient under ASC Topic 842 to not separate lease and non-lease components for the following classes of underlying assets: real estate, office equipment, service loaner vehicles, and marketing-related assets (e.g., billboards).

RideNow’s real estate and equipment leases often require that RideNow pay maintenance in addition to rent. Additionally, RideNow’s real estate leases generally require payment of real estate taxes and insurance. Maintenance, real estate taxes, and insurance payments are generally variable and based on actual costs incurred by the lessor. Therefore, these amounts are not included in the consideration of the contract when determining the right-of-use (“ROU”) asset and lease liability, but are reflected as variable lease expenses for those classes of underlying assets for which RideNow has elected the practical expedient to not separate lease and non-lease components.

Leases with an initial term of 12 months or less are not recorded on the balance sheet; RideNow recognizes lease expense for these leases on a straight-line basis over the lease term. RideNow rents or subleases certain real estate to third parties, which are primarily operating leases.

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Variable lease payments

A majority of RideNow’s lease agreements include fixed rental payments. Certain of RideNow’s lease agreements include fixed rental payments that are adjusted periodically for changes in the Consumer Price Index (“CPI”). Payments based on a change in an index or a rate are not considered in the determination of lease payments for purposes of measuring the related lease liability. While lease liabilities are not remeasured as a result of changes to the CPI, changes to the CPI are treated as variable lease payments and recognized in the period in which the obligation for those payments are incurred.

Options to extend or terminate leases

Most of RideNow’s real estate leases include one or more options to renew, with renewal terms that can extend the lease term from one to five years or more. The exercise of lease renewal options is at RideNow’s sole discretion. If it is reasonably certain that RideNow will exercise such options, the periods covered by such options are included in the lease term and are recognized as part of RideNow’s ROU assets and lease liabilities. Certain leases also include options to purchase the leased property. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

Discount rate

For the incremental borrowing rate, RideNow generally uses a portfolio approach to determine the discount rate for leases with similar characteristics. RideNow determines discount rates based on current market prices of instruments similar to RideNow’s unsecured borrowings with maturities that align with the relevant lease term, and such rates are then adjusted for RideNow’s credit spread and the effects of full collateralization.

Balance Sheet Presentation

Leases	Classification	2019	2018
Assets:
Operating	Operating lease assets	$59,845,283	$51,270,811
Finance	Property and Equipment, net	10,805,089	11,975,998
Total right-of-use assets		$70,650,372	$63,246,809

Liabilities
Current
Operating	Current portion of operating lease liabilities	$14,693,192	$13,981,772
Finance	Current portion of finance lease liabilities	3,163,199	3,109,558

Non-Current
Operating	Long-term portion of operating lease liabilities	47,244,420	39,728,645
Financing	Long-term portion of finance lease liabilities	13,464,666	14,084,331
Total lease liabilities		$78,565,477	$70,904,306

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

The following consist of lease related assets and liabilities as of December 31:

Lease Term and Discount Rate

The following consists of the lease terms and discount rates as of December 31:

	2019	2018
Weighted Average Lease Term - Operating Leases	5.9 years	6.2 years
Weighted Average Lease Term - Finance Leases	9.6 years	10.6 years
Weighted Average Discount Rate - Operating Leases	3.0%	3.0%
Weighted Average Discount Rate - Finance Leases	18.1%	18.0%

Lease Costs

The following table provides certain information related to the lease costs for finance and operating leases for the years ended December 31:

Lease Cost	Classification	2019	2018
Operating lease costs	Selling, general and administrative expenses	$14,995,468	$14,214,823

Finance lease costs:
Amortization of ROU assets	Depreciation and Amortization	1,170,909	1,170,909
Interest on lease liabilities	Floor plan interest and other interest expense	2,810,138	2,884,300

*Variable lease costs	Selling, general and administrative expenses	1,067,513	992,325
		$20,044,028	$19,262,357

*	Variable Lease Cost includes the following:
-	Short term lease costs, which are immaterial.
-	Sales tax, CAM charges, and CPI adjustments.

Supplemental Cash Flow Information

The following table presents supplemental cash flow information for leases for the year ended December 31:

	2019	2018
Cash paid for amounts included in the measurements of lease liabilities:
Operating cash flows from operating leases	$15,342,746	$14,263,316
Operating cash flows from finance leases	$2,810,138	$2,884,300
Financing cash flows from finance leases	$566,024	$442,000
Right-of-use assets obtained in exchange for new:
Operating lease liabilities	$22,482,942	$8,693,628
Finance lease liabilities	$-	$
Non-cash reduction in right-of-use assets and lease liabilities from modification to operating leases:	$-	$1,389,244

RideNow leases facilities under operating leases expiring through January 2029. The leases require varying monthly payments ranging from $3,900 to $79,000.

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Future minimum payments under these commitments as of December 31, 2019 are as follows:

	Operating Leases	Finance Leases
Year Ending December 31,
2020	$14,895,237	$3,433,494
2021	12,318,028	3,478,480
2022	10,393,952	3,515,681
2023	8,995,510	3,568,272
2024	7,520,534	3,615,480
Thereafter	13,737,397	16,598,014
Total lease payments	67,860,658	34,209,421
Less: Interest	(5,923,046)	(17,581,556)
Present value of lease liabilities	$61,937,612	$16,627,865

Current portion of lease liabilities	$15,033,457	$3,163,199
Long-term portion of lease liabilities	46,904,155	13,464,666
	$61,937,612	$16,627,865

Lease expense charged to operations was approximately $14,995,468 and $14,214,823 for the years ended December 31, 2019 and 2018, respectively.

Future minimum lease payments under these commitments, as presented above, scheduled in connection with a related party are as follows:

Maturity of Related Party Lease Liabilities	2019
2020	$11,867,990
2021	10,287,195
2022	9,091,299
2023	8,368,594
2024	7,807,116
Thereafter	24,568,658
Total lease payments	71,990,852
Less: Interest	(20,026,506)
Present value of lease liabilities	$51,964,346

Maturity of Related Party Lease Liabilities	2018
2019	$11,073,441
2020	8,971,832
2021	7,348,560
2022	6,004,200
2023	5,150,024
Thereafter	27,109,038
Total lease payments	65,657,095
Less: Interest	(21,772,318)
Present value of lease liabilities	$43,884,777

Lease expense charged to operations in connection with a related party was approximately $8,715,266 and $8,598,685 for the years ended December 31, 2019 and 2018, respectively.

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 11 RELATED PARTY TRANSACTIONS

Cash Sweep Account Payables/Receivables

RideNow is a participant in a Cash Sweep Account arrangement with a bank and its affiliates. The Cash Sweep Account combines the cash balances of all the participating affiliates and invests excess cash on a daily basis. Interest is paid to each participant based on the average cash balance in the Cash Sweep account over the course of the year. Any participant that develops an overdraft cash balance is charged interest. For the years ended December 31, 2019 and 2018, the Cash Sweep Account was earning interest at 3.11% and 2.89%, respectively, and for overdraft balances, the interest charged was 3.50% and 3.75%, respectively.

Cash Sweep Accounts:	2019	2018
Related party receivable	$28,555,340	$21,297,800
Related party payable	(14,087,220)	(18,728,170)
Net Cash Sweep Account Balance	$14,468,120	$2,569,630

Shared Services

RideNow receives administrative support from RideNow Management, LLLP and Coulter Management Group, LLLP, which are related parties due to common ownership. Total administrative services received from these entities and charged to operations were $450,454 and $221,648, for the years ending December 31, 2019 and 2018, respectively.

NOTE 12 SUPPLEMENTAL CASH FLOW INFORMATION

The following table includes supplemental cash flow information, including noncash investing and financing activity for the years ended December 31,

	2019	2018
Cash paid for interest	$10,102,590	$8,456,398
Non-cash activities:
Non-cash issuance of noncontrolling interest	$125,000	$1,304,859
Non-cash purchase of noncontrolling interest and release of related party note receivable	$634,552	-
Non-cash equity contributions	$613,964	-

NOTE 13 RETIREMENT PLAN

RideNow maintains a 401(k) plan (the Plan) covering substantially all employees who are over the age of 21 and meet specified service requirements. Participants may voluntarily contribute to the Plan, not to exceed the maximum limits imposed by the Internal Revenue Service regulations. Contributions to the Plan are made by the participants to their individual accounts through payroll withholding. Additionally, RideNow provides a matching contribution of 25% up to the first 6% of participants’ annual earnings with a maximum of $2,000 annually. RideNow’s contribution to the Plan was approximately $613,270 and $1,093,730 for the years ended December 31, 2019 and 2018, respectively.

NOTE 14 CONTINGENCIES

From time to time, RideNow is contingently liable in respect to lawsuits and claims incidental to the ordinary course of its operations. Management has determined that the outcome of any such matters will not have a material effect on the Combined Financial Statements. No provision has been made in the accompanying Combined Financial Statements for losses, if any, that might result from the ultimate outcome of such matters.

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 15 BUSINESS AND CREDIT CONCENTRATIONS

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash on deposit with financial institutions. At times, amounts invested with financial institutions exceed Federal Deposit Insurance Corporation insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to receivables from automobile manufacturers or distributors which RideNow holds franchises, totaling approximately $6,828,000 and $6,106,000 at December 31, 2019 and 2018, respectively.

RideNow is subject to a concentration of risk in the event of financial distress or other adverse events related to any of the manufacturers whose franchised dealerships are included in RideNow’s brand portfolio. RideNow purchases new vehicle inventory from various powersports manufacturers at the prevailing prices available to all franchised dealerships. In addition, RideNow finances a substantial portion of its new vehicle inventory with manufacturer-affiliated finance companies. RideNow’s results of operations could be adversely affected by the manufacturers’ inability to supply RideNow dealerships with an adequate supply of new vehicle inventory and related floor plan financing. RideNow also has concentrations of risk related to the geographic markets in which RideNow dealerships operate. Changes in overall economic, retail powersports or regulatory environments in one or more of these markets could adversely impact the results of RideNow’s operations.

Concentrations of credit risk with respect to non-manufacturer trade receivables are limited due to the wide variety of customers and markets in which RideNow’s products are sold as well as their dispersion across many different geographic areas in the United States. Consequently, at December 31, 2019, RideNow does not consider itself to have any significant non-manufacturer concentrations of credit risk.

NOTE 16 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of judgment, and therefore cannot be determined with precision.

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or model-derived valuations or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

The following methods and assumptions were used by us in estimating fair value disclosures for financial instruments:

●	Cash and cash equivalents, receivables, other current assets, vehicle floorplan payable, accounts payable, other current liabilities, and variable rate debt: The amounts reported in the accompanying Combined Balance Sheets approximate fair value due to their short-term nature or the existence of variable interest rates that approximate prevailing market rates.

●	Fixed rate long-term debt: RideNow’s fixed rate long-term debt consists primarily of amounts outstanding under its senior unsecured notes. The amounts reported in the accompanying Combined Balance Sheets approximate fair value due to its senior unsecured notes using quoted prices for the identical liability (Level 1.)

Nonfinancial assets such as goodwill, other intangible assets, and long-lived assets held and used are measured at fair value when there is an indicator of impairment and recorded at fair value only when impairment is recognized or for a business combination. The fair values less costs to sell of long-lived assets or disposal groups held for sale are assessed each reporting period they remain classified as held for sale. Subsequent changes in the held for sale long-lived asset’s or disposal group’s fair value less cost to sell (increase or decrease) are reported as an adjustment to its carrying amount, except that the adjusted carrying amount cannot exceed the carrying amount of the long-lived asset or disposal group at the time it was initially classified as held for sale.

NOTE 17 SEGMENT INFORMATION

As of December 31, 2019 and 2018, RideNow had two operating segments: (1) Harley-Davidson motor sports dealerships and (2) Metric motor sports dealerships (representing all Non-Harley-Davidson motor sports dealerships). RideNow’s Harley-Davidson dealership segment is comprised of retail franchises that sell new and used motorcycles and related accessories, riding gear and apparel, replacement parts, equipment repair and maintenance services, and also arrange for the delivery of finance and insurance products through third party providers. RideNow’s Metric dealerships segment is comprised of retail franchises that sell new and used motorcycles (non-Harley-Davidson) and other motor sports equipment, including all-terrain vehicles, utility terrain vehicles, boats, personal watercraft, snowmobiles and scooters from manufacturers such as Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph. Additionally, dealerships in RideNow’s Metric segment sell related products and services, including repair and maintenance services and also arrange for the delivery of finance and insurance products through third party providers.

RideNow has determined that the operating segments also represent the reportable segments. The reportable segments identified above are the business activities of RideNow for which discrete financial information is available and for which operating results are regularly reviewed by the chief operating decision maker to assess operating performance and allocate resources. RideNow’s chief operating decision maker is comprised of its two owners, who are also RideNow’s (1) Chairman of the Board and (2) Chief Executive Officer.

The following tables provide reportable segment revenues, gross profit, floorplan interest expense, segment income and inventories:

	2019
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
Revenue	$220,621,113	$515,619,607	$736,240,720

Gross Profit	$60,788,862	$120,760,582	$181,549,444
Gross profit %	27.6%	23.4%	24.7%

Floor Plan interest expense	$1,017,392	$4,511,024	$5,528,416
Segment income%	0.5%	0.9%	0.8%

Segment income (1)	$11,623,250	$23,223,398	$34,846,648
Segment income %	5.3%	4.5%	4.7%

Inventories	$53,477,090	$163,513,505	$216,990,595

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

	2018
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
Revenue	$223,649,734	$475,704,971	$699,354,705

Gross Profit	$61,595,526	$110,978,334	$172,573,860
Gross profit %	27.5%	23.3%	24.7%

Floor Plan interest expense	$1,068,945	$3,078,189	$4,147,134
Segment income%	0.5%	0.6%	0.6%

Segment income (1)	$14,110,515	$21,557,144	$35,667,659
Segment income %	6.3%	4.5%	5.1%

Inventories	$40,449,979	$156,722,900	$197,172,879

(1)	Segment income represents income for each reportable segment and is defined as income from operations less floorplan interest expense, which is the measure by which management allocates resources to its segments.

The following is a reconciliation of the total of the reportable segments’ segment income to the combined net income:

	2019	2018
Reportable segment income	$34,846,648	$35,667,659
Corporate operating income/expense	219,553	(38,962)
Other interest expense	(4,551,687)	(4,416,800)
Interest income	986,756	721,953
Management fee expense		(672,256)
Miscellaneous income	1,215,627	440,687
Combined net income	$32,716,897	$31,702,281

The following tables provide revenues by products and services:

	2019
	Harley Davidson Dealerships	Metric Dealerships	Combined
New vehicles	$79,738,881	$317,978,998	$397,717,879
Used vehicles	68,871,728	63,933,304	132,805,032
Service, parts and other	57,515,708	94,333,391	151,849,099
Finance and insurance income	14,494,796	39,373,914	53,868,710
	$220,621,113	$515,619,607	$736,240,720

	2018
	Harley Davidson Dealerships	Metric Dealerships	Combined
New vehicles	$91,490,058	$297,856,702	$389,346,760
Used vehicles	60,363,476	53,252,779	113,616,255
Service, parts and other	57,234,843	88,976,588	146,211,431
Finance and insurance income	14,561,357	35,618,902	50,180,259
	$223,649,734	$475,704,971	$699,354,705

RIDENOW GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 18 SUBSEQUENT EVENTS

Business Combinations

On May 4, 2020, RideNow closed on a business acquisition with Daytona Fun Machines, Inc., a Florida dealership, for a cash payment of $1,306,617 pursuant to an asset purchase agreement subject to adjustments for working capital and escrow provisions. Daytona Fun Machines, Inc. sells and services motorcycles, powersports and marine products manufactured by American Honda Motor Company, Yamaha Motor Corporation, Kawasaki Motors Corp. and Bombardier Recreational Products Inc. The acquisition qualified as a business combination and was accounted for using the acquisition method of accounting. As of the settlement date, RideNow recognized assets of $2,923,017, liabilities assumed of $1,854,535 and goodwill of $238,135. As of November 30, 2020, the acquired business had recognized gross revenues of $7,625,884, costs and operating expenses of $6,920,052 and net income of $705,832.

On May 5, 2020, RideNow closed on a business acquisition with Volusia Motorsports, Inc., a Florida dealership, for a cash payment of $ 448,225 pursuant to an asset purchase agreement subject to adjustments for working capital and escrow provisions. Volusia Motorsports, Inc. sells and services Polaris, Slingshot, KTM and Star EV motorcycles/scooters, all-terrain vehicles, utility vehicles and golf carts manufactured and distributed by Polaris Industries Inc., KTM North American, Inc and JH Global Services, Inc. The acquisition qualified as a business combination and will be accounted for using the acquisition method of accounting. As of the settlement date, RideNow recognized assets of $1,278,502, liabilities assumed of $944,557 and goodwill of $114,280. As of November 30, 2020, the acquired business had recognized gross revenues of $1,976,911, costs and operating expenses of $1,998,037 and a net loss of $21,126. In September 2020, the Company was merged into Daytona Fun machines, Inc.

Coronavirus Pandemic (COVID-19)

Subsequent to year-end, the World Health Organization declared the spread of Coronavirus Disease (COVID-19) a worldwide pandemic. The COVID-19 pandemic is having significant effects on global markets, supply chains, businesses, and communities. Specific to RideNow, COVID-19 may impact various parts of its 2020 operations and financial results. Management believes RideNow is taking appropriate actions to mitigate the negative impact. However, the full impact of COVID-19 is unknown and cannot be reasonably estimated at December 31, 2019.

Paycheck Protection Program

In March 2020, tax legislation was passed in the United States of America, which created the Paycheck Protection Program (PPP). As part of the PPP, RideNow received combined loans of approximately $18,731,000, which can be used to cover certain allowable expenses of RideNow. The PPP contains provisions that allow for the full or partial forgiveness of the loans if certain requirements are met. Loan amounts that are not forgiven accrue interest at 1% per annum and are generally due within two years.

RIDENOW GROUP AND AFFILIATES

CONDENSED COMBINED FINANCIAL STATEMENTS

MARCH 31, 2021

RideNow Group and Affiliates

RideNow Group and Affiliates

Condensed Combined Balance Sheets

(Unaudited)

	As of March 31, 2021	As of December 31, 2020
ASSETS

Current assets
Cash and cash equivalents	$4,337,169	$3,905,686
Contracts in transit	17,321,129	10,736,791
Accounts receivable, net	12,512,404	10,023,174
Accounts receivable – related parties	96,134,436	84,535,861
Inventories, net	104,079,912	109,749,521
Prepaid expenses	1,847,740	1,625,109
Total current assets	236,232,790	220,576,142

Right-of-use assets	77,016,962	71,280,471
Property and equipment, net of accumulated depreciation	23,249,651	23,705,230
Goodwill	55,294,222	55,294,222
Note receivable – related party	1,018,863	1,264,425
Other non-current assets	269,625	288,758
Total Assets	$393,082,113	$372,409,248

LIABILITIES AND OWNERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$37,060,586	$36,806,476
Accounts payable – related parties	30,126,468	27,615,211
Floor plan notes payable	62,514,325	68,533,679
Revolving line of credit	-	-
Current portion of operating lease liabilities	17,952,416	15,755,805
Current portion of financing lease liabilities	3,976,599	4,059,496
Current portion of notes payable – related parties	504,000	504,000
Current portion of note payable – other	7,467,783	8,093,444
Total current liabilities	159,602,177	161,368,111

Long-term liabilities
Notes payable – related parties	6,781,322	6,907,322
Long-term portion of operating lease liabilities	61,003,179	57,473,929
Long-term portion of financing lease liabilities	14,427,675	14,550,947
Note payable- PPP loans	16,923,759	16,923,759
Note payable – other	944,463	985,052
Other long-term liabilities	6,857,364	4,779,112
Total liabilities	266,539,938	262,988,232

Owners’ equity	126,542,174	109,421,016

Total liabilities and owners’ equity	$393,082,113	$372,409,248

See accompanying Notes to Condensed Combined Financial Statements

RideNow Group and Affiliates

Condensed Combined Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue
New vehicles	$143,257,024	$91,746,529
Used vehicles	38,988,272	38,936,734
Service, parts and others	43,529,102	36,724,157
Finance and insurance, net	19,407,653	14,378,808
Total revenue	245,182,051	181,786,228

Cost of Sales
New vehicles	115,378,848	80,406,382
Used vehicles	31,746,228	34,146,250
Service, parts and others	23,476,601	19,197,651
Total cost of sales	170,601,677	133,750,283

Gross profit	74,580,374	48,035,945

Selling, general and administrative expenses	43,111,337	35,469,797

Depreciation and amortization expenses	813,507	871,389

Operating income	30,655,530	11,694,759

Other Income (Expense)
Floor plan interest expense	(491,915)	(1,247,326)
Interest expense – other	(215,698)	(352,464)
Interest income	163,807	269,946
Other income (expense)	568,870	378,350
Total other income (expense)	25,064	(951,494)

Net income	$30,680,594	$10,743,265

See accompanying Notes to Condensed Combined Financial Statements

RideNow Group and Affiliates

Condensed Combined Statements of Owners’ Equity

(Unaudited)

Owners’ Equity
Balance at December 31, 2020	$109,421,016

Contributions	-

Distributions	(13,559,436)

Net income	30,680,594

Balance at March 31, 2021	$126,542,174

Balance at December 31, 2019	$77,762,608

Contributions	-

Distributions	(3,560,017)

Net income	10,743,265

Balance at March 31, 2020	$84,945,856

See accompanying Notes to Condensed Combined Financial Statements

RideNow Group and Affiliates

Condensed Combined Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$30,680,594	$4,674,217
Adjustments to reconcile net income to net cash provided by operating activities:	-	-
Loss on disposal of property and equipment	-	71
Depreciation and amortization	813,507	881,389
Provision for allowance for doubtful accounts	58,691	(79,732)
Contracts in transit	(6,584,338)	(822,596)
Accounts receivable	(2,547,921)	(2,573,490)
Accounts receivable – related parties	(39,555,172)	(7,328,101)
Inventories	5,669,609	(6,863,277)
Prepaid expenses	(222,631)	(231,618)
Other assets	9,135	4,132,107
Floor plan payable, net	(6,019,354)	9,995,404
Accounts payable	243,479	(8,187,365)
Payables to related parties	2,511,257	9,907,560
Accrued liabilities	2,016,491	(362,493)
Net cash (used in) provided by operating activities	(12,926,653)	3,142,147

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(347,927)	(218,286)
Proceeds from sale of property and equipment	61,758	-
Net cash used in investing activities	(286,169)	(218,286)

CASH FLOWS FROM FINANCING ACTIVITIES

Payments received on notes receivables	245,562	-
Proceeds from borrowings from related party	(126,000)	(1,299,739)
Payments of revolving line of credit	-	(16,000,000)
Payments of borrowings from bank	(585,000)	(585,000)
Payments on other notes payable	(81,250)	693,518
Net change in finance lease liabilities	(206,169)	(166,414)
Distributions to owners	(13,559,436)	2,508,960
Net cash (used in) financing activities	(14,312,293)	(14,848,675)

DECREASE IN CASH AND CASH EQUIVALENTS	(27,525,115)	(11,924,814)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	31,862,284	4,980,718

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,337,169	$(6,944,096)

See accompanying Notes to Condensed Combined Financial Statements

RideNow Group and Affiliates

Notes to Condensed Combined Financial Statements

(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

RideNow Group and Affiliates, a non-legal entity, (“RideNow” or “The Group” or the “Company”) is a collection of franchised dealerships operating in the powersports industry. The Group is engaged in the sale of new and used motorcycles, all-terrain vehicles, personal watercraft, other powersports vehicles, and related products and services, including repair and maintenance services, parts and accessories, riding gear, and apparel. As of December 31, 2020, RideNow owned and operated more than 45 retail dealerships in the United States, predominately in the Sunbelt region. The core brands sold by RideNow are Harley-Davidson, Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph, which are sold through franchise dealer agreements.

Basis of Presentation

The Condensed Combined Financial Statements include the accounts of the following affiliated companies: CMG Powersports Inc., America’s Powersports, Inc., Woods Fun Center, LLC, San Diego House of Motorcycles, LLC, APS of Oklahoma, LLC, APS of Georgetown, LLC, APS of Ohio, LLC, APS of Texas, LLC, C&W Motors, Inc., BJ Motorsports, LLC, Coyote Motorsports - Allen, LTD, Coyote Motorsports - Garland, LTD, East Valley Motorcycles, LLC, Glendale Motorcycles, LLC, JJB Properties, LLC, Metro Motorcycle, Inc., RideNow Carolina, LLC, RideNow, LLC, Ride USA, LLC, Top Cat Enterprises, LLC, Tucson Motorcycle, Inc., Tucson Motorsports, Inc., YSA Motorsports, LLC, RN Tri-Cities, LLC, ECHD Motorcycles, LLC, IOT Motorcycles, LLC, RideNow 6 Garland, LLC, RideNow Gainesville, LLC, RNKC, LLC, RNMC Daytona, LLC, TC Motorcycles, LLC, Ride Now 5 Allen, LLC, RHND Ocala, LLC and Bayou Motorcycles, LLC.

These condensed combined financial statements were prepared on a combined basis using the accrual method of accounting. All transactions and accounts between and among the combined entities have been eliminated.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements. RideNow bases its estimates and judgments on historical experience and other assumptions that management believes are reasonable. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ materially from these estimates. RideNow periodically evaluates estimates and assumptions used in the preparation of the financial statements and make changes on a prospective basis when adjustments are necessary. The critical accounting estimates made in the accompanying Condensed Combined Financial Statements include certain assumptions related to goodwill and other intangible assets. Other significant accounting estimates include certain assumptions related to long-lived assets, assets held for sale, accruals for chargebacks against revenue recognized from the sale of finance and insurance products, certain legal proceedings, and estimated tax liabilities. Actual results could differ from those estimates.

RideNow Group and Affiliates

Notes to Condensed Combined Financial Statements

(Unaudited)

Revenue from Contracts with Customers

RideNow adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU, collectively referred to as Accounting Standards Codification (ASC) Topic 606, which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope. RideNow’s goods and services that fall within the scope of Topic 606 are recognized as revenue when promised goods or services are transferred to customers in amounts that reflect the consideration to which RideNow expects to be entitled in exchange for those goods or services.

Accounting for Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update (ASC Topic 842) that amends the accounting guidance on leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The FASB also subsequently issued amendments to the standard, including providing an additional and optional transition method to adopt the new standard, described below, as well as certain practical expedients related to land easements and lessor accounting.

The accounting standard update originally required the use of a modified retrospective approach reflecting the application of the standard to the leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements with the option to elect certain practical expedients. A subsequent amendment to the standard provides an additional and optional transition method that allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. RideNow adopted this accounting standard effective January 1, 2018, using the optional transition method with no restatement of comparative periods.

RideNow elected certain practical expedients available under the transition guidance within the new standard, which among other things, allowed it to carry forward the historical lease classification of RideNow’s existing leases. RideNow did not elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to RideNow. The new standard also provides practical expedients for an entity’s ongoing accounting. RideNow elected the short- term lease recognition exemption for all leases that qualify. As a result, for those leases that qualify, RideNow will not recognize ROU assets or lease liabilities, and RideNow did not recognize ROU asset or lease liabilities for existing short-term leases of those assets in transition. RideNow also elected the practical expedient to not separate lease and non-lease components of leases for the majority of RideNow classes of underlying assets.

NOTE 2 – REVENUE FROM CONTRACTS WITH CUSTOMERS

New and Used Recreational Vehicles

RideNow sells new and used recreational vehicles. The transaction price for a recreational vehicle sale is determined with the customer at the time of sale. Customers often trade in their own recreational vehicle to apply toward the purchase of a retail new or used recreational vehicle. The “trade-in” recreational vehicle is a type of noncash consideration measured at fair value, based on external and internal market data for a specific recreational vehicle, and applied as payment of the contract price for the purchased recreational vehicle.

RideNow Group and Affiliates

Notes to Condensed Combined Financial Statements

(Unaudited)

When RideNow sells a new or used recreational vehicle, transfer of control typically occurs at a point in time upon delivery of the vehicle to the customer, which is generally at the time of sale, as the customer is able to direct the use of, and obtain substantially all benefits from the recreational vehicle at such time. RideNow does not directly finance its customer’s purchases or provide leasing. In many cases, RideNow arranges third- party financing for the retail sale or lease of recreational vehicles to customers in exchange for a fee paid to RideNow by a third-party financial institution. RideNow receives payment directly from the customer at the time of sale or from a third-party financial institution (referred to as contracts-in-transit) within a short period of time following the sale. RideNow establishes provisions, which are not significant, for estimated returns and warranties on the basis of both historical information and current trends.

Parts and Service

RideNow sells parts and vehicle services related to customer-paid repairs and maintenance, repairs and maintenance under manufacturer warranties and extended service contracts, and collision-related repairs. RideNow also sells parts through wholesale and retail counter channels.

Each repair and maintenance service is a single performance obligation that includes both the parts and labor associated with the vehicle service. Payment for each vehicle service work is typically due upon completion of the service, which is generally completed within a short period from contract inception. The transaction price for repair and maintenance services is based on the parts used, the number of labor hours applied, and standardized hourly labor rates. The performance obligation for repair and maintenance service are satisfied over time and create an asset with no alternative use and with an enforceable right to payment for performance completed to date. Revenue is recognized over time based on a direct measurement of labor hours, parts and accessories that are allocated to open service and repair orders at the end of each reporting period. As a practical expedient, the time value of money is not considered since repair and maintenance service contracts have a duration of one year or less. The transaction price for wholesale and retail counter parts sales is determined at the time of sale based on the quantity and price of each product purchased. Payment is typically due at time of sale, or within a short period following the sale. RideNow establishes provisions, which are not significant, for estimated parts returns based on historical information and current trends. Delivery method of wholesale and retail counter parts vary.

RideNow generally considers control of wholesale and retail counter parts to transfer when the products are shipped, which typically occurs the same day as or within a few days of sale. RideNow also offers customer loyalty points for parts and services for select franchises. RideNow satisfies its performance obligations and recognizes revenue when the loyalty points are redeemed. Amounts deferred related to the customer loyalty programs are insignificant.

Finance and Insurance

RideNow sells and receives commissions on the following types of finance and insurance products: extended service contracts, maintenance programs, guaranteed auto protection, tire and wheel protection, and theft protection products, among others. RideNow offers products that are sold and administered by independent third parties, including the vehicle manufacturers’ captive finance subsidiaries.

Pursuant to the arrangements with these third-party providers, RideNow sells the products on a commission basis. For the majority of finance and insurance product sales, RideNow’s performance obligation is to arrange for the provision of goods and services by another party. RideNow’s performance obligation is satisfied when this arrangement is made, which is when the finance and insurance product is delivered to the end customer, generally at the time of the vehicle sale. As agent, RideNow recognizes revenue in the amount of any fee or commission to which it expects to be entitled, which is the net amount of consideration that it retains after paying the third-party provider the consideration received in exchange for the goods or services to be fulfilled by that party.

RideNow’s customers are concentrated in the Sunbelt region. There are no significant judgements or estimates required in determining the satisfaction of the performance obligations or the transaction price allocated to the performance obligations. As revenue are recognized at a point-in-time, costs to obtain the customer (i.e. commissions) do not require capitalization.

RideNow Group and Affiliates

Notes to Condensed Combined Financial Statements

(Unaudited)

Disaggregation of Revenue

The significant majority of RideNow’s revenue is from contracts with customers. In the following tables, revenue is disaggregated by major lines of goods and services and timing of transfer of goods and services. We have determined that these categories depict how the nature, amount, timing, and uncertainty of our revenue and cash flows are affected by economic factors.

Revenue from contracts with customers consists of the following:

	Three Months Ended March 31,
	2021	2020
Revenue:
New vehicle	$143,257,024	$91,746,529
Used vehicle	38,988,272	38,936,734
New and used vehicle	182,245,296	130,683,263

Service, parts and others	43,529,102	36,724,157
Finance and insurance, net	19,407,653	14,378,808
Total revenue	$245,182,051	$181,786,228

Timing of revenue recognition:
Goods and services transferred at a point in time	$218,207,583	$160,667,398
Goods and services transferred over time (1)	26,974,468	21,697,694
Total revenue	$245,182,051	$182,365,092

(1)	Represents revenue recognized during the period for vehicle repair and maintenance services.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of March 31, 2021 and December 31, 2020.

	3/31/21	12/31/20
Trade receivables	$3,615,139	$3,145,226
Factory receivables	5,310,814	6,624,129
Other receivables	3,897,486	720,861
Total accounts receivables	12,823,439	10,490,216
Less: Allowance for doubtful accounts	(311,035)	(467,042)
Accounts receivables, net	$12,512,404	$10,023,174

NOTE 4 – INVENTORIES AND VEHICLE FLOOR PLAN PAYABLES

Inventories consisted of the following as of March 31, 2021 and December 31, 2020.

	3/31/21	12/31/20
New vehicles	$61,334,528	$67,416,505
Used vehicles	21,423,667	22,225,209
Parts, accessories and other	21,321,717	20,107,807
Total cost	$104,079,912	$109,749,521

RideNow Group and Affiliates

Notes to Condensed Combined Financial Statements

(Unaudited)

The components of vehicle Floor Plan payables at March 31, 2021 and December 31, 2020.

	3/31/21	12/31/20
Vehicle Floor Plan payable - trade	$24,607,851	$18,516,327
Vehicle Floor Plan payable – non-trade	37,906,474	50,017,352
Vehicle Floor Plan payable	$62,514,325	$68,533,679

Vehicle Floor Plan payable - trade reflects amounts borrowed to finance the purchase of specific new and, to a lesser extent, used vehicle inventories with the corresponding manufacturers’ captive finance subsidiaries (“trade lenders”). Vehicle Floor Plan payable-non-trade represents amounts borrowed to finance the purchase of specific new and, to a lesser extent, used vehicle inventories with non-trade lenders, as well as amounts borrowed under RideNow’s secured used vehicle Floor Plan facilities. Changes in vehicle Floor Plan payable- trade are reported as operating cash flows and changes in vehicle Floor Plan payable-non-trade are reported as financing cash flows in the accompanying Condensed Combined Statements of Cash Flows.

RideNow’s inventory costs are generally reduced by manufacturer holdbacks, incentives, Floor Plan assistance, and non-reimbursement-based manufacturer advertising rebates, while the related vehicle Floor Plan payables are reflective of the gross cost of the vehicle. The vehicle Floor Plan payables, as shown in the above table, will generally also be higher than the inventory cost due to the timing of the sale of a vehicle and payment of the related liability. Vehicle Floor Plan facilities are due on demand, but in the case of new vehicle inventories, are generally paid within several business days after the related vehicles are sold. Vehicle Floor Plan facilities are primarily collateralized by vehicle inventories and related receivables.

NOTE 5 – PROPERTY AND EQUIPMENT, NET

The following table summarizes property and equipment, net of accumulated depreciation and amortization as of March 31, 2021 and December 31, 2020.

	3/31/21	12/31/20
Equipment	$5,499,126	$4,231,451
Furniture and fixtures	20,665,287	19,307,497
Buildings	12,043,419	13,522,538
Vehicles	4,599,044	4,191,156
Leasehold improvements	12,174,968	10,296,570
Construction in progress	115,653	26,183
Total property and equipment	55,097,497	51,575,395
Less: Accumulated depreciation	(31,847,846)	(27,870,165)
Property and equipment, net	$23,249,651	$23,705,230

Depreciation and amortization expense for the Three Months ended March 31, 2021 and 2020 was $803,507 and $881,389, respectively.

NOTE 6 – GOODWILL AND INTANGIBLE ASSETS, NET

RideNow’s acquisitions have resulted in the recording of goodwill and other intangible assets. Goodwill is an asset representing operational synergies, franchise rights and future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Other intangible assets represent non-compete agreements entered into with sellers from the acquired businesses and are not significant to the condensed combined financial statements.

RideNow Group and Affiliates

Notes to Condensed Combined Financial Statements

(Unaudited)

The changes in goodwill for the three months ended March 31, 2021 and the year ended December 31, 2020 are as follows:

Goodwill
Balance at December 31, 2019	$54,988,384
Acquisitions	305,838
Impairments	-
Balance at December 31, 2020	55,294,222
Acquisitions	-
Impairments	-
Balance at March 31, 2021	$55,294,222

NOTE 7 - LINE OF CREDIT

RideNow has a $19,000,000 revolving line of credit established at a bank. RideNow participates in the line of credit with certain affiliates. Interest is payable monthly at the lesser of the prime rate (3.25% and 4.75% at March 31, 2021 and 2020, respectively) or LIBOR plus 2.75% (2.98% and 4.98% at March 31, 2021 and 2020, respectively). The line of credit is secured by substantially all of the assets of the participating affiliates. The line of credit has been amended and renewed multiple times under similar terms since its inception and has a maturity date of January 15, 2022. The outstanding balance on the line of credit was $0- and $0 at March 31, 2021 and December 31, 2020, respectively.

NOTE 8 – NOTES PAYABLE

The following consist of a note payable to a bank and other third-parties as of March 31, 2021 and December 31, 2020:

	3/31/21	12/31/20
Northern Trust Bank term loan agreement that requires monthly principal payments of approximately $190,500 and accrues interest at the one-month LIBOR plus 2.0%. This loan is guaranteed by the owners of CMG Powersports, Inc. and matures July 1, 2021.	$5,142,857	$5,714,286
Unsecured note payable to P&D Motorcycles in the original amount of $1,724,000 with an interest rate of 4% and note payable matures on July 1, 2022	1,153,919	1,248,740
PPP Loans dated April 6, 2020. Payments of principal and interest were deferred until August 6, 2021, at which time the Companies will make equal payments of principal and interest through maturity, which is April 6, 2026.	19,039,229	19,039,229
Total	25,336,005	26,002,255
Less: Current maturities	(7,467,783)	(8,093,444)
Long-term maturities of note payables - bank	$17,868,222	$17,908,811

The future maturities of long-term note payables to other as of March 31, 2021:

2021	$7,467,783
2022	5,286,584
2023	5,812,135
2024	5,077,128
2025	1,692,376
Total of long-term notes payable - other	$25,336,006

RideNow Group and Affiliates

Notes to Condensed Combined Financial Statements

(Unaudited)

Note Payable to Northern Trust Bank

RideNow is a collective borrower to a $16,000,000 term loan agreement with Northern Trust Bank held by CMG Powersports, Inc. The term loan agreement requires monthly principal payments of approximately $190,500 and accrues interest at the one-month LIBOR plus 2.0%. This loan is guaranteed by the owners of CMG Powersports, Inc. The term loan includes required covenants to be met. Management believes RideNow is in compliance with these covenants as the three months ended March 31, 2021 and 2020. For the three months ended March 31, 2021 and 2020 interest expense was $45,329 and $64,827, respectively.

Note Payable to P&D Motorcycles

On June 28, 2017 TC Motorcycles, LLC “DBA–RideNow Powersports Jacksonville” (the buyer) entered into a promissory note with P&D Motorcycles (the seller) as part of an acquisition. The original principal sum was $1,724,000 accruing interest at 4% including 59 monthly payments of $17,454 with final balloon payment due July 1, 2022. For the three months ended March 31, 2021 and 2020 interest expense was $13,355 and $18,253, respectively.

PPP Loan

On April 6, 2020, RideNow entered into loan agreements and related promissory notes (the “SBA Loan Documents”) to receive U.S. Small Business Administration Loans (the “SBA Loans”) pursuant to the Paycheck Protection Program (the “PPP”) established under the CARES Act, in the aggregate amount of $19,039,229 (the “Loan Proceeds”). The Companies received the Loan Proceeds on April 6, 2020, and under the SBA Loan Documents, the SBA Loans had an initial maturity date of April 5, 2022 and an annual interest rate of 0.98%. Payment of principal and interest, to be paid monthly, on the PPP Loans can be prepaid by the Companies at any time and was originally deferred through October 5, 2020. On October 7, 2020, the Small Business Administration published guidance of its interpretation of the CARES ACT and of the Paycheck Protection Program Interim Final Rules that indicates, pursuant to the PPP Flexibility Act of 2020, the deferral period for borrower payments of principal, interest and fees on all PPP was extended 10 months after the borrower’s loan forgiveness period. Additionally, the SBA lender agreed to extend the maturity pursuant to the Interim Final Rules. As a result, monthly equal payments of principal and interest will begin August 6, 2021, with the last payment due April 6, 2025.

NOTE 9 – RELATED PARTY TRANSACTIONS

Due from (to) related parties consist of the following balances as of March 31, 2021 and December 31, 2020.

	3/31/21	12/31/20
Accounts receivable-related parties	$96,134,436	$84,535,861
Notes receivable – related parties	1,018,863	1,264,425
Total balances due from related parties	97,153,299	85,800,286

Accounts payable – related parties	30,126,468	27,615,211
Notes payable – related parties	7,285,322	7,411,322
Total balances due to related parties	$37,411,790	$35,026,533

Accounts Receivable and Payables

Receivables Due from Related Parties

	3/31/21	12/31/20
Cash sweep receivables	$93,202,687	$84,478,128
Other receivables due from related parties	2,931,749	57,733
Total receivables due from related parties	$96,134,436	$84,535,861

Cash Sweep Account Receivables/Payables

RideNow is a participant in a Cash Sweep Account arrangement with a bank and its affiliates. The Cash Sweep Account combines the cash balances of all the participating affiliates and invests excess cash on a daily basis. Interest is paid to each participant based on the average cash balance in the Cash Sweep account over the course of the year. Any participant that develops an overdraft cash balance is charged interest. For the years ended March 31, 2021 and 2020, the Cash Sweep Account was earning interest at 1.10% and 3.11%, respectively, and for overdraft balances, the interest charged was 3.25% and 3.50%, respectively.

RideNow Group and Affiliates

Notes to Condensed Combined Financial Statements

(Unaudited)

	3/31/21	12/31/20
Cash Sweep Accounts:
Related party receivable	$93,202,687	$84,478,128
Related party payable	(26,785,998)	(27,956,598)
Net Cash Sweep Account Balance	$66,416,689	$56,521,530

Payables Due to Related Parties

	3/31/21	12/31/20
Cash sweep payables	$26,785,998	$27,956,598
Other payables due to related parties	3,340,470	(341,387)
Total payables due to related parties	$30,126,468	$27,615,211

Notes payable – Related Parties

The following table summarizes the notes payable to related parties as of March 31, 2021 and December 31, 2020:

	3/31/21	12/31/20
Various unsecured notes payable to Steele IV, LLLP, a related party through common ownership; monthly principal payments range from $10,000 to $20,000; interest accruing at rates ranging from LIBOR + 1.3% to LIBOR + 2.0%	$3,000,000	$3,000,000
Various unsecured notes payable to RideNow Management, LLLP, a related party through common ownership; monthly principal payments ranging from $7,000 to $13,500; interest accruing at rates ranging from LIBOR + 0.6% to LIBOR + 1.3%.	1,285,322	1,411,322
Various unsecured notes payable to Denex, LLLP, a related party through common ownership; monthly principal payments ranging from $10,000 to $20,000 interest accruing at rates ranging from LIBOR + 0.5% to LIBOR + 2.0%.	3,000,000	3,000,000
Total	7,285,322	7,411,322
Less: Current maturities	(504,000)	(504,000)
Long-term maturities due to related party	$6,781,322	$6,907,322

The future maturities of long-term note payables to related parties as of March 31, 2021:

2021	$504,000
2022	504,000
2023	6,277,322
Total maturities of long-term notes payable – related parties	$7,285,322

Related Party Leases

Included in the leases are leases for twenty-five (25) locations which are owned by the owners of RideNow or their affiliates. Lease expense charged to operations in connection with these related party leases was $10,126,669 and $8,715,266 for the three months ended March 31, 2021 and 2020, respectively.

Shared Services

RideNow receives administrative support from RideNow Management, LLLP and Coulter Management Group, LLLP, which are related parties due to common ownership. Total administrative services received from these entities and charged to operations were $252,457 and $212,687 for the years ending March 31, 2021 and 2020, respectively.

NOTE 10 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table includes supplemental cash flow information, including noncash investing and financing activity for the three months ended March 31,

	3/31/21	3/31/20
Cash paid for interest	$707,613	$1,599,790
Non-cash activities:	-	-

RideNow Group and Affiliates

Notes to Condensed Combined Financial Statements

(Unaudited)

NOTE 11 - RETIREMENT PLAN

RideNow maintains a 401(k) plan (the Plan) covering substantially all employees who are over the age of 21 and meet specified service requirements. Participants may voluntarily contribute to the Plan, not to exceed the maximum limits imposed by the Internal Revenue Service regulations. Contributions to the Plan are made by the participants to their individual accounts through payroll withholding. Additionally, RideNow provides a matching contribution of 25% up to the first 6% of participants’ annual earnings with a maximum of $2,000 annually. RideNow’s contribution to the Plan was $91,317 and $103,447 for the three months ended March 31, 2021 and 2020, respectively.

NOTE 12 – CONTINGENCIES

From time-to-time, RideNow is contingently liable in respect to lawsuits and claims incidental to the ordinary course of its operations. Management has determined that the outcome of any such matters will not have a material effect on the Combined Financial Statements. No provision has been made in the accompanying Condensed Combined Financial Statements for losses, if any, that might result from the ultimate outcome of such matters.

Coronavirus Pandemic (COVID-19)

Subsequent to year-end, the World Health Organization declared the spread of Coronavirus Disease (COVID- 19) a worldwide pandemic. The COVID-19 pandemic is having significant effects on global markets, supply chains, businesses, and communities. Specific to RideNow, COVID-19 may impact various parts of its 2020 operations and financial results. Management believes RideNow is taking appropriate actions to mitigate the negative impact. However, the full impact of COVID-19 is unknown and cannot be reasonably estimated at March 31, 2021.

NOTE 13 – BUSINESS AND CREDIT CONCENTRATIONS

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash on deposit with financial institutions. At times, amounts invested with financial institutions exceed Federal Deposit Insurance Corporation insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to receivables from powersports manufacturers or distributors which RideNow holds franchises, totaling approximately $5,310,000 and $6,624,000 at March 31, 2021 and December 31, 2020, respectively.

RideNow is subject to a concentration of risk in the event of financial distress or other adverse events related to any of the manufacturers whose franchised dealerships are included in RideNow’s brand portfolio. RideNow purchases new vehicle inventory from various powersports manufacturers at the prevailing prices available to all franchised dealerships. In addition, RideNow finances a substantial portion of its new vehicle inventory with manufacturer-affiliated finance companies. RideNow’s results of operations could be adversely affected by the manufacturers’ inability to supply RideNow dealerships with an adequate supply of new vehicle inventory and related floor plan financing. RideNow also has concentrations of risk related to the geographic markets in which RideNow dealerships operate. Changes in overall economic, retail powersports or regulatory environments in one or more of these markets could adversely impact the results of RideNow’s operations.

Concentrations of credit risk with respect to non-manufacturer trade receivables are limited due to the wide variety of customers and markets in which RideNow’s products are sold as well as their dispersion across many different geographic areas in the United States. Consequently, at March 31, 2021, RideNow does not consider itself to have any significant non-manufacturer concentrations of credit risk.

NOTE 14 – FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of judgment, and therefore cannot be determined with precision.

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities

RideNow Group and Affiliates

Notes to Condensed Combined Financial Statements

(Unaudited)

Level 2 Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or model-derived valuations or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following methods and assumptions were used by us in estimating fair value disclosures for financial instruments:

●	Cash and cash equivalents, receivables, other current assets, vehicle Floor Plan payable, accounts payable, other current liabilities, and variable rate debt: The amounts reported in the accompanying Condensed Combined Balance Sheets approximate fair value due to their short-term nature or the existence of variable interest rates that approximate prevailing market rates.

●	Fixed rate long-term debt: RideNow’s fixed rate long-term debt consists primarily of amounts outstanding under its senior unsecured notes. The amounts reported in the accompanying Combined Balance Sheets approximate fair value due to its senior unsecured notes using quoted prices for the identical liability (Level 1).

Nonfinancial assets such as goodwill, other intangible assets, and long-lived assets held and used are measured at fair value when there is an indicator of impairment and recorded at fair value only when impairment is recognized or for a business combination. The fair values less costs to sell of long-lived assets or disposal groups held for sale are assessed each reporting period they remain classified as held for sale. Subsequent changes in the held for sale long-lived asset’s or disposal group’s fair value less cost to sell (increase or decrease) are reported as an adjustment to its carrying amount, except that the adjusted carrying amount cannot exceed the carrying amount of the long-lived asset or disposal group at the time it was initially classified as held for sale.

NOTE 15 – SEGMENT INFORMATION

As of March 31, 2021, and 2020, RideNow had two operating segments: (1) Harley-Davidson motor sports dealerships and (2) Metric motor sports dealerships (representing all Non-Harley-Davidson motor sports dealerships). RideNow’s Harley-Davidson dealership segment is comprised of retail franchises that sell new and used motorcycles and related accessories, riding gear and apparel, replacement parts, equipment repair and maintenance services, and also arrange for the delivery of finance and insurance products through third party providers. RideNow’s Metric dealerships segment is comprised of retail franchises that sell new and used motorcycles (non-Harley-Davidson) and other motor sports equipment, including all-terrain vehicles, utility terrain vehicles, boats, personal watercraft, snowmobiles and scooters from manufacturers such as Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph. Additionally, dealerships in RideNow’s Metric segment sell related products and services, including repair and maintenance services and also arrange for the delivery of finance and insurance products through third party providers.

RideNow has determined that the operating segments also represent the reportable segments. The reportable segments identified above are the business activities of RideNow for which discrete financial information is available and for which operating results are regularly reviewed by the chief operating decision maker to assess operating performance and allocate resources. RideNow’s chief operating decision maker is comprised of its two owners, who are also RideNow’s (1) Chairman of the Board and (2) Chief Executive Officer.

The following tables provide reportable segment revenue, gross profit, Floor Plan interest expense, segment income and inventories:

	For the Three Months Ended March 31, 2021
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
Revenue	$56,220,157	$188,961,894	$245,182,051

Gross Profit	$17,324,722	$57,255,652	$74,580,374
Gross profit %	30.8%	30.3%	30.4%

Floor Plan interest expense	$164,113	$327,802	$491,915
Segment income%	0.3%	0.2%	0.2%

Segment income (1)	$4,463,386	$25,700,229	$30,163,615
Segment income %	7.9%	13.6%	12.3%

Inventories	$28,059,006	$76,020,906	$104,079,912

RideNow Group and Affiliates

Notes to Condensed Combined Financial Statements

(Unaudited)

	For the Three Months Ended March 31, 2020
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
Revenue	$55,648,591	$126,716,501	$182,365,092

Gross Profit	$14,773,122	$33,262,823	$48,035,945
Gross profit %	27.60%	23.40%	24.70%

Floor Plan interest expense	$280,802	$966,524	$1,247,326
Segment income%	0.5%	0.8%	0.7%

Segment income (1)	$2,671,684	$7,775,749	$10,447,433
Segment income %	5.30%	4.50%	4.70%

Inventories	$50,774,021	$173,079,878	$223,853,899

(1)	Segment income represents income for each reportable segment and is defined as income from operations less Floor Plan interest expense, which is the measure by which management allocates resources to its segments.

The following is a reconciliation of the total of the reportable segments’ segment income to the combined net income:

	For the Three Months Ended March 31,
	2021	2020
Reportable segment income	$30,163,615	10,447,433
Corporate operating income/expense	-
Other interest expense	(215,698)	(352,464)
Interest income	163,807	269,946
Miscellaneous income	568,870	378,350
Combined net income	$30,680,594	$10,743,265

The following tables provide revenue by products and services:

	For the Three Months Ended March 31, 2021
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
New vehicles	$21,415,487	$121,841,537	$143,257,024
Used vehicles	17,472,549	21,515,723	38,988,272
Service, parts and other	13,521,361	30,007,741	43,529,102
Finance and insurance income	3,810,760	15,596,893	19,407,653
	$56,220,157	$188,961,894	$245,182,051

	For the Three Months Ended March 31, 2020
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
New vehicles	$16,774,403	$74,972,126	$91,746,529
Used vehicles	21,799,962	17,175,170	38,975,132
Service, parts and other	13,418,447	23,846,176	37,264,623
Finance and insurance income	3,657,890	10,720,918	14,378,808
	$55,650,702	$126,714,390	$182,365,092

RideNow Group and Affiliates

Notes to Condensed Combined Financial Statements

(Unaudited)

NOTE 16 – BUSINESS COMBINATION

RideNow Transaction

On March 12, 2021, RumbleOn, Inc. announced a definitive agreement to combine with RideNow Group to create the only omnichannel customer experience in powersports and the largest publicly traded powersports dealership platform (the “RideNow Transaction”). Under the terms of the definitive agreement, RumbleOn will combine with up to 46 entities operating under the RideNow brand for a total consideration of up to $575.4 million, consisting of $400.4 million of cash and approximately 5.8 million shares of RumbleOn Class B Common Stock. RumbleOn will finance the cash consideration through a combination of up to $280.0 million of debt and the remainder through the issuance of new equity. RumbleOn has entered into a commitment letter with Oaktree Capital Management, L.P. ( “Oaktree”) to provide for the debt financing, subject to certain conditions (the “Oaktree Financing”). The number of shares to be issued to RideNow is subject to increase as described in the definitive agreement. The RideNow Transaction is subject to successful completion of the debt and equity financing, RumbleOn stockholder approval, manufacturer approval, other federal and state regulatory approvals, and other customary closing conditions as described in the definitive agreement. We expect to close the RideNow Transaction during the third quarter of 2021.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 12, 2021, the RumbleOn, Inc. (the “Company) entered into a Plan of Merger and Equity Purchase Agreement, as amended on June 17, 2021 (the “RideNow Agreement”) to acquire RideNow Group and Affiliates, a non-legal entity, (“RideNow” or “The Group”). RideNow is a collection of franchised dealerships operating in the powersports industry. Collectively, the Group is referred to as the Acquired Companies in the Agreement. The Group is engaged in the sale of new and used motorcycles, all- terrain vehicles, personal watercraft, other powersports vehicles, and related products and services, including repair and maintenance services, parts and accessories, riding gear, and apparel. As of March 31, 2021, RideNow owned and operated more than 45 retail dealerships in the United States, predominately in the Sunbelt region. The core brands sold by RideNow are Harley-Davidson, Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph, which are sold through franchise dealer agreements.

The RideNow Agreement provides that the Company will acquire the Acquired Companies in exchange for (i) $400,400,000 in cash plus or minus any adjustments for net working capital and closing indebtedness, and (ii) shares of the Company’s Class B Common Stock having a value of $175,000,000 (the “Closing Payment Shares”), valued equally, on a per share basis, based upon the lowest value of (A) $30.00; (B) the VWAP of the Company’s Class B Common Stock for the twenty (20) trading days immediately preceding the Closing, and (C) the value on a per share basis paid for the Class B Common Stock or any shares underlying securities convertible into or exercisable for Class B Common Stock by any person which purchases Class B Common Stock or any shares underlying securities convertible into or exercisable for Class B Common Stock from the Company from the date of the RideNow Agreement until the Closing not including purchases of Class B Common Stock underlying currently outstanding options, warrants, convertible notes, or other derivative securities. Ten percent (10%) of the Closing Payment Shares will be escrowed at Closing and will be released pursuant to the terms of the RideNow Agreement. The Company will finance the cash consideration through a combination of approximately $280,000,000 of debt provided by the Initial Lender (as defined below) and through the issuance of new equity for the remainder thereof.

The following unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and RideNow’s historical combined financial statements as adjusted to give effect to the Company’s acquisition of RideNow and the related financing transactions. The unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021, gives effect to these transactions as if they occurred on March 31, 2021. The unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2021, and the twelve months ended December 31, 2020, give effect to these transactions as if they occurred on January 1, 2020.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s audited historical financial statements, which are included in the Company’s most recent Annual Report on Form 10-K, and quarterly report on Form 10-Q, and RideNow’s audited historical financial statements, which were included in RumbleOn’s Form 8-K that was filed on April 8, 2021 and its quarterly financial statements, both of which are included in this report.

The unaudited pro forma combined financial information is provided for informational purpose only and is not intended to represent or be indicative of the consolidated results of operations or financial position that the Company would have reported had the RideNow transaction closed on the dates indicated and should not be taken as representative of our future consolidated results of operations or financial position.

The pro forma adjustments related to the RideNow Agreement are described in the notes to the unaudited pro forma combined financial information and principally include the following:

●	Pro forma adjustment to eliminate the RideNow assets, liabilities and owners’ equity not acquired.

●	Pro forma adjustment to record the equity and debt financing obtained in connection with the RideNow merger.

●	Proforma adjustment to record the merger of the Company and RideNow.

●	Proforma adjustments to record the estimated interest expense and other expenses resulting from the merger.

●	Proforma adjustment to record the estimated tax provision on the consolidated income before tax, as adjusted for the above pro forma adjustments.

The adjustments to fair value and the other estimates reflected in the accompanying unaudited pro forma condensed consolidated financial statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the merger. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or results of operations of the combined companies. Reclassifications and adjustments may be required if changes to RideNow’s financial presentation are needed to conform RideNow’s accounting policies to the accounting policies of RumbleOn.

These unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the RideNow Agreement. These financial statements also do not include any integration costs the companies may incur related to the Transactions as part of combining the operations of the companies.

RumbleOn Inc. and Subsidiaries

Pro Forma Condensed Combined Balance Sheet

as of March 31, 2021

(Unaudited)

	RumbleOn	RideNow	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$80,049	$4,337,169	$34,236,381	A,G	$38,653,599
Restricted cash	2,049,056	-	-		2,049,056
Accounts receivable, net	21,342,681	125,967,969	(93,202,687)	B	54,107,963
Inventory	24,034,754	104,079,912	-		128,114,666
Other current assets	4,050,991	1,847,740	-		5,898,731
Total current assets	51,557,531	236,232,790	(58,966,306)		228,824,015

Property and equipment - net	6,317,167	23,249,651	-		29,566,818
Right of use assets	5,418,220	77,016,962	-		82,435,182
Other indefinite lived intangible assets	-	-	194,531,319	C	194,531,319
Goodwill	26,886,563	55,294,222	311,021,310	C	393,202,095
Deferred finance charge	10,950,000	-	(10,950,000)	G	-
Other assets	159,409	1,288,488	(1,018,863)	D	429,034
Total assets	$101,288,890	$393,082,113	$434,617,460		$928,988,463

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$16,655,724	$37,060,586	$(13,470,692)	E	$40,245,618
Lease liabilities-current portion	1,696,078	21,929,015	-		23,625,093
Notes payable-floor plan	27,043,101	62,514,325	-		89,557,426
Current portion of long-term debt	6,305,466	38,098,251	(2,115,470)	F	42,288,247
Total current liabilities	51,700,369	159,602,177	(15,586,162)		195,716,384

Long term liabilities:
Long-term debt	4,691,181	24,649,544	234,319,143	F	263,659,868
Warrant liability	10,950,000	-	(10,950,000)	G	-
Convertible debt, net	27,572,970	-	-		27,572,970
Derivative liabilities	37,346	-	-		37,346
Lease liabilities- long-term portion	3,978,158	75,430,854	-		79,409,012
Other long-term liabilities	505,771	6,857,364	-		7,363,135
Total long-term liabilities	47,735,426	106,937,762	223,369,143		378,042,331

Total liabilities	99,435,795	266,539,939	207,782,981		573,758,715

Stockholders’ equity:
Class B Preferred stock	-	-	-		-
Class A stock	50	-	-		50
Class B Stock	2,286	-	10,439	G	12,725
Owners’ equity	-	126,542,174	(126,542,174)	H	-
Additional paid in capital	110,683,126	-	375,623,387	G	486,306,513
Accumulated deficit	(108,832,367)	-	(22,257,173)	G	(131,089,540)
Total stockholders’ equity	1,853,095	126,542,174	226,834,479		355,229,748
Total liabilities and stockholders’ equity	$101,288,890	$393,082,113	$434,617,460		$928,988,463

See Accompanying Notes to Pro Forma Financial Statements.

RumbleOn Inc. and Subsidiaries

Pro Forma Condensed Combined Statement of Operations

For the Three Month Ended March 31, 2021

(Unaudited)

	RumbleOn	RideNow	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue:
Vehicle sales
Powersports	$10,854,884	$182,245,296	-		$193,100,180
Automotive	84,070,855	-	-		84,070,855
Transportation and vehicle logistics	9,338,272	-	-		9,338,272
Parts and other revenue	-	62,936,755	-		62,936,755
Total Revenue	104,264,011	245,182,051	-		349,446,062

Cost of revenue
Powersports	7,876,391	147,125,076	-		155,001,467
Automotive	77,859,808	-	-		77,859,808
Transportation and vehicle logistics	7,349,342	-	-		7,349,342
Other cost of sales and revenue	-	23,476,601	-		23,476,601
Total cost of revenue	93,085,541	170,601,677	-		263,687,218

Gross profit	11,178,470	74,580,374	-		85,758,844

Selling, general and administrative	13,401,344	43,111,337	793,252	I	57,305,933
Depreciation and amortization	599,240	813,507	-		1,412,747

Operating income (loss)	(2,822,114)	30,655,530	(793,252)		27,040,164

Interest expense	(1,608,820)	(707,613)	(7,476,877)	J	(9,793,310)

Increase in derivative liability	(20,652)	-	-		(20,652)
Other income	-	732,677	-		732,677

Net income (loss) before provision for income taxes	(4,451,586)	30,680,594	(8, 270,129)		17, 958,879

Income tax expense	-	-	(4,489,720)	K	(4,489,720)

Net income (loss)	$(4,451,586)	$30,680,594	$(12,760,191)		$13,468,817

Weighted average number of common shares outstanding – basic	2,303,525				10,528,150

Net income (loss) per share – basic	$(1.93)				$1.28

Weighted average number of common shares outstanding – basic and fully diluted	2,303,525				10,974,356

Net income (loss) per share – fully diluted	$(1.93)				$1.23

See Accompanying Notes to Pro Forma Financial Statements.

RumbleOn Inc. and Subsidiaries

Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(Unaudited)

	RumbleOn	RideNow	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue:
Vehicle sales
Powersports	$46,653,668	$662,149,234	-		$708,802,902
Automotive	337,084,959	-	-		337,084,959
Transportation and vehicle logistics	31,816,157	-	-		31,816,157
Parts and other revenue	872,459	236,741,164	-		237,613,623
Total Revenue	416,427,243	898,890,398	-		1,315,317,641

Cost of revenue
Powersports	40,060,571	551,652,098	-		591,712,669
Automotive	308,800,631	-	-		308,800,631
Transportation and vehicle logistics	24,200,229	-	-		24,200,229
Other cost of sales and revenue	-	91,017,529	-		91,017,529
Cost of revenue before impairment loss	373,061,431	642,669,627	-		1,015,731,058
Impairment loss on automotive inventory	11,738,413	-	-		11,738,413
Total cost of revenue	384,799,844	642,669,627	-		1,027,469,471

Gross profit	31,627,399	256,220,771	-		287,848,170

Selling, general and administrative	53,659,348	154,520,040	$2, 115,338	I	210, 294,726
Insurance recovery proceeds	(5,615,268)	-	-		(5,615,268)
Depreciation and amortization	2,142,939	4,087,914	-		6,230,853

Operating income (loss)	(18,559,620)	97,612,817	$(2, 115,338)		76, 937,859

Interest expense	(6,638,325)	(6,956,809)	(30,528,806)	J	(44,123,940)
Other income	198,970	1,967,068	-		2,166,038

Net income (loss) before provision for income taxes	$(24,998,975)	$92,623,076	(32,644,144)		34,979,957

Income tax expense	-	-	(8,744,989)	K	(8,744,989)

Net income (loss)	$(24,998,975)	$92,623,076	$(41,389,133)		$26,234,968

Weighted average number of common shares outstanding – basic	2,184,441				10,450,714

Net income (loss) per share – basic	$(11.44)				$2.51

Weighted average number of common shares outstanding – basic and fully diluted	2,184,441				10,590,708

Net income (loss) per share – fully diluted	$(11.44)				$2.48

See Accompanying Notes to Pro Forma Financial Statements.

RumbleOn Inc. and Subsidiaries

Notes to Unaudited Pro Forma

Condensed Combined Financial Statements

Note 1 – Basis of Presentation

The audited historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of RideNow’s assets acquired and liabilities assumed and conformed the accounting policies of RideNow to its own accounting policies.

The unaudited pro forma condensed combined financial statements are based on our audited historical consolidated financial statements and RideNow’s audited historical combined financial statements as adjusted to give effect to the Company’s acquisition of RideNow and the related financing transactions. The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021, gives effect to these transactions as if they occurred on March 31, 2021. The Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2020 and the Three Months Ended March 31, 2021, give effect to these transactions as if they occurred on January 1, 2020.

The allocation of the purchase price used in the unaudited pro forma financial statements is based upon a preliminary valuation by management. The final estimate of the fair values of the assets and liabilities will be determined with the assistance of a third-party valuation firm. The Company’s preliminary estimates and assumptions are subject to materially change upon the finalization of internal studies and third-party valuations of assets, including investments, property and equipment, intangible assets including goodwill, and certain liabilities.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for informational purpose only and are not necessarily indicative of what the combined company’s financial position and results of operations would have actually been had the Transactions been completed on the dates used to prepare these pro forma financial statements. The adjustments to fair value and the other estimates reflected in the accompanying unaudited pro forma condensed combined financial statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the Transactions. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or results of operations of the combined companies. Reclassifications and adjustments may be required if changes to RumbleOn’s financial presentation are needed to conform RumbleOn’s accounting policies to the accounting policies of the RideNow.

These unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Transactions. These financial statements also do not include any integration costs the companies may incur related to the Transactions as part of combining the operations of the companies.

Note 2 – Summary of Significant Accounting Policies

The unaudited pro forma condensed combined financial statements have been prepared in a manner consistent with the accounting policies adopted by the Company. The accounting policies followed for financial reporting on a pro forma basis are the same as those disclosed in the 2020 Annual Report on Form 10-K and for RideNow, the accounting policies followed for financial reporting on a pro forma basis are the same as those disclosed in the audited financial statements included in RumbleOn’s Form 8-K filed on April 8, 2021. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies among the Company and RideNow. The Company is reviewing the accounting policies of RideNow to ensure conformity of such accounting policies to those of the Company and, as a result of that review, the Company may identify differences among the accounting policies of the two companies, that when confirmed, could have a material impact on the consolidated financial statements. However, at this time, the Company is not aware of any difference that would have a material impact on the unaudited pro forma condensed combined financial statements.

RumbleOn and RideNow have recorded leases in accordance with ASC 842. In the pro forma combined balance sheet these leases are reported as a single amount for short-term and long-term lease liabilities. The following table provides the segregation of these leases between operating leases and financing leases for the historical financial statements for RumbleOn and RideNow.

	As March 31, 2021
	RumbleOn	RideNow
Lease liabilities – current portion
Operating leases	$1,696,078	$17,952,416
Financing leases	-	3,976,599
Total lease liabilities – current portion	$1,696,078	$21,929,015

Lease liabilities – long-term portion
Operating leases	$3,978,158	$61,003,179
Financing leases	-	14,427,675
Total lease liabilities – long-term portion	$3,978,158	$75,430,854

RideNow has notes receivable due from a related party, which is included in other assets in the pro forma combined balance sheet. In addition, RideNow has certain payables due from related parties and are included in the current and long-term portions of long-term debt in the pro forma combined balance sheet. The following table is provided to segregate of these amounts: before being combined in the accompanying Pro Forma Condensed Combined Balance Sheet as of March 31, 2021.

	As March 31, 2021
	RumbleOn	RideNow
Other assets
Notes receivable – related party	$-	$1,018,863
Other non-current assets	159,409	279,696
Total other assets	$159,409	$1,298,559

Current portion of long-term debt
Payables to related parties	$-	$30,126,468
Notes payable-related parties	-	504,000
Notes payable – other	6,305,466	7,467,783
Total current portion of long-term debt	$6,305,466	$38,098,251

Long-term debt
Notes payable – related parties	$-	$6,781,322
Notes payable – PPP Loans	-	16,923,759
Notes payable – other	4,691,181	944,463
	4,691,181	$24,649,544

RideNow Sweep Account

RideNow is a participant in a Cash Sweep Account arrangement with a bank and its affiliates. The Cash Sweep Account combines the cash balances of all the participating affiliates and invests excess cash on a daily basis. Interest is paid to each participant based on the average cash balance in the Cash Sweep account over the course of the year. Any participant that develops an overdraft cash balance is charged interest. For the year ended December 31, 2020 and the three months ended March 31, 2021, the Cash Sweep Account was earning interest at 1.10% and 3.11%, respectively, and for overdraft balances, the interest charged was 3.25% and 3.50%, respectively. In the audited financial statements as of March 31, 2021, members of the Group with positive sweep balances reported those balances as related party receivables, whereas members of the Group with negative sweep balances reported those balances as related party payables. The following table provides a summary of these balances as of March 31, 2021:

Cash Sweep Accounts:	2021
Related party receivable	$93,202,687
Related party payable	(26,785,998)
Net Cash Sweep Account Balance	$66,416,689

For purposes of the Unaudited Condensed Combined Balance Sheet as of March 31,2021, the proforma adjustment below to record the preliminary allocation of the purchase price includes a reclassification of these related party balances to cash as a management contemplates those balances in the sweep account on the date of closing will be transferred to a Company account.

Note 3 – Financing Transactions

Senior Secured Term Loan

The Company is financing $280,000,000 of the cash consideration pursuant to the RideNow Agreement by the issuance of a new Senior Secured Term Loan. At the option of the Company, the interest rate on the new loan will be (a) Adjusted LIBOR (as defined in the Commitment Letter) plus 8.25%, of which (i) Adjusted LIBOR plus 7.25% shall be paid in cash and (ii) 1.00% shall be payable in kind or (b) ABR (as defined in the Commitment Letter) plus 7.25%, of which (i) ABR plus 6.25% shall be paid in cash and (ii) 1.00% shall be payable in kind. The Credit Facility shall mature on the fifth anniversary of the Closing date of the RideNow Transaction (subject to extension with the consent of only the extending lender). For purposes of these pro forma condensed combined financial statements, we have used an interest rate of 8.45%.

RMBL Transaction Equity Raise

To finance in part the cash consideration, the Company has committed to raise at least $135,000,000 in new equity. To estimate the fair value of this equity, a per share price of $38.00 was used which results in the issuance of 3,552,632 shares. This price represents the per share price of the Company’s stock as of the close of business on June 21, 2021, the record date.

Transaction Costs

For purposes of these pro forma financial statements, the Company has estimated that the total transaction costs for these financing transactions will be $19,225,000 for the debt financing and $9,450,000 for the equity raise. In addition, as discussed below, the Company has issued a warrant to Oaktree for which we have estimated a preliminary value of $28,417,172. Legal and other professional fees and expenses are estimated to be approximately $4,790,000, are non-recurring, and have not been recorded as a pro forma adjustment to the Pro Forma Condensed Combined Statement of Operations.

Warrant

In connection with the Commitment Letter, in lieu of a commitment fee, the Company has agreed to issue to Oaktree a warrant to purchase a number of shares of Class B Common Stock at an exercise price per share to be determined either at Closing or at termination of the Commitment Letter (“Warrant”). If issued at Closing, the Warrant will be for that number of shares equal to $40,000,000 divided by the lowest price per share at which equity is issued in connection with financing the RideNow Transaction, which price shall also be the exercise price. If issued in connection with a termination of the Commitment Letter, the Warrant will be issued to purchase that number of shares equal to five percent (5%) of the Company’s fully diluted market capitalization at the close of business on the day after a termination of the Commitment Letter is publicly announced divided by the weighted average price of the Company’s Class B Common Stock for the five days immediately preceding such date, which price shall also be the exercise price. The Warrant is immediately exercisable upon the Closing and expires eighteen (18) months after the Closing or termination of the Commitment Letter.

Using the stock price of $38.00 as of June 21, 2021, the number of warrants issued is 1,052,631. The preliminary fair value of the warrant has been estimated to be $28,417,172. As of March 31, 2021, the Company had estimated the fair value of the warrant to be $10,950,000 and recorded a deferred finance charge for this amount. This deferred charge has been reclassified and it is reflected in the accompanying pro forma combined financial statements as debt discount. The preliminary estimated fair value was determined using a Monte Carlo simulation based on level 1 and level 3 inputs. For purposes of these pro forma financial statements, the difference between the estimated fair value of $28,417,172 and the $10,950,000 of $17,467,172 has been recorded as an adjustment to accumulated deficit in the Condensed Combined Balance sheet as of March 31, 2021. No adjustment has been reflected in the Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2021, because the transaction is not a recurring cost that would have a continuing impact on the combined results following the business combination.

Note 4 - Purchase Price Allocation

On March 12, 2021, the Company entered into a Plan of Merger and Equity Purchase Agreement, as amended on June 17, 2021 (the “RideNow Agreement”) to acquire RideNow Group and Affiliates, a non-legal entity, (“RideNow” or “The Group”). RideNow is a collection of franchised dealerships operating in the powersports industry. Collectively, the Group are referred to as the Acquired Companies in the Agreement. The Group is engaged in the sale of new and used motorcycles, all- terrain vehicles, personal watercraft, other powersports vehicles, and related products and services, including repair and maintenance services, parts and accessories, riding gear, and apparel. As of March 31, 2021, RideNow owned and operated more than 45 retail dealerships in the United States, predominately in the Sunbelt region. The core brands sold by RideNow are Harley-Davidson, Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph, which are sold through franchise dealer agreements.

The RideNow Agreement provides that the Company will acquire the Acquired Companies in exchange for (i) $400,400,000 in cash plus or minus any adjustments for net working capital and closing indebtedness, and (ii) shares of the Company’s Class B Common Stock having a value of $175,000,000 (the “Closing Payment Shares”), valued equally, on a per share basis, based upon the lowest value of (A) $30.00; (B) the VWAP of the Company’s Class B Common Stock for the twenty (20) trading days immediately preceding the Closing, and (C) the value on a per share basis paid for the Class B Common Stock or any shares underlying securities convertible into or exercisable for Class B Common Stock by any person which purchases Class B Common Stock or any shares underlying securities convertible into or exercisable for Class B Common Stock from the Company from the date of the RideNow Agreement until the Closing not including purchases of Class B Common Stock underlying currently outstanding options, warrants, convertible notes, or other derivative securities. Ten percent (10%) of the Closing Payment Shares will be escrowed at Closing and will be released pursuant to the terms of the RideNow Agreement. The Company will finance the cash consideration through a combination of approximately $280,000,000 of debt provided by the Initial Lender (as defined below) and through the issuance of new equity for the remainder thereof.

The following table summarizes the preliminary allocation of the purchase price based on the estimated fair value of the acquired assets and assumed liabilities as of March 31, 2021:

Purchase price consideration
Cash	$400,400,000
Class B stock (5,833,333 x $38.00 per share)	221,666,654
Total purchase price consideration	$622,066,654

Estimated fair value of assets:
Cash	$57,438,551
Contracts in transit	17,321,129
Accounts receivable	15,444,153
Inventory	104,079,912
Prepaid expenses	1,847,740
Right-of-use assets	77,016,962
Property & equipment	23,249,651
Other Assets	269,625
296,667,723

Estimated fair value of liabilities assumed:
Accounts payable, accrued expenses and other current liabilities	53,716,362
Notes payable - floor plan	62,514,325
Lease liabilities	97,359,869
Long-term debt	15,000,000
Other long-term liabilities	6,857,364
235,447,920

Net tangible assets	61,219,803
Intangible assets	194,531,319
Goodwill	366,315,532

Total consideration	$622,066,654

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statement of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. For purposes of the pro forma condensed combined financial statements, for inventory, property and equipment, leases and other assets and liabilities the Company used the carrying value as reported its historical financial statement as reported in its Form 10-Q as of March 31, 2021, and as reported in the historical Combined Financial Statements for RideNow as of March 31, 2021, that have been included in this report. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names, technology, franchise rights and customer relationships as well as goodwill and (3) other changes to assets and liabilities.

In accordance with the RideNow Agreement, as discussed above, the purchase price includes a $400,400,000 in cash plus $175,000,000 in stock. For purposes of these pro forma combined financial statements, the number of shares to be issued was determined based on a price of $30.00 per share as required under the RideNow Agreement which results in the issuance of 5,833,333 shares of the Company’s Class B stock. The fair value of the shares issued was determined based on a per share price of $38.00, which is the price of the RumbleOn stock as of the close of business on June 21, 2021. The following table reflects the impact of a 10% increase or decrease in the per share price on the estimated fair value of the purchase price and goodwill:

	Purchase Price	Estimate Goodwill
As presented in the pro forma combined results	$622,066,654	$366,315,532
10% increase in common stock price	$644,233,319	$388,519,919
10% decrease in common stock price	$599,899,989	$344,186,588

Note 5 - Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

A.	This adjustment records the net increase in cash resulting from the merger as follows:

Net proceeds from issuance of debt	$260,775,000
Net proceeds from issuance of Class B stock	125,550,000
Total net proceeds from financing transactions	386,325,000
Less cash consideration paid to Sellers	(400,400,000)
Net cash received from sweep account on the Closing Date	66,416,689
Legal and other professional fees and expenses	4,790,000
Less 50% of Net Working Capital Adjustment due Seller on Date of Closing	(13,315,308)
Net increase in cash	$34,236,381

B.	This adjustment records the reclassification of the positive cash balances from the sweep account.

C.	As part of the preliminary valuation analysis, the Company identified Franchise Rights as a separately identifiable intangible asset. The fair value of this intangible asset $194,483,527 was determined primarily using the “income approach,” which requires a forecast of the expected future cash flows. Since all the information required to perform a detail valuation analysis of RideNow’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based on publicly available transactions data for the industry. Based on our research and discussions with RideNow management we have concluded that the Franchise Rights intangible asset has an indefinite life and therefore we have not made any adjustment in the pro forma condensed combined statement of operations for amortization.

In addition, this adjustment reflects the recognition of goodwill of $366,315,532, less the removal of $55,294,222 of goodwill reflected on the historical balance sheet of RideNow as of March 31, 2021.

D.	This adjustment reflects the elimination of notes receivable related party that are expected to be paid off prior to closing.

E.	This adjustment includes the payable for 50% of the Net Working Capital adjustment of $13,315,308, less the reclassification of the negative cash balances of $26,786,000 from the sweep account.

F.	As described in Note 3 above, this adjustment records the elimination of the current portion of long-term debt of $2,115,470 and records the new debt, less debt discount and less elimination long-term debt as follows:

Balance of new Senior Term Loan	$280,000,000
Less debt discount and deferred financing fees	(30,175,000)
Less removal of debt not assumed due to the $15 million cap	(15,505,857)
Net adjustment to long-term debt	$234,319,143

G.	This adjustment records the net proceeds received from the equity raised to finance payment of the cash consideration of $125,550,000 plus this issuance of warrants with a fair value of $28,417,172 plus the issuance of 5,833,333 shares of Class B stock to the sellers as the equity portion of the purchase consideration, valued at $215,833,321 based on a per share price of $38.00 which was the per share price of the Company’s stock as of the close of business on June 21, 2021. This entry also records the reclassification of the deferred finance charge on the balance sheet of RumbleOn to Debt Discount and reclassifies the warrant liability to equity. As discussed in Note 3 above, the Company has estimated transaction costs for legal and other professional fees and expenses of $4,790,000. These costs have not been recorded as a pro forma adjustment to the in the Pro Forma Condensed Combined Statements of Operations. However, they have been reflected as an adjustment to the accumulated deficit in the Pro Forma Condensed Combined Balance Sheet. In addition, an adjustment has been to the accumulated deficit for the change in the fair value of the warrant as described in Note 3 above for 17,467,172.

H.	This adjustment eliminates RideNow’s Owners’ Equity as reported in the audited historical financial statements.

I.	Pursuant to the RideNow Agreement, the Company is adopting an Equity Incentive Plan and as disclosed in a Schedule to the RideNow Agreement is rewarding 278,334 of restrictive stock units (RSUs) to employees of RideNow. Based on the stock price of $37 per share, these units have a fair value of $10,298,358. The pro forma adjustment recognizes 20% ($2,059,672) of these awards being recognized as share-based compensation in the Unaudited Condensed Combined Statement of Operations for the year ended December 31, 2020 and one quarter of the 30% vesting ($772,377) during the three months ended March 31, 2021. This estimate used the same vesting schedule used by the Company as disclosed in its financial statements for the three months ended March 31, 2021 as reported on Form 10-Q.

J.	This pro forma adjustment records the estimated interest expense as follows:

	3-Months Ended March 31, 2021	12-Months Ended December 31, 2020
Contract interest on the new Senior Term Loan	$6,148,787	$24,592,544
Amortization of debt discount (Note 1)	1,219,334	5,363,008
Amortization of deferred financing costs (Note 1)	180,000	720,000
Less interest expense reported by RideNow for debt that won’t be assumed	(70,788)	(144,963)
Total interest expense adjustment	$7,477,333	$30,530,589

Note (1) Amortization of debt discounts is assumed using an effective interest method using an interest rate of 11.25%. Deferred finance costs are amortized on a straight-line basis over the term of the loan (five years).

K.	This pro forma adjustment reflects the estimated tax provision that may be required based on an estimated blended federal and state statutory tax rate of 25%.

Income before tax	$17,958,879	$34,979,957
Effective tax rate	25%	25%
Provision for taxes	$4,489,720	$8,744,989

Note 6 – Combined Adjusted EBITDA Before Pro Forma Adjustments

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Combined Adjusted EBITDA Before Pro Forma Adjustments is defined as net income adjusted to add back interest expense including debt extinguishment and depreciation and amortization, and certain charges and expenses, such as goodwill impairment, impairment loss on automotive inventory, impairment loss on plant & equipment, insurance recovery proceeds, non-cash stock-based compensation, change in derivative liability, litigation expenses, severance, new business development and other non-recurring costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

The following tables reconcile Combined Adjusted EBITDA Before Pro Forma Adjustments to net income based on the Company’s historical financial statements for the three months ended March 31, 2021 and the year ended December 31, 2020 and RideNow’s historical financial statements for the three months ended March 31, 2021 and the year ended December 31, 2020.

	For the Three Months Ended March 31, 2021			For the Twelve Months Ended December 31, 2020
	RumbleOn	RideNow	Combined (Before Pro Forma Adjustments)	RumbleOn	RideNow	Combined (Before Pro Forma Adjustments)
Net income (loss)	$(4,451,586)	$30,680,594	$26,229,008	$(24,998,975)	$92,623,076	$67,624,101

Add back:
Interest expense (including debt extinguishment)	1,608,820	707,613	2,316,433	6,450,161	6,956,809	13,406,970
Depreciation and amortization	599,240	813,507	1,412,747	2,142,939	4,087,914	6,230,853
Interest income and miscellaneous income	-	(732,677)	(732,677)	-	(1,967,068)	(1,967,068)
Increase (decrease) in derivative liability	20,652	-	20,652	(10,806)	-	(10,806)
EBITDA	(2,222,874)	31,469,037	29,246,163	(16,416,681)	101,700,731	85,284,050
Adjustments
Impairment loss on automotive inventory	-	-	-	11,738,413	-	11,738,413
Impairment loss on plant & equipment	-	-	-	177,626	-	177,626
Insurance recovery proceeds	-	-	-	(5,615,268)	-	(5,615,268)
Non-cash stock-based compensation	1,026,216	-	1,026,216	2,978,236	-	2,978,236
Acquisition costs associated with the RideNow Agreement	1,096,653	-	1,096,653	-	-	-
Litigation expenses	88,259	-	88,259	1,295,717	-	1,295,717
Other Non-recurring costs	32,985	-	32,985	51,387	-	51,387
Adjusted EBITDA	$21,239	$31,469,037	$31,490,276	$(5,790,570)	$101,700,731	$95,910,161

Annex A — TRANSACTION AGREEMENT

PLAN OF MERGER AND

EQUITY PURCHASE AGREEMENT

dated

March 12, 2021

by and among

RumbleOn, Inc., a Nevada corporation

as the Purchaser,

Merger Sub I, Inc., Merger Sub II, Inc., Merger Sub III, Inc., and Merger Sub IV, Inc.

as Merger Subs,

C&W Motors, Inc., Metro Motorcycle, Inc., Tucson Motorcycles, Inc., and Tucson Motorsports, Inc.,

as the Merged Entities,

William Coulter and Mark Tkach,

as the Principal Owners,

and together with parties joining herein,

as the Sellers,

and Mark Tkach,

as the Sellers’ Representative

Annex A-1

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		A-7
ARTICLE II. ACQUISITION AND MERGERS		A-25
2.1	Acquisition of Transferred Equity Interests	A-25
2.2	The Mergers.	A-25
2.3	Closing; Transaction Effective Time	A-29
2.4	[Intentionally Omitted]	A-29
2.5	Payment Notice	A-29
2.6	Closing Deliveries	A-29
2.7	Withholding Rights	A-31
2.8	Taking of Necessary Action; Further Action	A-32
2.9	Taxes	A-32
2.10	Transaction Accounting Principles	A-32
ARTICLE III. PURCHASE PRICE		A-32
3.1	Payment of Purchase Price	A-32
3.2	Pre-Closing Adjustment.	A-33
3.3	Post-Closing Adjustments.	A-34
ARTICLE IV. REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES		A-37
4.1	Corporate Existence and Power	A-37
4.2	Authorization	A-38
4.3	Approvals and Consents	A-38
4.4	Non-Contravention	A-38
4.5	Capitalization	A-38
4.6	Certificate of Formation; Operating Agreement	A-39
4.7	Corporate Records	A-39
4.8	Related Party Transactions	A-39
4.9	Assumed Names	A-40
4.10	Subsidiaries	A-40
4.11	Ownership; Continuous Operation	A-41
4.12	Financial Statements	A-41
4.13	Books and Records	A-42
4.14	Absence of Certain Changes	A-42
4.15	Properties; Title to Assets	A-42
4.16	Litigation	A-42
4.17	Contracts	A-43
4.18	Insurance	A-45

Annex A-2

4.19	Licenses and Permits	A-46
4.20	Compliance with Laws	A-46
4.21	Intellectual Property; IT Systems	A-46
4.22	Privacy and Data Security	A-48
4.23	Suppliers	A-50
4.24	Accounts Receivable and Payable; Inventory	A-50
4.25	Pre-payments	A-50
4.26	Employees	A-51
4.27	Employment Matters	A-51
4.28	Withholding	A-53
4.29	Employee Benefits and Compensation	A-53
4.30	Real Property	A-55
4.31	Accounts	A-56
4.32	Tax Matters	A-56
4.33	Environmental Laws.	A-59
4.34	Finders’ Fees	A-60
4.35	Powers of Attorney and Suretyships	A-60
4.36	Certain Business Practices	A-60
4.37	Money Laundering Laws	A-60
4.38	OFAC	A-60
4.39	Not an Investment Company	A-61
4.40	Information Supplied	A-61
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE SELLERS		A-61
5.1	Ownership of Interests; Authority	A-61
5.2	Approvals and Consents	A-62
5.3	Non-Contravention	A-62
5.4	Litigation	A-62
5.5	Investment Representations	A-62
5.6	Finders’ Fees	A-64
ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUBS		A-64
6.1	Corporate Existence and Power	A-64
6.2	Corporate Authorization	A-64
6.3	Approval and Consents	A-64
6.4	Non-Contravention	A-65
6.5	Finders’ Fees	A-65
6.6	Litigation and Proceedings	A-65
6.7	Issuance of Shares	A-65

Annex A-3

6.8	Capitalization	A-65
6.9	Internal Controls; Listing; Financial Statements	A-66
6.10	Reporting Company	A-67
6.11	Merger Sub	A-67
6.12	Undisclosed Liabilities	A-67
6.13	Purchaser SEC Documents and Purchaser Financial Statements	A-68
6.14	Absence of Certain Changes	A-68
6.15	Purchaser Investigations	A-68
6.16	No Other Representations and Warranties	A-68
ARTICLE VII. COVENANTS		A-69
7.1	Acquired Companies Conduct of the Business	A-69
7.2	Purchaser Conduct of Business	A-71
7.3	Access to Information	A-72
7.4	Notices of Certain Events by Sellers	A-73
7.5	Annual and Interim Financial Statements; Additional Financial Information	A-73
7.6	Employees of the Acquired Companies	A-74
7.7	Restrictive Covenants	A-74
7.8	Tax Matters.	A-78
7.9	Section 280G Approval	A-81
7.10	Related Party Transactions	A-81
7.11	Employee Matters	A-82
7.12	Notices of Certain Events by Purchaser	A-83
ARTICLE VIII. ADDITIONAL COVENANTS OF THE PARTIES		A-83
8.1	Commercially Reasonable Efforts; Further Assurances	A-83
8.2	Cooperation with Proxy Statement and Other Filings	A-85
8.3	Shareholder Vote; Recommendation of the Purchaser’s Board of Directors	A-87
8.4	Purchaser Stockholders’ Meeting	A-87
8.5	Confidentiality	A-88
8.6	Form 8-K; Press Releases	A-88
8.7	Listing	A-88
8.8	D&O Insurance; Indemnification of Officers and Directors	A-89
8.9	Exclusivity	A-89
8.10	Adoption of Equity Incentive Plan	A-90
8.11	Environmental Review.	A-90
8.12	Delivery of Certain Documents.	A-91
ARTICLE IX. CONDITIONS TO CLOSING		A-91
9.1	Condition to the Obligations of the Parties	A-91

Annex A-4

9.2	Conditions to Obligations of the Purchaser	A-91
9.3	Conditions to Obligations of the Sellers	A-93
ARTICLE X. INDEMNIFICATION		A-94
10.1	Indemnification	A-94
10.2	Procedure	A-94
10.3	Determination of Losses; Priority of Claims	A-97
10.4	Escrow Fund	A-98
10.5	Tax Treatment of Indemnification Payments	A-99
10.6	Exclusive Remedies	A-99
10.7	NO ADDITIONAL REPRESENTATIONS; NO RELIANCE	A-100
ARTICLE XI. DISPUTE RESOLUTION		A-100
11.1	Jurisdiction; Waiver of Jury Trial	A-100
ARTICLE XII. TERMINATION		A-101
12.1	Termination	A-101
12.2	Effect of Termination	A-102
ARTICLE XIII. MISCELLANEOUS		A-103
13.1	Notices	A-103
13.2	Amendments; No Waivers; Remedies	A-104
13.3	Arm’s length bargaining; no presumption against drafter	A-104
13.4	Publicity	A-105
13.5	Expenses	A-105
13.6	No Assignment or Delegation	A-105
13.7	Governing Law	A-105
13.8	Counterparts; facsimile signatures	A-105
13.9	Entire Agreement	A-105
13.10	Severability	A-105
13.11	Construction of certain terms and references; captions	A-106
13.12	Further Assurances	A-106
13.13	Third Party Beneficiaries	A-107
13.14	Sellers’ Representative	A-107
13.15	Specific Performance	A-108
13.16	Sellers’ Releases	A-108
13.17	Spousal Consent.	A-109
13.18	No Recourse	A-109
13.19	Additional Definitions.	A-109

Annex A-5

PLAN OF MERGER AND EQUITY PURCHASE AGREEMENT

This PLAN OF MERGER AND EQUITY PURCHASE AGREEMENT (the “Agreement”), dated as of March 12, 2021, by and among RumbleOn, Inc., a Nevada corporation (the “Purchaser”), RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser (“Merger Sub I”), RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser (“Merger Sub II”), RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser (“Merger Sub III”), RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser (“Merger Sub IV” and together with Merger Sub I, Merger Sub II, and Merger Sub III, the “Merger Subs”), C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter, an individual (“Coulter”), Mark Tkach, an individual (“Tkach” and together with Coulter, the “Principal Owners”), and each other Person who owns an Equity Interest (as defined below) in any Transferred Entity (as defined below) and executes a Seller Joinder (as defined below) (together with the Principal Owners, the “Sellers” and each, a “Seller”), and Mark Tkach, as the representative of the Sellers (the “Sellers’ Representative”).

W I T N E S S E T H:

A. As of the date hereof, the Sellers own all or such portion of the issued and outstanding (i) Equity Interests (collectively, the “Transferred Equity Interests”) of the Persons listed on Schedule 1.1(a) hereto (which Schedule 1.1(a) shall also list the Equity Interests owned by each Seller therein as a percentage of all Equity Interests of such Person) (collectively, the “Transferred Entities” and the Transferred Entities together with the direct and indirect Subsidiaries of the Transferred Entities, the “Purchased Companies”) and (ii) Equity Interests of the Persons listed on Schedule 1.1(b) hereto (which Schedule 1.1(b) shall also list the Equity Interests owned by each Seller therein as a percentage of all Equity Interests of such Person) (collectively, the “Merged Entities” and together with the Purchased Companies and the direct and indirect Subsidiaries of the Merged Entities, the “Acquired Companies”);

B. The Acquired Companies are in the business of the ownership and operation of PowerSports retail dealerships involving sales, financing, and parts and service of new and used motorcycles, ATVs, UTVs, scooters, side by sides, sport bikes, cruisers, watercraft, and other vehicles and ancillary businesses and activities relating thereto (the “Business”);

C. At the Closing, upon the terms and subject to the conditions of this Agreement, the Sellers will sell and transfer to the Purchaser the Transferred Equity Interests, and the Purchaser will purchase and acquire from the Sellers the Transferred Equity Interests;

D. Purchaser provides a motor vehicle dealer and e-commerce platform utilizing technology to aggregate, process, and distribute inventory and facilitate transactions among dealers and consumers to buy, sell, trade, finance, and transport pre-owned vehicles;

E. The Merger Subs were formed solely for purposes of consummating the Mergers as set forth herein;

F. At the Closing, upon the terms and subject to the conditions of this Agreement (i) Merger Sub I will merge with and into C&W Motors, Inc., with C&W Motors, Inc. continuing as a surviving corporation, (ii) Merger Sub II will merge with and into Metro Motorcycle, with Metro Motorcycle, Inc. continuing as a surviving corporation, (iii) Merger Sub III will merge with and into Tucson Motorcycles, with Tucson Motorcycles continuing as a surviving corporation, and (iv) Merger Sub IV will merge with and into Tucson Motorsports, with Tucson Motorsports, Inc. continuing as a surviving corporation, in each case under the laws of the State of Arizona and each as a wholly-owned subsidiary of Purchaser;

Annex A-6

G. The Board of Directors of the Purchaser, having determined that the Transactions are fair and advisable to, and in the best interests of Purchaser and its stockholders, has determined to recommend that the stockholders of the Purchaser adopt, authorize and approve this Agreement and the Transactions;

H. As a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions, prior to closing (i) Coulter and Tkach will enter into an Employment Agreement (as defined below) and (ii) each of the Key Employees (other than the Principal Owners) will enter into an Employment Agreement, in each case, with each such Employment Agreement to take effect only upon the Closing; and

I. As a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions, simultaneously with the execution of this Agreement or a Seller Joinder, as applicable, the Purchaser and each of the Sellers (the “Voting Parties”) have entered into a Registration Rights and Lock-Up Agreement set forth on Exhibit E, with such Registration Rights and Lock-Up Agreement to each take effect only upon the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “2020 Annual Financial Statements” has the meaning set forth in Section 7.5.

1.2 “2020 Tax Acts” means The Families First Coronavirus Response Act (Pub. L. 116-127), The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and any Law, U.S. executive order or Presidential Memorandum and includes any Treasury Regulations or other official guidance promulgated with respect to the foregoing relating to the deferral of any Tax liabilities (including withholding Taxes), U.S. federal payroll taxes, indebtedness or other amounts or Liabilities for or allocable to any taxable period ending on or prior to the Closing Date the payment of which is deferred, on or prior to the Closing Date, to a taxable period (or portion thereof) beginning after the Closing Date, related to, or in response to the economic or other effects of, COVID-19.

1.3 “Acquired Companies” has the meaning set forth in the recitals of this Agreement, provided that, at the Closing, the Acquired Companies shall exclude any Excluded Company.

1.4 “Action” means any action, suit, arbitration, litigation, complaint, citation, summons, subpoena, charge, claim, demand, investigation, hearing or proceeding of any nature (in each case, whether civil, criminal, administrative, regulatory or otherwise), whether at law or in equity, including any audit, claim or assessment for Taxes or otherwise.

Annex A-7

1.5 “Additional Agreements” means the Voting Agreement, the Registration Rights and Lock-Up Agreement, the Escrow Agreement, the Employment Agreements, and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

1.6 “Additional Purchaser Shares” has the meaning set forth in Section 3.3(b).

1.7 “Adjustment Escrow Amount” means $5,000,000.

1.8 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.9 “Agreed PPP Forgiveness Amount” means the aggregate amount of those certain loans made to one or more of the Acquired Companies pursuant to the Paycheck Protection Program which amount is expected to be forgiven before the Closing Date.

1.10 “Agreement” has the meaning set forth in the preamble to this Agreement.

1.11 “Alternative Proposal” has the meaning set forth in Section 8.9.

1.12 “Alternative Transaction” has the meaning set forth in Section 8.9.

1.13 “Annual Financial Statements” has the meaning set forth in Section 7.5.

1.14 “Antitrust Laws” has the meaning set forth in Section 8.1(b).

1.15 “AERA” has the meaning set forth in Section 2.2(a)(i).

1.16 “ARS” means the Arizona Revised Statutes, Title 10, as amended from time to time.

1.17 “Assignment Agreement” means the (1) Assignment Agreement between C&W Motors, Inc., on the one hand, and Chilton Properties LLC, on the other hand and (2) Assignment Agreement between C&W Motors, Inc., on the one hand, and RideNow Management LLLP, on the other hand, in each case, executed and delivered on or before the date hereof.

1.18 “Authority” means any governmental, quasi-governmental, regulatory or administrative body, agency, commission or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local, including any national securities exchange or national quotation system.

1.19 “Balance Sheet” has the meaning set forth in Section 4.12(a).

1.20 “Balance Sheet Date” has the meaning set forth in Section 4.12(a).

1.21 “Base Cash Consideration” means $400,400,000, as may be reduced pursuant to Section 3.2.

Annex A-8

1.22 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected.

1.23  “Business Day” means any day other than a Saturday, Sunday, or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

1.24 “Cap” has the meaning set forth in Section 10.3(b).

1.25 “Cash Consideration” means (i) the Base Cash Consideration, plus/minus (ii) the Net Working Capital Adjustment, plus/minus (iii) the Closing Indebtedness Adjustment, minus (iv) the Adjustment Escrow Amount.

1.26 “Certificate of Incorporation” means the Purchaser’s Certificate of Incorporation dated October 24, 2013, as amended by that certain Certificate of Amendment filed February 13, 2017, that certain Certificate of Amendment filed June 25, 2018, that certain Certificate of Designation filed October 25, 2018, that certain Certificate of Correction filed October 25, 2018, that certain Certificate of Change filed May 18, 2020, and that certain Certificate of Correction filed September 17, 2020.

1.27 “Certificate of Merger” has the meaning set forth in Section 2.2(b).

1.28 “Change in Control Payments” means all change in control, transaction, retention and similar bonuses or payments, paid or payable by the Acquired Companies to any current or former directors, managers, officers, employees, or other Persons as a result of the Closing of the Transactions or the execution of this Agreement, including any deferred compensation, in each instance, plus the employer portion of any employment Taxes due in connection with any such payments, but excluding, for the avoidance of doubt, severance payments relating to a termination of employment following the Closing.

1.29 “Closing” has the meaning set forth in Section 2.3.

1.30 “Closing Date” has the meaning set forth in Section 2.3.

1.31 “Closing Form 8-K” has the meaning set forth in Section 8.6(b).

1.32 “Closing Indebtedness” means, as of immediately prior to Closing, (i) the aggregate amount of Indebtedness of the Acquired Companies.

1.33 “Closing Indebtedness Adjustment” means (i) the amount by which the Closing Indebtedness exceeds the Target Closing Indebtedness, which will result in a dollar-for-dollar decrease to the Cash Consideration, (ii) the amount by which the Closing Indebtedness is less than the Target Company Indebtedness, which will result in a dollar-for-dollar increase in the Cash Consideration or (iii) $0, in the event that the Closing Indebtedness does not exceed the Target Closing Indebtedness and is not less than the Target Closing Indebtedness.

1.34 “Closing NWC” means the Net Working Capital of the Acquired Companies as of immediately prior to the Closing.

Annex A-9

1.35 “Closing Payment Shares” means (i) a total number of shares of Purchaser Class B Common Stock equal to a value of $175,000,000, valued equally, on a per share basis, based upon the lowest value of: (A) $30.00; (B) the VWAP of the Purchaser Class B Common Stock for the twenty (20) trading days immediately preceding the Closing Date; and (C) the value on a per share basis paid for the Class B Common Stock or any shares underlying securities convertible into or exercisable for Class B Common Stock by any Person which purchases Class B Common Stock or any shares underlying securities convertible into or exercisable for Class B Common Stock from the Purchaser from the date of this Agreement until the Closing Date, not including purchases of Class B Common Stock underlying currently outstanding options, warrants, convertible notes, or other derivative securities, minus (ii) Escrow Shares which Escrow Shares shall be retained solely from the consideration payable to the Principal Owners.

1.36 “Closing Per Share Merger Consideration” means for each applicable Merged Entity (a) the Estimated Cash Consideration and the number of Closing Payment Shares attributable to such entity, divided by (b) the aggregate number of shares of common stock of such Merged Entity outstanding as of immediately prior to the Effective Time. For the avoidance of doubt, the portion of the Closing Payment Shares that are retained as Escrow Shares shall be retained solely from consideration payable to the Principal Owners.

1.37 “Closing Press Release” has the meaning set forth in Section 8.6(b).

1.38 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.39 “Code” means the Internal Revenue Code of 1986, as amended.

1.40 “Company Financial Statements” has the meaning set forth in Section 4.12(a).

1.41 “Company Information” has the meaning set forth in Section 8.2(d).

1.42 “Company Intellectual Property” has the meaning set forth in Section 4.21(a).

1.43 “Company Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Acquired Companies, including any Intellectual Property Rights assigned to, or acquired by, any Acquired Company prior to Closing pursuant to the Assignment Agreement.

1.44 “Confidential Information” means any information that one Party discloses, directly or indirectly, to another Party, whether embodied in tangible form or disclosed visually or orally and whether or not designated as “confidential” or “proprietary” or by some similar designation, relating to the prior, current or prospective business of the disclosing Party, including, without limitation, business models, business opportunities, business plans, financial information, market research, marketing plans, pricing and cost data, customers, suppliers, employees, contractors, ideas, improvements, products and product plans, technologies, research activities and results, and any other information that should be reasonably understood by the receiving Party to be the confidential or proprietary information of the disclosing Party. Confidential Information shall not include information (i) that has entered the public domain through no fault of the receiving Party, (ii) rightfully known by the receiving Party without obligation of confidentiality to any third party prior to receipt of same from the disclosing Party, (iii) independently developed by the receiving Party without using or referring to any Confidential Information of the disclosing Party, and (iv) generally made available to the public by the disclosing Party without obligation of confidentiality.

Annex A-10

1.45 “Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Permit, Order, consent or approval to be obtained from, filed with or delivered to, an Authority or other Person.

1.46 “Contracts” means all contracts, agreements, indentures, deeds, notes, bonds, mortgages, leases (including equipment leases, car leases and capital leases), licenses, guarantees, commitments, arrangements, undertakings, client contracts, franchise agreements, sales and purchase orders and similar instruments, oral or written, to which any Acquired Company is a party or by which any of their respective assets are bound or subject, and all amendments thereto.

1.47 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse or lineal descendant who resides in the household of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.48 “Coulter” has the meaning set forth in the preamble to this Agreement.

1.49 “COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and commonly known as “COVID-19”, any evolution thereof or related or associated epidemics, pandemics or disease outbreaks.

1.50 “C&W Motors” means C&W Motors, Inc., an Arizona corporation.

1.51 “D&O Persons” has the meaning set forth in Section 8.8(a).

1.52 “D&O Tail Policy” has the meaning set forth in Section 8.8(b).

1.53 “Data Activities” has the meaning set forth in Section 4.22(a).

1.54 “Direct Claim” has the meaning set forth in Section 10.2(b).

1.55 “Direct Claim Notice” has the meaning set forth in Section 10.2(b).

1.56 “Disclosure Schedules” has the meaning set forth in Article IV.

1.57 “Disputed Amounts” has the meaning set forth in Section 3.2.

1.58 “Dissenting Shares” has the meaning set forth in Section 2.2(i).

Annex A-11

1.59 “Effective Time” has the meaning set forth in Section 2.2(b).

1.60 “Employment Agreements” means the separate employment agreements between the applicable Acquired Company and each of the Key Employees in a form to be agreed by the Purchaser and the applicable Key Employee (with respect to the Key Employees set forth on Exhibit A-1) or restrictive covenant agreements between the applicable Acquired Company and each of the Key Employees set forth on Exhibit A-2 in a commercially reasonable form to be agreed upon by Purchaser and Sellers’ Representative, which include customary non-compete, confidentiality and assignment of inventions provisions and other customary restrictive covenant provisions.

1.61 “Environmental Claim” means any threatened or noticed Action by any Person alleging Liability, including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damage, personal injury, medical monitoring, penalties, contribution, indemnification and injunctive relief, arising out of, based on or resulting from (a) the presence of, Release of, or exposure to any Hazardous Materials on or prior to the Closing Date, or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit on or prior to the Closing Date.

1.62  “Environmental Laws” shall mean all Laws relating to pollution or the protection of human health, safety or the environment, including, without limitation, those that prohibit, regulate, concern or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.63 “Environmental Notice” means any written directive, notice of violation or infraction, notice of investigation or inquiry, or other written notice respecting any Environmental Claim, including relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

1.64 “Environmental Permit” means any Permit issued pursuant to Environmental Law on or prior to the Closing Date.

1.65 “Equity Incentive Plan” has the meaning set forth in Section 8.10.

1.66 “Equity Interests” means, with regard to any Person, as applicable, (i) any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share or unit appreciation rights, phantom share or unit rights, contingent interest or other similar rights relating to such Person, or (v) any Equity Interests of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, units, recapitalization, exchange, merger, consolidation or other reorganization.

Annex A-12

1.67  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.68  “Escrow Agent” means Continental Stock Transfer & Trust Company.

1.69  “Escrow Agreement” means the agreement in the form attached hereto as Exhibit C between the Sellers’ Representative, Escrow Agent and the Purchaser with respect to the Escrow Shares.

1.70 “Escrow Fund” has the meaning set forth in Section 3.1(c).

1.71 “Escrow Shares” means ten percent (10%) of the Closing Payment Shares.

1.72 “Estimated Cash Consideration” means (i) the Base Cash Consideration, plus/minus (ii) the Net Working Capital Adjustment, plus/minus (iii) the Closing Indebtedness Adjustment, minus (iv) the Adjustment Escrow Amount. Solely for purposes of this calculation, the Net Working Capital Adjustment and the Closing Indebtedness Adjustment shall be deemed to be $0.

1.73 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.74 “Excluded Company” means, as of the Closing, any entity in which Purchaser does not acquire any Equity Interest, directly or indirectly upon the Closing.

1.75 “Factory” means the manufacturers identified on Schedule 1.76.

1.76 “Federal Securities Laws” has the meaning set forth in Section 8.2(d).

1.77 “Financing” means the arrangement and implementation of any debt or equity financing to be incurred in connection with the transactions contemplated by this Agreement, including the Debt Financing.

1.78 “Financing Documents” means any documentation necessary or desirable in connection with the Financing, including, but not limited to, prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, and the Debt Financing Documents. For the avoidance of doubt, the Debt Financing Commitment Letter (as defined in Section 13.17) is not a Financing Document.

1.79 “Foreign Corrupt Practices Act” has the meaning set forth in Section 4.20.

1.80 “Fundamental Representations” has the meaning set forth in Section 10.4(e).

1.81 “Hazardous Material” shall mean any material, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, an ozone depleting substance, a pollutant or a contaminant, the management, use, handling, or disposal of which is subject to any Environmental Laws, including, but not limited to, petroleum and petroleum by-products and breakdown products, polychlorinated biphenyls, per and poly fluoroalkyl substances, and asbestos.

Annex A-13

1.82  “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, disposal, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.83 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

1.84 “Improvements” has the meaning set forth in Section 4.30(c).

1.85 “Indebtedness” means, as of any time of determination and with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees, expenses and other payment obligations (including any prepayment penalties, premium costs, breakage, and other amounts payable in the event such indebtedness is to be repaid or assumed on the Closing Date) arising under: (a) any obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts), (b) any obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) any reimbursement obligations in respect of letters of credit solely to the extent drawn or called, performance bonds to the extent drawn or called and surety bonds to the extent drawn or called and similar obligations, (d) any payment obligations with respect to interest rate, currency or commodity derivative, hedging, swap and other similar arrangements, (e) any obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (f) any obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), including earnouts, milestone payments, seller notes, holdbacks or other unpaid purchase price obligations or similar obligations, (g) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (i) all guarantees by such Person, (j) any severance obligations (and any related post-termination obligations) payable by the Acquired Companies to any current or former director, manager, officer or employee whose employment has been terminated prior to Closing (including any COBRA or similar payments); (k) any Liability arising under any LTIP Agreements and all awards granted thereunder or annual bonus plan, in each case, that is accrued as of the Closing; (l) all Change in Control Payments; (m) all Transaction Expenses, (n) any other liability required to be listed as a long term liability under GAAP, together with any and all interest accrued thereon and any and all prepayment or similar penalties or termination charges with respect thereto, and (o) any agreement to incur any of the same.

1.86 “Indemnified Party” has the meaning set forth in Section 10.2(a).

1.87 “Indemnifying Party” has the meaning set forth in Section 10.2(a).

1.88 “Indemnified Taxes” means (i) Taxes of any Acquired Company with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date (as apportioned pursuant to Section 7.8(c)), including, in each case, any Taxes that would have been due or payable on or prior to the Closing Date but for any provision of the 2020 Tax Acts; (ii) Taxes of any Seller or other owner of any equity or other interest in any of the Acquired Companies (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates for any Tax period; (iii) Taxes attributable to any restructuring or reorganization undertaken by any of the Sellers or other owners of any equity or other interest in any of the Acquired Companies or by any of the Acquired Companies prior to the Closing, (iv) Taxes for which any Acquired Company (or any predecessor of any Acquired Company) is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law) by reason of such entity being or having been included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (v) any and all Taxes of any Person (other than an Acquired Company) imposed upon an Acquired Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; (vi) any Taxes resulting from any election by any Acquired Company under Code §108(i) or Code §965 or any analogous provision of state Law, on or prior to the Closing Date, (vii) all Taxes imposed on any Acquired Company, or for which any Acquired Company may be liable, as a result of any transaction contemplated by this Agreement, (including the employer-share of any employment Taxes on any compensatory payments due or made on or before the Closing Date), (viii) any Taxes resulting from any breach or inaccuracy of any of the representations set forth in Section 4.32, and (ix) any Tax liability incurred by or imposed on any Acquired Company in any tax period (or any portion thereof) beginning after the Closing Date as a result of the receipt or forgiveness of the PPP Loan, including the aggregate Tax impact of any disallowance of deductions from taxable income for expenditures made by the Acquired Company, or of any increase in income (under the “tax benefit rule” or otherwise) attributable to the deduction of such expenditures in a tax period (or portion thereof) ending on or prior to the Closing Date, that results from its receipt of the PPP Loan or the forgiveness thereof and (vi) transfer and similar Taxes for which the Sellers are liable pursuant to Section 7.8(g).

Annex A-14

1.89 “Independent Accountants” has the meaning set forth in Section 3.2.

1.90 “Infringe” has the meaning set forth in Section 4.21(d).

1.91 “Initial Release Date” has the meaning set forth in Section 10.4(d).

1.92 “Intellectual Property Licenses” has the meaning set forth in Section 4.21(a).

1.93 “Intellectual Property Right” means all intellectual property and proprietary rights in any jurisdiction throughout the world, including (i) any trademark, service mark, trade name, trade dress, corporate name, logo, or slogan, including any registration thereof or application for registration therefor including any renewals thereof and rights related thereto, together with the goodwill associated with each of the foregoing; (ii) patent and patent applications, and other governmental grants for the protection of inventions, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof; (iii) trade secret rights associated with confidential and proprietary information, including recipes, trade secrets, processes, methods, formulae, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, know how, methods, layouts, designs, and technology; (iv) copyright, copyrightable materials, copyright registration, application for copyright registration; (v) Internet domain names; (vi) any registrations or applications for registration of any of the foregoing; (vii) analogous rights to those set forth above; and (viii) rights to sue for past, present and future infringement of the rights set forth above.

1.94 “Inventory” means inventory of the nature reflected in the Company Financial Statements, consistent with past practice.

Annex A-15

1.95 “IRS” means the U.S. Internal Revenue Service.

1.96 “IT Systems” has the meaning set forth in Section 4.21(h).

1.97  “Key Employees” means those Persons set forth on Exhibit A-1 and Exhibit A-2.

1.98 “Knowledge of Purchaser” or any other similar knowledge qualification, means the actual knowledge (following due inquiry) of Marshall Chesrown, Steven Berrard, and Peter Levy.

1.99 “Knowledge of the Sellers” or any other similar knowledge qualification, means the actual knowledge (following due inquiry) of Coulter, Tkach, and each Seller, provided that each Seller’s (other than the Principal Owners) knowledge is limited to matters regarding the Acquired Company or Acquired Companies in which such Seller owns an Equity Interest.

1.100 “Labor Agreements” has the meaning set forth in Section 4.27(a).

1.101  “Law” means any federal, state, municipal, local or foreign laws, statutes, ordinances, codes, rules, regulations, treaties, variances, judgments, injunctions, Orders, conditions and licenses or other binding directive issued, promulgated or enforced by an Authority having jurisdiction over a given matter or the assets or the properties of such Party or its Subsidiaries and the operations thereof.

1.102 “Leased Real Property” has the meaning set forth in Section 4.30(b).

1.103 “Leases” has the meaning set forth in Section 4.30(b).

1.104 “Letter of Transmittal” has the meaning set forth in Section 2.2(h).

1.105 “Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

1.106 “Lien” means, with respect to any asset or equity, any mortgage, lien, pledge, charge, claim, security interest, restriction on transfer, option, right of first refusal, or other encumbrance of any kind in respect of such asset or equity, as applicable, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.107 “Limitation Date” has the meaning set forth in Section 10.4(e).

1.108 “Material Adverse Effect” or “Material Adverse Change” means any event, development, occurrence, fact, condition, change or effect that has had or could reasonably be expected to have a material adverse change or a material adverse effect, individually or in the aggregate, upon (x) the assets, liabilities, financial condition, net worth, earnings, cash flows, business, operations or properties of the Acquired Companies and the Business, taken as a whole, or (y) the ability of the Sellers or the Acquired Companies to perform their respective obligations under this Agreement and the Additional Agreements; provided, however, that for the purposes of the foregoing clause (x) a Material Adverse Effect or Material Adverse Change shall not be deemed to have occurred as a result of any event, occurrence, fact, condition or change arising out of or attributable to: (i) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (ii) any change, effect or circumstance resulting from the announcement of this Agreement; or (iii) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God (including any pandemic and any governmental response thereto); provided that any change, effect or circumstance resulting from a matter described in clause (iii) may be taken into account in determining whether a Material Adverse Effect or Material Adverse Change has occurred or could reasonably be expected to occur to the extent such change, effect or circumstance has a disproportionate effect on the Acquired Companies, taken as a whole, relative to other entities operating in the industries or markets in which the Acquired Companies operate.

Annex A-16

1.109 “Material Contracts” has the meaning set forth in Section 4.17(a).

1.110 “Merged Entities” has the meaning set forth in the recitals to this Agreement.

1.111 “Merger I” has the meaning set forth in Section 2.2(a)(i).

1.112 “Merger II” has the meaning set forth in Section 2.2(a)(ii).

1.113 “Merger III” has the meaning set forth in Section 2.2(a)(iii).

1.114 “Merger IV” has the meaning set forth in Section 2.2(a)(iv).

1.115 “Merger Sub I” has the meaning set forth in the preamble to this Agreement.

1.116 “Merger Sub I Common Stock” has the meaning set forth in Section 2.2(f)(i).

1.117 “Merger Sub II” has the meaning set forth in the preamble to this Agreement.

1.118 “Merger Sub II Common Stock” has the meaning set forth in Section 2.2(f)(ii).

1.119 “Merger Sub III” has the meaning set forth in the preamble to this Agreement.

1.120 “Merger Sub III Common Stock” has the meaning set forth in Section 2.2(f)(iii).

1.121 “Merger Sub IV” has the meaning set forth in the preamble to this Agreement.

1.122 “Merger Sub IV Common Stock” has the meaning set forth in Section 2.2(f)(iv).

1.123 “Mergers” has the meaning set forth in Section 2.2(a)(v).

1.124 “Metro Motorcycle” means Metro Motorcycle, Inc., an Arizona corporation.

1.125 “Money Laundering Laws” has the meaning set forth in Section 4.37.

1.126 “Nasdaq” means the Nasdaq Capital Market.

1.127 “Net Working Capital” means, as of any time, the Acquired Companies’ current assets (consisting of the type and kind set forth on Exhibit D, and which excludes cash, if any, escrowed in respect of the PPP Loans) less the Acquired Companies’ current liabilities (consisting of the type and kind set forth on Exhibit D), in each case, determined in accordance with the Transaction Accounting Principles, provided that if less than 100% of the Equity Interests of any Acquired Company are acquired by Purchaser because (w) all Persons owning the Equity Interests of each of the Purchased Companies have not joined this Agreement on or prior to the Closing, (x) any right of first refusal provided in the Organizational Documents with respect to the right to acquire the Transferred Equity Interests of a Transferred Entity has been exercised and not thereafter waived in writing prior to Closing, (y) any required Consent to the transfer of Equity Interests of a Transferred Entity (including, for the avoidance of doubt, any Consent from a Factory for all locations of any Acquired Company) has not been obtained (in each case as reasonably determined by Purchaser) or (z) such entity is deemed an Excluded Company pursuant to Section 8.11 hereof, then the Net Working Capital shall be automatically reduced for such Acquired Company by the percentage of the Equity Interests in such Excluded Company which are not transferred to Purchaser hereunder (which may be up to 100%). Exhibit D hereto sets forth a sample calculation of Net Working Capital.

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1.128 “Net Working Capital Adjustment” means (i) the amount by which the Closing NWC exceeds the Net Working Capital Target, which will result in a dollar-for-dollar increase to the Cash Consideration, (ii) the amount by which the Closing NWC is less than the Net Working Capital Target, which will result in a dollar-for-dollar decrease in the Cash Consideration or (iii) $0, in the event that the Closing NWC does not exceed the Net Working Capital Target and is not less than the Net Working Capital Target.

1.129 “Net Working Capital Target” means $50,000,000.

1.130 “NRS” means the Nevada Revised Statutes, as amended from time to time.

1.131 “OFAC” has the meaning set forth in Section 4.39.

1.132  “Order” means any decree, order, judgment, decision, settlement, writ, assessment, award, injunction, stipulation, determination, rule or consent issued by or entered by, with or under the supervision of any Authority.

1.133  “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, regulations, partnership agreement, limited liability company agreement, all equityholders’ agreements, voting agreements, registration rights agreements or equivalent agreements, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

1.134 “Other Filings” has the meaning set forth in Section 8.2(d).

1.135 “Outside Closing Date” has the meaning set forth in Section 12.1(b).

1.136 “Owned Real Property” has the meaning set forth in Section 4.30(a).

1.137 “Parties” means the parties to this Agreement.

1.138 “Payment Notice” has the meaning set forth in Section 2.5.

1.139 “PCI Requirements” has the meaning set forth in Section 4.22(a).

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1.140 “Permits” means any and all permits, authorizations, approvals, registrations, franchises, licenses, certificates, waivers, variances or other approvals or similar rights required to be obtained from any Authority.

1.141 “Permitted Liens” means (i) with respect to Real Property, all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser and which have not and could not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to, use, operation or value of the relevant property; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Acquired Companies so encumbered, either individually or in the aggregate, and (C) that do not result from a breach, default or violation by an Acquired Company of any Contract or Law, and (iii) the Liens set forth on Schedule 1.141.

1.142  “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.143 “Personal Data” means all data relating to one or more individual(s) or an individual’s device that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Acquired Companies, is capable of identifying an individual or an individual’s device), including, without limitation, aggregate or data and data collected automatically, including data collected through a mobile or other electronic device, or as that term is otherwise defined under any applicable Law.

1.144  “Plan” has the meaning set forth in Section 4.29(a).

1.145 “Post-Closing Adjustment” has the meaning set forth in Section 3.2.

1.146 “Post-Closing Adjustment Statement” has the meaning set forth in Section 3.2.

1.147 “PPP Escrow Agent” means JPMorgan Chase Bank, N.A.

1.148 “PPP Escrow Agreement” means an Escrow Agreement, in a form to be provided by the PPP Escrow Agent, by and among the Purchaser, the Sellers’ Representative, and the PPP Escrow Agent.

1.149 “PPP Lender” means JPMorgan Chase Bank, N.A.

1.150 “PPP Loan” means, collectively, the loans set forth on Schedule 1.150.

1.151 “Pre-Closing Portion” has the meaning set forth in Section 7.8(c).

1.152 “Pre-Closing Tax Period” has the meaning set forth in Section 7.8(b).

1.153 “Pre-Closing Tax Return” has the meaning set forth in Section 7.8(b).

1.154 “Principal Owners” has the meaning set forth in the preamble to this Agreement.

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1.155 “Privacy and Data Security Policies” has the meaning set forth in Section 4.22(b).

1.156 “Privacy Agreements” has the meaning set forth in Section 4.22(a).

1.157 “Privacy Laws” has the meaning set forth in Section 4.22(a).

1.158 “Pro Rata Share” has the meaning set forth in Section 2.5.

1.159 “Proxy Statement” has the meaning set forth in Section 8.2(a).

1.160 “Purchase Price” has the meaning set forth in Section 3.1.

1.161 “Purchase Price Allocation Principles” has the meaning set forth in Section 7.8(a).

1.162 “Purchase Price Allocation Schedule” has the meaning set forth in Section 7.8(a).

1.163 “Purchased Companies” has the meaning set forth in the Recitals.

1.164 “Purchaser” has the meaning set forth in preamble to this Agreement.

1.165 “Purchaser Class A Common Stock” means the Class A common stock, par value $0.001 per share, of Purchaser.

1.166 “Purchaser Class B Common Stock” means the Class B common stock, par value $0.001 per share, of Purchaser.

1.167 “Purchaser Common Stock” means the Class A Common Stock and the Class B Common Stock of Purchaser together.

1.168 “Purchaser Financial Statements” means the consolidated financial statements of Purchaser and its subsidiaries included in each of Purchaser’s Annual Report on Form 10-K for the fiscal years ended December 31, 2018 and December 31, 2019, Purchaser’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020 and contained in any Purchaser SEC Document filed with the SEC after the date hereof, including in the case of year-end statements the report of the independent auditors thereon and in each case the footnotes thereto.

1.169 “Purchaser Indemnitees” has the meaning set forth in Section 10.1.

1.170 “Purchaser Material Adverse Effect” means any event, change or effect that prevents or materially delays or materially impairs the ability of the Purchaser (a) to satisfy the conditions precedent to the consummation of the Transactions or (b) to perform its obligations under this Agreement, including the obligation to pay the Purchase Price.

1.171 “Purchaser Plans” means RumbleOn, Inc. 2017 Stock Incentive Plan.

1.172 “Purchaser Preferred Stock” means the preferred stock, par value $0.001 per share, of Purchaser, none of which is issued and outstanding.

1.173 “Purchaser SEC Documents” has the meaning set forth in Section 6.13(a).

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1.174 “Purchaser Stockholder Approval” means the approval of the Purchaser Proposals by the affirmative vote by the holders of at least a majority of the outstanding shares of Purchaser Common Stock, voting together as a single class.

1.175 “Purchaser Stockholders’ Meeting” has the meaning set forth in Section 8.4(a).

1.176 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.177 “Registered Intellectual Property” has the meaning set forth in Section 4.21(a).

1.178 “Registration Rights and Lock-Up Agreement” means the agreement in the form attached hereto as Exhibit E governing the resale of the Closing Payment Shares, and the other securities included in the Registration Rights and Lock-Up Agreement.

1.179 “Related Parties” has the meaning set forth in Section 4.8(c).

1.180 “Related Party Transactions” has the meaning set forth in Section 4.8(c).

1.181 “Released Claims” has the meaning set forth in Section 13.16.

1.182 “Released Parties” has the meaning set forth in Section 13.16.

1.183 “Releasing Parties” has the meaning set forth in Section 13.16.

1.184 “Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, migration or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

1.185 “Remedial Action” shall mean any removal, cleanup, treatment, disposal, restoration, response, further investigation, further assessment, encapsulation, preparation of operations and maintenance plans, reuse, storage, confinement, neutralization, recycling, containment, remediation, monitoring, sampling, abatement measures or other action to address or remedy any Release or threatened Release of Hazardous Materials or to prevent a Release or threatened Release of Hazardous Materials.

1.186 “Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, partners, accountants, consultants, advisors, attorneys, agents, and other representatives.

1.187 “Required Consents” has the meaning set forth in Section 9.2(f).

1.188 “Required Financial Statements” has the meaning set forth in Section 7.5.

1.189 “Resolution Period” has the meaning set forth in Section 3.2.

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1.190 “Restricted Business” has the meaning set forth in Section 7.7(f)(i).

1.191 “Restricted Period” has the meaning set forth in Section 7.7(f)(ii).

1.192 “Restricted Territory” has the meaning set forth in Section 7.7(f)(iii).

1.193 “Review Period” has the meaning set forth in Section 3.2.

1.194 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.195  “SEC” means the Securities and Exchange Commission.

1.196 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.197 “Seller” has the meaning set forth in preamble of this Agreement.

1.198 “Seller Joinder” means that certain joinder agreement in the form attached hereto as Exhibit F, pursuant to which the signatory thereto agrees to enter into this Agreement effective as of the date hereof and shall be deemed to be a Seller hereunder for all purposes as if a signatory hereto on the date hereof.

1.199 “Sellers’ Representative” has the meaning set forth in preamble of this Agreement.

1.200 “Sellers’ Representative Losses” has the meaning set forth in Section 13.14.

1.201 “Shrink-wrap Licenses” has the meaning set forth in Section 4.17(a).

1.202 “Site Assessments” has the meaning set forth in Section 8.11.

1.203 “SOL Representations” has the meaning set forth in Section 10.4(e).

1.204 “Special Event Indemnity” means any Losses resulting from the matters set forth on Schedule 1.204.

1.205 “Statement of Merger” has the meaning set forth in Section 2.2(b).

1.206 “Statement of Objections” has the meaning set forth in Section 3.2.

1.207 “Straddle Period” has the meaning set forth in Section 7.8(c).

1.208 “Straddle Return” has the meaning set forth in Section 7.8(c).

1.209 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in any election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; (b) if a limited liability company, partnership, association, trust, or other business entity (other than a corporation), a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof; or (c) that is otherwise consolidated with such Person for financial reporting purposes. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

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1.210 “Surviving Corporation” has the meaning set forth in Section 2.2(a)(vi).

1.211 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by any Acquired Company.

1.212 “Target Closing Indebtedness” means $15,000,000, provided that if less than 100% of the Equity Interests of any Acquired Company are acquired by Purchaser because (w) all Persons owning the Equity Interests of each of the Purchased Companies have not joined this Agreement on or prior to the Closing, (x) any right of first refusal provided in the Organizational Documents with respect to the right to acquire the Transferred Equity Interests of a Transferred Entity has been exercised and not thereafter waived in writing prior to Closing, (y) any required Consent to the transfer of Equity Interests of a Transferred Entity (including, for the avoidance of doubt, any Consent from a Factory for all locations of any Acquired Company) has not been obtained (in each case as reasonably determined by Purchaser) or (z) such entity is deemed an Excluded Company pursuant to Section 8.11 hereof, then the Target Closing Indebtedness shall be automatically reduced by the percentage of the reduction of the Purchase Price pursuant to the application of any Pre-Closing Adjustments pursuant to Section 3.2 hereof.

1.213 “Tax” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, unclaimed property or escheat (whether or not treated as a tax under local law), occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty (including penalties for failure to file correct Tax Returns), additions to tax or additional amount imposed with respect thereto.

1.214 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.215 “Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.216 “Third-Party Claim” has the meaning set forth in Section 10.2(a).

1.217 “Third-Party Claim Notice” has the meaning set forth in Section 10.2(a).

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1.218 “Tkach” has the meaning set forth in the preamble to this Agreement.

1.219 “Transactions” means the transactions contemplated by this Agreement.

1.220 “Transaction Accounting Principles” has the meaning set forth in Section 2.10.

1.221 “Transaction Effective Time” has the meaning set forth in Section 2.3.

1.222 “Transaction Expenses” means (i) all out-of-pocket third-party costs and expenses that were incurred by the Sellers or the Acquired Companies in connection with the negotiation, documentation and execution of this Agreement and the consummation of the Transactions, including costs, fees and expense of legal counsel and other Representatives, and which are not paid in full as of the Closing, and (ii) any fees, costs or expenses, charged by or otherwise payable to the PPP Escrow Agent for holding and administering amounts pursuant to the PPP Escrow Agreement.

1.223 “Transferred Entity” has the meaning set forth in the recitals to this Agreement.

1.224 “Transferred Equity Interest” has the meaning set forth in the recitals to this Agreement.

1.225 “Tucson Motorcycles” means Tucson Motorcycles, Inc., an Arizona corporation.

1.226 “Tucson Motorsports” means Tucson Motorsports, Inc., an Arizona corporation.

1.227 “Unaudited Financial Statements” has the meaning set forth in Section 4.12(a).

1.228 “Undisputed Amounts” has the meaning set forth in Section 3.2.

1.229 “Union” means any labor organization, union, works council or other labor association or representative.

1.230 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.231 “Voting Parties” has the meaning set forth in the Recitals.

1.232 “VWAP” means the volume-weighted average price per share of common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “RMBL” (or its equivalent successor if such page is not available or the corresponding Bloomberg VWAP page for such other security), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of common stock on such trading day as an internationally recognized investment bank retained for this purpose by Sellers’ Representative determines in good faith).

1.233 “Waived Claims” has the meaning set forth in Section 13.16.

1.234 “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and equivalent state or local Laws.

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ARTICLE II.

ACQUISITION AND MERGERS

2.1 Acquisition of Transferred Equity Interests.

Subject to the terms and conditions of this Agreement, at the Closing, simultaneous with the Effective Time, the Sellers shall, in consideration of the Purchase Price (other than the portion of the Purchase Price constituting the Closing Per Share Merger Consideration which is payable in accordance with Section 2.2), sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all rights, title and interest in and to the Transferred Equity Interests, free and clear of all Liens other than restrictions on transfers arising under applicable securities Law.

2.2 The Mergers.

(a) Mergers. On the terms and subject to the conditions set forth in this Agreement and in accordance with the ARS at the Effective Time:

(i) Merger Sub I shall be merged (“Merger I”) with and into C&W Motors in accordance with the Arizona Entity Restructuring Act (“AERA”) at which time the separate existence of Merger Sub I shall cease, and C&W Motors shall be the surviving corporation and shall be a wholly owned, direct subsidiary of Purchaser;

(ii) Merger Sub II shall be merged (“Merger II”) with and into Metro Motorcycle in accordance with AERA at which time the separate existence of Merger Sub II shall cease, and Metro Motorcycle shall be the surviving corporation and shall be a wholly owned, direct subsidiary of Purchaser;

(iii) Merger Sub III shall be merged (“Merger III”) with and into Tucson Motorcycles in accordance with AERA at which time the separate existence of Merger Sub III shall cease, and Tucson Motorcycles shall be the surviving corporation and shall be a wholly owned, direct subsidiary of Purchaser;

(iv) Merger Sub IV shall be merged (“Merger IV” and together with Merger I, Merger II, and Merger III, the “Mergers”) with and into Tucson Motorsports in accordance with AERA at which time the separate existence of Merger Sub IV shall cease, and Tucson Motorsports shall be the surviving corporation and shall be a wholly owned, direct subsidiary of Purchaser; and

(v) each of C&W Motors, Metro Motorcycle, Tucson Motorcycles, and Tucson Motorsports shall be a “Surviving Corporation.”

(b) Merger Effective Time. At the Closing, Purchaser shall duly execute and file a statement of merger with respect to Merger I, Merger II, Merger III, and Merger IV (each a “Statement of Merger” and collectively, the “Statements of Merger”) with the Arizona Corporation Commission in accordance with Sections 29-2202 and 29-2205 and the other applicable provisions of AERA and all other filings or recording required thereby to effect such mergers. The Mergers shall become effective at such time (the “Effective Time”) as the Statements of Merger are filed with the Arizona Corporation Commission (or at such later time as Sellers’ Representative and Purchaser mutually agree and specify in the Statements of Merger pursuant to and in accordance with the ARS).

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(c) Effects of the Mergers. From and after the Effective Time, Merger I, Merger II, Merger III, and Merger IV shall have the effects set forth herein, which the parties acknowledge and agree constitutes the “plan of merger” required by Section 29-2202 of AERA, and in the other applicable provisions of AERA, including Section 29-2206 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all of the properties, rights, privileges, powers and franchises of C&W Motors and Merger Sub I shall vest in C&W Motors (as the Surviving Corporation), and all debts, liabilities, obligations, and duties of C&W Motors and Merger Sub I shall become debts, liabilities, obligations and duties of C&W Motors (as the Surviving Corporation); (ii) all of the properties, rights, privileges, powers and franchises of Metro Motorcycle and Merger Sub II shall vest in Metro Motorcycle (as the Surviving Corporation), and all debts, liabilities, obligations, and duties of Metro Motorcycle and Merger Sub II shall become debts, liabilities, obligations and duties of Metro Motorcycle (as the Surviving Corporation); (iii) all of the properties, rights, privileges, powers and franchises of Tucson Motorcycles and Merger Sub III shall vest in Tucson Motorcycles (as the Surviving Corporation), and all debts, liabilities, obligations, and duties of Tucson Motorcycles and Merger Sub III shall become debts, liabilities, obligations and duties of Tucson Motorcycles (as the Surviving Corporation); and (iv) all of the properties, rights, privileges, powers and franchises of Tucson Motorsports and Merger Sub IV shall vest in Tucson Motorsports (as the Surviving Corporation), and all debts, liabilities, obligations, and duties of Tucson Motorsports and Merger Sub IV shall become debts, liabilities, obligations and duties of Tucson Motorsports (as the Surviving Corporation).

(d) Articles of Incorporation; Certificate of Incorporation; Bylaws. At the Effective Time and without any further action on the part of any party hereto, the:

(i) articles of incorporation and bylaws of Merger Sub I, as in effect immediately prior to the Effective Time, shall become the articles of incorporation and bylaws of C&W Motors (as the Surviving Corporation) as of the Effective Time, until duly amended in accordance with applicable Law;

(ii) articles of incorporation and bylaws of Merger Sub II, as in effect immediately prior to the Effective Time, shall become the articles of incorporation and bylaws of Metro Motorcycle (as the Surviving Corporation) as of the Effective Time, until duly amended in accordance with applicable Law;

(iii) articles of incorporation and bylaws of Merger Sub III, as in effect immediately prior to the Effective Time, shall become the articles of incorporation and bylaws of Tucson Motorcycles (as the Surviving Corporation) as of the Effective Time, until duly amended in accordance with applicable Law; and

(iv) articles of incorporation and bylaws of Merger Sub IV, as in effect immediately prior to the Effective Time, shall become the articles of incorporation and bylaws of Tucson Motorsports (as the Surviving Corporation) as of the Effective Time, until duly amended in accordance with applicable Law.

(e) Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Laws, the directors and the officers of each of the Merged Entities at the Effective Time, and as set forth on Schedule 4.27(a)(ii), shall be the directors and officers, respectively, of each such Merged Entity (in its capacity as a Surviving Corporation).

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(f) Conversion of Shares. At the Effective Time, by virtue of the Mergers and without any action on the part of any party:

(i) Each share of common stock, no par value, of C&W Motors issued and outstanding as of the Effective Time (other than Dissenting Shares) and all rights in respect thereof shall, by virtue of Merger I, forthwith cease to exist and be converted into and represent the right to receive the Closing Per Share Merger Consideration, together with any amounts that may become payable as a result of the adjustments in Section 3.3 hereof or release of Escrow Shares, if any. Each share of common stock, par value $0.001 per share, of Merger Sub I (“Merger Sub I Common Stock”), issued and outstanding immediately before the Effective Time, shall be converted into one newly issued, fully paid, and nonassessable share of common stock of C&W Motors (as the Surviving Corporation). From and after the Effective Time, each certificate evidencing shares of Merger Sub I Common Stock shall evidence ownership of such shares of common stock of C&W Motors (as the Surviving Corporation).

(ii) Each share of common stock, no par value, of Metro Motorcycle issued and outstanding as of the Effective Time (other than Dissenting Shares) and all rights in respect thereof shall, by virtue of Merger II, forthwith cease to exist and be converted into and represent the right to receive the Closing Per Share Merger Consideration, together with any amounts that may become payable as a result of the adjustments in Section 3.3 hereof or, with respect to the Principal Owners, release of Escrow Shares, if any. Each share of common stock, par value $0.001 per share, of Merger Sub II (“Merger Sub II Common Stock”), issued and outstanding immediately before the Effective Time, shall be converted into one newly issued, fully paid, and nonassessable share of common stock of Metro Motorcycle (as the Surviving Corporation). From and after the Effective Time, each certificate evidencing shares of Merger Sub II Common Stock shall evidence ownership of such shares of common stock of Metro Motorcycle (as the Surviving Corporation).

(iii) Each share of common stock, no par value, of Tucson Motorcycles issued and outstanding as of the Effective Time (other than Dissenting Shares) and all rights in respect thereof shall, by virtue of Merger III, forthwith cease to exist and be converted into and represent the right to receive the Closing Per Share Merger Consideration, together with any amounts that may become payable as a result of the adjustments in Section 3.3 hereof or release of Escrow Shares, if any. Each share of common stock, par value $0.001 per share, of Merger Sub III (“Merger Sub III Common Stock”), issued and outstanding immediately before the Effective Time, shall be converted into one newly issued, fully paid, and nonassessable share of common stock of Tucson Motorcycles (as the Surviving Corporation). From and after the Effective Time, each certificate evidencing shares of Merger Sub III Common Stock shall evidence ownership of such shares of common stock of Tucson Motorcycles (as the Surviving Corporation).

(iv) Each share of common stock, no par value, of Tucson Motorsports issued and outstanding as of the Effective Time (other than Dissenting Shares) and all rights in respect thereof shall, by virtue of Merger IV, forthwith cease to exist and be converted into and represent the right to receive the Closing Per Share Merger Consideration, together with any amounts that may become payable as a result of the adjustments in Section 3.3 hereof or, with respect to the Principal Owners, release of Escrow Shares, if any. Each share of common stock, par value $0.001 per share, of Merger Sub IV (“Merger Sub IV Common Stock”), issued and outstanding immediately before the Effective Time, shall be converted into one newly issued, fully paid, and nonassessable share of common stock of Tucson Motorsports (as the Surviving Corporation). From and after the Effective Time, each certificate evidencing shares of Merger Sub IV Common Stock shall evidence ownership of such shares of common stock of Tucson Motorsports (as the Surviving Corporation).

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(g) No Further Rights of Transfer. At and after the Effective Time, each holder of Equity Interests of any Merged Entity shall cease to have any rights as a stockholder of such Merged Entity, except as otherwise required by applicable Law and except for the right of each such holder to surrender his or her stock certificate or affidavit of lost stock certificate in exchange for payment of the applicable Closing Per Share Merger Consideration together with any amounts that may become payable as a result of the adjustments in Section 3.3 hereof or the release of Escrow Shares, if any, and no transfer of shares of common stock of any Merged Entity shall be made on the stock transfer books of the applicable Surviving Corporation. At the close of business on the day of the Effective Time, the stock ledger of each Merged Entity shall be closed.

(h) Surrender and Payment. At or following the Closing, each Seller holding Equity Interests in any Merged Entity may deliver to Purchaser an executed and completed copy of the letter of transmittal in a commercially reasonable form to be agreed upon by Purchaser and Sellers’ Representative (the “Letter of Transmittal”) and, as soon as reasonably practicable thereafter (but in any event, within three (3) Business Days) Purchaser shall pay the consideration to be paid to such Seller pursuant to the Payment Notice, without interest thereon. To the extent that a Seller holding Equity Interests in any Merged Entity has not delivered an executed and completed copy of the Letter of Transmittal, then, promptly after the Effective Time, the Purchaser shall mail to the applicable Seller: (a) the Letter of Transmittal and (b) instructions for effecting the surrender of each Equity Interest in exchange for the amount to be paid to such Seller pursuant to the Payment Notice, without interest thereon. Upon surrender of a duly completed and validly executed Letter of Transmittal after the Effective Time, such Seller shall be entitled to receive in exchange therefore, and as soon as reasonably practicable after the surrender thereof (but in any event, within three (3) Business Days), the Purchaser shall pay, the consideration payable to such holder pursuant to the Payment Notice, without interest thereon.

(i) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of common stock of any Merged Entity issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised dissenters’ rights or appraisal rights of such shares of common stock of any Merged Entity in accordance with Section 10-1321 of the ARS (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the ARS with respect to such Shares) shall not be converted into a right to receive a portion of the Closing Per Share Merger Consideration together with any amounts that may become payable as a result of the adjustments in Section 3.3 hereof or the release of Escrow Shares, if any, but instead shall be entitled to only such rights as are granted by Article 2 of Chapter 13 of Title 10 of the ARS; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Article 2 of Chapter 13 of Title 10 of the ARS or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Article 2 of Chapter 13 of Title 10 of the ARS, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Closing Per Share Merger Consideration together with any amounts that may become payable as a result of the adjustments in Section 3.3 hereof or the release of Escrow Shares, if any, to which such holder is entitled pursuant to Section 2.2(f), without interest thereon. Sellers shall provide Purchaser prompt written notice of any demands received by any Acquired Company for appraisal of shares of the Merged Entity, any withdrawal of any such demand and any other demand, notice or instrument delivered to any Acquired Company prior to the Effective Time pursuant to the ARS that relates to such demand, and Purchaser shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Purchaser, neither the Sellers nor any Acquired Company shall make any payment with respect to, or settle or offer to settle, any such demands.

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2.3 Closing; Transaction Effective Time.

Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Transactions (the “Closing”) shall take place electronically or at the offices of Akerman LLP, 201 East Las Olas Boulevard, Suite 1800, Fort Lauderdale, FL 33301, at 10:00 a.m. local time but shall be deemed to have occurred for all purposes as of 12:01 a.m. local time (the “Transaction Effective Time”), no later than two Business Days after the last of the conditions to Closing set forth in Article IX have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date and location as the Purchaser and the Sellers’ Representative agree to in writing. The Parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.4 [Intentionally Omitted].

2.5 Payment Notice.

No fewer than two (2) Business Days before the Closing Date, the Sellers’ Representative shall (or shall cause the Acquired Companies to) prepare and deliver to the Purchaser a written notice (the “Payment Notice”) containing the following information: (i) the full name and mailing address of each Seller, (ii) the portion of the Estimated Cash Consideration to be paid to each such Seller at the Closing (expressed in U.S. dollars), (ii) the number of Closing Payment Shares to be paid to each such Seller at the Closing, (iv) the number of Escrow Shares to be paid to each such Seller, subject to Section 10.4(d), (v) each Seller’s pro rata share of the aggregate Purchase Price (expressed as a percentage), without duplication, the Closing Per Share Merger Consideration for each of the Mergers (each Seller’s “Pro Rata Share”), and (vi) wire instructions for each such Seller.

2.6 Closing Deliveries.

At or prior to the Closing:

(a) The Purchaser shall:

(i) deliver (A) the Escrow Shares to the Escrow Agent to be held pursuant to the Escrow Agreement and (B) the Adjustment Escrow Amount to the Sellers’ Representative;

(ii) pay the Estimated Cash Consideration and deliver the Closing Payment Shares, in each case, to such Sellers, in such amounts and (in the case of the Estimated Cash Consideration) to such accounts as are set forth across from each such Seller’s name in the Payment Notice, other than any portion of the Estimated Cash Consideration and Closing Payment Shares that is payable as Closing Per Share Merger Consideration which shall be paid in accordance with Section 2.2 at or prior to the Closing;

(iii) deliver to the Sellers’ Representative a counterpart signature page to the Escrow Agreement, duly executed by the Purchaser;

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(iv) if the SBA or PPP Escrow Agent has not yet made a determination with respect to the Agreed PPP Forgiveness Amount, deliver to the Sellers’ Representative a counterpart signature page to the PPP Escrow Agreement, duly executed by the Purchaser;

(v) deliver to the Sellers’ Representative the counterpart signature page to each of the Registration Rights and Lock-Up Agreement, duly executed by the Purchaser;

(vi) deliver to the Sellers’ Representative a certificate signed by an authorized officer of the Purchaser stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

(b) The Sellers shall deliver (or cause to be delivered) to the Purchaser each of the following (each in a form and substance reasonably satisfactory to the Purchaser):

(i) certificates, duly endorsed in blank or accompanied by a stock power duly endorsed in blank, assignments of membership interests or other applicable instruments of assignment, in each case, with respect to the Transferred Equity Interests;

(ii) articles of merger in such form as is required by the relevant provisions of the ARS to effect the Mergers;

(iii) a certificate of good standing (or equivalent thereof), dated not more than ten (10) days prior to the Closing Date, with respect to each Acquired Company, issued by the appropriate government official of such Acquired Company’s jurisdiction of organization or formation;

(iv) an IRS Form W-9 executed by each Seller;

(v) with respect to each Seller, (i) an executed certificate pursuant to Treasury Regulations Section 1.1445-2(b) and (ii) with respect to any interest in an Acquired Company treated as a partnership for U.S. federal income tax purposes, a certificate pursuant to Code Section 1446(f) and applicable Treasury Regulations in each case in form and substance reasonably satisfactory to the Purchaser and certifying that no withholding is required pursuant to Sections 1445 and 1446 of the Code, as applicable;

(vi) a counterpart signature page to the Escrow Agreement, duly executed by the Sellers’ Representative;

(vii) a counterpart signature page to each of the Registration Rights and Lock-Up Agreement, duly executed by the Sellers;

(viii) evidence that each Related Party Transaction (other than those set forth on Schedule 2.6(b)(viii)) has been terminated as of the Closing Date with no further liability or other Losses to the Purchaser or any Acquired Company;

(ix) written resignations (in each case, effective as of the Closing) of each manager, director or officer of the Acquired Companies set forth on Schedule 2.6(b)(ix), duly executed by each such Person;

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(x) a certificate signed by the Sellers stating that the conditions specified in Section 9.2(a), 9.2(b) and 9.2(c) have been satisfied;

(xi) a counterpart signature page to the PPP Escrow Agreement, duly executed by the Sellers’ Representative and the PPP Escrow Agent;

(xii) if the SBA or PPP Escrow Agent has not yet made a determination with respect to the Agreed PPP Forgiveness Amount, evidence satisfactory to Purchaser that the PPP Lender or SBA has provided Consent to a change in ownership of each Acquired Company who received a PPP Loan that has not been forgiven as of the Closing and has entered into an escrow agreement with the PPP Lender or PPP Escrow Agent for each such PPP Loan pending a forgiveness application or decision;

(xiii) a supplement to Schedule 1.1(a) hereto adding any Person that will be a Transferred Entity as of the Closing and/or Equity Interests of any Person that is a Transferred Entity as of the date hereof, in each case, as a result of the execution of a Seller Joinder after the date hereof or removing any Transferred Entity listed thereon that has been acquired after the date hereof by a third party who has exercised a right of first refusal under the applicable Organizational Documents of such Transferred Entity preventing the conveyance of Equity Interests of such Transferred Entity to Purchaser;

(xiv) an estoppel certificate from each landlord of the Leased Real Property listed on Schedule 2.6(b)(xiv), in form and substance reasonably acceptable to Purchaser with respect to any Lease between an Acquired Company and an Affiliate or in the form prescribed by the applicable Lease with respect to any Lease between an Acquired Company and any non-Affiliate;

(xv) the consent of the Principal Owners to a change in control under any Lease between an Acquired Company, as lessee, and an Affiliate, as lessor, in form and substance reasonably acceptable to Purchaser;

(xvi) (A) copies of all filings made pursuant to the DOL Voluntary Fiduciary Correction Program or IRS Employee Plans Compliance Resolution System, as applicable, to correct any failure to comply with elective deferrals of commissioned participants in the Coulter and RideNow Affiliates 401(k) Plan and Trust and (B) evidence reasonably satisfactory to Purchaser that all applicable excise taxes to be paid (with corresponding IRS filings) with respect to delinquent participant contributions to the Coulter and RideNow Affiliates 401(k) Plan and Trust have been paid for all applicable plan years; and

(xvii) such other documents, instruments or certificates as shall be reasonably requested by Purchaser.

(c) If the SBA or PPP Escrow Agent has not yet made a determination with respect to the Agreed PPP Forgiveness Amount, the applicable Acquired Companies shall (and the Sellers shall cause the applicable Acquired Companies to) pay to the PPP Escrow Agent an amount equal to the Agreed PPP Forgiveness Amount to be held in escrow pursuant to the terms of the PPP Escrow Agreement.

2.7 Withholding Rights.

Notwithstanding anything to the contrary contained in this Agreement, the Purchaser (or its agent) shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement or any Additional Agreement, such amounts as the Purchaser (or its agent) is required to withhold and pay over to the applicable Authority with respect to any such deliveries and payments under the Code or any applicable Tax Law. To the extent that amounts are so withheld and paid over, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

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2.8 Taking of Necessary Action; Further Action.

If, at any time after the Transaction Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Acquired Companies, the Parties shall execute such further instruments and take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.9 Taxes.

Each of the Parties acknowledge and agree that each such Party and each of the owners of any interest in any of the Acquired Companies (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) each Seller or other owner of any interest in any of the Acquired Companies is responsible for paying its own Taxes arising from the transactions contemplated by this Agreement.

2.10 Transaction Accounting Principles.

The Post-Closing Adjustment Statement and the determinations and calculations set forth therein shall be prepared using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Acquired Companies in the preparation of the Company Financial Statements, and, to the extent not addressed by the foregoing, in accordance with U.S. GAAP except that such statements, calculations and determinations shall (i) be based on facts and circumstances as they exist prior to the Closing, (ii) shall follow the defined terms contained in this Agreement, and (iii) in the case of the Net Working Capital calculations, shall be calculated in accordance with the principles set forth on Exhibit D (the principles set forth in this Section 2.10, the “Transaction Accounting Principles”).

ARTICLE III.

PURCHASE PRICE

3.1 Payment of Purchase Price.

Subject to Section 3.2 below, the “Purchase Price” shall consist of the sum of (i) the Cash Consideration, (ii) the Closing Payment Shares, (iii) the Escrow Shares (as the same may released to the Sellers’ Representative pursuant to Section 10.4(d)), and (iv) the Adjustment Escrow Amount (as the same may released by the Sellers’ Representative pursuant to Section 3.3(b)). Subject to and upon the terms and conditions set forth in this Agreement, (x) the Closing Per Share Merger Consideration shall be paid in accordance with Article II and (y) at the Closing, the Purchase Price shall be payable as follows:

(a) Cash Consideration. The Purchaser shall pay the Estimated Cash Consideration (other than any portion of the Estimated Cash Consideration that is payable as Closing Per Share Merger Consideration which shall be paid in accordance with Section 2.2) to the Sellers on the Closing Date in accordance with Section 2.6(a)(ii).

(b) Closing Payment Shares. The Purchaser shall issue to Sellers the Closing Payment Shares (other than any portion of the Closing Payment Shares that is payable as Closing Per Share Merger Consideration which shall be paid in accordance with Section 2.2) in accordance with Section 2.6(a)(ii), which shall be fully paid and free and clear of all Liens other than restrictions on transfer arising under applicable securities Law and the Registration Rights and Lock-Up Agreement. Each Seller shall receive the number of Closing Payment Shares opposite such Seller’s name on the Payment Notice (other than any portion of the Closing Payment Shares that is payable as Closing Per Share Merger Consideration which shall be paid in accordance with Section 2.2).

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(c) Escrow Shares; Adjustment Escrow. The Purchaser shall (and the Principal Owners hereby authorize the Purchaser to) deliver the Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Escrow Agreement. The number of Escrow Shares to be allocated among the Principal Owners (as the same may be released to the Sellers’ Representative pursuant to Section 10.4(d)) and held by the Escrow Agent pursuant to the Escrow Agreement is set forth opposite each Principal Owner’s name on the Payment Notice. The Purchaser shall (and the Sellers hereby authorize the Purchaser to) deliver the Adjustment Escrow Amount to the Sellers’ Representative to hold until released pursuant to Section 3.3(b).

(d) No Issuance of Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Class B Common Stock will be issued pursuant to the Transactions, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share.

(e) Legend. Each certificate (or book entry) issued pursuant to the Transactions shall, if required by law, bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the shares of Purchaser Class B Common Stock:

THE SHARES OF CLASS B COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

IN ADDITION, THE RIGHT TO SELL THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

3.2 Pre-Closing Adjustment.

(a) If all Persons owning the Equity Interests of each of the Purchased Companies have not joined this Agreement on or prior to the Closing, then the Cash Consideration and the Closing Payment Shares components of the Purchase Price shall be automatically reduced at Closing by the amount allocated on Schedule 5.5(f) as payable to such Person who has not executed a Seller Joinder and the Equity Interests held by such Person shall be deemed excluded from the Transferred Equity Interests.

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(b) If any right of first refusal provided in the Organizational Documents with respect to the right to acquire the Transferred Equity Interests of a Transferred Entity has been exercised and not thereafter waived in writing prior to Closing, any required Consent to the transfer of Equity Interests of a Transferred Entity (including, for the avoidance of doubt, any Consent from a Factory for all locations of any Acquired Company) has not been obtained (in each case as reasonably determined by Purchaser), or any Acquired Entity is deemed an Excluded Entity pursuant to Section 8.11, then the Cash Consideration and the Closing Payment Shares components of the Purchase Price shall be automatically reduced at Closing by the amount allocated on Schedule 5.5(f) as payable to all holders of Equity Interests of such Transferred Entity and the Equity Interests held by each such Persons shall be deemed excluded from the Transferred Equity Interests.

3.3 Post-Closing Adjustments.

(a) Within 90 calendar days after the Closing Date, the Purchaser shall prepare and deliver to Sellers’ Representative a statement (the “Post-Closing Adjustment Statement”) setting forth its good faith calculation of the Closing Indebtedness, the Closing Indebtedness Adjustment, the Closing NWC, the Net Working Capital Adjustment, and the resulting calculation of the Cash Consideration and the Post-Closing Adjustment (as defined below), which statement shall contain a balance sheet of each Acquired Company as of the Closing Date (without giving effect to the transactions contemplated herein) and be accompanied by all related work papers and supporting calculations or other materials reasonably requested by the Sellers’ Representative. The Post-Closing Adjustment Statement shall be prepared in accordance with the Transaction Accounting Principles.

(b) Subject to the provisions of this Section 3.3, the post-closing adjustment shall be an amount equal to the Cash Consideration minus the Estimated Cash Consideration (the difference between such amounts, the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, the Sellers’ Representative shall release the Adjustment Escrow Amount to Sellers and other holders of Equity Interests in a Merged Entity and Purchaser shall pay to the Sellers and other holders of Equity Interests in a Merged Entity (in accordance with their respective Pro Rata Share as may be modified by Schedule 3.3(b)) an amount equal to the Post-Closing Adjustment at the Sellers’ Representative’s election in cash or in shares of Purchaser Class B Common Stock (which election shall be made in writing to Purchaser prior to Closing, or if not so made shall be deemed to be payable in cash), with a deemed value equal to the calculation of the valuation of the Purchaser Class B Common Stock made for the Closing Payment Shares (or any combination thereof “Additional Purchaser Shares”). If the Post-Closing Adjustment is a negative number, the Sellers shall pay to the Purchaser an amount equal to the absolute value of the Post-Closing Adjustment (x) first, by Sellers’ Representative delivering an amount up to the Adjustment Escrow Amount to Purchaser by wire transfer of immediately available funds to an account designated in writing by the Purchaser, (y) second, by surrendering to the Purchaser (in accordance with their respective Pro Rata Share as may be modified by Schedule 3.3(b)) a number of shares of Purchaser Class B Common Stock from the Escrow Fund with an aggregate value equal to the Post-Closing Adjustment less any amount already satisfied from the Adjustment Escrow Amount, with a deemed value equal to the calculation of the valuation of the Purchaser Class B Common Stock made for the Closing Payment Shares, rounded down to the nearest whole-number or in the sole discretion of Sellers’ Representative by wire transfer of all or part of the amount of the Post-Closing Adjustment in cash in immediately available funds to an account designated in writing by the Purchaser, provided that if Sellers’ Representative elects to pay all or part of the Post-Closing Adjustment in cash but fails to timely pay such amount in accordance with Section 3.3(h), then immediately upon Purchaser’s request Sellers’ Representative shall execute any joint written authorization necessary to release the applicable number of Escrowed Shares from the Escrow Fund, and (z) third, if the Post-Closing Adjustment exceeds the Adjustment Escrow Amount and the value of the shares of Purchaser Class B Common Stock then remaining in the Escrow Fund, the Principal Owners (jointly and severally) shall pay to the Purchaser an amount in cash equal to the Post-Closing Adjustment less the Adjustment Escrow Amount released to Purchaser and deemed value (determined in accordance with clause (y) hereof) of the shares of Purchaser Class B Common Stock released to the Purchaser pursuant to clause (y) hereof, by wire transfer of immediately available funds to an account designated in writing by the Purchaser. To the extent that the Sellers’ Representative satisfies the amount of the Post-Closing Adjustment in cash as contemplated in clause (y) in the preceding sentence, then Purchaser and Sellers’ Representative shall execute a joint written authorization necessary to release a pro rata number of Escrowed Shares from the Escrow Fund.

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(c) After receipt of the Post-Closing Adjustment Statement, the Sellers’ Representative shall have 30 calendar days (the “Review Period”) to review the Post-Closing Adjustment Statement. During the Review Period, the Sellers’ Representative and its advisors shall have reasonable access to the books and records of Purchaser and the Acquired Companies, the personnel of, and work papers prepared by, the Purchaser and/or the Purchaser’s accountants to the extent that they relate to the Post-Closing Adjustment Statement and to such historical financial information (to the extent in the Purchaser’s possession) relating to the Post-Closing Adjustment Statement as the Sellers’ Representative may reasonably request for the purpose of reviewing the Post-Closing Adjustment Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Purchaser or the Acquired Companies; provided, further, that such access shall not jeopardize the attorney-client privilege or attorney work-product doctrine or any other applicable privilege to which any such books and records, materials and other information is subject.

(d) On or prior to the last day of the Review Period, the Sellers’ Representative may object to the Post-Closing Adjustment Statement by delivering to the Purchaser a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item, the disputed amount (including the Sellers’ Representative determination of the applicable amount), and the basis for the Sellers’ Representative’s disagreement (the “Statement of Objections”). If the Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Adjustment Statement and the Post-Closing Adjustment reflected in the Post-Closing Adjustment Statement shall be deemed to have been accepted by the Sellers’ Representative and the Sellers for all purposes hereunder. If the Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period and in compliance with the terms of this Section 3.3, the Purchaser and the Sellers’ Representative shall negotiate in good faith to resolve such objections within 30 calendar days after the delivery of the Statement of Objections (the “Resolution Period”). The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 and any similar state rules shall apply to the Sellers’ Representative (and any of its Representatives) and the Purchaser (and any of its Representatives) during any such negotiations and any subsequent dispute arising therefrom. If the objections are resolved within the Resolution Period, the Post-Closing Adjustment and the Post-Closing Adjustment Statement with such changes as may have been previously agreed in writing by the Purchaser and the Sellers’ Representative, shall be final, conclusive and binding.

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(e) If the Sellers’ Representative and the Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Moss Adams (Phoenix Office), or if such firm is unable to serve, Purchaser and the Sellers’ Representative shall appoint by mutual agreement another independent, nationally recognized firm of certified public accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Post-Closing Adjustment Statement. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Adjustment Statement and the Statement of Objections, respectively. The Independent Accountants shall make a final determination of each such item based solely on (A) the definitions and other applicable provisions of this Agreement (and shall not conduct an independent investigation), (B) a single written presentation submitted by each of the Purchaser and the Sellers’ Representative (which the Independent Accountants shall be instructed to distribute to the Purchaser and the Sellers’ Representative upon receipt of both such presentations) and (C) one written response of the Purchaser and the Sellers’ Representative to each such presentation so submitted (which the Independent Accountants shall be instructed to distribute to the Purchaser and the Sellers’ Representative upon receipt of such responses). For the avoidance of doubt, neither the Purchaser nor the Sellers’ Representative shall have any ex parte communications with the Independent Accountants relating to this Agreement.

(f) The costs and expenses of the Independent Accountants shall be borne by the Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, based on the inverse of the percentage that the Independent Accountants’ determination bears to the total amount of the items in dispute as originally submitted to the Independent Accountant. For example, if the Sellers’ Representative challenges the calculation of the Adjustment Amount contained in the Post-Closing Adjustment Statement by an aggregate amount of $100,000, and the Independent Accountants determines that the Sellers’ Representative has a valid claim for $60,000 of the $100,000 challenged, then the Purchaser shall bear sixty percent (60%) of the fees and expenses of the Independent Accountants and the Sellers’ Representative shall bear forty percent (40%) of such fees and expenses.

(g) The Independent Accountants shall make a determination as soon as practicable (but in any event within 30 calendar days or such other time as the Parties hereto shall mutually agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Post-Closing Adjustment Statement and/or the Post-Closing Adjustment shall be final, conclusive and binding upon the Parties hereto.

(h) Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Post-Closing Adjustment Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 3.3 above; and (B) if paid in cash be paid by wire transfer of immediately available funds to such accounts as is directed by the Purchaser or the Sellers’ Representative, as the case may be (after release of the Adjustment Escrow Amount to Sellers and other holders of Equity Interests in a Merged Entity). In the event the Post-Closing Adjustment is a positive amount and if elected by Sellers’ Representative to be paid in additional Shares of Purchaser Class B Common Stock (which election is provided in writing to Purchaser prior to Closing) at a deemed value per Share equal to the calculation of the valuation of the Purchaser Class B Common Stock made for the Closing Payment Shares (“Additional Purchaser Shares”), then Purchaser will issue the applicable number of Additional Purchaser Shares within the aforementioned five (5) Business Day period to the Sellers allocated among the Sellers pro rata subject to any modifications made in Schedule 3.3(b), if any, as set forth in the Payment Notice. In the event the Post-Closing Adjustment is a negative amount, the Sellers’ Representative shall pay to Purchaser by wire transfer of immediately available funds to an account designated in writing by the Purchaser cash up to the Adjustment Escrow Amount within the aforementioned five (5) Business Day period and, if insufficient to satisfy the adjustment, and if Sellers’ Representative does not elect to pay the additional the amount of the Post-Closing Adjustment in cash or partially in cash or fails to pay the amount of the Post-Closing Adjustment elected to be paid in cash within the aforementioned five (5) Business Day period, the Purchaser and the Sellers’ Representative shall deliver a joint written authorization to the Escrow Agent within the aforementioned five (5) Business Day period instructing the Escrow Agent to release to the Purchaser the applicable number of Escrow Shares (at a deemed value per Share equal to the calculation of the valuation of the Purchaser Class B Common Stock made for the Closing Payment Shares), and, then if insufficient to satisfy the adjustments, the Principal Owners shall pay Purchaser the remaining amount in cash as set forth in Section 3.3(b).

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(i) Any payments made pursuant to Section 3.3 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and those other Sections and subsections for which the relevance or applicability of such disclosure is reasonably apparent on the face of such disclosure), each of the Sellers hereby represents and warrants to the Purchaser and to the other Sellers as of the date hereof and as of the Closing Date, as follows, provided that each Seller (other than the Principal Owners) shall only be deemed to have made the representations and warranties in this Article IV with respect to the Acquired Companies in which he, she or it owns Equity Interests:

4.1 Corporate Existence and Power.

Each Acquired Company is the type of legal entity set forth next to its name on Schedule 4.1(a) and is duly organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization or formation as set forth therein. Each of the Acquired Companies has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted. Each Acquired Company is not qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 4.1(b), and there is no other jurisdiction in which the character of the property owned or leased by such Acquired Company or the nature of its activities make qualification of such Acquired Company in any such jurisdiction necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. No Acquired Company has any corporate offices except those located at the addresses set forth on Schedule 4.1(c). No Acquired Company has taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation, except as contemplated herein.

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4.2 Authorization.

Assuming all Consents set forth on Schedule 4.3 are obtained, the execution, delivery and performance by each Acquired Company of this Agreement and the Additional Agreements to which each such Acquired Company is a party and the consummation by each such Acquired Company of the transactions contemplated hereby and thereby are within the powers and authority of such Acquired Company and have been duly authorized by all necessary action on the part of such Acquired Company, including the unanimous approval of the Sellers. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which any Acquired Company is a party will constitute, a valid and legally binding agreement of such Acquired Company enforceable against such Acquired Company in accordance with their respective terms.

4.3 Approvals and Consents.

No Consent is required to be made or obtained by any Acquired Company (whether to or from any Person or Authority) in connection with the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby, except (x) for filings required under or in connection with the HSR Act, and (y) as set forth on Schedule 4.3.

4.4 Non-Contravention.

Subject to compliance with the HSR Act, assuming all necessary consents set forth on Schedule 4.3 are obtained, none of the execution, delivery or performance by any Acquired Company of this Agreement or any Additional Agreements does or will, directly or indirectly (with or without the lapse of time or the giving of notice, or both) (a) contravene, conflict with, constitute a default under or a breach of the Organizational Documents of any Acquired Company, (b) contravene, conflict with or constitute a default under or a breach or violation of any provision of any Law or Order binding upon or applicable to any Acquired Company, (c) except as set forth on Schedule 4.4(c), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation, or acceleration of any right or obligation of any Acquired Company or any payment or reimbursement or to a loss of any benefit to which an Acquired Company is entitled under any provision of any Permit, Contract (including any Material Contract) or other instrument or obligations binding upon an Acquired Company or by which any of the Transferred Equity Interests, Equity Interests of a Merged Entity, or any Acquired Company’s assets is or may be bound, or (d) result in the creation or imposition of any Lien on any of the Transferred Equity Interests, Equity Interests of a Merged Entity, or any Acquired Company’s assets.

4.5 Capitalization.

(a) Schedule 4.5(a) sets forth the capitalization of each of the Acquired Companies, describing in each case (i) the authorized Equity Interests of such Acquired Company, including the number of shares, membership interests, or partnership interests, as applicable, and any applicable par value thereof; (ii) the number of shares, membership interests, or partnership interests that are issued and outstanding therein; and (iii) the owners of each such Equity Interest. Except as set forth on Schedule 4.5(a), the Sellers have good and valid title, of record and beneficially, to all of the Transferred Equity Interests and Equity Interests of the Merged Entities, free and clear of all Liens, and the Transferred Equity Interests and Equity Interests of the Merged Entities constitute all of the issued and outstanding equity interests of the Acquired Companies.

(b) Except as set forth on Schedule 4.5(b), all of the Transferred Equity Interests and Equity Interests of the Merged Entities have been duly authorized and validly issued, fully paid and nonassessable and were not issued in violation of (i) any agreement, arrangement, Contract or other commitment to which any of the Sellers or the Acquired Companies is a party or is subject to; (ii) any preemptive or similar rights of any Person; or (iii) any Law except for “blue sky” laws set forth on Schedule 4.5(b). Except as may be set forth in the respective Organizational Documents, there are no outstanding and authorized (x) options, subscriptions, warrants or rights of conversion, calls, puts, rights of first refusal, preemptive rights or other similar rights, Contracts, agreements, arrangements or commitments obligating any of the Acquired Companies, the Sellers or their respective Affiliates to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any shares of or other Equity Interest of any Acquired Company or any interest therein, other equity interests or securities convertible into or exchangeable for equity interests in any Acquired Company or the Transferred Equity Interests, Equity Interests of a Merged Entity, or other direct or indirect equity interests of the Acquired Companies (whether issued or unissued); (y) stock appreciation rights, phantom stock, profit participation or other similar rights or equity equivalents of or with respect to any Acquired Company; or (z) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Transferred Equity Interests, Equity Interests of a Merged Entity, or to which any Acquired Company is a party or by which any Acquired Company is bound. No claim has been made or threatened, asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Transferred Equity Interests or any other Equity Interests in the Acquired Companies and no facts or circumstances exist that would give rise to a valid claim of such ownership by any Person.

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(c) Except as set forth on Schedule 4.5(c), no Acquired Company owns or within the past five (5) years has owned, directly or indirectly, any Equity Interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person.

4.6 Certificate of Formation; Operating Agreement.

Copies of the Organizational Documents of each Acquired Company have heretofore been made available to the Purchaser, and such copies are each true and complete copies of such instruments in effect on the date hereof. No Acquired Company is in violation of its Organizational Documents in any material respect.

4.7 Corporate Records.

All proceedings occurring since January 1, 2018 of the stockholders, members, managers, general partners, board or other governing body of the Acquired Companies and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of each Acquired Company. The equity holder list and transfer books of each Acquired Company are complete and accurate. The equity holder list, transfer books and minute book records of each Acquired Company relating to all issuances and transfers of Equity Interests in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in any Acquired Company have been made available to the Purchaser, and are the original equity holder lists and transfer books and minute book records of each such Acquired Company or true, correct and complete copies thereof.

4.8 Related Party Transactions.

(a) Other than the Persons listed on Schedule 4.8(a), no Acquired Company is Controlled by any Person and, other than the Persons listed on Schedule 4.8(a), no Acquired Company is in Control of any other Person.

(b) Except as set forth on Schedule 4.8(b), to the Knowledge of Sellers, no Key Employees (a) engage in any business, except through an Acquired Company, or are employees of or provide any service for compensation to, any other business concern or (b) own any Equity Interest in any business concern, in each case, that competes with the Business of any Acquired Company, except for publicly traded securities not in excess of 5% of the issued and outstanding securities with respect to such publicly traded securities or retail automotive dealerships.

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(c) To the Knowledge of the Sellers, Schedule 4.8(c) lists each Contract to which an Acquired Company, on the one hand, and any officer, director, employee, partner, member, manager, direct or indirect equity holder (including any Seller) or Affiliate of any Acquired Company (other than another Acquired Company), on the other hand (the Persons identified in this clause (ii), “Related Parties”) is party, other than agreements with respect to a Related Party’s employment with an Acquired Company that has previously been made available to Purchaser. Except as set forth in Schedule 4.8(c), no Related Party (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that an Acquired Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Acquired Companies’ assets, (ii) have engaged in any transactions with any Acquired Company, (iii) possesses, directly or indirectly, any financial interest in, or is director or officer of, any Person which is a client, supplier, customer, lessor, lessee, or competitor of any Acquired Company, or (iv) owes an amount to, or is owed any amount by, any Acquired Company (other than ordinary course accrued compensation). All contracts, agreements, arrangements, understandings and interests described in this Section 4.8(c) are referred to herein as “Related Party Transactions”.

4.9 Assumed Names.

Schedule 4.9 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement, used by each Acquired Company, including names on any websites. Since January 1, 2018, each Acquired Company has not used any name other than the names listed on Schedule 4.9 to conduct the Business. Each Acquired Company has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

4.10 Subsidiaries.

(a) Schedule 4.10(a) sets forth the name, jurisdiction of formation and capitalization of each of the Subsidiaries of any Acquired Company, describing in each case (i) the authorized Equity Interests of such Subsidiary, including the number of shares, membership interests, or partnership interests, as applicable, and any applicable par value thereof; (ii) the number of shares, membership interests, or partnership interests, as applicable, that are issued and outstanding therein; and (iii) the owners of each such Equity Interest. All outstanding equity securities of each Subsidiary of the Acquired Companies have been duly authorized and validly issued and are owned free and clear of any Liens other than restrictions on transfer arising under applicable securities Law and as set forth on Schedule 4.10(a), beneficially and of record, by one of the Acquired Companies and the holders of such equity securities have no obligation to make further payments for their purchase of such equity securities or contributions to the applicable Subsidiary solely by reason of such ownership. Except as set forth on Schedule 4.10(a), there are no outstanding (i) equity securities of any Subsidiary of the Acquired Companies, (ii) securities of any Subsidiary of the Acquired Companies convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Acquired Companies or (iii) options or other rights to acquire from any Subsidiary of the Acquired Companies, in each case, that are owned by a Person other than one of the Acquired Companies, and no obligation of any Subsidiary of the Acquired Companies to issue to any Person (other than one of the Acquired Companies) any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Acquired Companies. No claim has been made or threatened, asserting that any Person, other than another Acquired Company, is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any equity securities of, or any other Equity Interests in, any Subsidiary of the Acquired Companies.

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(b) Except as set forth on Schedule 4.10(b), no Subsidiary of an Acquired Company owns or within the past five (5) years has owned, directly or indirectly, any Equity Interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person (other than another Acquired Company).

4.11 Ownership; Continuous Operation.

Each of the dealerships set forth on Schedule 4.11 has been owned and continuously operated by an Acquired Company from the date set forth opposite the name of such dealership on Schedule 4.11.

4.12 Financial Statements.

(a) Schedule 4.12 sets forth complete and correct copies of (i) the audited combined financial statements of the Acquired Companies as of and for the fiscal years ended 2018 and 2019, consisting of the audited combined balance sheets as of such dates, the audited combined income statements for the periods then-ended, the audited combined cash flow statements for the periods then-ended and the corresponding notes to such combined financial statements, and (ii) the unaudited combined financial statements of the Acquired Companies consisting of the combined balance sheet of the Acquired Companies as of December 31, 2020, and the related combined statements income and cash flows for the 12-month period then-ended (the “Unaudited Financial Statements”) (collectively, the “Company Financial Statements” and the balance sheet as of December 31, 2020 included therein, the “Balance Sheet”, and such date, the “Balance Sheet Date”).

(b) Other than as set forth on Schedule 4.12(b), the Company Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved. The Company Financial Statements are complete and accurate in all material respects and fairly present, in all material respects, the financial position of the Acquired Companies as of the dates thereof and the results of operations of the Acquired Companies for the periods reflected therein. The Company Financial Statements (i) were prepared from the Books and Records of the Acquired Companies; (ii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Acquired Companies’ financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iii) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Acquired Companies with respect to the periods then ended. The Acquired Companies have delivered to Purchaser complete and accurate copies of all “management letters” received by them from their accountants and all responses during the last five (5) years by lawyers engaged by the Acquired Companies to inquiries from their accountant or any predecessor accountants.

(c) Except as specifically disclosed, reflected and fully reserved against on the Balance Sheet, and for Liabilities incurred in the ordinary course of business since the date of the Balance Sheet (which are of a similar nature and in similar amounts to those historically incurred), no Acquired Company has any Liabilities.

(d) The Balance Sheet included in the Company Financial Statements accurately reflects the outstanding Indebtedness of the Acquired Companies as of the date thereof. Except as set forth in the Company Financial Statements or on Schedule 4.12(d), no Acquired Company has any Indebtedness.

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4.13 Books and Records.

(a) Each Acquired Company has made all of its Books and Records available to the Purchaser for its inspection and has delivered to the Purchaser complete and accurate copies of all documents referred to in the Schedules to this Agreement or that the Purchaser otherwise has requested. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser by or on behalf of the Acquired Companies are accurate, complete, and authentic in all material respects.

(b) The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Acquired Companies.

(c) All accounts, books and ledgers of each Acquired Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

4.14 Absence of Certain Changes.

Since December 31, 2020, other than policies and procedures implemented in good faith to respond to the actual or anticipated effect of the COVID-19 pandemic on the Business, (a) each Acquired Company has conducted its business in the ordinary course consistent with past practices, (b) there has not been any change, event, development, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, and (c) none of the Acquired Companies have taken any action (or agreed or committed to take any action) nor has any event occurred which would have required the consent of the Purchaser pursuant to Article VII herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

4.15 Properties; Title to Assets.

(a) The items of Tangible Personal Property have no material defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. Schedule 4.15(a) sets forth a description and location of each item of Tangible Personal Property with a value of at least $5,000. Except as set forth on Schedule 7.1, none of the Tangible Personal Property is in need of maintenance or repairs except for routine maintenance and repairs in the ordinary course of business or that are not material in nature or cost.

(b) Each Acquired Company (and not any Affiliate thereof) has good, valid and marketable title in and to, or a valid leasehold interest or license in or a right to use, all of its assets reflected on the Balance Sheet or thereafter acquired. No such asset is subject to any Liens other than Permitted Liens. The assets of the Acquired Companies constitute all of the assets of any kind or description whatsoever, necessary for the Acquired Companies to operate the Business immediately after the Closing substantially in the same manner as the Business is currently being conducted.

4.16 Litigation.

Other than as disclosed on Schedule 4.16, there is no Action pending, or to the Knowledge of the Sellers, threatened (and to the Knowledge of the Sellers, no event has occurred or circumstance exists that is reasonably likely to give rise to, or serve as a basis for, any Action) against or affecting, any Acquired Company, any of their respective managers, employees, officers or directors (in their capacities as such), the Business, any Transferred Equity Interests, Equity Interests of a Merged Entity, or any Acquired Company’s assets, liabilities, or Contracts; or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding, pending, or, to the Knowledge of the Sellers, threatened Orders (and to the Knowledge of the Sellers, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Order) against, the Business, the Acquired Companies, or to which any Acquired Company is otherwise a party. Except as set forth on Schedule 4.16, no Acquired Company is, or at any time during the past five (5) years has been, subject to any Action.

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4.17 Contracts.

(a) Schedule 4.17(a) (arranged by identifying subsections corresponding to the subsections set forth below but not necessarily in all subsections that may apply if the disclosure is reasonably apparent on its face) lists the following Contracts, oral or written (Contract required to be set forth on Schedule 4.17 collectively, the “Material Contracts”), to which an Acquired Company is a party or by which it or its assets are bound:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, any Acquired Company of $50,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all distributor, dealer, franchise, manufacturer’s representative Contracts;

(iii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts, in each case requiring the payment of any commissions by an Acquired Company in excess of $50,000 annually;

(iv) all Contracts containing any requirement that any Acquired Company makes, directly or indirectly, any advance, loan, extension of credit or capital commitment or contribution to, or other investment in, any Person, or any capital expenditure after the date hereof;

(v) all Contracts containing any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any of the Acquired Companies (or, following the Closing, the Purchaser or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any material properties or assets;

(vi) all Contracts (1) that limits or purports to limit the ability of any of the Acquired Companies to compete in any line of business or with any Person or in any geographic area or during any period of time, (2) providing for any material exclusivity obligations, or (3) granting any exclusive rights to products or services;

(vii) all Contracts obligating the Acquired Companies or any counterparty to purchase or obtain a minimum or specified amount of any product or service, or granting any right of first refusal, right of first offer or similar right with respect to any material assets of the Business;

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(viii) all employment Contracts, employee leasing Contracts, independent contractor, consultant and sales representatives Contracts with any current officer, director, employee, independent contractor or consultant of any Acquired Company or other Person, under which the Acquired Company (A) has continuing obligations for payment of annual compensation of at least $50,000 (other than oral arrangements for at-will employment), (B) has severance or post-termination obligations to such Person (other than COBRA obligations), (C) requires more than thirty (30) days’ notice for a termination by the Acquired Company without cause, or (D) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Acquired Company, either alone or in conjunction with any other event or occurrence;

(ix) all collective bargaining agreements or other Contracts with a Union;

(x) all staffing agreements or agreements with a professional employer organization;

(xi) all Contracts creating a joint venture, strategic alliance, limited liability company or similar arrangement involving a sharing of profits or expenses;

(xii) all Contracts relating to any acquisitions or dispositions of assets by an Acquired Company other than (a) the purchase of Inventory in the ordinary course or (b) acquisitions or dispositions of assets by an Acquired Company with a value of less than $50,000;

(xiii) all Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that include any earn-out or other similar contingent obligation to be paid by the Acquired Companies after the date hereof;

(xiv) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than licenses for commercially available software, in object code form, that is generally available at a cost to the Acquired Companies of not more than U.S. $25,000 for a perpetual license (or $10,000 in the aggregate for any fiscal year) (“Shrink-wrap Licenses”);

(xv) all Contracts relating to Intellectual Property Rights of the Acquired Companies;

(xvi) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by an Acquired Company, including all forms of ongoing agreements for repair, warranty, maintenance, service, or similar obligations;

(xvii) all Related Party Contracts;

(xviii) all Contracts with Authorities;

(xix) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which any Acquired Company holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $50,000;

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(xx) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments such as notes, mortgages, loans and lines of credit and any letters of credit, performance bonds and surety bonds, whether or not drawn or called;

(xxi) any Contract relating to the voting or control of the Equity Interests of an Acquired Company or the election of the directors, managers or similar governing body thereof (other than the Organizational Documents of such Acquired Company);

(xxii) any Contract not cancellable by an Acquired Company with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Acquired Company in excess of $50,000 per the terms of such contract;

(xxiii) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xxiv) any Contract restricting any Acquired Company from paying any dividends or making any distributions; and

(xxv) any other Contract that is material to the business and operations of the Acquired Companies taken as a whole and not otherwise disclosed pursuant to this Section 4.17.

(b) Each Material Contract (i) is a valid, legal and binding obligation of the applicable Acquired Company enforceable in accordance with its terms against such Acquired Company and, to the Knowledge of the Sellers, each other party thereto, and (ii) is in full force and effect. Neither the applicable Acquired Company nor, to the Knowledge of the Sellers, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. No Acquired Company has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any Acquired Company’s assets. No Contract (i) requires an Acquired Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. Sellers have delivered or made available a true and correct copy of each Material Contract, together with all amendments thereto. There are no material renegotiations ongoing with respect to any Material Contract.

(c) The Acquired Companies are in material compliance with all covenants, including all financial covenants, in all material notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.18 Insurance.

Schedule 4.18 sets forth a true, complete and correct list of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Acquired Companies or their employees (other than self-obtained insurance policies by such employees). Copies of all such policies have been made available to Purchaser. Each such insurance policy is valid and binding and in full force and effect and will continue in full force and effect following the consummation of the Transactions, all premiums due thereunder have been paid and no Acquired Company has received any notice of default, cancellation, termination or non-renewal in respect of any such policy. No Acquired Company is in breach or default under the terms of any such insurance policy (including any breach of default with respect to the giving of notice of claims). Such policies, in light of the nature of the Acquired Companies’ business, assets and properties, are in amounts and have coverage that are reasonable and customary for Persons engaged in such business and having such assets and properties. No claim is pending under any such policies as to which coverage has been questioned, denied or disrupted, or right reserved to do so, by the underwriters thereof. Except with respect to the matters set forth on Schedule 4.16, within the last two (2) years, no Acquired Company has filed any claims exceeding $100,000 against any of its insurance policies, exclusive of automobile, life, and health insurance policies. No Acquired Company has received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and no Acquired Company has any reason to believe that any insurance coverage listed on Schedule 4.18 will not be available in the future on substantially the same terms as now in effect. Schedule 4.18 also contains a list of any pending claims and claims in the past five (5) years with any insurance company by any Acquired Company.

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4.19 Licenses and Permits.

Schedule 4.19 sets forth a true, complete and correct list each material Permit affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same. Except as indicated on Schedule 4.19, such Permits listed or required to be listed on Schedule 4.19 are valid and in full force and effect, and none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Each Acquired Company has all Permits necessary to operate the Business as presently conducted. None of the Acquired Companies is, or has been in the last two (2) years, in default under or violation or breach of, and no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a default under or violation or breach of any term, condition or provision of any Permit or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit. None of the Permits has been challenged, suspended, or revoked and no written statement of intention to challenge, suspend or revoke or fail to renew any such Permit has been received by any of the Acquired Companies. All fees and charges due on or before the Closing Date with respect to such Permits as of the date hereof have been paid in full.

4.20 Compliance with Laws.

No Acquired Company is in violation of or has violated in any material respect any Law applicable to the Acquired Companies or their respective properties or assets or the Business. To the Knowledge of the Sellers, no Acquired Company is under investigation with respect to or has been threatened in writing to be charged with any violation or alleged violation in any material respect of, any Law, nor, to the Knowledge of the Sellers, is there any basis for any such charge. Since January 1, 2018, none of the Acquired Companies has received any written notice or, to the Knowledge of the Sellers, other oral or written communication from any Authority or other Person regarding any actual, alleged, or potential violation of, or failure to comply in any material respect with, any Laws.

4.21 Intellectual Property; IT Systems.

(a) Schedule 4.21(a) sets forth a true, correct and complete list of U.S. and foreign (i) Company Owned Intellectual Property that is subject to a registration with any governmental authority (“Registered Intellectual Property”); and (ii) all other material Intellectual Property Rights that are used in or necessary to operate the Business of the Acquired Companies; and (B) identifies all contracts to which of the Acquired Companies is a party and under which any Acquired Company has received or granted a license or sublicense with respect to any of the Company Intellectual Property, excluding Shrink-wrap Licenses (all such licenses, including the Shrink-wrap Licenses, the “Intellectual Property Licenses”). None of such Registered Intellectual Property that is owned by any Acquired Company has been cancelled, abandoned or adjudicated invalid or unenforceable, and all registration, renewals and maintenance fees in respect of such Registered Intellectual Property that were due prior to the date hereof have been duly paid and all necessary documents and certificates in connection with the Registered Intellectual Property that have or that must be filed within 120 days of the date of this Agreement have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be. No loss or expiration of any Registered Intellectual Property is threatened or pending or reasonably foreseeable by any Acquired Company. (The Company Owned Intellectual Property and the Intellectual Property licensed to any Acquired Company under the Intellectual Property Licenses is collectively referred to as the “Company Intellectual Property”).

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(b) The Acquired Companies solely own all Company Owned Intellectual Property, free and clear of all encumbrances and have the sole right to enforce it. The Acquired Companies possess all right, title, and interest in and to, or has a valid and enforceable written license and right to use, all Company Intellectual Property necessary to conduct the Business of the Acquired Companies. The Company Owned Intellectual Property owned by Acquired Companies is enforceable, valid, and subsisting. The Company Intellectual Property shall be available for use by the Purchaser and the Acquired Companies immediately after the Closing Date on identical terms and conditions to those under which the Acquired Companies owned or used the Company Intellectual Property immediately prior to the Closing Date. With respect to each Intellectual Property License: (i) the Sellers have delivered a true, complete and accurate copy of each such Intellectual Property License to the Purchaser; (ii) such Intellectual Property License is the valid and binding obligation of the Company, as applicable, enforceable in accordance with its terms; and (iii) neither the Acquired Companies nor any other party to such Intellectual Property License is in material breach of or default under such Intellectual Property License.

(c) Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) the Acquired Companies have not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and to the Knowledge of the Sellers there is no other claim of infringement by the Acquired Companies. To the Knowledge of the Sellers, no Person has or is infringing, diluting, misappropriating, conflicting or otherwise violating any of the Company Intellectual Property.

(d) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable, confidential, or trade secret material on behalf of the Acquired Company or any predecessor in interest thereto has executed an assignment in favor of the Acquired Company (or such predecessor in interest, as applicable) of all right, title and interest in such material and preserving and protecting the confidentiality of such material. All such agreements are valid and enforceable in accordance with their terms and no Person is in breach of any such agreement.

(e) None of the execution, delivery or performance by the Acquired Companies of this Agreement or any of the Additional Agreements to which each Acquired Company is a party or the consummation by the Acquired Companies of the transactions contemplated hereby or thereby will cause any Intellectual Property Rights owned, licensed, used or held for use by the Acquired Company immediately prior to the Closing to not be owned, licensed or available for use by the Acquired Company on substantially the same terms and conditions immediately following the Closing.

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(f) The Acquired Companies have taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of material Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business.

(g) The software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems, including any outsourced systems and processes, that are owned or used by the Acquired Companies in the conduct of their Business (collectively, the “IT Systems”) are sufficient for the operation of Business of the Acquired Companies as currently conducted. To the Knowledge of the Sellers, the Acquired Companies’ service providers and vendors maintain and keep the IT Systems in sufficiently good working condition to perform the information technology operations for the Business of the Acquired Companies. In the last three (3) years, there have been no (A) unauthorized intrusions or material breaches of security, or (B) to the Knowledge of Sellers, failures, breakdowns, continued substandard performance or other material and adverse events affecting any such IT Systems that have caused any substantial disruption of or material interruption in or to the use of such IT Systems which disrupted the Acquired Companies’ Business. To the Knowledge of the Sellers, the Acquired Companies use efforts designed to protect the IT Systems from becoming infected by, and to the Knowledge of the Sellers, the IT Systems are free of, any virus, worm, Trojan horse, automatic restraint, time bomb or any other unintended, malicious feature or function designed to cause the erasing, destroying, or corrupting of Software, systems, databases, or data.

(h) Other than as part of a commercial software program provided by a software vendor (including software provided on a cloud service basis), the Acquired Companies do not use any open source software. No Company Owned Intellectual Property is subject to any open source license.

(i) The Acquired Companies have proper licenses to all third party software (including software provided on a cloud service basis) used in their business, and the licenses are the correct type and are sufficient to cover the actual number of Acquired Companies users (seats), locations, use cases and activities taken in connection therewith.

4.22 Privacy and Data Security.

(a) Each Acquired Company is, and at all times has been, in material compliance with (A) all federal, state, local and foreign Laws pertaining to (i) data security, cyber security, and e-commerce; (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((i) and (ii) together, “Privacy Laws”); and (B) all Contracts (or portions thereof) to which such Acquired Company is a party that are applicable to Data Activities (collectively, “Privacy Agreements”). Each Acquired Company is, and at all times has been, in compliance with the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank, including, without limitation, the Payment Application Data Security Standards and all audit and filing requirements (collectively, “PCI Requirements”).

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(b) The Acquired Companies have implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy, mobile app privacy policy, and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). At all times, each Acquired Company has been and is in compliance with all such Privacy and Data Security Policies. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable, Privacy Laws.

(c) Each Acquired Company has collected, used, and disclosed all Personal Data in accordance with applicable Privacy Laws, Privacy and Data Security Policies in effect at the time of the collection of such Personal Data, and Privacy Agreements. Neither applicable Privacy Laws, Privacy and Data Security Policies, nor Privacy Agreements restrict the transfer of any Personal Data to the Purchaser. Assuming Purchaser is not otherwise prohibited by Law or contractually obligated otherwise, Purchaser may use such Personal Data in at least the same manner as the Acquired Company.

(d) To the Knowledge of the Sellers, there is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against any Acquired Company initiated by (a) any Person or entity; (b) the United States Federal Trade Commission, any state attorney general or similar state official; (c) any other governmental entity, foreign or domestic; or any regulatory or self-regulatory entity – alleging that any Data Activity of the Acquired Companies: (i) is in violation of any applicable Privacy Laws, (ii) is in violation of any Privacy Agreements, (iii) is in violation of any Privacy and Data Security Policies, or (iv) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(e) At all times, each Acquired Company has taken commercially reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Data and Confidential Information in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access, use, or disclosure of Personal Data or Confidential Information in the possession or control of the Acquired Companies or, to the Knowledge of the Sellers, any entity that processes Personal Data on behalf of any Acquired Company, nor has there been any unauthorized intrusions or breaches of security into any Acquired Company’s systems.

(f) Each Acquired Company contractually requires all third parties, including, without limitation, vendors, Affiliates, and other Persons providing services to such Acquired Company that have access to or receive Personal Data from or on behalf of such Acquired Company to comply with all applicable Privacy Laws, and to take all reasonable steps to ensure that all Personal Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(g) The Acquired Companies have provided notifications to, and have obtained consent from, Persons regarding their Data Activities where such notice or consent is required by Privacy Laws. The Acquired Companies’ collection of Personal Data or other information from third parties is in accordance with any requirements from such third parties, including written website terms and conditions. No Acquired Company has (i) received written communication from any website owner or operator that the Acquired Company’s access to such website is unauthorized; (ii) entered into a written agreement with any website owner or operator prohibiting scraping activity; (iii) accessed any website’s information through illicitly circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a website that has a clickwrap agreement prohibiting such activity.

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(h) The Acquired Companies are, and at all times have been in compliance with all Laws pertaining to sales, marketing, and electronic and telephonic communications, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.

4.23 Suppliers.

(a) Schedule 4.23(a) sets forth a true, correct and complete list of the aggregate of the Acquired Companies’ ten (10) largest suppliers, as measured by the dollar amount of purchases therefrom or thereby, for the fiscal years ended December 31, 2018, December 31, 2019, December 31, 2020.

(b) Since December 31, 2018, no supplier listed on Schedule 4.23(a) has (i) terminated its relationship with the Acquired Companies, (ii) notified the Acquired Companies in writing of its intention to take any such action, or (iii) to the Knowledge of the Sellers, become insolvent or subject to bankruptcy proceedings. There are no material disputes with any supplier listed on Schedule 4.23(a).

4.24 Accounts Receivable and Payable; Inventory.

All accounts receivable and notes of the Acquired Companies reflected on the Company Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Acquired Companies in the ordinary course of business consistent with past practice. The accounts payable of the Acquired Companies reflected on the Company Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice and have been timely paid or are not yet due and payable, except to the extent disputed in good faith. There is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account receivable or note. All items included in the Inventory of the Acquired Companies consist of a quality and quantity useable in the ordinary course of business, as historically conducted except as reserved against in the Company Financial Statements. The Inventory of the Acquired Companies is not excessive in kind or amount in light of the business done or reasonably expected to be done by them. Such Inventory is located at the Owned Real Property and / or the Leased Real Property and none of such Inventory is subject to any consignment, bailment, warehousing or similar arrangement.

4.25 Pre-payments.

No Acquired Company has received any payments with respect to any services to be rendered or goods to be provided after the Closing, except as set forth in the Company Financial Statements or incurred in the ordinary course of business to the extent arising subsequent to the date thereof.

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4.26 Employees.

(a) Schedule 4.26(a) sets forth a true, correct and complete list of the employees and independent contractors of the Acquired Companies as of January 1, 2021, with actual or potential annual compensation (including salary, annualized wages, bonuses, or other incentive compensation) in excess of $100,000, including the name, title, current salary or compensation rate for each such Person and total compensation (including bonuses) paid to each such Person for the fiscal year ended December 31, 2020. Unless indicated in such list, no employee or independent contractor included in such list (i) is currently on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with any Acquired Company, or (iii) has received written notice of such termination from any Acquired Company. To the Knowledge of the Sellers, no Key Employee intends to terminate his or her relationship with any Acquired Company prior to or within six (6) months following the Closing Date.

(b) Except as disclosed on Schedule 4.26(b), no Acquired Company is a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of such Acquired Company, non-competition agreement restricting the activities of such Acquired Company, or any similar agreement, and to the Knowledge of Sellers, there has been no activity or proceeding by a Union or representative thereof to organize any employees of such Acquired Company.

4.27 Employment Matters.

(a) Schedule 4.27(a)(i) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Acquired Companies now in effect or under which the Acquired Companies have or might have any obligation, or any understanding between any Acquired Company and any employee concerning the terms of such employee’s employment that does not apply to the Acquired Companies’ employees generally (collectively, “Labor Agreements”). The Acquired Companies have previously delivered to the Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Acquired Companies, and complete and correct information in all material respects concerning the Acquired Companies’ employees and individual independent contractor or consultants. Schedule 4.27(a)(ii) sets forth a true and complete list of the names, business addresses and titles of the directors, officers, general partners, and managers, as applicable, of each Acquired Company.

(b) Except as disclosed on Schedule 4.27(b) (arranged in subsections corresponding to the subsections set forth below):

(i) all employees of the Acquired Companies are employees at will, and the employment of each employee by the Acquired Companies may be terminated immediately by the Acquired Companies, as applicable, without any cost or liability except severance in accordance with the Acquired Companies’ standard severance practice as disclosed on Schedule 4.27(b);

(ii) to the Knowledge of the Sellers, no employee of the Acquired Companies has any plan to terminate his or her employment now or in the near future, whether as a result of the transactions contemplated hereby or otherwise;

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(iii) to the Knowledge of the Sellers, no employee of the Acquired Companies, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iv) No Acquired Company is a party to any collective bargaining agreement or other Contract with a Union or has any material labor relations problems, and there is no pending representation question or Union organizing activity respecting employees of the Acquired Companies.

(c) Each Acquired Company has complied with all Labor Agreements and all applicable laws relating to employment or labor, including without limitation all laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration (including without limitation I-9 and E-Verify requirements), work authorizations, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. To the Knowledge of Sellers, there is no legal prohibition with respect to the permanent residence of any employee of the Acquired Companies in the United States or his or her permanent employment by the Acquired Companies and, to the Knowledge of the Sellers, all Acquired Companies employees are legally authorized to work in the United States. The Acquired Companies have properly classified and treated all of their employees as exempt or non-exempt under the federal Fair Labor Standards Act and state and local wage and hour laws. The Acquired Companies have not incurred any liability under the WARN Act. No present or former employee, officer, director or manager of any Acquired Company has, or will have at the Closing Date, any claim against such Acquired Company for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement (other than amounts that have not yet become due and payable and will be provided in the ordinary course of the relationship as contemplated in such Labor Agreement). All accrued obligations of the Acquired Companies applicable to their employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Acquired Companies to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

(d) Schedule 4.27(d) sets forth all Actions, proceedings, governmental investigations or administrative proceedings of any kind against the Acquired Companies of which the Acquired Companies have been notified within three (3) years preceding the date of this Agreement regarding their employees, independent contractors, or consultants including without limitation any such Actions, proceedings, governmental investigations or administrative proceedings of any kind related to the Acquired Companies’ employment practices or operations as they pertain to conditions of employment, unfair labor practices, employment discrimination, harassment, retaliation, whistleblowing, equal pay, health and safety, overtime compensation, unemployment insurance, workers compensation insurance, or any other employment related matter before any Authority, including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the Occupational Safety and Health Administration, and/or state or local equivalents. The Acquired Companies (i) have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which the Acquired Companies are aware, (ii) have taken prompt corrective action that is reasonably calculated to prevent further improper action in response to each such allegation with potential merit, and (iii) are not aware of any allegations relating to officers, directors, executives, or other key employees of the Acquired Companies that, if known to the public, would bring the Acquired Companies into material disrepute.

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(e) Except as set forth in Schedule 4.27(e), there are no material pending or, to the Knowledge of the Sellers, threatened claims or proceedings against the Acquired Companies under any worker’s compensation policy or long-term disability policy.

(f) Except as disclosed on Schedule 4.27(f), since December 31, 2018 there have been no “employment losses” as defined under the WARN Act (or any other applicable state and local plant closing/mass layoff law or ordinance) as to any employees of the Acquired Companies or any Subsidiary within the six (6) month period prior to Closing.

(g) Except as disclosed on Schedule 4.27(g), in the past five (5) years the Acquired Companies have not received any notice, complaint, or citation from the federal Occupational Safety and Health Administration or any state or local equivalent, or by or on behalf of any Company employee, related to occupational health and safety laws applicable to Company employees.

4.28 Withholding.

All obligations of each Acquired Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, or attributable to payments by such Acquired Company to trusts or other funds or to any Authority, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Company Financial Statements, determined without regard to any provision of the 2020 Tax Acts. All reasonably anticipated obligations of each Acquired Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by Contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by such Acquired Company as they become due in the ordinary course, determined without regard to any provision of the 2020 Tax Acts.

4.29 Employee Benefits and Compensation.

(a) Schedule 4.29 sets forth a true, correct and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee, independent contractor, or director benefits, compensation, or fringe benefits, currently maintained or contributed to by the Acquired Companies and/or with respect to which the Acquired Companies have any liability or obligation or could incur any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Schedule 4.29 specifies the entity plan sponsor or contracting party for each Plan. Each Plan is and has been maintained in compliance with all applicable laws, including but not limited to ERISA, in all material respects, and has been administered and operated in all material respects in accordance with its terms.

(b) Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination, opinion, or advisory letter from the Internal Revenue Service and, to the Knowledge of the Sellers, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. Full payment has been made of all amounts which the Acquired Companies were required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due).

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(c) To the Knowledge of the Sellers, no Acquired Company or any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Acquired Companies have not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Acquired Companies (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in compliance therewith in all material respects.

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of the Acquired Companies, (b) increase or modify any benefits otherwise payable by the Acquired Companies to any employee, consultant or director of the Acquired Companies, or (c) result in the acceleration of time of payment or vesting of any such benefits. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the Knowledge of the Sellers, threatened, by or against any Plan or the Acquired Companies with respect to any Plan.

(e) No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Acquired Companies have not been obligated to contribute to any multiemployer plan. The Acquired Companies have never sponsored or maintained a plan subject to Title IV of ERISA nor do they have any actual or contingent liability relating to any plan subject to Title IV of ERISA.

(f) Except as disclosed on Schedule 4.29, the Acquired Companies do not sponsor or maintain any unfunded non-tax qualified Plan which provides a pension or retirement benefit to any employee.

(g) The Acquired Companies have not made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 4.29, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

(h) Except as disclosed on Schedule 4.29(h), the Acquired Companies do not have any plan, arrangement or agreement providing for “deferred compensation” that is subject to Section 409A of the Code. Each Plan subject to Section 409A of the Code has been operated and maintained in compliance therewith in all material respects at all times.

(i) With respect to each Plan, the Acquired Companies have delivered or caused to be delivered to Purchaser and its counsel true and complete copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination, opinion, or advisory letter; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (vii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

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4.30 Real Property.

(a) Schedule 4.30(a) sets forth a true, correct, and complete description (including the address thereof, the applicable owner thereof, and the use thereof) of all Real Property owned by the Acquired Companies (the “Owned Real Property”). With respect to each Owned Real Property, (i) the applicable Acquired Company has valid, good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, (ii) the applicable Acquired Company has not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of the Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iv) no Acquired Company has received any written notice of any, and to the Knowledge of the Sellers, there are no existing, pending or threatened condemnation or eminent domain proceedings relating to any portion of the Owned Real Property; and (v) to the Knowledge of the Sellers, no Acquired Company has breached or violated any local zoning ordinance, and no written notice from any Person has been received by an Acquired Company or served upon an Acquired Company claiming any violation of any local zoning ordinance. No Acquired Company is party to any agreement or option to purchase any Real Property or material interest therein. To the extent any are in the possession of or reasonably available to the Acquired Companies, copies of any title insurance policies (together with copies of any documents of record listed as exceptions to the title on such policies) currently insuring each Owned Real Property and copies of the most recent surveys of the same have been made available to the Purchaser.

(b) Schedule 4.30(b) sets forth a true, correct and complete list (including the address thereof, the applicable lessee thereof, and use thereof) of all of the Real Property Leased or subleased by the Acquired Companies (the “Leased Real Property”) as well as a list of all leases, subleases, licenses, occupancy agreements or other agreements (including all amendments thereto and guaranties thereof) pursuant to which any Acquired Company leases or subleases any Real Property (collectively, “Leases”). True and correct copies of all such Leases have been made available to the Purchaser. With respect to each of the Leases: (i) it is a valid, legal and binding obligation of the applicable Acquired Company generally enforceable in accordance with its terms against such Acquired Company and, to the Knowledge of the Sellers, each other party thereto and is in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) no waiver, indulgence or postponement of the lessees’ obligations thereunder have been granted by the lessors; (iv) there exists no breach or default, or event of default, thereunder by the applicable Acquired Company or, to the Knowledge of the Sellers, by any other party thereto; (v) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a breach or default, or event of default, by the applicable Acquired Company thereunder; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. There are (x) no written or oral subleases, concessions or other contracts granting to any Person other than an Acquired Company the right to use or occupy any Leased Real Property and (y) no outstanding options or rights of first refusal to purchase all or a portion of such properties. No Acquired Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any Lease or interest therein; and the estate or interest created by such Lease in favor of the applicable Acquired Company is free and clear of all Liens. No Acquired Company has received any written notice of any, and to the Knowledge of the Sellers, there are no existing, pending or threatened condemnation or eminent domain proceedings relating to any portion of the Leased Real Property. No Acquired Company has received any written notice from any Person that any Leased Real Property is in violation of any local zoning ordinance and to the Knowledge of the Sellers, no Leased Real Property violates any local zoning ordinance.

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(c) The buildings, structures, improvements and fixtures located on the Owned Real Property and the Leased Real Property (the “Improvements”) and all building systems and equipment related to the business located on the Owned Real Property and the Leased Real Property are in good operating conditions and repair in all material respects and are adequate and suitable for the purposes for which they are presently being used. There are no material repair or restoration works likely to be required in connection with any of the Improvements located on the Owned Real Property. There are no material repair or restoration works likely to be required in connection with any Improvements located on the Leased Real Property for which the applicable Acquired Company is liable for or obligated to perform under the applicable Lease. An Acquired Company is in physical possession and actual and exclusive occupation of the whole of the Owned Real Property and Leased Real Property, none of which are subleased or assigned to another Person. No Acquired Company owes any brokerage commission with respect to any Real Property.

(d) The Owned Real Property and the Leased Real Property collectively constitute all interests in real property currently used or currently held for use in connection with the Business.

(e) No Acquired Company has received any notice of any existing deficiency, and no facility redesign or improvements with respect to any Acquired Company’s dealership facilities have been requested or required by the Factories. Each Acquired Company’s dealerships are and have been operated in compliance with Factory policies.

4.31 Accounts.

Schedule 4.31 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of each Acquired Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.32 Tax Matters.

Except as set forth in Schedule 4.32: (i) Each Acquired Company has duly and timely filed all Tax Returns (taking into account all available extensions) in all jurisdictions in which Tax Returns are required to be filed by or with respect to it, and has paid all Taxes (whether or not shown on any Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects and disclose all material Taxes required to be paid; (iii) there is no Action, pending or proposed or, to the Knowledge of the Sellers, threatened, with respect to Taxes of any Acquired Company or for which a Lien may be imposed upon any of the Acquired Companies’ assets (other than liens for Taxes not yet due and payable) and, to the Knowledge of the Sellers, no basis exists therefor; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of any Acquired Company for which a Lien may be imposed on any of the Acquired Companies’ assets has been waived or extended, which waiver or extension is in effect; (v) each Acquired Company has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, equityholders (including any members of such Acquired Company) or other third parties, and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by such Acquired Company, determined in each case without regard to any provision of the 2020 Tax Acts; (vi) none of

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the assets of any Acquired Company is required to be treated as owned by another Person for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (vii) none of the assets of any Acquired Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or subject to a “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision) (viii) there is no Lien for Taxes upon any Transferred Equity Interests or on any of the assets of any Acquired Company (other than liens for Taxes not yet due and payable); (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to any Acquired Company; (x) no claim has ever been made by a Taxing Authority in a jurisdiction where any Acquired Company has not paid any Tax or filed Tax Returns, asserting that such Acquired Company is or may be subject to any Tax or Tax filing obligations in such jurisdiction; (xi) each Acquired Company has provided to the Purchaser true, complete and correct copies of all income Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2015; (xii) no Acquired Company is, or has ever been, a party to any Tax sharing, Tax allocation or Tax indemnity Contract; (xiii) no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting or use of an improper method of accounting (including pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality) for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) installment sale or open transaction disposition made on or prior to the Closing Date; (d) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (e) election under Section 108(i) or Section 965 of the Code; (f) “long-term contracts” that are subject to a method of accounting provided in Section 460 of the Code or any deferred income pursuant to Section 451(c), Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local law), IRS Revenue Procedure 2004-34; (g) interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) or in any partnership on or before the Closing Date; (h) use of the cash method of accounting for Tax purposes; or (i) prepaid or deferred amount received for a Tax period ending on or prior to the Closing Date; (xiv) no Acquired Company is or has ever been included in any consolidated, combined or unitary Tax Return; (xv) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of any Acquired Company or the assets of any Acquired Company, no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against any Acquired Company; and to the Knowledge of the Sellers, no issue has been raised by a Taxing Authority in any prior Action relating to any Acquired Company with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of any Acquired Company for any other period; (xvi) no Acquired Company is a party to any Contract for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by such Acquired Company by reason of Section 162 or 404 of the Code; (xvii) during the last two years, no Acquired Company has engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code; (xviii) except with respect to the taxation of any of the Acquired Companies treated as a partnership for federal income Tax purposes and listed as such on Schedule 4.32(xxxi), there are no joint ventures, partnerships, limited liability companies, or other

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arrangements or contracts to which any Acquired Company is a party and that are reasonably likely to be treated as partnerships for federal income Tax purposes; (xix) each Acquired Company that purports to be a partnership for federal income Tax purposes is and has been at all times since its formation treated as a partnership for federal income Tax purposes and for all similar or corresponding state and local income Tax purposes and has filed all of its Tax Returns consistent with such treatment; (xx) each Acquired Company that purports to be an S corporation for federal income Tax purposes is and has been at all times since its formation treated as an S corporation for federal income Tax purposes and for all similar or corresponding state and local income Tax purposes, will remain an S corporation for all such purposes up to and including the Closing Date, and has filed all of its Tax Returns consistent with such treatment; (xxi) the IRS has not challenged or threatened in writing to challenge the status of any such Acquired Company as an S corporation and no such Acquired Company owns any assets for which it has any potential liability for any Tax under Section 1374 of the Code; (xxii) no Acquired Company that purports to be an S corporation for federal income tax purposes has in the past five (5) years, acquired assets from another corporation in a transaction in which such Acquired Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor; (xxiii) no Acquired Company that purports to be an S corporation for federal income tax purposes has, nor has it ever had, any C corporation subsidiaries; (xxiv) each Acquired Company that purports to be an entity disregarded as separate from its owner for federal income Tax purposes is and has at all times since its formation been, classified as an entity disregarded as separate from its owner for federal income Tax purposes and for all similar or corresponding state and local income Tax purposes and has filed all of its Tax Returns in a manner consistent with such classification; (xxv) no Acquired Company is currently, or will for any period for which a Tax Return has not been filed be, required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 263A of the Code (or any corresponding provisions of state, local or foreign Law) as a result of transactions, events or accounting methods employed prior to the transactions contemplated by this Agreement; (xxvi) each Acquired Company has disclosed on its Tax Returns any Tax reporting position taken which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law); (xxvii) no Acquired Company has consummated, entered into or participated in, or is currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder; (xxviii) no Acquired Company has participated in, or is currently participating in (a) a “Listed Transaction” or a “reportable transaction” (within the meaning of Section 6707A of the Code or Treasury Regulations §1.6011-4 or any predecessor thereof) or any transaction requiring disclosure under a corresponding provision of state, local, or foreign Law or (b) any “nondisclosed noneconomic substance transaction” within the meaning of Section 6662(i)(2) of the Code; (xxix) no Acquired Company has been a party to a transaction that does not have economic substance within the meaning of Section 7701(o) of the Code or that fails to meet the requirements of any similar rule of law as used in Section 6662(b)(6) of the Code; (xxx) the unpaid Taxes of the Acquired Companies (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns; (xxxi) Schedule 4.32(xxxi) identifies the federal income Tax classification of each of the Acquired Companies as of the Closing Date, and none of the Acquired Companies, or to the Knowledge of the Sellers, any Tax Authority has taken a position inconsistent with such treatment; (xxxii) no intangible asset of any of the Acquired Companies that is acquired directly or indirectly as a result of the Transactions will be subject to Section 197(f)(9) of the Code; (xxxiii) each Acquired Company is on the accrual method of accounting; (xxxiv) no Acquired Company elected to have the centralized audit provisions of Code Sections 6221-6241 apply to any Taxable period beginning before January 2018; (xxxv) after the Mergers, each Surviving Corporation will own substantially all the assets (as defined for Code Section 368 and applicable Treasury Regulations) of its respective Merged Entity; and (xxxvi) none of the Acquired Companies has claimed any employee retention credit or any other Tax credit or Tax benefits under any provision of the 2020 Tax Acts. No amount may be nondeductible under Section 280G of the Code or result in any excise tax under Section 4999 of the Code.

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4.33 Environmental Laws.

(a) Each of the Acquired Companies is, and for the past three (3) years has been, in material compliance with all Environmental Laws and has not received from any Person any (i) Environmental Notices or Environmental Claims, or (ii) written requests for information pursuant to any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each Acquired Company has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business and assets as conducted by such Acquired Company as of the Closing Date.

(c) Except as set forth in Schedule 4.33(c), to the Knowledge of the Sellers, there has been no Release of Hazardous Materials by any Acquired Company or, to the Knowledge of the Sellers, at any real property currently operated or leased by any Acquired Company, and no Acquired Company has received an Environmental Notice that any real property currently operated or leased by any Acquired Company (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material, in each case which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or the term of any Environmental Permit by, any of the Acquired Companies.

(d) To the Knowledge of the Sellers, none of the following exists at any of the Owned Real Property or Lease Real Property: (i) underground storage tanks, (ii) friable asbestos-containing material, (iii) materials or equipment containing polychlorinated biphenyls or per- and polyfluoroalkyl substances and owned by the Acquired Companies, (iv) groundwater monitoring wells, drinking water wells, or production water wells, or (v) landfills, surface impoundments, or disposal areas.

(e) No Acquired Company (i) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to any Hazardous Materials in a manner, or (ii) owns or operates any property or facility (including any real property owned, used or leased by any Acquired Company), nor formerly owned or operated any real property, that is or has been contaminated by any Hazardous Materials, in each case that would give rise to any material liabilities or obligations of the Acquired Companies pursuant to any Environmental Laws.

(f) The Acquired Companies have made available to the Purchaser any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Acquired Companies or any real property or other assets of the Acquired Companies which are in the possession or control of or used by Sellers or the Acquired Companies

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(g) Purchaser acknowledges that some Hazardous Materials are used in the normal course of each Acquired Company’s business, including materials incorporated into, or customarily used in the repair or restoration of, motorcycles, all-terrain vehicles, utility vehicles, scooters, and personal watercraft, and that such Hazardous Materials have been in all material respects used in compliance with applicable Environmental Laws consistent with the operation of the Business.

(h) To the Knowledge of the Sellers, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Acquired Companies such as could give rise to any material liability or corrective or remedial obligation of the Acquired Companies under any Environmental Laws or that could be reasonably expected to impact adversely the ownership, use, operation or transferability of any such properties.

4.34 Finders’ Fees.

There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of any Acquired Company or any of their respective Affiliates who will be entitled to any brokerage, finder’s, investment banker, financial advisor or other similar fees, commission or like payment as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

4.35 Powers of Attorney and Suretyships.

No Acquired Company has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, other than with respect to another Acquired Company.

4.36 Certain Business Practices.

Neither the Acquired Companies, nor any director, officer, agent or employee of any of the Acquired Companies, or any Person acting on behalf of any of the foregoing has, directly or indirectly (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Acquired Companies, nor any director, officer, agent or employee of the Acquired Companies, or any Person acting on behalf of any of the foregoing has, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder an Acquired Company or assist an Acquired Company in connection with any actual or proposed transaction.

4.37 Money Laundering Laws.

The operations of the Acquired Companies are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Acquired Companies with respect to the Money Laundering Laws is pending or, to the Knowledge of the Sellers, threatened.

4.38 OFAC.

Neither the Acquired Companies, nor any director or officer of any Acquired Company, or any agent, employee, Affiliate or Person acting on behalf of any of the foregoing is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and each Acquired Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

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4.39 Not an Investment Company.

No Acquired Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.40 Information Supplied.

None of the information supplied or to be supplied by an Acquired Company and/or the Sellers expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to the Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing as it may be updated for a future filing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by an Acquired Company and/or the Sellers).

For the avoidance of doubt, none of the representations and warranties set forth in Article IV relating to the Acquired Companies are applicable with respect to Bayou Motorcycles, LLC unless and until Robert Dodson shall have executed a Seller Joinder to sell his Equity Interest in Bayou Motorcycles, LLC.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules, each Seller, severally and not jointly, as to itself only, represents to the Purchaser as of the date hereof and as of the Closing Date as follows:

5.1 Ownership of Interests; Authority.

(a) Such Seller is the record and beneficial owner of the Transferred Equity Interests (in such number, class and series) and Equity Interests of the Merged Entities set forth opposite its name on Schedule 5.1 and has valid, good and marketable title to such Transferred Equity Interests and Equity Interests of the Merged Entities free and clear of any and all Liens, other than transfer restrictions arising from applicable securities laws. Such Seller is not party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of the Transferred Equity Interests or Equity Interests of the Merged Entities (other than pursuant to this Agreement). Other than as may be set forth in the Organizational Documents, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Transferred Equity Interests or Equity Interests of the Merged Entities. Upon the consummation of the transactions contemplated by this Agreement, at the Closing, the Purchaser will acquire from such Seller valid, good and marketable title to such Transferred Equity Interests free and clear of all Liens, other than Liens created by the Purchaser or transfer restrictions arising from applicable securities laws. The Equity Interests of the Merged Entities held by such Seller are, at the Effective Time, delivered free and clear of all Liens, other than Liens created by the Purchaser or transfer restrictions arising from applicable securities laws.

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(b) Such Seller has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Seller is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Additional Agreements to which such Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Additional Agreement entered into after the date of this Agreement, will be, upon execution thereof), duly authorized by all necessary action on the part of such Seller. This Agreement has been (and each of the Additional Agreements to which each Seller is or will be a party will be, upon execution thereof) duly and validly executed and delivered by such Seller and are, or upon their execution and delivery will be, valid, legal and binding obligations of such Seller, enforceable against each Seller in accordance with their respective terms.

(c) Such Seller is not a “foreign person” within the meaning of Section 1445 and 1446(f) of the Code.

5.2 Approvals and Consents.

No Consent is required to be made or obtained by such Seller (whether to or from Authority or other Person) in connection with the execution, delivery and performance of this Agreement by such Seller and each the Additional Agreements and to which he, she or it is a party or the consummation of the transactions contemplated hereby or thereby, except (x) for filings required under or in connection with the HSR Act, and (y) as set forth on Schedule 5.2.

5.3 Non-Contravention.

Neither the execution, delivery or performance by such Seller of this Agreement and each of the Additional Agreements to which such Seller is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will, directly or indirectly (with or without notice or the passage of time or both) (i) contravene, conflict with, constitute a default under or a breach of the Organizational Documents of such Seller if it is not a natural person, (ii) violate or result in a breach of, contravene, conflict with or constitute a default under any provision of any Law or Order to which such Seller, or the Transferred Equity Interests, Equity Interests in a Merged Entity, or assets owned by such Seller, is subject, (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation, or acceleration of any right or obligation of such Seller or any payment or reimbursement or to a loss of any benefit to which such Seller is entitled under any provision of any agreement to which such Seller is a party or by which any of its properties or assets (including any of the Transferred Equity Interests or Equity Interests in a Merged Entity) are bound, (iv) result in the creation or imposition of any Lien on any of Seller’s Transferred Equity Interests or Equity Interests in a Merged Entity.

5.4 Litigation.

Except as set forth on Schedule 5.4, there is no Action pending or, to the knowledge of such Seller, threatened, against such Seller or its assets and properties (including the Transferred Equity Interests or Equity Interests in a Merged Entity) or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. Such Seller is not subject to any Order that would prevent consummation of the transaction or materially impair the ability of such Seller to perform its obligations hereunder.

5.5 Investment Representations.

(a) Such Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act. Such Seller acknowledges that the Purchaser has the right to require evidence of such Seller’s status as an accredited investor, if necessary.

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(b) Such Seller acknowledges that it has prior investment experience or has employed the services of an investment advisory, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and such Seller represents that it, he or she, as the case may be, understands the highly speculative nature of an investment in shares of Purchaser Class B Common Stock which may result in the loss of the total amount of such investment.

(c) Such Seller has adequate means of providing for such Seller’s current needs and possible personal contingencies, and such Seller has no need, and anticipates no need in the foreseeable future, for liquidity in such Seller’s investment in shares of the Purchaser Class B Common Stock. Such Seller is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, such Seller is able to hold the shares of Purchaser Class B Common Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(d) Except as otherwise set forth in Article VI, the Purchaser has not and is not making any representations or warranties to the Sellers or providing any advice or information to the Sellers. Such Seller acknowledges that it has retained its own professional advisors to evaluate the tax and other consequences of an investment in the shares of Purchaser Class B Common Stock.

(e) Such Seller understands and consents to the placement of a legend on any certificate or other document evidencing shares of Purchaser Class B Common Stock delivered to such Seller pursuant to the terms of this Agreement stating that such shares of Purchaser Class B Common Stock has not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing the shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of shares of the Purchaser Class B Common Stock pursuant to this Agreement:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

IN ADDITION, THE RIGHT TO SELL THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

(f) Such Seller has carefully read and understands both the Payment Notice and the valuation methodology set forth on Schedule 5.5(f) and acknowledges his, her, or its agreement that the allocations set forth in the Payment Notice and the amounts and methods set forth on Schedule 5.5(f) are, in each case, fair and reasonable. Such Seller has been given the right and opportunity to consult with its, his, or her independent Representatives to provide advice related to the foregoing and is not relying on any valuations conducted by any of the other Sellers or any Affiliate of Sellers, including but not limited to the Principal Owners or any Acquired Company.

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5.6 Finders’ Fees.

There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of any Seller or any of their respective Affiliates who will be entitled to any brokerage, finder’s, investment banker, financial advisor or other similar fees, commission or like payment as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUBS

The Purchaser and Merger Subs hereby represent and warrant to the Sellers that as of the date hereof and as of the Closing Date, except as set forth in the corresponding sections or subsections of the Disclosure Schedules:

6.1 Corporate Existence and Power.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona. Each of Purchaser and each Merger Sub has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

6.2 Corporate Authorization.

Subject to the receipt of the Purchaser Stockholder Approval, the execution, delivery and performance by the Purchaser and each Merger Sub of this Agreement and the Additional Agreements to which the Purchaser or each Merger Sub is or will be a party and the consummation by the Purchaser and each Merger Sub of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser and each Merger Sub, as applicable, and have been (or, in the case of any Additional Agreements entered into after the date of this Agreement, will be, upon execution thereof) duly authorized by all necessary corporate action on the part of the Purchaser and each Merger Sub. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the Board of Directors of the Purchaser and each Merger Sub and (B) determined by the Board of Directors of the Purchaser and each Merger Sub as advisable to the Purchaser’s or such Merger Sub’s stockholders, as applicable, and recommended for the Purchaser Stockholder Approval. This Agreement has been (and each of the Additional Agreements to which the Purchaser or each Merger Sub, as applicable, is or will be a party will be, upon execution thereof) duly executed and delivered by the Purchaser or each Merger Sub, as applicable, and constitutes or will constitute, upon their execution and delivery, as applicable, a valid, legal and binding obligation of the Purchaser or each Merger Sub, as applicable, (assuming this Agreement has been and the Additional Agreements to which the Purchaser or each Merger Sub, as applicable, is or will be party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other parties thereto), enforceable against the Purchaser or such Merger Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

6.3 Approval and Consents.

No Consent is required to be made or obtained by the Purchaser or any Merger Sub (whether to or from any Person or Authority) in connection with the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby, except (a) for filings required under or in connection with the HSR Act, (b) such Consents as may be required under the Exchange Act or the Securities Act, (c) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq, (d) the Purchaser Stockholder Approval, and (e) as set forth on Schedule 6.3.

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6.4 Non-Contravention.

Neither the execution, delivery and performance by the Purchaser and each Merger Sub of this Agreement and the Additional Agreements to which the Purchaser or each Merger Sub, as applicable, is or will be a party nor the consummation by the Purchaser and each Merger Sub of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the Purchaser’s or the applicable Merger Sub’s Organizational Documents, or (b) subject to the filings and other matters referred to in Section 6.3, contravene or conflict with or constitute a violation of any Law binding upon the Purchaser or each Merger Sub, except, in each case, for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby or have a Purchaser Material Adverse Effect.

6.5 Finders’ Fees.

Other than B. Riley Securities, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Purchaser or each Merger Sub who might be entitled to any brokerage, finder’s, investment banker, financial advisor or other similar fees, commission or like payment as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

6.6 Litigation and Proceedings.

There are no pending or, to the Knowledge of the Purchaser, threatened, Actions against the Purchaser, any Merger Sub, their respective properties or assets, or, to the knowledge of the Purchaser, any of their respective directors, managers, or officers (in their capacity as such) which has not been disclosed in the Purchaser SEC Documents. There are no investigations or other inquiries pending or, to the Knowledge of the Purchaser, threatened Orders against the Purchaser, any Merger Sub, their respective properties or assets, or, to the knowledge of the Purchaser, any of their respective directors, managers, or officers (in their capacity as such) which has not been disclosed in the Purchaser SEC Documents. As of the date hereof, the Purchaser and each Merger Sub are in compliance with all applicable Laws in all material respects, except as could not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

6.7 Issuance of Shares.

The Closing Payment Shares (including the Escrow Shares), when issued in accordance with this Agreement, will be duly authorized and validly issued, will be fully paid and nonassessable, and will be issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Purchaser’s Organizational Documents, or any material Contract to which the Purchaser is a party or otherwise bound.

6.8 Capitalization.

The authorized share capital of the Purchaser consists of 50,000 shares of Purchaser Class A Common Stock; 4,950,000 shares of Purchaser Class B Common Stock and 10,000,000 shares of Purchaser Preferred Stock. As of the close of business on the day prior to the date of execution of this Agreement, (i) 50,000 shares of Purchaser Class A Common Stock, 2,265,466 shares of Purchaser Class B Common Stock, and no shares of Purchaser Preferred Stock were issued and outstanding; (ii) no shares of Purchaser Common Stock were held by Purchaser in its treasury, (iii) 568,265 shares of Purchaser Class B Common Stock were reserved for issuance under the Purchaser Plans, (iv) 20,050 shares of Purchaser Class B Common Stock were issuable upon the exercise of outstanding Purchaser Warrants, and (v) 973,704 shares of Purchaser Class B Common Stock were issuable upon conversion of the Purchaser Convertible Debt. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth above, as of the date hereof, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Purchaser or obligating the Purchaser to issue or sell any shares of capital stock of, or any other interest in, the Purchaser. Except as set forth above, as of the date hereof, the Purchaser does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. All issued and outstanding equity interests of the Purchaser (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Purchaser’s Organizational Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party or otherwise bound.

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6.9 Internal Controls; Listing; Financial Statements.

Purchaser maintains systems of “internal control over financial reporting” (as defined under Rules 13a-15 and 15d-15 under the Exchange Act Regulations) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(a) The Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(b) Since formation, the Purchaser has complied in all material respects with the applicable listing and corporate governmental rules and regulations of Nasdaq. The shares of Purchaser Class B Common Stock are listed on Nasdaq, with trading ticker RMBL. There is no action or proceeding pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by Nasdaq with respect to any intention by Nasdaq to prohibit or terminate the listing of the shares of Purchaser Class B Common Stock on Nasdaq.

(c) Except as disclosed in the Purchaser SEC Documents, the Purchaser Financial Statements (including the related notes and schedules thereto) (i) fairly present in all material respects the financial position of Purchaser and its consolidated subsidiaries, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) comply as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

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(d) There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser (except normal advances for business expenses in the ordinary course of business).

(e) Except as disclosed in the Purchaser

(f) SEC Documents, neither the Purchaser nor the Purchaser’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Purchaser or that have adversely affected or are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, (ii) any fraud known to Purchaser’s management, whether or not material, that involves the Purchaser’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Purchaser or (iii) any claim or allegation regarding any of the foregoing.

6.10 Reporting Company.

The Purchaser is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the shares of Purchaser Class B Common Stock are registered pursuant to Section 12(b) of the Exchange Act. There is no legal proceeding pending or, to Purchaser’s knowledge, threatened in writing against the Purchaser by the SEC with respect to the deregistration of the shares of Purchaser Class B Common Stock under the Exchange Act. The Purchaser has taken no action that is designed to terminate the registration of the shares of Purchaser Class B Common Stock under the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Purchaser SEC Documents. To the Knowledge of the Purchaser, none of the Purchaser SEC Documents or furnished documents on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.11 Merger Sub.

Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of each Merger Sub is owned directly by Purchaser.

6.12 Undisclosed Liabilities.

The Purchaser has no Liabilities of a nature that would be required under U.S. GAAP to be disclosed on a balance sheet or the notes thereto, except for (i) Liabilities disclosed or reserved against in the balance sheet included in the most recent Purchaser Financial Statements or in the notes to the most recent Purchaser Financial Statements, (ii) Liabilities arising in the ordinary course of business since the date of the most recent Purchaser Financial Statement, (iii) Liabilities incurred in connection with the Transactions, and (iv) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

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6.13 Purchaser SEC Documents and Purchaser Financial Statements.

(a) The Purchaser has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by the Purchaser with the SEC since January 1, 2018 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Purchaser SEC Documents”). The Purchaser SEC Documents were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not at the time they were filed with the SEC (except to the extent that information contained in any Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. The Purchaser is currently eligible, and will use commercially reasonable efforts to maintain eligibility, to use Form S-3 pursuant to General Instruction B.3. for secondary offerings.

(b) As of their respective dates, each of the Purchaser Financial Statements (including, in each case, any notes thereto) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, having been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Purchaser and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein. The Purchaser has no off-balance sheet arrangements.

6.14 Absence of Certain Changes.

Since September 30, 2020, (a) there has not been any Purchaser Material Adverse Effect; and (b) the Purchaser has conducted its businesses only in the ordinary course of business.

6.15 Purchaser Investigations.

The Purchaser acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Acquired Companies which they and their Representatives have desired or requested to review, and that they and their Representatives have had full opportunity to meet with the management of the Acquired Companies and to discuss the business and assets of the Acquired Companies. The Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Acquired Companies and their respective businesses and operations. Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing in this Agreement shall impair or limit any claim by Purchaser based upon fraud.

6.16 No Other Representations and Warranties.

Except as provided in this Article VI, none of the Purchaser, Merger Sub, or any of their respective Affiliates nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to the Sellers or their respective Affiliates, and any such other representations or warranties are hereby disclaimed by such Persons and no such Persons shall be liable in respect of the accuracy or completeness of any information provided to the Sellers.

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ARTICLE VII.

COVENANTS

7.1 Acquired Companies Conduct of the Business.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers shall (and shall cause the Acquired Companies to) conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, cause all Taxes of the Acquired Companies to be paid as they become due, and shall not (and shall cause the Acquired Companies not to) enter into any material transactions without the prior written consent of the Purchaser or except as set forth on Schedule 7.1(a), and shall (and shall cause the Acquired Companies to) use their commercially reasonable efforts to preserve intact their and the Acquired Companies’ respective business relationships with employees, clients, suppliers and other third parties.

(b) Without limiting the generality of the foregoing, from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, without the Purchaser’s prior written consent or as necessary to consummate any material transaction set forth on Schedule 7.1(a), the Acquired Companies shall not (and the Sellers shall cause the Acquired Companies not to) undertake the following:

(i) amend, restate, modify or supplement any of their Organizational Documents;

(ii) amend or modify (other than in the ordinary course of business consistent with past practice), waive any rights under or provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Material Contract; or enter into any Contract that, if in effect as of the date hereof, would constitute a Material Contract, other than Contracts in the ordinary course of business consistent with past practice that do not obligate the Acquired Company party thereto to make annual payments in excess of $150,000 or have a term longer than three (3) years;

(iii) make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate;

(iv) sell, lease, license or otherwise dispose of any Acquired Company’s assets except sales of Inventory in the ordinary course of business consistent with past practice;

(v) accept returns of products sold from Inventory except in the ordinary course of business, consistent with past practice;

(vi) pay, declare, set aside, make or promise to pay any distributions with respect to any Acquired Company’s Equity Interests, except as contemplated on Schedule 7.1(b)(vi); or redeem, repurchase or otherwise acquire any Equity Interests of any Acquired Company; or effect any recapitalization, reclassification, or like changes in the capitalization of any Acquired Company;

(vii) enter into, amend, modify, or terminate any material employment, independent contractor, consulting, deferred compensation or other similar agreement with any director, officer, manager, employee, or individual independent contractor or consultant (whether or not doing business as an entity) of the Acquired Companies, or authorize any salary increase or change the bonus or profit sharing policies of the Acquired Companies;

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(viii) grant, implement or adopt any retention, change-in-control or other similar payments that are contingent on the recipient providing continued services following the Closing or experiencing a termination without cause following the Closing;

(ix) enter into, amend, modify, or terminate any collective bargaining agreement or other Contract with a Union;

(x) conduct or implement any mass layoffs, plant closings, or other reductions in force or measures that, when aggregated, would trigger a notice obligation under the WARN Act;

(xi) conduct or implement any salary or wage reductions, furloughs, reductions in hours, group terminations, layoffs, or other measures affecting employees of the Acquired Companies (whether or not arising out of or related to COVID-19);

(xii) obtain or incur any loan or other Indebtedness, except drawings under the Acquired Companies’ existing lines of credit in the ordinary course of business;

(xiii) create, suffer or incur any Lien, except for Permitted Liens, on the Transferred Equity Interests, Equity Interests of a Merged Entity, or any Acquired Company’s assets;

(xiv) suffer any damage, destruction or loss of property related to any Acquired Company’s assets, whether or not covered by insurance;

(xv) delay, accelerate or cancel any receivables or Indebtedness owed to any Acquired Company or write off or make further reserves against the same;

(xvi) except as set forth on Schedule 7.1(a), acquire in any manner any business or other Person or be acquired by any other Person (whether by merger or consolidation, the purchase or sale of an Equity Interest in or a material portion of the assets of or otherwise);

(xvii) allow any material insurance policy protecting any Acquired Company’s assets to lapse;

(xviii) amend any of its plans set forth in Section 4.29(a) or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xix) make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xx) change the place of business or jurisdiction of organization of any Acquired Company;

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(xxi) make or extend any loans or advances (other than travel or other expenses advanced to employees in the ordinary course of business not to exceed $25,000 individually or $150,000 in the aggregate) or any capital contributions to or investment in any Person;

(xxii) issue, sell, transfer, or otherwise dispose of any Equity Interests of any Acquired Company (including any capital stock, membership interests or other equity securities) or any securities exchangeable for or convertible into any of its Equity Interests (including options, warrants, rights of conversion or other rights, agreements, arrangements, or commitments obligating any Acquired Company to issue, deliver or sell any Equity Interests of any Acquired Company);

(xxiii) initiate any Actions or enter into, or propose to enter into, any releases, settlements or compromises of any Actions;

(xxiv) effect or agree to any material change in any practices or terms, including payment terms, with respect to customers or suppliers (including accelerating any accounts receivable or delaying any accounts payable);

(xxv) make or change any material Tax election, change any annual Tax accounting periods, amend any Tax Return, prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date); settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(xxvi) other than the Assignment Agreement, enter into any Contract or arrangement between any Acquired Company, on the one hand, and any Seller or Affiliate of any Seller, on the other hand; or

(xxvii) agree to do any of the foregoing.

(c) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Acquired Companies shall not (and the Sellers shall cause the Acquired Companies not to) (i) take or agree to take any action that might make any representation or warranty of the Sellers regarding the Acquired Companies inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being materially inaccurate or misleading in any respect at any such time.

7.2 Purchaser Conduct of Business.

(a) Except as consented to by the Acquired Companies in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and concluding on the earlier to occur of the Closing or the termination of this Agreement in accordance with Section 12.1, the Purchaser shall not, and the Purchaser shall cause its Subsidiaries (including Merger Sub) not to, except as otherwise contemplated by this Agreement or as required by Law:

(i) take any action, to change, modify or amend the Organizational Documents of the Purchaser or any of its Subsidiaries, except as provided in the Proxy Statement;

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(ii) (A) make or declare any dividend or distribution to the stockholders of the Purchaser or make any other distributions in respect of any of the Purchaser’s or any of its Subsidiaries’, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of the Purchaser’s or any of its Subsidiaries’ equity interests, or (C) purchase, repurchase, or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of the Purchaser or any of its Subsidiaries;

(iii) make, change or revoke any material Tax election or adopt or change any material Tax accounting method unless required by Law;

(iv) incur or assume any Indebtedness (other than floor plan financing and trade payables incurred in the ordinary course of business) or guarantee any Indebtedness of another Person or issue or sell any debt securities or securities convertible into an aggregate amount of greater than Base Cash Consideration plus $5,000,000, provided that, without duplication of any amounts raised pursuant to Section 7.2(a)(v), Purchaser may incur additional Indebtedness necessary to fund the difference between $30,000,000 and actual cash and cash equivalents delivered at Closing;

(v) issue any Purchaser Common Stock or Purchaser Preferred Stock or securities exercisable for or convertible into Purchaser Common Stock or Purchaser Preferred Stock other than to existing holders of warrants, options or convertible debt securities which exercise their rights to receive Purchaser Common Stock or to finance the Base Cash Consideration and working capital in a cash amount of not to exceed $220,000,000, provided that, without duplication of any amounts raised pursuant to Section 7.2(a)(iv), Purchaser may issue any Purchaser Class B Common Stock necessary to fund the difference between $30,000,000 and actual cash and cash equivalents delivered at Closing; or

(vi) enter into any agreement to do any action prohibited under this Section 7.2.

(b) Prior to the Closing, the Purchaser shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Purchaser’s and any Merger Sub’s Organizational Documents, as applicable.

7.3 Access to Information.

From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Sellers shall (and shall cause the Acquired Companies to) (a) provide to the Purchaser, its legal counsel and other Representatives reasonable access to the offices, properties and Books and Records, (b) furnish to the Purchaser, its legal counsel and other Representatives such information relating to the Business as such Persons may reasonably request and (c) cause the employees, legal counsel, accountants and Representatives of the Acquired Companies to reasonably cooperate with the Purchaser in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by Sellers regarding any Acquired Company or any Purchaser Indemnified Party’s right to indemnification under this Agreement for breach thereof and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. Prior to the Closing, Purchaser and its Representatives shall not contact or communicate with the employees, contractors, customers, suppliers, regulators and other business relations of any of the Acquired Companies in connection with the transactions contemplated hereby except (i) in connection with obtaining any Consent required in connection with this Agreement or the transactions contemplated hereby, or (ii) with the prior written consent of such Acquired Company (which shall not be unreasonably withheld, conditioned or delayed), provided that the Acquired Companies shall each have the right to have a Representative present during any such contact in the event that it consents to such contact.

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7.4 Notices of Certain Events by Sellers.

The Sellers shall promptly notify the Purchaser of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of any Acquired Company (or the Purchaser, post-Closing) to any such Person or create any Lien on any Transferred Equity Interest, any Equity Interest in a Purchased Company, any Equity Interest of a Merged Entity, or any Acquired Company’s assets or liabilities;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting any Acquired Company, any Seller, the Transferred Equity Interests, Equity Interests of a Merged Entity, or any Acquired Company’s assets, liabilities, or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change;

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by any Seller to be false or misleading in any respect or to omit or fail to state a material fact; and

(f) if it becomes aware of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or Article V or any covenant that would cause the conditions set forth in Section 9.2(a) or Section 9.2(b), as applicable, not to be satisfied as of the Closing Date.

7.5 Annual and Interim Financial Statements; Additional Financial Information.

The Acquired Companies have delivered to the Purchaser annual combined audited financial statements for the twelve (12) month periods ended December 31, 2018 and 2019, consisting of the audited combined balance sheets as of such dates, the audited combined income statements for the twelve (12) month periods ended on such dates, the audited combined cash flow statements for the twelve (12) month periods ended on such dates, and the corresponding notes to such audited combined financial statements (the “Annual Financial Statements”). The Acquired Companies shall deliver to the Purchaser, as soon as practicable, but in no event later than April 15, 2021, annual combined audited financial statements for the twelve (12) month period ended December 31, 2020, consisting of the audited combined balance sheets as of such date, the audited combined income statements for the twelve (12) month period ended on such date, the audited combined cash flow statements for the twelve (12) month period ended on such date, and the corresponding notes to such audited combined financial statements (collectively, the “2020 Annual Financial Statements”). The 2020 Annual Financial Statements shall be prepared under U.S. GAAP and in accordance with requirements of the Public Company Accounting Oversight Board for public companies, and the 2020 Annual Financial Statements shall be audited in accordance with the standards of the Public Company Accounting Oversight Board. After the date hereof and prior to the Closing, in addition to the 2020 Annual Financial Statements, the Acquired Companies shall provide the Purchaser with combined interim financial information of the Acquired Companies no later than forty (40) calendar days following the end of each three-month quarter prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board for public companies (together with the 2020 Annual Financial Statements, the “Required Financial Statements”) and the corresponding quarterly periods for 2019 and 2020. If the Acquired Companies do not deliver the Annual Financial Statements and the Required Financial Statements as required by this Section 7.5, the Purchaser shall have the right to terminate this Agreement in accordance with Section 12.1(c) hereof. The Annual Financial Statements and the Required Financial Statements shall be accompanied by a certificate of Blake Lawson, on behalf of the Acquired Companies, to the effect that all such financial statements fairly present the financial position and results of operations of the Acquired Companies as of the date or for the periods indicated, prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board, except as otherwise indicated in such statements and subject to year-end audit adjustments (other than in the case of audited financial statements). The Acquired Companies will promptly provide additional financial information requested by the Purchaser for inclusion in the Proxy Statement and any other filings to be made by the Purchaser with the SEC. If requested by the Purchaser, such information must be reviewed or audited by the Acquired Companies’ auditors.

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7.6 Employees of the Acquired Companies.

The Principal Owners shall, as a condition to their continued employment with the Acquired Companies and the closing of the Transactions, execute and deliver to the Acquired Companies their Employment Agreements prior to the Closing and such Employment Agreements shall not have been repudiated, rescinded, modified or terminated by the applicable Acquired Company or the applicable individual party thereto as of the Closing. The Key Employees other than the Principal Owners shall, as a condition to their continued employment with the Acquired Companies and the closing of the Transactions, execute and deliver to the Acquired Companies their Employment Agreements prior to the Closing and such Employment Agreements shall not have been repudiated, rescinded, modified or terminated by the applicable Acquired Company or the applicable individual party thereto as of Closing. The Acquired Companies shall satisfy all accrued obligations of the Acquired Companies applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Acquired Companies to any trust or other fund or to any Authority, with respect to, social security insurance benefits, unemployment or disability compensation benefits or otherwise.

7.7 Restrictive Covenants.

(a) Non-Competition. Each Seller agrees that, during the Restricted Period, such Seller shall not, and shall cause such Seller’s Affiliates not to, (a) engage directly or indirectly in the Restricted Business anywhere in the Restricted Territory; or (b) directly or indirectly be or become an officer, director, stockholder, owner, Affiliate, partner, member, investor, joint venture, employee, agent, representative, consultant, lender, advisor, manager of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in the Restricted Business anywhere in the Restricted Territory; provided, however, that any Seller may, without violating this Section 7.7(a), own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in the Restricted Business if (i) such shares are actively traded on an established national securities market in the United States or any other foreign securities exchange, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the applicable Seller and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by such Seller’s Affiliates collectively represent less than one percent (1%) of the total number of shares of such corporation’s capital stock outstanding, and (iii) neither such Seller nor any Affiliate of such Seller is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

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(b) Non-Solicitation of Customers and Other Business Relations. During the Restricted Period, each Seller shall not, and shall cause such Seller’s Affiliates not to, directly or indirectly solicit, induce or attempt to induce any Person who, during the preceding two-year period, has a business relationship with the Acquired Companies, Purchaser, or any of their Affiliates (including any customer, licensee, supplier, manufacturer or vendor) (i) to cease doing business with Purchaser, the Acquired Companies, or any of their Affiliates, or (ii) to diminish or materially alter in a manner harmful to the Purchaser, the Acquired Companies, or any of their Affiliates such Person’s relationship with the Purchaser, the Acquired Companies, or any of their Affiliates, or (iii) to purchase, contract for or receive any products or services from any Person (other than the Purchaser, the Acquired Companies, or any of their Affiliates) that engages in the Restricted Business anywhere within the Restricted Territory; provided, however, that nothing contained in this Section 7.7(b) shall prevent any Seller from contracting with a third party who has or had a business relationship with Purchaser, any Acquired Company or their Affiliates if such contracting does not adversely affect such third party’s business relationship with the Purchaser, the Acquired Companies, or their Affiliates.

(c) Hiring or Solicitation of Employees and Contractors. Each Seller agrees that, during the Restricted Period, such Seller shall not, and shall cause such Seller’s Affiliates not to: (a) directly or indirectly hire any employee, independent contractor, or consultant or any person who was an employee, independent contractor, or consultant of the Acquired Companies within the preceding six (6) months, or (b) directly or indirectly encourage, induce, attempt to induce, solicit or attempt to solicit (on such Seller’s own behalf or on behalf of any other Person) any employee, independent contractor, or consultant to leave or curtail his or her employment or engagement with the Purchaser, the Acquired Companies, or any of their Affiliates. Notwithstanding the foregoing, this Section 7.7(c) shall not prevent any Seller from undertaking general solicitations of employment not targeted at employees, independent contractors, or consultants of the Purchaser, the Acquired Companies, or any of their Affiliates (so long as the applicable Seller does not, directly or indirectly, hire any such employee, independent contractor, or consultant).

(d) Confidentiality. During the Restricted Period, each Seller will keep confidential any Confidential Information (as defined below) which is now or which hereafter may become known to such Seller, as a result of such Seller’s ownership interest in or employment with the Acquired Companies, and shall not at any time during the Restricted Period, directly or indirectly, disclose any such information to any Person or use the same in any way other than in connection with the business of Purchaser, the Acquired Companies, or their Affiliates. “Confidential Information” shall mean any proprietary or confidential information of the Acquired Companies, including but not limited to any trade secrets, confidential or secret designs, website technologies, content, processes, formulae, plans, manuals, devices, machines, know-how, methods, compositions, ideas, improvements, financial and marketing information, costs, pricing, sales, sales volume, salaries, methods and proposals, customer and prospective customer lists, customer identities, customer volume, or customer contact information, identity of key personnel in the employ of customers and prospective customers, amount or kind of customer’s purchases from the Acquired Companies, manufacturer lists, manufacturer identities, manufacturer volume, or manufacturer contact information, identity of key personnel in the employ of manufacturers, amount or kind of the Acquired Companies’ purchases from manufacturers, system documentation, hardware, engineering and configuration information, computer programs, source and object codes (whether or not patented, patentable, copyrighted or copyrightable), related software development information, inventions or other confidential or proprietary information belonging to the Acquired Companies or directly or indirectly relating to the Acquired Companies’ business and affairs. Notwithstanding the foregoing, the restrictions set forth herein shall not be applicable to any information which (i) is or becomes generally available to the public other than as a result of a disclosure by any Seller, or (ii) becomes available to the applicable Seller on a non-confidential basis from a source other than Purchaser, the Acquired Companies, or their Affiliates or any of their respective officers, directors, agents or employees, provided that the source of such information is not known by such Seller to be bound by a confidentiality agreement with or other obligation of secrecy to Purchaser, the Acquired Companies, or their Affiliates or another party.

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(e) Non-Disparagement. During the Restricted Period, each Seller shall not, and shall cause such Seller’s Affiliates not to, directly or indirectly disparage the Purchaser, the Acquired Companies, or their Affiliates in any way that would adversely affect the goodwill, reputation, or business relationships of Purchaser, the Acquired Companies, or its their Affiliates with the public generally, or with any customer, manufacturer, client, employee, independent contractor, supplier, licensee, advertiser or vendor of Purchaser, the Acquired Companies, or any of their Affiliates, with the intent to harm such Person or relationship, provided that no Seller shall be prevented from providing true testimony to the extent determined by counsel is required by any legal proceeding (or in any discovery in connection therewith) or investigation by a governmental authority.

(f) Additional Definitions. As used in this Section 7.7, the following terms shall have the meanings set forth in this Section 7.7(f):

(i) “Restricted Business” shall mean (i) the sale, leasing, rental, financing, servicing (including supply of parts) and ancillary activities relating to new and used motorcycles, ATVs, UTVs, scooters, side by sides, sport bikes, two- and three-wheeled cruisers, powered watercraft, and other motorized water- and land-based vehicles and any other business conducted or proposed to be conducted by the Acquired Companies as of the Closing Date and (ii) the business conducted by the Purchaser, the Acquired Companies, and their Affiliates as of the Closing, provided that the ownership and operation of Persons in the principal business of retail (but not wholesale) automobile sales or leasing shall not be deemed a Restricted Business.

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(ii) “Restricted Period” means (i) for the Sellers listed on Schedule 7.7(f)(i), the three (3) year period beginning on the Closing Date; and (ii) for the Sellers listed on Schedule 7.7(f)(ii), the two (2) year period beginning on the Closing Date; provided, however, that in the event of any breach on the part of any Seller of any provision of this Section 7.7, the Restricted Period applicable to such Seller shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

(iii) “Restricted Territory” means Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, and each territory of the United States, including Washington, D.C.

(g) Other Terms.

(i) Reasonableness and Relief. Sellers acknowledge that the restrictions contained in this Agreement are a material and substantial part of the Transaction contemplated by this Agreement (supported by adequate consideration), and are fair, reasonable and necessary for the protection of the Purchaser’s and the Acquired Companies’ legitimate business interests. Each Seller further acknowledges that: (a) each Seller is deriving substantial economic benefit from the sale of equity in the Acquired Companies to Purchaser in connection with the Transaction; (b) each Seller is entering into this Agreement solely in connection with the sale of equity in the Acquired Companies and not in connection with any contemplated employment with Purchaser or any of its Affiliates; and (c) a breach of any of such covenants or any other provision of this Section 7.7 will result in irreparable harm and damage to the Purchaser, the Acquired Companies, or their Affiliates that cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity (including, without limitation, money damages from any Seller), Purchaser shall be entitled to a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any Seller from breaching any such covenant or provision or to specifically enforce the provisions hereof, without the need to post any bond or other security. Purchaser and the Sellers agree that each Seller shall be severally liable for any such Seller’s breach of the provisions of this Section 7.7, and shall not be jointly liable for any other Seller’s breach of this Section 7.7 except to the extent such non-breaching Seller contributed in some way to or conspired with the breaching Seller with respect to such other Seller’s breach of this Section 7.7.

(ii) Independence of Obligations. Sellers’ obligations under this Section 7.7 are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of Purchaser, the Acquired Companies, any of their Affiliates or any other Person) of any other provision of this Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of Purchaser, the Acquired Companies, any of their Affiliates or any other Person. In addition, the covenants and obligations of each Seller set forth in this Section 7.7 shall be construed as independent of any other agreement or arrangement between each Seller, on the one hand, and Purchaser, the Acquired Companies, or any of their Affiliates, on the other hand, and except as otherwise required by law, the existence of any claim or cause of action by any Seller against Purchaser, the Acquired Companies, or any of their Affiliates shall not constitute a defense to the enforcement of the covenants or obligations in this Section 7.7 against such Seller.

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(iii) Advice of Counsel. Each Seller acknowledges that it has either been represented by independent legal counsel or that it has waived its right to obtain advice of legal counsel in connection with the transactions contemplated by this Agreement.

(iv) Specific Performance. The Sellers agree that irreparable damage would occur in the event that any of the provisions of this Section 7.7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Section 7.7 and to enforce specifically the terms and provisions of this Section 7.7 in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

7.8 Tax Matters.

(a) The Parties hereto do hereby acknowledge and agree that the Tax treatment of the acquisition of the Acquired Companies shall be as follows:

(i) With respect to any Acquired Company treated as a partnership for U.S. federal income tax purposes:

(A) If 100% of the Equity Interests of the Acquired Company are being acquired, under the principles set forth in Revenue Ruling 99-6 (Situation 2), the purchase and sale of all the Equity Interests shall be treated for federal and applicable state and local income Tax purposes as follows: (A) from the Sellers’ perspective, such transaction shall be treated as a sale of each Seller’s respective Equity Interests to the Purchaser, and (B) from the Purchaser’s perspective, such transaction shall be treated as a purchase of a proportionate, undivided interest in the assets of the relevant Acquired Company from each Seller.

(B) If less than 100% of the Equity Interests of the Acquired Company are being acquired, the purchase and sale of the Equity Interests shall be treated for federal and applicable state and local income Tax purposes as the purchase and sale of each Seller’s respective Equity Interests.

(ii) The purchase and sale of the interests in any Acquired Company that is treated as a disregarded entity for U.S. federal income tax purposes shall be treated for U.S. federal and applicable state and local income Tax purposes as the purchase and sale of the assets of such Acquired Company.

Each of the Parties hereto shall act consistently with the provisions of this Agreement and such intended Tax treatment at all times and for all purposes, including for purposes of reporting the transactions contemplated by this Agreement to the IRS and any other state or local taxing authority having jurisdiction over the transactions contemplated by this Agreement. The Purchaser and the Sellers further agree not to take any position on any Tax Return or in any administrative or judicial proceeding with respect to any such Tax Return inconsistent with such treatment. The Sellers shall not cause or permit the Sellers’ Representative to knowingly or voluntarily file any other income or informational Tax Return or statement inconsistent with the provisions of this Agreement. At least 30 days prior to the Closing Date, the Purchaser and the Sellers shall agree on the form of the Purchase Price Allocation Schedule (as defined below) and the principles on which such allocations shall be made (the “Purchase Price Allocation Principles”). Furthermore, within 90 days after the Closing Date, the Purchaser shall allocate the Purchase Price among the Acquired Companies and, with respect to each Acquired Company, among the assets of such Acquired Company (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be (i) subject to Sellers’ Representative’s review and reasonable comment, (ii) prepared in accordance with the Purchase Price Allocation Principles and applicable provisions of the Code. The Purchaser, the applicable Acquired Companies, and the Sellers will file all Tax Returns and applicable Tax forms (and cause their respective Affiliates to file all Tax Returns and forms) consistently with the Purchase Price Allocation Schedule (as appropriately adjusted) and will not take any position during the course of any audit or other legal proceeding that is inconsistent with such election, forms or schedule, unless required by a determination of the applicable Taxing Authority that is final.

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(b) The Sellers shall properly prepare or cause to be properly prepared and timely file or cause to be timely filed at the sole expense of the Sellers all income Tax Returns and other material Tax Returns of the Acquired Companies for any period (any such period, a “Pre-Closing Tax Period”) ending on or prior to the Closing Date, including the final Form 1065 partnership return for the tax period ending on the Closing Date for any Acquired Company treated as a partnership for U.S. federal income tax purposes (each, a “Pre-Closing Tax Return” and, collectively, the “Pre-Closing Tax Returns”). Such Pre-Closing Tax Returns shall be prepared in accordance with past practice with respect to the relevant Acquired Companies, unless otherwise required by applicable Law. The Sellers’ Representative shall deliver, at least 30 days prior to the due date for the filing of each such Tax Return (taking into account extensions), to the Purchaser a copy of each such Tax Return. The Purchaser shall have the right to review and make reasonable comments on such Tax Returns. The Sellers’ Representative and the Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Returns prior to the date on which such Tax Returns are required to be filed. In the event that the Sellers’ Representative and the Purchaser are unable to resolve any such issue, the issue shall be referred to the Independent Accountants in accordance with Section 3.3(e). The costs and expenses of the Independent Accountants shall be borne in accordance with Section 3.3(f). The Sellers shall pay or cause to be paid all Taxes due with respect to the periods covered by such Pre-Closing Tax Returns.

(c) The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Companies other than Pre-Closing Tax Returns, including all Tax Returns for any Tax period which begins before the Closing Date and which ends on (and including) the Closing Date (any such period, a “Straddle Period,” and any such Tax Return, a “Straddle Return”). For purposes of determining the amount of Taxes allocable to the portion of the Straddle Period ending on (and including) the Closing Date, (i) in the case of any Taxes (other than Taxes based upon or related to income, revenue, receipts, or sales) that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of the Straddle Period ending on (and including) the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period (the “Pre-Closing Portion”); and (ii) in the case of any Taxes based upon or related to income or receipts (and sales and use tax), be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

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(d) With respect to any Tax Return to be filed by any of the Acquired Companies for a Straddle Period, the Purchaser shall deliver, at least 30 days prior to the due date for the filing of each such Tax Return (taking into account extensions), to Sellers’ Representative a statement setting forth the amount of the Pre-Closing Portion of such Taxes and a copy of each such Tax Return. The Sellers’ Representative shall have the right to review and make reasonable comments on such Tax Returns. The Sellers’ Representative and the Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Returns and statements prior to the date on which such Tax Returns are required to be filed. In the event that the Sellers’ Representative and the Purchaser are unable to resolve any such issue, the issue shall be referred to the Independent Accountants in accordance with Section 3.3(e). The costs and expenses of the Independent Accountants shall be borne in accordance with Section 3.3(f). The Sellers shall pay or cause to be paid all Taxes due that are allocable to the portion of the Straddle Period ending on (and including) the Closing Date.

(e) Each income Tax Return of an Acquired Company that is a partnership for U.S. federal Tax purposes that includes the Closing Date shall contain a valid election under Section 754 of the Code. Each Acquired Company’s income Tax Return shall, to the extent allowable under the Code or Treasury Regulations (including, but not limited to, under Code Sections 706 and 1377, and Regulations Section 1.1368-1), elect to use the “closing of the books” method to allocate income of a Straddle Period.

(f) The Purchaser, the Sellers, the Sellers’ Representative and each of the Acquired Companies shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.8. Such cooperation shall include the retention and (upon the other Parties’ request) the provision of records and information which are reasonably relevant to the preparation and filing of any such Tax Return. The Purchaser and the Sellers shall (i) retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Acquired Companies, the Purchaser or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(g) Within fifteen (15) Business Days after the any of the Acquired Companies’ or any Seller’s receipt of a notice of audit, assessment or other proceeding respecting an item or items set forth on a Pre-Closing Tax Return for which the Sellers are solely responsible pursuant to this Section 7.8, the Sellers may elect, so long as the Sellers have an obligation to indemnify the Purchaser or the Acquired Companies hereunder with respect to such audit, by written notice to the Purchaser, to contest the audit or assessment in the name of such Acquired Company. If the Sellers so elect, they shall be solely responsible for the defense of the item or items at issue, except that the Purchaser agrees to cooperate, and the Purchaser will cause the relevant Acquired Company to cooperate, in the contest of such audit or assessment by making relevant documents and employees available to the Sellers, and to execute such documents (including powers of attorney) as may be reasonably necessary to allow the Sellers to conduct the defense. The Sellers shall bear all costs relating to such defense. If the Sellers elect to conduct a defense, the Sellers shall keep the Purchaser informed of the progress of such audit; shall obtain the prior written consent of the Purchaser before agreeing to any adjustment or settlement, such consent not to be unreasonably withheld, conditioned or delayed; shall not make any Tax election or take any other action that will or may create an increase in Taxes for any of the Acquired Companies or the Purchaser in respect of any period ending after the Closing Date; and shall promptly indemnify the Purchaser and/or the Acquired Companies, and hold the Purchaser and/or the Acquired Companies harmless against, any such increase that occurs.

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(h) Sellers and Purchaser agree to cause each Acquired Company that is (or was) treated as a partnership for Tax purposes, to the greatest extent allowable under Law, to make a Code Section 6226 “push-out” election for any adjustment with respect to any Tax period that began before the Closing Date such that the Acquired Company will not be liable for the Tax attributable to the adjustment.

(i) All transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges arising out of the transactions contemplated hereby and all charges for or in connection with the recording of any document, instrument or certificate contemplated hereby shall be paid 100% by the Purchaser if and when due. The Sellers will file all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 7.8(g), and the costs of preparing and making such filing shall be paid 50% by the Purchaser and 50% by the Sellers if and when due.

7.9 Section 280G Approval.

The Acquired Companies, as applicable, shall (a) no later than ten (10) Business Days prior to the Closing Date, solicit from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who would otherwise be entitled to receive any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) no later than five (5) Business Days prior to the Closing Date, with respect to each individual who agrees to the waivers described in clause (a), submit to a vote in accordance with Section 280G(b)(5)(B)(i) of the Code and the regulations promulgated thereunder (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and the regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits (the “280G Vote”). The Acquired Companies shall provide drafts of such waivers and approval materials, and any related calculations, to the Purchaser for its reasonable review and approval (which approval will not be unreasonably withheld, conditioned or delayed) no later than five (5) Business Days prior to soliciting such waivers and soliciting such approval. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Acquired Companies shall deliver to the Purchaser evidence reasonably acceptable to the Purchaser that a 280G Vote was solicited in accordance with the foregoing provisions of this Section 7.9 and that either (i) the requisite number of votes of the Acquired Companies’ equityholders was obtained with respect to the Waived 280G Benefits in accordance with Section 280G(b)(5)(B)(i) of the Code and the regulations promulgated thereunder (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

7.10 Related Party Transactions.

Sellers shall, and shall cause each of the Acquired Companies to, take all necessary actions to ensure that, except as set forth on Schedule 2.6(b)(viii), all Related Party Transactions are terminated at or prior to the Closing, with no further liability or other Losses to the Purchaser and its Affiliates (including the Acquired Companies) with respect thereto.

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7.11 Employee Matters.

(a) Each employee of the Acquired Companies or any of their Subsidiaries whose employment is not terminated prior to the Closing shall continue in employment with the Purchaser and its Affiliates (including the Acquired Companies or any of their Subsidiaries) immediately following the Closing (such employees, the “Continuing Employees”), subject to the Acquired Companies’ right to terminate such employment at any time.

(b) Effective as of the Closing, the Purchaser and its Affiliates shall recognize, or shall cause the Acquired Companies and their Subsidiaries to recognize, each Continuing Employee’s employment or service with the Acquired Companies or any of the Acquired Companies’ Subsidiaries (including any current or former Affiliate thereof or any predecessor of the Acquired Companies or any of their Subsidiaries) prior to the Closing for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under any 401(k) or vacation plans maintained by the Acquired Companies, their Subsidiaries, the Purchaser, except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Closing and thereafter, the Purchaser and its Affiliates shall, or shall cause the Acquired Companies and their Subsidiaries to, make commercially reasonable efforts to, if administratively feasible and permitted by Law, (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Acquired Companies, their Subsidiaries, the Purchaser or an Affiliate of the Purchaser to be waived with respect to Continuing Employees and their eligible dependents (the Purchaser, that, in the case of any insured arrangements, subject to the consent of the applicable insurer and the Purchaser’s commercially reasonable efforts to obtain such consent) under a Purchaser group health plan, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Company benefit plan in which such Continuing Employee participated immediately before the Closing, and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Acquired Companies or any of the Acquired Companies’ Subsidiaries prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Acquired Companies, its Subsidiaries, the Purchaser or an Affiliate of the Purchaser, as if such amounts had been paid in accordance with such plan (the Purchaser, that, in the case of any insured arrangements, subject to the consent of the applicable insurer and the Purchaser’s commercially reasonable efforts to obtain such consent).

(c) (i) Nothing in this Section 7.11 shall be treated as an amendment of any Plan (or an undertaking to amend any such Plan or any other plan or arrangement), (ii) nothing in this Section 7.11 will prohibit Purchaser or any of its Affiliates (including, following the Closing, the Acquired Companies or any of their Subsidiaries) from amending, modifying or terminating any Plan pursuant to, and in accordance with, the terms thereof, (iii) nothing in this Section 7.11 will confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Purchaser, the Acquired Companies or any of their Subsidiaries or Affiliates, or constitute or create an employment agreement with any Person, and (iv) nothing in this Section 7.11 shall confer any rights or benefits on any Person other than Purchaser and Sellers.

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7.12 Notices of Certain Events by Purchaser.

The Purchaser shall promptly notify the Sellers Representative of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of any Seller;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting Purchaser that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by Purchaser to be false or misleading in any respect or to omit or fail to state a material fact; and

(e) if it becomes aware of any fact or condition that constitutes a breach of any representation or warranty made in Article VI or any covenant that would cause the conditions set forth in Section 9.3, not to be satisfied as of the Closing Date.

ARTICLE VIII.

ADDITIONAL COVENANTS OF THE PARTIES

8.1 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article IX), and in the case of the Acquired Companies, all things as reasonably requested by the Purchaser. The Parties hereto shall execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Acquired Entities shall use their commercially reasonable efforts to obtain each third-party consent required under this Agreement as promptly as practicable hereafter, and the Principal Owners shall use reasonable efforts to expeditiously cause all Persons owning Equity Interests of the Acquired Companies to execute a Seller Joinder.

(b) In furtherance and not in limitation of this Section 8.1(b), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition (“Antitrust Laws”), each Party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The applicable filing fees with respect to any and all notifications required under the HSR Act in order to consummate the transactions contemplated hereby shall be paid 100% by the Purchaser when due. The Parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Authority.

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(c) No Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Authority of any required filings or applications under Antitrust Laws.

(d) Each Party shall cooperate in good faith and shall use their respective reasonable best efforts to obtain the approval to the extent required by applicable Law or Contract by each Factory of and appointment of the Purchaser as an authorized dealer of each applicable Factory’s products. The Sellers shall, or shall cause the Acquired Companies to, provide notices to the respective Factory that this Agreement has been entered into within two (2) days of the date hereof but in no event before the Purchaser has filed a Form 8-K disclosing the execution of this Agreement. Sellers shall, and shall cause the Acquired Companies to, cooperate with Purchaser in preparing applications to the Factories, including providing documents reasonably requested by Purchaser and facilitating any inspection of any Owned Real Property or Leased Real Property to the extent necessary in connection with such application. In connection with such applications to the Factories, Purchaser shall use its reasonable best efforts to cause, or assist Sellers to cause, all Sellers to be removed from all guarantees, indemnification arrangements and other hold harmless arrangements, in each case, made or provided by Sellers at the request or for the benefit of an Acquired Company or its operations. Moreover, Purchaser shall indemnify and hold each such Seller from any and all Losses incurred thereunder after the Transaction Effective Time for matters occurring after the Transaction Effective Time. Each of Sellers’ Representative, on behalf of the Sellers and Acquired Companies, and Purchaser shall keep the other party reasonably informed as to the status of the application process with each Factory and any communications therefrom. In the event a Factory disapproves Purchaser’s application to operate any location operated by an Acquired Company, fails to provide consent to the Transaction contemplated hereby, or refuses to enter into a new dealer agreement appointing Purchaser as an authorized dealer of such Factory’s products at the applicable location operated by an Acquired Company, then Sellers shall cause the applicable Acquired Company to file a protest and challenge the Factory’s action in order to consummate the Transactions as promptly as practicable, and if approved in writing in advance by Purchaser including pursuing all administrative and court proceedings and appeals at Purchaser’s sole cost and expense; provided that the Sellers shall not be required to pursue any administrative or court proceedings if the Purchaser does not agree to reimburse Sellers’ reasonable expenses incurred in connection therewith at any stage in the proceedings; and provided further that Seller shall not be obligated to continue to protest and challenge any Factory’s action after July 31, 2021.

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8.2 Cooperation with Proxy Statement and Other Filings.

(a) As promptly as practicable after the date hereof, the Purchaser shall file with the SEC a proxy statement relating to the Transactions (as amended or supplemented from time to time, the “Proxy Statement”), all in accordance with and as required by the Certificate of Incorporation, applicable law, and any applicable rules and regulations of the SEC and Nasdaq.

(b) Without limitation, in the Proxy Statement, the Purchaser shall seek, in accordance with the Certificate of Incorporation and applicable securities laws, rules and regulations, including the NRS and rules and regulations of Nasdaq, from the holders of the Purchaser Common Stock: (A) approval of this Agreement and the Transactions, including the approval, for purposes of complying with applicable listing rules of the Nasdaq, of the issuance of $175,000,000 of Purchaser Class B Common Stock as provided for herein in connection with the consummation of the Transactions, (B) adoption of the Equity Incentive Plan, (C) amend Certificate of Incorporation of Purchaser to increase the number of shares of authorized Class B Common Stock to 100,000,000 Shares, and (D) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Transactions (including a proposal to adjourn any meeting at which approval of the Purchaser Proposals (as defined below) for the purposes of soliciting additional proxies to approve the Purchaser Proposals, if necessary, the proposals set forth in the forgoing clauses (A) through (D), are referred to as the “Purchaser Proposals”).

(c) As soon as practicable after the Proxy Statement is “cleared” by the SEC, the Purchaser shall cause the Proxy Statement to be disseminated to holders of shares of Purchaser Class B Common Stock.

(d) Except with respect to the information provided by the Acquired Companies for inclusion in the Proxy Statement and the Financing Documents, the Purchaser shall ensure that, when filed, the Proxy Statement and the Financing Documents will comply in all material respects with the requirements of United States federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”), the NRS and the Nasdaq rules. The Acquired Companies shall promptly provide to the Purchaser such information concerning the Acquired Companies, any of its Subsidiaries and the Sellers as is either required by the Federal Securities Laws or reasonably requested by the Purchaser for inclusion in the Proxy Statement and the Financing Documents, including, if applicable, the Company Financial Statements and the Required Financial Statements (“Company Information”). Subject to the Acquired Companies’ review and approval of the Proxy Statement and the Financing Documents, including Company Information and the consent of the Acquired Companies’ auditor to the inclusion of the Company Financial Statements and Required Financial Statements in the Proxy Statement and the Financing Documents (in each case, such approval or consent not to be unreasonably withheld, conditioned or delayed), the Acquired Companies acknowledge and agree that Company Information (including the Company Financial Statements and the Required Financial Statements), or summaries thereof or extracts therefrom, may be included in the Proxy Statement, the Financing Documents, and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, the Acquired Companies shall instruct the employees, counsel, financial advisors, auditors, and other authorized representatives of the Acquired Companies to reasonably cooperate with the Purchaser as relevant if required to achieve the foregoing.

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(e) The Purchaser shall provide copies of the proposed forms of the Financing Documents (including any amendments or supplements thereto) to the Acquired Companies and their representatives as soon as practicable such that the Acquired Companies and their representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon, and the Purchaser shall reasonably consider in good faith any comments of such Persons. The Purchaser and the Acquired Companies shall promptly correct any information provided by them for use in the Financing Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Purchaser shall provide the Acquired Companies with copies of all written comments, and shall inform the Acquired Companies of any material oral comments, that the Purchaser or any of its representatives receive from the SEC or its staff with respect to the Financing Documents promptly after the receipt of such comments and shall give the Acquired Companies and its representatives a reasonable opportunity prior to responding thereto to review and comment on any proposed written or material oral responses to such comments. The Purchaser shall reasonably consider in good faith any such comments of such Persons. The Purchaser shall use commercially reasonable efforts to “clear” comments from the SEC and its staff with respect to the Financing Documents and to permit the Acquired Companies to participate with the Purchaser or its representatives in any discussions or meetings with the SEC and its staff regarding the Financing Documents. The Acquired Companies shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees and use commercially reasonable efforts to make their accountants, in each case upon reasonable advance notice, reasonably available to the Purchaser and its representatives in connection with the drafting of the public filings with respect to the Transactions (including the Financing Documents) and responding in a timely manner to comments thereon from the SEC or its staff.

(f) If at any time prior to the Transaction Effective Time, any information relating to the Purchaser, or the Acquired Companies, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by the Acquired Companies or the Purchaser, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement or the Financing Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Purchaser’s stockholders.

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(g) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, the Purchaser may make any public filing with respect to the Transactions to the extent required by applicable Law.

(h) The Acquired Companies acknowledge that:

(i) the Purchaser must obtain the Purchaser Stockholder Approval contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Purchaser must call a special meeting of its stockholders requiring the Purchaser to prepare and file with the SEC the Proxy Statement;

(ii) the Purchaser will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Purchaser will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

8.3 Shareholder Vote; Recommendation of the Purchaser’s Board of Directors.

The Purchaser, through the Purchaser’s Board of Directors, shall recommend that the Purchaser’s stockholders vote in favor of adopting and approving all Purchaser Proposals, and the Purchaser shall include such recommendation in the Proxy Statement. Neither the Purchaser’s Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Sellers, such recommendation or fail to re-affirm it on or before the fifth (5th) Business Day after receipt of a written request for reaffirmation from the Sellers’ Representative, provided that such re-affirmation by the Purchaser Board of Directors shall not be required more than once.

8.4 Purchaser Stockholders’ Meeting.

(a) The Purchaser shall use all commercially reasonable efforts to take all action necessary under applicable Law, Purchaser’s Organizational Documents, and the rules of Nasdaq to, in consultation with the Acquired Companies, establish a record date for, call, give notice of and hold a meeting of the holders of shares of Purchaser Common Stock to consider and vote on the Purchaser Proposals (such meeting, the “Purchaser Stockholders’ Meeting”). The Purchaser Stockholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and the Certificate of Incorporation, after the Proxy Statement is “cleared” by the SEC. Purchaser shall take reasonable measures to ensure that all proxies solicited in connection with the Purchaser Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Purchaser Stockholders’ Meeting, or a date preceding the date on which the Purchaser Stockholders’ Meeting is scheduled, the Purchaser reasonably believes that (i) it will not receive proxies sufficient to obtain the Purchaser Required Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Purchaser Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Purchaser Stockholders’ Meeting, the Purchaser may postpone or adjourn, or make one or more successive postponements or adjournments of, the Purchaser Stockholders’ Meeting in compliance with the NRS and the Certificate of Incorporation, as long as the date of the Purchaser Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

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8.5 Confidentiality.

Prior to Closing, except as necessary to complete the Proxy Statement or any Other Filings, the Acquired Companies and the Sellers, on the one hand, and the Purchaser, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all Confidential Information concerning the other Party furnished to it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such Confidential Information to any other Person, except its representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such Confidential Information pursuant to applicable Laws, such Party shall give timely written notice to the other Parties so that such Parties may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold Confidential Information concerning or supplied by the other Parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The Parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement or any Other Filings. For the avoidance of doubt, that certain Non-Disclosure and Confidentiality Agreement, dated as of December 16, 2020, by and among Purchaser and the Acquired Companies party thereto, and the Principal Owners remains in full force and effect.

8.6 Form 8-K; Press Releases.

(a) As promptly as practicable after execution of this Agreement, the Purchaser will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, a copy of which will be provided to the Acquired Companies at least one (1) Business Day before its filing deadline and Purchaser shall consider in good faith any comments of the Sellers’ Representative prior to filing. Promptly after the execution of this Agreement, the Purchaser and the Acquired Companies shall also issue a joint press release announcing the execution of this Agreement, in form and substance mutually acceptable to the Purchaser and the Sellers’ Representative.

(b) Before the Closing, the Acquired Companies shall begin preparing, in consultation with the Purchaser, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Transactions pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Purchaser and the Acquired Companies shall prepare a mutually agreeable press release announcing the consummation of the Transactions (the “Closing Press Release”). Concurrently with the Closing, the Purchaser shall distribute the Closing Press Release and, as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

8.7 Listing.

From the date of this Agreement through the Closing, the Purchaser shall use all reasonable efforts that are necessary or desirable for the Purchaser to remain listed as a public company on, and for shares of Purchaser Class B Common Stock to be tradable over, the applicable Nasdaq market(s). The Purchaser shall use commercially reasonable efforts to cause the Closing Payment Shares and the Escrow Shares to be listed on Nasdaq at the Purchaser’s expense.

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8.8 D&O Insurance; Indemnification of Officers and Directors.

(a) If the Closing occurs, the Purchaser agrees that all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any employee, officer or director of any of the Acquired Companies prior to the Closing (collectively, the “D&O Persons”), as provided in the Organizational Documents of the applicable Acquired Company or otherwise in effect as of the date of this Agreement with respect to any matters occurring on or prior to the Closing, shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Purchaser after the Closing. The obligations of the Purchaser under this Section 8.8 shall not be terminated or modified in such a manner as to adversely affect any D&O Persons to whom this Section 8.8 applies without the consent of such affected D&O Persons (it being expressly agreed that the D&O Persons to whom this Section 8.8 applies shall be intended third party beneficiaries of this Section 8.8).

(b) Prior to the Closing Date, the Acquired Companies, at their sole cost and expense, shall purchase and maintain in effect for a period of six years following the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of the those Persons who are currently covered by any comparable insurance policies of the Acquired Companies as of the date hereof with respect to matters occurring on or prior to the Closing Date. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are no less favorable in the aggregate to the insured than the coverage provided under the Acquired Companies’ directors’ and officers’ liability insurance policies as of the date hereof; provided, that the Acquired Companies shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Acquired Companies prior to the date of this Agreement without the prior written consent of Purchaser. In the event such tail coverage is unavailable with such terms or at such pricing, the Acquired Companies shall purchase the maximum coverage available for such 300% of the most recent annual premium paid (the “D&O Tail Policy”).

(c) Prior to the Closing Date, the Purchaser may in its sole discretion direct the Acquired Companies to purchase and pay for a tail/extended reporting period for any insurance policy written on a claims-made basis, either with the incumbent insurer on current terms or, if unavailable, from a different insurer on substantially similar terms. Such extended reporting periods shall be for a commercially reasonable duration but no less than the following unless otherwise permitted by Purchaser: 2 years for fiduciary liability; 3 years for employment practices; 3 years for errors & omissions; and 5 years for pollution legal liability.

8.9 Exclusivity.

From the date hereof through the earlier of the Closing Date or the date that this Agreement is terminated in accordance with its terms, neither any Acquired Company nor any of the Sellers shall, and such Persons shall use commercially reasonable efforts to cause each of their respective Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with any Person concerning any Alternative Transaction (as hereinafter defined), (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, accept, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving any of the Acquired Companies or the Sellers (other than the transactions contemplated by this Agreement): (i) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, possible public investment or public offering, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock, membership interests or other Equity Interests of any Acquired Company in a single transaction or series of transactions. In the event that there is an unsolicited proposal for an Alternative Transaction, made to any Acquired Company, any of the Sellers or any of their respective Representatives (each, an “Alternative Proposal”), such Party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other Parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal.

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8.10 Adoption of Equity Incentive Plan.

The Purchaser and the Acquired Companies shall prepare a mutually agreeable long-term incentive plan for employees of Purchaser and its Subsidiaries (the “Equity Incentive Plan”) to be effective at or prior to the Closing and allocate options or restricted stock units to a list of employees provided by Sellers’ Representative as set forth on Schedule 8.10. The grant of any award under the Equity Incentive Plan shall be subject to receipt from the grantee of a restrictive covenant agreement in the form determined by Purchaser. The adoption of the Equity Incentive Plan shall be included as a Purchaser Proposal in the Proxy Statement for approval by the Purchaser’s Stockholders at the Purchaser Stockholders’ Meeting. The Purchaser agrees to file, as soon as practicable after Closing, a registration Statement on Form S-8 covering the issuance of shares underlying awards under the Equity Incentive Plan.

8.11 Environmental Review.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, Purchaser may, at its expense, conduct environmental site assessment activities including obtaining Phase I and/or Phase II Environmental Site Assessments and other reports relating to the condition of the Real Property and compliance with Environmental Laws (“Site Assessments”). The Sellers and the Acquired Companies shall cooperate with and give, and shall cause their respective Affiliates and Representatives to cooperate with and give, to the Purchaser and its Representatives, access to the Real Property and the general manager or site supervisor for purposes of conducting the Site Assessments.

(b) If the Site Assessments identify Recognized Environmental Conditions, as defined in the American Society for Testing and Materials “Designation: E1527 – 13 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process” or specify that any Remedial Action is required to return the location or locations operated by the Acquired Companies to a condition in compliance with applicable Laws that is estimated to exceed One Million Dollars ($1,000,000) in the aggregate, then (i) the Base Cash Consideration shall be reduced dollar for dollar, not to exceed $1,000,000, for the cost and expense of the Remedial Action in excess of One Million Dollars ($1,000,000) and (ii) Purchaser will establish the order in which sites will be remediated. If the cost and expense of the Remedial Action is estimated to more than Two Million Dollars ($2,000,000) in the aggregate in order to return the locations operated by the Acquired Companies to a condition in compliance with applicable Laws, then the Parties shall negotiate additional remedies or Purchaser may elect, in its sole discretion, to deem any Acquired Company with one or more locations that require $50,000 or more of additional Remedial Action an Excluded Company.

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8.12 Delivery of Certain Documents. On or before the thirtieth (30th) day after the date hereof, Sellers’ Representative shall deliver to Purchaser true and complete copies of all material Plan-related documents that the Acquired Companies are able to obtain using commercially reasonable efforts.

8.13 Certain Filings. As soon as practicable following the date hereof, the Principal Owners shall cause (a) the sponsor of the Coulter and RideNow Affiliates 401(k) Plan and Trust to file all documentation necessary to correct any failure to comply with elective deferrals of commissioned participants pursuant to the DOL Voluntary Fiduciary Correction Program or IRS Employee Plans Compliance Resolution System, as applicable and (b) all applicable excise taxes to be paid (with corresponding IRS filings) with respect to delinquent participant contributions to the Coulter and RideNow Affiliates 401(k) Plan and Trust in all applicable plan years.

ARTICLE IX.

CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties.

The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of all the following conditions:

(a) All filings and other notifications required to be made under any Antitrust Law for the consummation of the transactions contemplated hereby shall have been made, all waiting periods relating thereto (including all extensions thereof) shall have expired or been terminated, and all clearances, authorizations, actions, non-actions, or other consents required from a Governmental Authority under any Antitrust Law for the consummation of the transactions contemplated hereby shall have been received or obtained.

(b) No Authority shall have issued any Order, or have pending before it a proceeding for the issuance thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by the Purchaser of the Transferred Equity Interests, the effectiveness of any merger contemplated hereby, or the effective operation of the Business by the Acquired Companies after the Closing Date. In addition, there shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c) Purchaser shall have obtained the Purchaser Stockholder Approval.

(d) The Closing Payment Shares shall have been approved for listing on Nasdaq.

9.2 Conditions to Obligations of the Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, if permitted by applicable Law, the waiver at the Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) Each of the Sellers and each of the Acquired Companies shall have duly performed and complied with all of its obligations hereunder required to be performed or complied by it on or prior to the Closing Date.

(b) (1) Each of the Seller Fundamental Representations shall be true and correct in all but de minimis respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date; and (2) each of the representations and warranties of Sellers contained in this Agreement (other than the Fundamental Representations), disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date (A) except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date, and (B) except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Material Adverse Effect;

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(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect.

(d) Each Employment Agreement entered into by the Purchaser and/or the applicable Acquired Company, on the one hand, and the applicable Principal Owner, on the other hand, shall remain in full force and effect and shall not have been repudiated, rescinded, modified or terminated by the Purchaser and/or the applicable Acquired Company or the applicable individual party thereto.

(e) Each Key Employee shall have executed and delivered to Purchaser an Employment Agreement.

(f) The Purchaser shall have received evidence that (i) all Consents set forth on Schedule 9.2(f)(i) and any Consent which should have been listed on Schedule 4.3 (the “General Consents”) have been given or obtained and have not been revoked and (ii) with respect to the manufacturers set forth on Schedule 9.2(f)(ii) (the “Manufacturer Consents” and together with the General Consents, the “Required Consents”), Consents have been given or obtained and have not been revoked with respect to dealership locations operated by the Acquired Companies representing at least 95% of revenue of the Acquired Companies from the sale of new vehicles for the twelve (12) months ending December 31, 2020. For purposes of clarity, the failure to deliver a Consent from a Factory that is not required to satisfy the foregoing minimum percentage shall not constitute a default hereunder or in any way be actionable under the indemnification provisions hereof.

(g) The Assignment Agreement shall have been executed and delivered by the parties thereto.

(h) The Registration Rights and Lock-Up Agreement entered into by the Purchaser and the Sellers shall remain in full force and effect and shall not have been repudiated, rescinded, modified or terminated by any of the Sellers.

(i) The Purchaser shall have received all of the items set forth in Section 2.6(b).

(j) The Purchaser shall have completed all arrangements necessary to obtain the Financing and shall have received the cash proceeds of the Financing necessary to consummate the transactions contemplated by this Agreement.

(k) No holders of Equity Interests in any Transferred Entity shall have exercised rights of first refusal or other rights preventing the conveyance of Equity Interests owned by Sellers in such Transferred Entity to Purchaser; provided however that this condition shall be applicable separately as to each specific Transferred Entity individually and the failure to satisfy this condition with respect to any one Transferred Entity shall not serve as the failure to satisfy this Closing condition as to any other Transferred Entity.

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(l) The lowest value on a per share basis used in the calculation of Closing Payment Shares herein shall not be less than $24.00.

9.3 Conditions to Obligations of the Sellers.

The obligations of the Sellers to consummate the Closing is subject to the satisfaction, or the waiver at the Sellers’ Representative’s discretion, of all of the following further conditions:

(a) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) (1) Each of the Purchaser Fundamental Representations shall be true and correct in all but de minimis respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date; and (2) each of the representations and warranties of the Purchaser contained in this Agreement (other than the Fundamental Representations), disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date (A) except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date, and (B) except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Material Adverse Effect;

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence could reasonably be expected to have a Purchaser Material Adverse Effect.

(d) The Sellers’ Representative shall have received all of the items set forth in Section 2.6(a).

(e) The Equity Incentive Plan shall have been approved by the Purchaser’s Board of Directors, as to options granted to employees as allocated by Sellers’ Representative as contemplated in Section 8.10, and shall be effective as of the Closing.

(f) William Coulter and Mark Tkach shall have been appointed as directors of Purchaser.

(g) The lowest value on a per share basis used in the calculation of Closing Payment Shares herein shall not be less than $24.00.

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ARTICLE X.

INDEMNIFICATION

10.1 Indemnification.

(a) Indemnification of Purchaser.

(i)  From and after the Closing, the Principal Owners shall, jointly and severally, indemnify and hold harmless the Purchaser, each of its Affiliates (including, following the Closing, the Acquired Companies) and each of its and their respective managers, directors, officers, employees, members, partners, stockholders, successors and permitted assignees (the “Purchaser Indemnitees”), from and against any and all losses, damages, liabilities, penalties, Taxes, fines, judgments, awards, settlements, costs, fees and expenses, including costs of investigation and reasonable attorneys’ fees) (all of the foregoing collectively, “Losses”) incurred, suffered, paid or sustained by any Purchaser Indemnitee as a result of or in connection with (A) any breach or inaccuracy in of any of the representations or warranties of the Sellers contained herein; (B) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by (x) any Acquired Company contained herein to be performed prior to or at the Closing, and (y) any Seller contained in this Agreement; (C) Indemnified Taxes; (D) any claims made by Sellers (or any direct or indirect holders thereof) with respect to the computation or allocation of the Purchase Price among Sellers (including the calculation and determination of their applicable Pro Rata Share, Per Share Merger Consideration, or the calculations and determinations set forth in the Payment Notice or in any Post-Closing Adjustment or disbursement of any Escrow Shares at any time); (E) dissenters’, appraisal or similar rights asserted by any equityholder of the Acquired Companies under any Law; (F) any unpaid Change in Control Payments or Transaction Expenses; and (G) any Special Indemnity Event.

(ii) From and after the Closing, each Seller shall, severally and not jointly, indemnify and hold harmless the Purchaser Indemnitees from and against any and all Losses incurred, suffered, paid or sustained by any Purchaser Indemnitee as a result of or in connection with (A) any breach or inaccuracy in of any of the representations or warranties of such Seller contained in Article IV but solely with respect to the Acquired Company in which they own an Equity Interest; (B) any breach or inaccuracy in of any of the representations or warranties of such Seller contained in Article V; and (C) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller contained in this Agreement.

(b) Indemnification of Sellers. From and after the Closing, Purchaser and the Acquired Companies shall, jointly and severally, indemnify and hold harmless the Sellers, each of their respective Affiliates and each of their respective managers, directors, officers, employees, members, partners, stockholders, successors and permitted assignees (the “Seller Indemnitees”), from and against any and all Losses incurred, suffered, paid or sustained by any Seller Indemnitee as a result of or in connection with (i) any breach or inaccuracy in of any of the representations or warranties of Purchaser or the Merger Subs contained herein; and (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser or any Merger Sub contained in this Agreement.

10.2 Procedure.

The following shall apply with respect to all claims by any Purchaser Indemnitee or Seller Indemnitee, as applicable, (an “Indemnified Party”) for indemnification:

(a) Third Party Claims.

(i) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Principal Owners or the Sellers, on one hand, or Purchaser and the Acquired Companies, on the other hand (as applicable, the “Indemnifying Party”; provided, however, that if the Sellers are required to provide indemnification, Sellers’ Representative shall be the Indemnifying Party for the purposes of actions to be taken pursuant to this Section 10.2) are obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Sellers’ Representative (on behalf of such Indemnifying Party) or Purchaser, as applicable, prompt written notice thereof (a “Third-Party Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s defense of such claim is materially and adversely prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail (to the extent then known) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Parties shall reasonably cooperate with each other in good faith in connection with the defense of any Third-Party Claim.

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(ii) The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty days after receipt of a Third-Party Claim Notice (which written notice by the Indemnifying Party shall include an irrevocable acknowledgement of the Indemnifying Party that the Indemnified Party will be fully indemnified by the Indemnifying Party in respect of such Third-Party Claim), to assume the defense of any Third-Party Claim at the Indemnifying Party’s sole cost and expense, including the engagement of the Indemnifying Party’s own counsel. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense (and the Indemnified Party shall be entitled to have sole control over the defense) of a Third-Party Claim if: (A) such Third-Party Claim involves criminal allegations; (B) such Third-Party Claim demands injunctive or other equitable relief; (C) the Indemnified Party reasonably determines that it would be inappropriate for a single counsel to represent both the Indemnifying Party and the Indemnified Party in connection with such Third-Party Claim under applicable standards of legal ethics; (D) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; (E) such Third-Party Claim is made by or otherwise involves any of the Acquired Company’s material business relations (including any of its customers or suppliers, including (for the avoidance of doubt) manufacturers and their respective Affiliates); or (F) in the event such claim were to be decided adversely, the aggregate amount of Losses associated therewith, together with all other outstanding claims for indemnification hereunder, would reasonably be expected to exceed the aggregate liability limitations set forth in this Article X.

(iii) In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 10.2(a)(iv), the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnifying Party shall keep the Indemnified Party apprised of the status of any matter the defense of which they are maintaining, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.

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(iv) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 10.2(iv). If (1) a firm offer is made to settle a Third-Party Claim that (A) only involves the payment of monetary damages that are paid in full by the Indemnifying Party and does not include any liability or the creation of a financial or other obligation on the part of the Indemnified Party, (B) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, (C) does not involve any statement, finding or admission of any fault of, breach of contract by, or violation of Law by, the Indemnified Party; (D) includes a reasonable confidentiality obligation by the third party claimant of the terms of the settlement in any settlement agreement; and (E) provides that the Indemnified Party is an express third party beneficiary of the settlement agreement, entitled to enforce such settlement agreement, and (2) the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.

(b) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (a “Direct Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s defense of such claim is actually materially and adversely prejudiced by reason of such failure. Such notice shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim by giving reasonable access to the Acquired Companies’ or Sellers’ personnel, as applicable, and the right to examine and copy any accounts, documents or records as the Indemnifying Party or any of its professional advisors may reasonably request solely to the extent that they relate to the Direct Claim; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Purchaser or the Acquired Companies or applicable Seller, as applicable; provided, further, that such access shall not jeopardize the attorney-client privilege or attorney work-product doctrine or any other applicable privilege to which any such books and records, materials and other information is subject. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim.

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10.3 Determination of Losses; Priority of Claims.

(a) Notwithstanding anything to the contrary, the Indemnifying Party shall not be liable to an Indemnified Party for indemnification under Section 10.1(a)(i)(A) or Section 10.1(b)(i), as applicable, until the aggregate amount of all Losses in respect of indemnification under Section 10.1(a)(i)(A) and Section 10.1(a)(ii)(A) or Section 10.1(b)(i), as applicable, exceeds $4,000,000, in which event the Indemnifying Party shall be required to pay or be liable for Losses from dollar one; provided, however, that the limitation set forth in this Section 10.3(a) shall not apply to Losses related to breaches of Fundamental Representations or the SOL Representations or Losses arising from claims for fraud, intentional misrepresentation or willful misconduct.

(b) Notwithstanding anything to the contrary, the Indemnifying Party’s maximum aggregate liability to an Indemnified Party for indemnification under Section 10.1(a)(i)(A), Section 10.1(a)(ii)(A), or Section 10.1(b)(i), as applicable, shall not exceed $75,000,000 with respect to the Principal Owners or Purchaser, as applicable, and, with respect to the Sellers (other than the Principal Owners), Thirteen Percent (13%) of portion of the Purchase Price received by the particular Seller for which indemnification is sought (the “Cap”); provided, however, that the limitation set forth in this Section 10.3(b) shall not apply to Losses related to breaches of Fundamental Representations or the SOL Representations or Losses arising from claims for fraud, intentional misrepresentation or willful misconduct. Without limiting the foregoing, in no event shall the Principal Owners’, the Sellers’, or Purchaser’s maximum aggregate liability under this Agreement for any and all Losses under any theory of recovery exceed the Purchase Price.

(c) Notwithstanding anything to the contrary, for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification pursuant to this Article X, and for purposes of determining whether the representations and warranties giving rise to such indemnification have been breached, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term, or, as applicable, clause containing, “material”, “materiality” or similar phrases or clauses (including “Material Adverse Effect” or “material adverse effect”) contained in such representation or warranty.

(d) If the Indemnifying Party is a Seller, any claim for indemnification by an Indemnified Party shall (i) first be brought against the Escrow Fund (using a value per Escrow Share equal to the VWAP for the five (5) trading days immediately prior to such payment), or, in the sole discretion of Sellers’ Representative, by wire transfer of all or part of the amount of any claim for indemnification by an Indemnified Party in cash in immediately available funds to an account designated in writing by the Purchaser, provided that if Sellers’ Representative elects to pay all or part of any claim for indemnification by an Indemnified Party in cash but fails to timely pay such amount, then immediately upon Purchaser’s request Sellers’ Representative shall execute any joint written authorization necessary to release the applicable number of Escrowed Shares from the Escrow Fund; and (ii) thereafter, if an insufficient number of Escrow Shares remain in the Escrow Fund, directly against the Indemnifying Parties. To the extent that the Sellers’ Representative satisfies the amount of any claim for indemnification by an Indemnified Party in cash as contemplated in clause (i) in the preceding sentence, then Purchaser and Sellers’ Representative shall execute a joint written authorization necessary to release a pro rata number of Escrowed Shares from the Escrow Fund.

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(e) Notwithstanding anything to the contrary contained herein, each Seller hereby waives and acknowledges that it shall not exercise or assert any right of contribution or right to indemnity or any other right or remedy against any Acquired Company in connection with any indemnification obligation or any other Liability to which such Seller may become subject under this Agreement or otherwise in connection with any of the transactions contemplated herein.

10.4 Escrow Fund.

(a) Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to Sellers’ Representative for distribution to the Sellers. The Principal Owners shall be entitled to vote the Escrow Shares on any matters to come before the stockholders of the Purchaser.

(b) Distribution of Escrow Shares. If all or any portion of the Escrow Shares are to be released from the Escrow Fund pursuant to Section 10.4(d), then such Escrow Shares shall be released to the Sellers’ Representative for distribution to the Principal Owners. The Purchaser will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate Persons. Certificates or book-entry positions representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Sellers’ Representative and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Principal Owners or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any Principal Owner, prior to the delivery to such Principal Owner by the Sellers’ Representative of the Escrow Shares by the Escrow Agent as provided herein.

(d) Release from Escrow Fund.

(i) Within five (5) business days following the six month anniversary of Closing (the “Initial Release Date”), the following number of Escrow Shares will be released from escrow to the Sellers’ Representative: (A) one-third of the Escrow Shares, less (B) the number of Escrow Shares, if any, previously released pursuant to Section 3.3(b) in connection with any Post-Closing Adjustment; provided, that (notwithstanding anything to the contrary) in the event that any Purchaser Indemnified Party shall have delivered a Direct Claim Notice or Third-Party Claim Notice in accordance with Section 10.2 prior to the Initial Release Date (whether resolved or unresolved), no Escrow Shares will be released from escrow on the Initial Release Date.

(ii) Within five (5) business days following the twelve (12) month anniversary of Closing (the “Final Release Date”), the following number of Escrow Shares will be released from escrow to the Sellers’ Representative: (A) the remaining number of Escrow Shares in the Escrow Fund, less (B) the number of Escrow Shares (using a value per Escrow Share equal to the VWAP for the five (5) trading days immediately prior to such payment) equal to the amount of any potential Losses set forth in any Direct Claim Notice or Third-Party Claim Notice delivered by the Purchaser prior to the Final Release Date with respect to any pending but unresolved claim for indemnification; provided that in lieu of the Escrowed Shares being retained in the Escrow Fund under clause (B) above, the Sellers’ Representative may elect to deliver cash in immediately available funds equal to value of such Escrowed Shares to an escrow agent mutually agreed by Purchaser and Seller’s Representative and Purchaser and the Sellers’ Representative shall enter into a mutually acceptable escrow agreement to hold such amount. If Sellers’ Representative elects to provide cash in lieu of retaining Escrow Shares in the Escrow Fund, then upon confirmation from the escrow agent that the cash amount has been received Purchaser and Sellers’ Representative shall execute a joint written authorization necessary to release the remaining Escrowed Shares from the Escrow Fund. Escrow Shares, or cash in lieu thereof, retained in escrow as a result of clause (B) in the immediately preceding sentence shall be released promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article X.

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(iii) Prior to the Initial Release Date and the Final Release Date, respectively and as applicable, the Purchaser and the Sellers’ Representative shall issue joint instructions to the Escrow Agent instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 10.4(d).

(e) Survival. Except for (1) the representations and warranties in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.3 (Approvals and Consents), 4.4 (Non-Contravention), 4.5 (Capitalization), 4.34 (Finder’s Fees), 5.1 (Ownership of Interests; Authority), 5.2 (Approvals and Consents), 5.3 (Non-Contravention) and 5.6 (Finder’s Fees) (collectively, the “Seller Fundamental Representations”) and in Sections 6.1 (Corporate Existence and Power), 6.2 (Authorization), 6.3 (Approvals and Consents), 6.4(a) (Non-Contravention), 6.5 (Finder’s Fees), and 6.8 (Capitalization) (collectively, the “Purchaser Fundamental Representations” and, together with the Seller Fundamental Representations, the “Fundamental Representations”), which shall survive indefinitely, and (2) the representations and warranties in Sections 4.29 (Employee Benefits and Compensation), 4.32 (Tax Matters) and 4.33 (Environmental Laws) (collectively, the “SOL Representations”), which shall survive until sixty (60) days after the expiration of the statute of limitations with respect to the subject matter discussed therein (including any extensions and waivers thereof), the representations and warranties of the Sellers, Purchaser, and the Merger Subs shall survive until twelve months following the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 10.1(a) or Section 10.1(b) for Losses shall be effective so long as an Indemnified Party makes a claim for indemnification prior to the applicable Limitation Date (in which case, the applicable representations and warranties shall survive the applicable Limitation Date solely for purposes of resolving such claim, until such time as such claim is fully and finally resolved). “Limitation Date” shall mean, with respect to any representation or warranty, the date on which such representation or warranty expires pursuant to this Section 10.4.

10.5 Tax Treatment of Indemnification Payments.

All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

10.6 Exclusive Remedies.

The Parties acknowledge and agree that the sole and exclusive remedy of any Purchaser Indemnitee or Seller Indemnitee, as applicable, with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or willful misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 7.8 and this Article X. In furtherance of the foregoing, the Purchaser on behalf of all Purchaser Indemnitees and Sellers’ Representative on behalf of all Seller Indemnitees hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Section 7.8 and this Article X and other than claims arising from fraud, intentional misrepresentation or willful misconduct. Nothing in this Section 10.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 13.15, to obtain the adjustments described in Sections 3.2 and 3.3, or to seek any remedy on account of fraud, intentional misrepresentation or willful misconduct.

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10.7 NO ADDITIONAL REPRESENTATIONS; NO RELIANCE.

THE PURCHASER ACKNOWLEDGES AND AGREES THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLERS IN ARTICLES V AND VI, NEITHER THE ACQUIRED COMPANIES OR THE SELLERS OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACQUIRED COMPANIES, THE BUSINESS OR THE ACQUIRED COMPANY’S OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PURCHASER, OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; (B) THE PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM AN ACQUIRED COMPANY OR THE SELLERS OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (C) NONE OF THE SELLERS, THE ACQUIRED COMPANIES OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO THE PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, OR ITS USE, OF ANY INFORMATION REGARDING THE ACQUIRED COMPANIES OR ITS BUSINESS OR MADE AVAILABLE TO THE PURCHASER AND ITS REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER IN THE DATA ROOM HOSTED BY AKERMAN CONNECT, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE ACQUIRED COMPANIES AND THE SELLERS IN ARTICLES IV AND V AND FOR FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE ACQUIRED COMPANIES AND SELLERS.

ARTICLE XI.

DISPUTE RESOLUTION

11.1 Jurisdiction; Waiver of Jury Trial.

(a) ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY ACTION OR OTHER DISPUTE INVOLVING THE DEBT FINANCING SOURCE RELATED PARTIES ARISING OUT OF OR BASED ON THIS AGREEMENT, THE OTHER ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(b) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE FINANCING DOCUMENTS, OR THE DEBT FINANCING COMMITMENT LETTER (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING OR AGAINST THE DEBT FINANCING SOURCE RELATED PARTIES) OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE.

(c) Each of the Parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII.

TERMINATION

12.1 Termination.

This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Sellers’ Representative;

(b) by either the Purchaser or the Sellers’ Representative, upon written notice to the other Party, if:

(i) the Closing has not occurred by June 30, 2021 (the “Outside Closing Date”); provided, that the right to terminate under this Section 12.1(b)(i) shall not be available to any Party whose breach of its obligations, covenants, representations or warranties has been the primary cause of the failure to consummate the transactions by the Outside Closing Date; provided, further, that in the event that (x) the Closing has not occurred by the Outside Closing Date, (y) this Agreement has not otherwise been terminated pursuant to this Article XII, and (z) the Parties are working in good faith to consummate the Transactions, then the Outside Closing Date shall be extended to July 31, 2021; and provided, further that if the Closing has not occurred by the Outside Closing Date solely as a result of a failure to obtain approval of any Factory, Sellers’ Representative may, in his sole discretion, extend the Outside Closing Date until thirty (30) days following the final resolution of any and all proceedings with a Factory;

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(ii) any Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided, however, that neither Purchaser nor the Sellers’ Representative shall have such right to terminate pursuant to this Section 12.01(b)(ii) unless, prior to such termination, such Party shall have used its commercially reasonable efforts to oppose any such Order or other restraint or to have such Order or other restraint vacated or made inapplicable to the transaction contemplated hereby and otherwise has fulfilled its obligations under this Agreement;

(c) by the Purchaser, by giving written notice to the Sellers’ Representative, if any of the representations or warranties of Sellers set forth in this Agreement shall not be true and correct or if Sellers have failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 9.2(a) or Section 9.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to the Sellers’ Representative and (ii) the Outside Closing Date; provided, however, that the Purchaser’s right to terminate this Agreement under this Section 12.1(c) shall not be available if the Purchaser is also then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 9.3(a) or Section 9.3(b) from being satisfied; or

(d) by the Sellers’ Representative or by Purchaser if the Purchaser Stockholder Approval shall not have been obtained at the Purchaser Stockholders’ Meeting;

(e) by the Sellers’ Representative, by giving written notice to the Purchaser, if any of the representations or warranties of the Purchaser set forth in this Agreement shall not be true and correct or if the Purchaser has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 9.3(a) or Section 9.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to the Purchaser and (ii) the Outside Closing Date; provided, however, that the Sellers’ Representative’s right to terminate this Agreement under this Section 12.1(e) shall not be available if the Sellers are also then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 9.2(a) or Section 9.2(b) from being satisfied.

12.2 Effect of Termination.

In the event of the termination of this Agreement pursuant to Articles XII, all obligations of the Parties hereunder (other than Section 8.5 (Confidentiality), Article X (Indemnification), Article XI (Dispute Resolution), this Article XII (Termination), and Article XIII (Miscellaneous), which will survive the termination of this Agreement) will terminate without any liability of any Party to any other Party; provided, further, that no termination will relieve Sellers, the Acquired Companies and their respective Affiliates from any liability arising from or relating to any knowing and intentional breach of a representation, a warranty or a covenant by such Party prior to termination.

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ARTICLE XIII.

MISCELLANEOUS

13.1 Notices.

Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00PM Eastern Time on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 5:00PM Eastern Time on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to the Purchaser or the Acquired Companies (following the Closing), to:

RumbleOn, Inc.

901 W. Walnut Hill Lane

Irving, Texas 75038

Tel: 469.250.1185

Attention: Marshall Chesrown (marshall@rumbleon.com), Steve Berrard (sberrard@newrivercapital.com), and Peter Levy (peter@rumbleon.com)

with a copy to (which shall not constitute notice):

Akerman LLP

The Main Las Olas

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

Tel: 954.463.2700

Fax: 942.463.2224

Attention: Michael Francis (michael.francis@akerman.com), Christina Russo (christina.russo@akerman.com), and Scott Wasserman (scott.wasserman@akerman.com)

if to the Acquired Companies (prior to the Closing):

William Coulter

c/o Coulter Cadillac

1188 E. Camelback Road

Phoenix, AZ 85014

Attention: William Coulter (billc@motorgrp.com)

with a copy to (which shall not constitute notice):

Gallagher& Kennedy

2575 E. Camelback Road, Suite 1100

Phoenix, AZ 85016-9225

Attention: Stephen R. Boatwright (steve.boatwright@gknet.com)

if to the Sellers’ Representative:

Mark Tkach

c/o Coulter Cadillac

1188 E. Camelback Road

Phoenix, AZ 85014

Attention: Mark Tkach (mtkach@ridenow.com)

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with a copy to (which shall not constitute notice):

Gallagher & Kennedy

2575 E. Camelback Road, Suite 1100

Phoenix, AZ 85016-9225

Attention: Stephen R. Boatwright (steve.boatwright@gknet.com)

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each Party and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given. Notwithstanding anything to the contrary herein, Sections 11.1, 13.7, 13.13, 13.17 and this Section 13.2(a) (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 11.1, 13.7, 13.13, 13.17 and this Section 13.2(a)) may not be modified, waived or terminated in a manner that is materially adverse to a Debt Financing Source Related Party without the prior written consent of such Debt Financing Source Related Party.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party shall waive or otherwise affect any obligation of that Party or impair any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

13.3 Arm’s length bargaining; no presumption against drafter.

This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

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13.4 Publicity.

Except as required by Law, fiduciary duties, by court process or by obligations pursuant to any listing agreement with any national securities exchange and except with respect to the Purchaser SEC Documents, Sellers, on one hand, and Purchaser, on the other hand, agree that neither they nor their respective agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of Purchaser and Sellers’ Representative.

13.5 Expenses.

Each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

13.6 No Assignment or Delegation.

No Party may assign this Agreement or any right, interest or obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of Purchaser, on one hand, and Sellers’ Representative, on the other hand. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

13.7 Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof; provided, that, notwithstanding the foregoing, any disputes involving the Debt Financing Source Related Parties will be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

13.8 Counterparts; facsimile signatures.

This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other Parties. Delivery of an executed counterpart of this Agreement by facsimile or by electronic transmission in .PDF format shall be effective to the fullest extent permitted by applicable Law.

13.9 Entire Agreement.

This Agreement together with the exhibits and schedules hereto and the Additional Agreements, sets forth the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10 Severability.

A determination by a court or other legal authority of competent jurisdiction that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

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13.11 Construction of certain terms and references; captions.

In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Acquired Companies.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day. With respect to any date or time period specified herein or in any Additional Agreement, time is of the essence.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) No reference to or disclosure of any information in the Disclosure Schedules shall be construed as an admission or indication that such information is material or that such information is required to be referred to or disclosed in the Disclosure Schedules nor shall such information be deemed to establish a level or standard of materiality for purposes of this Agreement;

(h) The terms “Dollars” and “$” mean United States Dollars;

(i) Information shall be considered to have been “delivered to” or “made available” (or words of similar import) to Purchaser if provided in the “virtual data room” hosted by Akerman Connect.

13.12 Further Assurances.

Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

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13.13 Third Party Beneficiaries.

Except with respect to Persons entitled to indemnification under Article X hereof, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto; provided, however, that the Debt Financing Source Related Parties shall be express third party beneficiaries of and have the right to enforce Sections 11.1, 13.2(a), 13.7, 13.13 and 13.17.

13.14 Sellers’ Representative.

(a) By executing this Agreement or a Joinder or by executing and delivering a Letter of Transmittal, each Seller hereby appoints Mark Tkach (and Mark Tkach hereby consents to such appointment) as agent, proxy and attorney-in-fact for each Seller for all purposes of this Agreement and the Additional Agreements, including the full power and authority on each such Seller’s behalf to (i) to give and receive notices and communications to or by the Purchaser for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand mediation and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Article XII, the Post-Closing Adjustment, or other disputes arising under or related to this Agreement or the Additional Agreements, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Sellers and to disburse any funds or shares of Purchaser Common Stock received hereunder or pursuant to the Escrow Agreement, (iv) to authorize or object to delivery to the Purchaser of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of Sellers in accordance with the provisions of the Agreement and the Additional Agreements, the securities described herein and any other document or instrument executed in connection with the Agreement and the Transactions, (vi) to endorse and deliver any certificates or instruments of assignment as Purchase shall reasonably request; (vii) to execute and deliver on behalf of each such Seller any amendment, waiver, ancillary agreement and documents on behalf of any Seller that the Sellers’ Representative deems necessary or appropriate; and (viii) to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing and to do each and every act and exercise any and all rights which the Sellers collectively are permitted or required to do or exercise under this Agreement. Purchaser is expressly authorized to rely on the genuineness of the signature of Sellers’ Representative and, upon receipt of any writing which reasonably appears to have been signed by Sellers’ Representative, Purchaser may act in good faith upon the same without any further duty of inquiry as to the genuineness of the writing.

(b) Such agency may be changed by the Sellers from time to time upon no less than twenty (20) days prior written notice to the Purchaser, provided, however, that the Sellers’ Representative may not be removed unless holders of at least 51% of all of the Transferred Equity Interests on an as-if converted basis outstanding immediately prior to the Transactions agrees to such removal. Any vacancy in the position of Sellers’ Representative may be filled by approval of the holders of at least 51% of all of the Transferred Equity Interests on an as-if converted basis outstanding immediately prior to the Transactions. Any removal or change of the Sellers’ Representative shall not be effective until written notice is delivered to Purchaser. No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall not receive any compensation for his services. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from the Sellers.

(c) A decision, act, consent or instruction of the Sellers’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Sellers of the Acquired Companies and shall be final, binding and conclusive upon each of the Sellers. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder (i) the Sellers’ Representative shall incur no responsibility whatsoever to any Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to any Sellers. Each Seller shall severally (in accordance with their ownership percentages in the Acquired Companies as set forth on Schedule 13.14(c)), and not jointly, indemnify the Sellers’ Representative, against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever) (“Sellers’ Representative Losses”), arising out of or in connection with any actions taken or omitted to be taken by the Sellers’ Representative pursuant to the terms of this Agreement or the Escrow Agreement (including any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative hereunder, or under the Escrow Agreement or otherwise), in each case as such Sellers’ Representative Loss is incurred or suffered. If not paid directly to the Sellers’ Representative by the Sellers, any such Sellers’ Representative Loss may be recovered by the Sellers’ Representative from the Escrow Fund otherwise distributable to the Sellers pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Sellers’ Representative to the Escrow Agent; provided that while this section allows the Sellers’ Representative to be paid from the Escrow Fund, this does not relieve the Sellers from their obligation to promptly pay such Sellers’ Representative Losses as they are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise.

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13.15 Specific Performance.

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

13.16 Sellers’ Releases.

Effective as of the Closing and to the fullest extent permitted by applicable Law, each Seller, on his, her, or its own behalf and on behalf of its past, present or future officers, managers, partners, agents, attorneys, advisors, representatives, heirs, successors and assigns, including any receiver, any assignee for the benefit of creditors or any trustee under the United States Bankruptcy Code (each, a “Releasing Party” and, collectively, the “Releasing Parties”) hereby absolutely, unconditionally and irrevocably releases and forever discharges the Acquired Companies and their respective Affiliates, successors and past, present and future assigns, trusts, trustees, owners, partners, managers, directors, officers, agents, attorneys and representatives (collectively, the “Released Parties”) from the following (collectively, the “Released Claims”): all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands arising out of, relating to or in any way connected with the Acquired Companies or the transactions contemplated by this Agreement, including (without limitation) all claims related to any Releasing Party’s ownership or purported ownership in the Acquired Companies or any actual or promised grants of any of the foregoing, any Releasing Party’s relationship with any of the Acquired Companies and all claims related to the payment amounts set forth herein, including the allocation thereof among the Sellers in accordance with the Payment Notice, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by a Releasing Party, whether the same be in administrative proceedings, in arbitration or admiralty, at law, in equity or mixed, which such Releasing Party ever had or now has against the Released Parties (or any of them), in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, or in respect of any event occurring or circumstances existing on or prior to the Closing Date, whether or not relating to claims or circumstances existing on or prior to the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that the Released Claims shall not include any rights and claims arising under this Agreement or any Additional Agreement. Each of the Releasing Parties acknowledges that it may hereafter discover facts in addition to or different from those that such Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is such Releasing Parties’ intention to fully and finally and forever settle and release any and all Released Claims, respectively, that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained in this Section 13.16 shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

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13.17 Spousal Consent. Simultaneously with the execution of this Agreement, each Principal Owner shall deliver to Purchaser a spousal consent in the form attached hereto as Exhibit G executed by his spouse.

13.18 No Recourse

13.19 Notwithstanding anything to the contrary herein, the Sellers, on behalf of themselves, the Acquired Companies, and, to the extent permitted by law, the other Seller Related Parties (i) acknowledge that none of the Debt Financing Source Related Parties shall have any liability to any Seller Related Party under this Agreement or for any claim made by any Seller Related Party based on, in respect of, or by reason of, the Transactions, including, but not limited to, any dispute relating to, or arising from, the Debt Financing, the Debt Financing Commitment Letter or the performance thereof, (ii) waive any rights or claims of any kind or nature (whether in law or in equity, in contract, in tort or otherwise) any Seller Related Party may have against any Debt Financing Source Related Party relating to this Agreement, the Debt Financing or the Transactions and (iii) agree not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Debt Financing Source Related Party in connection with this Agreement, the Debt Financing, the Debt Financing Commitment Letter or the Transactions. Nothing in this Section 13.17 will limit the rights of Purchaser or any Merger Sub in respect of the Debt Financing Commitment Letter, the Debt Financing, or the Debt Financing Documents. Without limiting the foregoing, no Debt Financing Source Related Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to a Seller Related Party.

13.19 Additional Definitions. The following terms, as used herein in connection with the Debt Financing, have the following meanings:

(a)  “Debt Financing” means the arrangement and implementation of debt financing to be provided by the Debt Financing Sources pursuant to the Debt Financing Commitment Letter and incurred in connection with the Transactions.

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(b) “Debt Financing Commitment Letter” means that certain commitment letter, by and among the Purchaser and the Debt Financing Sources, pursuant to which the Debt Financing Sources thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the aggregate value of the Transactions.

(c) “Debt Financing Documents” means any documentation necessary or desirable in connection with the Debt Financing, including, but not limited to, credit agreements, security agreements, mortgages, promissory notes, joinder agreements, prospectuses, private placement memoranda, information memoranda and packages and lender and investor presentations. For the avoidance of doubt, the Debt Financing Commitment Letter is not a Debt Financing Document.

(d) “Debt Financing Source Related Parties” means the Debt Financing Sources, any other lenders party from time to time to any agreement related to the Debt Financing, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their successors and permitted assigns.

(e) “Debt Financing Sources” means the lenders, arrangers and bookrunners party from time to time to the Debt Financing Commitment Letter.

(f) “Seller Related Parties” means, collectively, the Sellers, the Acquired Companies, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their successors and permitted assigns.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:

RUMBLEON, INC.

By:	/s/ Marshall Chesrown
Name:	Marshall Chesrown
Title:	Chairman of the Board and Chief Executive Officer

SELLERS’ REPRESENTATIVE:

By:	/s/ Mark Tkach
Name:	Mark Tkach

SELLERS:

By:	/s/ William Coulter
Name:	William Coulter

By:	/s/ Mark Tkach
Name:	Mark Tkach

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MERGED ENTITIES:

C&W MOTORS, INC.,
an Arizona corporation

By:	/s/ William Coulter
Name:	William Coulter
Title:	Authorized Officer

METRO MOTORCYCLE, INC.,
an Arizona corporation

By:	/s/ William Coulter
Name:	William Coulter
Title:	Authorized Officer

TUCSON MOTORCYCLES, INC.,
an Arizona corporation

By:	/s/ William Coulter
Name:	William Coulter
Title:	Authorized Officer

TUCSON MOTORSPORTS, INC.,
an Arizona corporation

By:	/s/ William Coulter
Name:	William Coulter
Title:	Authorized Officer

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MERGER SUBS:

RO MERGER SUB I, INC.,
an Arizona corporation

By	/s/ Marshall Chesrown
Name	Marshall Chesrown
Title	President

RO MERGER SUB II, INC.,
an Arizona corporation

By	/s/ Marshall Chesrown
Name	Marshall Chesrown
Title	President

RO MERGER SUB III, INC.,
an Arizona corporation

By	/s/ Marshall Chesrown
Name	Marshall Chesrown
Title	President

RO MERGER SUB IV, INC.,
an Arizona corporation

By	/s/ Marshall Chesrown
Name	Marshall Chesrown
Title	President

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Exhibit A-1

Key Employees

William Coulter

Mark Tkach

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Exhibit A-2

Key Employees

Omitted

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Exhibit B

None

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Exhibit C

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of ________, 2021, by and among: RumbleOn, Inc., a Nevada corporation (“Purchaser”);the Sellers’ Representative (as defined in the Purchase Agreement (as defined below)) of the Persons identified from time to time on Schedule 1 hereto; and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”). Except as set forth herein, each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

WHEREAS, this Agreement is delivered pursuant to Section 3.1(c) of that certain Plan of Merger and Equity Purchase Agreement, dated March 12, 2021, by and among Purchaser, RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter (“Coulter”), Mark Tkach (“Tkach” and together with Coulter, the “Principal Owners”), and each other Person who owns an Equity Interest in any Transferred Entity and executes a Seller Joinder (together with the Principal Owners, the “Sellers” and each, a “Seller”), and Sellers’ Representative (the “Purchase Agreement”), pursuant to which a portion of the consideration payable by Purchaser in connection with the transactions contemplated by the Purchase Agreement shall be deposited in an escrow account pursuant to this Agreement to compensate the Purchaser Indemnitees for any claims by such parties for Losses suffered or incurred by them and for which they are entitled to recovery under the Purchase Agreement; and

WHEREAS, the Sellers have appointed Sellers’ Representative as their representative under the Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment

(a) Each of Purchaser and Sellers’ Representative hereby appoints the Escrow Agent as its escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

(b) All capitalized terms with respect to the Escrow Agent shall be defined herein. The Escrow Agent shall act only in accordance with the terms and conditions contained in this Agreement and shall have no duties or obligations with respect to the Purchase Agreement.

2. Escrow Shares

(a) Purchaser agrees to deposit with the Escrow Agent _____ shares of Class B Common Stock, par value $0.001 per share of Purchaser (the “Escrow Shares”) on the date hereof. The Escrow Agent shall hold the Escrow Shares as a registered in the name of the applicable Seller in the amounts set forth on Schedule 1.

(b) During the term of this Agreement, each Seller shall have the right to exercise any voting rights with respect to any of his, her or its respective Escrow Shares with respect to any matter for which the Escrow Shares are permitted to vote.

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(i) Any dividends paid with respect to the Escrow Shares shall be deemed part of the Escrow, be delivered to the Escrow Agent to be held in a bank account, be deposited in a non-interest-bearing account to be maintained by the Escrow Agent in the name of the Escrow Agent, and continue to relate to the Escrow Shares for which they were paid.

(ii) In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the Class B Common Stock, par value $0.001 per share of Purchaser (“Class B Common Stock”) other than a regular cash dividend, the Escrow Shares shall be appropriately adjusted on a pro rata basis.

3. Disposition and Termination

(a) The Escrow Agent shall administer the Escrow Shares in accordance with written instructions to the Escrow Agent from time to time signed by an authorized representative of Purchaser and the Sellers’ Representative (an “Instruction”) directing the Escrow Agent to pay or release the Escrow Shares, or any portion thereof, as set forth in such Instruction. The Escrow Agent shall make distributions of the Escrow Shares only in accordance with an Instruction or a written final order of a court of competent jurisdiction delivered by Purchaser or the Sellers’ Representative to the Escrow Agent and accompanied by a written statement from such party to the effect that such order if from a court of competent jurisdiction and is final and not subject to further proceedings or appeal (a “Final Decision”).

(b) Upon the delivery of all of the Escrow Shares (and any collected dividends paid in connection therewith) by the Escrow Agent in accordance with the terms of this Agreement (including this Section 3), this Agreement shall terminate, subject to the provisions of Section 7 and Section 12 which shall survive termination.

4. Escrow Agent

(a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between Purchaser, Sellers’ Representative, and any other person or entity, in connection herewith, if any, including without limitation the Purchase Agreement nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Purchase Agreement, any schedule or exhibit attached to this Agreement, or any other agreement between Purchaser, Sellers’ Representative, and any other person or entity, solely with respect to Escrow Agent the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable, except to the extent of Escrow Agent’s fraud, gross negligence, or willful misconduct, for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the Purchaser or Sellers’ Representative without inquiry and without requiring substantiating evidence of any kind except as provided in Section 10 hereof. The Escrow Agent shall not be liable to any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Shares, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10. Except as expressly provided in Section 10, the Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Shares nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

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(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s fraud, gross negligence or willful misconduct resulted in any loss to any of Purchaser or the Sellers. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s fraud, gross negligence or willful misconduct resulted in any loss to either Purchaser or the Sellers. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from Purchaser or Sellers’ Representative which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a Final Decision.

5. Succession

(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice in writing of such resignation to Purchaser and Sellers’ Representative specifying a date when such resignation shall take effect, provided that such resignation shall not take effect until a successor escrow agent has been appointed in accordance with this Section 5. If Purchaser and Sellers’ Representative have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Shares, and if applicable, paid dividends thereon, (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent designated by Purchaser and Sellers’ Representative by Instruction, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7 below.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6. Compensation and Reimbursement

The Escrow Agent shall be entitled to compensation for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule 2, which shall be payable 50% by Purchaser and 50% by Sellers’s Representative, on behalf of the Sellers. The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7. The obligations of Purchaser and Sellers’ Representative set forth in this Section 6 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

7. Indemnity

(a) The Escrow Agent shall be indemnified and held harmless by Purchaser and Sellers’ Representative (on behalf of the Sellers) from and against any expenses, including actual and reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the fraud, gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in the any state or federal court located in New York County, State of New York.

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(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed in good faith by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons, subject to compliance with the provisions of Section 10. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) Except to the extent of the Escrow Agent’s fraud, gross negligence or willful misconduct, the Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(d) This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, each of Purchaser and Sellers’ Representative acknowledges that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm identity including without limitation name, address and organizational documents (“identifying information”). Each Purchaser and Sellers’ Representativeagrees to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) Such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

9. Notices. All communications hereunder shall be in writing and except for communications from Purchaser and Sellers’ Representative setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrow Shares, including but not limited to transfer instructions (all of which shall be specifically governed by Section 10 below), all notices and communications hereunder shall be deemed to have been duly given and made if in writing and if (a) served by personal delivery upon the party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or by Federal Express or similar reputable overnight courier, or (c) sent by facsimile or email, provided that the receipt of such facsimile or email is promptly confirmed, by telephone or confirmatory email, to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

Annex A-120

If to Purchaser:

RumbleOn, Inc.

901 W. Walnut Hill Lane

Irving, Texas 75038

Tel: 469.250.1185

Attention: Marshall Chesrown (marshall@rumbleon.com), Steve Berrard (sberrard@newrivercapital.com), and Peter Levy (peter@rumbleon.com)

with a copy to (which shall not constitute notice):

Akerman LLP

The Main Las Olas

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

Tel: 954.463.2700

Fax: 942.463.2224

Attention: Michael Francis (michael.francis@akerman.com), Christina Russo (christina.russo@akerman.com), and Scott Wasserman (scott.wasserman@akerman.com)

If to Sellers’ Representative:

Mark Tkach

c/o Coulter Cadillac

1188 E. Camelback Road

Phoenix, AZ 85014

Attention: Mark Tkach (mtkach@ridenow.com)

with a copy to (which shall not constitute notice):

Gallagher& Kennedy P.A.

2575 East Camelback Road

Phoenix, Arizona, 85016

Attention: Stephen R. Boatwright

Tel: 602.530.8301

Email: steve.boatwright@gknet.com

If to the Escrow Agent:

Continental Stock Transfer and Trust

One State Street — 30th Floor

New York, New York 10004

Facsimile No: (212) 616-7615

Attention:

Email:

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

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Any party may change the address to which notices or other communications hereunder are to be delivered by giving notice to the other parties in the manner set forth in this Section 9.

10. Security Procedures

(a) Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution, including but not limited to any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrow Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that number or email address. Any notice sent to Escrow Agent by Purchaser, on one hand, or Sellers’ Representative, on the other hand, shall be sent simultaneously to the other party.

(b) In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is required and authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 3 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of Purchaser’s authorized representatives identified in Schedule 3, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by officers of Purchaser (collectively, the “Senior Officers”), as the case may be, which shall include the titles of Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chief Administrative Officer, as the Escrow Agent may select. Such Senior Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

11. Compliance with Court Orders. The Escrow Shares shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Purchaser, the Sellers, or Sellers’ Representative.

12. Miscellaneous. Except for changes to transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and each of Purchaser and Sellers’ Representative. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or Purchaser or Sellers’ Representative except as provided in Section 5, without the prior consent of the Escrow Agent and each of Purchaser and Sellers’ Representative. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns. This Agreement shall be governed by and construed under the laws of the State of New York. Each of Purchaser, Sellers’ Representative, and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity. THE PARTIES FURTHER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT OR JUDICIAL PROCEEDING ARISING OR RELATING TO THIS AGREEMENT. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control (a “Force Majeure Event”), provided, however, that if Escrow Agent suffers a Force Majeure Event which continues for more than thirty days, then Escrow Agent shall provide written notice to Purchaser and Sellers’ Representative of such Force Majeure Event and Purchaser and Sellers’ Representative may appoint a successor escrow agent in accordance with Section 5 of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail, .pdf, or DocuSign), and such facsimile or other electronic transmission (including e-mail, ..pdf, or DocuSign) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such party to the other party shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and Purchaser and Sellers’ Representative any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Shares escrowed hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PURCHASER:

RUMBLEON, INC.

By:
Name:	Marshall Chesrown
Title:	President and Chief Executive Officer

SELLERS’ REPRESENTATIVE

Mark Tkach

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER AND TRUST

By:
Name:
Title:

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Sample

Annex A-124

Exhibit E

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of ______, 2021, is made and entered into by and among (i) RumbleOn, Inc., a Nevada corporation (the “Company”), (ii) each of the Persons listed on Schedule A attached hereto (the “Schedule of Holders”) as of the date hereof, and (iii) each of the other Persons set forth from time to time on the Schedule of Holders who, at any time, own securities of the Company and enter into a joinder to this Agreement agreeing to be bound by the terms hereof (each Person identified in the foregoing (ii) and (iii), a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Company, as the purchaser, has entered into a Plan of Merger and Equity Purchase Agreement, dated March 12, 2021(the “Merger and Equity Purchase Agreement”), by and among RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of the Company, C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter, an individual (“Coulter”), Mark Tkach, an individual (and together with Coulter, the “Principal Owners”), and together with the parties joining therein (together with the Principal Owners, the “Sellers”) and Mark Tkach, as the representative of the Sellers, setting forth the terms of a business combination (“Business Combination”); and

WHEREAS, in connection with the Merger and Equity Purchase Agreement, the Sellers shall receive shares of Common Stock, pursuant to the terms of the Merger and Equity Purchase Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Resale Shelf Registration Rights.

(a) Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the closing of the Business Combination (the “Filing Deadline”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (“Form S-3”) or such other appropriate form permitting Registration of such Registrable Securities for resale by such Holders. The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later than the earlier of (i) sixty (60) days following the Filing Deadline or (ii) ten (10) Business Days after the Commission notifies the Company that it will not review the Resale Shelf Registration Statement, if applicable (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended by no more than ninety (90) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective and shall cause the Resale Shelf Registration Statement to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until such date that theHolders may sell all of the Registrable Securities owned by such Holder pursuant to Rule 144 of the Securities Act without any restrictions as to volume or manner of sale or otherwise (the “Effectiveness Period”). The Resale Shelf Registration Statement shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Holders.

Annex A-125

(b) Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

(c) Amendments and Supplements. Subject to the provisions of Section 1(a) above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Resale Shelf Registration Statement filed pursuant to Section 1(a) is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and shall file a shelf registration on Form S-1 or other appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and use its commercially reasonable efforts to have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and shall cause the Resale Shelf Registration Statement to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities;provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

(d) Notwithstanding the registration obligations set forth in this Section 1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and shall file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering;provided, however, that prior to filing such amendment or New Registration Statement, the Company shall advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company shall file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

Annex A-126

2. Reserved.

3. Piggyback Registrations.

(a) Right to Piggyback. If, at any time on or after the date the Company consummates the Business Combination, Form S-3 is not available to the Company for the Resale Shelf Registration Statement and the Company proposes to register any of its securities under the Securities Act (other than (i) pursuant to the Resale Shelf Registration Statement, (ii) in connection with registrations on Form S-4 or S-8 promulgated by the Commission or any successor forms, (iii) a registration relating solely to employment benefit plans, (iv) in connection with a registration the primary purpose of which is to register debt securities, or (v) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a Piggyback Registration and, subject to the terms of Sections 3(c) and 3(d) hereof, shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 business days after the delivery of the Company’s notice; provided that any such other holder may withdraw its request for inclusion at any time prior to executing the underwriting agreement or, if none, prior to the applicable registration statement becoming effective.

(b) Piggyback Expenses. The Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all Piggyback Registrations, whether or not any such registration became effective.

(c) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.

(d) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities other than holders of Registrable Securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities requested to be included therein by the holders initially requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.

Annex A-127

(e) Other Registrations. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, then the Company shall not be required to file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form) at the request of any holder or holders of such securities until a period of at least 90 days has elapsed from the effective date of such previous registration.

(f) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 whether or not any holder of Registrable Securities has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 7.

4. Agreements of Holders.

(a) If required by the Applicable Approving Party or the managing underwriter, in connection with any underwritten Public Offering on or after the date hereof, each holder of 1% or more of the outstanding Registrable Securities shall enter into lock-up agreements with the managing underwriter(s) of such underwritten Public Offering in such form as agreed to by the Applicable Approving Party;provided that the applicable lock-up period shall not exceed 90 days.

(b) The holders of Registrable Securities shall use commercially reasonable efforts to provide such information as may reasonably be requested by the Company, or the managing underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 3 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

5. Registration Procedures. In connection with the Registration to be effected pursuant to the Resale Shelf Registration Statement, and whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as reasonably possible:

(a) prepare in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder and file with the Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective (provided that at least five (5) Business Days before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to counsel selected by the Applicable Approving Party copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

Annex A-128

(b) notify each holder of Registrable Securities of (A) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(c) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longerperiod required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection withsale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(d) furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(e) during any period in which a prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act;

(f) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the lead underwriter or the Applicable Approving Party reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(f), (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction);

(g) promptly notify in writing each seller of such Registrable Securities (i) after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) after receipt thereof, of anyrequest by the Commission for the amendment or supplementing of such registration statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company promptly shall prepare, file with the Commission and furnish to each such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

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(h) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(j) enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Applicable Approving Party or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares and preparing for and participating in such number of “road shows”, investor presentations and marketing events as the underwriters managing such offering may reasonably request);

(k) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, managers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(l) take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(m) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(n) permit any holder of Registrable Securities who, in its good faith judgment (based on the advice of counsel), could reasonably be expected to be deemed to be an underwriter or a controlling Person of the Company to participate in the preparation of such registration or comparable statement and to require the insertion therein of material furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

(o) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, the Company shall use its commercially reasonable efforts promptly to obtain the withdrawal of such order;

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(p) use its commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(q) cooperate with the holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such holders may request;

(r) cooperate with each holder of Registrable Securities covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(s) if such registration includes an underwritten public offering, use its commercially reasonable efforts to obtain a cold comfort letter from the Company’s independent public accountants and addressed to the underwriters, in customary form and covering such matters of the type customarily covered by cold comfort letters as the underwriters in such registration reasonably request;

(t) provide a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, which opinion shall be addressed to the underwriters;

(u) if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its commercially reasonable efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(v) if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(w) if an Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its commercially reasonable efforts to refile the registration statement on Form S-3 and keep such registration statement effective (including by filing a new Resale Shelf Registration or Shelf Registration, if necessary) during the period throughout which such registration statement is required to be kept effective.

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6. Termination of Rights. Notwithstanding anything contained herein to the contrary, the right of any Holder to include Registrable Securities in any Piggyback Registration shall terminate on such date that such Holder may sell all of the Registrable Securities owned by such Holder pursuant to Rule 144 of the Securities Act without any restrictions as to volume or manner of sale or otherwise.

7. Registration Expenses.

(a) All expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration, qualification and filing fees, listing fees, fees and expenses of compliance with securities or blue sky laws, stock exchange rules and filings, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company as provided in this Agreement and, for the avoidance of doubt, the Company also shall pay all of its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Each Person that sells securities pursuant to a Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions and transfer taxes applicable to the securities sold for such Person’s account.

(b) the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements, not to exceed $15,000 with respect to any such Registration, of one counsel and one local counsel (if necessary) chosen by the Applicable Approving Party for the purpose of rendering a legal opinion on behalf of such holders in connection with any Piggyback Registration.

(c) To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those Registration Expenses allocable to the registration of such holder’s securities so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

8. Indemnification.

(a) The Company agrees to (i) indemnify and hold harmless, to the fullest extent permitted by law, each Holder and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses caused by (A) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and (ii) pay to each Holder and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to the Company or any managing underwriter by such Holder expressly for use therein;provided, however, that the indemnity agreement contained in this Section 9 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such claim, loss, damage, liability or action to the extent that it solely arises out of or is based upon an untrue statement of any material fact contained in the registration statement or omission to state therein a material fact required to be statedtherein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the registration statement, in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration statement. In connection with an underwritten offering, the Company shall indemnify any underwriters or deemed underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

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(b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its officers, directors, employees, agents and representatives and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds actually received by such holder from the sale of Registrable Securities pursuant to such registration statement.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (as well as one local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Sections 8(a) or 8(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions inrespect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 8(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 8(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

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(e) The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

9. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (b) completes and executes all questionnaires, powers of attorney, custody agreements, stock powers, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder, such holder’s title to the securities, such Person’s authority to sell such securities and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto that are materially more burdensome than those provided in Section 8. Each holder of Registrable Securities shall execute and deliver such other agreements as may be reasonably requested by the Company and the lead managing underwriter(s) that are consistent with such holder’s obligations under Section 4, Section 5 and this Section 9 or that are necessary to give further effect thereto. To the extent that any such agreement is entered into pursuant to, and consistent with, Section 4 and this Section 9, the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the holders, the Company and the underwriters created pursuant to this Section 9.

10. Other Agreements; Certain Limitations on Registration Rights. The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and shall take such further action as the Holders may reasonably request, all to the extent required to enablesuch Persons to sell securities pursuant to (a) Rule 144 adopted by the Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Commission or (b) a registration statement on Form S-3 or any similar registration form hereafter adopted by the Commission. Upon request, the Company shall deliver to the Holders a written statement as to whether it has complied with such requirements. The Company shall at all times use its commercially reasonable efforts to cause the securities so registered to continue to be listed on one or more of the New York Stock Exchange, the New York Stock Exchange American and the Nasdaq Stock Market. The Company shall use its best efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities and delivery of any opinions requested by the transfer agent.

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11. Lock-Up Provisions.

(a) Each Lock-Up Holder agrees that it, he or she shall not Transfer any Common Stock until 180 days after the completion of the Business Combination (the “Lock-Up Period”).

(b) Notwithstanding the provisions set forth in Section 11(a), Transfers of shares of Common Stock (collectively, “Restricted Securities”) that are held by the Lock-Up Holders or any of their Permitted Transferees (that have complied with this Section 11), are permitted (i) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of such Lock-Up Holder or any member of such Lock-Up Holder; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; or (v) by virtue of the laws of the State of Nevada or a Lock-Up Holder’s organizational documents upon dissolution of such Lock-Up Holder (each such transferee, a “Permitted Transferee”); provided, however, that, in each case, any such Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein in this Section 11(c) and the other restrictions contained in this Agreement.

(c) If any Transfer not permitted under this Section 11 is made or attempted contrary to the provisions of this Agreement, such purported prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee as one of its equity holders for any purpose. In order to enforce this Section 11(d), the Company may impose stop-transfer instructions with respect to the Restricted Securities of a Holder (and Permitted Transferees and assigns thereof) until the end of the applicable Lock-Up Period.

(d) During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities held by a Lock-Up Holder shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, DATED AS OF _____, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of doubt, each Lock-Up Holder shall retain all of its rights as a stockholder of the Company with respect to the Restricted Securities it holds during the Lock-Up Period, including the right to vote any such Restricted Securities that are entitled to vote. The Company agrees to (i) instruct its transfer agent to remove the legends in Section 11(e) upon the expiration of the applicable Lock-Up Period and (ii) cause its legal counsel, at the Company’s expense, to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under Section 11(f)(i).

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12. Reserved.

13. Definitions.

(a) “Applicable Approving Party” means the holders of a majority of the Registrable Securities participating in the applicable offering.

(b) “Business Day” means any day that is not a Saturday or Sunday or a legal holiday in the state in which the Company’s chief executive office is located or in Miami, FL.

(c) “Commission” means the U.S. Securities and Exchange Commission.

(d) “Common Stock” means the Common Stock of the Company, par value $0.001 per share.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(f) “Fair Market Value” means (i) in the case of any publicly traded security, the average of the closing sale prices thereof on the principal market on which it is traded for the last five (5) full trading days prior to the determination, and (ii) in the case of any other asset or property, the price, determined by the Board of Directors of the Company, at which a willing seller would sell and a willing buyer would buy such asset or property, as of the applicable valuation determination date (without taking into account events subsequent to that date) in an arm’s-length transaction.

(g) “FINRA” means the Financial Industry Regulatory Authority.

(h)  “Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 of the Securities Act.

(i) “Lock-Up Holders” means those Holders set forth on Schedule B hereto.

(j) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(k) “ “Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

(l) “Public Offering” means any sale or distribution by the Company and/or holders of Registrable Securities to the public of Common Stock pursuant to an offering registered under the Securities Act.

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(m) “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

(n) “Registrable Securities” means (i) any outstanding share of Common Stock (including the shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder as of the date of this Agreement or (ii) any Common Stock issued or issuable with respect to the securities referred to in the preceding clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities on such date that such Holder may sell all of the Registrable Securities owned by such Holder pursuant to Rule 144 of the Securities Act without any restrictions as to volume or manner of sale or otherwise.

(o) “Registration Statement” means any registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock or Registrable Securities, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors).

(p) “Rule 144”, “Rule 405”, and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

(q) “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(r) “Shelf Participant” means any holder of Registrable Securities listed as a potential selling stockholder in connection with the Resale Shelf Registration Statement or the Shelf Registration or any such holder that could be added to such Resale Shelf Registration Statement or Shelf Registration without the need for a post-effective amendment thereto or added by means of an automatic post-effective amendment thereto.

(s) “Transfer” means shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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(t) “WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

14. Miscellaneous.

(a) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates or in any way impairs the rights granted to the Holders in this Agreement.

(b) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions among the parties hereto, written or oral, with respect to the subject matter hereof, including without limitation the Original Agreements.

(c) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(d) Other Registration Rights. Other than as set forth in the Company’s filings with the Commission, the Company represents and warrants that no person, other than a holder of Registrable Securities pursuant to this Agreement, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

(e) Reserved.

(f) Amendments and Waivers. Compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified, with the written consent of the Company and (i) in the case of the provisions, covenants and conditions set forth in Section 11, the consent of Holders holding at least a majority in interest of the outstanding shares of Common Stock then held by the Lock-Up Holders or (ii) in the case of any other provision, covenant or condition, the Holders of at least a majority in interest of the Registrable Securities at the time in question;provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any amendment or waiver effected in accordance with this Section 14(f) shall be binding upon each Holder and the Company. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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(g) Successors and Assigns; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) a Permitted Transferee of such Holder or (b) any Person with the prior written consent of the Company. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in this Section 13(g) and (ii) the written agreement of the assignee, in a form reasonably acceptable to the Company, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 13(g) shall be null and void.

(h) All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

(i) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under any applicable law, such provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, without invalidating the remainder of this Agreement.

(j) Counterparts. This Agreement may be executed simultaneously in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(k) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” herein shall mean “including without limitation.”

(l) Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Nevada State Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Nevada. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

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(m) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to each Holder at the address indicated on the Schedule of Holders attached hereto and to the Company at the address indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13(m)):

if to the Company:

RumbleOn, Inc.

901 W. Walnut Hill Lane

Irving, Texas 75038

Tel: 469.250.1185

Attention: Marshall Chesrown (marshall@rumbleon.com), Steve Berrard (sberrard@newrivercapital.com), and Peter Levy (peter@rumbleon.com)

with a copy to (which shall not constitute notice):

Akerman LLP

The Main Las Olas

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

Tel: 954.463.2700

Fax: 942.463.2224

Attention: Michael Francis (michael.francis@akerman.com) and Christina Russo (christina.russo@akerman.com)

(n) Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

(o) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

signature pages follow

Annex A-140

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RUMBLEON, INC.

By:
Name:	Marshall Chesrown
Title:	Chief Executive Officer

Annex A-141

Complete the following as appropriate:

INDIVIDUAL HOLDER	ENTITY HOLDER
If you are an individual, print your name and sign below	If you are signing on behalf of an entity, please print the name of the entity, sign below, and indicate your name and title

Name of Individual (Please print)	Name of Entity (Please print)

By:
Signature	Name:
Title:

Holder Address for Notices:

______________________________

______________________________

______________________________

Facsimile: _____________________

Attention: _____________________

Annex A-142

Schedule A

Schedule of Holders

Annex A-143

Schedule B

Lock-Up Holders

Annex A-144

Exhibit F

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”), dated as of _______, 2021, is entered into by the undersigned (“Seller”).

WHEREAS, Seller owns an Equity Interest in the Persons listed on Schedule 1 hereto (which Schedule 1 also lists the number of Equity Interests owned by Seller in each Person listed thereon); and

WHEREAS, Seller desires to join as a “Seller” under that certain Plan of Merger and Equity Purchase Agreement, dated as of March 12, 2021 (the “Purchase Agreement”), by and among RumbleOn, Inc., a Nevada corporation (the “Purchaser”), RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter, Mark Tkach, and each other Person who owns an Equity Interest in any Transferred Entity and executes a Seller Joinder, and Mark Tkach, as the representative of the Sellers (the “Sellers’ Representative”).

1. Recitals and Defined Terms. The recitals to this Joinder Agreement are hereby incorporated by this reference as if fully set forth herein. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Purchase Agreement.

2. Joinder. By execution of this Joinder Agreement, Seller hereby joins the Purchase Agreement as a “Seller” for all purposes of the Purchase Agreement and agrees to be bound as a “Seller” by all the terms and provisions of the Purchase Agreement with the same force and effect as if Seller had been a signatory to the Purchase Agreement on the execution date thereof.

3. Spousal Consent. If Seller is a natural person and is currently married as of the date of this Joinder Agreement, Seller represents and warrants that he or she is a resident of a state that is not a “community property” state, or if he or she is a resident of a state that is a “community property” state then his/her spouse has executed and delivered, or shall, concurrently with Seller’s execution hereof, execute and deliver to Purchaser and Sellers’ Representative, his or her spouse’s acknowledgement of and consent to the existence and binding effect of all provisions contained in this Joinder Agreement and the Purchase Agreement, which consent is attached in the form of Exhibit A hereto.

4. Miscellaneous. Each party to the Purchase Agreement is an intended third party beneficiary of this Joinder Agreement. This Joinder Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof. Delivery of an executed signature page of this Joinder Agreement by facsimile transmission, pdf, DocuSign or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof. The illegality or unenforceability of any provision of this Joinder Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Joinder Agreement or any instrument or agreement required hereunder.

[Remainder of page intentionally left blank.]

Annex A-145

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[Entity Seller]

By:
Name:
Title:
Address for Notices from Sellers’ Representative:
____________________________
____________________________

//

By:
Name: [Individual Seller]
Address for Notices from Sellers’ Representative:
____________________________
____________________________

Annex A-146

Schedule 1

Person	Equity Interest

Annex A-147

Exhibit A

Spousal Consent

[See attached]

Annex A-148

CONSENT OF SPOUSE

I, ____________________, certify that I am the spouse of ______________, and acknowledge that I have read the Joinder Agreement, dated as of _____, 2021, to which this Consent is attached as Exhibit A (the “Joinder Agreement”) and the Plan of Merger and Equity Purchase Agreement, dated as of March 12, 2021 (the “Purchase Agreement”), by and among RumbleOn, Inc., a Nevada corporation (the “Purchaser”), RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter, Mark Tkach, and each other Person who owns an Equity Interest in any Transferred Entity and executes a Seller Joinder, and Mark Tkach, as the representative of the Sellers, and that I know the contents of the Joinder Agreement and the Purchase Agreement. I am aware that the Purchase Agreement contains provisions regarding the sale of equity interests in those entities set forth in Schedule 1 to the Joinder Agreement (“Equity Interests”) that my spouse owns, including any interest I might have therein.

I hereby agree that my interest, if any, in any Equity Interests shall be irrevocably bound by the Joinder Agreement and the Purchase Agreement and further understand and agree that any community property interest, if any, I may have in such Equity Interests is similarly bound by the Joinder Agreement and the Purchase Agreement. To the extent that the Equity Interests are already the sole and separate property of my spouse, I agree and intend that this Consent shall serve as further evidence and acknowledgement of the status of such Equity Interests.

I hereby agree not to take any action at any time that might interfere with the operation of the Joinder Agreement, Purchase Agreement, the Equity Interests, or with the interests or rights now or later acquired by me or my spouse related to the Joinder Agreement and Purchase Agreement.

I am aware that the legal, financial and related matters contained in the Joinder Agreement and Purchase Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Joinder Agreement and Purchase Agreement carefully that I will waive such right.

Dated:
Name:

Annex A-149

Exhibit G

CONSENT OF SPOUSE

I, ____________________, certify that I am the spouse of ____________________, and acknowledge that I have read the Plan of Merger and Equity Purchase Agreement (the “Purchase Agreement”), by and among RumbleOn, Inc., a Nevada corporation (the “Purchaser”), RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter, Mark Tkach, and each other Person who owns an Equity Interest in any Transferred Entity and executes a Seller Joinder, and Mark Tkach, as the representative of the Sellers, and that I know the contents of the Purchase Agreement. I am aware that the Purchase Agreement contains provisions regarding the sale of equity interests in those entities set forth in Schedule 1.1(a) and Schedule 1.1(b) to the Purchase Agreement (“Equity Interests”) that my spouse owns, including any interest I might have therein.

I hereby agree that my interest, if any, in any Equity Interests shall be irrevocably bound by the the Purchase Agreement and further understand and agree that any community property interest, if any, I may have in such Equity Interests is similarly bound by the Purchase Agreement. To the extent that the Equity Interests are already the sole and separate property of my spouse, I agree and intend that this Consent shall serve as further evidence and acknowledgement of the status of such Equity Interests.

I hereby agree not to take any action at any time that might interfere with the operation of the Purchase Agreement, the Equity Interests, or with the interests or rights now or later acquired by me or my spouse related to the Purchase Agreement.

I am aware that the legal, financial and related matters contained in the Purchase Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Purchase Agreement carefully that I will waive such right.

Dated:
Name:

Annex A-150

ANNEX B — OAKTREE WARRANT

THIS WARRANT AND ANY SHARES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

RUMBLEON, INC.

WARRANT TO PURCHASE CLASS B COMMON STOCK

Date of Issuance : March 12, 2021 (“Issuance Date”)

RumbleOn, Inc., a Nevada corporation (the “Company”), certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Oaktree Capital Management, L.P., the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at the Exercise Price (as defined in Section 1(c) below) then in effect, upon surrender of this Warrant to Purchase Class B Common Stock (including any Warrants to purchase Class B Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the Exercisability Date (as defined below), but not after 11:59 p.m., New York Time, on the Expiration Date (as defined below), the Warrant Shares (as defined below). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 18.

1. EXERCISE OF WARRANT.

(a)  Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the Exercisability Date, in whole or in part, by (i) delivery of a written notice (including via email), in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant to the Company, and (ii) if the Holder is not electing a Cashless Exercise (as defined below) pursuant to Section 1(d) of this Warrant, payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds (a “Cash Exercise”). The Holder shall not be required to surrender this Warrant in order to effect an exercise hereunder, provided, that in the event of an exercise of this Warrant for all Warrant Shares then issuable hereunder, the Holder shall surrender this Warrant to the Company by the third (3rd) Trading Day following the Share Delivery Date (as defined below). On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by email an acknowledgement of confirmation of receipt of the Exercise Notice to the Holder. No ink original or medallion guarantee shall be required on any Exercise Notice. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by (x)(i) crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (or any equivalent or replacement system) if the Company is then a participant in such system and if the Warrant Shares may be so delivered, and (ii) either (with respect to the Common Stock) (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrant), or (y) otherwise by physical delivery of a certificate or copy of book-entry form representing such shares, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Exercise Notice, by the date that is the earlier of (i) two (2) Trading Days after the delivery to the Company of the Exercise Notice, and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Exercise Notice (such date, the “Share Delivery Date”), provided, that, except in the case of a cashless exercise of the Warrant, the Company shall have received the Aggregate Exercise Price payable by the Holder for the Warrant Shares purchased hereunder on or prior to the applicable Share Delivery Date. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than two (2) Trading Days after any exercise and at the Company’s own expense, issue a new Warrant (in accordance with Section 8(e)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company agrees that the Transfer Agent shall at all times be a participant in the FAST program (or any equivalent or replacement program) so long as this Warrant remains outstanding and exercisable. Upon delivery of the Exercise Notice, so long as the Aggregate Exercise Price, in the case of a Cash Exercise, is delivered to the Company on or before the first (1st) Trading Day following delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are issued and deposited into the Holder’s account with the Transfer Agent. If the Aggregate Exercise Price, in the case of a Cash Exercise, is delivered to the Company any time after the first (1st) Trading Day following delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised on the date of delivery of the Aggregate Exercise Price.

Annex B-1

(b) Failure to Deliver and Buy-In Remedy. If the Company fails for any reason (other than failure to receive any applicable Aggregate Exercise Price) to deliver to the Holder the Warrant Shares subject to an Exercise Notice by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the Weighted Average Price of the Class B Common Stock on the date of the applicable Exercise Notice), $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise as provided in the next sentence, provided, however, that Holder shall not be entitled to any liquidated damages pursuant to this sentence if Holder is entitled to a cash payment in connection with a Buy-In. Any payments made pursuant to this Section 1(b) shall not constitute the Holder’s exclusive remedy for such events; provided further, however, that any payments made by the Company pursuant to this Section 1(b) shall reduce the amount of any damages that the Holder may be entitled to as a remedy for such events. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 1(a) by the Share Delivery Date, then the Holder will have the right to rescind such exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to issue and deposit into the Holder’s account with the Transfer Agent such number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise pursuant to an exercise on or before the Share Delivery Date, and if after such Share Delivery Date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Class B Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (i) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Class B Common Stock, so purchased in such Buy-In exceeds (y) the amount obtained by multiplying (1) the number of shares of Class B Common Stock purchased in such Buy-In by (2) the price at which the sell order giving rise to such Buy-In was executed, and (ii) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to Holder the number of shares of Class B Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder (in which case, if Holder has not previously delivered to the Company the Aggregate Exercise Price for such shares of Class B Common Stock, Holder shall be required to deliver such Aggregate Exercise Price to the Company prior the delivery of such shares of Class B Common Stock).

(c) Exercise Price. For purposes of this Warrant, “Exercise Price” initially means the Warrant Price, subject to adjustment as provided herein. For the avoidance of doubt, all references to the “Exercise Price” herein refers to the then current Exercise Price.

(d)  Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Class B Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A= the total number of Warrant Shares with respect to which this Warrant is then being exercised.

B= the Weighted Average Price of the shares of Class B Common Stock (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

Annex B-2

The Company hereby covenants and agrees that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder pursuant to Rule 3(a)(9) of the Securities Act.

(e) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

2.  ADJUSTMENT OF EXERCISE PRICE. The Exercise Price for the Warrant Shares shall be subject to adjustment (without duplication) upon the occurrence of any of the following events at any time after the Exercisability Date:

(a) Stock Dividends, Combinations and Splits. The issuance of Common Stock as a dividend or distribution to all holders of Class B Common Stock, or a subdivision, combination, split, reverse split or reclassification of the outstanding shares of Class B Common Stock into a greater or smaller number of shares, in which event the Exercise Price shall be adjusted based on the following formula:

where:

E1 =	the Exercise Price in effect immediately after (i) 9:00 a.m., New York City time (the “Open of Business”) on the first date on which the Class B Common Stock can be traded without the right to receive an issuance or distribution (the “Ex-Date”) in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification;

E0 =	the Exercise Price in effect immediately prior to (i) the Open of Business on the Ex-Date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification;

N0 =	the number of shares of Class B Common Stock outstanding immediately prior to (i) the Open of Business on the Record Date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification; and

N1 =	the number of shares of Class B Common Stock equal to (i) in the case of a dividend or distribution, the sum of the number of shares outstanding immediately prior to the Open of Business on the Record Date for such dividend or distribution plus the total number of shares issued pursuant to such dividend or distribution or (ii) in the case of a subdivision, combination, split, reverse split or reclassification, the number of shares outstanding immediately after such subdivision, combination, split, reverse split or reclassification.

Annex B-3

Such adjustment shall become effective immediately after (i) the Open of Business on the Ex-Date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification. If any dividend or distribution or subdivision, combination, split, reverse split or reclassification of the type described in this Section 2 is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to the Exercise Price that would then be in effect if such dividend or distribution or subdivision, combination, split, reverse split or reclassification had not been declared or announced, as the case may be. If any event occurs of the type contemplated by the provisions of this Section 2(a) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features to the holders of the Company’s equity securities), then the Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided, that no such adjustment pursuant to this paragraph will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

(b) Below Exercise Price Issuances. Other than any dividend or distribution covered in Section 2(c), below, if there is an issuance of Convertible Securities (other than the issuance of Class B Common Stock upon the exercise of any Convertible Securities outstanding, and at the Effective Price in effect (as may be adjusted as provided for in the instrument governing such Convertible Security), as of the date of the Merger Agreement) with an Effective Price lower than the Exercise Price, the Exercise Price will be adjusted to be the Effective Price of such Convertible Securities being issued. Such adjustment shall become effective immediately after the Open of Business on the second Business Day preceding (i) the Ex-Date in the case of a dividend or distribution or (ii) the date of the issuance in the case of an issuance other than a dividend or distribution. In the event that an issuance of such Convertible Securities is announced but such Convertible Securities are not so issued, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if such issuance had not occurred.

(c) Other Dividends and Distributions. The issuance as a dividend or distribution to any holders of Class B Common Stock of evidences of indebtedness, shares of capital stock or other securities (other than Common Stock that is the subject of Section 2(a) above, or Purchase Rights that are the subject of Section 4(b) below), cash or other property, in which event the Exercise Price will be adjusted based on the following formula:

where:

E1 =	the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution;

E0 =	the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution;

Annex B-4

P =	the Weighted Average Price of a share of Class B Common Stock immediately prior to the Open of Business on the second Business Day preceding the Ex-Date for such dividend or distribution; and

FMV =	the Fair Market Value of the portion of such dividend or distribution applicable to one share of Class B Common Stock as of the Open of Business on the Ex-Date for such dividend or distribution.

Such decrease shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution. In the event that such dividend or distribution is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such distribution had not been declared or announced.

(d) Tender or Exchange Offer. The payment in respect of any tender offer or exchange offer by the Company for outstanding Class B Common Stock on a pro rata basis, where the cash and Weighted Average Price of any other consideration included in the payment per share of the Class B Common Stock exceeds the Weighted Average Price of a share of Class B Common Stock as of the Open of Business on the second Business Day preceding the expiration date of the tender or exchange offer (the “Offer Expiration Date”), in which event the Exercise Price will be adjusted based on the following formula:

where:

E1 =	the Exercise Price in effect immediately after the Close of Business on the Offer Expiration Date;

E0 =	the Exercise Price in effect immediately prior to the Close of Business on the Offer Expiration Date;

N0 =	the number of shares of Class B Common Stock outstanding immediately prior to the expiration of the tender or exchange offer (prior to giving effect to the purchase or exchange of shares);

N1 =	the number of shares of Class B Common Stock outstanding immediately after the expiration of the tender or exchange offer (after giving effect to the purchase or exchange of shares);

A =	the aggregate cash and Weighted Average Price of any other consideration payable for shares of Class B Common Stock purchased in such tender offer or exchange offer; and

P =	the Weighted Average Price of a share of Class B Common Stock as of the Open of Business on the second Business Day preceding the Offer Expiration Date.

Annex B-5

An adjustment, if any, to the Exercise Price pursuant to this Section 2(d) shall become effective immediately after the Close of Business on the Offer Expiration Date. In the event that the Company or a Subsidiary of the Company is obligated to purchase shares of Class B Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Section 2(d) to any tender offer or exchange offer would result in an increase in the Exercise Price, no adjustment shall be made for such tender offer or exchange offer under this Section 2(d).

(e) Multiple Adjustments. If any single action would require adjustment of the Exercise Price pursuant to more than one subsection of this Section 2, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest, relative to the rights and interests of the registered holders of the Warrants then outstanding, absolute value. For the purpose of calculations pursuant to this Section 2, the number of shares of Class B Common Stock outstanding shall be based solely on the number of shares of Class B Common Stock outstanding on the applicable date of determination, without giving effect to the conversion of any Convertible Securities outstanding as of such date.

(f) Adjustment Timing. Solely with respect to an exercise of this Warrant for Class B Common Stock, notwithstanding anything to the contrary set forth in this Section 2 or any other provision of this Warrant, if an Exercise Price adjustment becomes effective on any Ex-Date, and a Holder that has exercised this Warrant on or after such Ex-Date and on or prior to the related Record Date would be treated as the record holder of the Class B Common Stock on or prior to such Record Date, then, the Exercise Price adjustment relating to such Ex-Date will not be made for such exercising Holder. Instead, such Holder will be treated as if it were the record owner of shares of Class B Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

3. ADJUSTMENTS TO NUMBER OF WARRANTS. Concurrently with any adjustment to the Exercise Price under Section 2 (other than Section 2(b)), the number of Warrant Shares hereunder will be adjusted such that the number of Warrant Shares in effect immediately following the effectiveness of such adjustment will be equal to the number of Warrant Shares in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Exercise Price in effect immediately prior to such adjustment, and (ii) the denominator of which is the Exercise Price in effect immediately following such adjustment.

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. If at any time after the Exercisability Date and prior to the Expiration Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of shares of Class B Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Class B Common Stock acquirable upon complete exercise of this Warrant, assuming a Cash Exercise for Class B Common Stock (in both cases, and without regard to any limitations on the exercise of this Warrant) on the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Class B Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Annex B-6

(b) Fundamental Transactions. Upon the occurrence of any Fundamental Transaction in which the Company is neither the Successor Entity nor the Parent Entity of the Successor Entity, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of any Fundamental Transaction pursuant to which holders of shares of Class B Common Stock are entitled to receive shares of stock, securities, cash, assets or any other property with respect to or in exchange for shares of Class B Common Stock, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of such Fundamental Transaction, in lieu of, or in addition to, the shares of the Class B Common Stock (or other share of stock, securities, cash, assets or other property purchasable upon the exercise of the Warrant prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), if any, that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Class B Common Stock are entitled to receive shares of stock, securities, cash, assets or any other property with respect to or in exchange for shares of Class B Common Stock, the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon exercise of this Warrant within thirty (30) days after the consummation of the Fundamental Transaction but, in any event, prior to the Expiration Date, in lieu of, or in addition to, the Warrant Shares (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrant been exercised immediately prior to such Fundamental Transaction.

5. RESERVATION OF WARRANT SHARES. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved shares of Class B Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, at least a number of shares of Class B Common Stock equal to 100% of the number of shares of Class B Common Stock which are then issuable and deliverable upon the Cash Exercise of this entire Warrant for shares of Class B Common Stock, assuming a Cash Exercise of the Warrant (the “Required Reserve Amount”), free from preemptive or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions in Section 2). The Company covenants that all shares of Class B Common Stock so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such actions as may be reasonably necessary, including but not limited to seeking stockholder approval, to assure that such shares of Class B Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any Eligible Market upon which the Class B Common Stock may be listed.

Annex B-7

6. INSUFFICIENT AUTHORIZED SHARES. If at any time while this Warrant remains outstanding the Company does not have reserved for issuance upon exercise of this Warrant at least the then Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Class B Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one hundred and twenty (120) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Class B Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Class B Common Stock and to cause the Board of Directors to recommend to the stockholders that they approve such proposal.

7. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a Holder, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as a Holder, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

8. REGISTRATION AND REISSUANCE OF WARRANTS.

(a) Registration of Warrant. The Company shall register this Warrant, upon the records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Company shall also register any transfer, exchange, reissuance or cancellation of any portion of this Warrant in the Warrant Register. This Warrant shall automatically be cancelled at 11:59:01 p.m., New York time, on the Expiration Date and upon such cancellation, the Company shall register the cancellation of this Warrant in the Warrant Register.

(b)  Transfer of Warrant. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by applicable securities laws. Subject to applicable securities laws, if this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, together with all applicable transfer taxes and all additional documentation (including, without limitation, an opinion of counsel reasonably satisfactory to the Company) reasonably requested by the Company to confirm that any such transfer of this Warrant complies with applicable securities laws, whereupon the Company will promptly issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 8(e)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 8(e)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. The acceptance and execution of the new Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the new Warrant that the Holder has in respect of this Warrant.

Annex B-8

(c) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, if requested by the Company, of any indemnification undertaking by the Holder to the Company in customary form by the Holder to the Company (but without the requirement to post a bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 8(e)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(d) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, together with all applicable transfer taxes, for a new Warrant or Warrants (in accordance with Section 8(e)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that the Company shall not be required to issue new Warrants for fractional Warrant Shares hereunder.

(e)  Issuance of New Warrants.

(i) No later than three (3) days following the Merger Closing, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 8(e)(iv)) representing the right to purchase the Warrant Shares then underlying this Warrant as a result of the Merger Closing and reflecting the actual Exercise Price applicable to such Warrant Shares determined in accordance with the terms of this Warrant. The Holder shall surrender this Warrant to the Company by the third (3rd) day following the delivery by the Company of a new Warrant in accordance with the terms of this Section 8(e)(i); provided that in the event of a dispute described in Section 8(e)(iii), the Holder shall surrender this Warrant to the Company by the third (3rd) day following the delivery by the Company of a new Warrant that reflects the resolution of such dispute in accordance with the terms of Section 8(e)(iii).

(ii) No later than three (3) days following the date that the Exercise Price as defined in the “Form Commitment Termination Warrant” attached hereto as Exhibit B hereto (the “Commitment Termination Warrant”) is determined pursuant to the terms of the Commitment Termination Warrant, the Company shall execute and deliver to the Holder a new Warrant substantially in the form of the Commitment Termination Warrant representing the right to purchase the Warrant Shares (as defined in the Commitment Termination Warrant) as a result of the Commitment Termination and reflecting the Exercise Price (as defined in the Commitment Termination Warrant) applicable to such Warrant Shares determined in accordance with the terms of the Commitment Termination Warrant. The Holder shall surrender this Warrant to the Company by the third (3rd) day following the delivery by the Company of a new executed Commitment Termination Warrant in accordance with the terms of this Section 8(e)(ii); provided that in the event of a dispute described in Section 8(e)(iii), the Holder shall surrender this Warrant to the Company by the third (3rd) day following the delivery by the Company of a new Warrant that reflects the resolution of such dispute in accordance with the terms of Section 8(e)(iii).

Annex B-9

(iii) In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares in connection with the issuance of a new Warrant, pursuant to Section 8(e)(i), or a Commitment Termination Warrant, pursuant to Section 8(e)(ii), the Company shall submit the disputed determinations or arithmetic calculations via email within two (2) days of receipt of a notice from the Holder giving rise to such dispute (a) the disputed determination of the applicable Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the applicable Warrant Shares to the Company’s independent, outside accountant. Any such submitted dispute shall be determined in accordance with the terms of Section 16.

(iv) Whenever the Company or its Transfer Agent, as directed by the Company, is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall (i) be of like tenor with this Warrant, (ii) represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 8(b) or Section 8(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Class B Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date and (iv) have the same terms and conditions as this Warrant.

9. REGISTRATION RIGHTS.

(a) Filing of Registration Statement. As soon as reasonably practicable, but in no event later than twenty (20) days following the Merger Closing (such date of filing is referred to as the “Filing Date”), the Company shall file a registration statement covering the resale of the Warrant Shares on a registration statement (the “Registration Statement”) with the SEC and effect the registration, qualifications or compliances (including, without limitation, the execution of any required undertaking to file post-effective amendments, appropriate qualifications or exemptions under applicable blue sky or other state securities laws and appropriate compliance with applicable securities laws, requirements or regulations) as promptly as possible after the filing thereof, but in any event prior to the date that is sixty (60) days after the Filing Date.

(b) Expenses. All registration expenses incurred in connection with any registration, qualification, exemption or compliance pursuant to this Section 9 shall be borne by the Company.

(c) Registration Defaults. The Company further agrees that, in the event that the Registration Statement (i) has not been filed with the SEC by the date such filing is required pursuant to Section 9(a), (ii) has not been declared effective by the SEC by the date such filing is required pursuant to Section 9(a) (or, in the event the Company receives comments on such Registration Statement, the date that is ninety (90) days after the Filing Date), or (iii) after the Registration Statement is declared effective by the SEC, is suspended by the Company or ceases to remain continuously effective as to all Warrant Shares for which it is required to be effective, other than, in each case, within the time period(s) permitted by Section 9(f)(ii) (each such event referred to in clauses (i), (ii) and (iii), (a “Registration Default”)), for any thirty-day period (a “Penalty Period”) during which the Registration Default remains uncured (which initial thirty-day period shall commence on the fifth Business Day after the date of such Registration Default if such Registration Default has not been cured by such date), the Exercise Price then in effect shall be reduced by an amount equal to one percent (1%) of such Exercise Price for each Penalty Period during which the Registration Default remains uncured; provided, however, that if the Holder fails to provide the Company with any information that is required to be provided in the Registration Statement with respect to the Holder as set forth herein, then the commencement of the Penalty Period described above shall be extended until five Business Days following the date of receipt by the Company of such required information; provided further, that the amount payable to the Holder hereunder for any partial Penalty Period shall be prorated for the number of actual days during such Penalty Period during which a Registration Default remains uncured. The Company shall deliver said cash payment to the Holder by the fifth Business Day after the end of such Penalty Period. If the Company fails to pay said cash payment to the Holder in full by the fifth Business Day after the end of such Penalty Period, the Company will pay interest thereon at a rate of ten percent (10%) per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

Annex B-10

(d) Registration Period Covenants. In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Warrant, the Company shall, upon reasonable request, inform the Holder as to the status of such registration, qualification, exemption and compliance. At its expense, during the Registration Period, the Company shall:

(i) except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement under Section 9(f)(ii), use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws that the Company determines to obtain, continuously effective with respect to the Holder, and to keep such Registration Statement free of any material misstatements or omissions, until the later of the following: (i) the second anniversary of the applicable Exercisability Date and (ii) the date all Warrant Shares may be sold under Rule 144 during any 90 day period without volume or manner of sale limitations. The period of time during which the Company is required hereunder to keep the Registration Statement effective is referred to herein as the “Registration Period;”

(ii) advise the Holders:

(A) within two Business Days when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;

(B) within five Business Days of any request by the SEC for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information;

(C) within five Business Days of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

(D) within five Business Days of the receipt by the Company of any notification with respect to the suspension of the qualification of the Warrant Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(E) within five Business Days of the occurrence of any event that requires the making of any changes in the Registration Statement or the prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading; provided that, the Company shall not be required to provide, and shall not provide, the Holder or its representatives with material, non-public information unless the Holder agrees to receive such information and enters into a written confidentiality agreement with the Company in a form reasonably acceptable to the Company;

(F) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

Annex B-11

(G) promptly deliver to the Holder, without charge, as many copies of the prospectus included in such Registration Statement and any amendment or supplement thereto as the Holder may reasonably request in writing; and the Company consents to the use, consistent with the provisions hereof, of the prospectus or any amendment or supplement thereto by the Holder of Warrant Shares in connection with the offering and sale of the Warrant Shares covered by the prospectus or any amendment or supplement thereto;

(H) if the Holder so requests in writing, deliver to the Holder, without charge, (i) one copy of the following documents, other than those documents available via EDGAR: (A) its annual report to its stockholders, if any (which annual report shall contain financial statements audited in accordance with generally accepted accounting principles in the United States of America by a firm of certified public accountants of recognized standing), (B) if not included in substance in its annual report to stockholders, its annual report on Form 10-K (or similar form), (C) its definitive proxy statement with respect to its annual meeting of stockholders, (D) each of its quarterly reports to its stockholders, and, if not included in substance in its quarterly reports to stockholders, its quarterly report on Form 10-Q (or similar form), and (E) a copy of the full Registration Statement (the foregoing, in each case, excluding exhibits); and (ii) if explicitly requested, all exhibits excluded by the parenthetical to the immediately preceding clause (E);

(I) prior to any public offering of Warrant Shares pursuant to any Registration Statement, promptly take such actions as may be necessary to register or qualify or obtain an exemption for offer and sale under the securities or blue sky laws of such United States jurisdictions as any such Holders reasonably request in writing, provided that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, and do any and all other acts or things reasonably necessary or advisable to enable the offer and sale in such jurisdictions of the Warrant Shares covered by such Registration Statement;

(J) upon the occurrence of any event contemplated by Section 9(d)(ii)(E) above, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Warrant Shares included therein, the prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(K) otherwise use its commercially reasonable efforts to comply in all material respects with all applicable rules and regulations of the SEC that could affect the sale of the Warrant Shares;

(L) use its commercially reasonable efforts to cause all Warrant Shares to be listed on each securities exchange or market, if any, on which equity securities issued by the Company have been listed;

Annex B-12

(M) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Warrant Shares contemplated hereby and to enable the Holders to sell Warrant Shares under Rule 144;

(N) provide to the Holder and its representatives, if requested, the opportunity to conduct a reasonable inquiry of the Company’s financial and other records during normal business hours and make available on reasonable prior notice and during normal business hours its officers, directors and employees for questions regarding information that the Holder may reasonably request in order to fulfill any due diligence obligation on its part; and

(O) at the Holder’s expense, permit a single counsel for the Holder to review the Registration Statement and all amendments and supplements thereto, at least two Business Days prior to the filing thereof with the SEC;

(iii) upon request from the Holder, take all customary actions, and to cause the Transfer Agent to take all reasonable actions, necessary to remove any legend on the Warrant Shares at the earliest possible time permitted by applicable law; and

(iv) provide a legal opinion of the Company’s outside counsel, dated the effective date of such Registration Statement, with respect to the Registration Statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

(e) Indemnity.

(i) To the extent permitted by law, the Company shall indemnify the Holder and each person controlling the Holder within the meaning of Section 15 of the Act, with respect to which any registration that has been effected pursuant to this Section 9, against all claims, losses, damages and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 9(e)(iii) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, prospectus, any amendment or supplement thereof, or other document incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, or any violation by the Company of any rule or regulation promulgated by the Act applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse the Holder and each person controlling the Holder, for reasonable legal and other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided that the Company will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder for use in preparation of such Registration Statement, prospectus, amendment or supplement; provided further that the Company will not be liable in any such case where the claim, loss, damage or liability arises out of or is related to the failure of the Holder to comply with the covenants and agreements contained in this Warrant respecting sales of Warrant Shares, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission or alleged omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the Registration Statement becomes effective or in the amended prospectus filed with the SEC pursuant to Rule 424(b) or in the prospectus subject to completion under Rule 434 of the Act, which together meet the requirements of Section 10(a) of the Act (the “Final Prospectus”), such indemnity shall not inure to the benefit of the Holder or any such controlling person, if a copy of the Final Prospectus furnished by the Company to the Holder for delivery was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Act and the Final Prospectus would have cured the defect giving rise to such loss, liability, claim or damage.

Annex B-13

(ii) The Holder will severally, and not jointly, indemnify the Company, each of its directors and officers, and each person who controls the Company within the meaning of Section 15 of the Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 9(e)(iii) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, prospectus, or any amendment or supplement thereof, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse the Company, such directors and officers, and each person controlling the Company for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder about the Holder for use in preparation of the Registration Statement, prospectus, amendment or supplement; provided that the indemnity shall not apply to the extent that such claim, loss, damage or liability results from the fact that a current copy of the prospectus was not made available to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Act and the Final Prospectus would have cured the defect giving rise to such loss, claim, damage or liability. Notwithstanding the foregoing, the Holder’s aggregate liability pursuant to this subsection (ii) shall be limited to the net amount received by the Holder from the sale of the Warrant Shares giving rise to such claims, losses, damages and liabilities (and actions in respect thereof).

(iii) Each party entitled to indemnification under this Section 9(e) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense; provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Warrant, unless such failure is materially prejudicial to the Indemnifying Party in defending such claim or litigation. An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its written consent (which consent will not be unreasonably withheld or delayed). No Indemnifying Party, in its defense of any such claim or litigation, shall, except with the consent (such consent not to be unreasonably withheld or delayed) of the Indemnified Party consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

Annex B-14

(iv) If the indemnification provided for in this Section 9(e) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the Holder’s aggregate liability pursuant to this subsection (iv) shall be limited to the net amount received by the Holder from the sale of Warrant Shares giving rise to such loss, liability, claim, damage or expense (or actions in respect thereof) less all other amounts paid as damages in respect thereto.

(f) Additional Covenants and Agreements of the Holder.

(i) The Holder agrees that, upon receipt of any notice from the Company of the happening of any event requiring the preparation of a supplement or amendment to a prospectus relating to Warrant Shares so that, as thereafter delivered to the Holder, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the Holder will forthwith discontinue disposition of Warrant Shares pursuant to the Registration Statement and prospectus contemplated by Section 9(a) until its receipt of copies of the supplemented or amended prospectus from the Company and, if so directed by the Company, the Holder shall deliver to the Company all copies, other than permanent file copies then in the Holder’s possession, of the prospectus covering such Warrant Shares current at the time of receipt of such notice.

(ii) The Holder shall suspend, upon written request of the Company, any disposition of Warrant Shares pursuant to the Registration Statement and prospectus contemplated by Section 9(a) during no more than 90 calendar days (which need not be consecutive days) during any 12-month period to the extent that the Board of Directors of the Company determines in good faith that the sale of Warrant Shares under the Registration Statement would be reasonably likely to cause a violation of the Act or Exchange Act; provided, that, in the event the Company requests such suspension, then the Expiration Date shall be extended by a number of Trading Days equal to the number of Trading Days that occur during such suspension.

(iii) As a condition to the inclusion of its Warrant Shares, the Holder shall furnish to the Company such information regarding the Holder and the distribution proposed by the Holder as the Company may reasonably request in writing, including completing a Registration Statement questionnaire in the form provided by the Company, or as shall be required in connection with any registration referred to in this Section 9.

Annex B-15

(iv) The Holder hereby covenants with the Company (A) not to make any sale of the Warrant Shares without effectively causing the prospectus delivery requirements under the Act to be satisfied, and (B) if such Warrant Shares are to be sold by any method or in any transaction other than on a national securities exchange, Nasdaq or in the over-the-counter market, in privately negotiated transactions, or in a combination of such methods, to notify the Company at least five Business Days prior to the date on which the Holder first offers to sell any such Warrant Shares.

(v) The Holder acknowledges and agrees that the Warrant Shares sold pursuant to the Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing such Warrant Shares is accompanied by a certificate reasonably satisfactory to the Company to the effect that (A) the Warrant Shares have been sold in accordance with such Registration Statement and (B) the requirement of delivering a current prospectus has been satisfied.

(vi) The Holder agrees not to take any action with respect to any distribution deemed to be made pursuant to such Registration Statement that would constitute a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

(vii) At the end of the Registration Period, the Holders shall discontinue sales of shares pursuant to such Registration Statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such Registration Statement which remain unsold, and such Holders shall notify the Company of the number of shares registered which remain unsold immediately upon receipt of such notice from the Company.

(g) Additional Covenants and Agreements of the Company. With a view to making available to the Holder the benefits of certain rules and regulations of the SEC that at any time permit the sale of the Warrant Shares to the public without registration, so long as the Holder still own Warrant Shares, the Company shall use its commercially reasonable efforts to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

(ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(iii) so long as the Holder owns any Warrant Shares, make available or furnish to the Holder, upon any reasonable request, a written statement by the Company as to its compliance with Rule 144 and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as the Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing the Holder to sell any such securities without registration.

(h) Assignment of Registration Rights. The rights to cause the Company to register Warrant Shares granted to the Holder by the Company under Section 9(a) may be assigned by the Holder in connection with a transfer by the Holder to a transferee of the Warrants and all Warrant Shares, provided, however, that (i) such transfer complies with all applicable securities laws and with the terms and provisions of the Warrant; (ii) the Holder gives prior written notice to the Company; and (iii) such transferee agrees in writing to comply with the terms and provisions of the Warrant, and has provided the Company with a completed Registration Statement questionnaire in such form as is reasonably requested by the Company.

Annex B-16

10. CERTAIN TAX MATTERS.

(a) No Deductions or Withholdings. The grant of this Warrant shall be made free and clear of, and without any deduction or withholding for or on account of, any current or future taxes, levies, imposts, duties, charges or other deductions or withholdings levied by any national, state, provincial or local taxing authority, or will be grossed up by Company for such amounts.

(b) Cooperation. In addition, and in connection with the ownership by Holder of this Warrant and any Class B Common Stock issuable upon the exercise of this Warrant, Company shall (and shall cause its subsidiaries to) reasonably cooperate with the Holder, and use commercially reasonable efforts to provide the Holder with all reasonably requested information, records, and documents related to Company and its subsidiaries that are necessary for, the completion of tax and information returns of the Holder and its Affiliates (or their direct or indirect equity owners) and their compliance with any applicable tax laws, including with respect to withholding tax obligations. Without limiting the generality of the foregoing, (x) in the event that Company makes or has made any actual or deemed distribution to its stockholders, Company shall make commercially reasonable efforts to provide to the Holder such information regarding the current and accumulated “earnings and profits” of Company (including any projections with respect to current earnings and profits) as the Holder may reasonably request in order to determine what portion (if any) of any such distribution is a dividend for U.S. federal income tax purposes and (y) Company shall (1) provide to the Holder, upon written request and within thirty (30) days following such request, either (A) a certification that Company is not a United States real property holding company, in accordance with Treasury Regulations Sections 1.897-2(g)(1)(ii) and 1.897-2(h)(1) or (B) written notice of its legal inability to provide such a certification, and (2) in connection with the provision of any certification pursuant to the preceding clause (1)(A), comply with the notice provisions set forth in Treasury Regulations Section 1.897-2(h)(2).

(c) Cashless Exercise. If the Holder elects to exercise this Warrant using the Cashless Exercise method of payment, the Company, upon request of the Holder, shall use commercially reasonable efforts to structure the exercise of this Warrant in such a manner (as requested by the Holder) as to maximize the after-tax returns to the Holder and its Affiliates (or their direct or indirect equity owners), including, at the Holder’s request, by treating the exercise as a recapitalization within the meaning of Code Section 368(a)(1)(E).

11. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in writing, (a) if delivered from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by email or (b) if delivered from outside the United States, by International Federal Express or by email and (c) will be deemed given (i) if delivered by first-class registered or certified domestic mail, three (3) Business Days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (iii) if delivered by International Federal Express, two (2) Business Days after so mailed, and (iv) if delivered by email, upon receipt, and will be delivered and addressed as follows:

Annex B-17

(a) If to the Company, to

RumbleOn, Inc.

901 W. Walnut Hill Lane

Irving, Texas 75038

Attention: Marshall Chesrown and Peter Levy

Email: Marshall Chesrown (marshall@rumbleon.com) and Peter Levy (peter@rumbleon.com)

with a copy to (which shall not constitute notice):

Akerman LLP

The Main Las Olas

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

Attention: Michael Francis, Christina Russo

Email: Michael Francis (michael.francis@akerman.com) Christina Russo (christina.russo@akerman.com)

(b) If to the Holder, to

Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Tel: 954.463.2700

Attention: Christine Pope; Mary Gallegly

Email: Christine Pope (cpope@oaktreecapital.com); Mary Gallegly (mgallegly@oaktreecapital.com)

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer& Feld LLP

One Bryant Park

New York, NY 10036

Attention: Elazar Guttman

Email: Elazar Guttman (eguttman@akingump.com)

The Company shall give written notice to the Holder (i) reasonably promptly following any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Class B Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Class B Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided, that in each case, such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder; and provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporation action required to be specified in such notice. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise in accordance with applicable laws. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries.

Annex B-18

12. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles or Bylaws, each as currently in effect, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Class B Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Class B Common Stock upon the exercise of this Warrant.

13. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may not be modified, amended or waived except pursuant to an instrument in writing signed by the Company and the Holder. The Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it without the written consent of the Holder and the Holder may not take any action herein prohibited, or omit to perform any act herein required to be performed by it without the written consent of the Company.

14. GOVERNING LAW; WAIVER OF JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. THE COMPANY AND THE HOLDER EACH HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

15. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

16. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via email within two (2) Trading Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within five (5) Trading Days after such disputed determination or arithmetic calculation is submitted to the Holder, then the Company shall, within two (2) Trading Days, submit via email (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Trading Days after the date that such investment bank or accountant, as the case may be, receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The expenses of the investment bank and accountant will be borne by the Company unless the investment bank or accountant determines that the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares by the Company was correct, in which case the expenses of the investment bank and accountant will be borne by the Holder.

Annex B-19

17. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief). The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, specific performance and any other relief that may be available from a court of competent jurisdiction, and in any case no bond or other security shall be required in connection therewith.

18. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b) “Articles” means the Company’s Articles of Incorporation, as may be amended from time to time.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Board of Directors” means the Board of Directors of the Company.

(e) “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York are open for the general transaction of business.

(f) “Bylaws” means the Bylaws of the Company, as amended and may be further amended from time to time.

(g) “Class A Common Stock” means the Company’s shares of Class A Common Stock, $0.001 par value per share.

(h) “Class B Common Stock” means (i) the Company’s shares of Class B Common Stock, $0.001 par value per share, and (ii) any share capital into which such Class B Common Stock shall have been changed or any share capital resulting from a reclassification of such Class B Common Stock.

(i) “Close of Business” means 4:00pm New York City time.

(j) “Code” means the U.S. Internal Revenue Code of 1986, as amended (including any successor statute).

Annex B-20

(k) “Commitment Termination” means the termination of the Debt Commitment Letter and the commitments thereunder in accordance with the terms of the Debt Commitment Letter (except for a termination as a result of a breach by the Commitment Party (as such term is defined in the Debt Commitment Letter) to uphold its obligations pursuant to the Debt Commitment Letter).

(l) “Common Stock” means the common stock of the Company, as defined in the Articles, and including the Class A Common Stock and the Class B Common Stock.

(m) “Convertible Securities” means any stock or securities directly or indirectly convertible into or exercisable or exchangeable for shares of Class B Common Stock except for such stock or securities issued as awards under the Company’s equity incentive plan.

(n) “Debt Commitment Letter” means the Commitment Letter, dated March 12, 2021, delivered by Oaktree Capital Management, L.P. to the Company pursuant to which the Holder agreed to provide certain financing to the Company in connection with the transaction contemplated pursuant to the Merger Agreement.

(o) “Effective Price” means the amount paid or payable to acquire shares of Class B Common Stock (or in the case of Convertible Securities, the amount paid or payable to acquire the Convertible Security, if any, plus the exercise price for the underlying Class B Common Stock).

(p) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the NYSE American LLC, The Nasdaq Stock Market, or the OTC Bulletin Board.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exercisability Date” means the Closing Date, as such term is defined in the Merger Agreement.

(s) “Expiration Date” means the eighteen (18) month anniversary of the Exercisability Date; provided, that in the event that after such date, the SEC issues any stop order suspending the effectiveness of the Registration Statement, the Registration Statement is suspended by the Company or ceases to remain continuously effective as to all Warrant Shares for which it is required to be effective, then the Expiration Date shall be extended by a number of Trading Days equal to the number of Trading Days that occur during the period that such stop order by the SEC has not been terminated or the Registration Statement is suspended by the Company or ceases to remain effective.

(t) “Fair Market Value” means, as of the applicable date of determination, the fair market value of a dividend or distribution as determined reasonably and in good faith by the Board of Directors and the Holder; provided, that if the Board of Directors and the Holder cannot mutually agree on a determination of Fair Market Value within 30 days of the Ex-Date, the Fair Market Value shall be determined by an independent appraiser selected by the Board of Directors and reasonably satisfactory to the Holder (the “Appraiser”). The determination of Fair Market Value by the Appraiser shall be final and binding upon the parties hereto, absent fraud or manifest error, and the Company shall pay the fees and expenses of the Appraiser.

Annex B-21

(u) “Fully-Diluted Basis” means, at any given time and without duplication, (x) the aggregate number of Common Stock and Preferred Stock (as such terms are defined in the Articles) and any other shares of the Company outstanding at such time plus (y) the aggregate number of Common Stock and Preferred Stock and any other shares of the Company issuable (subject to readjustment upon the actual issuance thereof) upon the exercise, conversion or exchange of any Convertible Security outstanding at such time and plus (z) the maximum amount of Common Stock and Preferred Stock reserved or contemplated to be issued pursuant to any equity incentive plan of the Company or its Subsidiaries.

(v) “Fundamental Transaction” means at any time after the Exercisability Date and prior to the Expiration Date (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Class B Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Class B Common Stock, (y) 50% of the outstanding shares of Class B Common Stock calculated as if any shares of Class B Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Class B Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Class B Common Stock, or (iv) consummate a stock purchase or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Class B Common Stock, (y) at least 50% of the outstanding shares of Class B Common Stock calculated as if any shares of Class B Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase or other business combination were not outstanding; or (z) such number of shares of Class B Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Class B Common Stock, or (v) reorganize, recapitalize or reclassify its shares of Class B Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Class B Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Class B Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Class B Common Stock not held by all such Subject Entities as of the date of this Warrant calculated as if any shares of Class B Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Class B Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Class B Common Stock without approval of the stockholders of the Company, or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance by the Company of or the entering by the Company into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

Annex B-22

(w) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(x) “Merger Agreement” means that certain Plan of Merger and Equity Purchase Agreement, dated as of the Issuance Date, by and among the Company, the Company, RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of the Company, C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter, an individual, Mark Tkach, an individual, and each other Person (as defined therein) who owns an Equity Interest (as defined therein) in any Transferred Entity (as defined therein) and executes a Seller Joinder (as defined therein), and Tkach, as the representative of the Sellers (as defined therein).

(y) “Merger Closing” means the Closing, as such term is defined in the Merger Agreement.

(z) “Options” means any rights, warrants or options to subscribe for or purchase shares of Class B Common Stock or Convertible Securities.

(aa) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(bb) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(cc) “Principal Market” means the NASDAQ Capital Market.

(dd) “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Class B Common Stock have the right to receive any cash, securities or other property or in which Class B Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Class B Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(ee) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary trading market with respect to the Class B Common Stock as in effect on the date of delivery of the Exercise Notice.

(ff) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

Annex B-23

(gg) “Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

(hh) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(ii) “Trading Day” means any day on which the Class B Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Class B Common Stock, then on the principal securities exchange or securities market on which the Class B Common Stock is then traded; provided that “Trading Day” shall not include any day that the Class B Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(jj) “Transfer Agent” means West Coast Stock Transfer, Inc., or any other successor Person appointed to act in the capacity of transfer agent of the Company.

(kk) “Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

(ll) “Warrant Price” means the price per share of Class B Common Stock equivalent to the lowest price per share of the Class B Common Stock issued by the Company in connection with the Equity Issuance (as such term is defined in the Debt Commitment Letter).

(mm) “Warrant Shares” means that number of shares of Class B Common Stock equal to $40,000,000 divided by the Warrant Price. Warrant shares are fully paid and nonassessable shares of Class B Common Stock.

(nn) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Pink Market maintained by OTC Markets Group Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 14 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

[Signature Page Follows]

Annex B-24

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Class B Common Stock to be duly executed as of the Issuance Date set out above.

RUMBLEON, INC.

By:	/s/ Steve Berrard
Name:	Steve Berrard
Title:	CFO

Accepted as of the date first written above:

OAKTREE CAPITAL MANAGEMENT, L.P.,
Solely as manager on behalf of certain funds or accounts within its Strategic Credit Strategy

By:	/s/ Christine Pope
Name:	Christine Pope
Title:	Managing Director

[Signature Page to Class B Common Warrant]

Annex B-25

WARRANT HOLDERS

Investor	Warrants

Total

Annex B-26

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT TO PURCHASE CLASS b COMMON STOCK

RUMBLEON, INC.

The undersigned holder hereby exercises the right to purchase [_________] shares of Class B Common Stock (“Warrant Shares”) of RumbleOn, Inc., a Nevada corporation (the “Company”), evidenced by the attached Warrant to Purchase Class B Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Exercise Price. The Holder intends that payment of the Exercise Price shall be made as (check one):

☐ Cash Exercise under Section 1(a).

☐ Cashless Exercise under Section 1(d).

2. Cash Exercise. If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $[_________] to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder Warrant Shares in accordance with the terms of the Warrant. If the shares are to be delivered electronically, please complete the Depositary information below.

DATED:

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

Registered Holder

Address: _________________________________

If shares are to be delivered electronically:

Broker name:

Broker Depositary account #:

Account at Broker shares are to be delivered to:

Annex B-27

AGSH&F Draft 3/9/2021

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice.

RUMBLEON, INC.

By:
Name:
Title:

Annex B-28

EXHIBIT B

FORM OF COMMITMENT TERMINATION WARRANT

THIS WARRANT AND ANY SHARES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

RUMBLEON, INC.

WARRANT TO PURCHASE CLASS B COMMON STOCK1

Date of Issuance: March 12, 2021 (“Issuance Date”)

RumbleOn, Inc., a Nevada corporation (the “Company”), certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [Oaktree Capital Management, L.P.], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at the Exercise Price (as defined in Section 1(c) below) then in effect, upon surrender of this Warrant to Purchase Class B Common Stock (including any Warrants to purchase Class B Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the Exercisability Date (as defined below), but not after 11:59 p.m., New York Time, on the Expiration Date (as defined below), the Warrant Shares (as defined below). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 18.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise

. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the Exercisability Date, in whole or in part, by (i) delivery of a written notice (including via email), in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant to the Company, and (ii) if the Holder is not electing a Cashless Exercise (as defined below) pursuant to Section 1(d) of this Warrant, payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds (a “Cash Exercise”). The Holder shall not be required to surrender this Warrant in order to effect an exercise hereunder, provided, that in the event of an exercise of this Warrant for all Warrant Shares then issuable hereunder, the Holder shall surrender this Warrant to the Company by the third (3rd) Trading Day following the Share Delivery Date (as defined below). On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by email an acknowledgement of confirmation of receipt of the Exercise Notice to the Holder. No ink original or medallion guarantee shall be required on any Exercise Notice. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by (x)(i) crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (or any equivalent or replacement system) if the Company is then a participant in such system and if the Warrant Shares may be so delivered, and (ii) either (with respect to the Common Stock) (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrant), or (ii) otherwise by physical delivery of a certificate or copy of book-entry form representing such shares, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Exercise Notice, by the date that is the earlier of (i) two (2) Trading Days after the delivery to the Company of the Exercise Notice, and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Exercise Notice (such date, the “Share Delivery Date”), provided, that, except in the case of a cashless exercise of the Warrant, the Company shall have received the Aggregate Exercise Price payable by the Holder for the Warrant Shares purchased hereunder on or prior to the applicable Share Delivery Date. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than two (2) Trading Days after any exercise and at the Company’s own expense, issue a new Warrant (in accordance with Section 8(e)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company agrees that the Transfer Agent shall at all times be a participant in the FAST program (or any equivalent or replacement program) so long as this Warrant remains outstanding and exercisable. Upon delivery of the Exercise Notice, so long as the Aggregate Exercise Price, in the case of a Cash Exercise, is delivered to the Company on or before the first (1st) Trading Day following delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are issued and deposited into the Holder’s account with the Transfer Agent. If the Aggregate Exercise Price, in the case of a Cash Exercise, is delivered to the Company any time after the first (1st) Trading Day following delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised on the date of delivery of the Aggregate Exercise Price.

1 Note to Draft: Akerman to deliver customary legal opinion in connection with the issuance of this Warrant.

Annex B-29

(b) Failure to Deliver and Buy-In Remedy. If the Company fails for any reason (other than failure to receive any applicable Aggregate Exercise Price) to deliver to the Holder the Warrant Shares subject to an Exercise Notice by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the Weighted Average Price of the Class B Common Stock on the date of the applicable Exercise Notice), $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise as provided in the next sentence, provided, however, that Holder shall not be entitled to any liquidated damages pursuant to this sentence if Holder is entitled to a cash payment in connection with a Buy-In. Any payments made pursuant to this Section 1(b) shall not constitute the Holder’s exclusive remedy for such events; provided further, however, that any payments made by the Company pursuant to this Section 1(b) shall reduce the amount of any damages that the Holder may be entitled to as a remedy for such events. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 1(a) by the Share Delivery Date, then the Holder will have the right to rescind such exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to issue and deposit into the Holder’s account with the Transfer Agent such number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise pursuant to an exercise on or before the Share Delivery Date, and if after such Share Delivery Date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Class B Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (i) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Class B Common Stock, so purchased in such Buy-In exceeds (y) the amount obtained by multiplying (1) the number of shares of Class B Common Stock purchased in such Buy-In by (2) the price at which the sell order giving rise to such Buy-In was executed, and (ii) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to Holder the number of shares of Class B Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder (in which case, if Holder has not previously delivered to the Company the Aggregate Exercise Price for such shares of Class B Common Stock, Holder shall be required to deliver such Aggregate Exercise Price to the Company prior the delivery of such shares of Class B Common Stock).

(c) Exercise Price. For purposes of this Warrant, “Exercise Price” initially means the Warrant Price, subject to adjustment as provided herein. For the avoidance of doubt, all references to the “Exercise Price” herein refers to the then current Exercise Price.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Class B Common Stock determined according to the following formula (a “Cashless Exercise”):

Annex B-30

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A= the total number of Warrant Shares with respect to which this Warrant is then being exercised.

B= the Weighted Average Price of the shares of Class B Common Stock (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

The Company hereby covenants and agrees that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder pursuant to Rule 3(a)(9) of the Securities Act.

(e) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

2. ADJUSTMENT OF EXERCISE PRICE. The Exercise Price for the Warrant Shares shall be subject to adjustment (without duplication) upon the occurrence of any of the following events at any time after the Exercisability Date:

(a) Stock Dividends, Combinations and Splits. The issuance of Common Stock as a dividend or distribution to all holders of Class B Common Stock, or a subdivision, combination, split, reverse split or reclassification of the outstanding shares of Class B Common Stock into a greater or smaller number of shares, in which event the Exercise Price shall be adjusted based on the following formula:

where:

E1 =	the Exercise Price in effect immediately after (i) 9:00 a.m., New York City time (the “Open of Business”) on the first date on which the Class B Common Stock can be traded without the right to receive an issuance or distribution (the “Ex-Date”) in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification;

Annex B-31

E0 =	the Exercise Price in effect immediately prior to (i) the Open of Business on the Ex-Date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification;

N0 =	the number of shares of Class B Common Stock outstanding immediately prior to (i) the Open of Business on the Record Date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification; and

N1 =	the number of shares of Class B Common Stock equal to (i) in the case of a dividend or distribution, the sum of the number of shares outstanding immediately prior to the Open of Business on the Record Date for such dividend or distribution plus the total number of shares issued pursuant to such dividend or distribution or (ii) in the case of a subdivision, combination, split, reverse split or reclassification, the number of shares outstanding immediately after such subdivision, combination, split, reverse split or reclassification.

Such adjustment shall become effective immediately after (i) the Open of Business on the Ex-Date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification. If any dividend or distribution or subdivision, combination, split, reverse split or reclassification of the type described in this Section 2 is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to the Exercise Price that would then be in effect if such dividend or distribution or subdivision, combination, split, reverse split or reclassification had not been declared or announced, as the case may be. If any event occurs of the type contemplated by the provisions of this Section 2(a) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features to the holders of the Company’s equity securities), then the Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided, that no such adjustment pursuant to this paragraph will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

(b) Below Exercise Price Issuances. Other than any dividend or distribution covered in Section 2(c), below, if there is an issuance of Convertible Securities (other than the issuance of Class B Common Stock upon the exercise of any Convertible Securities outstanding, and at the Effective Price in effect (as may be adjusted as provided for in the instrument governing such Convertible Security), as of the date of the Merger Agreement) with an Effective Price lower than the Exercise Price, the Exercise Price will be adjusted to be the Effective Price of such Convertible Securities being issued. Such adjustment shall become effective immediately after the Open of Business on the second Business Day preceding (i) the Ex-Date in the case of a dividend or distribution or (ii) the date of the issuance in the case of an issuance other than a dividend or distribution. In the event that an issuance of such Convertible Securities is announced but such Convertible Securities are not so issued, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if such issuance had not occurred.

Annex B-32

(c) Other Dividends and Distributions. The issuance as a dividend or distribution to any holders of Class B Common Stock of evidences of indebtedness, shares of capital stock or other securities (other than Common Stock that is the subject of Section 2(a) above, or Purchase Rights that are the subject of Section 4(b) below), cash or other property, in which event the Exercise Price will be adjusted based on the following formula:

where:

E1 =	the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution;

E0 =	the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution;

P =	the Weighted Average Price of a share of Class B Common Stock immediately prior to the Open of Business on the second Business Day preceding the Ex-Date for such dividend or distribution; and

FMV =	the Fair Market Value of the portion of such dividend or distribution applicable to one share of Class B Common Stock as of the Open of Business on the Ex-Date for such dividend or distribution.

Such decrease shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution. In the event that such dividend or distribution is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such distribution had not been declared or announced.

(d) Tender or Exchange Offer. The payment in respect of any tender offer or exchange offer by the Company for outstanding Class B Common Stock on a pro rata basis, where the cash and Weighted Average Price of any other consideration included in the payment per share of the Class B Common Stock exceeds the Weighted Average Price of a share of Class B Common Stock as of the Open of Business on the second Business Day preceding the expiration date of the tender or exchange offer (the “Offer Expiration Date”), in which event the Exercise Price will be adjusted based on the following formula:

where:

E1 =	the Exercise Price in effect immediately after the Close of Business on the Offer Expiration Date;

E0 =	the Exercise Price in effect immediately prior to the Close of Business on the Offer Expiration Date;

Annex B-33

N0 =	the number of shares of Class B Common Stock outstanding immediately prior to the expiration of the tender or exchange offer (prior to giving effect to the purchase or exchange of shares);

N1 =	the number of shares of Class B Common Stock outstanding immediately after the expiration of the tender or exchange offer (after giving effect to the purchase or exchange of shares);

A =	the aggregate cash and Weighted Average Price of any other consideration payable for shares of Class B Common Stock purchased in such tender offer or exchange offer; and

P =	the Weighted Average Price of a share of Class B Common Stock as of the Open of Business on the second Business Day preceding the Offer Expiration Date.

An adjustment, if any, to the Exercise Price pursuant to this Section 2(d) shall become effective immediately after the Close of Business on the Offer Expiration Date. In the event that the Company or a Subsidiary of the Company is obligated to purchase shares of Class B Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Section 2(d) to any tender offer or exchange offer would result in an increase in the Exercise Price, no adjustment shall be made for such tender offer or exchange offer under this Section 2(d).

(e) Multiple Adjustments. If any single action would require adjustment of the Exercise Price pursuant to more than one subsection of this Section 2, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest, relative to the rights and interests of the registered holders of the Warrants then outstanding, absolute value. For the purpose of calculations pursuant to this Section 2, the number of shares of Class B Common Stock outstanding shall be based solely on the number of shares of Class B Common Stock outstanding on the applicable date of determination, without giving effect to the conversion of any Convertible Securities outstanding as of such date.

(f) Adjustment Timing. Solely with respect to an exercise of this Warrant for Class B Common Stock, notwithstanding anything to the contrary set forth in this Section 2 or any other provision of this Warrant, if an Exercise Price adjustment becomes effective on any Ex-Date, and a Holder that has exercised this Warrant on or after such Ex-Date and on or prior to the related Record Date would be treated as the record holder of the Class B Common Stock on or prior to such Record Date, then, the Exercise Price adjustment relating to such Ex-Date will not be made for such exercising Holder. Instead, such Holder will be treated as if it were the record owner of shares of Class B Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Annex B-34

3. ADJUSTMENTS TO NUMBER OF WARRANTS. Concurrently with any adjustment to the Exercise Price under Section 2 (other than Section 2(b)), the number of Warrant Shares hereunder will be adjusted such that the number of Warrant Shares in effect immediately following the effectiveness of such adjustment will be equal to the number of Warrant Shares in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Exercise Price in effect immediately prior to such adjustment, and (ii) the denominator of which is the Exercise Price in effect immediately following such adjustment.

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. If at any time after the Exercisability Date and prior to the Expiration Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of shares of Class B Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Class B Common Stock acquirable upon complete exercise of this Warrant, assuming a Cash Exercise for Class B Common Stock (in both cases, and without regard to any limitations on the exercise of this Warrant) on the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Class B Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Fundamental Transactions. Upon the occurrence of any Fundamental Transaction in which the Company is neither the Successor Entity nor the Parent Entity of the Successor Entity, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of any Fundamental Transaction pursuant to which holders of shares of Class B Common Stock are entitled to receive shares of stock, securities, cash, assets or any other property with respect to or in exchange for shares of Class B Common Stock, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of such Fundamental Transaction, in lieu of, or in addition to, the shares of the Class B Common Stock (or other share of stock, securities, cash, assets or other property purchasable upon the exercise of the Warrant prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), if any, that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Class B Common Stock are entitled to receive shares of stock, securities, cash, assets or any other property with respect to or in exchange for shares of Class B Common Stock, the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon exercise of this Warrant within thirty (30) days after the consummation of the Fundamental Transaction but, in any event, prior to the Expiration Date, in lieu of, or in addition to, the Warrant Shares (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrant been exercised immediately prior to such Fundamental Transaction.

Annex B-35

5. RESERVATION OF WARRANT SHARES. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved shares of Class B Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, at least a number of shares of Class B Common Stock equal to 100% of the number of shares of Class B Common Stock which are then issuable and deliverable upon the Cash Exercise of this entire Warrant for shares of Class B Common Stock, assuming a Cash Exercise of the Warrant (the “Required Reserve Amount”), free from preemptive or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions in Section 2). The Company covenants that all shares of Class B Common Stock so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such actions as may be reasonably necessary, including but not limited to seeking stockholder approval, to assure that such shares of Class B Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any Eligible Market upon which the Class B Common Stock may be listed.

6. INSUFFICIENT AUTHORIZED SHARES. If at any time while this Warrant remains outstanding the Company does not have reserved for issuance upon exercise of this Warrant at least the then Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Class B Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one hundred and twenty (120) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Class B Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Class B Common Stock and to cause the Board of Directors to recommend to the stockholders that they approve such proposal.

7. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a Holder, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as a Holder, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

Annex B-36

8. REGISTRATION AND REISSUANCE OF WARRANTS.

(a) Registration of Warrant. The Company shall register this Warrant, upon the records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Company shall also register any transfer, exchange, reissuance or cancellation of any portion of this Warrant in the Warrant Register. This Warrant shall automatically be cancelled at 11:59:01 p.m., New York time, on the Expiration Date and upon such cancellation, the Company shall register the cancellation of this Warrant in the Warrant Register.

(b) Transfer of Warrant. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by applicable securities laws. Subject to applicable securities laws, if this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, together with all applicable transfer taxes and all additional documentation (including, without limitation, an opinion of counsel reasonably satisfactory to the Company) reasonably requested by the Company to confirm that any such transfer of this Warrant complies with applicable securities laws, whereupon the Company will promptly issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 8(e)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 8(e)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. The acceptance and execution of the new Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the new Warrant that the Holder has in respect of this Warrant.

(c) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, if requested by the Company, of any indemnification undertaking by the Holder to the Company in customary form by the Holder to the Company (but without the requirement to post a bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 8(e)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(d) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, together with all applicable transfer taxes, for a new Warrant or Warrants (in accordance with Section 8(e)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that the Company shall not be required to issue new Warrants for fractional Warrant Shares hereunder.

Annex B-37

(e) Issuance of New Warrants. Whenever the Company or its Transfer Agent, as directed by the Company, is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall (i) be of like tenor with this Warrant, (ii) represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 8(b) or Section 8(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Class B Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date and (iv) have the same terms and conditions as this Warrant.

9. REGISTRATION RIGHTS.

(a) Filing of Registration Statement. As soon as reasonably practicable, but in no event later than thirty (30) days after a Commitment Termination occurs (such date of filing is referred to as the “Filing Date”), the Company shall file a registration statement covering the resale of the Warrant Shares on a registration statement (the “Registration Statement”) with the SEC and effect the registration, qualifications or compliances (including, without limitation, the execution of any required undertaking to file post-effective amendments, appropriate qualifications or exemptions under applicable blue sky or other state securities laws and appropriate compliance with applicable securities laws, requirements or regulations) as promptly as possible after the filing thereof, but in any event prior to the date that is sixty (60) days after the Filing Date.

(b) Expenses. All registration expenses incurred in connection with any registration, qualification, exemption or compliance pursuant to this Section 9 shall be borne by the Company.

(c) Registration Defaults. The Company further agrees that, in the event that the Registration Statement (i) has not been filed with the SEC by the date such filing is required pursuant to Section 9(a), (ii) has not been declared effective by the SEC by the date such filing is required pursuant to Section 9(a) (or, in the event the Company receives comments on such Registration Statement, the date that is ninety (90) days after the Filing Date), or (iii) after the Registration Statement is declared effective by the SEC, is suspended by the Company or ceases to remain continuously effective as to all Warrant Shares for which it is required to be effective, other than, in each case, within the time period(s) permitted by Section 9(f)(ii) (each such event referred to in clauses (i), (ii) and (iii), (a “Registration Default”)), for any thirty-day period (a “Penalty Period”) during which the Registration Default remains uncured (which initial thirty-day period shall commence on the fifth Business Day after the date of such Registration Default if such Registration Default has not been cured by such date), the Exercise Price then in effect shall be reduced by an amount equal to one percent (1%) of such Exercise Price for each Penalty Period during which the Registration Default remains uncured; provided, however, that if the Holder fails to provide the Company with any information that is required to be provided in the Registration Statement with respect to the Holder as set forth herein, then the commencement of the Penalty Period described above shall be extended until five Business Days following the date of receipt by the Company of such required information; provided further, that the amount payable to the Holder hereunder for any partial Penalty Period shall be prorated for the number of actual days during such Penalty Period during which a Registration Default remains uncured. The Company shall deliver said cash payment to the Holder by the fifth Business Day after the end of such Penalty Period. If the Company fails to pay said cash payment to the Holder in full by the fifth Business Day after the end of such Penalty Period, the Company will pay interest thereon at a rate of ten percent (10%) per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

Annex B-38

(d) Registration Period Covenants. In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Warrant, the Company shall, upon reasonable request, inform the Holder as to the status of such registration, qualification, exemption and compliance. At its expense, during the Registration Period, the Company shall:

(i) except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement under Section 9(f)(ii), use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws that the Company determines to obtain, continuously effective with respect to the Holder, and to keep such Registration Statement free of any material misstatements or omissions, until the later of the following: (i) the second anniversary of the applicable Exercisability Date and (ii) the date all Warrant Shares may be sold under Rule 144 during any 90 day period without volume or manner of sale limitations. The period of time during which the Company is required hereunder to keep the Registration Statement effective is referred to herein as the “Registration Period;”

(ii) advise the Holders:

(A) within two Business Days when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;

(B) within five Business Days of any request by the SEC for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information;

(C) within five Business Days of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

(D) within five Business Days of the receipt by the Company of any notification with respect to the suspension of the qualification of the Warrant Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(E) within five Business Days of the occurrence of any event that requires the making of any changes in the Registration Statement or the prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading; provided that, the Company shall not be required to provide, and shall not provide, the Holder or its representatives with material, non-public information unless the Holder agrees to receive such information and enters into a written confidentiality agreement with the Company in a form reasonably acceptable to the Company;

(F) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

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(G) promptly deliver to the Holder, without charge, as many copies of the prospectus included in such Registration Statement and any amendment or supplement thereto as the Holder may reasonably request in writing; and the Company consents to the use, consistent with the provisions hereof, of the prospectus or any amendment or supplement thereto by the Holder of Warrant Shares in connection with the offering and sale of the Warrant Shares covered by the prospectus or any amendment or supplement thereto;

(H) if the Holder so requests in writing, deliver to the Holder, without charge, (i) one copy of the following documents, other than those documents available via EDGAR: (A) its annual report to its stockholders, if any (which annual report shall contain financial statements audited in accordance with generally accepted accounting principles in the United States of America by a firm of certified public accountants of recognized standing), (B) if not included in substance in its annual report to stockholders, its annual report on Form 10-K (or similar form), (C) its definitive proxy statement with respect to its annual meeting of stockholders, (D) each of its quarterly reports to its stockholders, and, if not included in substance in its quarterly reports to stockholders, its quarterly report on Form 10-Q (or similar form), and (E) a copy of the full Registration Statement (the foregoing, in each case, excluding exhibits); and (ii) if explicitly requested, all exhibits excluded by the parenthetical to the immediately preceding clause (E);

(I) prior to any public offering of Warrant Shares pursuant to any Registration Statement, promptly take such actions as may be necessary to register or qualify or obtain an exemption for offer and sale under the securities or blue sky laws of such United States jurisdictions as any such Holders reasonably request in writing, provided that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, and do any and all other acts or things reasonably necessary or advisable to enable the offer and sale in such jurisdictions of the Warrant Shares covered by such Registration Statement;

(J) upon the occurrence of any event contemplated by Section 9(d)(ii)(E) above, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Warrant Shares included therein, the prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(K) otherwise use its commercially reasonable efforts to comply in all material respects with all applicable rules and regulations of the SEC that could affect the sale of the Warrant Shares;

(L) use its commercially reasonable efforts to cause all Warrant Shares to be listed on each securities exchange or market, if any, on which equity securities issued by the Company have been listed;

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(M) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Warrant Shares contemplated hereby and to enable the Holders to sell Warrant Shares under Rule 144;

(N) provide to the Holder and its representatives, if requested, the opportunity to conduct a reasonable inquiry of the Company’s financial and other records during normal business hours and make available on reasonable prior notice and during normal business hours its officers, directors and employees for questions regarding information that the Holder may reasonably request in order to fulfill any due diligence obligation on its part; and

(O) at the Holder’s expense, permit a single counsel for the Holder to review the Registration Statement and all amendments and supplements thereto, at least two Business Days prior to the filing thereof with the SEC;

(iii) upon request from the Holder, take all customary actions, and to cause the Transfer Agent to take all reasonable actions, necessary to remove any legend on the Warrant Shares at the earliest possible time permitted by applicable law; and

(iv) provide a legal opinion of the Company’s outside counsel, dated the effective date of such Registration Statement, with respect to the Registration Statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

(e) Indemnity.

(i) To the extent permitted by law, the Company shall indemnify the Holder and each person controlling the Holder within the meaning of Section 15 of the Act, with respect to which any registration that has been effected pursuant to this Section 9, against all claims, losses, damages and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 9(e)(iii) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, prospectus, any amendment or supplement thereof, or other document incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, or any violation by the Company of any rule or regulation promulgated by the Act applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse the Holder and each person controlling the Holder, for reasonable legal and other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided that the Company will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder for use in preparation of such Registration Statement, prospectus, amendment or supplement; provided further that the Company will not be liable in any such case where the claim, loss, damage or liability arises out of or is related to the failure of the Holder to comply with the covenants and agreements contained in this Warrant respecting sales of Warrant Shares, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission or alleged omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the Registration Statement becomes effective or in the amended prospectus filed with the SEC pursuant to Rule 424(b) or in the prospectus subject to completion under Rule 434 of the Act, which together meet the requirements of Section 10(a) of the Act (the “Final Prospectus”), such indemnity shall not inure to the benefit of the Holder or any such controlling person, if a copy of the Final Prospectus furnished by the Company to the Holder for delivery was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Act and the Final Prospectus would have cured the defect giving rise to such loss, liability, claim or damage.

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(ii) The Holder will severally, and not jointly, indemnify the Company, each of its directors and officers, and each person who controls the Company within the meaning of Section 15 of the Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 9(e)(iii) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, prospectus, or any amendment or supplement thereof, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse the Company, such directors and officers, and each person controlling the Company for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder about the Holder for use in preparation of the Registration Statement, prospectus, amendment or supplement; provided that the indemnity shall not apply to the extent that such claim, loss, damage or liability results from the fact that a current copy of the prospectus was not made available to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Act and the Final Prospectus would have cured the defect giving rise to such loss, claim, damage or liability. Notwithstanding the foregoing, the Holder’s aggregate liability pursuant to this subsection (ii) shall be limited to the net amount received by the Holder from the sale of the Warrant Shares giving rise to such claims, losses, damages and liabilities (and actions in respect thereof).

(iii) Each party entitled to indemnification under this Section 9(e) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense; provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Warrant, unless such failure is materially prejudicial to the Indemnifying Party in defending such claim or litigation. An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its written consent (which consent will not be unreasonably withheld or delayed). No Indemnifying Party, in its defense of any such claim or litigation, shall, except with the consent (such consent not to be unreasonably withheld or delayed) of the Indemnified Party consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

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(iv) If the indemnification provided for in this Section 9(e) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the Holder’s aggregate liability pursuant to this subsection (iv) shall be limited to the net amount received by the Holder from the sale of Warrant Shares giving rise to such loss, liability, claim, damage or expense (or actions in respect thereof) less all other amounts paid as damages in respect thereto.

(f) Additional Covenants and Agreements of the Holder.

(i) The Holder agrees that, upon receipt of any notice from the Company of the happening of any event requiring the preparation of a supplement or amendment to a prospectus relating to Warrant Shares so that, as thereafter delivered to the Holder, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the Holder will forthwith discontinue disposition of Warrant Shares pursuant to the Registration Statement and prospectus contemplated by Section 9(a) until its receipt of copies of the supplemented or amended prospectus from the Company and, if so directed by the Company, the Holder shall deliver to the Company all copies, other than permanent file copies then in the Holder’s possession, of the prospectus covering such Warrant Shares current at the time of receipt of such notice.

(ii) The Holder shall suspend, upon written request of the Company, any disposition of Warrant Shares pursuant to the Registration Statement and prospectus contemplated by Section 9(a) during no more than 90 calendar days (which need not be consecutive days) during any 12-month period to the extent that the Board of Directors of the Company determines in good faith that the sale of Warrant Shares under the Registration Statement would be reasonably likely to cause a violation of the Act or Exchange Act; provided, that, in the event the Company requests such suspension, then the Expiration Date shall be extended by a number of Trading Days equal to the number of Trading Days that occur during such suspension.

(iii) As a condition to the inclusion of its Warrant Shares, the Holder shall furnish to the Company such information regarding the Holder and the distribution proposed by the Holder as the Company may reasonably request in writing, including completing a Registration Statement questionnaire in the form provided by the Company, or as shall be required in connection with any registration referred to in this Section 9.

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(iv) The Holder hereby covenants with the Company (A) not to make any sale of the Warrant Shares without effectively causing the prospectus delivery requirements under the Act to be satisfied, and (B) if such Warrant Shares are to be sold by any method or in any transaction other than on a national securities exchange, Nasdaq or in the over-the-counter market, in privately negotiated transactions, or in a combination of such methods, to notify the Company at least five Business Days prior to the date on which the Holder first offers to sell any such Warrant Shares.

(v) The Holder acknowledges and agrees that the Warrant Shares sold pursuant to the Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing such Warrant Shares is accompanied by a certificate reasonably satisfactory to the Company to the effect that (A) the Warrant Shares have been sold in accordance with such Registration Statement and (B) the requirement of delivering a current prospectus has been satisfied.

(vi) The Holder agrees not to take any action with respect to any distribution deemed to be made pursuant to such Registration Statement that would constitute a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

(vii) At the end of the Registration Period, the Holders shall discontinue sales of shares pursuant to such Registration Statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such Registration Statement which remain unsold, and such Holders shall notify the Company of the number of shares registered which remain unsold immediately upon receipt of such notice from the Company.

(g) Additional Covenants and Agreements of the Company. With a view to making available to the Holder the benefits of certain rules and regulations of the SEC that at any time permit the sale of the Warrant Shares to the public without registration, so long as the Holder still own Warrant Shares, the Company shall use its commercially reasonable efforts to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

(ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(iii) so long as the Holder owns any Warrant Shares, make available or furnish to the Holder, upon any reasonable request, a written statement by the Company as to its compliance with Rule 144 and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as the Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing the Holder to sell any such securities without registration.

(h) Assignment of Registration Rights. The rights to cause the Company to register Warrant Shares granted to the Holder by the Company under Section 9(a) may be assigned by the Holder in connection with a transfer by the Holder to a transferee of the Warrants and all Warrant Shares, provided, however, that (i) such transfer complies with all applicable securities laws and with the terms and provisions of the Warrant; (ii) the Holder gives prior written notice to the Company; and (iii) such transferee agrees in writing to comply with the terms and provisions of the Warrant, and has provided the Company with a completed Registration Statement questionnaire in such form as is reasonably requested by the Company.

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10. CERTAIN TAX MATTERS.

(a) No Deductions or Withholdings. The grant of this Warrant shall be made free and clear of, and without any deduction or withholding for or on account of, any current or future taxes, levies, imposts, duties, charges or other deductions or withholdings levied by any national, state, provincial or local taxing authority, or will be grossed up by Company for such amounts.

(b) Cooperation. In addition, and in connection with the ownership by Holder of this Warrant and any Class B Common Stock issuable upon the exercise of this Warrant, Company shall (and shall cause its subsidiaries to) reasonably cooperate with the Holder, and use commercially reasonable efforts to provide the Holder with all reasonably requested information, records, and documents related to Company and its subsidiaries that are necessary for, the completion of tax and information returns of the Holder and its Affiliates (or their direct or indirect equity owners) and their compliance with any applicable tax laws, including with respect to withholding tax obligations. Without limiting the generality of the foregoing, (x) in the event that Company makes or has made any actual or deemed distribution to its stockholders, Company shall make commercially reasonable efforts to provide to the Holder such information regarding the current and accumulated “earnings and profits” of Company (including any projections with respect to current earnings and profits) as the Holder may reasonably request in order to determine what portion (if any) of any such distribution is a dividend for U.S. federal income tax purposes and (y) Company shall (1) provide to the Holder, upon written request and within thirty (30) days following such request, either (A) a certification that Company is not a United States real property holding company, in accordance with Treasury Regulations Sections 1.897-2(g)(1)(ii) and 1.897-2(h)(1) or (B) written notice of its legal inability to provide such a certification, and (2) in connection with the provision of any certification pursuant to the preceding clause (1)(A), comply with the notice provisions set forth in Treasury Regulations Section 1.897-2(h)(2).

(c) Cashless Exercise. If the Holder elects to exercise this Warrant using the Cashless Exercise method of payment, the Company, upon request of the Holder, shall use commercially reasonable efforts to structure the exercise of this Warrant in such a manner (as requested by the Holder) as to maximize the after-tax returns to the Holder and its Affiliates (or their direct or indirect equity owners), including, at the Holder’s request, by treating the exercise as a recapitalization within the meaning of Code Section 368(a)(1)(E).

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11. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in writing, (a) if delivered from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by email or (b) if delivered from outside the United States, by International Federal Express or by email and (c) will be deemed given (i) if delivered by first-class registered or certified domestic mail, three (3) Business Days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (iii) if delivered by International Federal Express, two (2) Business Days after so mailed, and (iv) if delivered by email, upon receipt, and will be delivered and addressed as follows:

(a) If to the Company, to

RumbleOn, Inc.

901 W. Walnut Hill Lane

Irving, Texas 75038

Attention: Marshall Chesrown and Peter Levy

Email: Marshall Chesrown (marshall@rumbleon.com) and Peter Levy (peter@rumbleon.com)

with a copy to (which shall not constitute notice):

Akerman LLP

The Main Las Olas

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

Tel: 954.463.2700

Fax: 942.463.2224

Attention: Michael Francis (michael.francis@akerman.com), Christina Russo (christina.russo@akerman.com)

(b) If to the Holder, to

[_________].

The Company shall give written notice to the Holder (i) reasonably promptly following any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Class B Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Class B Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided, that in each case, such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder; and provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporation action required to be specified in such notice. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise in accordance with applicable laws. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries.

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12. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles or Bylaws, each as currently in effect, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Class B Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Class B Common Stock upon the exercise of this Warrant.

13. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may not be modified, amended or waived except pursuant to an instrument in writing signed by the Company and the Holder. The Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it without the written consent of the Holder and the Holder may not take any action herein prohibited, or omit to perform any act herein required to be performed by it without the written consent of the Company.

14. GOVERNING LAW; WAIVER OF JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. THE COMPANY AND THE HOLDER EACH HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

15. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

16. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via email within two (2) Trading Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within five (5) Trading Days after such disputed determination or arithmetic calculation is submitted to the Holder, then the Company shall, within two (2) Trading Days, submit via email (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Trading Days after the date that such investment bank or accountant, as the case may be, receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The expenses of the investment bank and accountant will be borne by the Company unless the investment bank or accountant determines that the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares by the Company was correct, in which case the expenses of the investment bank and accountant will be borne by the Holder.

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17. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief). The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, specific performance and any other relief that may be available from a court of competent jurisdiction, and in any case no bond or other security shall be required in connection therewith.

18. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b) “Articles” means the Company’s Articles of Incorporation, as may be amended from time to time.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Board of Directors” means the Board of Directors of the Company.

(e) “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York are open for the general transaction of business.

(f) “Bylaws” means the Bylaws of the Company, as amended and may be further amended from time to time.

(g) “Class A Common Stock” means the Company’s shares of Class A Common Stock, $0.001 par value per share.

(h) “Class B Common Stock” means (i) the Company’s shares of Class B Common Stock, $0.001 par value per share, and (ii) any share capital into which such Class B Common Stock shall have been changed or any share capital resulting from a reclassification of such Class B Common Stock.

(i) “Close of Business” means 4:00pm New York City time.

(j) “Code” means the U.S. Internal Revenue Code of 1986, as amended (including any successor statute).

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(k) “Commitment Termination” means the public announcement of the termination of the Debt Commitment Letter and the commitments thereunder in accordance with the terms of the Debt Commitment Letter (except for a termination as a result of a breach by the Commitment Party (as such term is defined in the Debt Commitment Letter) to uphold its obligations pursuant to the Debt Commitment Letter).

(l) “Common Stock” means the common stock of the Company, as defined in the Articles, and including the Class A Common Stock and the Class B Common Stock.

(m) “Convertible Securities” means any stock or securities directly or indirectly convertible into or exercisable or exchangeable for shares of Class B Common Stock except for such stock or securities issued as awards under the Company’s equity incentive plan.

(n) “Debt Commitment Letter” means the Commitment Letter, dated March [12], 2021, delivered by Oaktree Capital Management, L.P. to the Company pursuant to which the Holder agreed to provide certain financing to the Company in connection with the transaction contemplated pursuant to the Merger Agreement.

(o) “Effective Price” means the amount paid or payable to acquire shares of Class B Common Stock (or in the case of Convertible Securities, the amount paid or payable to acquire the Convertible Security, if any, plus the exercise price for the underlying Class B Common Stock).

(p) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the NYSE American LLC, The Nasdaq Stock Market, or the OTC Bulletin Board.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exercisability Date” means the date that is five (5) Trading Days after a Commitment Termination.

(s) “Expiration Date” means the eighteen (18) month anniversary of the Exercisability Date; provided, that in the event that after such date, the SEC issues any stop order suspending the effectiveness of the Registration Statement, the Registration Statement is suspended by the Company or ceases to remain continuously effective as to all Warrant Shares for which it is required to be effective, then the Expiration Date shall be extended by a number of Trading Days equal to the number of Trading Days that occur during the period that such stop order by the SEC has not been terminated or the Registration Statement is suspended by the Company or ceases to remain effective.

(t) “Fair Market Value” means, as of the applicable date of determination, the fair market value of a dividend or distribution as determined reasonably and in good faith by the Board of Directors and the Holder; provided, that if the Board of Directors and the Holder cannot mutually agree on a determination of Fair Market Value within 30 days of the Ex-Date, the Fair Market Value shall be determined by an independent appraiser selected by the Board of Directors and reasonably satisfactory to the Holder (the “Appraiser”). The determination of Fair Market Value by the Appraiser shall be final and binding upon the parties hereto, absent fraud or manifest error, and the Company shall pay the fees and expenses of the Appraiser.

Annex B-49

(u) “Fully-Diluted Basis” means, at any given time and without duplication, (x) the aggregate number of Common Stock and Preferred Stock (as such terms are defined in the Articles) and any other shares of the Company outstanding at such time plus (y) the aggregate number of Common Stock and Preferred Stock and any other shares of the Company issuable (subject to readjustment upon the actual issuance thereof) upon the exercise, conversion or exchange of any Convertible Security outstanding at such time and plus (z) the maximum amount of Common Stock and Preferred Stock reserved or contemplated to be issued pursuant to any equity incentive plan of the Company or its Subsidiaries.

(v) “Fundamental Transaction” means at any time after the Exercisability Date and prior to the Expiration Date (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Class B Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Class B Common Stock, (y) 50% of the outstanding shares of Class B Common Stock calculated as if any shares of Class B Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Class B Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Class B Common Stock, or (iv) consummate a stock purchase or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Class B Common Stock, (y) at least 50% of the outstanding shares of Class B Common Stock calculated as if any shares of Class B Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase or other business combination were not outstanding; or (z) such number of shares of Class B Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Class B Common Stock, or (v) reorganize, recapitalize or reclassify its shares of Class B Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Class B Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Class B Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Class B Common Stock not held by all such Subject Entities as of the date of this Warrant calculated as if any shares of Class B Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Class B Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Class B Common Stock without approval of the stockholders of the Company, or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance by the Company of or the entering by the Company into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

Annex B-50

(w) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(x) “Merger Agreement” means that certain Plan of Merger and Equity Purchase Agreement, dated as of the Issuance Date, by and among the Company, the Company, RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of the Company, C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter, an individual, Mark Tkach, an individual, and each other Person (as defined therein) who owns an Equity Interest (as defined therein) in any Transferred Entity (as defined therein) and executes a Seller Joinder (as defined therein), and Tkach, as the representative of the Sellers (as defined therein).

(y) “Options” means any rights, warrants or options to subscribe for or purchase shares of Class B Common Stock or Convertible Securities.

(z) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(aa) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(bb) “Principal Market” means the NASDAQ Capital Market.

(cc) “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Class B Common Stock have the right to receive any cash, securities or other property or in which Class B Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Class B Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(dd) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary trading market with respect to the Class B Common Stock as in effect on the date of delivery of the Exercise Notice.

(ee) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

Annex B-51

(ff) “Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

(gg) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(hh) “Trading Day” means any day on which the Class B Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Class B Common Stock, then on the principal securities exchange or securities market on which the Class B Common Stock is then traded; provided that “Trading Day” shall not include any day that the Class B Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(ii) “Transfer Agent” means West Coast Stock Transfer, Inc., or any other successor Person appointed to act in the capacity of transfer agent of the Company.

(jj) “Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

(kk) “Warrant Price” means [insert amount equal to the Weighted Average Price of the Company’s Class B Common Stock determined over the first five (5) Trading Days following a Commitment Termination].

(ll) “Warrant Shares” means [insert amount equal to that number of shares of Class B Common Stock equal to five percent (5%) of the public equity market capitalization of the Company, on a Fully-Diluted Basis, as of the close of trading on the date after a Commitment Termination is publicly announced, provided that if such date is not a Trading Day, then the first Trading Day immediately following such date]..

(mm) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Pink Market maintained by OTC Markets Group Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 14 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

[Signature Page Follows]

Annex B-52

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Class B Common Stock to be duly executed as of the Issuance Date set out above.

RUMBLEON, INC.

By:
Name:
Title:

Accepted as of the date first written above:

OAKTREE CAPITAL MANAGEMENT, L.P.,

Solely as manager on behalf of certain funds or accounts within its Strategic Credit Strategy

By:
Name:
Title:

[Signature Page to Class B Common Warrant]

Annex B-53

WARRANT HOLDERS

Investor	Warrants

Total

Annex B-54

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT TO PURCHASE CLASS b COMMON STOCK

RUMBLEON, INC.

The undersigned holder hereby exercises the right to purchase [_________] shares of Class B Common Stock (“Warrant Shares”) of RumbleOn, Inc., a Nevada corporation (the “Company”), evidenced by the attached Warrant to Purchase Class B Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Exercise Price. The Holder intends that payment of the Exercise Price shall be made as (check one):

☐ Cash Exercise under Section 1(a).

☐ Cashless Exercise under Section 1(d).

2. Cash Exercise. If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $[_________] to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder Warrant Shares in accordance with the terms of the Warrant. If the shares are to be delivered electronically, please complete the Depositary information below.

DATED:

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

Registered Holder

Address: _________________________________

If shares are to be delivered electronically:

Broker name:

Broker Depositary account #:

Account at Broker shares are to be delivered to:

Annex B-55

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice.

RUMBLEON, INC.

By:
Name:
Title:

Annex B-56

Annex C — OPINION OF B. RILEY SECURITIES, INC.

600 Anton Blvd., Ste. 1050 Costa Mesa, CA 92626 Tel: (949) 852-9911 | Fax: (949) 852-0430 www.brileyfin.com

March 9, 2021

The Board of Directors of

RumbleOn, Inc.

901 W Walnut Hill Ln

Irving, TX 75038

HIGHLY CONFIDENTIAL

Dear Board of Directors:

We understand that RumbleOn, Inc. (“RumbleOn” or the “Company”), a Nevada corporation, will enter into a Plan of Merger and Equity Purchase Agreement (“Agreement”) to acquire all of the issued and outstanding equity interests in RideNow Powersports and its affiliated companies (“RideNow”) for approximately $400 million in cash and the issuance of approximately 5.8 million shares of Class B Common Stock, (collectively the “Consideration”), as further described in the Agreement and hereinafter referred to as the “Transaction”. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

RumbleOn’s Board of Directors (“Board”) has requested an opinion (“Opinion”) from B. Riley Securities, Inc. (hereinafter referred to as “B. Riley” or “we”) with respect to the fairness, from a financial point of view, of the Consideration paid by the Company in connection with the Transaction.

In connection with rendering our Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	Reviewed the draft Agreement dated March 7, 2021 in substantially final form;

2.	Reviewed historical and projected financial data as well as certain operating and financial information (including both audited and internally prepared information) relating to RumbleOn and RideNow’s businesses, all as prepared and provided by management;

3.	Held discussions with certain members of the Company’s management team to discuss the Transaction and RumbleOn’s current operations, financial condition and growth prospects;

4.	Reviewed information set forth in the virtual data rooms established by the management teams of RumbleOn and RideNow that B. Riley determined relevant to its evaluation;

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Annex C-1

600 Anton Blvd., Ste. 1050 Costa Mesa, CA 92626 Tel: (949) 852-9911 | Fax: (949) 852-0430 www.brileyfin.com

5.	Reviewed financial data, stock market performance and valuation multiples of publicly traded companies that B. Riley deemed generally comparable to RumbleOn and RideNow;

6.	Reviewed the terms of mergers and acquisitions involving companies that B. Riley deemed generally comparable to RumbleOn and RideNow;

7.	Developed Discounted Cash Flow (“DCF”) analyses for both RumbleOn and RideNow on a standalone basis based on projections and assumptions furnished by their respective management teams; and

8.	Performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate at B. Riley’s sole discretion for purposes of rendering the Opinion.

In the course of our investigation, with the Company’s approval and agreement, we have relied upon, and have assumed the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, tax or other information provided to, discussed with or reviewed by or for us, or publicly available, without any independent verification or investigation. We have further relied upon and assumed, without independent investigation, that the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading in any material respect are true and correct. In addition, we have not conducted a physical inspection of the properties and facilities of the Company and have not made an independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company or RideNow (or any of their respective subsidiaries) or concerning the solvency or fair value thereof, nor have we been furnished with any such evaluations or appraisals.

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Annex C-2

600 Anton Blvd., Ste. 1050 Costa Mesa, CA 92626 Tel: (949) 852-9911 | Fax: (949) 852-0430 www.brileyfin.com

With the Company’s approval and agreement, we have relied upon and assumed, without independent verification or investigation, that: (i) all forecasts, projections, estimates and budgets of the Company and RideNow, including any data contained therein that were provided by any third party, have been reasonably prepared consistent with industry practices and on bases reflecting the best currently available estimates and good faith judgments of the Company’s management or the other party that provided such information (as applicable) as to the matters covered thereby; (ii) all forecasts, projections, estimates and budgets will be realized in the amounts and time periods contemplated thereby; (iii) the estimates of current and future reserve additions reflect the best professional estimates and judgments of management of the Company and RideNow; (iv) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to in the Agreement are true and correct; (v) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party; (vi) all conditions to the consummation of the Transaction will be satisfied without waiver thereof; (vii) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto; (viii) there have been no material changes in the financial condition, assets, liabilities, business, operations or prospectus of the Company or RideNow since the dates of the financial and other information obtained by us from public sources or provided to us; (ix) there are no plans or proposals that could reasonably be expected to have a material effect on the financial conditions, assets, liabilities, prospects or affairs of the Company or RideNow; (x) there are no actions, suits, proceedings or inquiries pending or threatened which may in any way materially adversely affect the Company or RideNow; (xi) there are no independent appraisals or valuations or material non-independent appraisals or valuations relating to the Company or RideNow (or their respective subsidiaries), received or commissioned in the last two years; (xii) all governmental, regulatory or other consents or approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or its stockholders; and (xiii) the final forms of any draft documents identified above will not differ in any respect from the drafts of said documents reviewed by us as of the date hereof.

We express no view with respect to any forecasts, projections, estimates or budgets of the Company or RideNow or the assumptions on which they are based. Our Opinion does not address any legal, regulatory, tax or accounting matters.

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Annex C-3

600 Anton Blvd., Ste. 1050 Costa Mesa, CA 92626 Tel: (949) 852-9911 | Fax: (949) 852-0430 www.brileyfin.com

B. Riley and its affiliates, as part of their investment banking business, are regularly and continually engaged in performing financial analyses of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, competitive biddings, sales and distributions of listed and unlisted securities, private placements, valuations and other transactions as well as for corporate and other purposes. B. Riley also engages in securities trading and brokerage, equity research and other financial services, and in the ordinary course of these activities, B. Riley and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers equity, debt and other securities (or related derivative securities) and financial instruments of the Company and, accordingly, may at any time hold a long or short position in such securities. We have been engaged by the Company to act as financial advisor to the Company with respect to this Opinion and the Transaction. As part of the Transaction, B. Riley also has been engaged by the Company to raise both debt and equity and will receive fees in connection therewith that is contingent on the consummation of the Transaction, and such fees are independent of this Opinion. We expect to receive fees for our services in connection with the delivery of this Opinion, which fees are not contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of, or in connection with, the services rendered and to be rendered by us under our engagement. We are a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. During the two year period prior to the date hereof and other than in connection with services related to the Transaction, B. Riley and its affiliates have not been engaged to provide financial advisory or other services to RumbleOn and we have not received any compensation from RumbleOn during such period. In addition, during the two-year period prior to the date hereof, B. Riley and its affiliates have not been engaged to provide financial advisory or other services to RideNow and we have not received any compensation from RideNow during such period. We and our and our affiliates may in the future provide investment banking or other financial services to the Company and its affiliates for which we and our affiliates also would expect to receive compensation. Two Board members of RumbleOn are currently employed by affiliates of B. Riley Securities.

Our Opinion is directed solely to the Board (in its capacity as such) for its use and benefit and shall not be disclosed publicly or made available to, or relied upon by, any third party without our prior written approval. We acknowledge and agree that this Opinion and a summary thereof may be filed with or included in or with any proxy or information statement required to be filed by the Company with the Securities and Exchange Commission and delivered to the holders of the Company’s securities in connection with the Transaction. However, no reference to this Opinion in the proxy or information statement may be made without our written consent and further subject to B. Riley’s approval of the language that references this Opinion, which consent shall not be unreasonably withheld, conditioned or delayed. This Opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Consideration to be paid to the Company as set forth in the Agreement. This Opinion does not constitute a recommendation to the Board or any other person with respect to the Transaction and does not address the underlying business decision of the Company to engage in the Transaction, the form or structure of the Transaction or any other transactions that may be contemplated in the Agreement, the relative merits of the Transaction as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which Company might engage. We do not express any view on, and our Opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the fairness of the Transaction to, or the amount or nature of any consideration to be received in connection with the Transaction by any constituencies (i.e., officers, directors, employees or any class of such persons) of either the Company or RumbleOn relative to any consideration being received by equityholders of either the Company or RumbleOn. Our Opinion is necessarily based upon business, market, monetary, economic, regulatory and other conditions as they exist on, and can be evaluated as of, the date hereof.

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Annex C-4

600 Anton Blvd., Ste. 1050 Costa Mesa, CA 92626 Tel: (949) 852-9911 | Fax: (949) 852-0430 www.brileyfin.com

The Company may request B. Riley to update its analysis following the announcement of the Transaction and prior to closing of the Transaction. Such analysis will be based as if the Parties are on a standalone basis and determined based on the then existing equity markets, changes in the financial conditions of the Parties and other factors as determined by B. Riley which could affect value. Other than as set forth in the preceding sentence, we assume no responsibility or obligation for updating, revising or reaffirming our opinion based on circumstances or events occurring after the date hereof, and we expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof.

This Opinion has been approved by B. Riley’s fairness opinion committee.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Consideration to be paid by the Company as set forth in the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

B. Riley Securities, Inc.

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Annex C-5

ANNEX D — EXECUTIVE INCENTIVE PROGRAM

Executive Compensation

In connection with the proposed transaction between RumbleOn (the “Company”) and RideNow (the “Transaction”) the parties have agreed that certain named key executives will each sign three-year employment agreements which will include the following provisions:

●	Non-compete; and

●	Non-solicitation.

The named executives are Marshall Chesrown, Peter Levy, Mark Tkach, and Bill Coulter.

The combination of employment and non-compete agreements provides needed continuity to the day-to-day operations of the Company to ensure post-closing success of the combined company and compensates the executives for the impact on their marketability and the efforts necessary to ensure the Transaction has the best possible outcome for the combined company, its stockholders, debt holders, vendors, management, and employees.

The proposed compensation underlying the employment agreements is divided into the following components:

●	Base salary

●	Short-term annual cash bonus plan

●	Short-term annual stock incentive plan (STIP)

●	Long-term annual stock incentive plan (LTIP)

These four components also serve as the genesis for the Company’s proposed 2021 executive compensation program, as described below.

The Company’s executive compensation program is structured to align the interests of its executives with the long-term interests of stockholders. To that end, the objectives of the Company’s executive compensation program is to attract and retain talented executive officers and to incent executive and senior management to improve Company performance and provide strategic leadership over the long term. A significant portion of targeted annual compensation for our executives and senior management is equity-based, vests over multiple years and is tied directly to long-term value creation for stockholders. Our executive and senior management compensation is comprised of three primary components:

●	Base salary-Competitive pay to attract and retain talented executives and senior management;

RumbleOn Initials: ___________________	Executive’s Initials: ___________________

Annex D-1

●	Annual incentive-Provides an opportunity to earn cash and equity awards based on the Company’s financial performance; and

●	Long-term incentive-Restricted stock units to align executive management with long-term shareholder interests.

The program seeks to reward value creation at all stages of our business cycle and provide an increasing percentage of performance-based compensation at higher levels of executive responsibility.

Key Design Features of the Executive Incentive Program

Underlying our executive incentive program is a desire to establish a pay-for-performance culture. We believe our proposed plan accomplishes this by linking a significant portion of the executive officers and senior management compensation to our financial performance metrics and objectives. For each of the metrics or objectives used in our performance-based compensation plans, the potential amounts are only earned based upon outstanding performance as measured against pre-established financial goals and objectives.

We believe that our proposed executive compensation program: (i) effectively supports our strategic and financial goals; (ii) fosters a culture of teamwork; (iii) is directly tied to the performance of the Company; and (iv) aligns the interests of management with the Company’s stockholders. We believe our proposed executive compensation program was designed so that the combination of base pay and total short-term and long-term cash and equity-based bonus compensation is competitive with our understanding of current market practices.

Key Components of the Executive Incentive Program

In accordance with our overall compensation program, we desired to provide executives with a mix of base salary, short-term cash-bonus incentives, short and long-term equity-based incentives, and employee benefits. Our compensation philosophy placed a significant portion of the potential total cash compensation for each executive “at risk” such that compensation will vary based on performance of the Company. Variable compensation is a significant component of compensation for most of our employees, but a higher proportion of our proposed executive compensation is at risk than that of our general employee population. The proposed executive compensation program was designed to be highly performance-based with approximately 50% or more of each of our executive and senior management total cash compensation tied to our financial performance or meeting specific objectives that are needed to facilitate the accomplishment of our proposed 2021 executive incentive program.

2021 Annual Short-Term Incentive Plan

As discussed above our proposed short-term cash bonus incentive plan is designed to align our executive’s incentives with our Company goals and, therefore, to be aligned with the interests of our stockholders. The Company’s Compensation Committee (the “Committee”), in consultation with the Chief Executive Officer (“CEO”), determines which executives are eligible to participate and the level of potential awards, identifies the appropriate performance measures and objectives, and determines the financial target metrics of each measure or objective. In establishing the financial targets and objectives, the Committee evaluated market conditions which included the potential uncertain business conditions resulting from COVID-19, alignment of the goals with our strategy, projected general economic conditions, which currently remain uncertain, and both past and forecasted performance levels. For 2021, the Committee selected revenue, gross profit, cashflow, and EBITDA as the performance metrics for the short-term cash bonus incentive plan because these are the primary metrics we use in evaluating our performance when communicating our results to stockholders, potential investors, and analysts.

RumbleOn Initials: ___________________	Executive’s Initials: ___________________

Annex D-2

The detail of the significant financial performance targets and objectives underlying the proposed 2021 executive compensation program are as follows:

●	Company meets revenue target

●	Company meets gross profit target

●	Company meets cash flow target

●	Company meets EBITDA target

Target Bonuses and Payout Ranges

The Committee established a target bonus at a percentage of base salary for each executive, with a payout range of 0% to 125% of base salary. Utilizing the same methodology for all executives and senior management promotes a culture of teamwork among the executives and encourages their entrepreneurial spirit.

The proposed targeted cash bonuses and payout ranges will be based on the key drivers and objectives underlying our 2021 business plan. Accomplishment of these drivers and objectives is necessary to accomplish our 2021 business plan.

Cash bonus payments to individuals will be based on the bonus percentage achieved for each financial performance target multiplied by the individual’s base salary. The total bonus potential for each individual participant is weighed equally for each performance target. The cash bonus payment will be paid quarterly.

The following matrix shows bonus payouts at certain levels of performance:

Annual Payout Matrix

Percentage of bonus payment paid	125%	100%	90%	85%	50%	0%
Percent of performance target achieved	100%	90%	85%	75%	50%	50% or less

Short-term stock incentive plan (STIP)

The primary purpose of the STIP is to attract, retain, reward, and motivate certain individuals by providing them with an opportunity to acquire or increase a proprietary interest in the Company and to incentivize them to expend maximum effort for the growth and success of the Company, so as to strengthen the mutuality of the interests between such individuals and the shareholders of the Company.

RumbleOn Initials: ___________________	Executive’s Initials: ___________________

Annex D-3

Restricted Stock Units (RSUs) will be awarded annually to participant based on the RSU multiple set forth in the table below. For 2021, the number of RSUs will be granted to participants either on the date the Plan of Merger and Equity Purchase Agreement between RumbleOn, Inc. and certain Ride Now entities is signed or when the subject transaction is closed, depending on when Executive is or becomes an employee of the Company. Thereafter, beginning in 2022 RSUs will be granted during the first week of January of each year. All RSUs issued under the STIP will vest in accordance with the existing plan which is over a three-year period as follows: (i) 33.3% vesting in full on the first anniversary of the date of issue, (ii) an additional 33.3% vesting quarterly on a pro rata basis during the subsequent twelve-month period, and (iii) the final 33.4% vesting quarterly on a pro rata basis during the twelve-month period. Notwithstanding the foregoing, beginning on the first anniversary after the Executive’s initial grant of RSUs, all subsequent RSU grants to Executive will vest in twelve equal quarterly installments beginning three months after the date of such subsequent grant. All RSUs unvested at the time participant’s employment is terminated by the Company without cause will automatically and immediately vest, otherwise the RSUs will be treated as set forth in the STIP. Upon vesting, common stock of the Company will be delivered to the participant unless the participant had elected to defer delivery of RSUs in accordance with 83(b) under the tax code at the time of the grant.

A summary of RSU grants anticipated to be issued to executive officers through 2023 is as follows:

Executive Officer

	Year 1	Year 2	Year 3
Headcount	4	4	4
Base salary	$500,000	$525,000	$551,250
RSU multiple	3.0	3.0	3.0
Value of award	$1,500,000	$1,575,000	$1,653,750
Estimated share price (1)	$35.00	$125.00	$225.00
RSU’s granted per individual	42,857	12,600	7,350
Total RSU’s for Group	214,286	63,000	36,750

(1)	For 2022 and 2023 determined at grant date

Long-term annual executive stock incentive plan

Subject to the closing of the transaction the signing of three-year employment agreements, each Executive (Chesrown, Levy, Tkach, and Coulter) will be granted additional performance shares of common stock (“Earnout Share Consideration”) under the Company’s LTIP, subject to the Company’s Class B common stock achieving certain share price targets (each an “Earnout Tranche”):

If before the first anniversary of the closing of the transaction, the last reported closing price of the Company’s Class B common stock in any 20 trading days within any consecutive 30 trading day period is greater than or equal to $125.00 per share (as may be adjusted to reflect stock splits, stock dividends, or other capital events), then the Company will issue to each Executive 50,000 Performance Units;

RumbleOn Initials: ___________________	Executive’s Initials: ___________________

Annex D-4

If before to the second anniversary of the closing of the merger transaction, the last reported closing price of Company’s Common Stock in any 20 trading days within any consecutive 30 trading day period is greater than or equal to $225.00 per share (as may be adjusted to reflect stock splits, stock dividends, or other capital events), then the Company will issue to each Executive 35,000 Performance Units; and

If before to the third anniversary of the closing of the merger, the last reported closing price of Company’s Common Stock in any 20 trading days within any consecutive 30 trading day period is greater than or equal to $350.00 per share (as may be adjusted to reflect stock splits, stock dividends, or other capital events), then the Company will issue to each Executive 25,000 Performance Units; and

The Performance Units payable with respect to each Earnout Tranche, when issued, shall be subject to a lockup for a period of six months from the date such Earnout Tranche is earned (provided that the Executive shall be permitted to undertake block trades during each such lockup period). The Executive shall only be entitled to receive the Earnout Share Consideration from one Earnout Tranche in any twelve-month period and if the Executive qualifies to receive two or more Earnout Tranches in any such twelve-month period, the Executive can elect which such Earnout Tranche Executive will receive. No more than one Earnout Tranche shall be payable in any twelve-month period. The Performance Units will be fully vested on the date they are granted and automatically and immediately convert to Class B common stock of the Company unless such vesting is deferred by Executive. All Performance Units earned but unvested at the time participant’s employment is terminated by the Company without cause will automatically and immediately vest otherwise, the Performance Units will be treated as set forth in the LTIP.

Long-term annual stock incentive plan

	Year 1	Year 2	Year 3
Headcount	4	4	4
Potential ERSUs issued per executive:
First earnout	50,000
Second earnout		35,000
Third earnout			25,000
Total Potential RSU’s for Group	250,000	175,000	125,000

RumbleOn Initials: ___________________	Executive’s Initials: ___________________

Annex D-5

Annex E — AMENDMENT TO ARTICLES OF INCORPORATION

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

RumbleOn, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The Articles of Incorporation of the corporation are hereby amended by deleting Section 1 under Article VI, and inserting in lieu of said Section 1 under Article VI the following new Section 1 under Article VI: "Section 1. Authorized Shares. The total number of shares which this corporation is authorized to issue is 100,050,000 shares of Common Stock, of which 50,000 shares shall be Class A Common Stock, par value $0.001 per shares, and 100,000,000 shares shall be Class B Common Stock, par value $0.001 per shares, and 10,000,000 shares of Preferred Stock, par value $0.001 per shares."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

Annex E-1

Annex F — AMENDMENT TO RUMBLEON 2017 STOCK INCENTIVE PLAN

FOURTH AMENDMENT TO THE

RUMBLEON, INC.

2017 STOCK INCENTIVE PLAN

WHEREAS, RumbleOn, Inc., a Nevada corporation (the “Company”), currently maintains and sponsors the RumbleOn, Inc. 2017 Stock Incentive Plan (the “Plan”); and

WHEREAS, Section 14(k) of the Plan provides that the Board of the Directors of the Company (“Board”) may amend the Plan from time to time; and

WHEREAS, the Board has determined it to be in its best interests to amend the Plan as set forth herein; and

NOW, THEREFORE, effective upon the Company’s Stockholders’ approval as set forth in Section 14(k) of the Plan, the following amendment to the Plan is hereby adopted:

1. The second sentence of Section 1 of the Plan shall be amended and restated to read as follows: “Unless earlier terminated pursuant to Section 14(k) hereof, the Plan shall terminate on the tenth anniversary of the Fourth Amendment to the Plan.”

2. The last sentence of Section 5(a) of the Plan shall be amended and restated to read as follows: “The maximum number of shares of Class B common stock that may be issued pursuant to Awards granted under the Plan shall be 2,700,000.”

3. Section 5(b) of the Plan shall be amended and restated to read as follows:

“Limitations on Incentive Stock Options. With respect to the shares of Class B common stock issuable pursuant to this Section, a maximum of 2,700,000 of such shares may be subject to grants of Incentive Stock Options.”

4. Except as modified by this Amendment, all of the terms and conditions of the Plan shall remain valid and in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this instrument as of the ____ day of __________ 2021, on behalf of the Company.

RUMBLEON, INC.

By:
Name:
Title:

Annex F-1

PROXY

RumbleOn, Inc.

Special Meeting of Stockholders

July 30, 2021 at 8:00 A.M. Central time

This proxy is solicited by the Board of Directors of RumbleOn, Inc.

The undersigned hereby constitutes and appoints Marshall Chesrown and Peter Levy and each of them as proxies, each with full power of substitution, and authorizes each of them to represent and to vote all of the shares of common stock that the undersigned is entitled to vote at the Special Meeting of Stockholders (the “Special Meeting”) of RumbleOn, Inc. (the “Company”) in such manner as they, or either of them, may determine on any matters that may properly come before the Special Meeting or any postponements or adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Special Meeting will be held on Friday, July 30, 2021 at 8:00 A.M. Central time at 901 W. Walnut Hill Lane, Irving, Texas 75038, Conference Room A. The undersigned hereby revokes any proxies previously given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be marked, dated and signed on other side)

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at http://viewproxy.com/RumbleOn/2021SM

The Board of Directors recommends that you vote “FOR” the following proposals:

Please mark your votes like this ☒

1.	proposal to approve the issuance of shares of RumbleOn Class B common stock in connection with the Transaction, which we refer to in the accompanying proxy statement as the “Stock Issuance Proposal.”

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	proposal to amend RumbleOn’s Articles of Incorporation to increase the number of shares of authorized Class B common stock from 4,950,000 to 100,000,000 shares, which we refer to in the accompanying proxy statement as the “Authorized Stock Proposal.”

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	proposal to amend RumbleOn’s 2017 Stock Incentive Plan to increase the number of shares of Class B common stock issuable thereunder from 700,000 to 2,700,000 shares and to extend the Incentive Plan for an additional ten years, which we refer to in the accompanying proxy statement as the “Incentive Plan Proposal.”

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	proposal to approve an adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the foregoing proposals, which we refer to in the accompanying proxy statement as the “Adjournment Proposal.”

FOR	AGAINST	ABSTAIN
☐	☐	☐

Please indicate if you plan to attend this meeting ☐

Date

Signature

Signature

(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CONTROL NUMBER

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to https://www.FCRvote.com/RMBLSM Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:
Call 1 (866)402-3905

Use any touch-tone telephone to
vote your proxy. Have your proxy
card available when you call.
Follow the voting instructions to
vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.